
As filed with the Securities and Exchange Commission on December 5, 2008.

Registration No. 333-154482


UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549


Amendment No. 1
to


FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RENAISSANCE ACQUISITION CORP.

(Exact Name of Each Registrant as Specified in Its Charter)

Delaware	6770	20-4720414
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 East Sample Road, Suite 400
Pompano Beach, Florida 33064
(954) 784-3031
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Barry W. Florescue
Chairman and Chief Executive Officer
50 East Sample Road, Suite 400
Pompano Beach, Florida 33064
(954) 784-3031
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Charles I. Weissman Geraldine A. Sinatra Dechert LLP 1095 Avenue of the Americas New York, NY 10036-6797 (212) 698-3500 Fax: (212) 698-3599	John J. Concannon Laurie A. Cerveny Bingham McCutchen LLP One Federal Street Boston, MA 02110-1726 (617) 951-8000 Fax: (617) 951-8736

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Merger Agreement included as Annex A to the proxy statement/prospectus forming part of this registration statement have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ] Non-accelerated filer [X]	Accelerated Filer [ ] Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(4)
Shares of Common Stock(1)	18,460,000	$5.57	(2)	$102,822,200	(2)	$4,040.91(8)
Shares of Common Stock(3)	9,950,000	$5.57	(2)	$55,421,500	(2)	$2,178.07(8)
Shares of Common Stock(5)	8,500,000	$5.57	(2)	$47,345,000	(2)	$1,860.66(8)
Shares of Common Stock(6)	2,500,000	$5.57	(2)	$13,925,000	(2)	$547.25(8)
Shares of Common Stock(7)	1,000,000	$5.57	(2)	$5,570,00	(2)	$218.90(8)
Total Fee Due						$8,845.79(8)
(1)	Represents shares of common stock to be released to the First Communications, Inc. stockholders upon consummation of the transaction with Renaissance Acquisition Corp.

(2)	Based on the market price on October 13, 2008 of the common stock of Renaissance Acquisition Corp. pursuant to Rule 457(f)(1).

(3)	Represents shares of common stock issuable to the First Communications, Inc. stockholders if certain EBITDA milestones are achieved.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $39.30 per $1,000,000 of the proposed maximum aggregate offering price.

(5)	Represents shares of common stock to be released to the First Communications, Inc. stockholders if Renaissance Acquisition Corp.’s warrant redemption right is triggered.

(6)	Represents shares of common stock issuable to certain First Communications, Inc. warrant holders upon exercise of the warrants.

(7)	Represents shares of common stock issuable to certain First Communications, Inc. warrant holders if the warrants are exercised and certain EBITDA milestones are achieved.

(8)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

RENAISSANCE ACQUISITION CORP.
50 EAST SAMPLE ROAD, SUITE 400
POMPANO BEACH, FL 33064


NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF RENAISSANCE ACQUISITION CORP.
TO BE HELD ON

To the Stockholders of Renaissance Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Renaissance Acquisition Corp. (“Renaissance”), a Delaware corporation, will be held at 8:30 a.m. Eastern time, on                     , at 50 East Sample Road, Suite 400, Pompano Beach, FL 33064. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1)	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 13, 2008, among Renaissance, Renaissance’s wholly-owned subsidiaries formed for the purposes of consummating the merger, FCI Merger Sub I, Inc. (“Merger Sub I”) and FCI Merger Sub II, LLC (“Merger Sub II”), First Communications, Inc. (“First Communications”) and The Gores Group, LLC, solely in its capacity as Stockholders’ Representative (“Stockholders’ Representative”), which, among other things, provides for the merger of Merger Sub I with and into First Communications, with First Communications continuing as the surviving corporation (“First Merger”) and First Communications immediately thereafter merging with and into Merger Sub II, with Merger Sub II continuing as the surviving limited liability company (“Second Merger,” and together with the First Merger, the “Merger”) — we refer to this proposal as the merger proposal;

(2)	to consider and vote upon a proposal to amend and restate Renaissance’s charter to (i) change Renaissance’s corporate name to “First Communications, Inc.,” (ii) increase the number of authorized shares of capital stock, (iii) provide for the company’s perpetual existence, (iv) provide for the classification of the board of directors into three classes, (v) delete Article Sixth of Renaissance’s current amended and restated certificate of incorporation and (vi) make certain other changes in tense and number that Renaissance’s board of directors believes are immaterial — we refer to this proposal as the charter amendment proposal;

(3)	to consider and vote upon a proposal to approve the 2008 Equity Incentive Plan (the “2008 Plan”), which is an equity-based incentive compensation plan for directors, officers, employees and certain consultants, pursuant to which Renaissance will reserve up to 3,000,000 shares of common stock for issuance under the 2008 Plan — we refer to this proposal as the incentive compensation plan proposal;

(4)	to consider and vote upon election of nine directors to Renaissance’s board of directors, effective immediately following and contingent upon closing of the Merger, of whom Barry W. Florescue, Theodore V. Boyd and Joseph R. Morris will serve until the annual meeting to be held in 2009, Raymond Hexamer, Marshall B. Belden Jr. and Mark R. Stone will serve until the annual meeting to be held in 2010 and Richard Bloom, Scott M. Honour and Mark T. Clark will serve until the annual meeting to be held in 2011 and, in each case, until their successors are elected and qualified — we refer to this proposal as the director election proposal; and

(5)	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Renaissance is not authorized to consummate the Merger — we refer to this proposal as the adjournment proposal.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Renaissance common stock at the close of business on                      are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.


Renaissance’s board of directors has determined that the merger proposal and the other proposals are fair to and in the best interests of Renaissance and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of all of the proposals and all of the persons nominated by Renaissance’s management for election as directors.

All Renaissance stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Renaissance common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the charter amendment proposal but will have no effect on the merger proposal, the incentive compensation plan proposal, the director election proposal or the adjournment proposal.

A complete list of Renaissance stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Renaissance for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
Barry W. Florescue
Chairman and Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF RENAISSANCE’S IPO ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT RENAISSANCE CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE MERGER AND THEN TENDER YOUR STOCK TO RENAISSANCE’S STOCK TRANSFER AGENT WITHIN THE TIME PERIOD SPECIFIED IN A NOTICE YOU WILL RECEIVE FROM OR ON BEHALF OF RENAISSANCE, WHICH PERIOD WILL NOT BE LESS THAN 20 DAYS. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE MERGER IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “SPECIAL MEETING OF RENAISSANCE STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

The information in this proxy statement/prospectus is not complete and may be changed. Renaissance may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO AMENDMENT AND COMPLETION,
DATED

PROXY STATEMENT FOR SPECIAL MEETING OF
STOCKHOLDERS OF
RENAISSANCE ACQUISITION CORP.

PROSPECTUS FOR UP TO 40,410,000 SHARES
OF COMMON STOCK

Renaissance Acquisition Corp. (“Renaissance”) is pleased to report that its board of directors and the board of directors and stockholders of First Communications, Inc. (“First Communications”) have approved an agreement and plan of merger. The agreement provides for a merger of FCI Merger Sub I, Inc. (“Merger Sub I”) with and into First Communications, with First Communications continuing as the surviving corporation (“First Merger”) and First Communications immediately thereafter merging with and into FCI Merger Sub II, LLC (“Merger Sub II”), with Merger Sub II continuing as the surviving limited liability company (“Second Merger,” and together with the First Merger, the “Merger”). The proposal to approve the Merger Agreement (referred to herein as the merger proposal) and the other proposals discussed in this proxy statement/prospectus will be presented at the special meeting of stockholders of Renaissance scheduled to be held on                     .


If the Merger is completed, First Communications’ stockholders, including certain warrant holders who make an irrevocable cashless exercise of their warrants immediately prior to and contingent upon the consummation of the Merger (the “T1 Warrant Holders”), will receive an aggregate of 18,460,000 shares of Renaissance common stock (the “Initial Shares”) and the right to receive up to an aggregate of an additional (i) 9,950,000 shares of Renaissance common stock if a performance milestone is achieved before June 30, 2011 (“EBITDA Condition”) and (ii) 8,500,000 shares of Renaissance common stock if the last sales price of Renaissance common stock has been at least $8.50 per share on 20 trading days within any 30 trading day period ending on January 28, 2011 (“Warrant Condition”). Based on the closing market price of $5.80 per share on September 12, 2008, the last trading day prior to the announcement of the Merger Agreement, the Initial Shares had an aggregate value of $107,068,000. Based on the closing market price of $5.76 per share on December 1, 2008, the Initial Shares had an aggregate value of $106,329,600. In addition, holders of First Communications Series A Preferred Stock will receive an aggregate of $15.0 million in cash consideration, together with an accrued dividend of 12% per annum, pro rated and calculated from September 28, 2008 in exchange for their shares of Series A Preferred Stock.


Renaissance’s units, common stock and warrants are currently quoted on the American Stock Exchange under the symbols RAK.U, RAK and RAK.WS, respectively. Renaissance intends to apply for listing of its securities on the Nasdaq Stock Market (“Nasdaq”). If Renaissance’s securities are listed on Nasdaq, the symbols will change to symbols that are reasonably representative of the post-merger combined company’s corporate name.

Renaissance is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders of Renaissance and at any adjournments or postponements of the special meeting. Unless the context requires otherwise, references to “you” are references to Renaissance stockholders, and references to “we”, “us” and “our” are to Renaissance. This proxy statement/prospectus also constitutes a prospectus of Renaissance for the securities of Renaissance to be issued to stockholders of First Communications pursuant to the Merger.


This proxy statement/prospectus provides you with detailed information about the Merger and other matters to be considered by the Renaissance stockholders. Renaissance encourages you to carefully read the entire document and the documents incorporated by reference. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 26.


Renaissance Stockholders — Your vote is very important. Whether or not you expect to attend the special meeting, the details of which are described on the following pages, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , and is first being mailed on or about                     .

This proxy statement/prospectus incorporates important business and financial information about Renaissance and First Communications that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. To make this request, or if you would like additional copies of this proxy statement/prospectus or have questions about the Merger, you should contact Mark Seigel, Secretary, Renaissance Acquisition Corp., 50 East Sample Road, Pompano Beach, FL 33064, Telephone (954) 784-3031.

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is                     .


i

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•	The parties to the Merger are Renaissance, Merger Sub I, Merger Sub II, First Communications and The Gores Group, LLC, solely in its capacity as Stockholders’ Representative (“Stockholders’ Representative”). Pursuant to the Merger Agreement, Merger Sub I will merge with and into First Communications, with First Communications continuing as the surviving corporation and First Communications will immediately thereafter merge with and into Merger Sub II, with Merger Sub II continuing as the surviving limited liability company. See the section entitled “The Merger Proposal.”

•	First Communications is a leading facilities-based competitive communications and wireless communication tower operator providing services throughout the Midwest and Mid-Atlantic United States. See the section entitled “Business of First Communications.”

•	The First Communications stockholders including certain warrant holders who make an irrevocable cashless exercise of their warrants immediately prior to and contingent upon the consummation of the Merger (each a “First Communications Holder” and collectively, the “First Communications Holders”) will receive an aggregate of 18,460,000 shares of Renaissance common stock and the right to receive up to an aggregate of an additional (i) 9,950,000 shares of Renaissance common stock if a performance milestone is achieved before June 30, 2011 and (ii) 8,500,000 shares of Renaissance common stock if the last sales price of Renaissance common stock has been at least $8.50 per share, on 20 trading days within any 30 trading day period ending on January 28, 2011. Based on the closing market price of $5.80 per share on September 12, 2008, the last trading day prior to the announcement of the Merger Agreement, the Initial Shares had an aggregate value of $107,068,000. Based on the closing market price of $5.76 per share on December 1, 2008, the Initial Shares had an aggregate value of $106,329,600. In addition, holders of First Communications Series A Preferred Stock will receive an aggregate of $15.0 million in cash consideration, together with an accrued dividend of 12% per annum, pro rated and calculated from September 28, 2008 in exchange for their shares of Series A Preferred Stock. If a fractional share is required to be issued to a First Communications Holder, Renaissance will issue such First Communications Holder an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by $6.00. Upon completion of the Merger, assuming that none of the shares Renaissance issued in its initial public offering (the “Public Shares”) are converted into cash, the First Communications Holders will own approximately 46.2% of the shares of Renaissance common stock outstanding immediately after the closing of the Merger and the other Renaissance stockholders will own approximately 53.8% of Renaissance’s outstanding common stock. If 19.99% of the Public Shares are converted into cash, such percentages would be 50.7% and 49.3%, respectively. The foregoing does not take into account shares that would be released to First Communications Holders upon achievement of the EBITDA Condition or the Warrant Condition. If none of the Public Shares are converted and thereafter the EBITDA Condition and Warrant Condition are satisfied, the current Renaissance stockholders and the First Communications Holders would own 36.4% and 63.6%, respectively, assuming that no other shares are issued. If 19.99% of the Public Shares are converted, such percentages would be 32.3% and 67.7%, respectively. See the section entitled “Summary of the Proxy Statement/Prospectus — The Merger.”
•	The Merger Agreement provides that either Renaissance or First Communications may terminate the agreement if the business combination is not consummated by January 29, 2009. The Merger Agreement may also be terminated, among other reasons, upon material breach of a party. See the section entitled “The Merger Agreement — Termination.”

•	The Renaissance stockholders must approve certain amendments to the amended and restated certificate of incorporation of Renaissance, which include (i) changing Renaissance’s corporate name to “First Communications, Inc.,” (ii) increasing the number of authorized shares of capital stock, (iii) providing for the company’s perpetual existence, (iv) providing for the classification of the board of directors into three classes, (v) deletion of Article Sixth of Renaissance’s current amended and restated certificate of incorporation and (vi) making certain other changes in tense and number that Renaissance’s board of directors believes are immaterial (referred to herein as the charter amendment proposal). The stockholders of Renaissance will also vote on proposals to approve the 2008 Equity Incentive Plan (the “2008 Plan”) (referred to herein as the incentive compensation plan proposal), to elect nine directors to Renaissance’s board of directors (referred to herein as the director election proposal) and, if necessary, to approve an adjournment of the meeting (referred to herein as the adjournment proposal). See the sections entitled “The Charter Amendment Proposal,” “The Incentive Compensation Plan Proposal,” “The Director Election Proposal” and “The Adjournment Proposal.”

•	After the Merger, if management’s nominees are elected, the directors of Renaissance following the Merger will be Theodore V. Boyd, Raymond Hexamer, Joseph R. Morris, Marshall B. Belden Jr., Mark T. Clark, Scott M. Honour and Mark R. Stone, who are designees of certain of the First Communications stockholders, and Barry W. Florescue and Richard A. Bloom, who are designees of Renaissance. Barry W. Florescue is the chairman of the board, chief executive officer and a current director of Renaissance and Richard A. Bloom is Renaissance’s chief operating officer.

•	Following closing of the Merger, certain officers of First Communications will become officers of Renaissance, holding positions similar to the positions such officers held with First Communications. These officers are Raymond Hexamer, who will become chief executive officer of Renaissance, Joseph R. Morris, who will become chief operating and chief financial officer of Renaissance, Richard J. Buyens, who will become president of Renaissance and David Johnson, II who will become senior vice president of sales and marketing of Renaissance. Each of these persons is currently an executive officer of First Communications and has an employment agreement with First Communications which will be assumed by Renaissance as a result of the Merger. See the section entitled “Executive Compensation — Post-Merger Employment Agreements.”

•	After the Merger, Renaissance anticipates having approximately $ million in cash available from the trust account (“Trust Account”) it established in connection with its initial public offering (“IPO”) completed on February 1, 2007. If you are a holder of Public Shares, you have the right to vote against the merger proposal and demand that Renaissance convert your shares into a pro rata portion of the Trust Account. Renaissance sometimes refers to these rights to vote against the Merger and demand conversion of the Public Shares into a pro rata portion of the Trust Account as conversion rights. If you are a holder of Public Shares and wish to exercise your conversion rights, you must (i) vote against the merger proposal, (ii) demand that Renaissance convert your shares into cash, (iii) continue to hold your shares through the closing of the Merger and (iv) deliver your stock to Renaissance’s transfer agent physically or electronically using Depository Trust Company’s DWAC System within the period specified in a notice you will receive from or on behalf of Renaissance, which period will be not less than 20 days. Any action that does not include an affirmative vote against the Merger will prevent you from exercising your conversion rights. Your vote on any proposal other than the merger proposal will have no impact on your right to seek conversion. For more information about exercising your conversion rights see the section entitled, “Questions and Answers for Renaissance Stockholders about the Proposals—How do I exercise my conversion rights?” If the maximum number of shares issued in its IPO are converted (3,587,999 shares), Renaissance may still consummate the Merger. Such payments would total approximately $ million based on a conversion price of $ per share.

•	When you consider the recommendation of Renaissance’s board of directors in favor of approval of the merger proposal, you should keep in mind that Renaissance’s executive officers and members of Renaissance’s board have interests in the Merger that are different from, or in addition to, your interests as a stockholder. Amongst others, these interests include: (i) the 3,900,000 shares of common stock held by Renaissance’s directors and officers that were acquired before the IPO will be worthless if the Merger is not consummated because Renaissance’s directors and officers are not entitled to receive any of the proceeds with respect to such shares in the event of a liquidation; (ii) the 4,666,667 warrants issued by Renaissance to RAC Partners LLC (“RAC Partners”), an entity controlled by Barry W. Florescue, Renaissance’s chairman and chief executive officer, and Charles Miersch and Morton Farber, two of Renaissance’s directors, will become worthless if the Merger is not consummated by January 29, 2009; (iii) Barry W. Florescue and Richard A. Bloom will be directors of Renaissance if the Merger is consummated and will receive any cash fees, stock options or stock awards that the Renaissance board of directors determines to pay to its non-executive directors; (iv) if Renaissance

liquidates, Barry W. Florescue will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by Renaissance for services rendered or contracted for or products sold to Renaissance; and (v) as of December 1, 2008, RAC Partners had purchased 801,269 shares of Renaissance common stock for an aggregate purchase price of $4,537,832 and at an average purchase price per share of $5.66 pursuant to a share purchase plan entered into prior to Renaissance’s IPO, under which RAC Partners placed a limit order for $12 million of Renaissance common stock commencing ten business days after Renaissance filed its Current Report on Form 8-K announcing its execution of the Merger Agreement, and RAC Partners may vote these shares on the Merger any way it chooses, which may result in RAC Partners being able to influence the outcome of the merger proposal and the other proposals under consideration For more information see the section entitled, “The Merger Proposal — Interests of Renaissance’s Directors and Officers in the Merger.”

QUESTIONS AND ANSWERS
FOR RENAISSANCE STOCKHOLDERS ABOUT THE PROPOSALS

Why am I receiving this proxy statement/prospectus?

Renaissance and First Communications have agreed to a business combination under the terms of the Agreement and Plan of Merger that is described in this proxy statement/prospectus. This agreement is referred to as the Merger Agreement. A copy of the Merger Agreement, which is hereby incorporated by reference, is attached to this proxy statement/prospectus as Annex A, which Renaissance encourages you to read.

You are being asked to consider and vote upon a proposal to approve the Merger Agreement, which, among other things, provides for the merger of Merger Sub I with and into First Communications, with First Communications continuing as the surviving corporation and First Communications immediately thereafter merging with and into Merger Sub II, with Merger Sub II continuing as the surviving limited liability company. You are also being requested to vote to approve (i) the amendment and restatement of Renaissance’s amended and restated certificate of incorporation to (a) change Renaissance’s corporate name to “First Communications, Inc.,” (b) increase the number of authorized shares of capital stock, (c) provide for the company’s perpetual existence, (d) provide for the classification of the board of directors into three classes, (e) delete Article Sixth of Renaissance’s current amended and restated certificate of incorporation and (f) make certain other changes in tense and number that Renaissance’s board of directors believes are immaterial; (ii) the 2008 Plan, (iii) the election of nine directors and (iv) the adjournment proposal. With respect to the charter amendment proposal, Article Sixth and its preamble relate to the operation of Renaissance as a blank check company prior to the consummation of a business combination and will not be applicable after consummation of the merger. Section 6.1 requires that the business combination be submitted to Renaissance’s stockholders for approval under the Delaware General Corporation Law (“DGCL”) and be authorized by the vote of a majority of the Public Shares present in person or by proxy and eligible to vote thereon, provided that the business combination shall not be consummated if the holders of 20% or more of the Public Shares exercise their conversion rights. Section 6.2 specifies the procedures for exercising conversion rights. Section 6.3 provides that holders of Public Shares are entitled to receive distributions from the Renaissance’s Trust Account only if a business combination is not consummated by the “Termination Date” (January 29, 2009) or by demanding conversion in accordance with Section 6.2. Section 6.4 provides that Renaissance must consummate the business combination, as defined in the preamble of Article Sixth, before Renaissance can consummate any other type of business combination. Section 6.5 permits Renaissance to have a classified board of directors prior to the business combination. Accordingly, Article Sixth and its preamble will serve no further purpose. See the section entitled “The Charter Amendment Proposal.”

The approval of the merger proposal and the charter amendment proposal is a condition to the consummation of the Merger. If the merger proposal is not approved, the other proposals will not be presented to the stockholders for a vote. If the charter amendment proposal is not approved, the other proposals will not be presented to the stockholders for a vote and the Merger will not be consummated. Renaissance’s amended and restated certificate of incorporation, as it will appear if the charter amendment proposal is approved, is attached to this proxy statement/prospectus as Annex B and you are encourage to read it in its entirety. The 2008 Plan is attached to this proxy statement/prospectus as Annex C and you are encouraged to read it in its entirety. In addition to the foregoing proposals, the stockholders will also be asked to consider and vote upon the election of nine directors of Renaissance, which proposal will not be presented for a vote if either the merger proposal or the charter amendment proposal is not approved. The stockholders will also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Renaissance would not have been authorized to consummate the Merger. Renaissance will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Merger and the other matters to be acted upon at the special meeting. You should read it carefully.

Your vote is important. Renaissance encourages you to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Why is Renaissance proposing the Merger?

Renaissance was organized to effect an acquisition, capital stock exchange, asset acquisition or other similar business combination with an operating business.


On February 1, 2007, Renaissance issued and sold 15,600,000 units (“Units”) in its IPO and on February 16, 2007, Renaissance issued and sold an additional 2,340,000 Units that were subject to the underwriters’ over-allotment option, raising gross proceeds of $107,640,000 (including proceeds from the exercise of the over-allotment option). Of the gross proceeds: (i) $102,047,840 was deposited into the Trust Account which amount included $3,051,240 of deferred underwriting fees; (ii) the underwriters received $4,811,160 as underwriting fees (excluding the deferred underwriting fees); and (iii) Renaissance retained $781,000 for offering expenses. In addition, Renaissance deposited into the Trust Account $2,100,000 that it received from the issuance and sale of 4,666,667 warrants (exercisable at $6.00 per share) to RAC Partners and Charles Miersch and Morton Farber, two of Renaissance’s directors. As of September 30, 2008, approximately $106,407,992 was held in deposit in the Trust Account, including $3,051,240 of deferred underwriting compensation. Renaissance intends to use the funds held in the Trust Account to pay Renaissance stockholders who exercise conversion rights, to redeem First Communications Series A Preferred Stock, to pay (i) expenses related to the business combination, (ii) deferred underwriting compensation and (iii) investment banker’s fees and to use the Trust Account funds for working capital and general corporate purposes.


First Communications is a leading facilities-based competitive communications and wireless communication tower operator providing services throughout the Midwest and Mid-Atlantic United States. Based on its due diligence investigations of First Communications and the industry in which it operates, including the financial and other information provided by First Communications, Renaissance believes that First Communications’ management has successful experience in First Communications’ business and that First Communications has in place the infrastructure for strong business operations and to achieve growth both organically and through accretive strategic acquisitions. As a result, Renaissance also believes that a business combination with First Communications will provide Renaissance stockholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Merger Proposal — Renaissance’s Board of Directors’ Reasons for the Approval of the Merger.” In accordance with Renaissance’s certificate of incorporation, if Renaissance is unable to complete the business combination with First Communications by January 29, 2009, its corporate existence will terminate and it will be required to liquidate.

Do I have conversion rights?


If you are a holder of Public Shares, you have the right to vote against the merger proposal and demand that Renaissance convert your shares into a pro rata portion of the Trust Account in which a substantial portion of the net proceeds of the IPO are held.


How do I exercise my conversion rights?

If you are a holder of Public Shares and wish to exercise your conversion rights, you must (i) vote against the merger proposal, (ii) demand that Renaissance convert your shares into cash, (iii) continue to hold your shares through the closing of the Merger and (iv) deliver your stock to Renaissance’s transfer agent physically or electronically using Depository Trust Company’s DWAC System within the period specified in a notice you will receive from or on behalf of Renaissance, which period will be not less than 20 days.

Any action that does not include an affirmative vote against the Merger will prevent you from exercising your conversion rights. Your vote on any proposal other than the merger proposal will have no impact on your right to seek conversion.

You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to Renaissance’s secretary at the address listed at the end of this section. If you (i) initially vote for the merger proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the merger proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to Renaissance to exercise your conversion rights or (iii) initially vote against the Merger but later wish to vote for it, you may request that Renaissance send you another proxy card on which you may indicate your intended vote. You may make such request by contacting Renaissance at the phone number or address listed at the end of this section.

Any corrected or changed proxy card or written demand of conversion rights must be received by Renaissance’s secretary prior to the special meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent after the meeting within the time period (at least 20 days) specified in a letter that will be sent to all Renaissance stockholders who have voted against the merger proposal and demanded to convert their Public Shares into cash promptly after the meeting.


If, notwithstanding your negative vote, the Merger is completed, then, if you have also properly exercised your conversion rights, you will be entitled to receive a pro rata portion of the Trust Account, including any interest earned thereon, calculated as of two business days prior to the date of the consummation of the Merger. As of September 30, 2008, there was approximately $106,407,992 in the Trust Account, or approximately $5.93 per Public Share. If you exercise your conversion rights, then you will be exchanging your shares of Renaissance common stock for cash and will no longer own these shares. Exercise of your conversion rights does not result in either the exercise or loss of any Renaissance warrants that you may hold. Your warrants will continue to be outstanding following a conversion of your common stock and will become exercisable upon consummation of the Merger. A registration statement must be in effect to allow you to exercise any warrants you may hold or to allow Renaissance to call the warrants for redemption if the redemption conditions are satisfied. If the Merger is not consummated and Renaissance does not consummate an acquisition by January 29, 2009, the warrants will not become exercisable and will be worthless.


Do I have appraisal rights if I object to the proposed acquisition?

No. Renaissance stockholders do not have appraisal rights in connection with the Merger under the DGCL.

Do First Communications’ stockholders have appraisal rights if they object to the proposed acquisition?

Yes. First Communications’ stockholders have appraisal rights under the DGCL. Any shares held by a First Communications stockholder who has not voted in favor of the Merger and who has demanded appraisal for such shares in accordance with the DGCL will not be converted into a right to receive the merger consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under the DGCL. If, after the consummation of the Merger, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, each such share will be treated as if it had been converted as of the consummation of the Merger into a right to receive the merger consideration.

Renaissance may terminate the Merger Agreement in the event that holders of more than 10% of the outstanding shares of First Communications exercise their appraisal rights. See the section entitled “Merger Proposal — Appraisal Rights.”

What happens to the funds deposited in the Trust Account after consummation of the Merger?

Upon consummation of the Merger, the funds in the Trust Account will be released to Renaissance and used by Renaissance to pay stockholders who properly exercise their conversion rights, for expenses it incurred in pursuing its business combination, to redeem First Communications Series A Preferred Stock and for working capital and general corporate purposes. Such expenses include $3,051,240 that will be paid to the underwriters of Renaissance’s IPO for deferred underwriting compensation and $55,000 that will be paid to Houlihan Smith & Company, Inc. for the balance it is owed for the fairness opinion it issued in connection with the Merger. Jefferies & Company, Inc. (“Jefferies”) will also receive a fee of $2,500,000 for acting as Renaissance’s investment banker in connection with the business combination.


What happens to Renaissance units, common stock and warrants after consummation of the Merger?

Renaissance expects that assuming its listing application is approved, its units, common stock and warrants will trade on Nasdaq instead of the NYSE Alternext U.S. (formerly known as the American Stock Exchange) (“American Stock Exchange”), upon consummation of the Merger. In addition, the warrants will become exercisable upon consummation of the Merger in accordance with their terms.

What happens if the Merger is not consummated?

Renaissance must liquidate if it does not consummate the Merger by January 29, 2009. In any liquidation of Renaissance, the funds deposited in the Trust Account, plus any interest earned thereon, less claims requiring payment from the Trust Account by creditors who have not waived their rights against the Trust Account, if any, will be distributed pro rata to the holders of the Public Shares. Holders of Renaissance common stock issued prior to the IPO, including all of Renaissance’s officers and directors, have waived any right to any liquidation distribution with respect to the pre-IPO shares. Barry W. Florescue has personally agreed, pursuant to an agreement with Renaissance and Ladenburg Thalmann & Co., Inc. (“Ladenburg Thalmann”), the representative of the underwriters of the IPO, that if Renaissance liquidates prior to the consummation of a business combination, he will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by Renaissance for services rendered or contracted for or products sold to Renaissance. Renaissance cannot assure you that he would be able to satisfy those obligations. Pursuant to the underwriting agreement between Renaissance and Ladenburg Thalmann, Renaissance agreed not to commence its due diligence investigation of any operating business which it sought to acquire or obtain the services of any vendor without obtaining an agreement pursuant to which such party would waive any claims against the Trust Account. As of the date of this proxy statement/prospectus, Renaissance has received waiver agreements from each of its vendors other than its independent registered accounting firm. There is currently an outstanding balance to Renaissance’s independent registered accounting firm of approximately $52,000 and Renaissance intends to pay such fees in full in accordance with its past practices. See the section entitled “Other Information Related to Renaissance — Liquidation If No Business Combination” for additional information.

When do you expect the Merger to be completed?

Assuming that all regulatory approvals have been obtained, it is currently anticipated that the Merger will be completed on                     , one day after the Renaissance special meeting on                     . For a description of the conditions for the completion of the Merger, see the section entitled “The Merger Agreement — Conditions to Closing of the Merger.”


What do I need to do now?

Renaissance urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Merger will affect you as a stockholder of Renaissance. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

How do I vote?

If you are a holder of record of Renaissance common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

May I change my vote after I have mailed my signed proxy card?

Yes. Send a later-dated, signed proxy card to Renaissance’s secretary at the address set forth below so that it is received by Renaissance’s secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Renaissance’s secretary, which must be received by Renaissance’s secretary prior to the special meeting.

What should I do with my stock certificates?

Renaissance stockholders who do not elect to have their shares converted into the pro rata share of the Trust Account should not submit their stock certificates now or after the Merger, because their shares will not be converted or exchanged in the Merger. Renaissance stockholders who vote against the Merger and exercise their conversion rights must deliver their stock to Renaissance’s transfer agent (either physically or electronically) as instructed by Renaissance or Renaissance’s transfer agent after the meeting.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Renaissance shares.

Who can help answer my questions?

If you have questions about the Merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Renaissance Acquisition Corp. 50 East Sample Road, Suite 400 Pompano Beach, FL 33064 Tel: (954) 784-3031

You may also obtain additional information about Renaissance from documents filed with the U.S. Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you intend to vote against the Merger and seek conversion of your shares, you will need to deliver your stock (either physically or electronically) to Renaissance’s transfer agent at the address below after the meeting and after receiving delivery instructions from or on behalf of Renaissance. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Steven G. Nelson Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 (212) 509-4000

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Merger, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Merger and the other transactions that will be undertaken in connection with the Merger. It is also described in detail elsewhere in this proxy statement/prospectus.

The Parties

Renaissance

Renaissance Acquisition Corp. is a blank check company formed on April 17, 2006 as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business.

The funds deposited in the Trust Account, with the interest earned thereon, will be released to Renaissance upon consummation of the Merger, and used to pay any amounts payable to Renaissance stockholders who vote against the Merger and exercise their conversion rights, to redeem First Communications Series A Preferred Stock and to pay for expenses incurred in connection with the business combination, including deferred underwriting compensation of $3,051,240, a fee to Jefferies of $2,500,000 for acting as Renaissance’s investment banker in connection with the business combination and $55,000 that will be paid to Houlihan Smith & Company, Inc. for the balance it is owed for the fairness opinion it issued in connection with the Merger. Remaining proceeds will be used for working capital, including funding for organic growth and acquisitions.

If Renaissance does not complete the Merger by January 29, 2009, its corporate existence will terminate and it will liquidate and promptly distribute to its public stockholders the amount in the Trust Account plus any remaining non-Trust Account funds after payment of its liabilities.

The Renaissance common stock, warrants to purchase common stock and Units are quoted on the American Stock Exchange under the symbols RAK for the common stock, RAK.WS for the warrants and RAK.U for the Units. Renaissance intends to apply for listing of its securities on Nasdaq in connection with the Merger.

The mailing address of Renaissance’s principal executive office is 50 East Sample Road, Suite 400, Pompano Beach, FL 33064. Its telephone number is (954) 784-3031. After the consummation of the Merger, its principal executive office will be located at 3340 West Market Street, Akron, OH 44333 and its telephone number will be (800) 860-1261.

First Communications

First Communications is a leading facilities-based competitive communications provider offering voice and data solutions to small- and medium-sized businesses and residential customers throughout the Midwest and Mid-Atlantic United States. In addition to its competitive communications business, First Communications operates wireless communications towers on which it leases capacity to wireless carriers such as AT&T, Sprint Nextel, T-Mobile and Verizon Wireless under long-term lease contracts.

First Communications targets small- and medium- sized business customers with four to twenty four access lines (or access line equivalents), or lines, physically located within the footprint of its switching centers. First Communications focuses its sales efforts on communications intensive business customers who purchase multiple products that can be cost effectively serviced on First Communications’ network.

First Communications offers dedicated data and dynamic integrated services, local service, switched and dedicated long-distance service, Internet access service, as well as value-added products and services, such as collocation and hosting services. The network architecture leverages a traditional time division multiplexing (“TDM”) infrastructure with an Internet Protocol (“IP”) platform, which First Communications has deployed to support its dynamic data and integrated product offerings and other next generation technologies. First Communications’ business strategy is focused on providing services delivered on high-speed digital transmission connections (T-1 or greater capacity), which, it believes, offer greater value to customers, increase customer retention and provide revenue growth opportunities to First Communications.


As of September 30, 2008, First Communications operated 327 towers that were occupied by 391 wireless tenants. In addition, First Communications has an exclusive agreement with FirstEnergy Corporation (“FirstEnergy Corp.”) which gives it access to 36,000 square miles of land and over 12,000 miles of transmission lines and radio towers, monopoles, distribution poles, property and rights of way which comprise the energy distribution infrastructure of FirstEnergy Corp. The agreement gives First Communications the right to develop additional towers and collocation capacity to meet the current and future collocation demands of its wireless carrier customers and the geographic and structural diversity of the infrastructure to attract new wireless carriers.

First Communications believes that the following strengths will help to execute its strategy:

•	significant growth potential;

•	unique network infrastructure;

•	diverse revenue base and end markets;

•	successful history of acquiring and integrating complementary assets; and

•	experienced and proven senior management team.

First Communications’ principal executive offices are located at 3340 West Market Street, Akron, OH 44333 and its telephone number is (800) 860-1261. First Communications’ website is www.firstcomm.com. The information contained in, or that can be accessed through, its website is not part of this proxy statement/prospectus and should not be relied upon in determining whether to vote in favor of the proposals.

The Merger

The Merger Agreement provides for a business combination transaction by means of the merger of Merger Sub I with and into First Communications, with First Communications continuing as the surviving corporation and First Communications immediately thereafter merging with and into Merger Sub II, with Merger Sub II continuing as the surviving limited liability company. At the closing, the First Communications Holders will receive an aggregate of 18,460,000 shares of Renaissance common stock and the right to receive up to an aggregate of an additional (i) 9,950,000 shares of Renaissance common stock if the EBITDA Condition is satisfied and (ii) 8,500,000 shares of Renaissance common stock if the Warrant Condition is satisfied. Based on the closing market price of $5.80 per share on September 12, 2008, the last trading day prior to the announcement of the Merger Agreement, the Initial Shares had an aggregate value of $107,068,000. Based on the closing market price of $5.76 per share on December 1, 2008, the Initial Shares had an aggregate value of $106,329,600. In addition, holders of First Communications Series A Preferred Stock will receive an aggregate of $15.0 million in cash consideration, together with an accrued dividend of 12% per annum, pro rated and calculated from September 28, 2008 in exchange for their shares of Series A Preferred Stock. If a fractional share is required to be issued to a First Communications Holder, Renaissance will issue such First Communications Holder an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by $6.00.


Renaissance and First Communications plan to complete the Merger promptly after the Renaissance special meeting, so long as, among other things:

•	holders of a majority of Renaissance’s Public Shares present and eligible to vote thereon have approved the merger proposal;

•	holders of fewer than 20% of Renaissance’s Public Shares have voted against the merger proposal and demanded conversion of their shares into cash;

•	all necessary governmental approvals or waiting periods, including those of the Federal Communications Commission (the “FCC”) and of certain public utility commissions (each, a “State PUC” and collectively the “State PUCs”), have been obtained or expired, as applicable;

•	First Communications’ stockholders holding not more than 10% of the outstanding shares of First Communications have exercised dissenters rights under the DGCL with respect to the transactions contemplated by the Merger Agreement; and
•	the other conditions specified in the Merger Agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled “The Merger Proposal — Renaissance’s Board of Directors’ Reasons for the Approval of the Merger,” Renaissance’s board of directors concluded that the Merger met all of the requirements disclosed in Renaissance’s Registration Statement on Form S-1 (Reg. No. 333–134444), that became effective on January 29, 2007, including that First Communications has a fair market value of at least 80% of Renaissance’s net assets at the time of the Merger.


Upon completion of the Merger, assuming that none of the holders of the Renaissance’s Public Shares elects to convert such shares into cash, the First Communications Holders will own approximately 46.2% of the shares of Renaissance common stock outstanding immediately after the closing of the Merger and the other Renaissance stockholders will own approximately 53.8% of Renaissance’s outstanding common stock. If 19.99% of the holders of Public Shares elect to convert their shares into cash, such percentages would be 50.7% and 49.3%, respectively. The foregoing does not take into account shares that would be released to First Communications Holders upon achievement of the EBITDA Condition or the Warrant Condition. However, if 19.99% of the Public Shares are converted and thereafter the EBITDA Condition and Warrant Condition are satisfied, the current Renaissance stockholders would own 32.3% of the total outstanding stock and the First Communications Holders would own 67.7%, assuming that no other shares are issued. The following table illustrates the relative ownership of Renaissance shares if none, either or both of the EBITDA Condition or the Warrant Condition are met:


	Post Merger Ownership Percentage
	First Communications Holders				Renaissance Stockholders
	Neither EBITDA nor Warrant Condition Satisfied	EBITDA Condition Satisfied	Warrant Condition Satisfied	EBITDA and Warrant Condition Satisfied	Neither EBITDA nor Warrant Condition Satisfied	EBITDA Condition Satisfied	Warrant Condition Satisfied	EBITDA and Warrant Condition Satisfied
No Public Shares Elect Cash Conversion	46.2%	56.8%	56.4%	63.6%	53.8%	43.2%	43.6%	36.4%
19.99% of Public Shares Elect Cash Conversion	50.7%	61.1%	60.7%	67.7%	49.3%	38.9%	39.3%	32.3%

Fairness Opinion

Renaissance engaged Houlihan Smith & Company, Inc. (“Houlihan Smith”) to render an opinion that the consideration to be paid by Renaissance in connection with the Merger with First Communications on the terms and conditions set forth in the Merger Agreement is fair to Renaissance stockholders from a financial point of view and that the fair market value of First Communications is at least 80% of Renaissance’s net assets at the time of the Merger. Houlihan Smith is an investment banking firm that regularly is engaged in the evaluation of businesses and their securities in connection with acquisitions, corporate restructurings, private placements and for other purposes. Renaissance’s board of directors decided to use the services of Houlihan Smith because it is a recognized investment banking firm that has substantial experience in similar matters. The engagement letter provides that Renaissance will pay Houlihan Smith a fee of $100,000 ($50,000 of which will be due upon the closing of the Merger) and will reimburse Houlihan Smith for its reasonable out-of-pocket expenses, which will not exceed $5,000. As a result of certain changes to the financial statements of First Communications after the rendering of this opinion, Houlihan Smith reaffirmed its opinion in a letter to Renaissance dated September 30, 2008, for which Renaissance agreed to pay a fee of $5,000 which will be due upon the closing of the Merger.

Houlihan Smith delivered its written opinion to Renaissance’s board of directors on September 8, 2008, which opinion stated that, as of such date, and based upon and subject to the assumptions made, matters considered and limitations on its review as set forth in the opinion, (i) the consideration then agreed to be paid by Renaissance in the Merger was fair to its stockholders from a financial point of view, and (ii) the fair market value of First Communications was at least equal to 80% of Renaissance’s net assets at the time of the Merger.

The amount of the consideration to be paid by Renaissance to First Communications’ stockholders was determined pursuant to negotiations between Renaissance and First Communications and not pursuant to recommendations of Houlihan Smith. The full text of Houlihan Smith’s written opinion, attached hereto as Annex D, is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Houlihan Smith opinion carefully and in its entirety for descriptions of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Houlihan Smith in rendering them. The summary of the Houlihan Smith opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. See the section entitled “The Merger Proposal — Fairness Opinion.”

The Charter Amendment Proposal

The proposed amendments to Renaissance’s amended and restated certificate of incorporation addressed by the charter amendment proposal would, upon consummation of the Merger, (i) change Renaissance’s corporate name to “First Communications, Inc.,” (ii) increase the number of authorized shares of capital stock, (iii) provide for the Renaissance’s perpetual existence, (iv) provide for the classification of the board of directors into three classes, (v) delete Article Sixth of Renaissance’s current amended and restated certificate of incorporation and (vi) make certain other changes in tense and number that Renaissance’s board of directors believes are immaterial. Renaissance’s certificate of incorporation, as it is proposed to be amended and restated, is attached as Exhibit B to this proxy statement/prospectus. Renaissance encourages you to read it in its entirety. See the section entitled “The Charter Amendment Proposal.”

The Incentive Compensation Plan Proposal

The 2008 Plan would reserve 3,000,000 shares of Renaissance common stock for issuance to executive officers (including executive officers who are also directors), employees, directors and consultants in accordance with the 2008 Plan’s terms. The purpose of the 2008 Plan is to provide Renaissance’s directors, executive officers and other employees as well as consultants who, by their position, ability and diligence are able to make important contributions to Renaissance’s growth and profitability, with an incentive to assist Renaissance in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in Renaissance. The 2008 Plan is attached as Annex C to this proxy statement/prospectus. Renaissance encourages you to read the 2008 Plan in its entirety. See the section entitled “The Incentive Compensation Plan Proposal.”

The Director Election Proposal; Management of Renaissance

At the special meeting, you will be asked to vote to elect nine directors to Renaissance’s board of directors, effective immediately following and contingent upon closing of the Merger, of whom three will serve until the annual meeting of stockholders to be held in 2009, three will serve until the annual meeting to be held in 2010 and three will serve until the annual meeting to be held in 2011 and, in each case, until their successors are elected and qualified.

Following the consummation of the Merger, if management’s nominees are elected, the directors of Renaissance will be classified as follows:

•	Barry W. Florescue, Theodore V. Boyd and Joseph R. Morris in the class to stand for reelection in 2009;

•	Raymond Hexamer, Marshall B. Belden Jr. and Mark R. Stone in the class to stand for reelection in 2010; and

•	Richard A. Bloom, Mark T. Clark and Scott M. Honour in the class to stand for reelection in 2011.

Following the consummation of the Merger, the executive officers of Renaissance will be Raymond Hexamer, chief executive officer, Joseph R. Morris, chief operating and chief financial officer, Richard J. Buyens, president and David Johnson, II, senior vice present of sales and marketing. Each of such persons is currently an executive officer of First Communications.

If either the merger proposal or the charter amendment proposal is not approved by Renaissance’s stockholders at the special meeting, the director election proposal and the other proposals (except an adjournment proposal, as discussed below) will not be presented to the meeting for a vote and Renaissance’s current directors and executive officers will continue in office.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to authorize Renaissance to consummate the Merger (because either the merger proposal or the charter amendment proposal is not approved or if holders of 20% or more of the Public Shares vote against the merger proposal and elect to convert their Public Shares into cash), Renaissance’s board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled “The Adjournment Proposal.”

Vote of Renaissance Inside Stockholders


As of                     , the record date for the Renaissance special meeting, RAC Partners, an entity controlled by Barry W. Florescue and of which Richard Bloom and Logan D. Delany, Jr. are members, Barry W. Florescue in his personal capacity, Logan D. Delany, Jr. in his personal capacity, Charles Miersch, Morton Farber and Stanley Kreitman, (collectively, the “Renaissance Inside Stockholders”), beneficially owned and were entitled to vote 3,900,000 shares which were issued to them prior to the IPO (“Original Shares”). The Original Shares issued to the Renaissance Inside Stockholders constituted approximately 17.9% of the outstanding shares of Renaissance common stock immediately after the IPO.


In connection with the IPO, Renaissance and Ladenburg Thalmann entered into agreements with each of the Renaissance Inside Stockholders pursuant to which each Renaissance Inside Stockholder agreed to vote his or its Original Shares on the merger proposal in accordance with the majority of the votes cast by the holders of Public Shares. The Renaissance Inside Stockholders have also indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the meeting. The Original Shares have no liquidation rights and will be worthless if no business combination is effected by Renaissance. In connection with the IPO, the Renaissance Inside Stockholders entered into lock-up agreements with Ladenburg Thalmann restricting the sale of their Original Shares until the earlier of twelve months after a business combination or Renaissance’s liquidation.


Pursuant to a share purchase plan entered into prior to Renaissance’s IPO, RAC Partners, an entity controlled by Barry W. Florescue, Renaissance’s chairman and chief executive officer, placed a limit order for $12 million of Renaissance common stock, which commenced ten business days after Renaissance filed its Current Report on Form 8-K announcing its execution of a definitive agreement for the Merger and will end on the business day immediately preceding the record date for the meeting of stockholders at which this Merger is to be voted upon. Under the terms of the share purchase plan, the purchases must be made in compliance with Rules 10b5-1 and 10b-18 under the Exchange Act. Since the placement of the limit order, as of December 1, 2008, RAC Partners had purchased 801,269 shares of Renaissance common stock for an aggregate purchase price of $4,537,832 and at an average purchase price per share of $5.66. RAC Partners may vote these shares on a proposed business combination any way it chooses. As a result, RAC Partners may be able to influence the outcome of the merger proposal and the other proposals under consideration.


As of the record date, the percentage of outstanding shares of Renaissance common stock held by directors, executive officers and their affiliates was           %. Of these shares, 3,900,000 (17.9% of the outstanding shares of common stock) are Original Shares which must be voted in accordance with the majority of the votes case by the holders of Public Shares.            shares (         % of the outstanding shares of common stock), of which           and           shares are beneficially owned by Barry Florescue and Charles Miersch, respectively, are Public Shares which may be voted as such holder chooses.

Date, Time and Place of Special Meeting of Renaissance’s Stockholders


The special meeting of the stockholders of Renaissance will be held at 8:30 a.m., Eastern time, on                         , at 50 East Sample Road, Suite 400, Pompano Beach, FL 33064 to consider and vote upon the merger proposal, the charter amendment proposal, the incentive compensation plan proposal and the director election proposal. A proposal to adjourn the meeting to a later date or dates may be presented if, based upon the tabulated vote at the time of the special meeting, Renaissance is not authorized to consummate the Merger.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Renaissance common stock at the close of business on                          which is the record date for the special meeting. You will have one vote for each share of Renaissance common stock you owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Renaissance warrants do not have voting rights. On the record date, there were 21,840,000 shares of Renaissance common stock outstanding, of which 17,940,000 were Public Shares and 3,900,000 were shares held by the Renaissance Inside Stockholders that were acquired prior to the IPO.


Quorum and Vote of Renaissance Stockholders

A quorum of Renaissance stockholders is necessary to hold a valid meeting. A quorum will be present at the Renaissance special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for purposes of establishing a quorum. As of the record date, the Renaissance Inside Stockholders hold approximately           % of the outstanding shares of Renaissance common stock, of which 3,900,000 are Original Shares and           are Public Shares. The Original Shares will be voted on the merger proposal in accordance with the majority of the votes cast by the holders of Public Shares and in favor of all of the other proposals and for the election as directors of management’s nominees.

•	Pursuant to Renaissance’s charter, the approval of the merger proposal will require the affirmative vote of the holders of a majority of the Public Shares present at the meeting in person or by proxy and entitled to vote thereon. There are 21,840,000 shares of Renaissance common stock outstanding as of the record date for the special meeting, of which 17,940,000 are Public Shares. The Merger will not be consummated if the holders of 20% or more of the Public Shares (3,588,000 shares or more) properly demand conversion of their Public Shares into cash.

•	The approval of the charter amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Renaissance common stock on the record date.

•	The approval of the incentive compensation plan proposal will require the affirmative vote of the holders of a majority of the shares of Renaissance common stock represented in person or by proxy and entitled to vote thereon at the meeting.

•	The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of abstentions or a direction to withhold authority) will not be counted in the nominee’s favor.

•	The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Renaissance common stock represented in person or by proxy and entitled to vote thereon at the meeting.

Abstentions will have the same effect as a vote “AGAINST” the merger proposal, charter amendment proposal, the incentive compensation plan proposal and the adjournment proposal, if the latter is presented. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes against the charter amendment proposal to which they apply, but will have no effect on the merger proposal, the incentive compensation plan proposal or the adjournment proposal. Please note that you cannot seek conversion of your shares unless you affirmatively vote against the merger proposal.

The Merger is conditioned upon approval of the merger proposal and the charter amendment proposal but not upon the approval of the incentive compensation plan proposal or the director election proposal. However, the incentive compensation plan and director election proposals will not be presented for a vote at the special meeting unless both the merger proposal and the charter amendment proposal are approved.

Conversion Rights


Pursuant to Renaissance’s amended and restated certificate of incorporation, a holder of Public Shares may, if the stockholder affirmatively votes against the Merger, demand that Renaissance convert its shares into cash if the Merger is consummated. See the section entitled “Special Meeting of Renaissance Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares into cash. If properly demanded, Renaissance will convert each Public Share into a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Merger. As of September 30, 2008, this would amount to approximately $5.93 per share. If you exercise your conversion rights, then you will be exchanging your shares of Renaissance common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the Merger, properly demand conversion and, after the meeting, tender your stock (either physically or electronically) to Renaissance’s transfer agent within the time period specified in a notice you will receive from or on behalf of Renaissance, which period will be not less than 20 days from the date of such notice. If the Merger is not completed, these shares will not be converted into cash.

If Renaissance is unable to complete the Merger by January 29, 2009, its corporate existence will terminate and, upon its resulting liquidation, the holders of shares issued in the IPO will receive an amount equal to the amount of funds in the Trust Account at the time of the liquidation distribution divided by the number of Public Shares. Although both the per share liquidation price and the per share conversion price are equal to the amount of funds in the Trust Account divided by the number of Public Shares, the amount a holder of Public Shares would receive at liquidation may be more or less than the amount such a holder would have received had it sought conversion of its shares in connection with the Merger because (i) there may be greater earned interest in the Trust Account at the time of a liquidation distribution since it may occur at a later date than a conversion and (ii) Renaissance may incur expenses it otherwise would not incur if Renaissance consummates the Merger, including, potentially, claims requiring payment from the Trust Account by creditors who have not waived their rights against the Trust Account. Barry W. Florescue has personally agreed, pursuant to an agreement with Renaissance and Ladenburg Thalmann, the representative of the underwriters of the IPO, that if Renaissance liquidates prior to the consummation of a business combination, he will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by Renaissance for services rendered or contracted for or products sold to Renaissance. Renaissance cannot assure you that he would be able to satisfy those obligations. Pursuant to the underwriting agreement between Renaissance and Ladenburg Thalmann, Renaissance agreed not to commence its due diligence investigation of any operating business which it sought to acquire or obtain the services of any vendor without obtaining an agreement pursuant to which such party would waive any claims against the Trust Account. As of the date of this proxy statement/prospectus, Renaissance has received waiver agreements from each of its vendors other than its independent registered accounting firm. There is currently an outstanding balance to Renaissance’s independent registered accounting firm of approximately $52,000 and Renaissance intends to pay such fees in full



in accordance with its past practices. See the section entitled “Other Information Related to Renaissance — Liquidation If No Business Combination” for additional information.


The Merger will not be consummated if the holders of 20% or more of the Public Shares (3,588,000 shares or more) properly demand conversion of their shares into cash.

Appraisal Rights

Renaissance stockholders do not have appraisal rights in connection with the Merger under the DGCL.

Holders of record of First Communications common stock who do not vote in favor of adopting the Merger, and who otherwise comply with the applicable provisions of Section 262 of DGCL will be entitled to exercise appraisal rights under Section 262 of the DGCL. Under the Merger Agreement, if more than 10% of the outstanding shares of First Communications common stock exercise appraisal rights, Renaissance may terminate the Merger Agreement.

Proxies

Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting. You may also change your vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Renaissance Stockholders — Revoking Your Proxy.”

Interests of Renaissance’s Directors and Officers in the Merger

When you consider the recommendation of Renaissance’s board of directors in favor of approval of the merger proposal, you should keep in mind that Renaissance’s executive officers and members of Renaissance’s board have interests in the Merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If the Merger is not consummated by January 29, 2009, Renaissance will be liquidated. In such event, the 3,900,000 shares of common stock held by Renaissance’s directors and officers that were acquired before the IPO, for an aggregate purchase price of $25,000, will be worthless because Renaissance’s directors and officers are not entitled to receive any of the liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $ based upon the closing price of $ on the American Stock Exchange on , the record date for the Renaissance special meeting. Furthermore, proceeding the IPO, Barry Florescue and Charles Miersch each bought 5,000 Public Shares on the open market which each may vote as they choose at the special meeting.

•	The Company issued and sold 4,666,667 warrants (exercisable at $6.00 per share) to RAC Partners and Charles Miersch and Morton Farber, two of Renaissance’s directors, on February 1, 2007 for an aggregate purchase price of $2,100,000 (the “Insider Warrants”). All of the proceeds Renaissance received from these purchases were placed in the Trust Account. The Insider Warrants are identical to the warrants underlying the Units sold in Renaissance’s IPO except that (i) they have an exercise price of $6.00 per share, (ii) Renaissance did not register the sale of the warrants to the public and (iii) the Insider Warrants will be exercisable on a cashless basis at the holders’ option so long as such warrants are held by such directors, RAC Partners or its affiliates. Renaissance has agreed to register the transfer of the Insider Warrants by RAC Partners to its members in a liquidation or distribution and the resale of the shares underlying the Insider Warrants by RAC Partners and the directors at any time after Renaissance has executed a definitive agreement for a business combination, but the purchasers of the Insider Warrants have agreed that the Insider Warrants will not be sold or, subject to certain limited exceptions (including in a distribution upon liquidation at RAC Partners), transferred by them and they may not exercise the Insider Warrants until 30 days after Renaissance has completed a business combination. Accordingly, the Insider Warrants have been placed in escrow and will not be released until 30 days after the completion

of a business combination. Such warrants are not publicly traded and have an exercise price of $6.00 per warrant. All of the warrants will become worthless if the Merger is not consummated by January 29, 2009 (as will the remainder of the public warrants).
•	The transactions contemplated by the Merger Agreement provide that Barry W. Florescue and Richard A. Bloom, appointees of Renaissance, will be directors of Renaissance after the closing of the Merger. As such, in the future each will receive any cash fees, stock options or stock awards that the Renaissance board of directors determines to pay to its non-executive directors.

•	If Renaissance liquidates prior to the consummation of a business combination, Barry W. Florescue will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by Renaissance for services rendered or contracted for or products sold to Renaissance. Renaissance cannot assure you that he would be able to satisfy those obligations. As of September 30, 2008, Renaissance had accounts payable of approximately $855,375. It estimates that it will incur additional expenses of approximately $50,000 that would be required to be paid if the Merger is not consummated. Of such total of $855,375, creditors to whom approximately $802,572 is or would be owed have waived their rights to make claims for payment from amounts in the Trust Account. Mr. Florescue would be obligated to indemnify Renaissance for the balance of approximately $52,803 that would be owed to creditors who have not waived their rights against the Trust Account. However, Renaissance believes that Mr. Florescue does not have any risk of being required to provide indemnification since all persons who have had contractual obligations with Renaissance but have not waived their rights against the Trust Account have been paid in full (or will be paid in accordance with Renaissance’s past practices).

Pursuant to a share purchase plan entered into prior to Renaissance’s IPO, RAC Partners, an entity controlled by Barry W. Florescue, Renaissance’s chairman and chief executive officer, placed a limit order for $12 million of Renaissance common stock, which commenced ten business days after Renaissance filed its Current Report on Form 8-K announcing its execution of a definitive agreement for the Merger and will end on the business day immediately preceding the record date for the meeting of stockholders at which this Merger is to be voted upon. Under the terms of the share purchase plan, the purchases must be made in compliance with Rules 10b5-1 and 10b-18 under the Exchange Act. Since the placement of the limit order, as of December 1, 2008, RAC Partners had purchased 801,269 shares of Renaissance common stock for an aggregate purchase price of $4,537,832 and at an average purchase price per share of $5.66. RAC Partners may vote these shares on a proposed business combination any way it chooses. As a result, RAC Partners may be able to influence the outcome of the merger proposal and the other proposals under consideration.


In addition, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Renaissance or its securities, the Renaissance Inside Stockholders, First Communications or First Communications Holders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Renaissance common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present in person or by proxy and eligible to vote at the special meeting vote in favor of, and that holders of fewer than 20% of the Public Shares vote against, the merger proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met.

While the exact nature of any incentives that would be provided by the Renaissance Inside Stockholders, First Communications or First Communications’ stockholders and/or their respective affiliates has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Renaissance Inside Stockholders for nominal value. Renaissance will not enter into any such arrangement, either prior to or after the consummation of the Merger, and no funds in its Trust Account will be used to make such purchases or to fund other such arrangements.

Entering into any such arrangements may have a depressive effect on Renaissance’s stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 20% or more of the Public Shares will vote against the acquisition proposal and exercise their conversion shares.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Renaissance will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal and charter amendment proposal or the conversion threshold.

Recommendation to Stockholders

Renaissance’s board of directors believes that the merger proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of Renaissance’s stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

Conditions to the Closing of the Merger

General Conditions


Consummation of the Merger is conditioned on (i) the holders of the Public Shares, at a meeting called for this and other related purposes, approving the merger proposal and the charter amendment proposal, (ii) the holders of fewer than 20% of the Public Shares voting against the Merger and exercising their right to convert their Public Shares into a pro-rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Merger and (iii) stockholders holding not more than 10% of the outstanding shares of First Communications common stock having exercised appraisal rights under the DGCL with respect to the transactions contemplated by the Merger Agreement.


In addition, the consummation of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, (i) at the closing, Renaissance common stock being listed for trading on Nasdaq, (ii) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions, (iii) the receipt of certain governmental approvals and (iv) the Renaissance stockholders voting for the directors nominated by management.

First Communications’ Conditions to Closing

The obligations of First Communications to consummate the transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

•	Renaissance and each Merger Sub’s representations and warranties set forth in the Merger Agreement being true and correct in all material respects (except representations which, as written, are already qualified by materiality or material adverse effect, in which case such representations and warranties will be true and correct in all such respects) as of the date of the Merger Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the effective time of the First Merger;

•	Renaissance and each Merger Sub having duly performed in all material respects all obligations, covenants and agreements undertaken by them in the Merger Agreement and having complied in all material respects with all terms and conditions applicable to them under the Merger Agreement to be performed or complied with on or before the closing date;

•	all necessary third party approvals or consents having been obtained from any person or entity whose approval or consent is necessary to consummate the Merger including, without limitation, the approval of the board of directors of Renaissance and each Merger Sub and the consents of the State PUCs and the FCC;

•	Renaissance having received approval from its stockholders in a manner consistent with Renaissance’s final prospectus dated January 29, 2007 and having delivered evidence of such approval to First Communications; and

•	since the date of the Merger Agreement there having been no occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on Renaissance.

Renaissance’s Conditions to Closing

The obligations of Renaissance to consummate the transactions contemplated by the Merger Agreement also are conditioned upon each of the following, among other things:

•	First Communications’ representations and warranties set forth in the Merger Agreement being true and correct in all material respects (except representations which, as written, are already qualified by materiality or material adverse effect, in which case such representations and warranties shall be true and correct in all such respects) as of the Merger Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the effective time of the First Merger;

•	all necessary third party approvals or consents, having been obtained from any person or entity whose approval or consent is necessary to consummate the Merger including, without limitation, the consents of the State PUCs and the FCC;

•	First Communications having performed in all material respects all obligations, covenants and agreements undertaken by First Communications in the Merger Agreement and having complied in all material respects with all terms and conditions applicable to it under the Merger Agreement to be performed and complied with on or before the closing date;

•	First Communications’ stockholders holding not more than 10% of the outstanding shares of First Communications common stock having exercised or having continuing rights to exercise appraisal rights under the DGCL with respect to the transactions contemplated by the Merger Agreement;
•	since the date of the Merger Agreement there not having been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on First Communications; and

•	First Communications having obtained an amendment to its existing credit facility waiving the change of control provision therein.

Termination

The Merger Agreement may be terminated, among other reasons, at any time prior to closing:

•	by mutual written consent of Renaissance and First Communications;

•	by either Renaissance or First Communications if the Merger is not consummated on or before January 29, 2009;

•	by either Renaissance or First Communications if a governmental authority has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order, in each case which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the Merger;

•	by either Renaissance or First Communications if, at Renaissance’s special meeting (including any adjournments thereof), the Merger shall fail to be approved and adopted by the affirmative vote of the holders of Renaissance common stock required under its amended and restated certificate of incorporation, or the holders of 20% or more of the Public Shares outstanding as of the record date of Renaissance’s special meeting exercise their rights to convert the shares of Renaissance common stock held by them into cash in accordance with Renaissance’s amended and restated certificate of incorporation; or

•	by either Renaissance or First Communications, if such party is not in material breach of its obligations under the Merger Agreement and there has been a material breach of the representations and warranties, covenants, or agreements by the other party and such breach has not been cured within 30 days after written notice to the breaching party, if curable.

Effect of Termination

Except as otherwise provided in the Merger Agreement, in the event of proper termination by either Renaissance or First Communications, the Merger Agreement will have no further force and effect, without any liability or obligation on the part of Renaissance or First Communications; provided, however, that those provisions which survive the termination of the Merger Agreement shall not be void and that such termination will not terminate the rights or remedies of any party against another party that has violated or breached the Merger Agreement prior to such termination.

Waiver

Any provision of the Merger Agreement may be waived in writing at any time by the party which is entitled to the benefit of such provision. Neither any failure nor any delay by any party in exercising any right, power, or privilege under the Merger Agreement or any of the documents referred to in the Merger Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The condition requiring that the holders of fewer than 20% of the Public Shares affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. Renaissance cannot assure you that all of the conditions will be satisfied or waived.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Renaissance and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses; provided, however, that if Renaissance fails to obtain stockholder approval and certain conditions to closing have been satisfied, then Renaissance will pay First Communications all of its excess working capital funds available outside of the Trust Account which remain after Renaissance’s expenses are paid or accrued for and reasonable liquidation reserves are established.

Tax Consequences of the Merger

Renaissance believes that, for United States federal income tax purposes:

•	No gain or loss will be recognized by non-converting stockholders of Renaissance; and

•	A stockholder of Renaissance who exercises conversion rights and effects a termination of the stockholder’s interest in Renaissance will be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Renaissance for cash, if such shares were held as a capital asset on the date of the Merger. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Renaissance common stock.


Furthermore, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”).

A First Communications common stockholder’s receipt of Renaissance common stock in the Merger will be tax-free for United States federal income tax purposes. However, a First Communications stockholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of First Communications common stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of First Communications common stock. A First Communications holder of Series A Preferred Stock will receive cash in the Merger and generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of First Communications Series A Preferred Stock.


For a description of the material United States federal income tax consequences of the Merger, please see the information set forth in “The Merger Proposal — Material Federal Income Tax Consequences of the Merger.”

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Renaissance will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on First Communications comprising the ongoing operations of the post-merger combined company and senior management of the post-merger combined company. In accordance with guidance applicable to these circumstances, the Merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of First Communications issuing stock for the net assets of Renaissance, accompanied by a recapitalization. The net assets of Renaissance will be stated at historical cost which approximates fair value, with no goodwill or other intangible assets recorded. Historical operating information prior to the Merger will be that of First Communications.

Regulatory Matters

Completion of the Merger and the transactions contemplated by the Merger Agreement require that Renaissance and First Communications submit filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) and satisfy certain waiting periods. Furthermore, Renaissance and First Communications will need to obtain the approvals of the FCC and certain State PUCs for the transfer of control of First Communications’ operating subsidiaries. All of the required applications and notices seeking such approvals have been submitted to the FCC and the applicable State PUCs.

Risk Factors


In evaluating the merger proposal, the charter amendment proposal, the incentive compensation plan proposal, the director election proposal and the adjournment proposal, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”



SELECTED HISTORICAL FINANCIAL INFORMATION

The following financial information is being provided to assist you in your analysis of the financial aspects of the Merger. The information is only a summary and should be read in conjunction with each company’s audited historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of First Communications or Renaissance.

First Communications Selected Financial Data

The following table sets forth selected historical financial data of First Communications and its predecessor company, First Communications, LLC. The information presented below was derived from First Communications, Inc. audited financial statements for the period July 2, 2007 (date of inception) through December 31, 2007 and the unaudited financial statements for First Communications for the nine months ended September 30, 2008 and from First Communications, LLC audited financial statements for the period January 1, 2007 through July 1, 2007 and for each of the years ended December 31, 2006, 2005, 2004 and 2003. This information is only a summary. You should read this information together with First Communications’, and First Communications, LLC’s historical financial statements and accompanying notes contained elsewhere in this proxy statement/prospectus.

	First Communications (successor)		First Communications, LLC (predecessor)
				For the Year Ended or as of December 31,
	For the Nine Months Ended and as of September 30, 2008	For the Period July 2, 2007 (date of inception) through and as of December 31, 2007	For the Period January 1, 2007 through July 1, 2007	2006	2005	2004	2003
	(in thousands, except per share data)
Net sales	$113,485	$65,553	$67,152	$107,076	$77,278	$56,194	$47,361
Net income	3,950	929	3,797	7,206	3,495	5,205	6,058
Basic earnings per share	0.15	(0.43)	N/A	N/A	N/A	N/A	N/A
Diluted earnings per share	0.12	(0.43)	N/A	N/A	N/A	N/A	N/A
Total assets	326,093	184,936	55,159	35,607	33,691	23,426	19,750
Long-term debt	104,500	—	—	4,035	8,204	5,000	5,000
Redeemable preferred stock	15,000	40,000	—	—	—	—	—

Renaissance Selected Financial Data

The following table sets forth selected historical financial data of Renaissance. The information presented below was derived from Renaissance’s audited financial statements for the year ended and as of December 31, 2007 and 2006 and from its unaudited financial statements for the nine months ended September 30, 2008 and 2007 and as of September 30, 2008. This information is only a summary. You should read this information together with Renaissance’s historical financial statements and accompanying notes contained elsewhere in this proxy statement/prospectus.


Consolidated Statement of Operations Data:	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Twelve Months Ended December 31, 2007	April 17, 2006 (inception) to December 31, 2006	April 17, 2006 (inception) to September 30, 2008
	(unaudited)	(unaudited)			(unaudited)
General and administrative expenses	$1,323,749	$761,264	$847,558	$1,998	$2,173,305
Operating loss	(1,323,749)	(761,264)	(847,558)	(1,998)	(2,173,305)
Income (loss) before provision for income taxes	380,657	2,056,253	3,314,220	(1,518)	3,693,359
Net income (loss) attributable to common stock not subject to possible conversion	$(442,144)	$1,374,825	$2,056,175	$(1,518)	$1,612,513
Net income (loss) per share attributable to common stock not subject to conversion:
Basic and diluted	($0.02)	$0.08	$0.12	($0.00)
Pro forma diluted	($0.02)	$0.07	$0.11	($0.00)
Maximum number of shares subject to possible conversion:
Weighted average shares outstanding not subject to possible conversion:
Basic and diluted	18,253,794	16,521,006	16,957,763	3,900,000
Pro forma diluted	22,601,153	19,468,103	19,417,922	3,900,000

Consolidated Balance Sheet Data:	As of September 30, 2008	As of December 31, 2007	As of December 31, 2006
	(unaudited)
Cash	$870,793	$1,410,028	$60,165
Total Assets	107,372,039	106,803,634	387,892
Total Liabilities	3,975,615	3,173,568	364,410
Common Equity	$82,123,566	$82,565,710	$23,482
Common stock issued and outstanding	21,840,000	21,840,000	3,900,000
Book value per common share	$3.76	$3.78	$0.01


SELECTED UNAUDITED PRO FORMA CONDENSED
FINANCIAL STATEMENTS

The selected unaudited pro forma condensed financial statements are pro forma for First Communications after giving effect to the acquisitions of Globalcom on September 30, 2008, First Energy Telecom Services, Inc. (“FE Telecom”) on March 6, 2008, First Communications, LLC and Xtension Services, Inc. (“Xtension”) on July 2, 2007 and the reverse merger with Renaissance (together known as the “Transactions”).

The selected unaudited pro forma condensed balance sheet as of September 30, 2008 is based on the unaudited historical consolidated balance sheets as of September 30, 2008 for Renaissance and First Communications and gives effect to the Transactions and the related financing as if they had occurred on September 30, 2008. The selected unaudited pro forma condensed statement of operations for the year ended December 31, 2007 has been derived from audited consolidated financial statements for the year ended December 31, 2007. The selected unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2008 has been derived from the selected unaudited consolidated financial statements of Renaissance and First Communications for the nine month period ended September 30, 2008. The selected unaudited pro forma condensed statements of operations give effect to the Transactions and borrowings as if they occurred on January 1, 2007.

The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus, each of Renaissance’s and First Communications’ historical consolidated financial statements and related notes, each of Renaissance’s and First Communications’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this proxy statement/prospectus. The selected unaudited pro forma information presented herein does not intend to represent or be indicative of the financial position or results of operations that would have actually occurred had the Transactions occurred on the dates indicated and should not be taken as representative of the future consolidated financial position or results operations.

Selected Unaudited Pro Forma Combined Statement of Operations Data

	For the Nine Months Ended September 30, 2008		For the Twelve Months Ended December 31, 2007
	Pro Forma Consolidated Assuming No Conversions	Pro Forma Consolidated Assuming Maximum Conversions	Pro Forma Consolidated Assuming No Conversions	Pro Forma Consolidated Assuming Maximum Conversions
	(In thousands)		(In thousands)
Total Revenues, Net	$158,982	$158,982	$217,293	$217,293
Operating Income	9,647	9,647	16,080	16,080
Interest Expense	(5,346)	(5,346)	(7,813)	(7,813)
Net Income	3,542	3,329	7,018	6,484
Earnings per share
Basic	$0.09	$0.09	$0.18	$0.18
Diluted	$0.08	$0.08	$0.17	$0.17
Weighted average shares outstanding
Basic	40,300	36,714	38,680	35,418
Diluted	44,646	41,060	41,755	38,493


Selected Unaudited Pro Forma Condensed Consolidated Balance Sheet Data

	As of September 30, 2008
	Pro Forma Consolidated Assuming No Conversions	Pro Forma Consolidated Assuming Maximum Conversions
	(In thousands)
Cash and cash equivalents	$75,499	$54,226
Working capital	63,046	41,773
Total assets	398,914	377,641
Long-term debt, less current portion	104,500	104,500
Total liabilities	177,629	177,629
Stockholders’ equity	221,285	200,012


RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Related to Renaissance’s Business and Operations Following the Merger
with First Communications

First Communications’ indebtedness may restrict operating flexibility, could adversely affect its financial health and could prevent it from fulfilling certain financial obligations.

As of September 30, 2008, First Communications had approximately $126,500,000 of total outstanding indebtedness. The indebtedness could significantly affect its financial health and its ability to fulfill certain financial obligations. For example, a high level of indebtedness could:

•	make it more difficult to satisfy current and future debt obligations;

•	make it more difficult to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

•	require First Communications to dedicate a substantial portion of cash flows from operating activities to the payment of principal and interest on the indebtedness, thereby reducing the funds available for operations and other purposes, including investments in service development, capital spending and acquisitions;

•	place First Communications at a competitive disadvantage to competitors who are not as highly leveraged;

•	make First Communications vulnerable to interest rate fluctuations, if any indebtedness that bears interest at variable rates is incurred;

•	impair First Communications’ ability to adjust to changing industry and market conditions; and

•	make First Communications more vulnerable in the event of a downturn in general economic conditions or in business or changing market conditions and regulations.

The credit agreement governing First Communications’ credit facility contains restrictive and operating covenants that limit First Communications’ operating flexibility, and it may obtain a credit facility in the future that may include similar or additional restrictions.

The First Communications credit agreement contains covenants that, among other things, restrict First Communications’ ability to take specific actions, even if First Communications believes them to be in its best interest, including restrictions on its ability to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	create liens with respect to its assets;

•	make investments, loans or advances;

•	prepay subordinated indebtedness;

•	enter into transactions with affiliates;

•	merge, consolidate, reorganize or sell its assets; and

•	engage in any business other than activities related or complementary to communications.


In addition, any future credit facility may impose financial covenants that will require First Communications to comply with specified financial ratios and tests, including minimum quarterly earnings before interest, taxes, depreciation and amoritization (“EBITDA”), senior debt to total capitalization, maximum capital expenditures, maximum leverage ratios and minimum interest coverage ratios. First Communications cannot assure you that it will be able to meet these requirements or satisfy these covenants in the future. If First Communications fails to do so, its indebtedness could accelerate and become payable at a time when First Communications is unable to pay it. This could adversely affect its ability to carry out its business plan and would have a negative effect on its financial condition.

To service indebtedness, First Communications will require a significant amount of cash. Its ability to generate cash depends on many factors beyond its control.

First Communications’ ability to repay or to refinance its indebtedness and to fund planned capital expenditures will depend on future financial and operating performance. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond the control of First Communications. These factors could include operating difficulties, diminished access to necessary network facilities, increased operating costs, significant customer churn, pricing pressures, the response of competitors, regulatory developments and delays in implementing strategic initiatives.

First Communications cannot assure you that its business activities will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the payment of indebtedness or to fund other liquidity needs. First Communications may need to refinance all or a portion of its indebtedness at or before maturity. First Communications cannot assure you that it will be able to refinance any indebtedness, nor credit facility, on commercially reasonable terms or at all. Upon completion of the Merger, a portion of the cash held in the Trust Account will be used to repay First Communications’ outstanding indebtedness, including $15 million to redeem First Communications’ Series A Preferred Stock and $10 million to repay amounts owed under First Communications’ revolving line of credit. First Communications anticipates that, following the completion of the Merger, the principal amount of the post-merger combined company’s outstanding bank indebtedness will be approximately $113.5 million. However, the post-merger combined company may also choose to use the funds released from the Trust Account to make additional payments on outstanding indebtedness.


Declining prices for communications services could reduce First Communications’ revenues and profitability.

First Communications may fail to achieve acceptable profits due to pricing. Prices in telecommunications services have declined substantially in recent years, a trend which may continue. Accordingly, First Communications cannot predict to what extent reductions in prices may be needed to remain competitive or whether First Communications will be able to sustain future pricing levels as competitors introduce competing services or similar services at lower prices. First Communications’ ability to meet price competition may depend on its ability to operate at costs equal to or lower than competitors or potential competitors.

Certain commercial customers are entitled to terminate their contracts on short notice.

Under the terms of their contracts, certain commercial customers who have been customers for more than 12 months may be entitled to terminate their contracts on short notice. If a significant number of customers were to terminate their contracts or terminate their relationships with First Communications, it could have an adverse effect on First Communications’ business, results of operations and financial condition.


For example, First Communications derived 5.6% of its revenues for the year ended December 31, 2007 from FirstEnergy Corp. If FirstEnergy Corp. were to terminate its agreement with First Communications, it could affect First Communications’ revenues.



In addition, relationships with its top five customers accounted for 54.6% of First Communications’ wholesale division revenues for the year ended December 31, 2007. Although they are commercial customers, 99.1% of wholesale customers are currently on a monthly rolling contract basis, which allows these customers to terminate their agreement with only one month’s notice. Given its concentrated customer base, the loss of any key wholesale customers could have an adverse effect on First Communications’ revenues.


The communications market in which First Communications operates is highly competitive, and First Communications may not be able to compete effectively against companies that have significantly greater resources, which could cause it to lose customers and impede its ability to attract new customers.

The communications industry is highly competitive and is affected by the introduction of new services and systems by, and the market activities of, major industry participants. First Communications has not achieved, and does not expect to achieve, a major share of the local access lines for any of the communications services currently offered. In each of its markets, First Communications competes with the incumbent local exchange carrier (each an “ILEC” and collectively the “ILECs”) serving that area. Large competitors have the following advantages compared to First Communications:

•	long-standing relationships and strong reputation with customers;

•	substantially greater financial, technical, marketing, personnel and other resources;

•	more funds to deploy communications services and systems that compete with First Communications;

•	the potential to subsidize competitive services with revenue from a variety of businesses;

•	anticipated increased pricing flexibility and relaxed regulatory oversight;

•	larger networks; and

•	benefits from existing regulations that favor the ILECs.

First Communications also faces, and expects to continue to face, competition from other current and potential market entrants, such as other competitive local exchange carriers, cable television companies and wireless service providers. While many competitive local exchange carriers have historically targeted small- and medium sized enterprises and multi-location customers, cable television companies are now increasingly also targeting these customers. First Communications is also increasingly subject to competition from providers using voice over Internet protocol (“VoIP”) over the public Internet or private networks. VoIP providers are currently subject to substantially less regulation than traditional local telephone companies and do not pay certain taxes and regulatory charges that First Communications is required to pay. In addition, the development of new technologies could give rise to significant new competitors in the local market.

In the long distance communications market, First Communications faces competition from the ILECs, large and small interexchange carriers, wireless carriers and IP based service providers. Long distance prices have decreased substantially in recent years and may continue to decline in the future as a result of increased competition. If this trend continues, First Communications anticipates that revenues from network services and other service offerings will likely be subject to significant price pressure.

Continued industry consolidation could further strengthen First Communications competitors and could adversely affect the business prospects of First Communications.

Consolidation in the telecommunications industry is occurring at a rapid pace. In addition to the ILEC/interexchange carrier combinations of Verizon/MCI and SBC/AT&T and the ILEC combinations such as AT&T/BellSouth, numerous competitive local exchange carrier combinations have occurred, including several which directly impact First Communications’ markets, such as Paetec/US LEC/McLeod, Cavalier/Talk America and Choice One/CTC/Conversent. This consolidation strengthens First Communications’ competitors and poses increased competitive challenges for First Communications. The ILEC/interexchange carrier combinations not only provide the ILECs with national and international long distance networks and subscribers, but eliminate the two most effective and well financed opponents of the ILECs in federal and state legislative and regulatory forums and potentially reduce the availability of non-ILEC network facilities. The competitive local exchange carrier combinations will provide direct competitors with greater financial, network and marketing assets.

Any slowdown in demand for wireless communications services or for tower space could adversely affect future growth and revenues.

Demand for antenna space on First Communications’ towers and for site development services depends on demand for wireless services. In 2001 through 2003, economic downturns in the U.S. economy, including the wireless telecommunications industry, negatively influenced demand for tower space and site development services. Similar slowdowns in the future may adversely affect:

•	consumer demand for wireless services;

•	the financial condition of the wireless service providers;

•	the ability and willingness of wireless service providers to maintain or increase capital expenditures;

•	the availability and cost of capital, including interest rates;

•	volatility in the equity and debt markets; and

•	the willingness of tenants to renew their leases for additional terms.

As a result of these factors, wireless service providers may delay or abandon implementation of new systems and technologies, including third generation (“3G”), fourth generation (“4G”) or other wireless services or may elect not to renew existing antenna leases in order to reduce operating expenses.

First Communications may not secure as many site leasing tenants as planned or lease rates for new tenant leases may decline.

If tenant demand for tower space or lease rates on new leases decrease, First Communications may not be able to successfully grow its site leasing business as expected. This may have a material adverse effect on First Communications’ strategy, revenue growth and ability to satisfy financial and other contractual obligations.

As wireless service provider customers continue to combine their operations, First Communications’ growth, revenue and ability to service indebtedness could be adversely affected.

Demand for services may decline with consolidation among wireless service provider customers as they may then reduce capital expenditures in the aggregate or fail to renew existing leases for tower space because many of their existing networks and expansion plans may overlap. Furthermore, to the extent that other wireless service providers consolidate in the future, they may not renew any duplicative leases that they have on First Communications towers and/or may not lease as much space on towers in the future. This would adversely affect growth, revenue and ability to service indebtedness.

Similar consequences may occur if wireless service providers engage in extensive sharing, roaming or resale arrangements as an alternative to leasing First Communications’ antenna space. Wireless voice service providers frequently enter into roaming agreements with competitors allowing them to use one another’s wireless communications facilities to accommodate customers who are out of range of their home provider’s services. Wireless voice service providers may view these roaming agreements as a superior alternative to leasing antenna space on communication sites owned or controlled by First Communications or others. The proliferation of these roaming agreements could have a material adverse effect on revenue.

The financial difficulties faced by others in the telecommunication industry could adversely affect First Communications’ public image and financial results.

Certain competitive communications services providers, long distance carriers and other communications providers have experienced substantial financial difficulties over the past few years. To the extent that carriers in financial difficulty purchase services from First Communications, payment may not come in full or at all for services that have been rendered. Further, the perception of instability of companies in the telecommunications industry may diminish First Communications’ ability to obtain further capital and may adversely affect the willingness of potential customers to purchase their communications services from First Communications.

Certain of First Communications’ services are dependent upon contracts with third party suppliers and carriers and any amendment to the terms of such contracts (including as to price and rates) could have an adverse effect on First Communications’ results of operations or financial condition.

In order to provide its customers with certain services, First Communications needs to enter into wholesale agreements with third party suppliers and carriers. First Communications has currently entered into several such agreements, a number of which contain rate change clauses that allow the relevant suppliers or carriers to unilaterally increase rates on 30 to 60 days’ notice for domestic traffic and five 5 to 30 days’ notice for international traffic. Suppliers and carriers have raised rates pursuant to these clauses in the past and there can be no assurance that existing and future suppliers and carriers will not exercise their rights to increase rates in the future, thereby negatively affecting First Communications’ results of operations. If First Communications is unable to pass on such increases to customers or if the price increases result in a loss of customers, this could have an adverse effect on its results of operations and financial condition.

Carriers periodically issue substantial bills related to services provided during past periods.

Periodically, carriers issue bills that relate to services provided during past periods. Such bills may be for services for which the carrier has failed to bill or billed at the wrong rate or may contain charges that the carrier had the right to access, but failed to do so. While First Communications generally disputes these bills, resolution could adversely impact its cash flow and finances.

Difficulties First Communications may experience with ILECs, interexchange carriers and wholesale customers over payment issues may harm its financial performance.

First Communications has at times experienced difficulties collecting amounts due for services that were provided to ILECs and interexchange carriers. These balances due to First Communications can be material. Generally, First Communications has been able to reach mutually acceptable settlements to collect overdue and disputed payments, but it cannot assure you that it will be able to do so in the future.

In addition, First Communications’ interconnection agreements allow ILECs to decrease order processing, disconnect customers and increase security deposit obligations for delinquent payments. If an ILEC makes an enforceable demand for an increased security deposit, First Communications could have less cash available for other expenses. If an ILEC were to cease order processing or disconnect customers, First Communications’ business and operations would be materially and adversely affected.

Further, periodically, First Communications’ wholesale customers experience financial difficulties. To the extent that the credit quality of its wholesale customers deteriorates or they seek bankruptcy protection, First Communications may have difficulty collecting amounts due for services that it has provided to them. While First Communications maintains security deposits and often retains the right to solicit end-user customers, First Communications cannot assure you that such mechanisms will provide adequate protection.

Finally, First Communications sometimes has disagreements with ILECs and interexchange carriers regarding the interpretation and application of laws, rules, regulations, tariffs and agreements. Adverse resolution of these disagreements could impact First Communications’ revenues and costs of service, both prospectively and retroactively. The resolution of some of these disputes will depend upon public policy determinations not yet made by the FCC and state regulators.

Ongoing billing disputes with other carriers may cause First Communications to have to pay the carriers money which could materially adversely affect its business, financial condition, results of operations and cash flows.


First Communications is currently involved in a variety of disputes with carriers relating to billings of approximately $1.4 million as of September 30, 2008. When it identifies an error in a carrier’s bill, First Communications disputes the amount that it believes to be incorrect and often withholds payment for that portion of the invoice. Errors it routinely identifies on bills include, but are not limited to, carriers billing for services which were not consumed, carriers billing for services First Communications did not order, carriers billing for services that should have been billed to another carrier, carriers billing for services using incorrect rates or incorrect tariffs, and carriers failing to provide the necessary supporting detail to allow First Communications to bill its customers or verify the accuracy of the bill. These problems are exacerbated because carriers periodically bill for services months or sometimes years after the services are provided. While First Communications hopes to resolve these disputes through negotiation, it may be compelled to arbitrate these matters. The resolution of these disputes may require First Communications to pay an amount that is greater than the amount for which it has planned or even the amount the carrier claimed if late payment charges are assessed, which could materially adversely affect First Communications’ business, financial condition, results of operations and cash flows. In the event that disputes are not resolved in favor of First Communications and it is unable to pay charges in a timely manner, the carrier may deny First Communications access to the network facilities that are required to serve its customers. If a carrier notifies First Communications of an impending “embargo” of this nature, First Communications may be required to notify its customers of a potential loss of service which may cause a substantial loss of customers. It is not possible at this time to predict the outcome of these disputes.


First Communications depends on a limited number of third party service providers for long distance and other services, and if any one of these providers were to experience significant interruptions in its business operations, or were to otherwise cease to provide such services, First Communications’ ability to provide services to its customers could be materially and adversely affected.

First Communications depends on a limited number of third party service providers for long distance, data and other services. If any one of these third party providers were to experience significant interruptions in its business operations, terminate its agreements or fail to perform the services or meet the standards of quality required under the terms of agreements with it, First Communications’ ability to provide these services to its customers could be materially and adversely affected for a period of time that cannot be predicted. If First Communications had to migrate the provision of these services to an alternative provider, it cannot assure that First Communications would be able to timely locate alternative providers of such services, that such services could be migrated in a short period of time without significant customer disruption so as to avoid a material loss of customers or business, or that the migration could occur at economical rates.

System disruptions or the failure of First Communications’ information systems to perform as expected could result in increased capital expenditures, customer and vendor dissatisfaction, loss of business or the inability to add new customers or additional services.

First Communications’ success ultimately depends on providing reliable service. Although its network has been designed to minimize the possibility of service disruptions or other outages, it may be disrupted by problems in the network, such as equipment failures and problems with a competitor’s or vendor’s system, such as physical damage to telephone lines or power surges and outages. In addition, First Communications’ engineering and operations organizations continually monitor and analyze the utilization of its network. As a result, First Communications may develop projects to modify or eliminate network circuits that are underutilized. This ongoing process may result in limited network outages for a subset of customers. Any disruption in First Communications’ network could cause the loss of customers and result in additional expenses.

Likewise, disruptions caused by security breaches, terrorism or by other factors could harm First Communications’ future operating results. The day-to-day operation of First Communications’ business is highly dependent on the ability to protect communications and information technology systems from damage or interruptions by events beyond its control. Sabotage, computer viruses or other infiltration by third parties could damage or disrupt service, damage facilities, damage its reputation and cause First Communications to lose customers, among other things. A catastrophic event could materially harm operating results and financial condition. Catastrophic events could include a terrorist attack in markets of operation or a major earthquake, fire, or similar event that would affect First Communications’ central offices, corporate headquarters, network operations center or network equipment.

Finally, First Communications relies on complex information systems to support business functions. If systems, individually or collectively, fail or do not perform as expected, First Communications’ ability to process and provision orders, to make timely payments to vendors and to ensure that it collects revenue owed to it would be adversely affected. Such failures could result in increased capital expenditures, customer and vendor dissatisfaction, loss of business or the inability to add new customers or additional services.

Towers are subject to damage from natural disasters.

Towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. First Communications maintains insurance to cover the estimated cost of replacing damaged towers, but these insurance policies are subject to loss limits and deductibles. First Communications also maintains third party liability insurance, subject to loss limits and deductibles, to protect in the event of an accident involving a tower. A tower accident for which First Communications is uninsured or underinsured, or damage to a significant number of towers, could lead to the incurrence of significant expenditures and may have a material adverse effect on operations or financial condition.

Certain real estate leases and agreements are important to the business of First Communications, and failure to maintain such leases and agreements could have an adverse effect.

First Communications’ switches are housed in facilities owned by third parties. Its use of these facilities is subject to multiple real estate leases. If First Communications were to lose one or more of these leases, the resulting relocation of one or more of these switches would be costly and disruptive to its business and customers. First Communications cannot assure you that it will be able to maintain all of the real estate leases governing its multiple switch sites.

Failure to obtain and maintain necessary permits and rights-of-way could interfere with First Communications’ network infrastructure and operations.

To obtain and maintain rights-of-way and similar rights and easements needed to install, operate and maintain fiber optic cable and other network elements, First Communications must negotiate and manage agreements with state highway authorities, local governments, transit authorities, local telephone companies and other utilities, railroads, long distance carriers and other parties. The failure to obtain or maintain any rights-of-way could interfere with First Communications’ operations, interfere with network infrastructure and use of that infrastructure and adversely affect the business. For example, if First Communications loses access to a right-of-way, there may be a need to spend significant sums to remove and relocate facilities.

The communications industry is undergoing rapid technological changes, and new technologies may be superior to the technologies that First Communications uses. First Communications may fail to anticipate and keep up with such changes.

The communications industry is subject to rapid and significant changes in technology and in customer requirements and preferences. If First Communications fails to anticipate and keep up with such changes, it could lose market share, which could reduce revenue. The business of First Communications has been developed based, in part, on traditional telephone technology. Subsequent technological developments may reduce the competitiveness of First Communications’ network and require expensive unanticipated upgrades or additional communications products that could be time consuming to integrate into the business and could cause the loss of customers and impede success in attracting new customers. First Communications may be required to select one technology over another at a time when it might be impossible to predict with any certainty which technology will prove to be more economic, efficient or capable of attracting customers. In addition, even though First Communications utilizes new technologies in its network, such as VoIP, First Communications may not be able to implement them as effectively as other companies with more experience with those new technologies. In addition, while First Communications has recently purchased and deployed new technology, including VoIP soft switches, Ethernet in the First Mile and Multiprotocol Label Switching core and edge routers, all of which provide networks with a more efficient way to manage applications and move information between locations, First Communications may not be able to implement new technology as effectively as other companies with more experience with new technology.


First Communications may be unable to identify suitable acquisition candidates or may engage in future acquisitions that are not successful or fail to integrate acquired businesses into its operations, which may adversely affect its competitive position and growth prospects.


Part of First Communications’ business strategy is to expand through the acquisition of other businesses that are believed to be complementary to its current business. First Communications may be unable to identify suitable acquisition candidates, or if suitable acquisition candidates are identified, First Communications may not complete those transactions commercially favorable to internal metrics, which may adversely affect its competitive position and potential growth prospects.

If First Communications acquires another business, difficulties that may be faced are:

•	integrating that business’ personnel, services, products or technologies into existing operations;

•	retaining key personnel of the acquired business;

•	failing to adequately identify or assess liabilities of that business;

•	failing to achieve the forecasts used to determine the purchase price of that business; and

•	diverting First Communications’ management’s attention from the normal daily operation of the existing business.

These difficulties could disrupt First Communications’ ongoing business and increase expenses.


First Communications may have difficulty obtaining financing for future acquisitions, and even if it is able to obtain financing it may not be able to service such indebtedness.


First Communications’ ability to complete acquisitions will depend, in part, on its ability to finance these acquisitions, including the costs of acquisition and integration. First Communications’ ability to finance these acquisitions may be constrained by its cash flow, the level of indebtedness at the time, restrictive covenants in its agreements governing indebtedness, conditions in the securities markets and other factors, many of which are beyond its control. If First Communications proceeds with one or more acquisitions in which the consideration consists of cash, it may use a substantial portion of its available cash to complete the acquisition. If it finances one or more acquisitions with the proceeds of indebtedness, its interest expense and debt service requirements could increase materially. The financial impact of acquisitions could materially affect First Communications’ business and could cause substantial fluctuations in its quarterly and yearly operating results.

Limits exist on First Communications’ ability to seek indemnification for losses from individuals and entities from whom it has acquired assets and operations.

When First Communications acquires a company or a company’s assets, it generally secures from the sellers indemnity protection against certain types of liabilities. Such indemnity protection is generally subject to a deductible and a cap as well as a time limit. If undisclosed or unknown liabilities fall below the deductible or over the cap or such liabilities are not discovered until after the time limit, the indemnity will not protect First Communications. Moreover, a seller may contest First Communications’ indemnity claims or be unable to fund such claims.

Misappropriation of First Communications’ intellectual property and proprietary rights could impair its competitive position, and defending against intellectual property infringement and misappropriation claims could be time consuming and expensive and, if it is not successful, could cause substantial expense and disrupt First Communications’ business.

First Communications relies on a combination of copyright, trademark and trade secret laws, as well as licensing agreements, third party non-disclosure agreements and other contractual provisions and technical measures to protect its existing intellectual property rights. There can be no assurance that these protections will be adequate to prevent competitors from copying or reverse-engineering hardware or software products, or that competitors will not independently develop technologies that are substantially equivalent or superior to First Communications’ technology.

In addition, First Communications cannot be sure that the products, services, technologies and advertising currently employed in its business do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties. First Communications may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of its business. Defending against intellectual property infringement or misappropriation claims could be time consuming and expensive regardless of whether First Communications is successful, and could disrupt its business.

Several providers of VoIP service have been the target of recent intellectual property infringement litigation that may materially and adversely affect the ability of First Communications and/or the ability of other providers to sell or provide VoIP services.

A number of providers of VoIP service have been and may in the future be targets of intellectual property infringement litigation with respect to the provision of VoIP service. If it were found that First Communications’ use of VoIP connections infringes any third party intellectual property, its business could be adversely impacted. First Communications could also be adversely impacted if any of its suppliers or wholesale customers that may be providing VoIP service were to be unable to continue to provide such service as a result of infringement of intellectual property held by others.

As an Internet access provider, liability may be incurred by First Communications for information disseminated through its network.

The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. As the law in this area develops, the potential imposition of liability upon First Communications for information carried on and disseminated through its network could require it to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could harm its business.

Successful execution of First Communications’ business plans may depend on its ability to retain and attract key personnel.

First Communications believes that its success is due, in part, to its experienced management team. Losing the services of one or more members of this management team could adversely affect First Communications’ business and expansion efforts, and possibly prevent further improvements to operational, financial and information management systems and controls. First Communications does not maintain key man life insurance on any of its officers. As First Communications continues to grow, it will need to retain and hire additional qualified sales, marketing, administrative, operating and technical personnel and to train and manage new personnel.

First Communications’ ability to implement its business plan is dependent on its ability to hire and retain a large number of qualified new employees each year. The competition for qualified technical and sales personnel is intense in the telecommunications industry and in its current markets of operation. If First Communications is unable to hire sufficient qualified personnel, customers could experience inadequate customer service and delays in the installation and maintenance of access lines.

First Communications’ success depends on its ability to manage and expand operations effectively.

First Communications’ ability to manage and expand operations effectively will depend on its ability to:

•	offer high-quality, reliable services at reasonable costs;

•	introduce new technologies;

•	install and operate telecommunications switches and related equipment;

•	lease access to suitable transmission facilities at competitive prices;

•	scale operations;

•	obtain successful outcomes in disputes and in litigation;

•	successfully negotiate, adopt or arbitrate interconnection agreements with other carriers;

•	acquire necessary equipment, software and facilities;

•	integrate existing and newly acquired technology and facilities, such as switches and related equipment;

•	evaluate markets;

•	add products;

•	monitor operations;

•	control costs;

•	maintain effective quality controls;

•	hire, train and retain qualified personnel;

•	enhance operating and accounting systems;

•	address operating challenges;

•	adapt to market and regulatory developments; and

•	obtain and maintain required governmental authorizations.

In order for First Communications to succeed, these objectives must be achieved in a timely manner and on a cost-effective basis. If these objectives are not achieved, First Communications may not be able to compete in existing markets or expand into new markets.

In addition, First Communications has grown rapidly since inception and expects to continue to grow primarily by expanding product offerings, adding and retaining customers, acquisitions and leveraging network and operational infrastructure. First Communications expects this growth to place a strain on its operational, human and financial resources, particularly if the growth is through acquisitions. The ability to manage operations and expansion effectively depends on the continued development of plans, systems and controls for operational, financial and management needs. First Communications cannot give any assurance that these requirements can be satisfied or that operations and growth can be managed effectively. A failure to satisfy these requirements could have a material adverse effect on First Communications’ financial condition and its ability to implement fully its growth and operating plans.

Failure to successfully and efficiently integrate Globalcom into First Communications’ operations may adversely affect First Communications’ ability to realize the expected benefits of the merger.

On September 30, 2008, First Communications acquired GCI Globalcom Holdings, Inc. (“Globalcom”). The integration of Globalcom’s facilities into First Communications’ operations is a significant undertaking and will require considerable attention from First Communications’ management team. This integration is a complex, costly and time-consuming process and First Communications cannot assure you that this process will be successful. In addition, First Communications has made several assumptions regarding synergies for the combined company, many of which are dependent upon the successful integration of the operations of the combined company. In addition, the integration of Globalcom into First Communications’ operations will require significant one-time costs for tasks such as site visits and audits and may be difficult to execute. Additional integration challenges include, among other things:

•	transitioning the branding of the acquired company to First Communications;

•	persuading employees of First Communications and the acquired company that the business cultures are compatible, maintaining morale, and retaining and integrating key employees;

•	incorporating new facilities into business operations;

•	coordinating sales and marketing functions;

•	combining products and services;

•	integrating systems; and

•	maintaining standards, controls, procedures and policies.

If unable to successfully overcome these integration challenges, First Communications may not achieve the benefits previously expected from its merger with Globalcom.

Adverse rulings on Globalcom’s disputes with AT&T and other litigation risks could materially adversely affect First Communications’ business, financial condition and results of operations.

Globalcom purchases certain critical loop and transport circuits in the Chicago market from the ILEC, AT&T-Illinois and is in a dispute with AT&T over the pricing on certain high capacity loops located in three Chicago central offices owned by AT&T. Globalcom’s position is that, consistent with an order of the Illinois Commerce Commission, until the interconnection agreement between Globalcom and AT&T is amended to change the pricing it sets forth, the rates should be the ones ordered by the Illinois Commerce Commission for these circuits, plus 15%. AT&T-Illinois’ position is that as the result of a federal court ruling favorable to AT&T-Illinois, the special access rates set forth in AT&T-Illinois’ tariff, which are substantially higher, apply, effective January 28, 2008.

Globalcom and AT&T are in preliminary negotiations to resolve this dispute, but if AT&T prevails in this dispute, the cost for these high capacity loops could increase significantly on 15% of Globalcom’s installed T1 circuits. Further, Globalcom could incur substantial legal costs to resolve this issue and Globalcom management could be required to devote a substantial amount of time and efforts to reach resolution. An adverse ruling could materially adversely affect First Communications’ financial condition.

Risks Related to Regulation of Renaissance’s Business Following the Merger
with First Communications

First Communications is subject to substantial government regulation that may restrict its ability to provide local services and may increase the costs it incurs to provide these services.

First Communications is subject to varying degrees of federal, state and local regulation that impose restrictions on the way that First Communications operates its business and its costs to do so. Pursuant to the Communications Act, the FCC exercises jurisdiction with respect to interstate and international telecommunications services. First Communications must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory and must maintain geographically averaged interstate rates as required by federal law. It must comply with various FCC consumer protection requirements affecting the format and content of its bills, disclosure of rates and terms and conditions of service, and other matters, and is subject to various FCC reporting requirements and mandatory monetary assessments for regulatory programs. The FCC has the authority to condition, modify, cancel, terminate or revoke First Communications’ licenses and authorizations for failure to comply with federal laws or the rules, regulations and policies of the FCC. The FCC may also impose fines or other penalties for such violations. Failure to comply with federal reporting and regulatory requirements may result in the incurrence of fines or other penalties, including loss of First Communications’ authority to provide services.

In addition, state regulatory commissions also exercise jurisdiction over First Communications to the extent it provides intrastate telecommunications services. First Communications is required to obtain regulatory authorization and/or file tariffs with regulators in most of the states in which it operates. State regulatory commissions also often regulate the rates, terms and conditions at which First Communications offers service. First Communications has obtained the necessary certifications to provide service, but each state commission retains the authority to revoke these certificates if that commission determines that First Communications has violated any condition of the certification or if it finds that doing so would be in the public interest.

Both federal and state regulators also require First Communications to pay various fees and assessments, file periodic reports and comply with various rules regarding the contents of its bills, protection of subscriber privacy, service quality and similar consumer protection matters on an ongoing basis. Failure to comply with these requirements may cause First Communications to be subject to fines or potentially be asked to show cause as to why its certificate of authority to provide service should not be revoked. While First Communications believes itself to be in compliance with regulatory requirements, interpretations of these obligations may differ from those of regulatory authorities. See the section entitled “Regulation” for discussion of legal and regulatory developments.

The communications industry faces significant regulatory uncertainties and the adverse resolution of these uncertainties could harm First Communications’ business, results of operations and financial condition.

If current or future regulations change, First Communications cannot assure you that the FCC or state regulators will grant any required regulatory authorization or refrain from taking action against it if First Communications is found to have provided services without obtaining the necessary authorizations or to have violated other requirements of their rules and orders. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may slow the growth of First Communications and have a material adverse effect upon its business, results of operations and financial condition. The Telecommunications Act remains subject to judicial review and ongoing proceedings before the FCC and state regulators, including proceedings relating to interconnection pricing, access to and pricing for unbundled network elements and special access services and other issues that could result in significant changes to First Communications’ business and business conditions in the communications industry generally. Recent decisions by the FCC have eliminated or reduced access to certain elements of ILEC telecommunications platforms that First Communications uses to serve its customers and increased the rates it pays for such elements. Other proceedings are pending before the FCC that could potentially further limit First Communications’ access to these network elements or further increase the rates it pays for such elements. Likewise, proceedings before the FCC could impact the availability and price of special access facilities. Other proceedings before the FCC could result in an increase in the amount First Communications will pay to other carriers or a reduction in the revenues derived from other carriers in, or retroactive liability for, access charges and reciprocal compensation. Still other proceedings before the FCC could result in increases in the cost of regulatory compliance. A number of states also have proceedings pending that could impact First Communications’ access to and the rates it pays for network elements. Other state proceedings could limit First Communications’ pricing and billing flexibility. First Communications’ business would be substantially impaired if the FCC, the courts, or state commissions were to eliminate access to the facilities and services used to serve customers, substantially increase the rates to be paid for facilities and services or adversely impact the revenues to be received from other carriers or customers. In addition, legislative efforts to rewrite the Telecommunications Act or enact other telecommunications legislation, as well as various state legislative initiatives, may cause major industry and regulatory changes. First Communications cannot predict the outcome of these proceedings or legislative initiatives or the effects, if any, that these proceedings or legislative initiatives may have on business and operations. See the section entitled “Regulation” for a discussion of legal and regulatory developments.

Elimination or relaxation of regulatory rights and protections could harm First Communications’ business, results of operations and financial condition.

Section 10 of the Communications Act of 1934 (the “Communications Act”) requires the FCC to forbear from applying individual provisions of the Communications Act or its various enabling regulations upon a showing that a statutory provision or a regulation is unnecessary to ensure that rates and practices remain just, reasonable and non-discriminatory and to otherwise protect consumers and that forbearance is generally in the public interest and would promote competition. Pursuant to Section 10, the FCC has effectively deregulated the provision of certain broadband services to enterprise customers by most major ILECs, including Verizon, AT&T, Qwest, Embarq Corporation and Frontier Communications Corporation. Exercising its forbearance authority, the FCC has also relieved certain ILECs in certain markets (including Omaha, Nebraska, and Anchorage, Alaska) of their obligation to provide other competitive local exchange carriers with unbundled access to network elements at rates mandated by state regulatory commissions. Although First Communications does not provide service in any of the impacted markets and hence is not currently directly affected by these rulings, Verizon and Qwest have petitioned for comparable relief in other markets, and ILECs could file similar petitions with the FCC in the future. First Communications cannot predict the outcome of pending or future forbearance proceedings or the effects that these proceedings may have on its business or operations since such facilities will no longer be available to First Communications as a means to connect its network to customer locations.

In addition, FCC rules currently allow Verizon and other ILECs to unilaterally retire copper loop facilities that provide the “last mile” connection to certain customers with limited regulatory oversight. Verizon has filed nearly 100 notices of copper plant retirement with the FCC. While some competitive local exchange carriers have petitioned the FCC to strengthen the rules governing copper plant retirement, there are no assurances that the outcome will prove successful. Because it would limit First Communications the availability of facilities necessary to provide certain services to First Communications’ customers, wide scale retirement of copper loops by ILECs could have an adverse impact First Communications’ business and operations. See “Regulation” for a discussion of legal and regulatory developments.

If the ILECs with which First Communications has interconnection agreements engage in anticompetitive practices or it experiences difficulties in working with the ILECs, its ability to offer services on a timely and cost-effective basis will be materially and adversely affected.

First Communications telecommunications business depends on its ability to interconnect with ILEC networks and to lease from them certain essential network elements. First Communications obtains access to these network elements and services under terms established in interconnection agreements that it has entered into with ILECs.

Like many competitive communications services providers, from time to time, First Communications has experienced difficulties in working with ILECs with respect to obtaining information about network facilities, ordering and maintaining network elements and services, interconnecting with their networks and settling financial disputes. These difficulties can impair First Communications’ ability to provide local service to customers on a timely and competitive basis. If an ILEC refuses to cooperate or otherwise fails to support First Communications’ business needs for any reason, including labor shortages, work stoppages, cost-cutting initiatives or disruption caused by mergers, other organizational changes, natural disasters, or terrorist attacks, First Communications’ ability to offer services on a timely and cost-effective basis will be materially and adversely affected.

First Communications’ ability to provide services and systems at competitive prices is dependent on its ability to negotiate and enforce favorable interconnection and other agreements.

First Communications’ ability to continue to obtain favorable interconnection, unbundling, service provisioning and pricing terms, and the time and expense involved in negotiating interconnection agreements and amendments, can be adversely affected by ongoing legal and regulatory activity. A series of FCC rulings have reduced First Communications’ ability to access certain elements of ILEC telecommunications platforms in several ways that have affected its operations. First, First Communications no longer has the right to require ILECs to sell it unbundled network platforms. Second, in certain central offices, First Communications no longer has the right to require ILECs to sell it unbundled network elements, or has limited access rights to unbundled network element high capacity circuits that connect its central switching office locations to customers’ premises. Third, First Communications no longer has the right to require ILECs to sell to it unbundled network element transport between its switches and ILEC switches. Fourth, First Communications has only limited or no access to unbundled network element DS-1 or DS-3 transport on certain interoffice routes. Petitions currently pending before the FCC could, if granted, further reduce First Communications’ access to unbundled network element loops and transport. In these instances where First Communications loses unbundled access to high capacity circuits or interoffice transport, it must either find alternative suppliers or purchase substitute circuits from the ILEC as special access, which increases costs. In the near term, First Communications does not anticipate any significant increases in the pricing of ILEC special access or facilities provided by alternative vendors. Finally, First Communications’ access to certain broadband elements of the ILEC network has been limited or eliminated in certain circumstances.

In addition, all of First Communications’ interconnection agreements provide either (i) that a party is entitled to demand renegotiation of particular provisions or of the entire agreement based on intervening changes in law resulting from ongoing legal and regulatory activity, or (ii) that a change of law is immediately effective in the agreement, and then set out a dispute resolution process if the parties do not agree upon the change of law. The initial terms of all First Communications’ interconnection agreements with ILECs have expired; however, each of the agreements contains an “evergreen” provision that allows the agreement to continue in effect until terminated. If First Communications were to receive a termination notice from an ILEC, it may be able to negotiate a new agreement or initiate an arbitration proceeding at the relevant state commission before the agreement actually terminates. In addition, the Telecommunications Act of 1996 gives First Communications the right to opt into interconnection agreements which have been entered into by other carriers, provided the agreement is still in effect and provided that the entire agreement is adopted. First Communications cannot assure you that the terms of any renegotiated, arbitrated, or adopted agreement will be comparable to the terms of its existing agreements.

Further, First Communications has entered into commercial agreements with AT&T, Verizon and Qwest to purchase substitute product at rates based on the former unbundled network platform rates plus a surcharge that has increased over time. It has converted substantially all of its unbundled network platform lines to these new products. The commercial agreement with AT&T expires in September 2010, the commercial agreement with Verizon expires in February 2011, and the commercial agreement with Qwest expires in January 2011. These agreements are subject to earlier termination in certain circumstances, including termination if any regulatory authority asserts jurisdiction over an agreement. The expiration, or the early termination by AT&T, Verizon, or Qwest, of the commercial agreements would require First Communications to convert all of the lines served under those agreements to resale at substantially less favorable rates. First Communications cannot assure you that the commercial agreements will be renewed at the end of their terms or that they will not be terminated before the end of their terms.

The effects of increased regulation of IP-based service providers are unknown.

While the FCC has to date generally subjected Internet service providers to less stringent regulatory oversight than traditional common carriers, it has recently imposed certain regulatory obligations on providers of Interconnected VoIP and/or facilities based broadband Internet access providers, including the obligations to contribute to the Universal Service Fund, to provide emergency 911 services and/or to comply with the Communications Assistance for Law Enforcement Act (“CALEA”). Some states have imposed taxes, fees and/or surcharges on VoIP telephony services. In addition, in September 2008, the FCC indicated that it will actively enforce its network neutrality policies with respect to Internet service providers’ efforts to manage Internet traffic flowing on their networks. The imposition of additional regulations on Internet service providers could have a material adverse effect on First Communications’ business.

Uncertainty over future activity of Least Cost Routing providers could adversely affect First Communications’ profitability.

First Communications uses a variety of Least Cost Router entities (“LCRs”) to route long haul and interoffice traffic primarily to and from locations where it does not have owned or leased network facilities and therefore relies upon the network facilities of third party telecommunication carriers to complete calls. LCRs typically provide this service at a rate that is materially lower that the rate offered by other carriers. Some LCRs in the industry are suspected of converting traditional long-distance traffic to IP format and terminating such traffic as local traffic to avoid access charges that would otherwise apply to long-distance traffic. If it is determined by the FCC or a court that all traffic carried by LCRs is subject to terminating access charges, then LCRs may exit the market and the prices charged to First Communications by the remaining carriers for transport and transiting services could materially increase. First Communications is subject to a litigation risk as a provider of local termination services to LCRs to the extent that LCR customers may misrepresent the nature of traffic that they contract with First Communications to terminate on their behalf. Identifying the originating nature of traffic that has been converted to a digital signal is challenging, and thus it is difficult to know with absolute certainty the nature of all traffic passed to First Communications by an LCR. There can be no assurance that First Communications will not be materially adversely affected in the event an LCR improperly terminates long-distance traffic through it.


Risks Related to the Merger

If holders of 20% or more of the Public Shares vote against the proposed Merger, Renaissance will be forced to liquidate, stockholders may receive less than $5.93 per share and the warrants will expire and be worthless.

Pursuant to Renaissance’s amended and restated certificate of incorporation, if holders of 20% or more of the Public Shares vote against the proposed Merger and elect to convert their shares to cash, Renaissance will not be able to close the Merger with First Communications and will be forced to liquidate in accordance with the terms of its certificate of incorporation because it will not be able to consummate a business combination by January 29, 2009. In any liquidation, the net proceeds of Renaissance’s IPO held in the Trust Account, plus any interest earned thereon, less up to $1,875,000 of interest which has been drawn for working capital purposes and less taxes, will be distributed on a pro rata basis to the holders of Public Shares. As of September 30, 2008, there was approximately $5.93 per share in the Trust Account after accounting for taxes owing and Renaissance’s working capital draw. Upon liquidation there will be no distribution with respect to Renaissance’s outstanding warrants and, accordingly, the warrants will expire and be worthless.


Working capital will be reduced if Renaissance’s holders of Public Shares exercise their right to convert their common stock into cash and a reduction in working capital may adversely affect the post-merger combined company’s business and future operations.

Pursuant to Renaissance’s amended and restated certificate of incorporation, holders of Public Shares may vote against the merger proposal and demand that Renaissance convert their shares into a pro rata share of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Merger. Renaissance and First Communications will not consummate the Merger if holders of 20% or more of the Public Shares exercise these conversion rights. If no holders elect to convert their Public Shares, the Trust Account will be approximately $           million at closing. If the Merger is consummated and holders of Public Shares have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to the post-merger combined company’s business and future operations. If conversion rights are exercised with respect to 3,587,999 shares, the maximum potential conversion cost would be approximately $          million.

Renaissance’s outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to Renaissance’s stockholders.


Outstanding redeemable warrants to purchase an aggregate of 35,880,000 shares of common stock issued in Renaissance’s IPO, and warrants to purchase an aggregate of 4,666,667 shares of common stock issued to Renaissance’s Inside Stockholders in a private placement concurrent with the IPO will become exercisable upon the consummation of the Merger, assuming it is completed. These warrants likely will be exercised only if the exercise price is below the market price of Renaissance common stock. To the extent such warrants are exercised, additional shares of Renaissance common stock will be issued, which will result in dilution to Renaissance’s stockholders and increase the number of shares of common stock eligible for resale in the public market. Sales of such shares of common stock, as well as the sale of common stock issued pursuant to the 2008 Plan, in the public market could adversely affect the market price of Renaissance common stock.


If you do not vote your Public Shares at the special meeting AGAINST the Merger or give instructions to your broker to vote AGAINST the Merger and demand that Renaissance convert your shares into cash you will NOT be eligible to exercise your conversion rights and receive a portion of the Trust Account upon consummation of the Merger.

Pursuant to Renaissance’s amended and restated certificate of incorporation, to exercise your conversion rights as a holder of Public Shares, you must (i) vote AGAINST the merger proposal, (ii) demand that Renaissance convert your common stock into cash, (iii) continue to hold your common stock through the closing of the Merger and (iv) deliver your common stock to Renaissance’s transfer agent physically or electronically using Depository Trust Company’s DWAC System within the period specified in a notice you will receive from or on behalf of Renaissance, which period will be not less than 20 days. Any action that does not include an affirmative vote AGAINST the Merger will prevent you from exercising your conversion rights. You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to Mark Seigel, Renaissance’s secretary, at the address listed in this proxy statement/prospectus.

If, notwithstanding your negative vote, the Merger is completed, then, if you have properly exercised your conversion rights, you will be entitled to receive a pro rata portion of the Trust Account, including any interest earned thereon, calculated as of two business days prior to the date of the consummation of the Merger. If you exercise your conversion rights, then you will be exchanging your shares of Renaissance common stock for cash and you will no longer own these shares. However, if the Merger is not completed and you have not properly exercised your conversion rights, your shares will not be converted into cash. If Renaissance does not consummate a business combination by January 29, 2009, Renaissance will liquidate and stockholders will receive their per-share distribution from the Trust Account.

Upon the consummation of the Merger, the post-merger combined company’s directors and officers and their affiliates will be significant stockholders, which will make it possible for them to have significant influence over the outcome of all matters submitted to stockholders for approval and which influence may be alleged to conflict with the post-merger combined company’s interests and the interests of its other stockholders.

Upon the consummation of the Merger, the post-merger combined company’s directors and executive officers and their respective affiliates will own an aggregate of approximately           % of the outstanding shares of Renaissance common stock assuming no shares of Renaissance common stock are issued pursuant to the EBITDA Condition and Warrant Condition and no Public Shares are converted upon consummation of the Merger. These stockholders will have significant influence over the outcome of all matters submitted for stockholder approval, including the election of the post-merger combined company’s directors and other corporate actions. In addition, such influence by one or more of these affiliates could have the effect of discouraging others from attempting to purchase or take over the post-merger combined company and/or reducing the market price offered for Renaissance common stock in such an event.


Renaissance’s current directors, executive officers and/or affiliates beneficially own shares of common stock and warrants that will be worthless if the Merger is not approved and consummated by January 29, 2009. Such interests may have influenced their decision to approve the business combination with First Communications.

Certain Renaissance directors, executive officers and/or their affiliates beneficially own common stock in Renaissance that they purchased prior to Renaissance’s IPO. Additionally, some of Renaissance’s Inside Stockholders, who also serve as Renaissance’s directors and executive officers, purchased 4,666,667 warrants in a private placement that occurred simultaneously with Renaissance’s IPO. Renaissance’s directors, executive officers and their affiliates are not entitled to receive any of the cash proceeds that will be distributed upon Renaissance’s liquidation with respect to common stock these individuals acquired prior to Renaissance’s IPO. Therefore, if the Merger is not consummated prior to January 29, 2009 and Renaissance is forced to liquidate, such shares held by such persons will be worthless. This will also be true with respect to their warrants. As of September 30, 2008, Renaissance’s directors, executive officers and their affiliates held $21,645,000 in common stock (based on a market price of $5.55) and 4,666,667 warrants which are not publicly traded and have an exercise price of $6.00 per warrant.


These financial interests of Renaissance’s directors, executive officers and their affiliates may have influenced their decision to approve the business combination with First Communications and to continue to pursue such business combination. In considering the recommendations of Renaissance’s board of directors to vote for the merger proposal and other proposals, you should consider these interests.

Renaissance’s chairman and chief executive officer is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. Such liability may have influenced his decision to approve the business combination with First Communications.


If Renaissance liquidates prior to the consummation of a business combination, Barry W. Florescue, Renaissance’s chairman and chief executive officer, will be personally liable under certain circumstances (for example, if a vendor does not waive any rights or claims to the Trust Account) to ensure that the proceeds in the Trust Account are not reduced by the claims of certain prospective target businesses and vendors or other entities that are owed money by Renaissance for services rendered or products sold to Renaissance. Pursuant to the underwriting agreement between Renaissance and Ladenburg Thalmann, Renaissance agreed not to commence its due diligence investigation of any operating business which it sought to acquire or obtain the services of any vendor without obtaining an agreement pursuant to which such party would waive any claims against the Trust Account. As of the date of this proxy statement/prospectus, Renaissance has received waiver agreements from each of its vendors other than its independent registered accounting firm. There is currently an outstanding balance to Renaissance’s independent registered accounting firm of approximately $52,000 and



Renaissance intends to pay such fees in full in accordance with its past practices. If Renaissance consummates a business combination, on the other hand, Mr. Florescue will not be liable for all such claims.


If Renaissance is unable to complete the business combination with First Communications by January 29, 2009, Renaissance’s corporate existence will terminate and Renaissance will be forced to liquidate. In such event, third parties may bring claims against Renaissance and, as a result, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $           per share.

Renaissance must complete the business combination with First Communications by January 29, 2009, when Renaissance’s corporate existence will terminate and Renaissance will be required to liquidate. In such event, third parties may bring claims against Renaissance. Although Renaissance has obtained waiver agreements from certain vendors and service providers Renaissance has engaged and owes money to, and the prospective target businesses Renaissance has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Renaissance’s stockholders. Additionally, if Renaissance is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Renaissance which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Renaissance’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Renaissance’s stockholders. If any bankruptcy or other claims deplete the Trust Account, Renaissance cannot assure you that Renaissance will be able to return to Renaissance’s stockholders at least $           per share.

Renaissance’s stockholders may be held liable for claims by third parties against Renaissance to the extent of distributions received by Renaissance’s stockholders.

If Renaissance is unable to complete the business combination with First Communications by January 29, 2009, Renaissance will be liquidated. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provisions for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Renaissance will seek to conclude this process as soon as possible and as a result does not intend to comply with those procedures.

Because Renaissance will not be complying with those procedures, Renaissance is required, pursuant to Section 281 of the DGCL, to adopt a plan that will provide for Renaissance’s payment, based on facts known to Renaissance at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against Renaissance within the subsequent 10 years. Accordingly, Renaissance would be required to provide for any creditors known to Renaissance at that time or those that Renaissance believes could be potentially brought against Renaissance within the subsequent 10 years prior to distributing the funds held in the trust to Renaissance’s stockholders. All claims that may be potentially brought against Renaissance may not be properly assessed. As such, Renaissance’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of Renaissance’s stockholders may extend well beyond the third anniversary of such dissolution. Accordingly, third parties may seek to recover from Renaissance’s stockholders amounts owed to them by Renaissance.

Additionally, if Renaissance is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Renaissance that is not dismissed, any distributions received by Renaissance’s stockholders in Renaissance’s dissolution might be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Renaissance’s stockholders in Renaissance’s dissolution. Furthermore, because Renaissance intends to distribute the proceeds held in the Trust Account to Renaissance’s stockholders as soon as possible after Renaissance’s dissolution, this may be viewed or interpreted as giving preference to Renaissance’s stockholders over any potential creditors with respect to access to or distributions from Renaissance’s assets. Furthermore, Renaissance’s board of directors may be viewed as having breached their fiduciary duties to Renaissance’s creditors and/or may have acted in bad faith, thereby exposing Renaissance’s board of directors and the company to claims of punitive damages, by paying Renaissance’s stockholders from the Trust Account prior to addressing the claims of creditors and/or complying with certain provisions of the DGCL with respect to Renaissance’s dissolution and liquidation. Claims may be brought against Renaissance for these reasons.


Neither Renaissance nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the merger consideration in the event that any of the representations and warranties made by First Communications in the Merger Agreement ultimately proves to be inaccurate or incorrect.

As is often the case in stock for stock transactions, the representations and warranties made by Renaissance and First Communications to each other in the Merger Agreement will not survive the completion of the Merger. As a result, Renaissance and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the merger consideration if any representation or warranty made by First Communications in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representation or warranties are incorrect, Renaissance would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.


Renaissance and First Communications expect to incur significant costs associated with the Merger, whether or not the Merger is completed, which will reduce the amount of cash available for other corporate purposes.

Both Renaissance and First Communications expect to incur significant costs associated with the Merger, whether or not the Merger is completed. These costs will reduce the amount of cash available for other corporate purposes. Renaissance estimates that it will incur direct transaction costs of approximately $5.0 million associated with the Merger, which will be recorded as financing expense for accounting purposes if the Merger is completed. First Communications estimates that it will incur direct transaction costs of approximately $1.5 million, which will also be recorded as share issuance costs for accounting purposes if the Merger is completed. In addition, upon completion of the Merger, Renaissance will be required to pay $3,051,240 of previously accrued deferred underwriting fees to the underwriters in its IPO. The actual costs may exceed these estimates. In addition, the post-merger combined company may incur additional material charges reflecting additional costs associated with the arrangement in fiscal quarters subsequent to the quarter in which the Merger is completed. There is no assurance that the significant costs associated with the Merger will prove to be justified in light of the benefits ultimately realized.

The ownership interest of Renaissance’s current stockholders will be substantially reduced, resulting in a dilution of Renaissance’s current stockholders’ voting power.

Upon completion of the Merger, based on the current number of outstanding shares of First Communications common stock and assuming the cashless exercise of the T1 warrants immediately prior to the Merger, 18,460,000 million shares will be issued by Renaissance in connection with the Merger. Additionally, if the EBITDA Condition and the Warrant Condition are satisfied, an additional 19,450,000 million shares of Renaissance common stock would be issued to First Communications’ stockholders and warrantholders. The issuance of 18,460,000 million shares of Renaissance common stock, based on the number of shares of Renaissance common stock outstanding


as of the date of this proxy statement/prospectus will dilute Renaissance’s existing stockholders’ voting interest from 100% to approximately 53.8% of the post-merger combined company’s voting interests (assuming none of Renaissance’s stockholders exercise their conversion rights), and approximately 49.3% of the post-merger combined company’s voting interests (assuming 19.9% of Renaissance’s stockholders exercise their conversion rights). Additionally, in the event both the Warrant Condition and the EBITDA Condition are satisfied, such percentages would be 36.4% and 32.3%, respectively.


In addition, following the Merger, Renaissance’s outstanding common stock will be subject to substantial potential dilution by outstanding First Communications and Renaissance warrants and if the incentive compensation plan proposal is approved, from future awards granted under the 2008 Plan. Current Renaissance’s stockholders will lose the ability to control the outcome of the post-merger combined company’s stockholder votes.

The post-merger combined company may issue additional equity securities which may dilute your interest in the post-merger combined company.

In order to expand the post-merger combined company’s business, the post-merger combined company may consider offering and issuing additional equity-linked securities. Holders of the post-merger combined company’s securities may experience a dilution in the net tangible book value per share held by them if this occurs. The number of shares that the post-merger combined company may issue for cash without stockholder approval will be limited by the rules of the exchange on which the post-merger combined company’s securities are listed. However, there are generally exceptions which allow companies to issue a limited number of equity securities which would dilute your ownership.

If the Merger’s benefits do not meet the expectations of financial or industry analysts, the market price of Renaissance common stock may decline.

The market price of Renaissance common stock may decline as a result of the Merger if:

•	Renaissance does not achieve the perceived benefits of the Merger as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the Merger on Renaissance’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, Renaissance’s stockholders may experience a loss as a result of a decline in the market price of Renaissance common stock. In addition, a decline in the market price of Renaissance common stock could adversely affect Renaissance’s ability to issue additional securities and Renaissance’s ability to obtain additional financing in the future.


If Renaissance is unable to complete the Merger, its corporate existence will terminate and it will be required to liquidate.

In accordance with Renaissance’s certificate of incorporation, if Renaissance is unable to complete the business combination with First Communications by January 29, 2009, its corporate existence will terminate and it will be required to liquidate. In any liquidation, the net proceeds of Renaissance’s IPO held in the Trust Account, plus any interest earned thereon, less up to $1,875,000 of interest which has been drawn for working capital purposes and less taxes, will be distributed on a pro rata basis to the holders of Public Shares. As of September 30, 2008, there was approximately $5.93 per Public Share in the Trust Account after accounting for taxes owing and such amounts drawn for Renaissance’s working capital draw. Upon liquidation there will be no distribution with respect to Renaissance’s outstanding warrants and, accordingly, the warrants will expire and be worthless.


Renaissance does not have any operations and the post-merger combined company has never operated as a U.S. public company. Fulfilling the post-merger combined company’s obligations as a U.S. public company after the Merger will be expensive and time consuming.

The post-merger combined company has never been listed on a U.S. stock exchange and has not been required to document and assess the effectiveness of its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Although Renaissance has maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to its activities, Renaissance has not been required to establish and maintain such disclosure controls and procedures and internal controls over financial reporting as will be required with respect to a public company with substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, the post-merger combined company will be required to implement additional corporate governance practices and to adhere to a variety of reporting requirements and accounting rules. Compliance with these obligations will require significant time and resources from the post-merger combined company’s management, finance and accounting staff and will significantly increase the post-merger combined company’s legal, insurance and financial compliance costs. As a result of the increased costs associated with being a U.S. publicly listed company, the post-merger combined company’s operating income as a percentage of revenue is likely to be lower.

The completion of the Merger could result in disruptions in business, loss of customers or contracts or other adverse effects.

The completion of the Merger may cause disruptions, including potential loss of customers and other business partners, and have material adverse effects on the post-merger combined company’s business and operations. It is possible that First Communications’ pre-merger customers and other business partners, in response to the completion of the Merger, may adversely change or terminate their relationships with the post-merger combined company, which could have a material adverse effect on the business of the post-merger combined company.

The pro forma condensed combined financial statements are not an indication of the post-merger combined company’s financial condition or results of operations following the Merger.

The pro forma condensed combined financial statements contained in this proxy statement/prospectus are not an indication of the post-merger combined company’s financial condition or results of operations following the Merger. The pro forma condensed combined financial statements have been derived from the historical financial statements of Renaissance and First Communications and many adjustments and assumptions have been made regarding the post-merger combined company after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, the actual financial condition and results of operations of the post-merger combined company following the arrangement may not be consistent with, or evident from, these pro forma financial statements. In addition, the actual earnings per share (“EPS”), of the post-merger combined company may decrease below that reflected in the pro forma condensed combined financial information for several reasons. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the post-merger combined company’s actual EPS following the Merger.

If listed, Nasdaq may delist Renaissance’s securities from quotation on its exchange which could limit investors’ ability to make transactions in Renaissance’s securities and subject Renaissance to additional trading restrictions.

In connection with the Merger, Renaissance intends to apply for listing of its common stock on Nasdaq. Renaissance may not be able to meet Nasdaq’s initial listing requirements. Even if such application is accepted and the common stock is so listed, Renaissance may be unable to maintain the listing of its securities in the future.

If Nasdaq delists Renaissance’s securities from trading on its exchange, Renaissance could face significant material adverse consequences, including:

•	a limited availability of market quotations for Renaissance’s securities;

•	a limited amount of news and analyst coverage for the post-merger combined company; and

•	a decreased ability for Renaissance to issue additional securities or obtain additional financing in the future.

Activities taken by existing Renaissance’s stockholders to increase the likelihood of approval of the acquisition proposal and other proposals could have a depressive effect on the value of Renaissance common stock.


Pursuant to a share purchase plan entered into prior to Renaissance’s IPO, RAC Partners, an entity controlled by Barry W. Florescue, Renaissance’s chairman and chief executive officer, placed a limit order for $12 million of Renaissance common stock, which commenced ten business days after Renaissance filed its Current Report on Form 8-K announcing its execution of a definitive agreement for the Merger and will end on the business day immediately preceding the record date for the meeting of stockholders at which this Merger is to be voted upon. Under the terms of the share purchase plan, the purchases must be made in compliance with Rules 10b5-1 and 10b-18 under the Exchange Act. Since the placement of the limit order, as of December 1, 2008, RAC Partners had purchased 801,269 shares of Renaissance common stock for an aggregate purchase price of $4,537,832 and at an average purchase price per share of $5.66. RAC Partners may vote these shares on a proposed business combination any way it chooses. As a result, RAC Partners may be able to influence the outcome of the merger proposal and the other proposals under consideration.


At any time prior to the special meeting, during a period when they are not then aware of any material non-public information regarding Renaissance or its securities, the Renaissance Inside Stockholders, First Communications and First Communications’ stockholders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Renaissance common stock and vote the acquired shares in favor of the acquisition proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that holders of a majority of the Public Shares present at the special meeting in person or by proxy and eligible to vote thereon vote in favor of the merger proposal and that holders of fewer than 20% of the Public Shares vote against the merger proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on the value of Renaissance common stock. For example, as a result of these arrangements, an investor or stockholder may have the ability to effectively purchase common stock of Renaissance at a price lower than market and may therefore be more likely to sell the shares he or she owns, either prior to or immediately after the special meeting. Renaissance will not enter into any such arrangement, either prior to or after the consummation of the Merger, and no funds in its Trust Account will be used to make such purchases or to fund other such arrangements.

Renaissance’s staggered board may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders.


Renaissance’s proposed amended and restated certificate of incorporation provides that its board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a result, at any annual meeting only a minority of the board of directors will be considered for election. Since this “staggered board” would prevent its stockholders from replacing a majority of its board of directors at any annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders. Although its certificate of incorporation currently contemplates that Renaissance would not have a staggered board following consummation of a business combination, in light of the significant number of shares of Renaissance common stock being issued to stockholders



of First Communications, the Board of Directors did not want to give those stockholders the ability to elect a significant number of directors at a single annual meeting and thereby impact changes that could be detrimental to the current Renaissance stockholders and, accordingly, determined that it would retain a staggered board.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes is obtained to authorize the consummation of the Merger, Renaissance’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Merger will not be approved and Renaissance will be required to liquidate.

Renaissance’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Merger. If the adjournment proposal is not approved, Renaissance’s board of directors will not have the ability to adjourn the special meeting to a later date and, therefore, will not have more time to solicit additional votes to approve the consummation of the Merger. In such event, the Merger would not be completed and Renaissance will be required to liquidate if Renaissance does not consummate a business combination by January 29, 2009.


FORWARD-LOOKING STATEMENTS

Renaissance believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Renaissance is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” ”expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

Renaissance believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that it is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by it or First Communications in such forward-looking statements, including among other things:

•	the number and percentage of Renaissance stockholders voting against the merger proposal and seeking conversion;

•	Renaissance’s expectations regarding consummation and timing of the Merger and related transactions, including satisfaction of the closing conditions of the Merger;

•	the receipt of necessary regulatory approvals;

•	Renaissance’s ability to dissolve and liquidate in a timely manner and as anticipated, if necessary;

•	the post-merger combined company’s expectations regarding competition;

•	difficulties encountered in integrating the merged businesses;

•	the amount of cash on hand available to the combined company after the Merger;

•	general economic conditions;

•	industry trends;

•	changes adversely affecting the business in which First Communications is engaged;

•	legislation or regulatory requirements or changes affecting the businesses in which First Communications is engaged;

•	management of growth;

•	First Communications’ business strategy and plans;

•	fluctuations in customer demand;

•	the result of future financing efforts; and

•	outstanding litigation or vendor disputes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Renaissance, First Communications or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Renaissance and First Communications undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the merger proposal or any of the other proposals, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Renaissance and/or First Communications.

SPECIAL MEETING OF RENAISSANCE STOCKHOLDERS

General


Renaissance is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of Renaissance stockholders to be held on                     , and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Renaissance stockholders on or about           , in connection with the vote on the merger proposal, the charter amendment proposal, the incentive compensation plan proposal, the director election proposal and the adjournment proposal. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on                     , at 8:30 a.m., Eastern time, at 50 East Sample Road, Suite 400, Pompano Beach, FL 33064.


Purpose of the Renaissance Special Meeting

At the special meeting, Renaissance is asking holders of its common stock to:

•	consider and vote upon a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby;

•	consider and vote upon a proposal to amend and restate Renaissance’s certificate of incorporation to (i) change its name from “Renaissance Acquisition Corp.” to “First Communications, Inc.;” (ii) increase the number of authorized shares of Renaissance common stock from 72 million to 200 million; (iii) change Renaissance’s corporate existence to perpetual; (iv) incorporate the classification of directors that would result from the election of directors in the manner described in the director election proposal; (v) delete the present Article Sixth and its preamble, as such provisions will no longer be applicable to Renaissance after the Merger, and to renumber succeeding Articles accordingly; and (vi) make certain other changes that its board of directors believes are immaterial;

•	consider and vote upon a proposal to approve the adoption of the 2008 Plan;

•	consider and vote upon a proposal to elect nine directors to Renaissance’s board of directors effective immediately following and contingent upon the closing of the Merger, of whom three will serve until the annual meeting to be held in 2009, three will serve until the annual meeting to be held in 2010 and three will serve until the annual meeting to be held in 2011 and, in each case, until their successors are elected and qualified; and

•	consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the special meeting, Renaissance would not have been authorized to consummate the Merger.

Recommendation of Renaissance Board of Directors

Renaissance’s board of directors:

•	has unanimously determined that each of the merger proposal, the charter amendment proposal and the incentive compensation plan proposal is fair to and in the best interests of Renaissance and its stockholders;

•	has unanimously approved the merger proposal, the charter amendment proposal and the incentive compensation plan proposal;

•	unanimously recommends that Renaissance common stockholders vote “FOR” the merger proposal;

•	unanimously recommends that Renaissance common stockholders vote “FOR” the charter amendment proposal;

•	unanimously recommends that Renaissance common stockholders vote “FOR” the incentive compensation plan proposal;

•	unanimously recommends that Renaissance common stockholders vote “FOR” the persons nominated by its management for election as directors; and

•	unanimously recommends that Renaissance’s stockholders vote “FOR” an adjournment proposal if one is presented to the meeting.

Record Date; Who is Entitled to Vote


Renaissance has fixed the close of business on                     , as the “record date” for determining Renaissance stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on                     , there were 21,840,000 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote per share at the special meeting.


Pursuant to agreements with Renaissance, the 3,900,000 shares of common stock held by the Renaissance Inside Stockholders will be voted on the merger proposal in accordance with the majority of the votes cast at the special meeting on such proposal by the holders of the Public Shares. The vote of such shares will not affect the outcome of the vote on the merger proposal.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Renaissance but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If you do not give the broker voting instructions, under applicable self-regulatory organization rules, your broker may not vote your shares on “non-routine” proposals, such as the merger proposal, the charter amendment proposal and the incentive compensation plan proposal. Since a stockholder must affirmatively vote against the merger proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. See the information set forth in “Special Meeting of Renaissance Stockholders — Conversion Rights.”

Vote of Renaissance’s Stockholders Required

The approval of the merger proposal, the incentive compensation plan proposal and the adjournment proposal, if presented, will require the affirmative vote of the holders of a majority of Renaissance common stock present at the special meeting in person or by proxy and entitled to vote thereon. Abstentions are deemed entitled to vote on such proposals. Therefore, they have the same effect as a vote against either proposal. Broker non-votes are not deemed entitled to vote on such proposals and, therefore, they will have no effect on the vote on such proposals.

The charter amendment proposal will require the affirmative vote of the holders of a majority of Renaissance common stock outstanding on the record date. Because this proposal requires the affirmative vote of a majority of the shares of common stock outstanding for approval, abstentions and broker non-votes will have the same effect as a vote against this proposal.

Directors are elected by a plurality. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Voting Your Shares

Each share of Renaissance common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Renaissance common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of Renaissance common stock at the special meeting:

•	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Renaissance’s board “FOR” the merger proposal, the charter amendment proposal, the incentive compensation plan proposal, the persons nominated by Renaissance’s management for election as directors and, if necessary, an adjournment proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

•	You Can Attend the Special Meeting and Vote in Person. Renaissance will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Renaissance can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Mark Seigel, Renaissance’s secretary, in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Renaissance common stock, you may call Mark Seigel, Renaissance’s secretary, at (954) 784-3031.

Conversion Rights

Any stockholders holding Public Shares as of the record date who affirmatively vote their Public Shares against the merger proposal may also demand that Renaissance convert such shares into a pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Merger. If demand is properly made and the Merger is consummated, Renaissance will convert these shares into a pro rata portion of funds deposited in the Trust Account plus interest, calculated as of such date.

Renaissance stockholders who seek to exercise this conversion right must affirmatively vote against the merger proposal. Abstentions and broker non-votes do not satisfy this requirement. Additionally, holders demanding conversion must deliver their stock (either physically or electronically using Depository Trust Company’s DWAC System to Renaissance’s transfer agent promptly after the meeting, within the time period specified in a letter that will be sent by or on behalf of Renaissance to holders who elect to convert, which will be not less than 20 days after the date of the letter.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash.


The closing price of Renaissance common stock on            (the record date for the Renaissance special meeting) was $         . The cash held in the Trust Account on           was approximately $          ($          per Public Share). Prior to exercising conversion rights, stockholders should verify the market price of Renaissance common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Renaissance cannot assure its stockholders that they will be able to sell their shares of Renaissance common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in Renaissance securities when Renaissance stockholders wish to sell their shares.


If the holders of at least 3,588,000 or more Public Shares (an amount equal to 20% or more of the Public Shares), vote against the merger proposal and properly demand conversion of their shares, Renaissance will not be able to consummate the Merger.

If you exercise your conversion rights, then you will be exchanging your shares of Renaissance common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the merger proposal, properly demand conversion, and deliver your stock certificate (either physically or electronically) to Renaissance’s transfer agent after the meeting within the time period specified in a notice that you will receive from or on behalf of Renaissance, which period will be not less than 20 days after the date of the notice.

Appraisal Rights

Stockholders of Renaissance do not have appraisal rights in connection with the Merger under the DGCL.

Holders of record of First Communications common stock who do not vote in favor of adopting the Merger, and who otherwise comply with the applicable provisions of Section 262 of DGCL will be entitled to exercise appraisal rights under Section 262 of the DGCL. Under the Merger Agreement, if more than 10% of the outstanding shares of First Communications common stock exercise appraisal rights, Renaissance may terminate the Merger Agreement.

Proxy Solicitation Costs

Renaissance is soliciting proxies on behalf of its board of directors and will pay the cost of this proxy solicitation. This solicitation is being made by mail but also may be made by telephone or in person. Renaissance and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means.

Renaissance will ask banks, brokers and other institutions, nominees and fiduciaries to forward proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Renaissance will reimburse them for their reasonable expenses.

Renaissance Inside Stockholders


As of           , the record date, the Renaissance Inside Stockholders beneficially owned and were entitled to vote 3,900,000 Original Shares. The Original Shares issued to the Renaissance Inside Stockholders constituted approximately 17.9% of the outstanding shares of Renaissance common stock immediately after the IPO. In connection with the IPO, Renaissance and Ladenburg Thalmann entered into agreements with each of the Renaissance Inside Stockholders pursuant to which each Renaissance Inside Stockholder agreed to vote his or its Original Shares on the merger proposal in accordance with the majority of the votes cast by the holders of Public Shares. The Renaissance Inside Stockholders have also indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the meeting. The Original Shares have no liquidation rights and will


be worthless if no business combination is effected by Renaissance. In connection with the IPO, the Renaissance Inside Stockholders entered into an escrow agreement pursuant to which their Original Shares will be held in escrow until the earlier of twelve months after a business combination or Renaissance’s liquidation.


Pursuant to a share purchase plan entered into prior to Renaissance’s IPO, RAC Partners, an entity controlled by Barry W. Florescue, Renaissance’s chairman and chief executive officer, placed a limit order for $12 million of Renaissance common stock, which commenced ten business days after Renaissance filed its Current Report on Form 8-K announcing its execution of a definitive agreement for the Merger and will end on the business day immediately preceding the record date for the meeting of stockholders at which this Merger is to be voted upon. Under the terms of the share purchase plan, the purchases must be made in compliance with Rules 10b5-1 and 10b-18 under the Exchange Act. Since the placement of the limit order, as of December 1, 2008, RAC Partners had purchased 801,269 shares of Renaissance common stock for an aggregate purchase price of $4,537,832 and at an average purchase price per share of $5.66. RAC Partners may vote these shares on a proposed business combination any way it chooses. As a result, RAC Partners may be able to influence the outcome of the merger proposal and the other proposals under consideration.


Additionally, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Renaissance or its securities, the Renaissance Inside Stockholders, First Communications or First Communications’ stockholders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Renaissance common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares cast on the merger proposal vote in its favor and that holders of fewer than 20% of the Public Shares vote against the merger proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. As of the record date, Mr. Florescue beneficially owned            Public Shares, and Charles Miersch beneficially owned           Public Shares.

While the exact nature of any incentives that would be provided by the Renaissance Inside Stockholders, First Communications or First Communications’ stockholders and/or their respective affiliates has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Renaissance Inside Stockholders for nominal value. Renaissance will not enter into any such arrangement, either prior to or after the consummation of the Merger, and no funds in its Trust Account will be used to make such purchases or to fund other such arrangements.

Entering into any such arrangements may have a depressive effect on Renaissance’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 20% or more of the Public Shares will vote against the acquisition proposal and exercise their conversion shares.

Other than the arrangement with Barry Florescue as described above, as of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Renaissance will file a Current Report on Form 8-K to disclose other arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger and charter amendment proposal or the conversion threshold.

THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the Merger and the principal terms of the Merger Agreement by and among Renaissance, First Communications and certain of the stockholders of First Communications is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Merger

The Merger Agreement provides for the merger of Merger Sub I with and into First Communications, with First Communications continuing as the surviving corporation and First Communications immediately thereafter merging with and into Merger Sub II, with Merger Sub II continuing as the surviving limited liability company.

Merger Consideration

Under the terms of the Merger Agreement, in exchange for all of the outstanding shares of First Communications’ capital stock and certain First Communications warrants which will be irrevocably exercised on a cashless basis immediately prior to and contingent upon the consummation of the Merger, as further described below, Renaissance will issue shares of Renaissance common stock comprised of:

•	18,460,000 shares of Renaissance common stock, where each share of outstanding First Communications common stock will be converted into the right to receive 0.57361 of a single validly issued, fully paid and nonassessable share of Renaissance common stock;

•	up to an additional 9,950,000 shares of Renaissance common stock (less the number of shares that would have been issuable to First Communications stockholders who properly exercised their appraisal rights) which will be placed into an escrow account and distributed proportionally to each stockholder based on its ownership interest if, for any fiscal quarter from September 13, 2008 through June 30, 2011, the surviving corporation has an annualized adjusted EBITDA equal to or greater than the EBITDA target, which is more fully described below.

•	up to an additional 8,500,000 shares of Renaissance common stock (less the number of shares that would have been issuable to First Communications stockholders who properly exercised their appraisal rights) which will be placed into an escrow account and distributed proportionately to each First Communications’ stockholder as of the closing based on its ownership interest if Renaissance has the right to redeem the warrants it issued in connection with its IPO at any time prior to their exercise and at any time after the warrants become exercisable if the last sale price of Renaissance common stock has been at least $8.50 per share, on each of 20 trading days within any 30 trading day period ending on January 28, 2011. If all warrants are exercised prior to the date the Warrant Condition is satisfied, Renaissance remains obligated to pay such amount upon satisfaction of the Warrant Condition.


Based on the closing market price of $5.80 per share on September 12, 2008, the last trading day prior to the announcement of the Merger Agreement, the Initial Shares had an aggregate value of $107,068,000. Based on the closing market price of $5.76 per share on December 1, 2008, the Initial Shares had an aggregate value of $106,329,600.


In addition, holders of First Communications Series A Preferred Stock will receive an aggregate of $15.0 million in cash consideration, together with an accrued dividend of 12% per annum, pro rated and calculated from September 28, 2008 in exchange for their shares of Series A Preferred Stock.

EBITDA Condition

9,950,000 shares of Renaissance common stock will be distributed to First Communications’ stockholders if, for any fiscal quarter from September 13, 2008 through June 30, 2011, First Communications or the post-merger combined company has an annualized adjusted EBITDA equal to or greater than the EBITDA target. EBITDA is defined as income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus amortization of intangible assets, plus any expenses arising solely from the Merger charged to income in such fiscal quarter and will be calculated for an applicable fiscal quarter based on the unaudited reviewed financial statements of First Communications or the post-merger combined company. The EBITDA target is $50 million plus the sum of any target increases, which will be 1/7 of the aggregate consideration paid by First Communications prior to the Merger or the post-merger combined company, as applicable, for any acquisition consummated between September 13, 2008 and June 30, 2011, other than the acquisition of Globalcom. In determining whether the EBITDA Condition has been satisfied for the fiscal quarter during which such acquisition is consummated, the target increase will be 1/7 of such aggregate consideration multiplied by a fraction (A) the numerator of which shall be the number of days beginning on the date of the consummation of such acquisition and ending on the last day of such fiscal quarter and (B) the denominator of which shall be the total number of days in such fiscal quarter.


If the Merger closes after December 31, 2008, Renaissance will file a Current Report on Form 8-K disclosing whether the EBITDA target was satisfied with respect to the quarter then ended.


If the EBITDA Condition is not satisfied by June 30, 2011, then Renaissance and the Stockholders’ Representative will deliver joint written instructions to the escrow agent to release the remaining shares held in escrow pursuant to the EBITDA Condition to Renaissance on August 31, 2011 and such securities will be cancelled.

First Communications Warrants

As of September 1, 2008, First Communications had the following outstanding:

•	warrants to purchase a total of 5,333,333 shares of First Communications common stock at an exercise price of $0.05 per share expiring on July 2, 2012 (“T1 Warrants”);

•	warrants to purchase a total of 8,000,000 shares of First Communications common stock at an exercise price of $7.50 per share and an expiration date of three years following the redemption of all of the Series A Preferred Stock held by the holder of such warrant (“T2 Warrants”); and

•	warrants to purchase a total of 2,000,000 shares of First Communications common stock at an exercise price of $7.50 per share and an expiration date of three years following the redemption of all of the Series A Preferred Stock (“T3 Warrants”).

Each of the holders of the T1 Warrants has agreed pursuant to a separate agreement irrevocably to make a cashless exercise of their T1 Warrants, immediately prior to and conditionally upon, the closing of the Merger. First Communications common stock will have a fair market value of $5.00 for purposes of this cashless exercise. Each share of First Communications common stock which a holder of a T1 warrant receives upon the exercise of the T1 Warrants will be converted into the right to receive the same merger consideration as the First Communications stockholders. An aggregate of 3,028,661 shares of Renaissance common stock will be issued to the holders of T1 Warrants. Additionally, they will be eligible to receive their proportionate share of any shares issued pursuant to the satisfaction of the Warrant Condition and the EBITDA Condition, which are described above.

Certain holders of the T2 Warrants and T3 Warrants have entered into exchange agreements pursuant to which they will receive a new warrant entitling them to receive with respect to each share of First Communications common stock for which a T2 Warrant or T3 Warrant is exercisable (A) the right to acquire 0.25 shares of Renaissance common stock exercisable at $9.00 per share expiring on January 28, 2011 for a total number of new warrants not to exceed 2,500,000 in the aggregate and (B) the right to receive 1/10th of a share of Renaissance common stock upon the satisfaction of the Warrant Condition for a total number of shares of Renaissance common stock not to exceed 1,000,000 in the aggregate. Renaissance will deposit into the escrow account up to 1,000,000 shares of its common stock to satisfy the Warrant Condition obligation to the T2 and T3 Warrant Holders. In the event that Warrant Condition is not satisfied by January 28, 2011, then on January 31, 2011, all the shares deposited into the escrow account to will be released to Renaissance and cancelled.

First Communications anticipates that all T2 Warrant Holders will enter into the exchange agreement. Under the Merger Agreement, First Communications is obligated to use its reasonable efforts to cause all remaining holders of the T3 Warrants who have not previously exercised their T3 Warrants, to exercise and exchange these warrants on the same terms and conditions as the exercising holders pursuant to the exchange agreement. To the extent such holders still do not exercise their rights, such T3 Warrants will remain outstanding in accordance with their terms. As all of the shares of Series A Preferred Stock are being redeemed upon consummation of the Merger, any T3 warrants remaining outstanding after the Merger will expire three years from the date of the Merger.

Fractional Shares

No fractional shares of Renaissance common stock will be issued in the Merger. In lieu thereof, Renaissance will pay each holder of First Communications common stock who would otherwise be entitled to a fractional share in the Merger, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by $6.00.

Appraisal Rights

Any First Communications Holder who did not vote in favor of the Merger or consent in writing and who has demanded appraisal for such shares in accordance with the DGCL will not receive shares of Renaissance common stock, unless such holder fails to perfect, withdraws or otherwise loses such appraisal right under the DGCL. First Communications is obligated to give Renaissance prompt notice of any demands for appraisal pursuant to the DGCL received by them and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL prior to the consummation of the Merger. First Communications will not, except with the prior written consent of Renaissance, which will not be unreasonably withheld, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Renaissance may terminate the Merger Agreement in the event that holders of more than 10% of the outstanding shares of First Communications exercise their dissenters rights.

Voting Agreement

As a condition to consummation of the Merger, First Communications has agreed to delist its shares of common stock from AIM and to call a general meeting of its stockholders for the purpose of voting upon the delisting. On September 13, 2008, Renaissance, First Communications and certain First Communications Holders, who in the aggregate represented at least 75% of the voting power of First Communications, entered into a voting agreement pursuant to which each First Communications Holder party to the agreement agreed to vote to delist First Communications from the AIM at any meeting of the stockholders called to vote upon such delisting and granted Renaissance, or any nominee of Renaissance, an irrevocable proxy to vote the shares held by them at any such meeting.

Escrow Agreement

Upon the closing of the Merger, Renaissance, the Stockholders’ Representative and an escrow agent will enter into an escrow agreement, a form of which is attached to this proxy statement/prospectus as Annex E, pursuant to which, upon consummation of the Merger, Renaissance will deposit with the escrow agent an amount of shares of Renaissance common stock sufficient to satisfy its obligations with respect to the EBITDA Condition and the Warrant Condition. If the Warrant Condition is not satisfied by January 28, 2011, then on or prior to January 31, 2011, Renaissance and the Stockholders’ Representative will deliver joint written instructions to the escrow agent to release all the shares subject to the Warrant Condition deposited into the escrow account to Renaissance and such shares will be cancelled. If the EBITDA Condition is not satisfied by June 30, 2011, then Renaissance and the Stockholders’ Representative will deliver joint written instructions to the escrow agent to release the remaining shares held in escrow pursuant to the EBITDA Condition to Renaissance on August 31, 2011 and such shares will be cancelled.

Name; Headquarters; Stock Symbols

After completion of the Merger:

•	the name of Renaissance will be First Communications, Inc.;

•	the corporate headquarters and principal executive offices of Renaissance will be located at 3340 West Market Street, Akron, OH 44333, which is First Communications’ corporate headquarters; and

•	Renaissance common stock, warrants and Units, which are currently quoted on the American Stock Exchange under the symbols RAK, RAK.WS and RAK.U, respectively, will be listed for trading on Nasdaq if an application made by Renaissance to such effect is granted.

Background of the Merger

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Renaissance and First Communications. The following is a brief discussion of the background of these negotiations, the Merger Agreement and related transactions.

Renaissance is a blank check company incorporated in Delaware on April 17, 2006 in order to serve as a vehicle for the acquisition of an operating business. On February 1, 2007, Renaissance completed its IPO of 15,600,000 Units, and on February 16, 2007, Renaissance completed the closing of an additional 2,340,000 Units that were subject to the underwriter’s over-allotment option. Beginning February 15, 2007, Renaissance common stock and warrants began trading separately on the American Stock Exchange. The public offering price of each Unit was $6.00, and Renaissance generated gross proceeds of $107,640,000 in the IPO (including proceeds from the exercise of the over-allotment option). Of the gross proceeds: (i) Renaissance deposited $104,147,840 in the Trust Account at JPMorgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company as trustee, which included $3,051,240 of deferred underwriting fees; (ii) the underwriters received $4,811,160 as underwriting fees (excluding the deferred underwriting fees); and (iii) Renaissance retained $781,000 for offering expenses. In addition, Renaissance deposited into the Trust Account $2,100,000 that it received from the issuance and sale of 4,666,667 warrants to RAC Partners and to its directors Charles Miersch and Morton Farber on February 1, 2007.

During the period from February 2007 through September 2008, Renaissance was involved in sourcing and evaluating prospective businesses in search of potential business combinations. To minimize potential conflicts of interest which may have arisen from multiple corporate affiliations, each of Renaissance’s officers and directors agreed, until the earliest of a business combination, liquidation or such time as he ceases to be an officer or director, to present to Renaissance prior to any other entity, any business opportunity which may reasonably be required to be presented to Renaissance under Delaware law, in accordance with his fiduciary obligations. In general, officers and directors of a corporation incorporated under Delaware law are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Renaissance was created to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. As such, its officers and directors are responsible for identifying, evaluating and selecting a target business and in their capacity as officers and directors of Renaissance have focused their work on finding and analyzing potential acquisition targets, analyzing valuation work, negotiating potential transaction terms with potential target companies and reviewing various business case scenarios. In addition, they have assisted Renaissance by preparing investment materials, analyzing market and industry research, coordinating and reviewing due diligence work, providing technical financial modeling, including pro forma financial statements, coordinating and analyzing business plans and assisting in the preparation of applicable SEC financial information and documentation. Renaissance attempted to source opportunities both proactively and reactively, and given the mandate to find a suitable business combination partner, did not limit itself to any one transaction structure (i.e. cash versus stock issued to seller, straight merger, corporate spin-out or management buy-out). Proactive sourcing involved Renaissance management, among other things:

•	initiating conversations, whether via phone, e-mail or other means and whether directly or via their underwriters with third-party companies they believed may make attractive business combination partners;

•	contacting professional service providers (lawyers, accountants, consultants and bankers);

•	utilizing their own network of business associates and friends for leads;

•	working with third-party intermediaries, including investment bankers;

•	inquiring of business owners of their interest in selling their business; and

•	engaging consultants with whom Renaissance entered into success fee based engagement letters.

Reactive sourcing involved fielding inquiries or responding to solicitations by either (i) companies looking for capital or investment alternatives or (ii) investment bankers or other similar professionals who represented a company engaged in a sale or fundraising process.

The efforts of the officers and directors of Renaissance included discussions with other board members that highlighted the particular industry, profiled companies which might be attractive business combination candidates and provided valuation multiples for companies in the sector.

Promptly following Renaissance’s IPO, Renaissance contacted several hundred investment bankers, private equity firms, consulting firms, legal and accounting firms, as well as numerous other business relationships. In addition, in February and March 2007, Renaissance directly solicited owners and executives of privately owned businesses and publicized the fact that Renaissance was looking to merge with a private company. Through these efforts, Renaissance identified and reviewed information with respect to more than 200 target companies.


Between March 2007 and September 2008, based on Renaissance’s screening efforts and criteria evaluation, several companies were determined as appropriate targets to advance to the next phase of the selection process. Non-disclosure agreements (and trust waivers) were signed with these potential targets and preliminary discussions were initiated. From this universe of potential targets, seven companies were further pursued to the extent that Renaissance held substantive discussions regarding the type, timing and amount of consideration to be provided in a potential transaction, conducted extensive due diligence and engaged the potential seller in a negotiation process. In each of these cases, Renaissance pursued the transaction because it believed the target company represented a favorable opportunity for Renaissance stockholders. Furthermore, in the cases of the targets in the consumer products, restaurants and finance industries, Renaissance’s management had experience in managing these businesses and it had been Renaissance’s intention to focus on these businesses from its inception. However, except for First Communications, in each case, Renaissance was unable to reach a mutually acceptable transaction value and structure with the target.

The following table highlights the target businesses on which Renaissance advanced to the negotiation stage, but which were ultimately dismissed as a business combination candidate:

Target Company Business	Activity Period	Reason not Pursued
Plastic Disposable Consumer Products	March 2007 – July 2008	Executed letter of intent; did not win auction process
National Casual Restaurant Chain	March 2007 – June 2007	Executed letter of intent; did not win auction process
National Upscale Restaurant Chain	May 2007 – August 2007	Executed letter of intent; seller decided not to sell after beginning definitive documentation

Target Company Business	Activity Period	Reason not Pursued
Specialty Finance	October 2007 – February 2008	Executed letter of intent; did not agree on valuation and structure
Networking Hardware Equipment	November 2007 – May 2008	Executed letter of intent; seller decided to pursue a different transaction
Investment Banking Firm	November 2007 – January 2008	Could not agree on valuation
Dry Bulk Shipping	April 2008 – August 2008	Executed letter of intent; could not agree on valuation and structure; tax issues

On April 8, 2008, Rick Bloom, president and chief operating officer of Renaissance, was contacted by Dan Esters and Jason Gredell of Jefferies. Messrs. Esters and Gredell explained that First Communications was seeking to raise equity capital in connection with an acquisition opportunity, and that a special purpose acquisition company, such as Renaissance, would address First Communications’ equity raising goals while also achieving another objective of moving to a United States market exchange.

On April 10, 2008, Jefferies provided Renaissance with certain non-confidential information regarding First Communications, as well as a confidentiality agreement. The Renaissance team reviewed the materials and began gathering public valuation data and industry research with the assistance of Jefferies.

During April and May 2008, Renaissance continued to review and consider the First Communications opportunity with Jefferies, while also continuing to investigate various other opportunities. Mr. Bloom maintained contact with Scott Honour of The Gores Group, LLC (“Gores”), which holds preferred and common equity in First Communications, regarding the prospective transaction and why it represented a compelling opportunity for both Renaissance and First Communications stockholders. The Renaissance team, led by Barry Florescue, Renaissance’s chairman and chief executive officer, analyzed precedent merger and acquisition transaction valuations, as well as publicly comparable company valuations. It also considered First Communications’ business plan, including the opportunity to integrate acquisitions, and what Renaissance believed to be a scalable platform due to the operational leverage and ability to add capacity to existing fiber assets.


On June 17, 2008, Mr. Bloom spoke with representatives of Jefferies further regarding a potential transaction, and Jefferies provided Renaissance the additional information requested. At this time, Renaissance began to focus more closely on First Communications as a potential target because the business was well positioned to take advantage of being a public company listed in the United States, and that the current owners’ goals were strongly aligned with the special purpose acquisition company structure. Specifically, the existing owners were interested in retaining their existing equity interest, and using Renaissance’s cash to take advantage of both organic and acquisition-based growth opportunities. Renaissance’s management found this type of transaction structure to be very attractive because it aligned the interests of Renaissance’s shareholder base with the existing owners and also because Renaissance’s initial due diligence reflected that the opportunities to invest capital into new projects and acquisitions could result in significant shareholder returns. Additionally, Renaissance was encouraged by the fact that First Communications’ existing owners were willing to take a substantial portion of their merger consideration in the form of “contingent” shares — shares that would be earned both through the achievement of increased operating performance as well as through attaining specific share price thresholds. Renaissance noted that this would likely be an attractive form of consideration because it would protect its existing shareholders by effectively reducing total consideration if certain operating projections or expected market valuations were not achieved in the future.

Over the next few days, Renaissance reviewed the additional information in the proposal and submitted a preliminary proposal for a reverse merger transaction to Jefferies on June 26, 2008. The proposal was based on both the valuation and analytical work that had been performed, and was also structured in a manner which addressed Renaissance’s goal of providing a strong value to existing Renaissance stockholders while also giving existing First Communications stockholders an ability to earn into an attractive valuation through contingent consideration based on executing First Communications’ business plan. Specifically, Renaissance’s proposal contemplated that it would issue to First Communications’ shareholders a total of 28 million shares of Renaissance common stock, with



approximately 14 million of those shares issued at closing in the form of non-contingent consideration and the remainder placed in escrow and released on a contingent basis to the extent certain stock price and performance-based targets were achieved after closing. This proposal attributed a total value to First Communications’ shares of approximately $168 million assuming a future Renaissance stock price of $6.00 (which amount includes the contingent shares).

On July 2, 2008, Mr. Bloom and Mark Seigel, vice president and treasurer of Renaissance, spoke by phone with representatives of both Jefferies and Gores and the parties agreed that Gores would respond formally to Renaissance’s preliminary proposal.

Over the course of the next few weeks, Renaissance, Jefferies and Gores maintained frequent communication as they discussed and negotiated the timing of the transaction, the performance criteria for the contingent consideration and the initial and contingent consideration amounts. Gores had responded to Renaissance’s June 26, 2008 proposal by noting that its forecast 2008 operating performance was materially better than the assumptions Renaissance had made in that proposal. Gores provided updated financial information in support of its claim and its desire to receive more shares than Renaissance had initially offered. Based upon Renaissance’s analysis of the new financial data, as well as subsequent refined valuation work both internally generated and based upon market research provided by Jefferies, Renaissance became comfortable with offering a greater number of shares as merger consideration.

On July 19, 2008, Renaissance submitted a revised written proposal to First Communications. This proposal contemplated that Renaissance would issue to First Communications’ existing shareholders a total of 37.8 million shares of Renaissance common stock, with approximately 18.8 million of those shares issued at closing in the form of non-contingent consideration and the remaining shares placed in escrow and released on a contingent basis to the extent certain stock price and performance-based targets were achieved after closing. This provided a total value to First Communications’ shares of approximately $227 million assuming a future Renaissance stock price of $6.00.


On July 30 and July 31, 2008, Messrs. Bloom and Seigel met with First Communications’ management team and Jefferies at First Communications’ headquarters in Akron, OH and further discussed the terms of a proposed transaction, focusing specifically on timing and the performance criteria for the two components of the contingent consideration.

On August 5, 2008, the board of directors of Renaissance held a telephonic board meeting to discuss Renaissance’s progress in the negotiations with First Communications. The board reviewed the general terms of a proposed transaction. Renaissance’s board unanimously approved execution of a non-binding letter of intent with First Communications.

On August 15, 2008, Renaissance, First Communications and Gores, as Stockholders’ Representative, executed a non-binding letter of intent which outlined the terms under which both sides agreed to work towards a definitive agreement and provided limitations on both Renaissance’s and First Communications’ ability to pursue alternative transactions.


On August 16, 2008, Renaissance provided a detailed business due diligence request list to First Communications. Over the next several weeks First Communications provided due diligence information to Renaissance and its advisors, including Jefferies and Dechert LLP. Renaissance conducted business due diligence on First Communications during this period.

On August 19, 2008, Dechert LLP, on behalf of Renaissance, provided First Communications with a draft merger agreement which formed the basis for the negotiation of a definitive agreement between Renaissance and First Communications. This initial draft included provisions for the indemnification of Renaissance by First Communications stockholders with respect to the representations and warranties contained in the merger agreement, with shares of Renaissance common stock to be held in escrow to satisfy any indemnification obligations. First Communications engaged its outside counsel, Bingham McCutchen LLP, to assist it in the negotiation of the merger agreement with Renaissance. First Communications also received certain due diligence information from Renaissance during this period and reviewed the information regarding Renaissance over the succeeding weeks.


On August 22, 2008, Renaissance held a telephonic meeting of the board of directors, where it updated the board of directors on certain matters relating to the potential transaction with First Communications including the status of due diligence, the Merger Agreement and other relevant matters. Messrs. Florescue, Bloom and Seigel presented to the board of directors various findings relating to accounting and financial due diligence that would impact both the valuation ascribed to the investment as well as the process through which First Communications would pursue an effective registration statement.

At this meeting, the board of directors approved the management’s engagement of financial and accounting advisors in connection with Renaissance’s evaluation of the proposed transaction.

Renaissance engaged FTI Consulting, Inc. (“FTI”) to conduct financial and accounting due diligence with respect to First Communications in connection with the proposed transaction. Representatives from FTI spent several days with First Communications’ management at its headquarters in Akron, OH, reviewed audited and interim financial statements and held discussions with management. During the period of its review, FTI provided updates regarding its analysis to Renaissance on a regular basis.

Renaissance engaged Houlihan Smith to render a fairness opinion to the board of directors as to whether, on the date of such opinion, the purchase price was fair, from a financial point of view, to Renaissance’s stockholders, and to opine on whether the fair market value of First Communications was at least equal to 80% of the net assets of Renaissance. Representatives of Houlihan Smith held discussions with Renaissance, Jefferies and the management team of First Communications, reviewed materials including, a draft of the Merger Agreement, dated September 7, 2008, financial statements of First Communications, Globalcom and companies acquired by First Communications, internal financial statements and financial projections prepared by both First Communications and Renaissance, as well as other due diligence materials concerning both First Communications and its industry provided by Renaissance.

Between August 19 and September 8, 2008, the Merger Agreement and related documentation were negotiated by Renaissance and First Communications along with their respective legal representatives.


On August 29, 2008, Renaissance and First Communications agreed to decrease the number of contingent shares to be released from escrow to First Communications’ existing stockholders upon the achievement of the stock price and performance-based targets from 19,000,000 to 18,000,000, and to release 1,000,000 shares to the holders of the T2 Warrants and the T3 Warrants who would exchange such warrants for warrants to purchase Renaissance common stock upon the achievement of such targets.

In addition, on September 6, 2008, Renaissance and First Communications agreed that the representations and warranties of First Communications would not survive the consummation of the Merger and Renaissance would not be indemnified for any breaches of such representations and warranties.


On September 8, 2008, Renaissance convened a telephonic meeting of the board of directors to discuss the Merger Agreement and related agreements. Renaissance’s executive management presented to the board of directors various aspects of the proposed merger and Houlihan Smith delivered a presentation in which it opined that the purchase price was fair, from a financial point of view, to the stockholders of Renaissance, and that the transaction met the 80% net asset test. After a detailed discussion and question and answer session, the board of directors approved the Merger Agreement and other related documents substantially in the form presented to the board of directors and authorized and empowered certain Renaissance officers to execute and deliver the Merger Agreement on behalf of Renaissance. The board of directors further resolved to recommend to the stockholders of Renaissance that they approve and adopt the Merger Agreement.

Renaissance and First Communications continued to negotiate the Merger Agreement and ancillary agreements through September 13, 2008. On September 13, 2008, the parties executed the Merger Agreement and jointly announced their agreement by means of a press release on the morning of September 15, 2008.

On September 22, 2008, Renaissance and First Communications filed a Form 8-K containing an investor presentation which provided further public disclosure on the Merger. A joint public conference call was held that morning to present the Merger and take questions from the public regarding the Merger.

On September 30, 2008, as a result of certain changes to the financial statements of First Communications after the rendering of Houlihan Smith’s fairness opinion, Houlihan Smith reaffirmed its opinion in a letter to Renaissance, for which Renaissance paid a fee of $5,000.

Renaissance’s Board of Directors’ Reasons for the Approval of the Merger

The Renaissance board of directors has concluded that the Merger with First Communications is in the best interests of Renaissance’s stockholders and unanimously recommends that you vote “FOR” the merger proposal.

In arriving at its determination to approve the Merger Agreement with First Communications, the board of directors of Renaissance relied on information (including financial information) relating to First Communications, the regulatory environment, industry dynamics, the reports of outside due diligence consultants and its own collective experience in investing in, managing and financing growth companies.

The Renaissance board of directors also confirmed that the Merger with First Communications would satisfy the conditions for a merger candidate as set forth in the Renaissance final prospectus dated January 29, 2007 for Renaissance’s IPO, including the requirement that First Communications’ fair market value as the target business equal at least 80% of Renaissance’s net assets (excluding the amount held in the Trust Account representing a portion of the underwriters’ discount). The fair market value of First Communications was determined by the board of directors based on a variety of factors generally accepted by the financial community in valuing companies, including a comparative company analysis in which the board of directors analyzed other telecommunications companies. The board of directors also considered the opinion of Houlihan Smith dated September 8, 2008 to the effect that, as of such date, the fair market value of First Communications as indicated by Houlihan Smith’s financial analyses was at least equal to $83 million. A copy of Houlihan Smith’s opinion, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Smith in preparing its opinion is attached as Annex D and is discussed below under the section entitled “Merger Proposal — Fairness Opinion.”

The Renaissance board of directors considered financial data for selected telecommunications companies with publicly traded securities that it deemed similar to First Communications in one or more financial, operating or other respects as part of its analysis, as well as similar analyses which Houlihan Smith reviewed with the board of directors in connection with rendering its opinion.

The Renaissance board of directors considered a wide variety of factors in connection with its evaluation of the Merger. In light of the complexity of those factors, the Renaissance board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Renaissance board may have given different weight to different factors. Such factors included, among other things:

•	First Communications’ financial condition and results of operations;

•	First Communications’ growth potential;

•	the experience and skills of First Communications’ management and the availability of additional personnel;

•	First Communications’ competitive position;

•	barriers to entry;

•	the regulatory environment for First Communications;

•	the valuation of comparable companies;

•	the valuation of comparable merger/acquisition transactions;

•	First Communications’ industry dynamics, including the competitive landscape;

•	favorable long-term growth prospects;

•	the reports of outside due diligence consultants retained by Renaissance;

•	research reports published by third-parties on markets and/or companies similar to First Communications;

•	future capital requirements;

•	costs associated with effecting the transaction;

•	the oral opinion of Houlihan Smith to the board of directors of Renaissance on September 8, 2008 (which was subsequently confirmed in writing by delivery of Houlihan Smith’s written opinion dated September 8, 2008) with respect to whether the fair market value of First Communications as indicated by Houlihan Smith’s financial analyses was at least equal to $83 million;

•	the underlying businesses and components of First Communications; and

•	Renaissance’s management’s experience in building, managing and financing growth companies, including various relationships or strategies that Renaissance could bring to bear with First Communications to potentially accelerate growth, enter new markets, increase market share, improve profitability and trade at premium multiples relative to its peer group going forward.

The analysis of the Renaissance’s board of directors in reaching this conclusion is described in more detail below. In considering the Merger, the Renaissance’s board gave considerable weight to the following positive factors:

•	First Communications’ record of revenue growth and high potential for future growth, as well as its historical financial performance;

•	First Communications’ diversified revenue stream in terms of multiple business segments and geographic markets and a lack of customer concentration;

•	First Communications’ prospective position as an acquisition platform in a highly fragmented industry and compelling acquisition opportunities; and

•	Renaissance board of directors’ belief that First Communications has the ability to continue its growth because opportunities exist to:

•	expand current business both organically and through acquisitions;

•	build wireless towers and attachments to existing towers; and

•	fund additional sales and marketing initiatives.

The Experience of First Communications’ Management

An important criterion to Renaissance’s board of directors in identifying an acquisition target was that the target must have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a growth company. First Communications’ management team is led by Ray Hexamer, First Communications’ chief executive officer, who has more than 25 years of experience in the communications industry and participated in the initial acquisitions that created First Communications. Ray Hexamer will be complemented by a management team with relevant experience which includes Rick Buyens, president, who has held senior positions in the telecommunications industry for the past 20 years, Joseph R. Morris, chief operating officer and chief financial officer, who has held various financial and executive positions with First Communications since its inception and David Johnson, II who has served as First Communications’ senior vice president of sales and marketing, also since inception.

Comparable Company and Comparable Transaction Valuation Metrics

The Renaissance board of directors reviewed valuation metrics from management’s analysis and that of third party investment banks for companies and transactions that it believed were somewhat representative of both First Communications and the proposed merger. Comparable companies considered included:

•	the competitive local exchange carrier and/or fiber companies of Cbeyond, Inc., Global Crossing Ltd., Level 3 Communications Inc., PAETEC Holding Corp. and tw telecom inc.; and

•	the wireless tower companies of American Tower Corp., Crown Castle International Corp. and SBA Communications Corp.

Comparable transactions included:

•	the competitive local exchange carrier transactions of McLeodUSA Inc., NEON Communications Group, Eschelon Telecom, Inc., United Communications, Inc., Broadwing Corporation, Cavalier Telephone & TV Talk America, US LEC Corp., OneEighty Communications, Inc., Xspedius Communications, LLC, Mountain Telecommunications, Inc., Looking Glass Networks, Inc., OnFiber Communications, Inc., Mpower Communications, TelCove, Inc., ICG Communications, Inc., Electric Lightwave, Inc. and Oregon Telecom, Inc.; and

•	the wireless tower transactions of Vodafone Australia-Tower Divestiture, Sprint Nextel-Tower Divestiture, Light Tower LLC, Optasite, Global Tower, National Grid Wireless Infrastructure, Global Signal, Mountain Union Telecom, SpectraSite, TrinTel Communications and Sprint Sites.

The Terms of the Merger Agreement

The terms of the Merger Agreement, including the closing conditions, restrictions on Renaissance’s and First Communications’ ability to respond to competing proposals and the termination provisions are customary and reasonable.

Additional Factors

Renaissance’s board of directors believes that the above factors strongly supported its determination and recommendation to approve the Merger. The Renaissance board of directors did, however, consider potentially negative factors, among others, including the risk factors included in this proxy statement/prospectus, in its deliberations concerning the Merger.

Renaissance’s board of directors also considered the risk that the current public stockholders of Renaissance would vote against the Merger and demand to redeem their shares for cash upon consummation of the Merger, thereby depleting the amount of cash available to the combined company following the Merger. For the reasons stated below, Renaissance’s board of directors deemed this risk to be less with regard to First Communications than it would be for other target companies and believes that First Communications will still be able to implement its business plan even if the maximum number of public stockholders exercise their conversion rights and the post-merger combined company receives only approximately 80% of the funds deposited in the Trust Account.

Renaissance’s board of directors also believes that a transaction with First Communications presents less risk than other investments based on the quantitative and qualitative analysis conducted by Renaissance’s board. The quantitative analysis focused on First Communications’ balance sheet and past results of operations and First Communications’ management’s projections and expected operating leverage. The qualitative analysis of the investment includes the potential value represented by First Communications’ strong management team and industry fundamentals that support First Communications’ ability to grow market share organically and through acquisitions. It further includes the analysis that First Communications has rights of way access along utility transmission lines which will allow it to add additional wireless towers and attachments at prices that give it a strong competitive advantage against wireless tower owners who do not have such rights of ways. Given the early stage of these business prospects, Renaissance’s directors did not ascribe specific quantitative value to these assets in their analysis of First Communications.

Renaissance’s board of directors also considered the fact that certain officers and directors of Renaissance may have interests in the Merger that are different from, or are in addition to, the interests of Renaissance stockholders generally, including the matters described below under the section entitled “Merger Proposal — Interests of Renaissance’s Directors and Officers in the Merger.” However, this fact would exist with respect to a merger with any target company.

Renaissance’s board of directors also considered the fact that there is no indemnification in the Merger Agreement, and the fact that First Communications’ representations and warranties do not survive the Merger on a post-closing basis. The board of directors of Renaissance determined that First Communications’ status as a public company listed on the AIM made such lack of indemnification customary when compared with other business combinations involving a private company.

After deliberation, the Renaissance board of directors determined that these potentially negative factors were outweighed by the potential benefits of the Merger, including the opportunity for Renaissance stockholders to share in First Communications’ future possible growth prospects. Renaissance expects First Communications to benefit from strong organic growth in performance as well as acquisitions at accretive purchase multiples as Renaissance believes First Communications’ will be able to quickly lower overheard when combining with a competitor in an adjacent or overlapping market.

Satisfaction of 80% Test

It is a requirement that any business acquired by Renaissance have a fair market value equal to at least 80% of Renaissance’s net assets at the time of acquisition, which assets shall include the amount in the Trust Account. Based on the financial analysis of First Communications generally used to approve the transaction, including a comparison of comparable companies and a discounted cash flow analysis, the Renaissance board of directors determined that this requirement was met. The board determined that the consideration being paid in the Merger, which amount was negotiated at arms-length, was fair to and in the best interests of Renaissance and its stockholders and appropriately reflected First Communications’ value. In reaching this determination, the board concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, customer and labor relationships and technical skills as well as quantitative factors such as First Communications’ historical growth rate and its potential for future growth in revenues and profits and its historical return on equity. The Renaissance board of directors believes because of the financial skills and background of several of its members, it was qualified to conclude that the acquisition of First Communications met this requirement. However, Renaissance has also received an opinion from Houlihan Smith that the 80% test has been met.

Interests of Renaissance’s Directors and Officers in the Merger

In considering the recommendation of the board of directors of Renaissance to vote to approve the merger proposal, the charter amendment proposal and the incentive compensation plan proposal, you should be aware that certain members of the Renaissance board and management have agreements or arrangements that provide them with interests in the Merger that differ from, or are in addition to, those of Renaissance stockholders generally. In particular:

•	If the Merger is not consummated by January 29, 2009, Renaissance will be liquidated. In such event, the 3,900,000 shares held by the Renaissance Inside Stockholders that were acquired prior to the IPO, for an aggregate purchase price of approximately $25,000, would be worthless because Renaissance’s directors and officers are not entitled to receive any of the liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $ based upon the closing price of $ on the American Stock Exchange on , the record date for the Renaissance special meeting.

•	The Company issued and sold 4,666,667 warrants (exercisable at $6.00 per share) to RAC Partners and Charles Miersch and Morton Farber, two of Renaissance’s directors, on February 1, 2007. All of the proceeds Renaissance received from these purchases were placed in the Trust Account. The Insider Warrants are identical to the warrants underlying the Units sold in Renaissance’s IPO except that (i) they have an exercise price of $6.00 per share, (ii) Renaissance did not register the sale of the warrants to the public and (iii) the Insider Warrants will be exercisable on a cashless basis at the holders’ option so long as such warrants are held by such directors, RAC Partners or its affiliates. Renaissance has agreed to register the transfer of the Insider Warrants by RAC Partners to its members in a liquidation or distribution and the resale of the shares underlying the Insider Warrants by RAC Partners and the directors at any time after Renaissance executes a definitive agreement for a business combination, but the purchasers of the Insider Warrants have agreed that the Insider Warrants will not be sold or, subject to certain limited exceptions (including in a distribution upon liquidation at RAC Partners), transferred by them and they may not exercise the Insider Warrants until 30 days after Renaissance has completed a business combination. Accordingly, the Insider Warrants have been placed in escrow and will not be released until 30 days after the completion of a business combination. Such warrants are not traded publicly and have an exercise price of $6.00 per warrant. All of the warrants will become worthless if the Merger is not consummated (as will the remainder of the public warrants).

•	In addition, pursuant to a share purchase plan entered into prior to Renaissance’s IPO, RAC Partners, an entity controlled by Barry W. Florescue, placed a limit order for $12 million of Renaissance common stock which commenced ten business days after Renaissance filed its Current Report on Form 8-K announcing its execution of a definitive agreement for the Merger and will end on the business day immediately preceding the record date for the meeting of stockholders at which this Merger is to be voted upon. Since the placement of the limit order, as of December 1, 2008, RAC Partners had purchased 801,269 shares of Renaissance common stock for an aggregate purchase price of $4,537,832 and at an average purchase price per share of $5.66. RAC Partners may vote these shares on a proposed business combination any way it chooses. As a result, RAC Partners may be able to influence the outcome of the merger proposal and the other proposals under consideration. The purchases were at a price equal to the per share amount held in the Trust Account as reported in the Form 8-K filed in connection with the execution of the Merger Agreement and were made by R.M. Stark & Co., Inc. in such amounts and at such times as R.M. Stark & Co., Inc. determined, so long as the purchase price did not exceed the above-referenced per share purchase price. Mr. Florescue has agreed that he will not sell or transfer any shares of common stock purchased by him pursuant to this agreement until one year after Renaissance has completed this Merger. RAC Partners has purchased an aggregate of shares pursuant to this arrangement.
•	Additionally, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Renaissance or its securities, the Renaissance Inside Stockholders, First Communications or First Communications’ stockholders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Renaissance common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares cast on the merger proposal vote in its favor and that holders of fewer than 20% of the Public Shares vote against the merger proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. As of the record date, Mr. Florescue beneficially owned Public Shares, and Charles Miersch beneficially owned Public Shares. While the exact nature of any incentives that would be provided by the Renaissance Inside Stockholders, First Communications or First Communications’ stockholders and/or their respective affiliates has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Renaissance Inside Stockholders for nominal value. Renaissance will not enter into any such arrangement, either prior to or after the consummation of the Merger, and no funds in its Trust Account will be used to make such purchases or to fund other such arrangements.

•	If Renaissance liquidates prior to the consummation of a business combination, Barry W. Florescue will be personally liable to ensure that the proceeds of the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by Renaissance for services rendered or contracted for or products sold to Renaissance. Renaissance cannot assure you that he would be able to satisfy those obligations. As of September 30, 2008, Renaissance had accounts payable of approximately $855,375. It estimates that it will incur additional expenses of approximately $50,000 that would be required to be paid if the Merger is not consummated. Of such total of $855,375, creditors to whom approximately $802,572 is or would be owed have waived their rights to make claims for payment from amounts in the Trust Account. Mr. Florescue would be obligated to indemnify Renaissance for the balance of approximately $52,803 that would be owed to creditors who have not waived their rights against the Trust Account. However, Renaissance believes that Mr. Florescue does not have any risk of being required to provide indemnification since all persons who have had contractual obligations with Renaissance but have not waived their rights against the Trust Account have been paid in full (or will be paid in accordance with Renaissance’s past practices).

Recommendation of Renaissance’s Board of Directors

After careful consideration of the matters described above, particularly First Communications’ record of growth, high return on equity, potential for growth and profitability, the experience of First Communications’ management, its competitive positioning, its customer and employee relationships, and technical skills, Renaissance’s board of directors determined unanimously that each of the merger proposal, the charter amendment proposal and the incentive compensation plan proposal is fair to and in the best interests of Renaissance and its stockholders. Renaissance’s board of directors has approved and declared advisable and unanimously recommends that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Renaissance board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Renaissance board of directors.

First Communications Board of Directors’ Reasons for Approving the Merger

The board of directors of First Communications has approved the Merger Agreement and the transactions contemplated thereunder, and believes that the terms of the Merger Agreement are fair to, and in the best interests of, First Communications and its stockholders.

The board of directors of First Communications believes that the Merger will create a corporate structure that will allow First Communications to maintain and expand its business, thus maximizing stockholder value. The Merger will combine First Communications’ telecommunications and tower operations with Renaissance’s United States public market access, public market management experience and strong balance sheet, thereby enabling the post-merger combined company to expand its business, while providing certain benefits of being a United States publicly traded company.

The board of First Communications has considered various transactions in the past as steps toward achieving the continuity of First Communications and has explored alternatives for enhancing its balance sheet and providing some liquidity opportunities to its stockholders, including its listing on the AIM. From time to time, First Communications has studied the United States public markets as an alternative source of capital as well for other benefits that it may provide.

In reaching its determination to merge with Renaissance, the First Communications board considered a number of factors. A potential merger with Renaissance was considered to be complementary with First Communications’ long-term objectives and was structured to provide an opportunity to attain the following potential benefits to First Communications and its stockholders:

•	A proposed merger with a special purpose acquisition company, such as Renaissance, provides a mechanism to achieve a public market in the United States for First Communications without many of the costs, management time expenditures and risks inherent in completing a traditional United States initial public offering. First Communications’ board believes that the proposed approach of merging with Renaissance would be beneficial to First Communications and its stockholders, especially when taking into account the various uncertainties in the public equity markets.

•	First Communications’ board believes that becoming a publicly traded company in the United States will provide certain benefits that are meaningful to First Communications. The board of First Communications believes that the higher profile of being publicly traded in the United States and listed on Nasdaq, compared to its current status as a listed company on AIM, may enhance First Communications’ recognition in the United States telecommunications and tower markets as it seeks to obtain new customers and to expand its relationships with existing customers. The board also believes that the currency of a United States publicly traded stock will provide First Communications with additional methods of financing and completing acquisitions without the added strain of depleting First Communications’ balance sheet.

•	The Merger will also enhance and diversify the composition of First Communications’ board of directors. The Merger Agreement contemplates that the post-merger combined company will have two members nominated by Renaissance on its board of directors — Barry W. Florescue and Richard A. Bloom — and First Communications believes these new members will add their expertise in the financial markets to the continuing members of the First Communications board and management team.

•	The board of directors believes that the value of the consideration to be received by First Communications, compared to its book value and earnings per share, and the fact that the shares to be received as consideration are being registered on this registration statement, maximize stockholder value and will provide a valuable form of liquidity for First Communications stockholders.

•	Maintaining a strong balance sheet is an important consideration to the First Communications board and the First Communications management team. With the Renaissance transaction, the cash that Renaissance has raised through its public offering will allow First Communications to maintain the strength of its balance sheet, and will provide a publicly traded currency for acquisitions, thus allowing First Communications to retain some of that cash even as it explores additional strategic acquisitions.

•	The Merger will also allow the post-merger combined company to maintain the existing First Communications management team. The First Communications board believes that the continuity of management of the post-merger combined company will allow for a continuation of the historically strong performance of First Communications, both with respect to its ability to complete and integrate complementary acquisitions, and its ability to provide strong financial results. The First Communications board also believes that the performance of the post-merger combined company will be enhanced by the added tools and benefits of being a United States publicly traded company.

The First Communications board of directors considered a wide variety of factors in connection with its evaluation of the Merger. In light of the complexity of those factors, the First Communications board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the First Communications board may have given different weight to different factors.

The board of First Communications believes that becoming a United States publicly traded company is a benefit to the stockholders and business of First Communications. The Merger with Renaissance reduces some of the risk associated with affecting the creation of a United States public market for First Communications common stock.

Interests of First Communications’ Directors and Executive Officers in the Merger

You should be aware that certain members of the First Communications board and certain executive officers of First Communications have agreements or arrangements that provide them with interests in the Merger. In particular:

•	Marshall Belden, Mark Clark, Raymond Hexamer, Scott Honour, Joseph R. Morris and Mark Stone have been nominated as directors of Renaissance effective upon consummation of the transaction contemplated by the Merger Agreement, and Theodore Boyd has been nominated as the chairman of the board of directors of Renaissance. As employee directors, Messrs. Hexamer and Morris will not receive any additional compensation for serving on the board of directors of Renaissance. The independent directors will, in the future, receive any cash fees, stock options or stock awards that the Renaissance board of directors approves following a determination of fair compensation for its directors.

•	Pursuant to the transactions contemplated by the Merger Agreement, Messrs. Hexamer and Morris and Richard Buyens and David Johnson, II are expected to become executive officers of Renaissance. Following the consummation of the transactions contemplated by the Merger Agreement, these individuals will continue to serve pursuant to the terms of their existing employment agreements with First Communications. Set forth below is information with respect to these individuals:

Name	Term of Employment Agreement and Position	Annual Base Salary
Raymond Hexamer	Expires July 2009	$265,000
	(automatic renewal) Chief Executive Officer

Joseph R. Morris	Expires July 2009	$250,000
	(automatic renewal) Chief Financial Officer and Chief Operating Officer

Richard J. Buyens	Expires May 6, 2010	$250,000
	(automatic renewal) President

David Johnson, II	Expires July 2009	$125,000
	(automatic renewal) Senior Vice President, Sales and Marketing

•	Each of the First Communications executive officers listed above will also receive as part of his employment arrangements:
•	Bonus. A discretionary bonus based on a policy to be established by the board of directors or compensation committee of Renaissance. Currently bonus potential is as follows for each executive:

Percentage of Base
Raymond Hexamer	60%
Joseph R. Morris	50%
Richard J. Buyens	50%
David Johnson, II	120%

•	Termination Payment. If Mr. Hexamer’s, Mr. Morris’ or Mr. Johnson’s employment is terminated without cause, Renaissance will continue to pay the executive his base salary for the 12 month period following the date of termination and pay the annual bonus earned as of the date of termination. If Mr. Buyens’ employment is terminated by Renaissance without cause, or by Mr. Buyens for good reason, prior to November 6, 2008, Renaissance will pay him his annual base salary for 60 days after such termination. If Mr. Buyens employment is terminated by Renaissance without cause or by Mr. Buyens for good reason, on or after November 6, 2008 and before May 7, 2009, Renaissance will pay him his annual base salary for 90 days after such termination. If Mr. Buyens’ employment is terminated by Renaissance without cause, or by Mr. Buyens for good reason, on or after May 7, 2009, Renaissance will pay him his annual base salary for 12 months after such termination. If a termination without cause or for good reason occurs at any time within a 12 month period following a change in control of First Communications, Mr. Buyens will be entitled to be paid his annual base salary for 12 months following such termination and a pro rated portion of his annual bonus.

•	Other Benefits. Limited personal use of other prerequisites as may be provided under the policies and practices then in place at the time of the closing date and/or by the compensation committee of Renaissance, including club membership dues and expenses.

•	Additionally, pursuant to the Merger Agreement, Renaissance has agreed to approve the grant of options and restricted stock to certain First Communications employees contingent upon the consummation of the Merger and approval by Renaissance stockholders of the 2008 Plan. Messrs Hexamer and Morris will each be entitled to options exercisable for 80,000 shares of Renaissance stock and 40,500 restricted shares of Renaissance common stock, Mr. Buyens will be entitled to options exercisable for 413,850 shares of Renaissance common stock and Mr. Johnson will be entitled to options exercisable for 60,000 shares of Renaissance common stock and 30,500 restricted shares of Renaissance common stock.
•	The transactions contemplated by the Merger Agreement provide that each of the First Communications stockholders will receive shares of Renaissance common stock in exchange for their shares of First Communications common stock and a cash payment in exchange for their shares of First Communications preferred stock. Those shares of First Communications common stock and preferred stock held by the executive officers, by individual members of the board of directors of First Communications, or by entities with which the individual members are affiliated, will be treated the same way and will be exchanged for the same consideration in the Merger as all other shares of common stock or preferred stock of First Communications. In addition, holders of T2 Warrants and T3 Warrants who agree to exchange their warrants will be entitled to receive warrants and, potentially, common stock (as further described herein) of Renaissance. Warrants held by entities with which members of the board are affiliated will be treated the same way and such entities will be entitled to the same consideration for their warrants as any T2 Warrant Holder or T3 Warrant Holder. Please see “Beneficial Ownership of Securities” for a discussion of the beneficial ownership of First Communications and Renaissance shares of the key personnel and affiliates of First Communications, including those members of the board of directors of First Communications who have been nominated to join the board of directors of Renaissance as part of the transactions contemplated by the Merger Agreement.

Fairness Opinion

In connection with its determination to approve the Merger Agreement at its meeting on September 8, 2008, Renaissance’s board of directors engaged Houlihan Smith to provide it with a “fairness opinion” as to whether the Merger with First Communications on the terms and conditions set forth in the Merger Agreement is fair to Renaissance stockholders from a financial point of view and that the fair market value of First Communications is at least equal to 80% of Renaissance’s net assets at the time of the Merger.


In selecting a valuation and financial advisory firm to render a fairness opinion, Renaissance’s board of directors solicited referrals of firms experienced in rendering opinions of similar size and scope to the proposed transaction with First Communications from its legal counsel and the underwriters of Renaissance’s initial public offering. Subsequently, Renaissance interviewed three firms and determined that Houlihan Smith offered the most appealing combination of experience, availability of personnel and cost. Renaissance requested references from Houlihan Smith to verify the firm’s prior work product. After receiving favorable references from sponsors of two special purpose acquisition companies that had used Houlihan Smith fairness opinions in connection with their transactions, Renaissance’s board of directors authorized hiring Houlihan Smith to render the fairness opinion.


Houlihan Smith delivered a presentation to Renaissance’s board of directors on September 8, 2008 and subsequently delivered its written opinion to Renaissance dated September 8, 2008, which stated that, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the purchase price is fair, from a financial point of view, to Renaissance’s stockholders, and (ii) the fair market value of First Communications is at least equal to 80% of Renaissance’s net assets at the time of the Merger. As a result of certain changes to the financial statements of First Communications after the rendering of this opinion,

Houlihan Smith reaffirmed its opinion in a letter to Renaissance dated September 30, 2008, for which it received a fee of $5,000. The amount of the purchase price was determined pursuant to negotiations between Renaissance and First Communications and not pursuant to recommendations of Houlihan Smith. The full text of the written opinion of Houlihan Smith is attached as Annex D and is incorporated by reference into this proxy statement/prospectus.

You are urged to read the Houlihan Smith opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Houlihan Smith in rendering its opinion. Houlihan Smith has consented to the incorporation by reference of its opinion in this proxy statement/prospectus. The summary of the Houlihan Smith opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Houlihan Smith has no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the rendering of the opinion. However, as noted above, as result of certain changes to the financial statements of First Communications after the rendering of its original opinion, Houlihan Smith reaffirmed its opinion in a letter to Renaissance dated September 30, 2008.

In accordance with its engagement letter, Houlihan Smith’s opinions are addressed solely to Renaissance’s board of directors for the board of directors’ use in connection with its review and evaluation of the acquisition. It is, therefore, Houlihan Smith’s view that its duties in connection with its fairness opinion extend solely to Renaissance’s board of directors and that it has no legal responsibilities in respect thereof to any other person or entity (including a Renaissance stockholder) under the law of the State of Illinois, the laws which have been selected by Houlihan Smith and Renaissance as governing the engagement letter. Houlihan Smith has consistently taken this view with respect to all of its fairness opinions, which Renaissance believes is a generally accepted practice of issuers of such opinions. Renaissance acceded to Houlihan Smith’s position because it was made a condition to its engagement of Houlihan Smith. Houlihan Smith would likely assert the substance of this view and the disclaimer described above as a defense to claims and allegations, if any, that might hypothetically be brought or asserted against it by any persons or entities other than Renaissance’s board of directors with respect to the aforementioned opinion and the financial analyses thereunder. However, because no court has definitively ruled to date on the availability of this defense to a financial advisor who furnished to its client for its exclusive use of a fairness opinion, this issue necessarily would have to be judicially resolved on the merits in a final and non-appealable judgment of a court of competent jurisdiction. Furthermore, there can be no assurances that such a court would apply the laws of the State of Illinois to the analyses and ultimate resolution of this issue if it were to be properly briefed by the relevant litigants and presented to the court. In all cases, the hypothetical assertion or availability of such a defense would have absolutely no effect on Houlihan Smith’s rights and responsibilities under U.S. federal securities laws, or the rights and responsibilities of Renaissance’s board of directors under applicable state law or under U.S. federal securities laws.

The Houlihan Smith opinion is for the use and benefit of Renaissance’s board of directors in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the Merger. Houlihan Smith was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the Merger as compared to any alternative business strategy that might exist for Renaissance, Renaissance’s underlying business decision to proceed with or effect the Merger, and other alternatives to the Merger that might exist for Renaissance. Houlihan Smith does not express any opinion as to the future performance of Renaissance or First Communications or the price at which either of Renaissance’s securities might trade at any time in the future. Renaissance did not provide any specific instructions or limitations to Houlihan Smith regarding the fairness opinion.

In arriving at its opinion, Houlihan Smith took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Houlihan Smith:

•	reviewed a draft of the Merger Agreement, dated September 7, 2008;

•	reviewed and analyzed First Communications’ audited Annual Report for 2007;

•	reviewed and analyzed First Communications’ audited historical financial statements for the fiscal years ending 2004 through 2006;

•	reviewed and analyzed financial projections (pro forma for the completion of the Globalcom acquisition) for the years ending December 31, 2008 through December 31, 2012 for First Communications provided by Renaissance management;

•	reviewed Globalcom’s audited financial statements for the fiscal years ending 2004 through 2007;

•	reviewed publicly available financial information and other data with respect to Renaissance, including the Annual Report on Form 10-K for the year ended December 31, 2007 and Form 10-Q for the period ended June 30, 2008;

•	reviewed a confidential information memorandum for private investors regarding a term loan commitment increase prepared by JP Morgan, dated June 18, 2008;

•	held discussions with Renaissance management and First Communications management regarding, among other items, the telephone communications and communication services industries, generally, and the competitive local exchange carrier (“CLEC”) and communication tower (“Tower”) industries, specifically; Renaissance’s decision to form a business combination with First Communications;

•	reviewed the financial terms of certain recent business combinations in the telephone communications, communications services and wireless communication industries specifically, and in other industries generally;

•	reviewed certain Renaissance board of directors materials regarding First Communications, dated August 5, 2008;

•	reviewed financial and operating information with respect to certain publicly-traded companies in the telecommunication services, wireless communications, information technology and infrastructure industries which Houlihan Smith believes to be generally comparable to the business of First Communications, as well as other research related to the size and growth of markets in which First Communications operates or may operate;

•	reviewed a company overview presentation for First Communications, dated July 2008;

•	reviewed a confidential information memorandum prepared by Jefferies regarding certain senior secured credit facilities, dated November 2007;

•	reviewed a summary of the capital structures of First Communications on both a pre-transaction and post-transaction basis regarding the Merger prepared by Jefferies;

•	reviewed a current First Communications organizational chart; and

•	performed other financial studies, analyses and investigations, and considered such other information, as Houlihan Smith deemed necessary or appropriate.

In arriving at its opinion, Houlihan Smith relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information. Further, Houlihan Smith relied upon the assurances of the managements of Renaissance and First Communications that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Houlihan Smith assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. The projections were solely used in connection with the rendering of Houlihan Smith’s fairness opinion. Investors should not place undue reliance upon such projections, as they are not necessarily an indication of what Renaissance’s revenues and profit margins will be in the future. The projections were prepared by First Communications management and were not meant to be interpreted as projections of future performance (or “guidance”) by Renaissance management. Houlihan Smith did not evaluate the solvency or fair value of First

Communications under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. Houlihan Smith did not make a physical inspection of the properties and facilities of First Communications and did not make or obtain any evaluations or appraisals of First Communications’ assets and liabilities (contingent or otherwise). In addition, Houlihan Smith did not attempt to confirm whether First Communications had good title to its assets.

Houlihan Smith assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. Houlihan Smith assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to Renaissance’s stockholders.

Houlihan Smith’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, September 8, 2008. Accordingly, although subsequent developments may affect its opinion, Houlihan Smith has not assumed any obligation to update, review or reaffirm its opinion.

In connection with rendering its opinion, Houlihan Smith performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Houlihan Smith was carried out to provide a different perspective on the Merger, and to enhance the total mix of information available. Houlihan Smith did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the purchase price to Renaissance’s stockholders and whether the fair market value of First Communications was at least equal to 80% of Renaissance’s net assets at the time of the Merger. Further, the summary of Houlihan Smith’s analyses described below is not a complete description of the analyses underlying Houlihan Smith’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Houlihan Smith made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, Houlihan Smith may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Houlihan Smith’s view of the value of First Communications’ assets. The estimates contained in Houlihan Smith’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Houlihan Smith’s analyses and estimates are inherently subject to substantial uncertainty. Houlihan Smith believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Houlihan Smith in connection with the preparation of its opinion.

The analyses performed were prepared solely as part of Houlihan Smith’s analysis of the fairness, from a financial point of view, of the purchase price to Renaissance’s stockholders and whether the fair market value of First Communications was at least equal to 80% of Renaissance’s net assets at the time of the Merger, and were provided to Renaissance’s board of directors in connection with the delivery of Houlihan Smith’s opinion. The opinion of Houlihan Smith was just one of the many factors taken into account by Renaissance’s board of directors in making its determination to approve the Merger, including those described elsewhere in this proxy statement/prospectus.

As described in more detail below, Houlihan Smith conducted three different types of financial analyses commonly used in the investing community: a guideline public company analysis, a comparable transaction analysis and a discounted cash flow analysis.


Houlihan Smith determined that the valuations derived from EBITDA (defined as earnings before interest, taxes, depreciation and amortization, as adjusted for add-backs for owner’s compensation, management fees and one-time charges) and revenue multiples of the guideline companies would provide the most meaningful indications of value. Given First Communications’ two main streams of revenue, Houlihan Smith found guideline public companies in both the CLEC (six companies) and Tower (three companies) industries. Houlihan Smith determined the indicated enterprise values per each unit of the business, CLEC and Tower, and summed the values to derive the minimum and maximum total indicated enterprise value for First Communications. The range of enterprise values using the guideline public company analysis was $383.6 million to $417.3 million.


Houlihan Smith found comparable transactions within the CLEC (twelve transactions) and Tower (five transactions) industries. Houlihan Smith applied the median enterprise value to revenue and enterprise value to EBITDA multiples of the comparable transactions to First Communications’ respective latest twelve months ended June 30, 2008 revenue and EBITDA for the CLEC and Tower businesses and summed these indicated values to conclude a range of indicated enterprise values based upon the comparable transactions method. The range of enterprise values using the comparable transaction analysis was $431.0 million to $452.8 million.

First Communications’ management provided Houlihan Smith with financial projections prepared by First Communications’ management, which Houlihan Smith used in its discounted cash flow analysis. Houlihan Smith performed a discounted cash flow analysis and concluded a discounted cash flow method range of enterprise values of $295.6 million to $411.8 million.

Houlihan Smith analyzed the value of the merger consideration as part of its review of the Merger and its analysis of the fairness of the Merger. Specifically, Houlihan Smith considered the payments made upon achievement of EBITDA milestones and the exercise or redemption of warrants. Houlihan Smith determined that the estimated value of the total merger consideration will be within the range of approximately $251.4 million to $368.1 million. Houlihan Smith concluded the merger consideration to be fair to the stockholders of Renaissance from a financial point of view. Houlihan Smith based its conclusion on the fact that certain portions of the consideration are contingent upon the performance of First Communications. Houlihan Smith based the high end range of its fair value analysis on the assumption that the full contingent payment (including warrant consideration) is earned, while the low end range of its fair value analysis was based on the assumption that none of the contingent payments are earned.

Discounted Cash Flow Method

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.


Renaissance’s management provided Houlihan Smith with financial information prepared by First Communications’ management, which Houlihan Smith used in its discounted cash flow analysis. Houlihan Smith used the financial information to determine the enterprise net cash flows of First Communications over the projected five-year period. In its calculation, Houlihan Smith added additional annual expenses to First Communications’ management’s projections based on its view that accounting and reporting costs would exceed management’s estimates. Houlihan Smith used the enterprise net cash flows to calculate a fair market enterprise value applying the discounted cash flow method.

The First Communications projections are based upon organic growth expectations and expense assumptions derived from past performance as well as management’s future expectations. The projections do not include potential revenue and profitability growth from acquisitions. Revenue growth projections were derived from past performance as well as data from new product and service sales. Projected costs of facilities and selling, general and administrative expenses account for cost savings obtained as a result of the Globalcom integration plan, as well as the incurrence of additional corporate overhead.


The projections were initially compiled based on individual projections from each of First Communications’ business divisions where revenue backlog, performance run rates and future margin assumptions are analyzed. First Communications’ corporate finance department aggregated these divisional projections and then layered in corporate overhead expenses which took into account future staffing needs in the company’s finance department as well as incremental professional costs in connection with becoming a United States publicly traded company. The Globalcom integration plan, which has a material impact on the projections, was created based on First Communications’ experience in integrating nine previous acquisitions. It consists of specifically identifiable cost savings, principally headcount reductions and reduced telecommunications rates, achieved through leveraging First Communications’ existing fiber network and superior purchasing power.

Houlihan Smith determined the discount rate applied in the discounted cash flow method by applying a weighted average cost of capital build-up method. Houlihan Smith uses an equity risk premium, industry risk premium and size premium based upon statistical studies performed (Ibbotson Associates: Stocks, Bonds, Bills and Inflation 2008 and “Long-Run Stock Returns: Participating in the Real Economy,” — Ibbotson and Chen, 2007). The risk free rate used is the 30 year long term U.S. Treasury yield near the date of the transaction and the average cost of debt is estimated via First Communications’ interest rate.

The targeted capital structure is based upon completion of the potential merger. Houlihan Smith determined the range of discounts by considering a range of plus one percent and minus one percent of the weighted average cost of capital of 14.0% calculated. The range was applied to test the sensitivity of the discount rate in determining the indicated enterprise value of First Communications.

Guideline Public Company Method

The guideline public company method applies the trading multiples of publicly traded companies to the subject company to derive an indication of value. The analyst searches for guideline companies in industries similar to the subject company with operating structures and target customers as similar to the subject company as possible.

Houlihan Smith searched the universe of publicly traded companies on public exchanges and found companies that met its criteria for guideline companies. Houlihan Smith selected comparable publicly-traded companies based upon geographic location and the industry in which the comparable companies operate. In addition, Houlihan Smith considered the size, growth, leverage, profitability, turnover and liquidity of the comparable companies to that of First Communications. The six companies included in Houlihan Smith’s guideline public company analysis for the CLEC industries were: tw telecom inc., PAETEC Holding Corp., Level 3 Communications Inc., Global Crossing Ltd., Cbeyond, Inc. and FiberNet Telecom Group Inc. The three companies included in Houlihan Smith’s guideline public company analysis for the Towers industries were: Crown Castle International Corp., American Tower Corp and SBA Communications Corp. These companies are in industries similar to First Communications’ two main streams of revenue business units. The median multiples used for the guideline public company method were 1.5X for enterprise value/revenue and 9.3X for enterprise value/EBITDA for the CLEC business and 12.8X for enterprise value/revenue and 20.5X for enterprise value/EBITDA for the Tower business. Houlihan Smith used the latest twelve-month revenue and EBITDA for First Communications of $208.6 million and $27.5 million for the CLEC business and $8.4 million and $6.2 million for the Tower business, respectively.

Comparable Transaction Method


The comparable transactions method is a market approach which analyzes transactions involving target companies operating in industries similar to First Communications. While it is known that no two companies are exactly alike, nor are any two transactions structured exactly the same, consideration is given to the similarity in capital structure, operations, size and profitability, as well as other operating characteristics of the target companies. Houlihan Smith selected comparable transactions based upon transaction size, industry classification and the size of the targets of the transactions.

In its search for comparable transactions for the CLEC business, Houlihan Smith considered target companies which were primarily U.S. public companies in the CLEC industry with last twelve months revenue of less than



$1.5 billion and last twelve months EBITDA of less than $1.0 billion and transactions which had closed during the last five years.

In its search for comparable transactions for the Towers business, Houlihan Smith considered target companies which were primarily U.S. public companies in the Tower industry with last twelve months revenue of less than $1.5 billion and last twelve months EBITDA of less than $1.0 billion and transactions which had closed during the last five years.


The comparable transactions for the CLEC business used in this analysis are those involving acquisitions of Covad Communications Group Inc. in 2008, McLeodUSA Incorporated in 2008, NEON Communications Group in 2008, Eschelon Telecom, Inc. in 2008, United Communications, Inc. in 2008, Broadwing Corporation in 2008, Talk America Holdings, Inc. in 2006, US LEC Corp in 2008, OneEighty Communications, Inc. in 2006, Mountain Telecommunications Inc. in 2006, Looking Glass Networks, Inc. in 2006 and OnFiber Communications, Inc. in 2006. The comparable transactions for the Tower business used in this analysis are those involving acquisitions of Global Signal in 2007, Mountain Union Telecom in 2006, AAT in 2006, SpectraSite in 2005 and TrinTel Communications in 2005. Houlihan Smith also considered the following transactions within the Tower industry; however, Houlihan Smith did not apply these multiples in its analysis because the transactions were not closed as of the date of the opinion: Sprint Nextel Corp., Lighttower Wireless, LLC, and Optasite.

Houlihan Smith applied the median enterprise value to revenue, and enterprise value to EBITDA multiples of the comparable transactions to First Communications’ respective latest twelve months ended June 30, 2008 revenue and EBITDA for the CLEC and Tower business and summed these indicated values to conclude a range of indicated enterprise values based upon the comparable transactions method. The median multiples used for the comparable transactions method were 1.6X for enterprise value/revenue and 10.6X for enterprise value/EBITDA for the CLEC business and 11.6X for enterprise value/revenue and 26.0X for enterprise value/EBITDA for the Towers business. Houlihan Smith used the latest twelve-month revenue and EBITDA for First Communications of $208.6 million and $27.5 million, respectively, for the CLEC business and $8.4 million and $6.2 million, respectively, for the Tower business.

80% Test

Renaissance’s initial business combination must be with a target business whose fair market value is at least equal to 80% of Renaissance’s net assets at the time of such acquisition. Houlihan Smith reviewed the balance in the Trust Account as of June 30, 2008 and compared that to First Communications’ indicated range of enterprise value. Houlihan Smith noted that the fair market value of First Communications exceeds 80% of Renaissance’s net assets.

Based on the information and analyses set forth above, Houlihan Smith delivered its written opinion to Renaissance’s board of directors on September 8, 2008, which stated that, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the purchase price is fair, from a financial point of view, to Renaissance’s stockholders, and (ii) the fair market value of First Communications is at least equal to 80% of Renaissance’s net assets at the time of the Merger.

Engagement of Houlihan Smith

Houlihan Smith is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. Renaissance determined to use the services of Houlihan Smith because it is a recognized investment banking firm that has substantial experience in similar matters. Houlihan Smith has received a fee in connection with the preparation and issuance of its opinion and will be reimbursed for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, Renaissance has agreed to indemnify Houlihan Smith for certain liabilities that may arise out of the rendering of its opinion. Houlihan Smith does not beneficially own any interest in either Renaissance or First Communications and has not provided either company with any other services. The engagement letter provides that Renaissance will pay Houlihan Smith a fee of $100,000

($50,000 of which will be due upon the closing of the Merger) and will reimburse Houlihan Smith for its reasonable out-of-pocket expenses, which will not exceed $5,000. As a result of certain changes to the financial statements of First Communications after the rendering of this opinion, Houlihan Smith reaffirmed its opinion in a letter to Renaissance dated September 30, 2008, for which it received a fee of $5,000, which will be due upon the closing of the Merger.


Material Federal United States Income Tax Consequences of the Merger

The following section is a summary description of the material United States federal income tax consequences of the Merger to Renaissance and to the United States Holders (as that term is defined below) of First Communications common stock and Series A Preferred Stock and United States Holders of Renaissance common stock. This discussion addresses only those United States Holders of First Communications common stock and Series A Preferred Stock and United States Holders of Renaissance common stock that hold their stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “IRC”) and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	a person that has a functional currency other than the U.S. dollar;

•	an insurance company;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold stock as part of a straddle, hedge, constructive sale or conversion transaction; and
•	persons who are not citizens or residents of the United States.

This summary is based upon the IRC, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

For purposes of this discussion, a United States Holder is:

•	an individual who is a citizen or resident of the United States for United States federal income tax purposes;

•	a corporation, or any entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	any estate that is subject to United States federal income tax regardless of its source; or

•	a trust if (i) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.


If a partnership holds Renaissance common stock, First Communications common stock or First Communications Series A Preferred Stock, the tax treatment of a partner generally depends upon the status of the partner and the activities of the partnership. A partner of a partnership holding such stock should consult their own tax advisor.


Neither Renaissance nor First Communications has requested, or intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Merger.


Tax Consequences of the Merger to United States Holders of First Communications Stock

It is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. As a consequence:

•	no gain or loss will be recognized by United States Holders of First Communications common stock who receive solely shares of Renaissance common stock in exchange for shares of First Communications common stock;

•	the aggregate tax basis of the shares of Renaissance common stock received in the Merger by the United States Holders of First Communications common stock (including the Renaissance common stock held in escrow and held by the First Communications Company Representative) will be equal to the aggregate tax basis of the shares of First Communications common stock exchanged therefore. Upon a return of any portion of the shares of Renaissance common stock held in escrow or by the stockholders’ representative to Renaissance, the tax basis of the returned shares should be added to the tax basis of the remaining shares of Renaissance common stock received by the United States Holders of First Communications common stock in the Merger. The United States Holders of First Communications common stock should recognize no gain or loss with respect to returned shares;

•	the holding period of the Renaissance common stock received in the Merger by the United States Holders of First Communications common stock (including the Renaissance common stock held in escrow) will include the holding period of the First Communications common stock exchanged therefore; and

•	any United States Holders of First Communications common stock who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of First Communications common stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such common stockholder’s shares of First Communications common stock exchanged therefor. This gain or loss will generally be long-term capital gain or loss if the United States Holder’s holding period with respect to the First Communications common stock surrendered is more than one year at the effective time of the Merger. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income. If an United States Holder of First Communications common stock who receives cash in exchange for all of the United States Holder’s shares of First Communications common stock actually or constructively owns Renaissance common stock after the Merger (as the result of prior actual or constructive ownership of Renaissance common stock or otherwise), all or a portion of the cash received by the United States Holders of common stock may be taxed as a dividend, and those United States Holders should consult their tax advisors to determine the amount and character of the income recognized in connection with the Merger.

•	any United States Holder of First Communications Series A Preferred Stock who receives cash in exchange for his or her shares of First Communications Series A Preferred Stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such stockholder’s shares of First Communications Series A Preferred Stock exchanged therefore. This gain or loss will generally be long-term capital gain or loss if the United States Holder’s holding period with respect to the First Communications Series A Preferred Stock surrendered is more than one year at the effective time of the Merger. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income. If an United States Holder of First Communications Series A Preferred Stock actually or constructively owns Renaissance stock after the Merger (as the result of prior actual or constructive ownership of Renaissance stock or otherwise), all or a portion of the cash received by the United States Holders of Series A Preferred Stock may be taxed as a dividend, and those United States Holders should consult their tax advisors to determine the amount and character of the income recognized in connection with the Merger.

Tax Consequences of the Merger to United States Holders of Renaissance Common Stock

Renaissance believes that no gain or loss will be recognized by Renaissance or by the United States Holders of Renaissance common stock Renaissance as a result of the Merger if their conversion rights are not exercised.

Renaissance also believes that a United States Holder of Renaissance common stock who exercises conversion rights and effects a termination of such stockholder’s interest in Renaissance will be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Renaissance for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Renaissance common stock. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of the Merger and will be a long-term capital gain or loss if the holding period for the share of Renaissance common stock is more than one year. There are limitations on the extent to which United States Holders may deduct capital losses from ordinary income.

This discussion is intended to provide only a summary of the material United States federal income tax consequences of the Merger. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the Merger.

If a United States Holder of Renaissance common stock who receives cash in exchange for all of the United States Holder’s shares of Renaissance stock constructively or otherwise owns Renaissance common stock after the conversion, all or a portion of the cash received by the United States Holder may be taxed as a dividend, and those United States Holders should consult their tax advisors to determine the amount and character of the income recognized in connection with the Merger.

Information Reporting and Backup Withholding


A United States Holder of First Communications common stock who exercises his or her appraisal rights, or a United States Holder of First Communications Series A Preferred Stock, in each case who receives cash in exchange for his or her shares, may be subject to information reporting. In addition, such holder may be subject to backup withholding on the proceeds from the exchange of shares for cash unless such holder is an exempt recipient (such as a corporation) or provides to the paying agent such holder’s correct taxpayer identification number and certifies that such holder is exempt from or otherwise is not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding will be refunded (or allowed as a credit against the U.S. federal income tax liability of the United States Holder) provided that the required information is furnished to the Internal Revenue Service.


Anticipated Accounting Treatment

The Merger will be accounted for as a reverse acquisition in accordance with GAAP. Under this method of accounting, Renaissance will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on First Communications comprising the ongoing operations of the post-merger combined company. In accordance with guidance applicable to these circumstances, the Merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of First Communications issuing stock for the net assets of Renaissance, accompanied by a recapitalization. The net assets of Renaissance will be stated at historical cost with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of First Communications.

Regulatory Matters

Completion of the Merger and the transactions contemplated by the Merger Agreement require that Renaissance and First Communications submit filings under the HSR Act and satisfy certain waiting periods. Furthermore, Renaissance and First Communications will need to obtain the approvals of the FCC and certain State PUCs for the transfer of control of First Communications’ operating subsidiaries.

Required Vote

The approval of the merger proposal will require the affirmative vote of the holders of a majority of the Public Shares cast on the proposal at the Renaissance special meeting.


RENAISSANCE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RENAISSANCE’S STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.


THE MERGER AGREEMENT

For a discussion of the Merger structure and merger consideration, see the section entitled “The Merger Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Merger.

Closing and Effective Time of the Merger

The closing of the Merger will take place on the second business day following the satisfaction of the last of the conditions described below under the subsection entitled “Conditions to Closing of the Merger,” unless Renaissance and First Communications agree in writing to another time. The Merger is expected to be consummated as soon as practicable after the special meeting of Renaissance’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of Renaissance and First Communications relating, among other things, to:

•	proper organization, valid existence and good standing under the laws of its respective state of incorporation;

•	subsidiaries (First Communications only);

•	capital structure of each company;

•	the authorization, execution, delivery and enforceability of the Merger Agreement;

•	board approval;

•	stockholder approval (First Communications only);

•	real and tangible personal property;

•	litigation;

•	absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees as a result of the contemplated transaction;

•	tax matters;

•	financial information (First Communications only);

•	absence of undisclosed liabilities;

•	material contracts;

•	intellectual property;

•	insurance (First Communications only);

•	employee matters and employee benefits (First Communications only);

•	environmental matters (First Communications only);

•	compliance with laws;

•	accounts receivable (First Communications only);

•	brokers’ and finders’ fees;

•	warranties (First Communications only);

•	absence of certain changes;

•	suppliers and customers (First Communications only);

•	permits and licenses (First Communications only);

•	related party transactions;

•	prohibited payments (First Communications only);

•	books and records (First Communications only);

•	information included in this proxy (First Communications only);

•	business activities (Renaissance only);

•	SEC filings (Renaissance only);

•	indebtedness (Renaissance only); and

•	the Trust Account (Renaissance only).

First Communications’ Financial Statements

As of the date of the Merger Agreement, First Communications was completing a re-audit of its financial statements as of and for the six month period ended December 31, 2007 which resulted in the restatement of one or more items in the financial statements as of and for the fiscal year ended December 31, 2007. Upon completion of this re-audit, First Communications had a right to deliver a replacement version of the financial statements as of and for the fiscal year ended December 31, 2007 which would be deemed an amendment to the disclosure schedules of the Merger Agreement unless Renaissance exercised its right to terminate the Merger Agreement within 48 hours of delivery if such statements contained restated items that adversely affected First Communications’ financial results for such fiscal period. The replacement financial statements were delivered on September 29, 2008 and were deemed to amend the disclosure schedules as Renaissance did not exercise its termination right.

Materiality and Material Adverse Effect

Certain of the representations and warranties are qualified by the concept of “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” as to First Communications means a material adverse effect on the business, assets, results of operations or financial condition of First Communications and its subsidiaries taken as a whole. A material adverse effect on Renaissance means a material adverse effect on the business, assets, results of operations or financial condition of Renaissance.

None of the following will constitute, either alone or in combination, or will be taken into account in determining whether there has been or would be, a material adverse effect with respect to First Communications or Renaissance, respectively:

•	any facts, changes, developments, events, occurrences, actions, omissions or effects generally affecting (A) the economy, or financial or capital markets, in the United States or elsewhere in the world, to the extent that they do not disproportionately affect First Communications or Renaissance, respectively, in relation to other companies in the industry in which such company primarily operates or (B) the industry in which First Communications or Renaissance, respectively, operates to the extent that they do not disproportionately affect First Communications or Renaissance in relation to other companies in the industry in which they respectively primarily operate; or

•	any facts, changes, developments, events, occurrences, actions, omissions or effects arising out of, resulting from or attributable to (1) changes (after the date of the Merger Agreement) in law or in generally accepted accounting principles or in accounting standards or (2) any decline in the market price, or change in trading volume, of the capital stock of First Communications or Renaissance, respectively, or any failure to meet publicly announced revenue or earnings projections or internal projections.

Mutual Covenants

The parties to the Merger Agreement have agreed to various mutual covenants regarding general matters which include, but are not limited to:

•	cooperating to obtain needed FCC and State PUC consents and comply with the HSR Act;

•	cooperating with respect to certain tax-related matters;

•	the use of reasonable good faith efforts to hold in confidence and not use for their own benefit any proprietary and non-public information concerning the other parties obtained in connection with the Merger, subject to certain exceptions;

•	using commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the Merger;

•	cooperating with respect to certain filings with the SEC and other filings required under the Securities Act or any other federal, foreign or blue sky laws relating to the Merger; and

•	cooperation with respect to obtaining approval of the Merger by Renaissance stockholders.

Covenants Relating to Interim Operations

Renaissance and First Communications have agreed to continue to operate their respective businesses in the ordinary course prior to the closing of the Merger and not to take the following actions, amongst others, without the prior written consent of the other party (except, in the case of First Communications, as contemplated by the acquisition of Globalcom):

•	make certain changes to accounting or tax practices;

•	enter into any new line of business;

•	fail to pay any taxes when they become due and payable, other than taxes being contested in good faith through appropriate proceedings and, in the case of First Communications, for which adequate reserves are reflected in its financial statements in accordance with GAAP;

•	issue any additional shares of capital stock (other than shares of stock issued in connection with existing warrants or upon exercise of outstanding options by persons who are stockholders of Renaissance or First Communications, as applicable, as of the date of the Merger Agreement) or any options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of stock;

•	declare, set aside or pay any dividends or other distribution in respect of any stock;

•	split, combine or reclassify any shares of its capital stock;

•	knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations and warranties of First Communications or Renaissance, as applicable, being untrue in any material respect or certain conditions specified in the Merger Agreement not to be satisfied;

•	take or omit to take any action, the taking or omission of which could reasonably be expected to have a material adverse effect; or

•	agree to do, or take any action in furtherance of, any of the foregoing.

In addition, First Communications will not take any of the following actions without the prior written consent of Renaissance:

•	amend or propose to amend its amended and restated certificate of incorporation or bylaws;

•	adopt a plan of or effect any complete or partial liquidation or adopt resolutions providing for such liquidation or adopt a plan of or effect any dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	create or make any changes to the terms or collateral of any debt or receivables (other than trade payables and receivables in the ordinary course of business consistent in type and amount with prior practice), or any employee or officer loans or advances, except incurrences that constitute a refinancing of existing obligations on terms that are no less favorable to First Communications than the existing terms;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person or entity except to the extent permitted under the terms of First Communications’ current credit facility;

•	except in accordance with First Communications’ budgeted capital expenditures and to the extent permitted under the terms of its current credit facility, make any capital expenditures;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity (other than customary travel, relocation or business advances to employees consistent with past practices);

•	acquire stock or assets of, or merge or consolidate with, any other entity;

•	incur any material liability or obligation except to the extent permitted under the terms of First Communications’ current credit facility;

•	agree to sell, transfer, mortgage, pledge, lease, encumber or otherwise dispose of, any assets or properties other than inventory held for sale or the disposition and replacement of obsolete personal property in the ordinary course of business, or to secure permitted debt;

•	incur any indebtedness other than under its existing credit facility or other ordinary course of business indebtedness except to the extent permitted under the terms of First Communications current credit facility;

•	subject to certain limited exceptions, increase the compensation or other benefits of any of its officers or employees or enter into, amend or terminate any employment or benefits arrangement with any officer, director or employee other than as required by applicable law or pursuant to the terms of agreements in effect on the date of the Merger Agreement or in the ordinary course of business with employees;

•	hire any employees except in the ordinary course of business;

•	fail to make contributions to any employee benefit plan in accordance with the terms thereof or with past practice;

•	commence or settle any litigation or other proceedings with any entity or person in excess of amounts reserved for such litigation on the most recent balance sheet or excess of $2 million;

•	waive the benefits of, agree to modify in any manner, terminate, release any person or entity from or knowingly fail to enforce any material confidentiality or similar agreement to which it is a party or of which it is a beneficiary outside the ordinary course of business; or

•	enter into any agreement or group of related agreements which would be considered a material contract, modify, amend or terminate any material contract, or waive, release or assign any rights or claims thereunder, or enter into any agreement that if entered into prior to the date hereof would be a material contract or in any such case outside the ordinary course of business, or enter into or amend any contract or agreement with any affiliate of First Communications.

Additional First Communications Covenants

The additional covenants that First Communications has made in the Merger Agreement include, but are not limited to the following:

•	First Communications will use its reasonable good faith efforts to become compliant with all applicable provisions of and rules under the Securities Act, Exchange Act, Sarbanes-Oxley Act of 2002 within the time frame and waiver periods permitted by the SEC with respect to all its SEC filings and system of internal accounting controls;

•	First Communications, for itself and each of its subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, has waived all rights, title, interest or claim of any kind against Renaissance to collect from the Trust Account any monies that may be owed to them by First Communications for any reason whatsoever, including but not limited to a breach of the Merger Agreement by Renaissance or any negotiations, agreements or understandings with Renaissance (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever; and

•	First Communications will use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable rules and policies of the AIM to enable the delisting from AIM by First Communications of its common stock.

Additional Renaissance Covenants

The additional covenants that Renaissance has made in the Merger Agreement include, but are not limited to:

•	filing as soon as possible after the closing of the Merger, and using its best efforts to become effective within 12 months after such closing, a registration statement under the Securities Act with respect to shares of Renaissance common stock issued pursuant to the Merger Agreement to certain persons or entities who may be deemed “affiliates” under Rule 144 of the Securities Act of 1933;

•	advising First Communications, as reasonably requested, and on a daily basis on each of the last 7 business days prior to the Renaissance stockholders meeting, as to the aggregate tally of proxies and votes received in respect of such special meeting and the number of shares of Renaissance common stock for which notices of conversion have been delivered to Renaissance; and

•	as of and after the effective time of the Merger, Renaissance (i) changing its name to “First Communications, Inc.” and (ii) causing the symbol under which Renaissance common stock and any warrants to purchase Renaissance common stock are traded on the Nasdaq to be reasonably representative of the corporate name or business of First Communications.

Renaissance No Shop/Non-Solicit Provision

The Merger Agreement provides that from September 13, 2008 until the earlier of the (x) termination of the Merger Agreement in accordance with its terms or (y) consummation of the Merger, Renaissance:

•	will not, and will cause its stockholders, officers, directors, affiliates, representatives and advisors not to enter into any written agreement with any other person or entity regarding a Renaissance third party acquisition (as defined below) other than the transactions contemplated by the Merger Agreement;

•	will not and will cause its stockholders, officers, directors, affiliates, representatives and advisors not to solicit, offer, initiate, knowingly encourage, conduct or engage in any discussions, investigations or negotiations or enter into any agreement with any other person or entity regarding a Renaissance third party acquisition; and

•	agrees it shall promptly, after obtaining knowledge thereof, advise First Communications of any inquiry or proposal regarding a Renaissance third party acquisition that is received by them, including the terms of the proposal and the identity of the inquirer or offeror.

For purposes of the Merger Agreement, a Renaissance third party acquisition means:

•	any purchase of 15% or more of the consolidated assets of a third party and its subsidiaries, or 15% or more of the equity or voting securities of a third party or a material subsidiary thereof;

•	any tender offer or exchange offer that, if consummated, would result in Renaissance beneficially owning 15% or more of a third party’s equity or voting securities or any material subsidiary thereof; or

•	a merger, consolidation, business combination, share exchange, purchase of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Renaissance and any third party, in each such case in this clause that would result in Renaissance beneficially owning 15% or more of any class of equity or voting securities of such third party or any material subsidiary thereof, or 15% or more of the consolidated assets of such third party.

First Communications No Shop/Non-Solicit Provision

The Merger Agreement provides that from September 13, 2008 until the earlier of the (x) termination of the Merger Agreement in accordance with its terms or (y) consummation of the Merger, First Communications:

•	will not, and will cause its stockholders, officers, directors, affiliates, representatives and advisors not to enter into any written agreement with any other person or entity regarding a First Communications third party acquisition (as defined below) other than the transactions contemplated by the Merger Agreement;

•	will not and will cause its stockholders, officers, directors, affiliates, representatives and advisors not to solicit, offer, initiate, knowingly encourage, conduct or engage in any discussions, investigations or negotiations or enter into any agreement or understanding with any other person or entity regarding a First Communications third party acquisition, other than the transactions contemplated in the Merger Agreement; and

•	after obtaining knowledge thereof, advise Renaissance of any inquiry or proposal regarding a First Communications third party acquisition that is received by them, including the terms of the proposal and the identity of the inquirer or offeror.

For purposes of the Merger Agreement, a First Communications third party acquisition means:

•	any sale of 15% or more of the consolidated assets of First Communications and its subsidiaries, or 15% or more of the equity or voting securities of First Communications or any subsidiary whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of First Communications (each referred to as a material subsidiary);

•	any tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of the equity or voting securities of First Communications or of any material subsidiary; and

•	a merger, consolidation, business combination, share exchange, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the First Communications or any material subsidiary, in each such case in this clause that would result in either (x) a third party beneficially owning 15% or more of any class of equity or voting securities of First Communications or any material subsidiary, or 15% or more of the consolidated assets of First Communications or (y) the stockholders of First Communications receiving securities traded in the U.S. on any nationally-recognized exchange or over-the-counter market;

For purposes of the Merger Agreement, a First Communications third party acquisition does not include the acquisition of Globalcom or any other transaction pursuant to which First Communications or a material subsidiary is the acquiring party, provided that, except in the case of the acquisition of Globalcom, such purchase shall not materially impede the consummation of the Merger between Renaissance and First Communications.

Conditions to Closing of the Merger

General Conditions

Consummation of the Merger by Renaissance and First Communications is conditioned upon, among other things:

•	Renaissance receiving the approval of the Merger by its stockholders in accordance with the DGCL and its amended and restated certificate of incorporation; and,
•	an executed copy of its amended and restated certificate of incorporation having been filed with the Secretary of State of the State of Delaware to be effective as of the closing of the Merger;
•	the Trust Account containing at least $81,000,000 having been disbursed to Renaissance;

•	holders of 20% or more of the Public Shares having not exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with Renaissance’s amended and restated certificate of incorporation;
•	the SEC having declared this proxy statement/prospectus effective and no stop order suspending the effectiveness of this proxy statement/prospectus having been issued by the SEC and no proceeding for that purpose having been initiated or, to the knowledge of Renaissance or First Communications, threatened by the SEC;

•	the shares of Renaissance common stock to be issued in the Merger having been approved for listing on Nasdaq, subject to official notice of issuance;

•	no governmental authority of competent jurisdiction having enacted, issued, enforced or entered any law, rule, injunction, judgment, order, decree, ruling or charge that is in effect and (a) restrains, enjoins or otherwise prohibits or challenges the validity or legality of the Merger, (b) limits or otherwise adversely affects the right of Renaissance to own and control First Communications, or to operate all or any material portion of either the business or the assets of First Communications or any material portion of the business or the assets of Renaissance or (c) compels Renaissance or any of its affiliates to dispose of all or any material portion of either the business or the assets of First Communications and no person having instituted or overtly threatened any action, suit or proceeding that would be reasonably expected to, result in any of the foregoing;

•	all applicable waiting periods (and any extension thereof) under the HSR Act having expired or otherwise been terminated and all notices, reports, registrations and other filings with, and all consents, approvals and authorizations from the FCC and State PUCs having been made or obtained, as the case may be;

•	the stockholders of Renaissance having voted to elect to Renaissance’s board of directors the seven First Communications recommended directors and the two Renaissance recommended directors, effective immediately after the closing of the Merger, as specified in the Merger Agreement; and

•	Renaissance having appointed Raymond Hexamer, Joseph Morris and Richard Buyens as executive officers of Renaissance, effective immediately after the closing of the Merger, as specified in the Merger Agreement.


Either party may waive one or more conditions to the consummation of the Merger. However, to the extent a material condition is waived by one of the parties, which waiver would render any prior disclosure materially misleading, Renaissance intends to resolicit the approval of its stockholders of the Merger.


First Communications’ Conditions to Closing

The obligations of First Communications to consummate the transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

•	Renaissance and each Merger Sub’s representations and warranties set forth in Merger Agreement being true and correct in all material respects (except representations which, as written, are already qualified by materiality or material adverse effect, in which case such representations and warranties will be true and correct in all such respects) as of the date of the Merger Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the effective time of the First Merger;

•	Renaissance and each Merger Sub having duly performed in all material respects all obligations, covenants and agreements undertaken by them in the Merger Agreement and having complied in all material respects with all terms and conditions applicable to them under the Merger Agreement to be performed or complied with on or before the closing date;

•	all necessary third party approvals or consents, having been obtained from any person or entity whose approval or consent is necessary to consummate the Merger including, without limitation, the approval of the board of directors of Renaissance and each Merger Sub and the consents of the State PUCs and the FCC;

•	Renaissance having confirmed that it is prepared to deposit the merger consideration;

•	Renaissance having received approval from its stockholders in a manner consistent with Renaissance’s final prospectus dated January 29, 2007 and having delivered such approval to First Communications;

•	immediately prior to the closing, Renaissance being in compliance with the reporting requirements under the Exchange Act; and

•	since the date of the Merger Agreement there having been no occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on Renaissance.

Renaissance’s Conditions to Closing

The obligations of Renaissance to consummate the transactions contemplated by the Merger Agreement also are conditioned upon each of the following, among other things:

•	First Communications’ representations and warranties set forth in the Merger Agreement being true and correct in all material respects (except representations which, as written, are already qualified by materiality or material adverse effect, in which case such representations and warranties shall be true and correct in all such respects) as of the Merger Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the effective time of the First Merger;

•	all necessary third party approvals or consents, having been obtained from any person or entity whose approval or consent is necessary to consummate the Merger including, without limitation, the approval of the board of directors and stockholders of First Communications and the consents of the State PUCs and the FCC;

•	First Communications having performed in all material respects all obligations, covenants and agreements undertaken by First Communications in the Merger Agreement and having complied in all material respects with all terms and conditions applicable to it under the Merger Agreement to be performed and complied with on or before the closing date;

•	First Communications’ stockholders holding not more than 10% of the outstanding shares of First Communications common stock having exercised or having continuing rights to exercise appraisal rights under the DGCL with respect to the transactions contemplated by the Merger Agreement;

•	since the date of the Merger Agreement there not having been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on First Communications; and

•	First Communications having obtained an amendment to its existing credit facility waiving the change of control provision therein.

Waiver

Any provision of the Merger Agreement may be waived in writing at any time by the party which is entitled to the benefit of such provision. Neither any failure nor any delay by any party in exercising any right, power, or privilege under the Merger Agreement or any of the documents referred to in the Merger Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The condition requiring that the holders of fewer than 20% of the Public Shares affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. Renaissance cannot assure you that all of the conditions will be satisfied or waived.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Renaissance and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The Merger Agreement may be terminated, among other reasons, at any time prior to Closing:

•	by mutual written consent of Renaissance and First Communications;

•	by either Renaissance or First Communications if the Merger is not consummated on or before January 29, 2009;

•	by either Renaissance or First Communications if a governmental authority has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order, in each case which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the Merger;

•	by either Renaissance or First Communications if, at Renaissance’s special meeting (including any adjournments thereof), the Merger shall fail to be approved and adopted by the affirmative vote of the holders of Renaissance common stock required under its amended and restated certificate of incorporation, or the holders of 20% or more of the Public Shares outstanding as of the record date of Renaissance’s special meeting exercise their rights to convert the shares of Renaissance common stock held by them into cash in accordance with Renaissance’s amended and restated certificate of incorporation; or

•	by either Renaissance or First Communications, if such party is not in material breach of its obligations under the Merger Agreement and there has been a material breach of the representations and warranties, covenants, or agreements by the other party and such breach has not been cured within 30 days after written notice to the breaching party, if curable.

Effect of Termination

Except as otherwise provided in the Merger Agreement, in the event of proper termination by either Renaissance or First Communications, the Merger Agreement will have no further force and effect, without any liability or obligation on the part of Renaissance or First Communications; provided, however, that those provisions which survive the termination of the Merger Agreement shall not be void and that such termination will not terminate the rights or remedies of any party against another party that has violated or breached the Merger Agreement prior to such termination.

Indemnification of Directors and Officers

Renaissance has agreed that the post-merger combined company will, for six years from the date of the closing of the Merger, indemnify and hold harmless First Communications’ and Renaissance’s present and former officers, directors, employees and representatives for acts and omissions occurring prior to the Merger to the fullest extent permitted by law or under their respective organizational documents in effect immediately prior to the Merger and provide “tail” insurance for each individual currently covered by First Communications’ officers’ and directors’ liability insurance policy on terms not materially less favorable than existing coverage.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses; provided, however, that if Renaissance fails to obtain stockholder approval and certain conditions to closing have been satisfied, then Renaissance will pay First Communications all of its excess working capital funds available outside of the Trust Account which remain after Renaissance’s expenses are paid or accrued for and reasonable liquidation reserves are established.

Confidentiality; Access to Information

Renaissance and First Communications will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the Merger reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. Renaissance and First Communications will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the Merger Agreement.

Amendments

The Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties. Furthermore, from time to time prior to the closing, under certain limited circumstances and subject to the reasonable approval of Renaissance, First Communications will be entitled to update, amend or supplement the disclosure schedules to the Merger Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables set forth certain of the pro forma financial information about First Communications after giving effect to the acquisitions of Globalcom on September 30, 2008, FE Telecom on March 6, 2008, First Communications LLC and Xtension Services, Inc. on July 2, 2007 and the merger (the “Transactions”).


The unaudited pro forma condensed consolidated balance sheet as of September 30, 2008 is based on the unaudited historical consolidated balance sheets as of September 30, 2008 for Renaissance and First Communications and gives effect to the Transactions and the related financing as if they had occurred on September 30, 2008. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 has been derived from audited consolidated financial statements for the year ended December 31, 2007. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2008 has been derived from the unaudited consolidated financial statements of Renaissance and First Communications for the nine month period ended September 30, 2008. The pro forma condensed consolidated statements of operations give effect to the Transactions and borrowings as if they occurred on January 1, 2007.


The acquisition of Globalcom will be accounted for using the purchase method of accounting. Accordingly, First Communications’ cost to acquire Globalcom will be allocated to the assets acquired, including identifiable intangible assets, and liabilities assumed at their respective fair values as of the September 30, 2008 acquisition date.

The Merger will be accounted for as a reverse acquisition in accordance with GAAP. Under this method of accounting, Renaissance will be treated as the “acquired” company for financial reporting purposes. The net assets of Renaissance will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of First Communications.

The unaudited pro forma financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma financial statements, each of Renaissance’s and First Communications’ historical consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in this proxy statement/prospectus. The unaudited pro forma information presented herein does not intend to represent or be indicative of the financial position or results of operations that would have actually occurred had the Transactions occurred on the dates indicated and should not be taken as representative of the future consolidated financial position or results operations.

The selected consolidated unaudited pro forma financial information includes estimated adjustments to record assets acquired and liabilities assumed at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the Globalcom purchase price will be determined after the acquisition is completed and after completion of a final analysis to determine the fair values of the tangible, and identifiable intangible, assets and liabilities as of the closing date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this proxy statement/prospectus. Increases or decreases in the fair value of the net assets, commitments, contracts and other items of Globalcom compared to the information shown in this proxy statement/prospectus may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of operations.


FIRST COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2008
(in thousands)

	First Communications	Renaissance	Pro Forma Adjustments		Pro Forma Consolidated Assuming No Conversions	Pro Forma Adjustments Assuming Maximum Conversions		Pro Forma Consolidated Assuming Maximum Conversions
CURRENT ASSETS
Cash and cash equivalents	$2,771	$871	$106,408	(d)	$75,499	$(21,273	)(f)	$54,226
			(15,000	)(b)
			(10,000	)(d)
			(3,051	)(e)
			(1,500	)(a)
			(5,000	)(a)
Accounts receivable, net	20,473	—	—		20,473	—		20,473
Accounts receivable — related party	1,675	—	—		1,675	—		1,675
Federal income tax refund receivable	1,722	—	—		1,722	—		1,722
Inventory	2,888	—	—		2,888	—		2,888
Prepaid expenses	5,915	90	—		6,005	—		6,005
TOTAL CURRENT ASSETS	35,444	961	71,857		108,262	(21,273)		86,989

NET PROPERTY AND EQUIPMENT	62,632	3	—		62,635	—		62,635

OTHER ASSETS
Goodwill	123,527	—	—		123,527	—		123,527
Other intangibles — net	96,383	—	—		96,383	—		96,383
Deposits and other assets	8,107	106,408	(106,408	)(d)	8,107	—		8,107
TOTAL OTHER ASSETS	228,017	106,408	(106,408)		228,017	—		228,017
TOTAL ASSETS	$326,093	$107,372	$(34,551)		$398,914	$(21,273)		$377,641

CURRENT LIABILITIES
Revolver and line of credit	$10,000	$—	$(10,000	)(d)	$—	$—		$—
Current portion of long-term debt	12,000	—	—		12,000	—		12,000
Accounts payable — trade	13,628	855	—		14,483	—		14,483
Accrued expenses	10,742	3,120	(3,051	)(e)	10,811	—		10,811
Deferred revenue — current	7,277	—	—		7,277	—		7,277
Deferred federal taxes	645	—	—		645	—		645
TOTAL CURRENT LIABILITIES	54,292	3,975	(13,051)		45,216	—		45,216

NON-CURRENT LIABILITIES
Long-term debt, less current portion	104,500	—	—		104,500	—		104,500
Deferred tax liability — long term	12,948	—	—		12,948	—		12,948
Deferred revenue — long term	14,965	—	—		14,965	—		14,965
TOTAL NON-CURRENT LIABILITIES	132,413	—	—		132,413	—		132,413
TOTAL LIABILITIES	186,705	3,975	(13,051)		177,629	—		177,629
Common stock subject to conversion (plus attributable interest)	—	21,273	(21,273	)(c)	—	—		—
Redeemable preferred stock	15,000	—	(15,000	)(b)	—	—		—

TOTAL SHAREHOLDERS’ EQUITY	124,388	82,124	21,273	(c)	221,285	(21,273	)(f)	200,012
			(1,500	)(a)
			(5,000	)(a)
TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$326,093	$107,372	$(34,551)		$398,914	$(21,273)		$377,641

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET

Basis of Preliminary Purchase Price and Allocation


The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon First Communications’ management’s preliminary estimates of the fair value of the tangible and intangible assets of Globalcom. The final purchase price is subject to certain working capital adjustments which are still to be determined. Accordingly First Communications has not finalized the allocation of purchase price and it is at least reasonably possible that allocated values will change in the near term. The preliminary purchase price allocation has been recorded in First Communications’ September 30, 2008 consolidated balance sheet. Beginning on October 1, 2008, First Communications began consolidating Globalcom’s results of operations in its financial statements.


On September 30, 2008, First Communications acquired Globalcom, a fiber and wireless infrastructure provider, for $59 million in cash including $0.5 million in transaction costs. The pro forma adjustments represent a preliminary estimate of the fair value of assets acquired and liabilities assumed or paid and the related funding. Concurrently, First Communications entered into a $50 million incremental term loan syndicated by JP Morgan Securities Inc. The proceeds from the new debt along with an additional $10 million of borrowings on the existing line of credit were used to pay for the acquisition and the associated debt financing costs.

The Globalcom preliminary purchase price was estimated at $59 million and is comprised of:

Purchase Price Calculation:
Cash	$58,500
Acquisition related transaction costs	500
Total Preliminary Purchase Price	$59,000

Preliminary Allocation of Purchase Price
Cash	$1,070
Goodwill	33,549
Identifiable intangible assets	20,000
Accounts receivable	5,615
Property and equipment	13,343
Prepaid and other assets	1,422
Tangible liabilities assumed	(9,324)
Net deferred tax liabilities	(6,675)
Total Preliminary Purchase Price Allocation	$59,000

Cash and net tangible liabilities.  Cash, accounts receivable, property and equipment, prepaid expenses and other assets and liabilities were valued at their respective carrying amounts as First Communications’ management believes that these amounts approximate their current fair values or the fair values are not yet determinable as the acquisition has not been completed.

Identifiable intangible asset.  The identifiable intangible asset identified relates to acquired customer relationships.

•	The fair value of intangible assets was based on First Communications’ management’s estimate utilizing rates to discount net cash flows to their present values.

•	The estimated useful life of the customer list was eight years. Estimated useful lives for the intangible assets was based on historical experience with historical and projected customer renewal rates, historical treatment of First Communcations’ acquisition-related intangible assets and its intended future use of the intangible assets. Intangible assets are being amortized using the straight-line method, considering the pattern in which the economic benefits of the intangible assets are consumed.

•	First Communications believes the changes that may affect Globalcom’s purchase price allocation will relate to the valuation of the intangible assets. First Communications also believes that additional purchase price adjustments may affect the allocation. However, First Communications is unable to quantify the effect of these adjustments until the purchase price adjustment is completed.

On September 15, 2008, First Communications entered into a definitive agreement to transact a reverse merger with Renaissance under which First Communications will be the surviving company. The purchase price would be up to approximately $369 million. Renaissance is listed on the American Stock Exchange and was organized as a special purpose acquisition company. Renaissance will issue approximately 18,459,917 shares of common stock to First Communications’ current equity holders at closing, assume First Communications’ debt and $1.9 million of cash and retire $15 million of First Communications’ Series A Preferred Stock. First Communications’ equity holders may also receive up to 18,450,000 shares of additional Renaissance common stock upon satisfaction of the Warrant Condition and the EBITDA Condition.


The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of September 30, 2008 assuming the Merger was completed on September 30, 2008:

(a)	To record payment and related expense of the estimated acquisition transaction costs and associated reduction to shareholders’ equity in accordance with FAS 141R.

(b)	To record the retirement of the remaining $15 million of First Communications Series A Preferred Stock.

(c)	To record the assumed termination of the redemption provision and related reclassification Renaissance’s common stock subject to conversion into shareholders’ equity. The Merger must be submitted to Renaissance’s stockholders for approval and be authorized by the vote of a majority of the shares. The Merger will not be consummated if the holders of 20% or more of the shares exercise their conversion rights.

(d)	To reclassify Renaissance’s cash held in the Trust Account to cash and record the repayment of First Communications’ line of credit balance.

(e)	To record cash settlement of deferred underwriting fees which are payable in full upon consummation of the acquisition.

(f)	To adjust for the maximum conversion percentage (19.99% or 3,586,206 shares) of Renaissance common stock and the decreased cash balance outstanding.


FIRST COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2008
(in thousands)

	First Communications	FE Telecom(1)	Globalcom(2)	Pro Forma Adjustments		First Communications Pro Forma
REVENUES — NET
Revenues — net	$107,538	$3,667	$41,830	$—		$153,035
Revenues, net — related parties	5,947	—	—	—		5,947
TOTAL REVENUES, NET	113,485	3,667	41,830	—		158,982

COST OF FACILITIES, exclusive of depreciation and amortization	69,838	2,007	24,679	(441	)(b)	96,083

SELLING, GENERAL AND ADMINISTRATIVE	26,169	157	16,275	(3,824	)(b)	38,777

DEPRECIATION AND AMORTIZATION	8,475	243	2,394	2,039	(d)	13,151

OPERATING INCOME (LOSS)	9,003	1,260	(1,518)	2,226		10,971

OTHER INCOME (EXPENSES)
Interest expense	(2,552)	(67)	(530)	(1,970	)(a)	(5,344)
				(225	)(c)
Other	156	—	—	—		156
	(2,396)	(67)	(530)	(2,195)		(5,188)

INCOME(LOSS) BEFORE INCOME TAXES	6,607	1,193	(2,048)	31		5,783

INCOME TAXES	2,657	495	(754)	(229	)(e)	2,169

NET INCOME (LOSS)	$3,950	$698	$(1,294)	$260		$3,614

(1)	For the pre-acquisition period January 1, 2008 through March 6, 2008.

(2)	For the pre-acquisition period January 1, 2008 through September 30, 2008.


FIRST COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2008
(in thousands)

	Renaissance	Pro Forma Adjustments		Pro Forma Consolidated Assuming No Conversions	Pro Forma Adjustments Assuming Maximum Conversions		Pro Forma Consolidated Assuming Maximum Conversions
REVENUES — NET
Revenues — net	$—	$—		$153,035	$—		$153,035
Revenues, net — related parties	—	—		5,947	—		5,947
TOTAL REVENUES, NET	—	—		158,982	—		158,982

COST OF FACILITIES, exclusive of depreciation and amortization	—	—		96,083	—		96,083

SELLING, GENERAL AND ADMINISTRATIVE	1,324	—		40,101	—		40,101

DEPRECIATION AND AMORTIZATION	—	—		13,151	—		13,151

OPERATING INCOME	(1,324)	—		9,647	—		9,647

OTHER INCOME (EXPENSES)
Interest expense	(2)	—		(5,346)	—		(5,346)

Other	1,706	(496	)(f)	1,366	(341	)(h)	1,025
	1,704	(496)		(3,980)	(341)		(4,321)

INCOME BEFORE INCOME TAXES	380	(496)		5,667	(341)		5,326

INCOME TAXES	614	(658	)(g)	2,125	(128	)(g)	1,997

NET INCOME	$(234)	$162		$3,542	$(213)		$3,329

Earnings per share:
Basic	$(0.01)			$0.09			$0.09
Diluted	$(0.01)			$0.08			$0.08

Weighted average shares outstanding (including shares subject to conversion):
Basic	21,840	18,460	(j)	40,300	(3,586	)(i)(j)	36,714
Diluted	21,840	22,806	(k)	44,646	(3,586	)(i)(k)	41,060


NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months ended September 30, 2008

The pro forma statement of operations for the nine months ended September 30, 2008 include the financial results of FE Telecom and Globalcom which were acquired by First Communications on March 6, 2008 and September 30, 2008, respectively. Also, the pro forma statement of operations for the nine months ended September 30, 2008 include the financial results of Renaissance assuming the reverse merger with First Communications was completed on January 1, 2007.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2008 assuming the Globalcom acquisition was completed on January 1, 2007:

(a)	Represents the adjustment to historical interest expense on debt to be retired and interest expense on debt assumed and incurred in connection with the Globalcom acquisition. The estimated average outstanding balance and interest rate under the new long term debt incurred was $105 million and 6.5%, respectively, for the nine months ended September 30, 2008. The annual impact on interest expense of a 1/8% change in interest rates is approximately $131,000.

(b)	Cost reductions realized from (i) the release of certain executives as specified in the Globalcom merger agreement of approximately $3.2 million; (ii) the release of personnel provided notice on the date of closing as specified in the Globalcom merger agreement of approximately $639,000; and (iii) rate reduction from a major telecommunication service provider based on expected higher volumes pursuant to an agreement executed in connection with the acquisition of Globalcom in the amount of approximately $441,000.

(c)	To record the amortization of $1.5 million debt financing costs related to the Globalcom acquisition over the five year term of the loan.

(d)	To record amortization expense of $1.9 million for the $20 million in customer relationships intangible asset resulting from the Globalcom acquisition which has an estimated useful life of eight years. As the fair value assigned to the intangible assets acquired from Globalcom are preliminary in nature, actual amortization expense in future periods may differ materially from the amortization expense presented. To record pre-acquisition amortization expense of $0.2 million for the $17.2 million in customer relationships intangible asset resulting from the FE Telecom acquisition which has an estimated useful life of 16 years. The estimated useful lives for the Globalcom and FE Telecom customer relationships intangible assets differ primarily based on past experience with historical and projected customer renewal rates. Additionally, the nature of FE Telecom’s business, as a fiber and wireless infrastructure provider, results in longer term customer contracts in comparison to Globalcom’s business as a local, long-distance, data and internet access provider. The determination of estimated useful lives also incorporates assumptions that a market participant would use in making fair value estimates in a discounted cash flow model.

(e)	To adjust the provision for income taxes to First Communications’ effective tax rate of 37.5%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Renaissance and First Communications filed consolidated income tax returns for 2008.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2008 assuming the Merger was completed on January 1, 2007:

(f)	To adjust interest income to reflect the $30.9 million (30%) reduction in the average outstanding cash balance invested in marketable securities for the period.

(g)	To adjust the provision for income taxes to the First Communications effective tax rate of 37.5%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Renaissance and First Communications filed consolidated income tax returns for 2008.

(h)	To adjust interest income to reflect the $21.3 million (28%) reduction in the average outstanding cash balance invested in marketable securities for the period resulting from maximum permitted conversions of shares of Renaissance common stock.
(i)	To adjust for the weighted average maximum permitted conversions of shares of Renaissance common stock.

(j)	The pro forma basic earnings per share are based on the weighted average number of shares of Renaissance common stock outstanding and are adjusted for additional common stock issued, or assumed issued to First Communications stockholders as part of the merger as follows (in thousands):

Basic shares (including shares subject to conversion), as reported	21,840
Issuance of Renaissance common stock to First Communications common stock and T1 warrant holders based on an exchange of one First Communications common share for 0.57361 shares of Renaissance common stock	18,460
Basic shares, pro forma assuming no conversions	40,300
Maximum conversion of Renaissance common stock into cash	(3,586)
Basic shares, pro forma assuming maximum conversions	36,714

(k)	The pro forma diluted earnings per share are based on the weighted average number of shares of Renaissance common stock outstanding and are adjusted for warrants which became exercisable upon the business combination and additional common stock issued to First Communications stockholders as part of the acquisition as follows (in thousands):

Diluted shares (including shares subject to conversion), as reported	21,840
Issuance of Renaissance common stock to First Communications common stock and T1 warrant holders based on an exchange of one First Communications common share for 0.57361 shares of Renaissance common stock	18,460
Warrants to purchase 35,880 shares of Renaissance common stock at $5 per share issued in conjunction with Renaissance’s initial public offering, the exercise of which was contingent upon the consummation of a qualifying business combination	4,346
Diluted shares, pro forma assuming no conversions	44,646
Maximum conversion of Renaissance common stock into cash	(3,586)
Diluted shares, pro forma assuming maximum conversions	41,060

FIRST COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2007
(in thousands)

	First Communications	FC LLC	Xtension	FE Telecom	Globalcom	Other (1)
	7/2–12/31/07	1/1–7/1/07				1/1–3/6/07
REVENUES — NET
Revenues — net	$61,200	$48,154	$15,723	$20,415	$55,918	$8,255
Revenues, net — related parties	4,353	3,275	—	—	—	—
TOTAL REVENUES, NET	65,553	51,429	15,723	20,415	55,918	8,255

COST OF FACILITIES, exclusive of depreciation and amortization	44,560	33,798	12,629	10,954	31,584	4,510

SELLING, GENERAL AND ADMINISTRATIVE	15,706	12,328	1,931	2,154	19,475	1,900

DEPRECIATION AND AMORTIZATION	3,712	2,269	9	1,852	2,630	594

OPERATING INCOME (LOSS)	1,575	3,034	1,154	5,455	2,229	1,251

OTHER INCOME (EXPENSES)
Interest expense	(134)	(725)	—	(807)	(815)	(14)

Other	76	275	58	(118)	—	(198)
	(58)	(450)	58	(925)	(815)	(212)

INCOME (LOSS) BEFORE INCOME TAXES	1,517	2,584	1,212	4,530	1,414	1,039

INCOME TAXES	588	—	—	1,699	546	—

NET INCOME (LOSS)	$929	$2,584	$1,212	$2,831	$868	$1,039

(1)	Includes the financial results of certain assets acquired and certain liabilities assumed of Acceris Management and Acquisition LLC, and NAC, providers of long distance and local telecommunications, data and other communications services, which were acquired by FC LLC on March 6, 2007 as if the acquisitions had occurred on January 1, 2007.


FIRST COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Twelve Months Ended December 31, 2007

	Pro Forma Adjustments		First Communications Pro Forma	Renaissance	Pro Forma Adjustments		Pro Forma Consolidated Assuming No Conversions	Pro Forma Adjustments Assuming Maximum Conversions		Pro Forma Consolidated Assuming Maximum Conversions
REVENUES — NET
Revenues — net	$—		$209,665	$—	$—		$209,665	$—		$209,665
Revenues, net — related parties	—		7,628	—	—		7,628	—		7,628
TOTAL REVENUES, NET	—		217,293	—	—		217,293	—		217,293

COST OF FACILITIES, exclusive of depreciation and amortization	(588	)(b)	137,447	—	—		137,447	—		137,447

SELLING, GENERAL AND ADMINISTRATIVE	(5,099	)(b)	48,395	848	—		49,243	—		49,243

DEPRECIATION AND AMORTIZATION	3,457	(d)	14,523	—	—		14,523	—		14,523

OPERATING INCOME	2,230		16,928	(848)	—		16,080	—		16,080

OTHER INCOME (EXPENSES)
Interest expense	(5,013	)(a)	(7,808)	(5)	—		(7,813)	—		(7,813)
	(300	)(c)
Other	(58	)(b)	35	4,167	(1,240	)(f)	2,962	(854	)(h)	2,108
	(5,371)		(7,773)	4,162	(1,240)		(4,851)	(854)		(5,705)

INCOME BEFORE INCOME TAXES	(3,141)		9,155	3,314	(1,240)		11,229	(854)		10,375

INCOME TAXES	600	(e)	3,433	1,013	(235	)(g)	4,211	(320	)(g)	3,891

NET INCOME	$(3,741)		$5,722	$2,301	$(1,005)		$7,018	$(534)		$6,484

Earnings per share:
Basic				$0.11			$0.18			$0.18
Diluted				$0.10			$0.17			$0.17

Weighted average shares outstanding (including shares subject to conversion):
Basic				20,220	18,460	(j)	38,680	(3,262	)(i)(j)	35,418
Diluted				23,295	18,460	(k)	41,755	(3,262	)(i)(k)	38,493

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

Year Ended December 31, 2007


First Communications began operations on July 2, 2007 in conjunction with the acquisition of FC LLC and Xtension. As such, the pro forma statement of operations for the year ended December 31, 2007 includes the financial results of FC LLC and Xtension for the period January 1, 2007 through July 1, 2007 and the financial results of First Communications for the period July 2, 2007 through December 31, 2007. Also, the pro forma statement of operations for the year ended December 31, 2007 include the financial results of FE Telecom and Globalcom which were acquired by First Communications on March 6, 2008 and September 30, 2008, respectively, as if the acquisitions had occurred on January 1, 2007. In addition, the other column in the pro forma statement of operations for the year ended December 31, 2007 include the financial results of Acceris Management and Acquisition LLC (“Acceris”) and NAC, the assets of which were acquired by FC LLC on March 6, 2007, as if the acquisitions had occurred on January 1, 2007. Further, the pro forma statement of operations for the year ended December 31, 2007 include the financial results of Renaissance assuming the Merger was completed on January 1, 2007.


The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 assuming all of the acquisitions were completed on January 1, 2007:

(a)	To eliminate the historical interest expense on outstanding debt to be retired and record interest expense on the debt assumed and incurred in connection with the Globalcom acquisition and the Merger. The estimated average outstanding balance and interest rate under the new long term debt was $120 million and 6.5%, respectively, for the six months ended June 30, 2008. The annual impact on interest expense of a 1/8% change in interest rates is approximately $150,000.

(b)	Cost reductions realized from (i) the release of certain executives as specified in the Globalcom merger agreement of approximately $4.2 million; (ii) the release of personnel provided notice on the date of closing as specified in the Globalcom merger agreement of approximately $852,000; and (iii) rate reduction from a major telecommunication service provider based on expected higher volumes pursuant to an agreement executed in connection with the acquisition of Globalcom in the amount of approximately $588,000.

(c)	To record the amortization of $1.5 million in debt financing costs related to the Globalcom acquisition over the 5 year term of the loan.

(d)	To record amortization expense of $2.5 million for the $20 million in customer relationships intangible asset resulting from the Globalcom acquisition which has an estimated useful life of eight years. As the fair value assigned to the intangible assets acquired from Globalcom are preliminary in nature, actual amortization expense in future periods may differ materially from the amortization expense presented. To record amortization expense of $1.1 million for the $17.2 million in customer relationships intangible asset resulting from the FE Telecom acquisition which has an estimated useful life of 16 years. The estimated useful lives for the Globalcom and FE Telecom customer relationships intangible assets differ primarily based on past experience with historical and projected customer renewal rates. Additionally, the nature of FE Telecom’s business, as a fiber and wireless infrastructure provider, results in longer term customer contracts in comparison to Globalcom’s business as a local, long-distance, data and internet access provider. The determination of estimated useful lives also incorporates assumptions that a market participant would use in making fair value estimates in a discounted cash flow model.
(e)	To adjust the provision for income taxes to the First Communications effective tax rate of 37.5%. The pro forma combined provision does not reflect that amounts that would have resulted had Renaissance and First Communications filed consolidated tax returns for 2008.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 assuming the Merger was completed on January 1, 2007:

(f)	To adjust interest income to reflect the $30.9 million (30%) reduction in the average outstanding cash balance invested in marketable securities for the period.

(g)	To adjust the provision for income taxes to the First Communications effective tax rate of 37.5%. The pro forma combined provision does not reflect that amounts that would have resulted had Renaissance and First Communications filed consolidated tax returns for 2008.

(h)	To adjust interest income to reflect the $21.3 million (28%) reduction in the average outstanding cash balance invested in marketable securities for the period resulting from maximum permitted conversions of shares of Renaissance common stock.
(i)	To adjust for the weighted average maximum permitted conversion of shares of Renaissance common stock.

(j)	The pro forma basic earnings per share are based on the weighted average number of shares of Renaissance common stock outstanding and are adjusted for additional common stock issued, or assumed issued to First Communications stockholders as part of the Merger as follows (in thousands):

Basic shares (including shares subject to conversion), as reported	20,220
Issuance of Renaissance common stock to First Communications common stock and T1 warrant holders based on an exchange of one First Communications common share for 0.57361 shares of Renaissance common stock	18,460
Basic shares, pro forma assuming no conversions	38,680
Maximum conversion of Renaissance common stock into cash	(3,262)
Basic shares, pro forma assuming maximum conversions	35,418

(k)	The pro forma diluted earnings per share are based on the weighted average number of shares of Renaissance common stock outstanding and are adjusted for additional common stock issued to First Communications stockholders as part of the acquisition as follows (in thousands):

Diluted shares (including shares subject to conversion), as reported which includes warrants to purchase 35,880 shares of Renaissance common stock at $5 per share issued in conjunction with Renaissance’s initial public offering, the exercise of which was contingent upon the consummation of a qualifying business combination	23,295
Issuance of Renaissance common stock to First Communications common stock and T1 warrant holders based on an exchange of one First Communications common share for 0.57361 shares of Renaissance common stock	18,460
Diluted shares, pro forma assuming no conversions	41,755
Maximum conversion of Renaissance common stock into cash	(3,262)
Diluted shares, pro forma assuming maximum conversions	38,493

THE CHARTER AMENDMENT PROPOSAL

The charter amendment proposal, if approved, will provide for the amendment of Renaissance’s present amended and restated certificate of incorporation to:

(i)change Renaissance’s corporate name to “First Communications, Inc.”;

(ii)increase the number of authorized shares of its common stock from 72,000,000 shares to 200,000,000 (and the total number of shares of authorized capital stock from 73,000,000 shares to 201,000,000);

(iii)change the period of its corporate existence to perpetual;

(iv)specify that the Class I directors will be elected for a term expiring at the annual meeting of stockholders to be held in 2009, the Class II directors will be elected for a term expiring at the annual meeting of stockholders to be held in 2010 and the Class III directors will be elected for a term expiring at the annual meeting of stockholders to be held in 2011, and that, beginning with the 2009 annual meeting, each class of directors will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after its election;

(v)delete the present Article Sixth and its preamble, as such provisions will no longer be applicable to Renaissance after the Merger, and to renumber succeeding Articles accordingly; and

(vi)make certain other changes in tense and number that Renaissance’s board of directors believes are immaterial.

The increase in the number of authorized shares of capital stock, the name change, the provision for Renaissance’s perpetual existence, the classification of the board of directors into three classes and the deletion of Article Sixth of Renaissance’s current amended and restated certificate of incorporation are being undertaken as a result of and in conjunction with the Merger. Accordingly, the proposal to approve the amended and restated certificate of incorporation is conditioned upon and subject to the approval of the merger proposal.

In the judgment of Renaissance’s board of directors, the charter amendment proposal is desirable for the following reasons:

•	The change of Renaissance corporate name is desirable to reflect its merger with First Communications. The First Communications name has been used for almost ten years in connection with its provision of voice and data telecommunications services.

•	The number of authorized shares should be increased because, as a result of the issuance of shares in the Merger and the assumption of warrants and the adoption of the 2008 Plan as described in the incentive compensation plan proposal, Renaissance requires additional shares of common stock to be reserved in its amended and restated certificate of incorporation in order to effect the Merger and execute on the business plan of the post-merger combined company.

•	The present amended and restated certificate of incorporation provides that Renaissance’s corporate existence will terminate on January 29, 2009. In order to continue in existence after the consummation of the Merger subsequent to such date, this provision must be amended. Perpetual existence is the usual period of existence for corporations and Renaissance’s board of directors believes it is the most appropriate period for Renaissance as the surviving company in the Merger.

•	As no meetings of stockholders have been held since Renaissance’s IPO, the present directors are the same persons who were appointed at the time of Renaissance’s organization. Pursuant to the Merger Agreement, the directors to be elected at the special meeting of stockholders to which this proxy statement/prospectus relates will serve for terms that expire in 2009 (Class I directors), 2010 (Class II directors) and 2011 (Class III directors). The proposed amendment to the present Article Seventh incorporates these classifications.

•	Article Sixth and its preamble relate to the operation of Renaissance as a blank check company prior to the consummation of a business combination and will not be applicable after consummation of the Merger.

Section 6.1 requires that the business combination be submitted to Renaissance’s stockholders for approval under the DGCL and is authorized by the vote of a majority of the Public Shares present at the Special Meeting in person or by proxy and eligible to vote thereon, provided that the business combination shall not be consummated if the holders of 20% or more of the Public Shares exercise their conversion rights. Section 6.2 specifies the procedures for exercising conversion rights. Section 6.3 provides that holders of Public Shares are entitled to receive distributions from the Trust Account only if a business combination is not consummated by the “Termination Date” (January 29, 2009) or by demanding conversion in accordance with Section 6.2. Section 6.4 provides that Renaissance must consummate the business combination, as defined in the preamble of Article Sixth, before Renaissance can consummate any other type of business combination. Section 6.5 permits Renaissance to have a classified board of directors prior to the business combination. Accordingly, Article Sixth and it preamble will serve no further purpose.

•	The other changes include certain other changes in tense and number that Renaissance’s board of directors believes are immaterial.

Pursuant to the Merger Agreement, approval of the charter amendment proposal is a condition to the consummation of the Merger. If the merger proposal is not approved, the charter amendment proposal will not be presented at the meeting. If the charter amendment proposal is not approved, the Merger will not be consummated even if the merger proposal is approved and the holders of fewer than 20% of the Public Shares vote against the merger proposal and properly demand that their Public Shares be converted into cash.

The approval of each charter amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Renaissance common stock on the record date.

A copy of Renaissance’s amended and restated certificate of incorporation, as it will be in effect, assuming approval of the charter amendment proposal and the filing of the charter in the office of the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

RENAISSANCE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

THE INCENTIVE COMPENSATION PLAN PROPOSAL

Renaissance is requesting that the stockholders vote in favor of approving Renaissance’s 2008 Equity Incentive Plan (the “2008 Plan”), which was adopted by the board on October 20, 2008.

Purpose.  The purpose of the 2008 Plan is to encourage ownership of Renaissance common stock by employees, consultants and directors of Renaissance and its affiliates and to provide them with additional incentives to promote the success of Renaissance’s business through the grants of awards of or pertaining to shares of Renaissance common stock.

Administration.  The 2008 Plan will be administered by the compensation committee of the board (the ”Compensation Committee”) which will be formed upon consummation of the Merger. Subject to the provisions of the 2008 Plan, the Compensation Committee has discretion to determine the employees, consultants and directors who will receive awards, the form of award and any acceleration or extension of an award. Further, the Compensation Committee has complete authority to interpret the 2008 Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective award agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the 2008 Plan.

Eligibility.  Awards may be granted to any employee of or consultant to one or more of Renaissance and its affiliates or to non-employee members of the Board or of any board of directors (or similar governing authority) of any affiliate.

Shares Subject to the 2008 Plan.  The shares issued or to be issued under the 2008 Plan are authorized but unissued shares of Renaissance common stock. The maximum number of shares of common stock which may be issued or made subject to awards under the 2008 Plan is 3,000,000, all of which may be issued through the exercise of incentive stock options. No more than 500,000 shares of Renaissance common stock may be covered by awards issued to any one person in any one calendar year. If any incentive stock option, nonstatutory stock option or stock appreciation right expires, terminates or is cancelled for any reason without having been exercised in full, or if any other award is forfeited by the recipient or repurchased at less than market value, the shares not purchased by the award holder or which are repurchased by Renaissance or are forfeited by the award holder will be again available for awards under the 2008 Plan.

Types of Awards.  Awards under the 2008 Plan may include incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and qualified performance-based awards. Each award will be evidenced by an instrument in such form as the Compensation Committee may prescribe, setting forth applicable terms such as the exercise price and term of any option or applicable forfeiture conditions or performance requirements. Except as noted below, all relevant terms of any award will be set by the Compensation Committee in its discretion.

•	Nonstatutory stock options and incentive stock options (individually a “Stock Option” and collectively, the ”Stock Options”) are rights to purchase common stock of Renaissance. A Stock Option may be immediately exercisable or may become exercisable in such installments, cumulative or non-cumulative, as the Compensation Committee may determine. A Stock Option may be exercised by the recipient giving written notice to Renaissance, specifying the number of shares with respect to which the Stock Option is then being exercised, and accompanied by payment of an amount equal to the exercise price of the shares to be purchased. The purchase price may be paid by cash, check, by delivery to Renaissance, through the withholding of shares of Renaissance common stock that would have otherwise been received upon the exercise of the Stock Option, or through and under the terms and conditions of any formal cashless exercise program authorized by Renaissance.

•	Incentive stock options may be granted only to eligible employees of Renaissance or any parent or subsidiary corporation of Renaissance and must have an exercise price of not less than 100% of the fair market value of Renaissance common stock on the date of grant (110% for incentive stock options granted to any 10% stockholder of Renaissance). In addition, the term of an incentive stock option may not exceed 10 years (five years, if granted to any 10% stockholder of Renaissance). Nonstatutory stock options must have an exercise price of not less than 100% of the fair market value of Renaissance common stock on the date of grant. In the case of an incentive stock option, the amount of the aggregate fair market value of Renaissance common stock (determined at the time of grant) with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all such plans of his or her employer corporation and its parent and subsidiary corporations) may not exceed $100,000. Any Stock Options granted in excess of this limit will be nonstatutory stock options.

•	Stock appreciation rights (individually a “SAR” and collectively “SARs”) are rights to receive (without payment to Renaissance) cash, property or other forms of payment, or any combination thereof, as determined by the Compensation Committee, based on the increase in the value of the number of shares of Renaissance common stock specified in the SAR. The base price (above which any appreciation is measured) of a SAR may in no event be less than 100% of the fair market value of Renaissance common stock on the date of grant.

•	Awards of restricted stock are grants or sales of Renaissance common stock which are subject to a risk of forfeiture, such as a requirement of the continued performance of services for a stated term or the achievement of individual or company performance goals. A holder of restricted stock will have all of the rights of a stockholder of Renaissance, including the right to vote, and the right to receive dividends with respect to, shares of restricted stock. The Compensation Committee may elect to require deferral of payment of cash dividends with respect to shares of restricted stock or to require dividends to be reinvested in additional shares of restricted stock pending vesting (or forfeiture) of the underlying shares of restricted stock.

•	Awards of restricted stock units and performance units are grants of rights to receive either shares of Renaissance common stock (in the case of restricted stock units) or the appreciation over a base value (as specified by the Compensation Committee) of a number of shares of Renaissance common stock (in the case of performance units) subject to satisfaction of service or performance requirements established by the Compensation Committee in connection with the award. Such awards may include the right to the equivalent to any dividends on the shares covered by the award, which amount may in the discretion of the Compensation Committee be deferred and paid if and when the award vests. The Compensation Committee may permit (or, if provided at the date of grant, require) a recipient of performance units to defer receipt of payment of cash or delivery of stock that would otherwise be due by virtue of the satisfaction of any requirements or goals with respect to the performance units.

•	Qualified performance-based awards are awards which include performance criteria intended to satisfy Section 162(m) of the IRC. Section 162(m) of the IRC limits Renaissance’s federal income tax deduction for compensation to certain specified senior executives to $1 million dollars, but excludes from that limit ”performance-based compensation.” Qualified performance-based awards may be in the form of Stock Options, SARs, restricted stock, restricted stock units or performance units, but in each case will be subject to satisfaction of one of the following criteria, either individually, alternatively or in any combination, applied to either Renaissance as a whole or to a business unit or affiliate, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

cash flow (before or after dividends)	earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization)
stock price	return on equity
stockholder return or total stockholder return	return on capital (including without limitation return on total capital or return on invested capital)

return on investment	return on assets or net assets
market capitalization	economic value added
debt leverage (debt to capital)	revenue
sales or net sales	backlog
income, pre-tax income or net income	operating income or pre-tax profit
operating profit, net operating profit or economic profit	gross margin, operating margin or profit margin
return on operating revenue or return on operating assets	cash from operations
operating ratio	operating revenue
market share improvement	general and administrative expenses
customer service	new production introductions
product line enhancements	strategic acquisitions

No payment or other amount will be available to a recipient of a qualified performance-based award except upon the Compensation Committee’s determination that a particular goal or goals established by the Compensation Committee for the criteria (from among those specified above) selected by the Compensation Committee has been satisfied.

Effect of Termination of Employment or Association.  Unless the Compensation Committee determines otherwise in connection with any particular award under the 2008 Plan, Stock Options and SARs will terminate immediately upon the recipient’s termination of employment or other association for cause and 90 days following the recipient’s termination of employment or other association in other circumstances. Upon termination for any reason, all other awards immediately will be forfeited or otherwise subject to return to or repurchase by Renaissance, unless the Compensation Committee otherwise provides in the applicable award agreement.

Transferability.  In general, no award under the 2008 Plan may be transferred by the recipient and during the life of the recipient all rights under an award may be exercised only by the recipient or his or her legal representative. However, the Compensation Committee may approve the transfer, without consideration, of an award of a nonstatutory stock option or restricted stock to a family member.

Effect of Significant Corporate Event.  In the event of any change in the outstanding shares of Renaissance common stock through merger, consolidation, sale of all or substantially all the property of Renaissance, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Renaissance common stock, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares subject to the 2008 Plan and the 2008 Plan limits, (ii) the numbers and kinds of shares or other securities subject to the then outstanding awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Stock Options or SARs (without change in the aggregate purchase price as to which Stock Options or SARs remain exercisable), and (iv) the repurchase price of each share of restricted stock then subject to a risk of forfeiture in the form of a Renaissance repurchase right. In addition, the Compensation Committee may make adjustments to outstanding awards upon the occurrence of unusual or non-recurring events not described in the preceding sentence to prevent dilution or the enlargement of the benefits intended to be made available under the 2008 Plan.

In the event of (i) any merger or consolidation of Renaissance with or into another entity as a result of which the Renaissance common stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any sale or exchange of all of the Renaissance common stock for cash, securities or other property, (iii) any sale, transfer or other disposition of all or substantially all of Renaissance’s assets to one or more other persons in a single transaction or series of related transactions or (iv) any liquidation or dissolution of Renaissance (any such event, a “Transaction”), the Compensation Committee may take any one or more of the following actions with respect to Stock Options or SARs:

•	provide that the awards be assumed, or substantially equivalent awards be substituted, by the successor company;

•	upon written notice to holders, provide that unexercised awards terminate immediately prior to consummation of the Transaction unless exercised within a specific period of time following the date of the notice;

•	provide that awards become exercisable in whole or in part upon the Transaction;

•	provide for cash payments equal to the proceeds the holders would have received if they had exercised prior to the Transaction, net of the exercise price and applicable tax withholding; or

•	in the event of a liquidation or dissolution, provide that awards convert into the right to receive liquidation proceeds net of the exercise price and applicable tax withholding.

In the event of a Transaction other than a liquidation or dissolution which is not part of another form of Transaction, restrictions on awards other than Stock Options or SARs will inure to the benefit of Renaissance’s successor and, unless the Compensation Committee determines otherwise or except as provided in the agreement between Renaissance and the award recipient, will apply to the cash, securities or other property into which the Renaissance common stock was converted. Upon the occurrence of a Transaction involving a liquidation or dissolution that is not part of another form of Transaction, unless the applicable award agreement provides otherwise, all risks of forfeiture and performance goals with respect to awards other than Stock Options or SARs will automatically be deemed terminated or satisfied.

Except as provided in an applicable award agreement or as prohibited by applicable laws or by the rules or regulations of a governing governmental agency or securities exchange, upon the occurrence of a change of control:

•	all Stock Options and SARs not already exercisable in full will accelerate with respect to 100% of the shares for which such Stock Options and SARs are not then exercisable;

•	any risk or forfeiture applicable to restricted stock and restricted stock units which is not based on achievement of performance goals will lapse with respect to 100% of the restricted stock and restricted stock units still subject to such risk of forfeiture; and

•	all outstanding awards of restricted stock and restricted stock units conditioned on the achievement of performance goals and the target payout opportunities attainable under outstanding performance units will be deemed to have been satisfied as of the effective date of the change of control as to a pro rata number of share based on the assumed achievement of all relevant performance goals and the length of time within the performance period which has elapsed prior to the change of control.

A “change of control” as used above means the occurrence of any of the following: (i) a Transaction, unless securities possessing more than 50% of the total combined voting power of the survivor or acquiror’s outstanding securities (or the securities of any parent thereof) are held by persons who held securities possessing more than 50% of the total combined voting power of Renaissance’s outstanding securities immediately prior to the Transaction; (ii) any person or group of persons directly or indirectly acquires beneficial ownership of securities possessing more than 20% of the total combined voting power of Renaissance’s outstanding securities pursuant to a tender or exchange offer made directly to Renaissance’s stockholders that the board of directors does not recommend the stockholders accept; or (iii) over a period of 36 consecutive months or less, there is a change in the composition of the board such that a majority of the board members cease, by reason of one or more proxy contests for the election of board members, to be composed of individuals who either (1) have been board members continuously since the beginning of that period, or (2) have been elected or nominated for election during that period by at least a majority of the board members described in the preceding clause (1) who were still in office at the time that election or nomination was approved by the board.

Amendments to the 2008 Plan.  The board of directors or Compensation Committee may amend or modify the 2008 Plan at any time subject to applicable law, the rules of any exchange on which the Renaissance common stock is listed and the rights of holders of outstanding awards on the date of amendment or modification. No amendment or modification of the 2008 Plan or any award may increase the number of shares subject to the 2008 Plan or result in the repricing of any Stock Option or SAR, in either case, without stockholder approval.

Summary of Income Tax Consequences.  The following is a brief and general discussion of the United States federal income tax consequences to recipients of awards granted under the 2008 Plan. This summary is not comprehensive and is based upon laws and regulations in effect on January 1, 2008. Such laws and regulations are subject to change. This summary is intended for the information of stockholders considering how to vote and not as tax guidance to participants in the 2008 Plan. Participants in the 2008 Plan should consult their own tax advisors as to the tax consequences of participation.

•	Nonstatutory Stock Options. Generally, there are no federal income tax consequences to the participants upon grant of nonstatutory stock options. Upon the exercise of such a nonstatutory stock option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the Renaissance common stock acquired upon the exercise of such Stock Option exceeds the exercise price, if any. The participant’s tax basis in such shares of Renaissance common stock will equal their fair market value on the date of exercise. A sale of Renaissance common stock so acquired will give rise to short-term or long-term capital gain or loss, depending on whether the Renaissance common stock was held for more than 12 months, equal to the difference between the amount received by the participant for such shares of Renaissance common stock and his or her tax basis in such shares of Renaissance common stock. Under the 2008 Plan, nonstatutory stock options may, if permitted by the Compensation Committee, be exercised in whole or in part with shares of Renaissance common stock held by the participant. Such an exercise will be treated as a tax-free exchange of the shares of Renaissance common stock surrendered for an equivalent number of shares of Renaissance common stock received, and the equivalent number of shares will have a tax basis equal to the tax basis of the surrendered shares. Shares of Renaissance common stock received in excess of the number of shares surrendered will have a tax basis of zero.

•	Incentive Stock Options. Except as noted at the end of this paragraph, there are no federal income tax consequences to the participant upon grant or exercise of an incentive stock option. If the participant holds shares of Renaissance common stock purchased pursuant to the exercise of an incentive stock option for at least two years after the date the Stock Option was granted and at least one year after the exercise of the Stock Option, the subsequent sale of Renaissance common stock will give rise to a long-term capital gain or loss to the participant equal to the difference between the amount received for such shares of Renaissance common stock and the participant’s tax basis in such shares of Renaissance common stock and no deduction will be available to Renaissance (or any of its affiliates). If the participant sells the shares of Renaissance common stock within two years after the date an incentive stock option is granted or within one year after the exercise of such incentive stock option (a “disqualifying disposition”), the participant will recognize ordinary income in an amount equal to the lesser of (i) the difference between the fair market value at the exercise date and the exercise price or (ii) the excess of the amount realized upon disposition of the shares of Renaissance common stock over the exercise price. Any additional gain or loss recognized by a participant in such circumstances will be short-term or long-term capital gain or loss, depending on whether the Renaissance common stock was held for more than 12 months. Some participants may have to pay alternative minimum tax in connection with the exercise of an incentive stock option, however. Under the 2008 Plan, incentive stock options may, if permitted by the Compensation Committee, be exercised in whole or in part with shares of Renaissance common stock held by the Participant. Such an exercise will be treated as a tax-free exchange of the shares of Renaissance common stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of Renaissance common stock received, and the equivalent number of shares will have a tax basis equal to the tax basis of the surrendered shares. Shares of Renaissance common stock received in excess of the number of shares surrendered will have a tax basis of zero.

•	Restricted Stock. A participant will generally not recognize ordinary income with respect to an award of restricted stock until his or her rights in that award become substantially vested. When a participant’s rights with respect to an award of restricted stock become substantially vested, he or she will recognize ordinary income in an amount equal to the amount by which the then fair market value of the Renaissance common stock acquired exceeds the price he or she has paid for it, if any. Upon the sale of such shares of restricted stock, the participant will recognize short-term or long-term capital gain or loss, depending on whether the shares were held for more than 12 months, in an amount equal to the difference between the amount received for such shares and the participant’s tax basis in such shares. Recipients of restricted stock may, however, within 30 days after receiving an award of restricted stock, choose to have any applicable risk of forfeiture disregarded for tax purposes by making an “83(b) election.” If the participant makes an 83(b) election, he or she will have to report compensation income equal to the difference between the value of the shares and the price paid for the shares, if any, at the time of the transfer of the restricted stock. Any gain or loss recognized upon the sale of shares of restricted stock for which an 83(b) election was made will be short-term or long-term capital gain or loss, depending on whether the shares were held for more than 12 months. In general, during the period in which restricted stock is not substantially vested, dividends and distributions paid with respect to restricted stock will be treated as compensation income (not dividend income) received by the participant. Dividend payments received with respect to shares of restricted stock for which an 83(b) election has been made generally will be treated as dividend income.

•	Stock Appreciation Rights. A participant will generally recognize no taxable income upon the grant of a Stock Appreciation Right. A participant will generally recognize ordinary income on the receipt of cash or other property pursuant to the exercise of an award of stock appreciation rights equal to the amount of such cash or the fair market value of such Renaissance common stock or other property received.

•	Restricted Stock Units and Performance Units. A participant will generally recognize no taxable income upon the grant of restricted stock units or performance units. A participant will generally recognize ordinary income on the receipt of any shares of Renaissance common stock, cash or other property in satisfaction of an award of restricted stock units or performance units equal to the amount of such cash or the fair market value of such Renaissance common stock or other property received.

•	Potential Deferred Compensation. The foregoing summary of federal income tax consequences assumes that no award under the 2008 Plan will be considered “deferred compensation” as that term is defined for purposes of Section 409A of the IRC, or that if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). If an award includes deferred compensation, and its terms do not comply with the requirements of Section 409A of the IRC, then any deferred compensation component of an award under the 2008 Plan will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax, and possibly also interest penalties.

•	Section 162(m) Limitations on Renaissance’s Tax Deduction. In general, whenever a recipient is required to recognize ordinary income in connection with an award, Renaissance (or its affiliate employing the recipient) will be entitled to a corresponding tax deduction. However, Renaissance (or its affiliate employing the recipient) will not be entitled to deductions in connection with awards under the 2008 Plan to certain senior executive officers to the extent that the amount of deductible income in a year to any such officer, together with his or her other compensation from Renaissance (or such affiliate) exceeds the $1 million dollar limitation of Section 162(m) of the IRC. Compensation which qualifies as “performance-based” is not subject to this limitation, however.

•	Withholding. The Compensation Committee is entitled to deduct from the payment of any award all applicable taxes required by federal, state or local law to be withheld, or to take such other action as the Compensation Committee may deem advisable to enable Renaissance or any affiliate and participants to satisfy tax obligations relating to any award.


Awards to Particular Officers, Etc.  Pursuant to the Merger Agreement, Renaissance has agreed to make grants of restricted stock and Stock Options under the 2008 Plan to certain employees of First Communications effective upon consummation of the Merger and stockholder approval of the 2008 Plan. These grants are reflected in the following table:


2008 Equity Incentive Plan
Name and Position	Dollar Value ($)(1)	Number of Restricted Shares or Options
Raymond Hexamer Chief Executive Officer	$243,000	40,500 restricted shares 80,000 options to purchase common stock
Joseph R. Morris Chief Financial Officer and Chief Operating Officer	$243,000	40,500 restricted shares 80,000 options to purchase common stock
Richard J. Buyens President	—	413,850 options to purchase common stock
David Johnson, II Senior Vice President, Sales	$183,000	30,500 restricted shares 60,000 options to purchase common stock
Executive Group	$669,000	111,500 restricted shares 633,850 options to purchase common stock
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	$975,000	162,500 restricted shares 520,000 options to purchase common stock

(1)	With respect to grants of restricted shares, assumes a per share value of $6.00 at the time of grant. Pursuant to SEC guidance, no dollar value is provided for Stock Options.

Recommendation and Vote Required

Approval of the 2008 Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Renaissance common stock represented in person or by proxy at the meeting and entitled to vote thereon.

RENAISSANCE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RENAISSANCE’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE COMPENSATION PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the special meeting, Renaissance stockholders will be asked to elect nine directors to Renaissance’s board of directors, effective immediately following and contingent upon closing of the Merger, of whom three will serve until the annual meeting to be held in 2009, three will serve until the annual meeting to be held in 2010 and three will serve until the annual meeting to be held in 2011, and, in each case, until their successors are elected and qualified.

Following consummation of the Merger, if the nominees are elected, the directors of Renaissance will be classified as follows:

•	Barry W. Florescue, Theodore V. Boyd and Joseph R. Morris in the class to stand for reelection in 2009;

•	Raymond Hexamer, Marshall B. Belden Jr. and Mark R. Stone in the class to stand for reelection in 2010; and

•	Richard A. Bloom, Mark T. Clark and Scott M. Honour in the class to stand for reelection in 2011.

The election of directors requires the vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of abstentions or a direction to withhold authority) will not be counted in the nominee’s favor.

Unless authority is withheld, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If either the merger proposal or the charter amendment proposal is not approved, or holders of 20% or more of the Public Shares elect to convert their Public Shares into cash, the director election proposal will not be submitted to the stockholders for a vote and Renaissance’s current directors will continue in office until Renaissance is liquidated.

Following the effective time of the First Communications acquisition and assuming the election of the individuals set forth above, the board of directors and executive officers of Renaissance will be as follows:

Name	Age	Position
Raymond Hexamer	47	Chief Executive Officer and Director
Joseph R. Morris	38	Chief Operating and Financial Officer and Director
Richard J. Buyens	52	President
Theodore V. Boyd	66	Chairman of the Board
David Johnson, II	47	Senior Vice President Sales and Marketing
Marshall B. Belden Jr.	60	Director
Mark T. Clark	58	Director
Scott M. Honour	42	Director
Mark R. Stone	44	Director
Barry W. Florescue	64	Director
Richard A. Bloom	41	Director

Raymond Hexamer has served as Chief Executive Officer of First Communications since he joined in January 2005 and has been a director since July 2007. He was previously President and General Manager of WHBC Radio from 1994 to 2004 and was involved in all aspects of the radio business from on-air and sales, to finance and management. From 2003 to 2004, Mr. Hexamer was part of the investment group and CEO of SkyLAN, a wireless

Internet provider, whose assets were acquired by First Communications in 2004. Mr. Hexamer received a Bachelor of Arts in Business Administration from the University of Akron.

Joseph R. Morris has served as Chief Operating Officer of First Communications since 1998, was recently named Chief Financial Officer, and has served as a director since July 2007. He has held leadership positions in every department of First Communications since he joined in 1998 and has also been the lead participant for First Communications in the identification, negotiation and integration of its nine acquisitions since 2004. Mr. Morris is responsible for all legal affairs and setting regulatory strategy and direction for First Communications. Prior to joining the Company, Mr. Morris was an attorney with Roetzel & Andress, L.P.A., with a practice focused on public, corporate and international law. Mr. Morris studied Economics at Queens University of Belfast and received a Bachelor of Arts from Franciscan University and a Juris Doctorate from the University of Akron.

Richard J. Buyens has served as President of First Communications since he joined in May 2008. Prior to joining First Communications, Mr. Buyens served as Executive Vice President of Sales for McLeodUSA from October 2003 until its sale to PAETEC Communications in February 2008. From 2001 to 2003, Mr. Buyens served as President of Global Services at Premiere Global Services, a worldwide provider of multimedia conferencing, collaboration, and advanced messaging services. From 1999 through 2001, he served as Senior Vice President of Sales and President of Shared Technology Fairchild at Intermedia Communications, an integrated data and voice communications services provider. From 1980 to 1998, he held various sales, marketing and finance positions at AT&T, including Sales Vice President for AT&T’s Mid Market Segment and Chief Financial Officer of AT&T’s Commercial Market Division. Mr. Buyens received his Bachelor of Science in Business Marketing and an MBA in Finance from Northern Illinois University.

Theodore V. Boyd has served as the Chairman of the Board of First Communications since July 2007. Mr. Boyd was an investor in McKinley Communications, LLC, the majority investor in FC LLC for the two years prior to the sale of its ownership interest in FC LLC to First Communications, Inc. in 2007. Since 2003, Mr. Boyd has served as General Partner of Rockledge T. Ltd., a private investment holding company and current investor in First Communications, and since 1973 as a General Partner in Willmoll Development Company, a developer and owner of commercial, industrial, multi-tenant residential and single family residential real estate. Mr. Boyd served as a director of Belden and Blake Corporation, an oil and gas exploration and production company, formerly quoted on Nasdaq, for 14 years prior to its sale to Texas Pacific Group Partners and in 1992, and Chairman of SKYLan, Ltd., a wireless Internet service provider, for 14 years prior to its acquisition by First Communications in 2004, and as Chairman of Beaverkettle Company Inc., a radio broadcasting company, for 30 years until its sale to Next Media, Inc. in 2000. Mr. Boyd is a Director of the Professional Football Hall of Fame and the Northeastern Ohio Council on Higher Education. He received a Bachelor of Arts in History from Bethany College and a Juris Doctorate from Cleveland State University.

David Johnson, II has served as Senior Vice President of Sales and Marketing since he joined First Communications in 1998, and served in such capacity for eight years prior with BN1 Telecommunications. Prior to his employment with BN1 Telecommunications, Mr. Johnson worked at The Timken Bearing and Steel Company for five years. Mr. Johnson holds a B.A. in Finance and a B.A. in Management, magna cum laude from Walsh University.

Marshall B. Belden Jr. has served as a Director of First Communications since May 2008. He has been employed by McBel Trust, overseeing family investments including McKinley Communications LLC, since June 1998. He was associated with MB Operating Co., Inc, a family owned oil & gas exploration and development company beginning in 1970. He was elected President of MB Operating Co. Inc. in 1978 and elected Chairman of the Board in 1995. He also served as Chairman of the Board of Marbel Energy Corporation from its inception in 1995 until June 1998. Mr. Belden is a 1969 graduate of the Colorado School of Mines and is a petroleum engineer.

Mark T. Clark has served as a Director of First Communications since 1998. Mr. Clark has also served as Executive Vice President of Strategic Planning & Operations from March 2008, and is member of the Executive Council of, FirstEnergy Corp., the fifth largest electric utility in the United States. Mr. Clark is responsible for FirstEnergy Corp.’s Business Development and Performance Group, Rates and Regulatory Affairs, Information

Technology, Supply Chains, Security, Marketing and Sales and Strategic Planning. Mr. Clark previously served as Chairman of First Communications from September 2003 to March 2005. Mr. Clark received a Bachelor of Science from The Ohio State University and an MBA from The University of Akron. Mr. Clark also completed the Program for Management Development at the Harvard Business School.

Scott M. Honour has served as a Director of First Communications since July 2007. Mr. Honour has been responsible for originating and structuring transactions and pursuing strategic initiatives at The Gores Group, LLC (“Gores”) since he joined in 2002. From 2001 to 2002, Mr. Honour served as a Managing Director at UBS AG Warburg, where he was responsible for relationships with technology-focused financial sponsors, including Gores, and created the firm’s Transaction Development Group, which brought transaction ideas to financial sponsors, including Gores. Prior to joining UBS Warburg, Mr. Honour worked for 10 years as an investment banker at Donaldson, Lufkin & Jenrette, Inc. where he executed a variety of mergers and acquisitions, high yield financings, equity offerings and restructuring assignments. Mr. Honour also served as a Vice President in DLJ’s Merchant Banking Group from 1995 to 1997. Prior to joining DLJ, Mr. Honour served for 1 year as an analyst at Trammell Crow Company. Mr. Honour received a Bachelor of Science in Business Administration and Bachelor of Arts in Economics, cum laude, from Pepperdine University, and an MBA from the Wharton School of the University of Pennsylvania with an emphasis in finance and marketing.

Mark R. Stone has served as a Director of First Communications since July 2007. Since 2005, Mr. Stone has also served as Senior Managing Director, President Operations at Gores, where he is responsible for the worldwide operations group, oversight of all Gores portfolio companies and operational due diligence efforts. Mr. Stone joined Gores from Sentient Jet, Inc., a provider of private jet memberships, where he served as CEO from 2002 to 2004. Prior to Sentient Jet, Mr. Stone served as CEO of Narus, Inc., a global telecommunication software company from 1998 to 2002. He also served as CEO of Sentex Systems, Ltd., an international security and access control manufacturing company, from 1997 to 1998. Mr. Stone was Corporate General Manager of Citysearch, Inc. (now an operating business of IAC/InterActiveCorp, Nasdaq: IACI), a multi-billion dollar news media organization, from 1996 to 1997, prior to which Mr. Stone spent five years with the Boston Consulting Group, a global strategy and operations consulting firm, as a member of its high technology and industrial goods practices group. Also, since June 2008, Mr. Stone has served as a director of Westwood One, Inc. (NYSE). Mr. Stone received an MBA in Finance and Multinational Management from The Wharton School and a Bachelors of Science in Finance with Computer Science and Mathematics concentrations from the University of Maine.

For the biographies for Barry W. Florescue and Richard A. Bloom, current directors and/or executive officers of Renaissance, see “Other Information Related to Renaissance — Current Directors and Executive Officers.”

Independence of Directors

Assuming Renaissance’s securities are approved for listing on Nasdaq following the consummation of the Merger, it will adhere to the rules of Nasdaq in determining whether a director is independent. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the Nasdaq listing standards, the following persons shall not be considered independent: (i) a director who is, or at any time during the past three years was, employed by the company; (ii) a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (other than compensation for board or board committee service, compensation paid to a family member who is an employee (other than an executive officer) of the company); or benefits under a tax-qualified retirement plan, or non-discretionary compensation; a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer; (iii) a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more (other than payments arising solely from investments in the company’s securities; or payments under non-discretionary charitable contribution matching programs); (iv) a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or (v) a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

Consistent with these considerations, the board of directors of Renaissance has affirmatively determined that, upon election to the board of directors of Renaissance upon the consummation of the Merger, Messrs. Belden, Boyd, Honour, Stone, Florescue and Bloom will be the post-merger combined company’s independent directors.

Audit Committee

Upon consummation of the Merger, the audit committee will consist of Mr. Boyd, as chairman, and Messrs. Bloom and Honour, each of whom is an independent director and “financially literate” under Nasdaq listing standards. The audit committee’s duties, which are specified in Renaissance’s audit committee charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in the Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management Renaissance’s compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by the independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or reports which raise material issues regarding Renaissance’s financial statements or accounting policies.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the post-merger combined company will be required to certify to Nasdaq that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Bloom satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

Upon consummation of the Merger, the nominating committee will consist of Mr. Florescue, as chairman, and Mr. Belden, each of whom is an independent director under Nasdaq listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the board of directors. The nominating committee considers persons identified by board members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to board deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

Upon consummation of the Merger, Renaissance will establish a compensation committee, which will consist of Mr. Stone, as chairman, and Messrs. Bloom and Belden, all of whom are independent directors under Nasdaq listing requirements. The purpose of the compensation committee will be to discharge the board’s responsibilities in respect of compensation of the post-merger combined company’s executive officers, including approving individual executive officer compensation, oversight of the post-merger combined company’s overall compensation and benefit philosophies, production of an annual report on executive compensation for inclusion in the post-merger combined company’s proxy statement and administration of the post-merger combined company’s incentive compensation plans, including authority to make and modify awards under such plans.

The compensation committee’s duties, which will be specified in the compensation committee charter, will include, but will not be limited to:

•	reviewing, from time to time, the post-merger combined company’s philosophy regarding executive compensation;

•	recommending to the board of directors for approval annual performance criteria, including long-term and short-term goals, for the chief executive officer and reviewing the chief executive officer’s performance against such established criteria;

•	determining and approving all compensation arrangements of the executive officers of the post-merger combined company (other than the chief executive officer);

•	reviewing and recommending to the board of directors for approval all compensation arrangements of the chief executive officer;

•	determining which employees are “executive officers” whose compensation is subject to the review and approval of the committee, and reviewing, in its discretion, the compensation of employees who are not executive officers;

•	making recommendations to the board of directors concerning adopting and amending incentive compensation plans applicable to executive officers generally and equity compensation plans, benefit plans and retirement plans for all employees;

•	fixing and determining awards to officers and employees of stock, stock options, stock appreciation rights and other equity interests pursuant to any equity compensation plans from time to time in effect and exercising such other power and authority as may be permitted or required under such plans;

•	reviewing, at least annually, the competitiveness of the post-merger combined company’s executive compensation programs, including a review of the compensation practices in the markets where the post-merger combined company competes for executive talent, to ensure (i) the attraction and retention of corporate officers, (ii) the motivation of corporate officers to achieve the post-merger combined company’s business objectives and (iii) the alignment of the interests of key leadership with the long-term interests of the post-merger combined company’s stockholders;

•	establishing and periodically reviewing policies concerning perquisite benefits;

•	managing and reviewing executive officer and director indemnification and insurance matters; and

•	reviewing and discussing with the post-merger combined company’s chief executive officer and chief financial officer the Compensation Discussion and Analysis (“CD&A”) required to be included in the post-merger combined company’s annual report or proxy statement filed with the SEC and recommending to the board of directors that the CD&A be included in the annual report or proxy statement.

Compensation Committee Interlocks and Insider Participation

Renaissance has no current compensation committee. None the persons designated as director nominees currently serve on the compensation committee of any other company on which any other director designee of Renaissance or any officer or director of Renaissance or First Communications is currently a member.

Code of Ethics

The Renaissance board of directors adopted a code of ethics that applies to Renaissance’s directors, officers and employees as well as those of its subsidiaries. A copy of the code of ethics was filed with Renaissance’s Registration Statement on Form S-1 (Reg. No. 333-134444) that became effective on January 29, 2007.

RENAISSANCE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RENAISSANCE’S STOCKHOLDERS VOTE “FOR” THE NOMINEES.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Renaissance’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the Merger. In no event will Renaissance solicit proxies to adjourn the special meeting or consummate the Merger beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for Renaissance, the Renaissance Inside Stockholders, First Communications and the First Communications stockholders to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the merger proposal and the charter amendment proposal and to meet the requirement that the holders of fewer than 20% of the Public Shares vote against the merger proposal and demand that their Public Shares be converted into cash. See the section entitled “Merger Proposal — Interests of Renaissance’s Directors and Officers in the Merger.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the board of directors of Renaissance is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Renaissance will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved


If an adjournment proposal is presented to the meeting and is not approved by the stockholders, Renaissance’s board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the Merger (because either the merger proposal or the charter amendment proposal is not approved or because the holders of 20% or more of the Public Shares vote against the merger proposal and demand conversion of their Public Shares into cash). In such event, the Merger would not be completed and Renaissance will be required to liquidate.


Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Renaissance common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

RENAISSANCE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO RENAISSANCE

Business of Renaissance

Renaissance is a blank check company incorporated on April 17, 2006 to serve as a vehicle for the acquisition of an operating business. Prior to executing the Merger Agreement with First Communications, Renaissance’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust


On February 1, 2007, Renaissance completed its IPO of 15,600,000 Units, and on February 16, 2007, it completed the sale of an additional 2,340,000 Units that were subject to the underwriter’s over-allotment option. Each Unit consists of one share of common stock and two warrants entitling the holder to purchase one share of common stock at a price of $5.00. Beginning February 15, 2007, Renaissance common stock and warrants began trading separately on the American Stock Exchange. The public offering price of each Unit was $6.00, and Renaissance generated gross proceeds of $107,640,000 in the IPO (including proceeds from the exercise of the over-allotment option). Of the gross proceeds: (i) it deposited $104,047,840 into the Trust Account at JPMorgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company as trustee, which included $3,051,240 of deferred underwriting fees; (ii) the underwriters received $4,811,160 as underwriting fees (excluding the deferred underwriting fees); and (iii) Renaissance retained $781,000 for offering expenses. In addition, Renaissance deposited into the Trust Account $2,100,000 that it received from the issuance and sale of 4,666,667 warrants to directors Charles Miersch and Morton Farber and RAC Partners on February 1, 2007. The Trust Account will not be released until the earlier of the consummation of a business combination or the liquidation of Renaissance. The Trust Account contained approximately $106,407,992 as of September 30, 2008. If the Merger with First Communications is consummated, the Trust Account will be released to Renaissance, less the amounts paid to holders of Public Shares who vote against the Merger and elect to convert their shares of common stock into their pro-rata share of the Trust Account.


The holders of Public Shares will be entitled to receive funds from the Trust Account only in the event of Renaissance’s liquidation or if such stockholders seek to convert their respective shares into cash and the Merger is actually completed. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

Fair Market Value of Target Business

Under Renaissance’s amended and restated certificate of incorporation and the underwriting agreement for Renaissance’s IPO, the initial target business that Renaissance acquires must have a fair market value equal to at least 80% of Renaissance’s net assets at the time of such acquisition. Renaissance’s board of directors determined that this test was met in connection with its acquisition of First Communications. Further, Renaissance has received an opinion from Houlihan Smith that this test has been met.

Stockholder Approval of Business Combination

Renaissance will proceed with the Merger only if the holders of a majority of the Public Shares voting on the merger proposal at the special meeting vote in favor of the merger proposal. The Renaissance Inside Stockholders have agreed to vote their common stock issued prior to the IPO on the merger proposal in accordance with the vote of holders of a majority of the Public Shares present in person or represented by proxy and entitled to vote at the special meeting. If the holders of 20% or more of the Public Shares vote against the merger proposal and properly demand that Renaissance convert their Public Shares into their pro rata share of the Trust Account, then Renaissance will not consummate the Merger. In this case, Renaissance will be forced to liquidate.

Liquidation If No Business Combination

Renaissance’s amended and restated certificate of incorporation provides for the termination of Renaissance’s corporate existence and mandatory liquidation if Renaissance does not consummate a business combination by January 29, 2009. If Renaissance has not completed a business combination by such date, its corporate existence will cease except for the purposes of winding up its affairs and liquidating pursuant to Section 278 of the DGCL. This has the same effect as if its board of directors and stockholders had formally voted to approve dissolution pursuant to Section 275 of the DGCL. Accordingly, limiting Renaissance’s corporate existence to a specified date as permitted by Section 102(b)(5) of the DGCL removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required its board of directors and stockholders to formally vote to approve its dissolution and liquidation and to have filed a certificate of dissolution with the Delaware Secretary of State).

Renaissance anticipates notifying the trustee of the Trust Account within 10 business days to begin liquidating the Trust Account assets promptly after such date and anticipates it will take no more than 10 business days to effectuate such distribution. The Renaissance Inside Stockholders have waived their rights to participate in any liquidation distribution with respect to their Original Shares. Also, as there will be no funds remaining to pay the costs associated with the implementation and completion of liquidation and distribution, Barry W. Florescue has agreed to advance Renaissance the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

In connection with its liquidation, Renaissance will distribute to the holders of its Public Shares, in proportion to their respective amounts of Public Shares, an aggregate sum equal to the amount in the Trust Account, inclusive of any interest thereon, plus remaining net assets (subject to its obligations under Delaware law to provide for claims of creditors as described below). Renaissance’s stockholders who obtained their Renaissance stock prior to Renaissance’s IPO have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. As a consequence of the provisions of Renaissance’s amended and restated certificate of incorporation and such waivers, a liquidating distribution will be made only with respect to the Public Shares and no liquidating distribution will be made with respect to any other shares of Renaissance capital stock. There will be no distribution from the Trust Account with respect to Renaissance warrants, which will expire worthless.


Renaissance expects to expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, in pursuit of its business combination transaction. Accordingly, the per-share liquidation price for the Public Shares as of           , the record date for Renaissance’s special meeting, is approximately $         , or $          less than the per-unit offering price of $6.00 in Renaissance’s IPO. The proceeds deposited in the Trust Account could, however, become subject to the claims of Renaissance’s creditors (which could be senior to the claims of the holders of the Public Shares and could include vendors and service providers Renaissance has engaged to assist it in connection with its search for a target business and that are owed money by it, as well as target businesses themselves) and there is no assurance that the actual per-share liquidation price will not be less than $         , due to those claims. Barry W. Florescue has personally agreed that if Renaissance liquidates prior to the consummation of a business combination, he will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by Renaissance for services rendered or contracted for or products sold to Renaissance. Renaissance cannot assure you that he would be able to satisfy those obligations. Pursuant to the underwriting agreement between Renaissance and Ladenburg Thalmann, Renaissance agreed not to commence its due diligence investigation of any operating business which it sought to acquire or obtain the services of any vendor without obtaining an agreement pursuant to which such party would waive any claims against the Trust Account. As of the date of this proxy statement/prospectus, Renaissance has received waiver agreements from each of its vendors other than its independent registered accounting firm. There is currently an outstanding balance to Renaissance’s independent registered accounting firm of approximately $52,000 and Renaissance intends to pay such fees in full in accordance with its past practices. Accordingly, Renaissance cannot assure you that the per-share distribution from the Trust Account, if it liquidates, will not be less than $         , plus interest, due to claims of creditors.


The holders of Renaissance’s Public Shares will be entitled to receive funds from the Trust Account only in the event of Renaissance’s liquidation or if they seek to convert their respective shares into cash upon a business combination in connection with which the stockholder properly demanded conversion of his Public Shares into cash and which is consummated. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, as stated above, it is Renaissance’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after January 29, 2009 and, therefore, Renaissance does not intend to comply with those procedures. As such, its stockholders could potentially be liable for any claims to the extent of distributions received by them and any liability of its stockholders may extend well beyond the third anniversary of such date. Because Renaissance will not be complying with Section 280, Section 281(b) of the DGCL requires it to adopt a plan that will provide for its payment, based on facts known to Renaissance at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, Renaissance would be required to provide for any claims of creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds in the Trust Account to its public stockholders. However, because Renaissance is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from potential target businesses, many of whom have given it agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or Renaissance’s vendors (such as accountants, lawyers, investment bankers, etc.). As a result, the claims that could be made against it are significantly limited and the likelihood that any claim that would result in any liability extending to the trust is remote. Nevertheless, such agreements may not be enforceable. Accordingly, Renaissance cannot assure you that third parties will not seek to recover from Renaissance’s stockholders amounts owed to them by Renaissance.

Additionally, if Renaissance is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. Also, in any such case, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Renaissance’s stockholders. Furthermore, because Renaissance intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after January 29, 2009, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. In addition, Renaissance’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Renaissance to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors and/or complying with certain provisions of the DGCL with respect to its liquidation. Renaissance cannot assure you that claims will not be brought against it for these reasons. To the extent any bankruptcy or other claims deplete the Trust Account, Renaissance cannot assure you it will be able to return to its public stockholders at least $           per share.

Facilities

Renaissance maintains its principal executive office at 50 East Sample Road, Suite 400, Pompano Beach, Florida. The cost for this space is included in an $8,000 per-month fee BMD Management Company, Inc., an affiliate of Barry w. Florescue, charges Renaissance for general and administrative services, including office space and certain office and secretarial services, pursuant to a letter agreement between them. Renaissance considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Employees


As of September 30, 2008, Renaissance had three executive officers and a treasurer. These individuals are not obligated to devote any specific number of hours to Renaissance’s matters and intend to devote only as much time as they deem necessary to its affairs and receive no salary or similar compensation. Renaissance does not believe the value of these services to be significant to its operating results. Renaissance does not intend to add any additional full time employees prior to the consummation of a business combination. None of Renaissance’s employees is covered by a collective bargaining agreement.


Periodic Reporting and Audited Financial Statements

Renaissance has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Renaissance’s annual reports contain financial statements audited and reported on by Renaissance’s independent accountants. Renaissance has filed with the SEC its Annual Reports on Form 10-K covering from April 17, 2006 (inception) to December 31, 2006 and the year ended December 31, 2007, and as of December 31, 2006 and December 31, 2007.

Legal Proceedings

There are no legal proceedings pending against Renaissance.

Current Directors and Executive Officers

Renaissance’s current directors and executive officers are as follows:

Name	Age	Position
Barry W. Florescue	63	Chairman of the Board and Chief Executive Officer
Richard A. Bloom	41	President and Chief Operating Officer
Logan D. Delany, Jr.	59	Executive Vice President and Director
Stanley Kreitman	77	Director
Charles W. Miersch	61	Director
Morton Farber	80	Director


Barry W. Florescue has been chairman of the board and chief executive officer since Renaissance’s inception. Since 1988, Mr. Florescue has also been the chairman of the board, chief executive officer and owner of Century Financial Group, Inc., a private holding company which owns Century Bank, a federally chartered thrift institution and currently serves as a director of Century Bank. Since 1980, Mr. Florescue has also been the chairman of the board and president of BMD Management Company, Inc., a privately-owned management services, finance and real estate investment company. From 1996 to December 2004, Mr. Florescue was the major stockholder, chairman of the board, chief executive officer and chief operating officer of BFMA Holding Corporation, a private holding company which until 2004 owned and operated Marietta Corporation. From 2003 to 2006, Mr. Florescue was chief executive officer of Caswell-Massey Ltd. and served as its chairman of the board from 2003 to 2007. He is the chairman of the board of its parent company, Caswell Massey Holding Corporation. Mr. Florescue is the managing member of RAC Partners, which holds a significant portion of the Original Shares and all of the Insider Warrants.


In 1997, Mr. Florescue entered into a stipulation and consent with the Office of Thrift Supervision (“OTS”) relating to certain activities that occurred in 1990 and 1991 pursuant to which he consented to cease and desist from certain activities with Century Bank. The order providing for these restrictions was terminated by the OTS in 2004. Mr. Florescue had agreed that he would not participate in day-to-day management as an officer or employee of Century Bank and that his service as a director of Century Bank would be subject to certain restrictions. He also consented to the payment of a civil money penalty of $50,000. Mr. Florescue did not admit or deny the findings of the OTS in connection with such stipulation and consent. Mr. Florescue is on the Executive Advisory Committee of the Simon Graduate School of Business Administration and is a Trustee of the University of Rochester. Mr. Florescue received a B.S. from the University of Rochester and an M.B.A. from New York University Graduate School of Business.

Richard A. Bloom has been chief operating officer since consummation of Renaissance’s IPO and its president since early 2007. Since 2004, Mr. Bloom has served as president and CEO of Marietta Holding Corporation. From 2003 to 2007, Mr. Bloom served as a director and vice chairman of Caswell-Massey, Ltd. and from 2006 to 2007, served as its chief executive officer. From 1999 to 2004, Mr. Bloom was president and chief operating officer of BFMA Holding Corporation. Mr. Bloom is also a member of RAC Partners. Mr. Bloom received a B.S.E. summa cum laude from the Wharton School of Business at the University of Pennsylvania.

Logan D. Delany, Jr. has been executive vice president and a member of the board of directors since Renaissance’s inception. Since 1986, Mr. Delany has been the president and chief executive officer of Delany Capital Management Corp., a private equity investments firm, and chairman of the board and chief executive officer of DMI Technology, Inc., a private holding company owning interests in EADmotors, Inc., Arkansas General Industries, Inc. and ElectroCraft, Inc. From 1996 to 2004, Mr. Delany was a director of BFMA Holding Corporation. He is also a member of RAC Partners. Mr. Delany is a member of the Board of Trustees of the Phoenix House and is a member of the American Council on Germany and of the Harvard University Art Museums. Mr. Delany received an A.B. from Harvard College and a J.D. from Harvard Law School and attended the Balliol College at Oxford University.

Stanley Kreitman has been a member of the board of directors since Renaissance’s inception. Since 2000, Mr. Kreitman has served as senior advisor to Signature Bank. Since 1996, Mr. Kreitman has served as the chairman of the board of Manhattan Associates, an investment banking company, and non-executive chairman of the board of Geneva Financial Corp. Mr. Kreitman currently serves on the board of directors of Medallion Financial Corp., CCA Industries, Inc., KSW Corp. and Capital Lease Funding, Inc. He serves as the chairman of the New York City Board of Corrections and Nassau County Crime Stoppers. Mr. Kreitman received an A.B. from New York University and an M.B.A. from New York University Graduate School of Business.

Charles W. Miersch has been a member of the board of directors since Renaissance’s inception. Since February 2005, Mr. Miersch has served as a consultant to the Graduate Management Admission Council, a national management organization responsible for the Graduate Management Admission Test (GMAT). From June 1984 to December 2003, Mr. Miersch was affiliated with the University of Rochester and its Simon Graduate School of Business Administration, as senior associate dean for corporate relations and institutional advancement. From 1996 to 2004, Mr. Miersch was a director of BFMA Holding Corporation and served on the board’s compensation committee. From June 2004 to October 2004, Mr. Miersch served as acting president of Caswell-Massey Ltd. Mr. Miersch has also served as the chairman of the board of Century Bank since October 1991. Mr. Miersch received an A.B. from Lafayette College and an M.B.A. from the University of Rochester.

Morton Farber has been a member of the board of directors since Renaissance’s inception. Mr. Farber has been a certified public accountant since 1957. Since 1995, Mr. Farber has acted as a private financial consultant and tax advisor to substantial individual clients. From 1977 to 1994, Mr. Farber was managing partner of Farber, Blicht, Eyerman & Herzog, an accounting firm he formed. Mr. Farber received a B.S. in accounting from New York University School of Commerce.

The board of directors is currently divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Morton Farber, will expire at Renaissance’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Logan D. Delany, Jr. and Charles W. Miersch, will expire at the second annual meeting. The term of the third class of directors, consisting of Barry W. Florescue and Stanley Kreitman, will expire at the third annual meeting. In the event the Merger is completed and the director election proposal is approved, Barry W. Florescue will be the only current Renaissance director who will continue to serve as a director of the post-merger combined company.

Meetings and Committees of the Board of Directors of Renaissance

During the fiscal year ended December 31, 2007, Renaissance’s board of directors held four meetings. Although Renaissance does not have any formal policy regarding director attendance at annual stockholder meetings, Renaissance will attempt to schedule its meetings so that all of its directors can attend. Renaissance expects its directors to attend all board and any committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of Renaissance’s current directors attended at least two-thirds of the aggregate number of meetings of the board in fiscal 2007.

Independence of Directors

The American Stock Exchange requires that a majority of Renaissance’s board must be composed of “independent directors” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Stanley Kreitman, Charles W. Miersch and Morton Farber are Renaissance’s independent directors, constituting a majority of its board. The independent directors have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to Renaissance than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of Renaissance’s independent and disinterested directors.

Audit Committee

Renaissance’s audit committee consists of Stanley Kreitman, as chairman, Charles W. Miersch and Morton Farber, each of whom is an independent director and “financially literate” under the American Stock Exchange’s listing standards. The American Stock Exchange listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the board of directors has determined that Stanley Kreitman satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC. Renaissance’s audit committee met five times in the year ended December 31, 2007.

For more information about the audit committee’s duties as described in the audit committee charter, which is to be retained upon the consummation of the Merger, see the section entitled “The Director Election Proposal — Audit Committee.”

Nominating Committee

Renaissance has established a nominating committee of the board of directors, which consists of Charles W. Miersch, as chairman, and Stanley Kreitman, each of whom is an independent director under the American Stock Exchange’s listing standards.

For more information about the nominating committee’s duties as described in the nominating committee charter, which is to be retained upon the consummation of the Merger, see the section entitled “The Director Election Proposal — Nominating Committee.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF RENAISSANCE

Overview

Renaissance was formed on April 17, 2006 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more operating businesses.

On February 1, 2007, Renaissance completed its IPO of 15,600,000 Units, and on February 16, 2007, it completed the sale of an additional 2,340,000 Units that were subject to the underwriter’s over-allotment option. The public offering price of each Unit was $6.00 and Renaissance generated gross proceeds of $107,640,000 in the IPO (including proceeds from the exercise of the over-allotment option). Of the gross proceeds: (i) Renaissance deposited $102,047,840 into the Trust Account at JPMorgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company as trustee, which included $3,051,240 of deferred underwriting fees; (ii) the underwriters received $4,811,160 as underwriting fees (excluding the deferred underwriting fees); and (iii) Renaissance retained $781,000 for offering expenses. In addition, Renaissance deposited into the Trust Account $2,100,000 that Renaissance received from the issuance and sale of 4,666,667 warrants to RAC Partners LLC, an entity controlled by Barry W. Florescue, Charles Miersch and Morton Farber on January 29, 2007.

Renaissance intends to utilize cash derived from the proceeds of its initial public offering, its capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. To the extent that Renaissance capital stock is used in whole or in part as consideration to effect a business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which Renaissance had incurred prior to the completion of its business combination if the funds available to Renaissance outside of the Trust Account were insufficient to cover such expenses.

Recent Events


On September 13, 2008, Renaissance signed the Merger Agreement pursuant to which it will acquire First Communications. First Communications Holders will receive an aggregate of 18,460,000 shares of Renaissance common stock and the right to receive up to an aggregate of an additional (i) 9,950,000 shares of Renaissance common stock if the EBITDA Condition is satisfied and (ii) 8,500,000 shares of Renaissance common stock if the Warrant Condition is satisfied. Based on the closing market price of $5.80 per share on September 12, 2008, the last trading day prior to the announcement of the Merger Agreement, the Initial Shares had an aggregate value of $107,068,000. Based on the closing market price of $5.76 per share on December 1, 2008, the Initial Shares had an aggregate value of $106,329,600. In addition, holders of First Communications Series A Preferred Stock will receive an aggregate of $15.0 million in cash consideration, together with an accrued dividend of 12% per annum, pro rated and calculated from September 28, 2008 in exchange for their shares of Series A Preferred Stock. Renaissance anticipates using approximately $           of the net proceeds in its Trust Account to consummate the Merger, including transaction expenses but not including payments with respect to the conversion of Public Shares. Transaction expenses will include professional fees for legal and accounting services, deferred underwriting compensation of $3,051,240 an investment banking fee of $2,500,000 to Jefferies and $55,000 that will be paid to Houlihan Smith & Company, Inc. for the balance it is owed for the fairness opinion it issued in connection with the Merger. The balance of the proceeds held in the Trust Account, which Renaissance anticipates will be approximately $         , will be used to fund conversions into cash of its Public Shares and to finance the operations of First Communications’ business.


Results of Operations, Financial Condition and Liquidity


Through September 30, 2008, Renaissance’s efforts have been limited to organizational activities, activities relating to its IPO, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters. Renaissance has neither engaged in any operations nor generated any revenues, other than interest income earned on the proceeds of its private placement and initial public offering.

Net income (loss) totaled $277,904 for the three months ended September 30, 2007, ($727,950) for the three months ended September 30, 2008, $1,432,797 for the nine months ended September 30, 2007, ($233,642) for the nine months ended September 30, 2008 and $2,066,218 and for the period from inception to September 30, 2008. The decrease in net income for the three months ended September 30, 2008 versus the three months ended September 30, 2007 was primarily due to Renaissance’s transferring of its Trust Account assets from money market funds invested in various short term credits to United States Treasuries, which had a comparatively lower yield.

Renaissance’s operating expenses totaled $466,888 for the three months ended September 30, 2007, $994,357 for the three months ended September 30, 2008, $761,264 for the nine months ended September 30, 2007, $1,323,749 for the nine months ended September 30, 2008 and $2,173,305 for the period from inception to September 30, 2008.

Renaissance had net interest income earned on marketable securities and held in the Trust Account of $1,268,684 for the three months ended September 30, 2007, $407,398 for the three months ended September 30, 2008, $2,788,458 for the nine months ended September 30, 2007, $1,676,380 for the nine months ended September 30, 2008 and $5,790,312 for the period from inception to September 30, 2008. Interest income, after $1,875,000 which has been released to the Renaissance, excludes earnings on funds held in the Trust Account associated with Renaissance common stock subject to possible conversion and, except for amounts equal to any taxes payable by Renaissance relating to such interest earned, will not be released from the Trust Account until the earlier of the completion of a business combination or the expiration of the time period during which Renaissance may complete a business combination. After deduction on the amount related to the Renaissance’s income taxes payable on the interest, approximately $2,269,700 of interest income remains to be allocable, with approximately $453,700 of such amount being allocable to common shares subject to conversion.


Net income or (loss) totaled $(1,518) for the period from inception to December 31, 2006, $2,301,378 year ended December 31, 2007 and $2,299,860 for the period from inception to December 31, 2007. The increase in net income (loss) in the year ended December 31, 2007 relates primarily to interest earned on the funds held in the Trust Account.

Renaissance’s operating expenses totaled $1,998 the period from inception to December 31, 2006, $847,558 year ended December 31, 2007 and $849,556 for the period from inception to December 31, 2007. The increase in the year ended December 31, 2007 operating expenses is attributable to Renaissance beginning to incur significant expenses after the closing of its IPO in connection with the due diligence of target companies as well as public company operating expenses.

Renaissance had net interest income earned on marketable securities and held in the Trust Account of $0 for the period from inception (April 17, 2006) to December 31, 2006, $4,113,933 for the year ended December 31, 2007 and $4,113,933 for the period from inception to December 31, 2007. Interest income in excess of the first $1,875,000 that has been released to Renaissance, excludes earnings on funds held in the Trust Account associated with common stock subject to possible conversion. No additional interest income, except for amounts equal to any taxes payable by Renaissance relating to such interest earned, will be released from the Trust Account until the earlier of the completion of a business combination or the expiration of the time period during which Renaissance may complete a business combination. After deduction of the amount related to Renaissance’s income taxes payable on the interest, approximately $1,226,000 of interest income remains to be allocable, with approximately $245,200 of such amount being allocable to shares of common stock subject to conversion.

Renaissance has an installment loan from First Insurance Funding Corp. of N.Y. for the sole purpose of financing its insurance policy for directors’ and officers’ liability. The loan requires 21 installment payments of


$4,898 beginning on February 28, 2007. As of September 30, 2008, $4,864 was outstanding, excluding accrued interest. The installment loan bears interest at 7.75% per annum and is payable from the funds transferred from earnings of the Trust Account, which funds will be distributed to the Public Stockholders if Renaissance does not consummate a business combination within the required time periods. Interest expense for the periods presented relates to the borrowings from the installment loan for insurance.

Renaissance has provided for an effective tax rate of slightly under 31% for the year ended December 31, 2007 and from inception through December 31, 2007 since a substantial portion of its interest income is from non-taxable sources. As of December 31, 2007, there was a liability of $1,012,842, of which estimated payments were made totaling $1,022,000.

Renaissance has only provided for an effective tax rate of over 44% on an inception to-date basis. As of September 30, 2008, there is an estimated liability of $614,299 which is fully provided for by estimated payments.

The following table shows the total funds held in the Trust Account through September 30, 2008:

Net proceeds from its initial public offering and private placement of warrants placed in trust	$104,147,840
Total interest and miscellaneous income received to date	5,790,462
Less total interest disbursed to Renaissance for working capital through September 30, 2008	(1,875,000)
Less total taxes paid through September 30, 2008	(1,655,310)
Total funds held in trust account through September 30, 2008	$106,407,992

As of September 30, 2008, Renaissance had approximately $870,793 of unrestricted cash available for activities in connection with identifying and conducting due diligence of a suitable business combination and for general corporate matters. Renaissance believes that it has sufficient funds to allow it to operate through January 29, 2009, assuming that a business combination is not consummated during that time. Over this time period, Renaissance anticipates incurring expenses for the following purposes:

•	payment of premiums associated with directors’ and officers’ insurance;

•	payment of estimated taxes incurred as a result of interest income earned on funds currently held in the Trust Account;

•	due diligence and investigation of prospective target businesses;

•	legal and accounting fees relating to SEC reporting obligations and general corporate matters;

•	structuring and negotiating a business combination, including the making of a down payment or the payment of exclusivity or similar fees and expenses; and

•	other miscellaneous expenses including $8,000 per month to a related party for office space and general and administrative services.

Renaissance has agreed to pay BMD Management Company, Inc. approximately $8,000 per month for office space and administrative support services.


Renaissance believes it will have sufficient available funds outside of the Trust Account to operate through January 29, 2009 because its officers and directors have agreed with Renaissance to advance funds (without recourse to the Trust Account) to meet Renaissance’s reasonable out-of-pocket expenses when available funds held outside the Trust Account are insufficient for that purpose. Renaissance has incurred and expects to incur significant costs in pursuit of its acquisition plans. There is no assurance that Renaissance’s plans to consummate a business combination with First Communications will be successful or successful within the target business acquisition period. Barry W. Florescue has personally agreed that if Renaissance liquidates prior to the consummation of a business combination, he will be personally liable to ensure that the proceeds on the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by Renaissance for services rendered or contracted for or products sold to


Renaissance. Renaissance cannot assure you that he would be able to satisfy those obligations. Pursuant to the underwriting agreement between Renaissance and Ladenburg Thalmann, Renaissance agreed not to commence its due diligence investigation of any operating business which it sought to acquire or obtain the services of any vendor without obtaining an agreement pursuant to which such party would waive any claims against the Trust Account. As of the date of this proxy statement/prospectus, Renaissance has received waiver agreements from each of its vendors other than its independent registered accounting firm. There is currently an outstanding balance to Renaissance’s independent registered accounting firm of approximately $52,000 and Renaissance intends to pay such fees in full in accordance with its past practices.


Contractual Obligations

The following table summarizes Renaissance’s contractual obligations and commitments as of December 31, 2007.

		Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-Term Contractual Obligations (1)(2)	$104,000	$96,000	$8,000	$—	$—

(1)	Represents sums payable to BMD Management Company for office space, office and secretarial space commencing February 1, 2007 and continuing at $8,000 per month through the acquisition of a target business.

(2)	Does not include obligations which are contingent upon the consummation of a business combination, including $3,051,240 in deferred underwriting compensation in connection with Renaissance’s IPO.

Critical Accounting Policies

In presenting Renaissance’s financial statements in conformity with accounting principles generally accepted in the United States, Renaissance makes estimates and judgments that affect the amounts reported in its financial statements. Some of the estimates and assumptions Renaissance is required to make relate to matters that are inherently uncertain as they pertain to future events. Renaissance formulates these estimates and assumptions based on historical experience and on various other matters that Renaissance believes to be reasonable and appropriate. Actual results may differ significantly from these estimates. Renaissance has determined that it is currently not subject to any critical accounting policies.

Off-Balance Sheet Arrangements

Other than contractual obligations incurred in the normal course of business, Renaissance does not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets or any obligations arising out of a material variable interest in unconsolidated entity.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices. Renaissance is not presently engaged in and, if Renaissance does not consummate a suitable business combination prior to the prescribed liquidation date of the Trust Account, will not engage in, any substantive commercial business. Accordingly, Renaissance is not and, until such time as it consummates a business combination, will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. The net proceeds of its IPO held in the Trust Account may be invested by the trustee only in United States “government securities” within the meaning of Section 2(a) (16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Given its limited risk in its exposure to government securities and money market funds, Renaissance does not view the interest rate risk to be significant.

BUSINESS OF FIRST COMMUNICATIONS

Company Overview

First Communications is a leading facilities-based competitive communications provider offering voice and data solutions to small- and medium- sized businesses and residential customers throughout the Midwest and Mid-Atlantic United States, including metropolitan areas such as Cleveland, Detroit and Chicago. In addition to its competitive communications business, First Communications operates wireless communications towers on which it leases capacity to wireless carriers such as AT&T, Sprint Nextel, T-Mobile and Verizon Wireless under long-term lease contracts.


First Communications offers dedicated data and dynamic integrated services, local service, switched and dedicated long-distance service, Internet access service, as well as value-added products and services, such as collocation and hosting services. The network architecture leverages a traditional TDM infrastructure with an IP platform, which First Communications has deployed to support its dynamic data and integrated product offerings and other next generation technologies. In addition, the network incorporates metro Ethernet access in key markets, enabling First Communications to provide T-1 equivalent and high-speed Ethernet services in certain metropolitan markets. As of September 30, 2008, pro forma for the acquisition of Globalcom, First Communications provided services to over 39,000 business customers and 161,000 residential customers.

As of September 30, 2008, First Communications operated 327 towers that were occupied by 391 wireless tenants. In addition, First Communications has an exclusive agreement with FirstEnergy Corp. which gives it access to 36,000 square miles of land and over 12,000 miles of transmission lines and radio towers, monopoles, distribution poles, property and rights of way which comprise the energy distribution infrastructure of FirstEnergy Corp. The agreement gives First Communications the right to develop additional towers and collocation capacity to meet the current and future collocation demands of its wireless carrier customers and the geographic and structural diversity of the infrastructure to attract new wireless carriers. The primary source of revenue from First Communications’ wireless communication towers is generated by leasing space on its towers for antennas and other equipment necessary for the transmission of wireless signals to a variety of carriers operating cellular, personal communications services (“PCS”), enhanced specialized mobile radio, 3G, and wireless data.


First Communications has successfully expanded its operations through organic growth, disciplined capital investments and strategic acquisitions that it has seamlessly integrated into its core operations. On September 30, 2008, First Communications acquired Globalcom. This acquisition provides First Communications with facilities-based access to the Chicago metropolitan market and approximately 15 route miles of metro fiber through out the market. A suburban fiber ring consisting of 180 route miles is also being deployed. The acquisition enables First Communications to extend its geographic footprint in the Midwest and to serve additional cities in the Chicago suburban market. Globalcom’s fiber based products and advanced data and managed service offerings will enhance the First Communications suite of products and services. First Communications believes that the addition of Globalcom’s products and services and combined network infrastructure improves operating leverage, expands the addressable market and enhances its ability to deliver end-to-end integrated communications solutions.

First Communications’ business strategy is focused on providing services delivered on high-speed digital transmission connections (T-1 or greater capacity), which it believes offer greater value to customers, increase customer retention and provide revenue growth opportunities to First Communications. Historically, First Communications’ revenue was dominated by off-net, voice revenue from smaller customers. Due to efforts to migrate customers onto T-1 based products provisioned on First Communications’ own network (“on-net”) and the acquisition of Globalcom, First Communications has transitioned a large percentage of the revenue base to its own network. Sales of T-1 based products grew from approximately 22 circuits per quarter to in excess of 349 circuits per quarter from the third quarter of 2007 to the third quarter of 2008, with typical incremental gross profit margins in excess of 60%.

First Communications targets small- and medium-sized businesses with four to twenty-four access line equivalents, or lines, physically located within the footprint of its switching centers. First Communications focuses its sales efforts on communications intensive business customers who purchase multiple products that can be cost effectively serviced on First Communications’ network. These customers generally purchase higher margin services and have higher retention rates. The addition of Globalcom’s fiber solutions allows the First Communications sales focus to include carrier customers and large enterprises that require metro and long haul products.


Pro forma for the acquisition of Globalcom, First Communications’ network will be comprised of three Siemens Class 4 switches, two MetaSwitch IP softswitches, one Nortel CS2K switch, five regional switching centers and 106 collocations with a substantial presence in ILEC central offices and approximately 3,800 route miles of metro and long haul fiber. By providing services utilizing First Communications’ owned facilities, it can (i) ensure service quality and reliability, (ii) maintain attractive margins and cash flow, (iii) provide advanced and differentiating solutions and (iv) have greater control over customer care and service delivery. First Communications accesses its customers using, among other methods, unbundled network elements, digital T-1 transmission lines, fiber, fixed wireless and broadband over power line (“BPL”), for products provisioned on-net. In addition, First Communications has commercial agreements with AT&T, Qwest and Verizon under which it receives off-net alternatives. For the three months ended September 30, 2008, sales of products provisioned on-net contributed over 84.5% of new revenue.


First Communications Strengths

First Communications believes that the following strengths will help to execute its strategy:

Significant Growth Potential. First Communications focuses sales efforts on providing small- and medium-sized businesses comprehensive communications solutions normally reserved for large enterprises. First Communications believes these organizations have historically been underserved by the ILECs and have limited alternatives for high-quality integrated communications products and services. First Communications further believes that this demand combined with its current product offerings present First Communications with significant growth opportunity, which will enable it to increase market penetration within its operating footprint. In addition, the acquisition of Globalcom provides First Communications with the ability to deliver fiber-based solutions in the high growth enterprise market and a competitive alternative to the ILEC for other carriers. First Communications has capacity on its 327 communications towers to support the needs of wireless carriers as they build out and upgrade their networks, and the ability to continue to cost effectively develop towers for First Communications customers through its exclusive agreement with FirstEnergy Corp.

Unique Network Infrastructure. First Communications provides services to its customers through a network of telecommunications switches, data routers and related equipment, and owned and leased communications lines and transport facilities which have the breadth and flexibility to address the complex data, voice and infrastructure demands of its target customers. First Communications has deployed an IP-based platform comprised of Multi-Protocol Label Switching (“MPLS”) core and aggregation routers and MetaSwitch IP softswitches, in the core and at the edge of its network. First Communications expects that this technology will facilitate the development of next-generation services and the migration of First Communications’ traffic and customer base to a more cost-effective and efficient IP-based infrastructure, which will enhance the performance of its network.


Diverse Revenue Base and End Markets. First Communications offers a comprehensive suite of communications solutions across a variety of end-markets, which provides stability to its financial performance and mitigates the potential effects of changes in demand for any one product or from any one region or customer type. As of September 30, 2008, pro forma for the acquisition of Globalcom, First Communications served approximately 39,000 business customers, 161,000 residential customers and had 391 wireless carrier tenants collocated on its communications towers. For the nine months ended September 30, 2008, proforma for the acquisition of Globalcom, the top 10 customers accounted for 15.8% of total revenue and no single customer represented more than 3.3% of total revenue.


Successful History of Acquiring and Integrating Complementary Assets. Since 2004, First Communications has acquired nine companies, for a total consideration of approximately $148.2 million, eight of which are successfully integrated and generating meaningful synergies. The most recent of those acquisitions was the acquisition of Globalcom, which closed on September 30, 2008, and integration is expected to take the next 18 months. Each transaction allowed First Communications to extend its facilities-based network, grow its customer base and significantly improve the operations and profitability of the acquired entity.

Experienced and Proven Senior Management Team. First Communications’ team of senior executives and operating managers has significant experience in the communications industry and extensive knowledge of its local markets. First Communications’ executive management team has over 70 years of collective experience in managing communications companies. In addition to industry knowledge, the management team has public company operational experience and expertise in integrating acquired facilities with its existing facilities. First Communications believes that its ability to successfully integrate acquisitions positions it to take advantage of significant growth opportunities that are available as consolidation continues in the communications industry.

First Communications’ Strategy

Key elements of First Communications’ competitive wireline strategy are:

Focus on High Margin Customers and Revenue. As part of the acquisition of Globalcom, First Communications will continue its migration from off-net voice-only plain old telephone service (“POTS”) customers to communications intensive customers who purchase multiple or integrated services that can be cost effectively serviced using its network and facilities. These customers generally purchase higher margin services, have higher retention rates and are, therefore, more profitable. By providing integrated solutions, First Communications is able to cost-effectively increase network utilization and average revenue per user (“ARPU”) while decreasing churn and customer acquisition costs.

Leverage Network and Operational Infrastructure. First Communications will continue to leverage its network and operational infrastructure to develop new products and expand its customer base while improving the performance of its business. First Communications has deployed an IP-based platform comprised of MPLS core routers and softswitch gateways, which facilitate the development of next generation services and the migration of traffic and customer base to a more cost-effective and efficient IP-based infrastructure. First Communications believes that the deployment of this infrastructure will support growth needs and cost reductions while facilitating the migration of customers to VoIP technology and services, and enhancement of automated flow-through provisioning of services through the switch application programming interface. Through its next generation platform, First Communications has expanded its product line and market reach to include dynamic VoIP integrated T-1 products as well as traditional circuit-switched voice and data services designed to allow digital transmission of voice and data over ordinary telephone copper wires and high speed dedicated Internet connections. This network and operational infrastructure will allow First Communications to meet the current and future demands of its target markets and create new high margin revenue opportunities, increasing revenue per customer and market share while improving customer retention and operating leverage.

Deliver a Comprehensive Suite of Communications Solutions. First Communications’ broad set of products and services allow it to deliver an end-to-end communications solution to a broad segment of voice and data customers. First Communications will continue to add services and technologies to meet the increasingly complex communications needs of its customers and maintain its competitive advantage in its target markets.

Pursue Strategic Acquisitions. First Communications will continue to pursue strategic growth opportunities that complement its service capabilities, cost-effectively increase market share and expand its operating footprint. In pursuing strategic acquisitions, First Communications will focus on acquiring companies that operate in its markets or adjacent markets, serve similar customers and offer complementary products and services.

Key elements of First Communications’ tower strategy are:

Leverage Significant Undeveloped Tower Infrastructure. First Communications has access to more than 36,000 square miles of land that support 12,000 miles of transmission line and radio towers, monopoles, distribution poles, property and rights of way that allow First Communications to provide wireless tower development services. First

Communications intends to grow the current tower portfolio by continuing to opportunistically develop additional towers where it has access through its agreement with FirstEnergy Corp.

Focus on Site Leasing Business with Stable, Recurring Revenues. First Communications intends to continue to focus on expanding the site leasing business due to its attractive characteristics such as long-term contracts, built-in rent escalators, high operating margins and low customer churn. The long-term nature of the revenue stream of the site leasing business makes it less volatile than the site development business, which is more cyclical. By focusing on the site leasing business, First Communications believes that it can maintain a stable, recurring cash flow stream and reduce exposure to cyclical changes in customer spending.

Maximize Use of Tower Capacity. First Communications generally has constructed or acquired towers that accommodate multiple tenants and a substantial majority of its towers are high capacity lattice or guyed towers. Most of its towers have significant capacity available for additional antennas and First Communications believes that increased use of its towers can be achieved at a low incremental cost. First Communications actively markets space on its towers through its internal sales force.

Industry and Market Overview

Competitive Communications

The market for communications services, particularly local voice, is dominated by the ILECs in the United States. These carriers consist primarily of the Regional Bell Operating Companies (“RBOCs”), which include Verizon, AT&T and Qwest Communications International, Inc., or Qwest. While the RBOCs own substantially all of the local exchange networks in their respective operating regions, competitive communications providers hold significant market share. According to data from the FCC as of December 31, 2007, competitive communications providers served 28.7 million, or 18.1%, of end-user lines in the United States. In addition, the number of competitive communications providers in the United States has been reduced as the industry continues to consolidate. Since June 2005, First Communications believes over 60 mergers and acquisitions have been completed within the industry. While RBOCs provide a broad range of communications services, First Communications believes that they have neglected the small- and medium-sized business segment due to an increased focus on the global enterprise business segments of the market, increased competitive pressures in the residential market and the integration of recent mergers and acquisitions. First Communications believes this lack of focus from the RBOCs has created an increased demand for alternatives in the small- and medium-sized business communications market. Consequently, First Communications views the market as a sustainable growth opportunity and has therefore focused its strategies on providing small- and medium-sized businesses with a competitive communications solution.

Towers

First Communications believes that growing wireless traffic, the successful recent spectrum auctions and technology developments will require wireless service providers to improve their network infrastructure and increase their network capacity resulting in an overall increase in the number of communication sites that they use. First, consumers continue to push wireless minutes of use higher, whether through wireline to wireless migration, increasing use of broadband services, new data products or simply talking more. Consumers are demanding quality wireless networks, and list network coverage and quality as two of the greatest contributors to their dissatisfaction when terminating or changing service. To decrease subscriber churn rate and drive revenue growth, wireless carriers have made substantial capital expenditures on wireless networks to improve service quality and expand coverage. Second, First Communications expects that the roll-out of 3G and 4G wireless services by existing carriers will require its customers to add a large number of additional cell sites and increase the amount of their equipment at current cell sites. The FCC’s recent advanced wireless service spectrum auction 66 for advanced broadband services and spectrum auction 73, relating to the auction of the 700 MHz band, provided existing and emerging carriers with the opportunity to acquire spectrum for 3G and 4G wireless service, which First Communications believes will further drive the demand for communication sites. Finally, the third area of growth in the U.S. market comes from new market launches for emerging carriers to get into traditional wireless services or new technologies like WiMAX, a technology enabling the delivery of last mile wireless broadband access. For example, Leap Wireless and Metro PCS acquired spectrum in new coverage areas that will require brand new networks while Clearwire is in the process of building out a nationwide network. Based on these factors, First Communications believes that the U.S. wireless industry is growing, well-capitalized, highly competitive and focused on quality and advanced services. Therefore, First Communications expects that it will see a multi-year trend of strong additional cell site demand from its customers, which First Communications believes will translate into strong leasing growth.

First Communications’ Markets


First Communications has focused network deployment and marketing efforts in markets throughout the Midwest United States, where AT&T, Qwest, and Verizon are the ILECs. The FCC estimates that as of December 31, 2006, the Midwest geographic market (which consists of Illinois, Indiana, Michigan, Ohio, and Wisconsin) represented $33.1 billion and encompassed 13.9% of the U.S. communications market. Additionally, the FCC estimates that there are approximately 50.0 million lines in the First Communications target geographic market, pro forma for the acquisition of Globalcom.

According to data prepared by the FCC, as of December 31, 2007, there were approximately 21.4 million business lines in the First Communications target geographic market. First Communications targets small- and medium-sized business or enterprise customers with four to twenty-four lines physically located within the footprint of its switching centers and 106 collocations. First Communications believes small- and medium-sized business customers have historically been underserved by RBOCs. In addition, First Communications believes its T-1 based next generation services will allow it to continue to gain market share and enter into new markets without abandoning the core installed base. First Communications serves the following markets:

Region	Market
Ohio	Akron
Ohio	Youngstown
Ohio	Cleveland
Ohio	Dayton
Ohio	Columbus
Ohio	Canton
Illinois	Chicago
Michigan	Detroit
Michigan	Grand Rapids
Michigan	East Lansing
Wisconsin	Milwaukee

First Communications’ tower leasing business focuses on the Ohio, Pennsylvania and New Jersey markets. Specifically, First Communications emphasizes structures and property within the territory of FirstEnergy Corp.’s seven electric distribution companies.

First Communications Customers

Wireline Operations


First Communications’ customers generally consist of small- and medium- sized businesses with four to twenty-four access lines, large enterprise customers and residential customers. As of September 30, 2008, pro forma for the acquisition of Globalcom, First Communications has approximately 200,000 customers located primarily in the Midwest United States. First Communications, proforma for the acquisition of Globalcom, has approximately 39,000 commercial customers and 161,000 residential customers in total, representing approximately 78.6% and 21.4% of the company’s revenues respectively.


First Communications has invested heavily in customer service utilizing a customized training program for customer service representatives, which includes formal training, real-time call monitoring, ongoing evaluation, and advancement dependent on completion of continuing education. First Communications’ 24-hour customer care facility currently handles more than 28,000 customer calls each month. In the past nine years, over 80% of customer calls have been answered in less than 30 seconds by live customer care representatives. In addition to the customer care departments, First Communications operates a sophisticated network operations center through which the network is monitored on a 24 x 7 basis and it is able to detect and troubleshoot network problems often before its customers are aware of them.

Further displaying First Communications’ commitment to its customers, First Communications has deployed comprehensive quality control programs in all customer care departments including provisioning, customer service, repair and the network operations center. Each quality control plan is customized for the department and details quantitative measures to ensure top agent performance in a defined structure while ultimately measuring and ensuring high customer satisfaction.

First Communications believes that its customer service advantage is especially significant in the small- and medium- sized business market, where larger competitors traditionally have not focused their efforts. Each new customer is contacted multiple times by the First Communications service delivery team during the service initiation process to ensure accuracy and on-time delivery of services ordered.

Tower Operations

First Communications’ primary customers are the major wireless carriers including AT&T Wireless, Sprint Nextel, T-Mobile and Verizon. Other customers include newer wireless technology and service companies deploying WiMAX (a technology enabling the delivery of last mile wireless broadband access), WiFi (a wireless networking technology), and technologies to take advantage of the recent government spectrum auctions. There is also some demand from government and broadcasting entities.

Wireline Products and Services

Fiber Network Services

First Communications provides carriers a complete infrastructure when a fiber solution is required. The services include dark fiber, private builds, and collocation space, along with the power and physical operations and maintenance of the fiber and associated infrastructure.

Dark Fiber: Dark fiber services provide dark (unlit) strands of fiber optic cable between target destinations for a customer’s use in data and telecommunications networks. The customer installs its own optoelectronic equipment and this product permits a customer to use as much or as little capacity as it desires and to customize its capacity with feature-rich technology and deploy various network protocols.

Private Build: Private build services develop a custom dark fiber network between a customer’s target sites. This may involve existing dark fiber in combination with construction of new routes and building entries. This is a system dedicated to the customer — its own private network.

Collocation: Collocation is providing First Communications customers with space and power at strategic locations along the fiber optic network in which its customers install customer-owned electronic equipment. The collocation is often needed to regenerate a signal over a long distance or allow the customer to aggregate or deliver traffic.

Maintenance services are also provided for routine activities, such as moving the fiber cable for road widening projects, and non-routine activities such as emergency restoration. First Communications operates a 24 x 7 Network Management Center with on-call operators responsible for maintaining the fiber network and responding to emergency conditions.

Business Solutions

First Communications provides its customers with a comprehensive array of circuit-switched and IP voice and data communications services, including local and long-distance voice services, integrated voice and data services, Internet services and private data networking as well as value-added products and services designed to deliver an end-to-end communications offering to its target markets. First Communications leverages the scalability and broad technology base of its infrastructure to deliver products that address the increasingly complex communications needs of its customers. First Communications has deployed MPLS and softswitch equipment that allows it to deliver IP services and provide its customers with cost-effective alternatives to traditional TDM-based products. First Communications’ products and services are offered with a range of alternatives and customized packages, which allows it to reach a larger number of potential business customers. First Communications’ sales and marketing initiatives focus on bundling its products and services into a single competitively priced solution. First Communications believes this bundling of its products and services adds value for its business customers by providing specific services desired by small- and medium-sized businesses and increases the overall profitability of its operations.

First Communications recently introduced an “Achieve” product suite, which provides bundled applications-based product sets to small- and medium- sized businesses. The Essential T-1 product, part of the Achieve product suite, serves as a dynamic platform delivering 1.5–6.0 Mbps of dynamic bandwidth, as well as local voice and long distance over a single communication circuit. The applications available with this bundle are specifically tailored to provide enterprise level business benefits to First Communications’ target markets. The Essential T-1 base package includes First Communications’ application bundle overlaid on top of the base package, including features such as:

Voice	Data	Mobility
Fixed cost Flexible long distance spending Toll-free and conferencing services Fax-to-email service	Web hosting Data storage and back up Managed firewall	Blackberry smartphones Standard cell phones Remote access to call forwarding

The emphasis of Achieve is helping First Communications’ target market do “Big Business.”

The following table summarizes First Communications’ voice and data product and service offerings:

Voice Services	Data Services	Value-Added Products and Services
Local, regional, domestic and international services T-1 PRI services Private line Voicemail Caller identification Call waiting Call forwarding Conference calling VoIP Toll free services
Dedicated Internet T-1 access
Broadband Internet access
Dial-up
E-mail
Collocation
Metro Ethernet Services
Dynamic T-1’s from 1.5 to 6.0
Megabyte of High Speed
bandwidth Integrated with Voice
Services
Wireless Data via Blackberry
Wireless Internet (WiFi)
Connectivity

Traditional and converged
telephone systems
Enhanced e-mail security
Managed firewall
Internet policy management
Fax to Email
Local Area Network/Wide Area
Network integration
Web hosting
Inside wiring
Data backup and recovery
Unified Communications solutions
Cellular

Voice Services

First Communications provides customized packages of voice services to fulfill all of its customers’ voice communications needs. First Communications offers local telephone services, including basic voice services and vertical features such as call forwarding, call waiting, call transfer, calling number identification/calling name identification plus enhanced services such as voice mail, direct inward dialing and automatic call back. First Communications’ services are provided by leveraging its circuit-switched and IP-based network infrastructure. First Communications utilizes UNE-Loops, digital T-1 lines and, in certain instances, commercial agreements with AT&T, Qwest and Verizon to access its customers. In addition to local service offerings, First Communications offers a range of dedicated long-distance services to customers connected to its network. These include services that originate and terminate within the same local transport area and in different local transport areas, international services, one plus (1+) outbound services and inbound toll-free services. First Communications also offers ancillary long-distance services such as operator assistance, calling cards and pre-paid long-distance. In those instances where First Communications is not able to connect a customer to its network, First Communications resells the long-distance services of other communications carriers through agreements it has entered into with those carriers. First Communications generally sells its long-distance services as part of a bundle that includes one or more of its other service offerings.

Data Services

First Communications’ data service offerings are designed to provide a full range of products targeted at businesses that require single or multipoint high-speed, dedicated connections to the Internet. It provides dedicated transmission capacity on its network to customers that desire high bandwidth data links between locations. First Communications offers special access and point-to-point circuits to communications carriers and other high volume customers.

Integrated Services

First Communications offers integrated voice and data packages to small- and medium- sized businesses. These integrated solutions include a variety of service options designed to accommodate customers’ needs. Its integrated offerings result in significant savings over the average cost of buying these services from separate competitive voice and data providers. First Communications also offers integrated access services, which can reduce costs by combining local voice, long-distance and Internet access on a single facility. First Communications is focused on increasing the sales of its integrated packages provided over its network facilities as these services tend to provide increased profitability and reduced customer churn. In August 2007, First Communications added dynamic IP Integrated T-1 services to its communication solutions. This product leverages First Communications’ MetaSwitch IP softswitch gateways and MPLS network to deliver highly flexible voice and data services over an IP T-1.

Value-Added Products and Services

First Communications also provides other value-added products and services including:

•	Managed Services. First Communications’ managed services offering includes web hosting services, managed firewalls, managed WAN services, email virus security and Internet browsing security.

•	In-Building Broadband over Power Lines. In-building BPL delivers a very high capacity (up to 200 Mbps) broadband Internet connection through the existing electrical infrastructure of a building, allowing for high-speed Internet, VoIP and video services, as well as value-added services such as security systems, monitoring, biometric access and e-concierge services. In-building BPL networks allow for high-speed Internet access through any electrical outlet. Once a BPL network has been installed, the customer has high-speed access to the Internet in the building simply by plugging a modem into any electrical outlet and plugging a PC or other Internet device into the modem. In-building BPL avoids the need for inside wiring. It can be used in new construction to avoid the expense associated with installing Ethernet cable, and in existing buildings where Ethernet cable is not available.

•	Hardware Solutions. First Communications provides customers premise equipment bundled with its telecommunications products, leading to a single source provisioning of bundled data and voice services. The equipment provided includes routers, integrated access devices, servers, and other voice and data equipment.

Residential Solutions

First Communications offers bundled local, long distance and cellular packages and a full suite of features and other value added services to residential customers:

Voice Services	Data & Other Services
Local, Regional, Domestic and International Services Cellular Phones and Calling Plans Voicemail Caller Identification Call Waiting Ring Identification Conference Calling	BPL (limited basis) Dial-up Internet access Fixed Wireless (limited basis) VoIP Inside Wiring

Wireless Tower Services

First Communications’ primary focus is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. These tower sites can accommodate equipment providing a variety of fixed and mobile wireless voice, data and video services delivered by various transmission technologies, including the upgrades the wireless service providers plan for their 3G and 4G networks. Site leasing revenues are received primarily from wireless service provider tenants. Wireless service providers enter into numerous leases with First Communications, each of which relates to the lease or use of space at an individual tower site. Tenant leases are generally for an initial term of five years renewable for four 5-year periods at the option of the tenant. These tenant leases typically contain specific rent escalators, which average 3-4% per year, including the renewal option periods.


As of September 30, 2008, First Communications operated 327 towers. First Communications intends to grow the tower portfolio by leveraging the FirstEnergy Corp. infrastructure and property available to First Communications.


First Communications’ site development service is part of its site leasing business and provides the ability to keep in close contact with the wireless service providers who generate substantially all of the site leasing revenue and capture ancillary maintenance revenues. Through First Communications’ site development effort, it offers customers the following range of services: (i) identification of potential locations for towers and antennas; (ii) site visits/audits; (iii) consultation on site layout and design; (iv) engineering review of structural analysis; (v) support in leasing the location; (vi) assistance in obtaining zoning approvals and permits; (vii) construction oversight, and (viii) ongoing structure and antennae maintenance and emergency restoration services. First Communications operates a 24 x 7 network control center and employees are on-call for maintenance and emergency restoration activities such as antennae replacement or adjustment.

Network Overview

First Communications employs a “smart-build” facilities-based strategy in deploying its network. First Communications purchases and installs its own switching and collocation equipment and uses its owned metro and long-haul fiber or leases the required transmission capacity. First Communications occasionally purchases fiber transmission capacity, but only after achieving high utilization of its primarily leased transmission capacity. The network deployment strategy is focused on deploying capital after reaching a sufficient critical mass of customers, reducing the risk of stranding assets in under-utilized markets. The network can support provision of “triple play” voice, data and video applications via one network at a much lower cost than traditional telephony networks.

First Communications has assets and facilities that have the breadth and flexibility to address the complex data, voice and infrastructure demands of its target customers. By providing services utilizing its owned facilities, it can (i) ensure service quality and reliability, (ii) maintain attractive margins and cash flow, (iii) provide advanced and differentiating solutions and (iv) have greater control over customer care and service delivery. First Communications accesses its customers using, among other methods, unbundled network elements, digital T-1 transmission lines, fiber, fixed wireless and BPL for products provisioned on on-net. In addition, it has commercial agreements with AT&T, Qwest and Verizon under which it provides off-net alternatives.

Voice and Data Switches

First Communications currently has MetaSwitch IP softswitches and regional switching centers in multiple markets. The MetaSwitch IP softswitch gateways offer a complete suite of integrated voice services, delivering local, long-distance, Centrex services and a full suite of CLASS 5 services which provide dial tone, local switching and access to the rest of the network that its customers currently utilize. In addition, First Communications operates three Siemens EWSD long-distance switches in Los Angeles, New York and Akron, Ohio, which carry over 40 million minutes of long-distance call traffic per month. These switches have direct connections to the major RBOCs “tandems” along the East and West coasts, Texas and Ohio. In areas where First Communications does not have direct interconnects, it relies on Tier 1 long-distance carriers to transport calls to its switches for further processing. In order to ensure a more reliable and cost effective completion of calls, First Communications operates a least cost routing system, which automatically chooses the lowest cost routing option from among a dozen or more carriers.

Collocations and Edge Equipment

First Communications is currently collocated in 106 collocation facilities with hubbing in an additional 47 collocations. The Zhone Universal Edge, or UE, family of products, deployed in ILEC collocations, allows First Communications to deliver voice, or “plain old telephone service,” known as “POTS,” T-1 voice, Primary Rate Interface data T-1s, integrated voice and data T-1s.

Network Infrastructure

First Communications currently operates a technologically advanced, multi-state fiber network consisting of high-bandwidth metropolitan fiber rings and interstate long-haul fiber systems. First Communications employs its network assets and facilities to increase the operating efficiency and enhance the reliability of its customers’ product offerings. The network is comprised of 3,800 route miles and over 233,715 fiber miles throughout seven states, including, Ohio, Pennsylvania, New Jersey and New York and metro rings in Akron, Ohio; Cleveland, Ohio; Toledo, Ohio; Youngstown, Ohio; Erie, Pennsylvania; Harrisburg, Pennsylvania; and Chicago, Illinois with the acquisition of Globalcom.

Next Generation IP and Fiber Transport System

First Communications has deployed a next generation IP-centric overlay network, with MPLS-enabled core and edge routers located in Chicago, Cleveland, Columbus, Akron, New York and Pittsburgh, and next generation softswitch technology from MetaSwitch and Nortel to handle future growth and support new IP-based services. First Communications believes that the deployment of this infrastructure will support growth needs and cost reduction while facilitating the migration of customers to VoIP technology and services, and enhancement of automated flow-through provisioning of services through the switch application programming interface. Through its next generation platform, First Communications expects to expand its product line and geographic market reach to include dynamic VoIP integrated T-1s and MPLS virtual private networks as well as traditional services such as Frame Relay and Asynchronous Transfer Mode (“ATM”).

First Communications has deployed a 600 route mile metro Ethernet network throughout Northeast Ohio and Western Pennsylvania to support wholesale and enterprise customers. The system currently supports speeds up to two gigabits through wave division multiplexing and can be expanded to support speeds up to eight gigabits. By using a native Ethernet architecture, First Communications can inexpensively add large bandwidth customers and provide true last mile diversity from the ILEC.

First Communications deployed six initial OC48 synchronous optinca network (SONET) nodes in Chicago and Northeast Ohio to provide connectivity to LEC colocation sites and carrier hotels to reduce leased facility costs and deploy new high bandwidth IP applications. An additional 14 nodes are expected to be deployed in 2009.

Customer Access Methods

First Communications’ “smart-build” strategy for acquiring new customers and deploying network facilities is designed to create customer density before deploying significant network capital. This approach to network and customer management allows First Communications to acquire customers in targeted geographic areas using off-net access methods, and then build out collocations based on its penetration in specific ILEC central offices. This strategy enables First Communications to take advantage of the pre-existing switching and transport facilities of the ILEC and/or other access providers, thus minimizing its need to spend capital in advance of orders and reducing its risk of inefficient capital investments or stranded plant. Once First Communications reaches sufficient customer density within an ILEC central office, it deploys the necessary equipment and facilities to provide on-net service in that ILEC central office, thus making it a collocation.

When constructing the network, First Communications’ objective is to own the intelligent components such as switches, network electronics and software, but where it does not own fiber transport, it will lease readily available transport elements. This strategy provides First Communications with significant cost and time-to-market advantages. By owning the switches, First Communications can configure its network to provide high performance, high reliability and cost-effective solutions for its customers’ needs. By leasing its own transport lines where First Communications does not own fiber, it can reduce upfront capital expenditures, and offer service ubiquitously within a collocation, which leads to a larger addressable market than business models that are based on building dedicated facilities to specific customer locations.

First Communications delivers services to customers through one or more of the following access methods:

•	On-Net T-1 / On-Net UNE-Loops. On-net T-1 is a leased high capacity connection directly from First Communications’ collocation equipment to the customer’s location. This T-1 can provide voice, data or integrated communications services to its customers. T-1s are generally the most cost-effective and reliable access method. To provide voice lines to residential and small business accounts, First Communications collocates its access equipment in an ILEC central office and leases UNE-loops from its equipment to the customer premise. For the three months ended September 30, 2008, sales of integrated T-1 lines and POTS lines, installed on-net, contributed 84.5% of newly acquired revenue.
•	Off-Net. Off-net access methods are used to implement First Communications’ smart-build strategy by acquiring customers located in ILEC central offices in which there is not yet sufficient density to build a collocation. Off-net access is also used in order to be able to serve all locations of a multi-location account. There are two major forms of off-net access. The first is utilizing the transport and/or loops and facilities of an alternative communications provider other than the ILEC. First Communications has contracts with several major providers of access and transport. The second form of off-net access is provided through the ILEC. First Communications has entered into commercial agreements with AT&T, Qwest, Verizon, McLeod and One Communications, which guarantee multi-year availability and predictable pricing for the required access and associated features needed to provide services to its end-users. First Communications’ commercial agreement with AT&T extends through September 2010, with Qwest through January 2011, with Verizon through February 2011, with Paetec through January 2011, and with One Communications through July 2009.

•	Wireless. First Communications owns 15 LMDS A-block spectrum licenses, with 1150 MHz of spectrum per market. LMDS is an authorized, point-to-multipoint fixed wireless service that provides a high-capacity broadband connection. First Communications has deployed an LMDS service and intends to use last mile wireless access opportunistically as a cost effect replacement for leasing access from the ILEC or another competitive service provider.

•	BPL. First Communications has a 50% interest in the FirstSpeed joint venture, which is involved in a pilot project for the purpose of offering customers access to BPL along FirstEnergy Corp. power lines. Access BPL is designed to provide broadband telecommunications and Internet access to commercial and residential customers, by installing additional equipment attached to an electric utility’s power lines, thereby permitting broadband telecommunications to travel over the electricity lines. As with utilizing First Communications’ LMDS spectrum as an access technology, First Communications will leverage its BPL technology in situations where the platform is the most appropriately suited to serve the needs of the customer.

Marketing and Sales

Marketing

First Communications’ marketing strategy is based on offering small- and medium-sized businesses access to communications-based applications to improve their businesses. This market segment is challenged to find the resources and combination of service from many different providers to serve their needs. First Communications has developed a unique set of applications to allow small businesses to compete with big businesses. These applications are delivered to the customer over high bandwidth T-1 access lines, DS-3 and Ethernet services. Current applications are based on voice communications such as local, long distance and conferencing, data needs such as Internet, security, storage, and web hosting and mobility needs such as Blackberry, wireless data access and cell phone services. Customers in this segment provide First Communications high margin revenue, have low churn rates, sign long-term, multi year agreements and have lower than average support costs.

Marketing support is provided to the First Communications sales channels in many forms. In addition to printed materials and sales promotions, First Communications sales professionals are provided with qualified leads and vertical marketing programs. First Communications’ affinity partners represent over one hundred commercial trade organizations whose members are encouraged to participate in the program by purchasing their voice and data needs from First Communications. Brand recognition is developed through press releases, media advertising and editorial coverage in industry publications.

Sales

First Communications’ sales organization consists of three separate sales channels — direct, client care and indirect — to reach small- and medium-sized businesses. The direct sales channel is principally aimed at acquiring new customers, the client care channel is aimed at up-selling and renewing existing customers and the indirect sales channel is made up of independent agents from outside First Communications that both bring new customers and service their existing base of customers. Each channel enables First Communications to provide a bundled product offering of voice and data communications through a consultative analysis of each customer’s specific needs. By developing a detailed proposal based on each customer’s individual requirements for network configuration, service reliability, future expansion and budget constraints, First Communications delivers the quality, reliability and value that customers demand. First Communications’ pricing and sales commission plans provide significant incentives for sales of higher-margin T-1 based products in its on-net territories for two and three year terms.

The direct sales organization is made up of sales personnel that call on small- and medium- sized business prospects in their designated geographic territories. First Communications has sales teams, typically a district manager and five to eight sales professionals, located in Cleveland, Columbus, Akron, Grand Rapids, Detroit, and Chicago. First Communications’ direct sales teams are comprised of 48 sales professionals supported by full-time sales engineers, who serve as pre sales and post sales technical overlay support.

First Communications provides special services to key clients. First Communications’ client care group consists of a full time sales team of eleven people, with an aggregate of over 50 years of telecommunications industry experience in direct sales. First Communications also has a team of seven account relations managers whose primary responsibility is advanced customer care. These professionals provide consultative business and technical solutions to a select group of First Communications key strategic customers. The team has been professionally trained in-house in legacy and next generation voice and data sales transport technologies.


First Communications’ indirect sales team leverages an extensive network of independent sales agents focusing on specific market segments. The indirect sales team is comprised of eight quota-bearing agent managers, specifically trained and deployed to provide consultative services and support to the indirect sales channel independent sales agents who focus on customers who are already aligned with a communications consultant that may not provide many of the services First Communications provides and who are looking to their consultant for a solution. Over 160 indirect sales agents provided approximately 44% of First Communications’ new sales for the period from September 30, 2007 to September 30, 2008.


Service Agreements with Carriers

First Communications obtains services from AT&T, Qwest and Verizon through state-specific interconnection agreements, commercial agreements, local wholesale tariffs and interstate contract tariffs. First Communications currently has interconnection agreements in effect with AT&T, Qwest and Verizon for California, Colorado, Florida, Iowa, Illinois, Indiana, Kansas, Massachusetts, Michigan, Minnesota, Montana, North Dakota, Nebraska, New Jersey, New York, Ohio, Oregon, Pennsylvania, Texas, Washington and Wisconsin. Though the initial terms of all of the interconnection agreements has expired, each of these agreements contains an “evergreen” provision that allows the agreement to continue in effect until terminated with the exception of the AT&T interconnection agreements in California, Kansas, Texas and Wisconsin which First Communications has extended to December 2010. First Communications is in the process of renegotiating the terms of its multiple AT&T interconnection agreements. First Communications has entered into commercial agreements with AT&T, Verizon and Qwest to purchase a substitute product at rates based on the former unbundled network platform rates plus a surcharge that increases over time. First Communications has converted substantially all of its unbundled network platform lines to these new products. The commercial agreement with AT&T expires in September 2010, the commercial agreement with Verizon expires in February 2011 and the commercial agreement with Qwest expires in January 2011. These agreements are subject to earlier termination in certain circumstances, including termination if a regulatory authority asserts jurisdiction over an agreement.

First Communications maintains agreements with a number of other carriers for the provision of network facilities, including fiber routes and high capacity loops and transport, and local voice and data services. These agreements often provide cost-effective alternatives to ILEC-provided services. First Communications also maintains agreements with a number of different long distance carriers. Under the terms of these long distance contracts, after meeting certain minimum purchasing requirements, First Communications is able to choose which services and in what volume it wishes to obtain the services from each carrier. Finally, First Communications maintains agreements with various entities for ancillary services such as out-of-band signaling and directory assistance.

Operational Support Systems

First Communications cost-effectively developed and continues to improve and update a state-of-the-art operational support system (“OSS”) that connects all facets of the business including: sales, billing, customer care, order provisioning and tracking, circuit monitoring and inventory, fiber network management, fraud monitoring and detection, and collection services. This system has been designed to allow for management and reporting of mission critical data and centers around its billing and customer support platform (Teleflex), which runs on an IBM AS/400 utilizing 16 gigabytes of memory and 4 terabytes of storage. This software has been in production for 15 years and the source code is owned and maintained by First Communications.

The core OSS combines extensive internal developments with licensed software and applications, integrated through in-house and contracted development resources. Software supporting business processes and operations have been developed largely in RPG, with some front end systems written in ASP, supporting both portability and scalability. Systems supporting network management and operation are composed of licensed core applications platforms that have been customized and integrated by in-house and contracted software developers. Process automation is achieved through various applications, which are generally integrated with workflow management to drive work orders through from start to finish.

First Communications continues to develop and invest in its OSS infrastructure to maintain its unparalleled scalability and flexibility, which has allowed for unprecedented timeframes to complete system integrations of new acquisitions. This continued development and implementation of the OSS has improved provisioning time in First Communications’ markets and reduced operating costs across all divisions. First Communications’ applications include the following:

Teleflex

First Communications utilizes Teleflex for customer management, billing, call rating, accounts receivable, revenue assurance, collections and dunning. Teleflex enables First Communications to preview and run each of the multiple bill cycles and customer account information for the many different, tailored service packages, increasing customer satisfaction while minimizing revenue leakage. Enhanced development of Teleflex provides the flexibility for extensive and intuitive management reports that allow customers the insight to manage their communications costs and usage. All billing information is available on-line via a customer bill presentment web portal, for viewing, analysis and downloading of data. All billing information, including a .pdf image of the actual bill, is available on demand in real-time to customers, increasing customer satisfaction.

First Communications has developed a robust revenue assurance module in Teleflex, which ensures the bills sent to customers are accurate, manages fraud and reconciles cost of goods sold against billed revenue. The revenue assurance module enables First Communications to analyze multiple ILEC and long distance carrier bills that First Communications receives on a monthly basis, performing comprehensive audits and identifying inconsistencies, and charging irregularities. The revenue assurance module also allows for detailed margin analysis on a customer by customer basis for the majority of the First Communications customer base. Management reporting is automatically generated for work lists and workflow management allowing for a rapid response from First Communications for filing vendor disputes or resolving billing issues.

The automated collections module in Teleflex was developed by in-house software developers and is integrated with the billing and accounts receivable modules, which increases the efficiency of First Communications’ collection process, accelerates the collection of accounts receivable and assists in the retention of valuable customers.

Direct Order Entry (DOE)

Direct order entry (“DOE”) is an internally developed application in a Microsoft environment. DOE provides modules that support workflow management, track and report sales quotes, order sales to new customers, move, add and change existing customers, repair and trouble tickets, circuit inventory, field technician dispatching, monitor call center, customer payment interface and invoice copy lookup. DOE interfaces with Teleflex to automatically update billing and status information for many order types. DOE also interfaces TRS-on-demand electronic bonding software by Concretio for provisioning automation.

First Communications’ order entry and provisioning systems enable it to shorten the customer provisioning time cycle and reduce associated costs. The sales process is managed by this web based front end tracking system, allowing full sales management from quote through customer contract. An integrated component of DOE is automated sales quote generation, which utilizes automated pre-order address validation via e-bonding; locating a potential customer within First Communications network footprint in order to identify service availability and zone pricing. This simplifies the creation of professional and complete proposals in real-time in support of the sales process and to hasten the closing of sales deals. Order entry is conducted by sales operations through the DOE web portal, which provides a highly efficient method for tracking sales productivity. Prior to submitting an order for access service to the RBOCs, First Communications performs customer credit approval and automatically obtains and processes the customer’s service record detailing the customer’s existing phone service to establish their data records in the First Communications centralized customer records database. This has enabled First Communications to deliver an automated flow-through customer provisioning process for qualified and verified orders.

Other Systems

First Communications utilizes Goldmine Corporate Edition for customer relationship management and opportunity management. Goldmine allows sales personnel to manage all phases of the pre-sale customer relationship cycle.

First Communications utilizes HP Openview for network monitoring. HP Openview allows real time monitoring of First Communications’ voice and data network infrastructure and customer circuits. First Communications also utilizes two additional external applications to manage network circuit inventory, Circuit Vision and Granite.

First Communications utilizes Complete Suite by Concretio which is a workflow engine designed for facilities based ordering.

Wireline Competition

The communications industry is highly competitive. First Communications believes it competes principally by offering superior customer service, accurate billing, a broad set of services and systems tailored to small to medium-sized business customers and competitive pricing. First Communications competes with the RBOCs, other competitive local exchange carriers and new market entrants (including cable TV companies, VoIP providers and wireless companies), interexchange carriers, data/Internet service providers and vendors, installers and communication management companies.

Regional Bell Operating Companies

In each of the existing markets, First Communications faces, and expects to continue to face, significant competition from RBOCs (principally AT&T and Verizon), which currently dominate their local communications markets as a result of their historic monopoly position. The RBOCs have also entered the long distance market and offer data and Internet services.

The RBOCs have long-standing relationships and strong reputations with their customers, as well as financial, technical, marketing personnel and other resources substantially greater than First Communications. In addition, the RBOCs have the potential to subsidize competitive services with revenues from a variety of businesses and currently benefit from existing regulations that favor them over First Communications in some respects. First Communications expects that the RBOCs will continue to be the beneficiaries of increased pricing flexibility and relaxed regulatory oversight, which may provide them with additional competitive advantages.

Competitive Local Exchange Carriers and New Market Entrants

First Communications faces competition from other competitive local exchange carriers, operating both on a facilities and non-facilities basis. Some of these carriers have competitive advantages over First Communications, including substantially greater financial, personnel and other resources, brand name recognition and long-standing relationships with customers. In addition, the industry has seen a number of mergers and consolidations among competitive local exchange carriers in an effort to gain a competitive advantage in the sector, while some have entered and subsequently emerged from bankruptcy with dramatically altered business plans and financial structures. Both of these groups may have the ability to offer more competitive rates than First Communications can offer. Significant customers include Cbeyond, Inc., Cavalier Communications, Inc. and PAETEC Holding Corp.

In addition, First Communications faces competition from new and potential market entrants such as cable television companies, wireless service providers, electric utilities and providers using VoIP over the public Internet or private networks. Cable television companies have entered the communications market by upgrading their networks with hybrid fiber coaxial lines and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. While many competitive local exchange carriers have always targeted small- and medium-sized enterprises and multi-location customers, cable television companies are increasingly targeting these customers and are doing so at rates lower than First Communications generally offers. Wireless service providers are providing not only voice, but also broadband, substitutes for traditional wireline local telephones. Electric utility companies have existing assets and low cost access to capital that could allow them to enter a market and accelerate network development. Many VoIP providers operate down-market from the First Communications target audience and are offering a lower quality service, with little or no Quality of Service (“QoS”), primarily to residential customers. Many ILECs and interexchange carriers have deployed VoIP technology for business customers by offering higher quality, QoS-supported, services. VoIP providers are currently subject to substantially less regulation than traditional local telephone companies and do not pay certain taxes and regulatory charges that First Communications is required to pay.

Interexchange Carriers

Interexchange carriers (principally AT&T and Verizon) that provide long distance and other communications services offer or have the capability to offer switched local, long distance, data and Internet services. Some of these carriers have vast financial resources and a much larger service footprint than First Communications. In addition, there have been a number of mergers and consolidations among interexchange carriers and between ILECs and interexchange carriers that have allowed carriers to expand dramatically the reach of their services and, thus, to gain a significant competitive advantage. These consolidated entities may have the ability to offer more services and more competitive rates than First Communications can offer.

Data/Internet Services Providers

The Internet services market is highly competitive, and First Communications expects that competition will continue to intensify. Internet service, including both Internet access and on-line content services, is provided by Internet services providers, ILECs, satellite-based companies, interexchange carriers and cable television companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies, such as AOL and MSN, offer online content services consisting of access to closed, proprietary information networks. Interexchange carriers, among others, are aggressively entering the Internet access markets. Long distance providers have substantial transmission capabilities, traditionally carry data to large numbers of customers and have an established billing system infrastructure that permits them to add new services. Satellite companies are offering broadband access to Internet from desktop PCs. Cable companies are providing Internet services using cable modems to customers in major markets. Many of these competitors have substantially greater financial, technological, marketing, personnel, brand recognition and other resources than those available to First Communications.

Vendors, Installers and Communication Management Companies

First Communications competes with numerous equipment vendors and installers and communications management companies for business telephone systems and related services. First Communications generally offers its products at prices consistent with other providers and differentiates its service through product packages and customer service.

Wireless Tower Competition

Site Leasing and Development

The primary competitors for First Communications’ site leasing activities are (i) the large independent tower companies, American Tower Corp., Crown Castle International and SBA Communications, (ii) a large number of smaller independent tower owners, (iii) wireless service providers who currently market excess space on their owned towers to other wireless service providers and (iv) alternative facilities such as rooftops and, broadcast towers.

There has been significant consolidation among the large independent tower companies in the past three years. Specifically, American Tower Corp. completed its merger with SpectraSite, Inc. in 2005, and Crown Castle International completed its merger with Global Signal, Inc. in 2007. As a result of these consolidations, American Tower and Crown Castle have substantially more towers and greater financial resources than First Communications does. Wireless service providers that own and operate their own tower networks are also generally substantially larger and have greater financial resources than First Communications does. First Communications believes that tower location and capacity, quality of service to its tenants, and, to a lesser extent, price have been and will continue to be the most significant competitive factors affecting the site leasing business.

Intellectual Property

First Communications relies on a combination of copyright, trademark and trade secret laws, as well as licensing agreements, third party non-disclosure agreements and other contractual provisions and technical measures to protect its intellectual property rights. No individual trademark or copyright is material to its business. Generally, all licensing agreements are perpetual in duration.

Employees


As of September 30, 2008, pro forma for the acquisition of Globalcom, First Communications had approximately 376 employees, including approximately 49 direct quota-bearing sales representatives. First Communications employees are not members of any labor unions. First Communications believes that relations with its employees are good and has not experienced any work stoppage due to labor disputes.


Properties

First Communications’ corporate headquarters is located in Akron, Ohio and it conducts its principal operations in Ohio, Illinois and Pennsylvania. First Communications does not own any of its facilities. The table below lists its current material leased facilities.

Location	Use	Approximate Square Footage	Lease Expiration
Akron, OH	Corporate Headquarters	33,345	February 28, 2013
Akron, OH	Switch Facility	2,400	February 28, 2010
Worthington, OH	Sales Office, Switch Facility	13,600	February, 28 2009
Pittsburgh, PA	Network Operations Center	3,800	August 31, 2011
Cleveland, OH	Sales Office	3,540	March 31, 2010
Cleveland, OH	Switch Facility	4,375	October 20, 2009
Cleveland, OH	Operations Center	3,300	December 31, 2009
Cleveland, OH	Warehouse	5,000	February 28, 2009
Los Angeles, CA	Switch Facility	6,390	MTM
New York, NY	Switch Facility	6,000	June 30, 2010
San Diego, CA	Operations Center	15,498	April 30, 2011
Southfield, MI	Sales Office	1,570	February 28, 2009
Reading, PA	Sales Office, Operations Center	2,500	September 30, 2013
Lauderdale, PA	Warehouse	6,000	May 31, 2010
Chicago, IL	Sales Office, Operations Center	30,274	November 30, 2013
Chicago, IL	Switch Facility	6,647	May 31, 2009
Lombard, IL	Sales Office	6,175	October 31, 2013

Legal Proceedings

First Communications may be involved in various legal proceedings arising in the ordinary course of business, none of which is material to its business.

Management

The current directors and executive officers of First Communications are as follows:

Name	Age	Position
Raymond Hexamer	47	Chief Executive Officer and Director
Joseph R. Morris	38	Chief Operating and Financial Officer and Director
Richard J. Buyens	52	President
Theodore V. Boyd	66	Chairman of the Board
David Johnson, II	47	Senior Vice President Sales and Marketing
Marshall B. Belden Jr.	60	Director
Mark T. Clark	58	Director
Scott M. Honour	42	Director
Mark R. Stone	44	Director
H. Arthur Bellows, Jr.	70	Director

H. Arthur Bellows, Jr. has served as a director of First Communications since July 2007, and has been an investor in McKinley Communications, Inc. since 2005. Mr. Bellows has also served as the Chairman of Braeburn Associates (a private holding personal investment company), since 1999, and as Chairman of The Finance Network, LLC (a private financial services firm) since 1999. In 1967 Mr. Bellows founded Triangle Corporation, of which he served as Chairman, President and Chief Executive Officer until 1995. Mr. Bellows served as director of Hexcel Corporation (NYSE) from 2000 to May 2008; and, as director of Beacon Roofing Supply, Inc. (NASDAQ) since 2005; and, President and director of Audits & Surveys Worldwide, Inc. (AMEX) from 1995 to 1999. Mr. Bellows received a Bachelor of Arts in Political Science from Princeton University and an MBA from Harvard Business School.

Mr. Bellows will not serve as a director of the post-merger combined company. For a description of First Communications’ current executive officers and directors who will continue in such capacities with the post-merger combined company, see “The Director Election Proposal.”

FIRST COMMUNICATIONS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes and the other financial information appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See the section entitled “Forward-Looking Statements” for more information. Actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors” and elsewhere in this proxy statement/prospectus.


In the interest of providing a more fulsome presentation of First Communications’ financial performance since its inception in July 2007 and of the historical performance of its subsidiaries, FC LLC and Xtension, this discussion and analysis includes comparisons of: First Communications’ consolidated financial results for the nine months ended September 30, 2008 to First Communications’ results for the period from July 2, 2007 through December 31, 2007 together with results for FC LLC and Xtension for the period from January 1, 2007 through July 1, 2007; FC LLC results for the year ended December 31, 2007 and the year ended December 31, 2006; and Xtension results for the year ended December 31, 2007 to the year ended December 31, 2006.


Overview

First Communications common stock is publicly traded on the AIM. First Communications was formed on April 4, 2007 but did not have any material activity until July 2, 2007, upon completion of its listing on the AIM.

First Communications and its subsidiaries provide local and long-distance telephone, data, fiber and other telecommunications related services to commercial and residential customers throughout the United States. Certain First Communications subsidiaries are subject to regulation by state public service commissions for intrastate telecommunications services. For applicable interstate matters related to telephone service, certain First Communications subsidiaries are subject to regulation by the FCC.

Key Components of Results of Operations

Revenues

Revenues consist almost exclusively of local telephone service, long distance service, fiber, data and other recurring services. Local service reflects the total “packages” sold to both commercial and residential customers, including the monthly line rental and other charges (such as voicemail, call waiting, free long distance and other features). Long distance services (including toll-free intra and inter-state) relate to both switched and dedicated T-1 or DS-3 usage based services for commercial customers. Data and other recurring charges primarily relate to the monthly fees charged to corporate customers for their dedicated service lines (such as MPLS, Frame Relay, fixed wireless, dedicated Internet or other dedicated connections).

Monthly recurring service revenues are recognized in the month the services are used. In the case of local service revenues, mobile service and dedicated access connections, charges are billed in advance but accrued for and recognized on a prorated basis based on length of service in any given month.

Cost of Facilities

First Communications’ cost of facilities consists primarily of the costs of operating its network facilities and costs incurred from purchasing wholesale services from other carriers. The network components for its facilities-based business include the cost of:

•	Maintenance of fiber transport services;

•	Leasing local loops and digital T-1 lines that connect its customers to its network;

•	Leasing high capacity digital lines that connect its switching equipment to its collocations;

•	Leasing high capacity digital lines that interconnect its network with the RBOCs;

•	Leasing space, power and terminal connections in the RBOC central offices for collocating its equipment;

•	Signaling system network connectivity;

•	Leasing or maintaining its long-haul Internet backbone network; and

•	Internet transit and peering, which is the cost of delivering Internet traffic from its customers to the public Internet.

The costs to lease local loops, digital T-1 lines and high capacity digital interoffice transport facilities from the RBOCs vary by carrier and state and in many cases are regulated under federal and state laws. In virtually all areas, First Communications leases local loops, T-1 lines and interoffice transport capacity from the RBOCs. Cost of facilities also includes the fees First Communications pays for long distance, data and other services. First Communications accounts for all of its network depreciation in depreciation and amortization expense and does not include any depreciation expense in cost of facilities.

Sales, General and Administrative Expenses

Sales, general and administrative expenses are comprised primarily of employee compensation and benefits, commissions, occupancy costs, bad debt, operating taxes, billing expense and professional services.

Depreciation and Amortization

Depreciation and amortization expense includes depreciation for network related voice and data equipment, back office systems, furniture, fixtures, leasehold improvements, office equipment and computers. All internal costs directly related to the expansion of its network and operating and support systems, including salaries of certain employees, are capitalized and depreciated over the lives of the switches or systems, as the case may be.


First Communications Consolidated Financial Results for the Nine Months Ended September 30, 2008 and Comparison to the Nine Months Ended September 30, 2007

Revenues

Revenues for First Communications for the nine months ended September 30, 2008 increased by $15.0 million, or 15.3%, to $113.5 million from $98.4 million for the nine months ended September 30, 2007. Approximately $11.3 million of this increase is due to the integration in the nine months ended September 30, 2008 of seven months of 2008 financial results from First Communications’ acquisition of the assets and customer base from FE Telecom and $3.8 million is due to organic growth of First Communications and Xtension. First Communications’ strategy has been to increasingly focus on the small- and medium-sized businesses market in key geographical areas, and the supply of higher margin services, including dedicated T-1 integrated voice and data on-net services, while de-emphasizing some of its legacy voice services.

Cost of Facilities

Cost of facilities for First Communications for the nine months ended September 30, 2008 increased by $0.5 million, or 0.8%, to $69.8 million from $69.3 million for the nine months ended September 30, 2007. Cost of facilities increased $6.0 million due to the acquisition of FE Telecom, which increase was partially offset by a $5.7 million decrease due to First Communications’ success in increasing the percentage of revenue serviced on First Communications’ owned network and in selling higher margin dedicated T-1 products while de-emphasizing legacy voice services. For the nine months ended September 30, 2008, over 84% of newly acquired revenue was sold via T-1 on-net services.



Selling, General and Administrative Expenses

Sales, general and administrative expenses for First Communications for the nine months ended September 30, 2008 increased by $4.1 million, or 18.8%, to $26.2 million from $22.0 million for the nine months ended September 30, 2007. $0.9 million of the increase came from operating expenses associated with managing the FE Telecom assets and $2.3 million of the increase was associated with an increase in investment in sales and marketing initiatives.

Depreciation and Amortization

Depreciation and amortization charges increased from $6.3 million for the nine months ended September 30, 2007 to $8.5 million for the nine months ended September 30, 2008, based on additional depreciation and amortization associated with the FE Telecom assets acquired in March 2008.

Operating Income

Operating income increased by $8.1 million from $0.9 million for the nine months ended September 30, 2007 to $9.0 million for the nine months ended September 30, 2008 as a result of higher gross margin on-net services, continued expansion of higher margin T-1 customers and the integration of seven months of financial results from First Communications’ acquisition of the assets and customer base of FE Telecom.

Interest Expense

Interest expense increased by $1.8 million for the nine months ended September 30, 2008. This increase was due to borrowings under First Communications’ new credit facility entered into in 2008 which was primarily used to finance the acquisitions of FE Telecom and Globalcom and the redemption of $25.0 million of First Communications Series A Preferred Stock.

Income Taxes

Income taxes increased by $2.0 million for the nine months ended September 30, 2008 primarily due to an increase in income before income taxes of $6.2 million for the nine months ended September 30, 2008.

Net Income

Net income for First Communications for the nine months ended September 30, 2008 was $4.0 million compared to a net loss for the nine months ended September 30, 2007 of $0.2 million.


FC LLC Results for the Year Ended December 31, 2007, and Comparison to the Year Ended December 31, 2006

Revenues

Revenues for FC LLC were $106.4 million for the year ended December 31, 2007, which represented an increase of 46.4% from $72.7 million for the year ended December 31, 2006. This growth in revenue was the result of an increase in revenue from the acquisition of certain assets of Acceris in February 2007 and ongoing sales efforts from within FC LLC, offset by declines in legacy residential voice services.

Cost of Facilities

Cost of facilities for the year ended December 31, 2007 increased to $70.8 million, or 40%, from $50.6 million for the year ended December 31, 2006. Increased costs were attributed to the increased revenue offset by the reduction of expenses paid to wholesale carriers related to off-net services.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for FC LLC increased by $9.0 million, or 52%, to $26.4 million for 2007 from $17.4 million for 2006. As a percentage of revenues, FC LLC’s selling, general and administrative expenses for the year ended December 31, 2007 increased moderately to 24.8%, compared to 23.9% for the year ended December 31, 2006. Although cost reduction strategies met or exceeded management’s expectations, these reductions were offset by continued investments in sales and marketing which increased from $4.3 million in 2006 to $6.7 million in 2007. Sales and marketing expenses increased related to the expansion of the direct sales force of FC LLC including the addition of 30 new voice and data sales representatives in the Ohio markets of Cleveland, Columbus, Akron and Canton.

Depreciation and Amortization

FC LLC’s depreciation and amortization charges increased from $2.4 million in 2006 to $5.9 million in 2007 due to the acquisition and subsequent depreciation of the Acceris assets, coupled with increased amortization associated with new appraisals of customer lists.

Operating Income

Income from operations for FC LLC increased 40% from $2.3 million in 2006 to $3.3 million in 2007, primarily due to increased revenue and gross profit, offset by increased depreciation and amortization expense and taxes paid in the second half of 2007.

Net Income

Net Income for FC LLC increased 11% from $1.9 million in 2006 to $2.2 million in 2007.

Xtension Results for the Year Ended December 31, 2007, and Comparison to the Year Ended December 31, 2006

Revenues

Revenues for Xtension for the year ended December 31, 2007 were $26.3 million, a decrease of 23.6% from $34.4 million for the year ended December 31, 2006. The decline in revenues was due to a fall-off in demand in the provisioning of voice services by certain customers based on increasing prices.

Cost of Facilities

Cost of facilities for Xtension for the year ended December 31, 2007 decreased to $20.2 million, or 16%, from $24.2 million for the year ended December 31, 2006, due to lower revenues for the period.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for Xtension decreased from $5.1 million in 2006 to $3.5 million in 2007. The decrease was based on lower commission and other sales expenses associated with lower revenue for the period. As a percentage of revenue, selling, general and administrative expenses nominally decreased from 14.8% in 2006 to 13.4% in 2007.

Depreciation and Amortization

Xtension depreciation and amortization expense decreased from $0.03 million in 2006 to $0.02 million in 2007. As a percentage of revenue, depreciation and amortization for both periods was 0.1%.

Operating Income

Income from operations for Xtension decreased 51% from $5.1 million in 2006 to $2.5 million in 2007, due to lower revenue and lower gross profit, offset by lower operating expenses.

Xtension Results for the Year Ended December 31, 2006 and Comparison to the Year Ended December 31, 2005

Revenues

Revenues for Xtension for the year ended December 31, 2006 increased by $15.1 million, or 78%, to $34.4 million from $19.3 million for the year ended December 31, 2005, primarily as a result of new customers. The increase in revenue from these new customers was partially offset by a decline in the average revenue per minute, due to the ability of larger customers to negotiate more favorable prices.

Cost of Facilities

Cost of facilities for Xtension increased by $10.4 million, or 75.6%, to $24.2 million for 2006 from $13.8 million for 2005, as a result of the increased revenue in 2006, which generated higher costs of providing services.

Operating Expenses

Operating expenses for Xtension increased by $1.7 million, or 50%, to $5.1 million for 2006 from $3.4 million for 2005, primarily as a result of an increase in sales commissions from $1.6 million for 2005 to $3.3 million for 2006. Operating expenses as a percentage of revenues declined for 2006 to 14.9% from 17.5% for 2005 as a result of a slight decline in salaries, partially offset by an increase in sales commissions as a percentage of revenues, from 8.4% in 2005 to 9.7% in 2006.

Income from Operations

Income from operations for Xtension increased by $3.0 million, or 142.9%, to $5.1 million for 2006 from $2.1 million for 2005. Income from operations as a percentage of revenues was 14.7% in 2006, compared to 11.1% in 2005.

FC LLC Results for the Year Ended December 31, 2006, and Comparison to the Year Ended December 31, 2005

Revenues

Revenues for FC LLC in the year ended December 31, 2006 increased by $14.7 million, or 25.4%, to $72.7 million from $58.0 million in the year ended December 31, 2005, primarily as a result of an increase in local service revenues due to (1) a complete year of revenues derived from the CoreComm customer base acquisition and (2) to a lesser extent, the acquisition of certain assets of the Acceris in October 2006, but pursuant to the terms of the acquisition, contributed revenues beginning in July 2006.

Cost of Facilities

Cost of facilities for FC LLC increased by $9.2 million, or 22.2%, to $50.6 million for 2006 from $41.4 million for 2005, primarily as a result of increased revenues associated with a complete year of the CoreComm customer acquisition and partially as a result of the new wholesale agreement with AT&T, which increased the cost of off-net local services. Cost of facilities declined as a percentage of revenues from 71.4% in 2005 to 69.6% in 2006, following the elimination of unprofitable customers, the integration of the enlarged customer base, improvement in overall ARPU and by upselling services to the enlarged customer base, grooming of the network, one-time recognition of a carrier credit of $788,000 and the start of the transfer of off-net customers to on-net services.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for FC LLC increased by $3.3 million, or 23.4%, to $17.4 million for 2006 from $14.1 million for 2005. As percentage of revenues, selling, general and administrative expenses declined from 24.3% for 2005 to 23.9% for 2006, reflecting the ongoing synergies associated with the CoreComm customer base acquisition, offset by increased commissions associated with higher sales and increased corporate expenses consisting primarily of integration costs (estimated at $630,000) associated with the acquisition of certain assets of Acceris in October 2006.

Depreciation and Amortization

Depreciation and amortization for FC LLC increased by $1.3 million, or 118.2%, to $2.4 million for 2006 from $1.1 million for 2005, primarily as a result of the acquisition of tangible assets, $0.4 million of depreciation related to property, plant and equipment and intangible assets and $0.9 million of amortization related to customer lists.

Income from Operations

Income from operations for FC LLC increased by $0.9 million, or 64.3%, to $2.3 million for 2006 compared to $1.4 million for 2005. Income from operations as a percentage of revenues increased from 2.3% in 2005 to 3.2% in 2006 as a result of higher gross margins and a reduction in selling, general and administrative expenses as a percentage of revenue.

Liquidity and Capital Resources

First Communications’ cash flow from operations is a key driver of liquidity. In assessing liquidity, First Communications reviews working capital measurements to define areas of improvement. First Communications anticipates being able to satisfy cash requirements for the foreseeable future primarily with cash generated by operations, existing cash balances and, if necessary, borrowings under existing credit facilities.


Cash and cash equivalents decreased at September 30, 2008, to $2.8 million, compared to $9.3 million as of December 31, 2007.

Cash provided by operating activities was $11.4 million for the nine months ended September 30, 2008, primarily due to net income of $4.0 million and $11.8 million in non-cash items, partially offset by a $4.4 million net decrease in operating assets and liabilities. Cash used in operating activities was $2.3 million for the period from inception (July 2, 2007) through December 31, 2007, primarily due to increased depreciation and amortization expense.

Cash used in investing activities was $109.9 million for the nine months ended September 30, 2008, primarily due to acquisitions of $105.8 million. Cash used in investing activities was $73.8 million for the period from inception (July 2, 2007) through December 31, 2007, primarily due to acquisitions of assets and assumption of liabilities, net of cash acquired, of $72.3 million.

Cash provided by financing activities was $92.0 million for the nine months ended September 30, 2008, primarily due to proceeds from First Communications’ term loan and revolver of $130.0 million, which was primarily used to finance the acquisition of the FE Telecom assets, purchase of Globalcom’s stock and redemption of $25.0 million of First Communications preferred stock. Cash provided by financing activities was $85.4 million for the period from inception (July 2, 2007) through December 31, 2007, primarily due to proceeds from stock issuance, net of issuance and transaction costs of $81.6 million.


Acquisitions and Debt

On March 6, 2008, First Communications acquired substantially all of the assets and certain assumed liabilities of FE Telecom, a fiber and wireless infrastructure provider, for $45 million. FE Telecom was a subsidiary of FirstEnergy Corp., a shareholder of First Communications. Concurrently, with the closing of the FE Telecom acquisition, First Communications closed a $90 million credit facility syndicated by JP Morgan Securities Inc. The financing facility includes a $70 million term loan and a $20 million revolving line of credit (which replaces the line of credit agreement described in Note 5 to the First Communications consolidated financial statements for the year ended December 31, 2007), secured by substantially all of First Communications’ assets. The proceeds of the new credit facility were used to pay for the acquisition of FE Telecom’s assets, along with the pro-rata redemption of $25 million of First Communications preferred stock, and will be used in the future for ongoing general working capital purposes. The facility is for a term of five years, with pricing starting at 375 basis points over US LIBOR (53% of which is fixed under interest rate swaps for three years at 3.03% and 22% of which is fixed for five years at 3.56%). First Communications may increase the term loan by an additional $25 million under an accordion feature.

On March 31, 2008, First Communications merged its joint venture BPL operations, FirstSpeed, LLC with PowerGrid Communications, Inc. (“PowerGrid”), a Delaware corporation. As a result, First Communications owns a 25% interest in PowerGrid, the surviving company.

First Communications acquired Globalcom, a fiber and wireless infrastructure provider, for $58.5 million in cash on September 30, 2008. Concurrently with the Globalcom acquisition, First Communications closed a $50 million incremental term loan commitment, syndicated by JP Morgan Securities Inc. The facility term is coterminous with the existing facility, with pricing starting at 425 over US LIBOR (75% of which is fixed under interest rate swap for three years at 3.77%) The proceeds of the debt were used to pay for the acquisition. In addition, First Communication used $8.5 million under the existing $20 million revolving credit facility to pay for the balance of the purchase price.

On September 13, 2008, First Communications signed a definitive agreement to merge with Renaissance. Renaissance will issue its common stock to current First Communications stockholders, as further described herein, will assume the outstanding debt of First Communications and will redeem $15 million of First Communications preferred stock.

Contractual Obligations and Commercial Commitments

First Communications has various commitments primarily related to leases for collocations centers, tower leases and office equipment. It expects to fund these commitments with cash generated from operations.

The following table summarizes First Communications’ contractual obligations at December 31, 2007 (in thousands):

	Payments Due by Period
Contractual Obligations at December 31, 2007	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
Operating leases	$1,405	$2,391	$1,256	$95	$5,147
Line of credit	625	—	—	—	—
Total contractual cash obligations	$2,030	$2,391	$1,256	$95	$5,147

The following table summarizes First Communications’ commercial commitments at December 31, 2007 (in thousands):

	Amount of Commitment Expiration Per Period
Commercial Commitments at December 31, 2007	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
Standby letters of credit	$171	$—	$—	$—	$171
Total commercial commitments	$171	$—	$—	$—	$171

Off-Balance Sheet Financial Instruments

First Communications has $171 thousand in letters of credit as described above.

Impact of Inflation and Changing Prices

The increased acquisition cost of equipment is the primary inflationary factor affecting First Communications. Many of First Communications’ other operating expenses are also expected to increase with inflation, including health care costs. Management does not expect that the effects of inflation on First Communications’ overall operating costs will be greater for First Communications than for its competitors.

Qualitative and Quantitative Disclosures about Market Risk

First Communications is potentially exposed to market risk associated with changes in interest rates. For more information on these exposures, see the discussion of First Communications’ debt facilities above.

Recently Issued Accounting Pronouncements

In April 2008, FASB Staff Position 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) was issued. This standard amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. FSP 142-3 is effective for consolidated financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. First Communications has not yet determined the impact, if any, of the adoption of FSP 142-3 on its consolidated financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of SFAS 133.” SFAS 161 requires disclosures of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008, with early adoption permitted. First Communications has not yet determined the impact, if any, of the adoption of SFAS 161 on its consolidated financial statements.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements,” an amendment of Accounting Research Bulletin (“ARB”) 51. SFAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 changes the way the consolidated statement of operations is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. SFAS 160 is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. First Communications does not expect the adoption of SFAS 160 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations.” SFAS 141(R) replaces SFAS 141, “Business Combinations.” SFAS 141(R) retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. First Communications will be required to apply SFAS 141(R) to any acquisition subsequent to December 31, 2008.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. A company may also elect the fair value option for eligible items that exist on the effective date of FAS 159. A company’s decision to elect the fair value option for an eligible item is irrevocable. First Communications did not elect the fair value option for eligible financial assets or financial liabilities upon adoption. The adoption of FAS 159 on January 1, 2008 did not have a material impact on First Communications’ consolidated financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-2, which delays the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The provisions of FSP 157-2 are effective for First Communications on January 1, 2009. In January 2008, First Communications adopted SFAS 157 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in proposed FSP FAS 157-b. The partial adoption of SFAS 157 on January 1, 2008 did not have a material impact on First Communications’ consolidated financial position, results of operations or cash flows. First Communications’ management does not expect the adoption of the remaining provisions of SFAS 157 to have a material impact on its financial position, results of operations or cash flows.

Critical Accounting Policies

First Communications’ consolidated financial statements are based on the selection and application of significant accounting policies, which require management to make estimates and assumptions. Management considers an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made and changes in the estimate or different estimates that could have been selected have a material impact on First Communications’ consolidated results of operations or financial condition. These estimates and assumptions are reviewed periodically by management and compared to historical trends to determine the accuracy of estimates and assumptions used. If warranted, these estimates and assumptions may be changed as current trends are assessed and updated. Historically, estimates have been determined to be reasonable. No material changes to First Communications’ accounting policies were made during 2007 or the six months ended June 30, 2008.

First Communications believes the following are some of the more critical judgment areas in the application of its accounting policies that affect its financial condition and results of operations.

Allowance for Doubtful Accounts

The allowance for doubtful accounts represents management’s best estimate of probable losses in the accounts receivable balance. The allowance is based on known troubled accounts, historical experience and other currently available evidence. Accounts are written off when management determines that the accounts are uncollectible.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Major additions and improvements are charged to the property accounts while replacements and maintenance and repairs, which do not improve or extend the life of the assets, are expensed currently. When property is retired or otherwise disposed of, the cost of the property is removed from the asset accounts, accumulated depreciation is charged with an amount equivalent to the depreciation provided and the associated gain or loss is recorded in cost of facilities in the accompanying consolidated statement of operations.

Software included in property and equipment includes amounts paid for purchased software and implementation services and direct internal payroll for software used internally that has been capitalized in accordance with the Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”

Impairment of Long-Lived Assets

First Communications reviews its long-lived assets, including definite-lived intangible assets, for impairment in accordance with the provisions of SFAS No.144, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In analyzing potential impairments, projections of future cash flows are used to estimate fair value and are compared to the carrying amount of the asset. There is inherent subjectivity in estimating future undiscounted cash flows, which can have a material impact on the amount of potential impairments.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of an acquired entity over the net fair value of assets acquired and liabilities assumed. First Communications accounts for its goodwill in accordance with SFAS 142, “Goodwill and Other Intangible Assets.” Under this pronouncement, goodwill is not amortizable, but requires First Communications to test goodwill and other indefinite lived intangibles for impairment annually or if certain impairment indicators arise. First Communications performs its annual impairment test on a recurring basis in the fourth quarter of each year. Impairments, if any, are expensed in the year incurred.

Other intangible assets primarily consist of trademarks, customer lists and Local Multipoint Distribution System (“LMDS”) licenses. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not being amortized and have been tested for impairment. There was no impairment of trademarks at December 31, 2007 or at June 30, 2008. LMDS is an authorized fixed broadband wireless service that may be used to provide high-speed data transfer, telephone service, telecommunications network transmission, internet access, video broadcasting, video conferencing and other services. Customer lists and LMDS licenses are being amortized on a straight-line basis over their estimated economic lives of eight and 25 years, respectively, and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as described above.

The straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained by us in each reporting period.

Income Taxes

First Communications accounts for income taxes in accordance with SFAS 109, “Accounting for Income Taxes.” Deferred income taxes are determined based upon enacted tax laws and the rates applied to the differences between the financial statements and tax basis of assets and liabilities.

First Communications utilizes the liability method of accounting for income taxes, as set forth in SFAS 109. Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax benefit or expense represents the change in the deferred tax asset and liability balances.

On July 2, 2007, First Communications adopted the provisions of FASB Interpretation No. (“FIN”) 48, ”Accounting for Uncertainty in Income Taxes.” FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under FIN 48, First Communications may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes and accounting in interim periods and it requires increased disclosures. At the date of adoption, and as of June 30, 2008 and December 31, 2007, First Communications’ unrecognized tax benefit for uncertain tax positions was immaterial.

Accounts Payable

First Communications performs periodic bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examining of bills, comparing billed rates with contracted rates, evaluating the trends of invoice amounts by vendors and reviewing the types of charges being assessed. If First Communications concludes that it has been billed inaccurately, it will dispute the charge with the vendor and begin resolution procedures. Although dispute charges may relate to several periods, in accordance with industry standards dispute resolutions are recognized in the period of resolution. Disputes of this nature occur in the ordinary course of business within the telecommunications industry. As of December 31, 2007, the offset to accounts payable as a result of the unresolved disputes was $1,471.

Warrants


Warrants to purchase shares of common stock have been classified as equity in accordance with Emerging Issues Task Force Issue No. (“EITF”) 00-19: “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The fair value of warrants is determined using the Black-Scholes pricing model. Key assumptions used in the Black-Scholes pricing model include the stock price at the date of issuance, the contractual life of the warrants, the risk free interest rate, the dividend yield, and the estimated volatility of the company’s common stock. The risk free interest rate is based on U.S. treasury yields in effect at the time of issuance for the contractual life of the warrants. The dividend yield is an estimate of the expected dividend yield on the company’s common stock. As First Communications does not have sufficient historical or implied volatility data for its own common stock, it estimates its volatility based on similar public entities in the telecommunications industry.


Concentration of Credit Risk

Financial instruments that potentially subject First Communications to concentration of credit risk consist primarily of accounts receivable and cash depository accounts. First Communications grants credit and performs ongoing credit evaluations of its customers, and generally does not require collateral. It maintains all cash in accounts at high credit quality financial institutions. The Federal Deposit Insurance Corporation (“FDIC”) insures these cash accounts up to $250,000. First Communications periodically assesses the financial conditions of the commercial banks and believes the risk of loss is minimal.

Accounting Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. On an on-going basis, First Communications evaluates its estimates, including those related to collectability of accounts receivable, valuation of inventories, useful lives of property, plant and equipment, recoverability of goodwill and intangible assets, income taxes and contingencies. First Communications bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. These changes in estimates are recognized in the period they are realized.

EXECUTIVE COMPENSATION

Renaissance Executive Compensation

Compensation Discussion and Analysis

No executive officer has received any cash compensation for services rendered to Renaissance. Commencing upon the date of its IPO and continuing through the closing of the Merger, Renaissance has paid BMD Management Company, an affiliate of Barry W. Florescue, a fee of $8,000 per month for providing Renaissance with office space and certain office and secretarial services. However, this arrangement is solely for its benefit and is not intended to provide Mr. Florescue compensation in lieu of a salary. Other than the $8,000 per month administrative fee, no compensation of any kind, including finders, consulting or other similar fees, is paid to any of Renaissance’s existing stockholders, including its directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of a business combination. However, such individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on Renaissance’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Renaissance’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Renaissance has generally not had the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement.

First Communications Executive Compensation

Compensation Discussion and Analysis

Set out below is various information about the compensation paid during the 2007 fiscal year to the named executive officers of First Communications, Messrs. Hexamer, Morris and Johnson. Additionally, this discussion and analysis addresses actions taken after the close of the last fiscal year with respect to the named executive officers and Mr. Buyens, who joined First Communications in 2008 as its President. This discussion and analysis should be read together with the compensation tables and related disclosure below.

The compensation paid to Messrs. Hexamer, Morris and Johnson for 2007 consisted of the following principal elements: base salary, bonuses, stock awards and non-equity based compensation. The executives also received other benefits made available generally to First Communications employees, including health, disability, life insurance and participation in First Communications’ 401(k) plan.

First Communications’ remuneration committee is responsible for evaluating the compensation and benefit plans applicable to its named executive officers and making recommendations to the entire board. Each year, First Communications’ board reviews, modifies and approves proposals prepared by its remuneration committee to determine the adjustments, if any, that need to be made to all elements of First Communications’ named executive officers’ compensation, including base salary and annual bonus.

In determining the appropriate level of compensation for 2007, the First Communications remuneration committee focused on attaining the following objectives upon making its recommendations to the board of directors:

•	Staying competitive with other companies with whom it competes for talent;

•	Providing a strong incentive to the executives to achieve their individual and First Communications’ short- and long-term goals; and

•	Aligning the interests of the executives with the interests of First Communications’ stockholders.

In determining the levels and mix of compensation, the chief executive officer and the board have not generally relied on formulaic guidelines, but rather sought to maintain a flexible compensation program which allows First Communications to adapt components and levels of compensation to motivate and reward individual executives within the context of its desire to attain certain strategic and financial goals. In addition to any objective criteria, subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, and contributions to First Communications’ overall performance. First Communications’ board does not employ a compensation consultant and does not rely on industry benchmarking or general compensation surveys in determining executive compensation. First Communications’ chief executive officer makes recommendations to the remuneration committee with respect to compensation and benefits of the other named executive officers but is not involved in establishing his own compensation.

Elements of Compensation

Base Salary

The purpose of base salary is to reflect job responsibilities, anticipated future value to the organization and market competitiveness, while providing a stable source of income for First Communications’ named executive officers.

The process of setting base salary is subjective and does not utilize a formulaic weighting of any factors. The remuneration committee considers each executive’s talents, experience and responsibilities, including his past and expected future contributions to First Communications.

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Additionally, First Communications intends to be competitive within the geographic territory in which it operates and in the telecommunications sector generally. Base salary is reviewed periodically by the remuneration committee and the board of directors, with First Communications’ chief executive officer providing recommendations to the board for each other named executive officer. In determining base salary, the remuneration committee and the board consider individual performance during the prior year, the mix of fixed to overall compensation and subjective considerations relating to cost of living adjustments and value to First Communications. Mr. Hexamer received a base salary of $140,000 in 2007, Mr. Morris received a base salary of $130,000 in 2007 and Mr. Johnson received a base salary of $110,000 in 2007.

In light of the strong performance in 2007 by Messrs. Hexamer and Morris and their continued efforts on behalf of First Communications, the board of directors of First Communications increased Messrs. Hexamer’s and Morris’ base salaries to $265,000 and $250,000, respectively, effective March 1, 2008. In order to provide Mr. Johnson with a competitive base salary, the board increased Mr. Johnson’s base salary in 2007 from its 2006 level.

Annual Bonus

The annual bonuses are intended to compensate named executive officers for achieving strong company performance. For 2007, the annual bonuses were determined in the discretion of the remuneration committee. The remuneration committee considered overall company performance, growth in revenue, achievement of synergies from acquisitions and each executive’s individual performance during the year. Actual 2007 bonus amounts paid to First Communications’ named executive officers are set forth in the Summary Compensation Table below.

Annual bonuses for 2008 for the named executive officers will be determined by measuring First Communications’ annual performance against financial performance objectives established by the remuneration committee in April 2008. These objectives are based on First Communications achieving targeted total revenues and adjusted EBITDA. There is no discretionary element to the bonus calculation.

For 2008, the bonus potential and the relative weight of the two financial performance objectives in calculating the total bonus for each named executive officer is as follows:

Name	Bonus Potential as a Percentage of Annual Base Salary	Relative Weight of Revenue Target/Adjusted EBITDA Target
Raymond Hexamer	60%	40%/60%
Joseph R. Morris	50%	40%/60%
Richard J. Buyens	50%	50%/50%
David Johnson, II	120%	80%/20%

No bonus will be paid unless the “trigger points” for each financial objective are met, unless the renumeration committee determines otherwise. The trigger point for total revenue is 95% of the target, and the trigger point for adjusted EBITDA is 90% of the target. The named executive officers will earn 25% of their bonus potential if the trigger points are met and between 25%–75% of their bonus potential (calculated on a ratable linear scale) for performance between the trigger points and 99.9% of the targets. If First Communications outperforms its financial objectives, the named executive officers are eligible to receive bonuses up to 200% of their bonus potential, as set forth in the following table:

Achievement (% of Target)	Multiplier (times % over 100%)	Example
Revenue Target:
At or above 100%	None	Performance at 100% of objective results in eligibility for 100% of incentive potential for revenue target objective
At or above 103%	3x	Performance at 103% of objective results in eligibility for 109% of incentive potential for revenue target objective
At or above 106%	4.5x	Performance at 106% of objective results in eligibility for 127% of incentive potential for revenue target objective
At or above 109%	6x	Performance at 109% of objective results in eligibility for 154% of incentive potential for revenue target objective
At or above 112%	7.5x	Performance at 112% or more of objective results in eligibility for 200% of incentive potential for revenue target objective
Adjusted EBITDA Target:
At or above 100%	None	Performance at 100% of objective results in eligibility for 100% of incentive potential for adjusted EBITDA target objective
At or above 104%	2.25x	Performance at 104% of objective results in eligibility for 109% of incentive potential for adjusted EBITDA target objective
At or above 108%	3.38x	Performance at 108% of objective results in eligibility for 127% of incentive potential for adjusted EBITDA target objective
At or above 112%	4.5x	Performance at 112% of objective results in eligibility for 154% of incentive potential for adjusted EBITDA target objective
At or above 116%	6.25x	Performance at 116% or more of objective results in eligibility for 200% of incentive potential for adjusted EBITDA target objective

By way of example, if First Communications were to meet 100% of its revenue objective and 106% of its adjusted EBITDA objective, Mr. Hexamer would be entitled to a bonus equal to 100% of the portion of the bonus attributable to the revenue target (i.e., 24% of his annual base salary) plus 113.5% of the portion of the bonus attributable to the adjusted EBITDA target (i.e., 40.86% of his annual base salary), for a total of 64.86% of his annual base salary.

Cash and Stock Awards Upon Consummation of the IPO

In March 2005, Messrs. Hexamer, Morris and Johnson entered into employment agreements with FC LLC that provided that they each would be entitled to participate in an incentive compensation program based upon enhanced owner value in the event of a sale of FC LLC. In June 2007, in connection with the sale of FC LLC to First Communications and with First Communications’ initial public offering on AIM, Messrs. Hexamer, Morris and Johnson agreed with the members of FC LLC to modify the existing incentive compensation program such that these executives would be entitled to be paid cash payments and shares of First Communications common stock by the members of FC LLC upon consummation of the sale and the public offering. In July 2007, pursuant to the amended incentive compensation plan, Messrs. Hexamer, Morris and Johnson received cash awards of $1,662,921, $1,662,921 and $1,638,481, respectively, and stock awards of 199,352, 199,532 and 239,091 shares of First Communications common stock, respectively.

Long Term Incentive Compensation (Stock Option Awards)

First Communications’ board of directors has discussed implementing an equity incentive plan to provide First Communications’ employees with a financial interest in the appreciation of First Communications common stock and to provide additional incentives to meet long-term financial objectives. In light of the transaction with Renaissance, the board has elected not to adopt an equity incentive plan at this time. Pursuant to the Merger Agreement, Renaissance has agreed to adopt an equity incentive plan and to make stock option and restricted stock grants to certain current First Communications employees, effective upon consummation of the Merger. Messrs. Hexamer, Morris, Buyens and Johnson will receive options exercisable for 80,000, 80,000, 413,850 and 60,000 shares of Renaissance common stock, respectively, and Messrs. Hexamer, Morris and Johnson will receive 40,500, 40,500 and 30,500 shares of restricted stock, respectively. The allocations of the stock option grants for all employees were determined by members of Renaissance’s and First Communications’ management based on grants that previously had been conditionally approved by First Communications’ board of directors. In determining the amounts conditionally approved, First Communications’ board of directors factored in each executive officer’s length of service with the First Communications, existing stock ownership and past individual performance.

Severance

Each of the named executive officers is party to an employment agreement with First Communications wherein First Communications has agreed to pay such executive his annual base salary for a 12 month period following the termination of his employment and the portion of his annual bonus earned as of the termination date if his employment is terminated without cause, and to pay such amounts upon the death or disability of such executive, but offset on a dollar for dollar basis by the amount of any Social Security payments received by the executive or any life or disability insurance, the premiums for which First Communications has paid, received by the executive. If Mr. Buyens’ employment is terminated by First Communications without cause, or by Mr. Buyens for good reason, prior to November 6, 2008, First Communications will pay him his annual base salary for 60 days after such termination. If Mr. Buyens employment is terminated by First Communications without cause or by Mr. Buyens for good reason, on or after November 6, 2008 and before May 7, 2009, First Communications will pay him his annual base salary for 90 days after such termination. If Mr. Buyens’ employment is terminated by First Communications without cause, or by Mr. Buyens for good reason, on or after May 7, 2009, First Communications will pay him his annual base salary for 12 months after such termination. If a termination without cause or for good reason occurs at any time within a 12 month period following a change in control of First Communications, Mr. Buyens will be entitled to be paid his annual base salary for 12 months following such termination and a pro rated portion of his annual bonus. First Communications’ board of directors has determined that these severance arrangements are necessary to assist First Communications in retaining top executive talent, to encourage the executive officers’ honest discourse with the chief executive officer and the board of directors without fear of adverse consequences and to ensure that the executive officers will act in the best interest of First Communications in any situation involving a potential change in control of First Communications.

Perquisites and Personal Benefits

First Communications did not provide significant personal benefits during 2007 to Messrs. Hexamer, Morris and Johnson other than certain company paid life and disability insurance benefits, 401(k) matching payments in accordance with First Communications’ policy applicable to all full time employees and club dues. The aggregate value of the perquisites paid to each named executive officer during 2007 was less than $10,000 and, thus, is not reported in the 2007 Summary Compensation Table below.

Impact of Accounting and Tax on the Form of Compensation

Section 162(m) of the Internal Revenue Code (the “IRC”) limits the tax deduction for compensation paid to named executive officers to $1,000,000. This deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the IRC and regulations promulgated thereunder, including certain performance-based compensation that has been approved by stockholders. Pursuant to this proxy statement/prospectus, Renaissance is seeking approval of an equity incentive plan, which is designed to allow the deduction of income recognized in connection with stock options granted under such plan.

First Communications does not compensate executives for any excise tax liability they may incur by reason of payments and benefits received upon a termination of employment. As a result, if an executive officer is assessed any excise tax liability under Section 280G of the IRC as a result of payments and benefits received upon a change in control, that executive officer is responsible for the payment of such excise tax. Additionally, if an executive officer is assessed any excise tax liability under Section 280G of the IRC as a result of payments and benefits received upon a change in control, First Communications will not be able to deduct the cost of those payments and benefits on which the excise tax is imposed.

2007 Executive Compensation Information

The following table sets forth certain compensation information for the fiscal year ended December 31, 2007 for the three executive officers of First Communications on December 31, 2007. The named executive officers were employees of FC LLC prior to its acquisition by First Communications, and the table below includes compensation paid to the named executive officers prior to that acquisition. The named executive officers and Mr. Buyens will be the only executive officers of the combined company.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation		Total ($)
Raymond Hexamer Chief Executive Officer	2007	$140,000	$120,000	$997,660	(1)	$1,662,921	(2)	$2,920,581
Joseph R. Morris Chief Financial Officer and Chief Operating Officer	2007	$130,000	$100,000	$997,660	(1)	$1,662,921	(2)	$2,890,581
David Johnson, II Senior Vice President, Sales	2007	$110,000	$90,000	$1,195,455	(1)	$1,638,481	(2)	$3,033,936

(1)	Consists of grants of common stock of First Communications made by the former members of FC LLC upon the consummation of First Communications’ initial public offering, pursuant to an incentive compensation program adopted by FC LLC and amended in June 2007. The amount of the grants were as follows: Mr. Hexamer, 199,532 shares; Mr. Morris, 199,532 shares; and Mr. Johnson, 239,091 shares. For purposes of calculating the dollar values above, each share of First Communications common stock was valued at $5.00 per share on the date of grant. Because the grants were made by the former members of FC LLC, neither First Communications nor any of the companies it acquired recognized an accounting charge in connection with these grants.

(2)	Consists of one time cash bonus paid by the former members of FC LLC upon the consummation of First Communications’ initial public offering, pursuant to an incentive compensation program adopted by FC LLC and amended in June 2007 in connection with the sale of substantially all of its assets to First Communications.

The following Grants of Plan-Based Awards table summarizes the equity and non-equity incentive compensation awards made to First Communications’ named executive officers in 2007.

2007 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Raymond Hexamer	6/15/07	(1)	$1,662,921	$1,662,921	$1,662,921	199,532	199,532	199,532	—	$2,660,581
Joseph R. Morris	6/15/07	(1)	$1,662,921	$1,662,921	$1,662,921	199,532	199,532	199,532	—	$2,660,581
David Johnson, II	6/15/07	(1)	$1,638,481	$1,638,481	$1,638,481	239,091	239,091	239,091	—	$2,833,936

(1)	Consists of grants of First Communications common stock and cash made by the former members of FC LLC upon the consummation of First Communications’ initial public offering, pursuant to incentive compensation plans adopted by FC LLC in March 2005 and amended in June 2007. For purposes of calculating the dollar values above, each share of First Communications common stock was valued at $5.00 per share on the date of grant. The cash and stock awards vested in full upon consummation of the sale of First Communications, LLC and First Communication, Inc.’s initial public offering on AIM. These awards are not subject to further vesting or any other risk of forfeiture. Because the grants were made by the former members of FC LLC, neither First Communications nor any of the companies it acquired recognized an accounting charge in connection with these grants.

The following Stock Vested table summarizes information concerning equity incentive compensation awards to each First Communications’ named executive officer that vested in 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Raymond Hexamer	—	—	199,532	$997,660
Joseph R. Morris	—	—	199,532	$997,660
David Johnson, II	—	—	239,091	$1,195,455

(1)	For purposes of calculating the dollar values above, each share of First Communications common stock was valued at $5.00 per share on the date of grant.

Termination of Employment and Change-in-Control Agreements for Named Executive Officers

First Communications’ employment agreements with each of Messrs. Hexamer, Morris and Johnson provide that First Communications will pay the executive officer severance if his employment is terminated without cause or upon his death or disability. Upon termination for death or disability, each executive, or his estate, is entitled to be paid twelve months’ base salary and his annual bonus earned as of the termination date, reduced dollar for dollar by the amount of any Social Security benefits or life insurance proceeds or disability benefits, the premiums for which have been paid by First Communications. Upon termination without cause, each executive is entitled to be paid twelve months’ base salary and his annual bonus earned as of the termination date. Additional details and definitions can be found below under the heading “Executive Compensation — Post Merger Employment Agreements” and in the employment agreements, which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Assuming that the named executive officers’ employment had terminated as of December 31, 2007 and that they had earned 100% of their annual bonuses as of that date, the severance payments to each named executive officer would have been as follows:

	Termination Without Cause			Termination Upon Death or Disability(1)
Name	Base Salary ($)	Bonus ($)	Total ($)	Base Salary ($)	Bonus ($)	Total ($)
Raymond Hexamer	$140,000	$120,000	$260,000	$140,000	$120,000	$260,000
Joseph R. Morris	$130,000	$100,000	$230,000	$130,000	$100,000	$230,000
David Johnson, II	$110,000	$90,000	$200,000	$110,000	$90,000	$200,000

(1)	Reported payments would be offset by the amount of any Social Security benefits payable to the named executive officer and by the amount of any life insurance proceeds or disability benefits paid to such named executive officer, or his estate, pursuant to policies, the premiums for which First Communications paid.

Post-Merger Employment Agreements

Following the Merger, Messrs. Hexamer, Morris, Buyens and Johnson are expected to become, respectively, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, President and Senior Vice President, Sales and Marketing of Renaissance. Each officer will serve Renaissance pursuant to an existing employment agreement between such officer and First Communications, which will be assumed by Renaissance in connection with the Merger.

Messrs. Hexamer, Morris and Johnson each entered into an employment agreement with First Communications effective upon the consummation of First Communications’ initial public offering on AIM on July 2, 2007. Mr. Buyens entered into an employment agreement effective as of May 6, 2008. These employment agreements have an initial term of two years and, subject to any prior termination, will be automatically extended for additional one year periods unless a notice of non-renewal is provided by either party not later than three months prior to the expiration of the then current employment term. Messrs. Hexamer, Morris and Johnson have each agreed that for a period of two years following the termination of his employment for any reason, he will not compete with the business of First Communications or any of its subsidiaries or affiliates anywhere in the United States. Mr. Buyens has agreed that, for a period of one year following termination of his employment for any reason, he will not compete with the business of First Communications or any of its subsidiaries or affiliates in Ohio, Michigan, Illinois, Pennsylvania, New York, New Jersey or Maryland. Each officer has agreed that, for a period of one year following the termination of his employment for any reason, he will not solicit any customers or employees of First Communications. In addition, each employment agreement requires the officers to protect First Communications’ confidential information.

Each employment agreement is terminable by First Communications at any time for cause, and upon ten days advance written notice if such termination is without cause. If Messrs. Hexamer’s, Morris’, Johnson’s or Buyens’ employment is terminated by reason of death or disability, each employment agreement provides that First Communications will pay the executive, or his estate, his annual base salary for 12 months following his death or disability, as well as the portion of his annual bonus earned as of the termination date, with such amounts to be reduced dollar for dollar by the amount of any Social Security payments or any disability benefits or life insurance proceeds received from policies, the premiums for which have been paid by First Communications. If Messrs. Hexamer’s, Morris’ or Johnson’s employment is terminated without cause, each employment agreement provides that First Communications will pay the executive his annual base salary for 12 months following the termination date, as well as the portion of his annual bonus earned as of the termination date. Additionally, if First Communications terminates Messrs. Hexamer’s, Morris’ or Johnson’s employment without cause and enforces the non-competition provisions contained in the employment agreement beyond the 12 month period following such termination of employment, First Communications will continue to pay the executive his annual base salary for so long as it enforces such non-competition provisions. If Mr. Buyens’ employment is terminated by First Communications without cause, or by Mr. Buyens for good reason, prior to November 6, 2008, First Communications will pay him his annual base salary for 60 days after such termination. If Mr. Buyens’ employment is terminated by First Communications without cause, or by Mr. Buyens for good reason, on or after November 6, 2008 and before May 7, 2009, First Communications will pay him his annual base salary for 90 days after such termination. If Mr. Buyens’ employment is terminated by First Communications without cause, or by Mr. Buyens for good reason, on or after May 7, 2009, First Communications will pay him his annual base salary for 12 months after such termination. If a termination without cause or for good reason occurs at any time within a 12 month period following a change in control of First Communications, Mr. Buyens will be entitled to be paid his annual base salary for 12 months following such termination and a pro rated portion of his annual bonus. If Mr. Buyens’ employment is terminated due to his death or disability, First Communications will pay him his base salary for 12 months after his death or disability and a pro rated portion of his annual bonus, but such amounts will be offset on a dollar-for-dollar basis by the amount of any Social Security payments received by Mr. Buyens or any life or disability insurance, the premiums for which First Communications has paid, received by Mr. Buyens. If Messrs. Hexamer’s, Morris’, Johnson’s or Buyens’ employment is terminated for cause, First Communications will pay the executive his base salary accrued as of the termination date.

For purposes of the employment agreements, “cause” generally means gross misconduct by the executive, the executive’s material failure to perform his duties, a material breach of the employment agreement by the executive, the executive’s habitual alcohol or drug use, illegal actions taken by the executive with respect to First Communications, the executive’s conviction of a crime constituting a felony or the executive’s commission of certain securities laws violations. For purposes of the employment agreements, “disability” generally means the executive’s inability to perform his duties on a full-time basis for a period of six consecutive months. For purposes of Mr. Buyens’ employment agreement, “change in control” means a sale of substantially all of the assets of FC LLC or a transaction or series of transactions resulting in the transfer of more than 50% of all voting securities of First Communications or FC LLC. For purposes of Mr. Buyens’ employment agreement, “good reason” means a material reduction in Mr. Buyens’ base salary or annual bonus (other than a reduction in annual bonus which is consistent with reductions in bonus opportunities for all employees eligible for an annual bonus), a requirement that Mr. Buyens work at a location that is more than 50 miles from his current office location, a reduction in Mr. Buyens’ position such that Mr. Buyens no longer occupies the same position or a substantially similar position, or a material reduction in Mr. Buyens’ authority, duties or responsibilities.

Additionally, First Communications has agreed to reimburse Mr. Buyens up to $2,000 per month for expenses relating to travel between his home and First Communications’ offices. For a description of First Communications’ executive officers’ base salaries and bonus amounts, see the section entitled “The Merger Proposal — Interests of First Communications’ Directors and Executive Officers in the Merger.”

First Communications Director Compensation

The following table sets forth information relating to compensation paid to First Communications’ non-employee directors for the fiscal year ended December 31, 2007. Marshall Belden, Jr. joined the board of directors of First Communications in May 2008 and, thus, does not appear in the table below.

2007 Director Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Total ($)
Theodore V. Boyd	$41,754	$41,754
H. Arthur Bellows, Jr.	$41,454	$41,454
Mark T. Clark	$35,666	$35,666
Scott M. Honour	—	—
Roderick Sherwood, III	—	—
Mark Stone	—	—

(1)	Each non-employee director other than Messrs. Honour, Sherwood and Stone received a pro rata annual retainer in an amount equal to $50,000 paid in quarterly installments at or before the beginning of each calendar quarter and a stipend of $1,500 for each meeting of the board attended in person and $1,000 for each such meeting attended telephonically. Each non-employee director serving on a board committee, other than Messrs. Honour, Sherwood and Stone, received an annual stipend of $1,000 for each meeting of such board committee attended in person and $750 for each such meeting attended telephonically. The chairman of the audit, nomination, remuneration and finance committees received additional pro rata annual retainers of $10,000, $7,500, $5,000 and $5,000, respectively. Messrs. Honour, Sherwood and Stone agreed to forgo payment of directors fees for so long as First Communications’ Series A Preferred Stock remains outstanding.

REGULATION

The telecommunications services provided by First Communications in the United States are subject to government regulation at the federal, state and local levels. The regulatory environment described in this section is subject to change on an ongoing basis, due to new legislation, court decisions, and regulatory agency orders, and some of these actions could substantially change the regulatory environment in a manner adverse to its ability to successfully operate its business. In addition, the FCC and State PUCs or third parties could raise issues with regard to First Communications’ compliance with applicable laws or regulations that could have a material adverse effect on its business, results of operations and financial condition.

Through its operating subsidiaries, First Communications holds various federal and state regulatory authorizations. The FCC has jurisdiction over its telecommunications facilities and services to the extent they are used to provide, originate or terminate domestic interstate or international telecommunications. The FCC also has jurisdiction over services classified as information services such as Internet access services. State PUCs retain jurisdiction over the same facilities and services to the extent they are used to provide, originate or terminate local or intrastate long distance telecommunications services. Local governments may regulate aspects of First Communications’ business through zoning requirements, permit or right-of-way procedures, and franchise fees. Foreign laws and regulations apply to communications that originate or terminate in a foreign country. Generally, the FCC and state public utility commissions do not regulate Internet, video conferencing, or certain data services, although the underlying communications components of such offerings may be regulated. First Communications’ operations also are subject to various environmental, building, safety, health, and other governmental laws and regulations.

Federal Regulation of Telecommunications Services

The FCC imposes extensive regulations on common carriers that have some degree of market power such as ILECs. The FCC imposes less regulation on common carriers without market power, such as First Communications. The FCC permits these non-dominant carriers to provide domestic interstate services (including long distance and access services) without prior authorization; but it requires these carriers to receive an authorization to construct and operate telecommunications facilities and to provide or resell communications services between the United States and international points. First Communications must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory, and must maintain geographically averaged interstate rates as required by federal law. It must comply with various FCC consumer protection requirements affecting the format and content of its bills, disclosure of rates and terms and conditions of service, and other matters, and it is subject to various FCC reporting requirements and mandatory monetary assessments for regulatory programs. The FCC has the authority to condition, modify, cancel, terminate or revoke the First Communications’ licenses and authorizations for failure to comply with federal laws or the rules, regulations and policies of the FCC. The FCC may also impose fines or other penalties for such violations.

The FCC limits the prices that carriers like First Communications can charge to other carriers for access services, and has a proceeding pending in which it is reviewing all types of intercarrier compensation.

The FCC requires prior approval of transfers of control and assignments of operating authorizations, discontinuation of services, and of sales of assets by providers of regulated services, including sales of customer bases. First Communications cannot complete the Merger without the FCC’s prior approval.

The FCC has established a “universal service” program that is intended to ensure that affordable, quality basic telecommunications services are available to all Americans. Like other telecommunications providers, First Communications is required to make contributions to support federal and state universal service goals, which are assessed as a percentage of its interstate and international end-user telecommunications gross revenues. The contribution factor as of the third quarter of 2008 is 11.4% of interstate and international end-user telecommunications gross revenue, which factor may change from quarter to quarter as determined by the Universal Service Administrative Company, the entity that oversees the Universal Service Fund. Some states also assess contribution to state universal service programs against First Communications’ intrastate revenues. Although State

PUCs generally adopt assessment methodologies similar to the federal methodology, states may calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC’s rules.

Telephone companies are subject to limitations on the use of customer proprietary network information the carrier acquires by virtue of providing telecommunications services. Protected information includes information related to the quantity, technical configuration, type, destination and the amount of use of services. A carrier may not use such information acquired through one of its service offerings to market unrelated service offerings without the approval of the affected customers. These restrictions may affect its ability to market a variety of packaged services to existing customers. In addition, First Communications is subject to various other federal and state legal obligations to protect the privacy of its customers’ personal information. For example, under rules recently adopted by the Federal Trade Commission to implement the Fair and Accurate Credit Transactions Act of 2003, First Communications is required to implement measures to detect, prevent and mitigate identity theft. First Communications may be subject to regulatory penalties or consumer litigation, or both, in the event of unauthorized releases (whether intentional or not) of protected customer information.

A customer may change its preferred telecommunications carrier at any time. Both the FCC and some states regulate this process and require that specific procedures be followed. When these procedures are not followed, particularly if the change is unauthorized or fraudulent, the process is known as “slamming.” The FCC has levied substantial fines for slamming and has increased the penalties for slamming. Although no such fines have been assessed against First Communications, on occasion it has been unable to refute customer slamming claims and has been required to write-off charges to customers as a result.

The FCC has adopted rules limiting telemarketing activities by telecommunications services providers. The FCC rules require First Communications to implement procedures to avoid calling individuals who have placed their names on a national do-not-call list, limit its use of technologies that improve the efficiency of its telemarketing efforts, limit the hours in which it may place telemarketing calls, limit the number of calls abandoned and limit the time before which individuals are connected to a salesperson. Rules such as these reduce the effectiveness of telemarketing efforts and result in additional customer acquisition costs. Several states have adopted similar measures with unique state requirements that require First Communications to incur additional compliance costs.

State Regulation of Telecommunications Services

Federal law generally preempts state statutes and regulations that restrict the provision of competitive local, long distance and enhanced services. Because of this preemption, First Communications is generally free to provide the full range of local, long distance and data services in every state. While this federal preemption greatly increases First Communications’ potential for growth, it also increases the amount of competition to which it may be subject. In addition, the cost of enforcing federal preemption against certain state policies and programs may be large and may involve considerable delay.

First Communications’ local and intrastate long distance common carrier services are subject to state laws and regulations, the details of which vary from state to state. Most states require providers similar to First Communications to obtain authority from the State PUC before initiating service. In most states, such providers are also required to file tariffs setting forth the terms, conditions and prices for common carrier services that are classified as intrastate. First Communications is often required to update or amend these tariffs when it adjusts its rates or adds new common carrier services, which may require prior regulatory approval. First Communications is also subject to various reporting and record-keeping requirements in these states. Some states impose service quality standards on its local service operations and require First Communications to file reports showing its performance in meeting those standards. States also impose a variety of consumer-protection rules, including regulations affecting billing format and content, and some states also require payment of universal service contributions and other fees and assessments.

Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations (directly or as a guarantor) or pledges of collateral in support of such debt obligations.

Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law or the rules, regulations and policies of state regulatory authorities. State utility commissions generally have authority to supervise telecommunications service providers in their states and to enforce state utility laws and regulations. Fines or other penalties also may be imposed for violations.

Many states regulate First Communications’ practices with regard to advance payments and deposits it receives from customers. Although the details of these regulations vary from state to state, they include requirements to maintain surety bonds to cover the amounts on deposit, to credit interest on deposits, and to refund deposits after a period of time to those customers who have established a good credit history.

Local Regulation

First Communications generally is required to obtain construction permits and licenses or franchises from state or local governments to install and expand its fiber optic communications networks using public rights-of-way. Some local governments, where First Communications has installed or anticipates constructing networks, are proposing and enacting ordinances regulating use of rights-of-way and imposing various fees in connection with such use, including fees based on a percentage of certain revenues related to the use of the rights-of-way. First Communications cannot guarantee that fees will remain at their current levels following the expiration of existing franchises or that other local jurisdictions will not impose similar fees. In many markets, the traditional local telephone companies do not pay rights-of-way fees or pay fees that are substantially less than those imposed on more recent entrants.

Access to ILEC Facilities and Services

The Telecommunications Act of 1996 imposes a number of access and interconnection requirements on all local telephone companies, including competitive local exchange carriers like First Communications, with additional requirements imposed on ILECs. These requirements are intended to ensure access to ILEC network facilities and services under reasonable rates, terms and conditions.

The Telecommunications Act requires ILECs to provide requesting telecommunications carriers with nondiscriminatory access to network elements on an unbundled basis at any technically feasible point on rates, terms and conditions that are just, reasonable and non-discriminatory, in accordance with the other requirements set forth in Sections 251 and 252 of the Telecommunications Act. The Telecommunications Act gives the FCC authority to determine which network elements must be made available to requesting carriers such as First Communications. The FCC is required to determine whether the failure to provide access to such network elements would impair the ability of the carrier seeking access to provide the services it seeks to offer. The FCC has adopted rules regulating the pricing of these unbundled network elements. The U.S. Supreme Court has upheld both the FCC’s authority to adopt such pricing rules, and the specific pricing guidelines created by the FCC. A series of court decisions, however, overturned many of the FCC rules regarding which network elements must be unbundled by the ILECs for lease by competitive local exchange carriers.

First Communications originally entered the local service market by reselling a package of ILEC facilities known as the “unbundled network element platform.” The rules mandating the availability of this platform were revoked by the FCC in 2005, and as a result First Communications entered into unregulated commercial agreements with the major ILECs, Verizon, AT&T and Qwest, for continued access to their services, but at higher rates than had prevailed under the regulated regime. Since that time, First Communications has sought to reduce its proportion of Off Net customers and thereby reduce its dependence on facilities leased from the ILECs.

Under current rules, carriers such as First Communications are entitled to access certain unbundled ILEC facilities (principally loop facilities connecting subscribers to ILEC central offices and transport facilities between ILEC central offices) at regulated prices. Because its own facilities and facilities leased from non-incumbent providers cannot provide access to the premises occupied by all of its customers, First Communications continues to rely on ILEC-provided “last mile” facilities in provisioning its services. Changes in the availability or prices of these leased facilities as the result of future regulatory decisions or legislation could have a material adverse effect on its costs and profitability. For example:

•	The FCC’s current rules make an exception to the ILECs’ unbundling obligations for mass market fiber-to-the-home and fiber-to-the-curb loops with fiber that is within 500 feet of the premises. The FCC also clarified that ILECs are not required to equip new packetized transmission facilities with the capability to transmit conventional telephony signals for third party carriers. In October 2004, the FCC voted to eliminate any independent unbundling obligation under Section 271 of the Telecommunications Act for any broadband unbundled network element (“UNE”) that has been relieved from unbundling under Section 251 of the Telecommunications Act. As ILECs deploy fiber optic technology deeper into their loop networks, these rules could limit First Communications’ ability to compete in particular geographic submarkets, and particularly its ability to offer competitive data services to customers served over these fiber loops.

•	In September 2003, the FCC issued a proposed rulemaking to review the Total Element Long Run Incremental Cost (“TELRIC”) methodology used to determine the prices charged to competitive carriers for unbundled network elements. A change in pricing methodology that materially increases unbundled network element prices would increase First Communications’ costs and could have a materially adverse affect on its ability to compete. The FCC has taken no further action to date in this proceeding.

•	In September 2005, the FCC agreed, at Qwest’s request, to forebear from applying its unbundling rules to Qwest in certain wire centers in the Omaha, Nebraska market. Similarly, in December 2006, the FCC granted similar forbearance to ACS Anchorage, Inc. for certain wire centers in the Anchorage, Alaska market. The decision to forebear from applying the unbundling rules in these wire centers means that Qwest does not have to provide competitive providers, such as First Communications, access to unbundled loops at prices based on the FCC’s TELRIC rules. Subsequently, the FCC denied petitions for similar relief sought by Verizon in six Eastern markets, and by Qwest in an additional four Western markets. Although, to date, none of the FCC forbearance decisions have directly affected markets that First Communications serves, it is possible that similar petitions may be brought by ILECs in other markets in the future. As part of its application for approval of its merger with Bell South, AT&T has committed that it will not file or give effect to any forbearance from its obligations provide unbundled loops and transport facilities for 42 months from the date of its merger closing in December 2006. However, Verizon and Qwest have made no commitment to refrain from filing future forbearance petitions. There can be no assurance that First Communications’ business or financial condition will not be materially adversely affected if the FCC forbears from applying its unbundling rules in material portions of its markets.

•	In a series of orders since 2006, the FCC has effectively deregulated provision of certain broadband services to enterprise customers by most major ILECs, including Verizon, AT&T, Qwest, Embarq Corporation and Citizens Communication Company. First Communications does not directly purchase these broadband services from the ILECs, so these decisions did not affect its costs, but the orders may result in increased competitive pressure on its own broadband service offerings.

Interconnection Agreements. Pursuant to FCC rules implementing the Telecommunications Act, First Communications obtains access to unbundled network elements by negotiating interconnection agreements with ILECs to services, generally on a state-by-state basis. These agreements typically have three-year terms. First Communications currently has interconnection agreements in effect with AT&T, Qwest and Verizon for California, Florida, Iowa, Illinois, Indiana, Kansas, Massachusetts, Michigan, Minnesota, Montana, North Dakota, Nebraska, New Jersey, New York, Ohio, Oregon, Pennsylvania, Texas, Washington and Wisconsin. If First Communications enters new markets, it expects to establish interconnection agreements with ILECs on an individual state basis.

All of First Communications’ interconnection agreements provide either that a party is entitled to demand renegotiation of particular provisions or of the entire agreement based on intervening changes in law resulting from ongoing legal and regulatory activity, or that a change of law is immediately effective in the agreement and set out a dispute resolution process if the parties do not agree upon the change of law. The initial terms of all of its interconnection agreements with ILECs have expired; however, First Communications has renewed its AT&T agreements in California, Kansas, Texas and Wisconsin through 2010, and the rest of its agreements contains an “evergreen” provision that allows the agreement to continue in effect until terminated. If First Communications receives a termination notice from an ILEC, it may be able to negotiate a new agreement or initiate an arbitration proceeding at the relevant state commission before the agreement actually terminates. In addition, as an alternative to negotiating or arbitrating an interconnection agreement, First Communications may adopt, in its entirety, another carrier’s approved agreement, provided the agreement is still in effect and provided that it adopts the entire agreement. Renegotiated or arbitrated interconnection agreements, however, could result in changes in prices or other terms and conditions of access to unbundled network elements that could affect its business.

Collocation. FCC rules generally require ILECs to permit competitors to collocate equipment used for interconnection and/or access to unbundled network elements. Those rules allow competitors to collocate multifunctional equipment and require ILECs to provision cross-connects between collocated carriers. The terms and conditions on which First Communications can obtain collocation in ILEC central offices generally are incorporated into its interconnection agreements in each state. Future changes in the FCC’s collocation rules could have material impacts on First Communications’ business or operations.

Intercarrier Compensation

In April 2001, the FCC released an order declaring that competitive local exchange carriers’ interstate access charges would be presumed reasonable, and may be imposed by tariff on interchange carriers, if they do not exceed the interstate access charges of the ILEC serving the same location. In May 2004, the FCC announced in addition that where the competitive local exchange carrier did not directly serve the end-user, the competitive local exchange carrier’s interstate access charge could be no more than the rate charged by the ILEC for the same functionality. These FCC rules, and similar rate caps in several states, limit First Communications’ ability to gain additional revenue by increasing its access charges. However, as a provider of interexchange services, First Communications is also protected against increases in the cost of terminating its interexchange traffic on other carriers’ networks.

The FCC has classified services that provide dedicated Internet access to end users, including cable modem service and “wireline broadband Internet access service” offered by local exchange carriers, as information services. This classification means, among other things, that providers of Internet access service are not compelled to provide wholesale access to their services to competitors, and that their prices are not regulated by the FCC or state commissions. This classification relieved the ILECs of any duty to offer digital subscriber line transmission services subject to regulatory oversight. It also limited CLECs’ rights to obtain unbundled network elements to provide end-user broadband Internet access (because such elements must be used in connection with a telecommunications service, not an information service). However, the FCC has allowed providers to offer the underlying transmission service used as an input to broadband Internet access as a common-carrier “telecommunications service.” To the extent a CLEC offers transmission on this basis, it is entitled to use unbundled network elements in the provision of this transmission.

On January 31, 2005, the FCC issued a Notice of Proposed Rulemaking (“NPRM”) on special access pricing for services offered by ILECs. Special access pricing by these carriers currently is subject to price cap rules, as well as pricing flexibility rules which permit these carriers to offer volume and term discounts and contract tariffs (Phase I pricing flexibility) and/or remove from price caps regulation special access service in a defined geographic area (Phase II pricing flexibility) based on showings of competition. In its NPRM, the FCC tentatively concluded to continue to permit pricing flexibility where competitive market forces are sufficient to constrain special access prices, but would undertake an examination of whether the current triggers for pricing flexibility accurately assess competition and have worked as intended. The NPRM also asked for comments on whether certain aspects of ILEC special access tariff offerings (e.g., basing discounts on previous volumes of service; tying nonrecurring charges and termination penalties to term commitments; and imposing use restrictions in connection with discounts) are unreasonable. For those markets where access to unbundled high capacity circuits has been eliminated, the pricing structure of special access circuits will impact the feasibility of using special access services to serve customers. In 2007, the FCC asked for further comment on these issues. To date, however, the FCC has taken no action on this proposed rulemaking.

On December 29, 2006, the FCC approved the AT&T-BellSouth merger after AT&T voluntarily entered into certain merger-related commitments. Among other things, AT&T committed that, for 42 months after the merger closing date, it will not seek to increase its prices for unbundled loop and transport elements provided to competitive local exchange carriers, and it will not request or implement any forbearance from its obligation to provide loop and transport UNEs at regulated prices. It also committed not to increase its prices for interstate special access services for 48 months after the merger closing date and agreed to renew existing interconnection agreements with competitive local exchange carriers under certain conditions.

Federal Regulation of Internet Access Service

The FCC has classified transmission services that provide dedicated Internet access, including cable modem service and “wireline broadband Internet access service” offered by local exchange carriers, as information services. This classification means, among other things, that providers of Internet access service are not compelled to provide wholesale access to their services to competitors, and that their prices are not regulated by the FCC or state commissions. This classification did not affect competitive local exchange carriers’ ability to obtain unbundled network elements, but did relieve the ILECs of any duty to offer digital subscriber line transmission services subject to regulatory oversight.

To date, the FCC has treated Internet service providers as enhanced service providers, which are generally exempt from federal and state regulations governing common carriers. Nevertheless, regulations governing the disclosure of confidential communications, copyright, excise tax and other requirements may apply to First Communications’ Internet access services. In addition, the FCC released a NPRM in September 2005, seeking comments on a broad array of consumer protection regulations for broadband Internet access services, including rules regarding the protection of Customer Proprietary Network Information slamming, truth in billing, network outage reporting, service discontinuance notices and rate-averaging requirements. First Communications cannot predict whether the FCC will adopt new rules regulating broadband Internet access services and, if it does so, how such rules would affect First Communications, except that new obligations could increase the costs of providing digital subscriber line service.

Moreover, Congress has passed a number of laws that concern the Internet and Internet users. Generally, these laws limit the potential liability of Internet service providers and hosting companies that do not knowingly engage in unlawful activity. First Communications expects that Congress will continue to consider various bills concerning the Internet and Internet users, some of which, if signed into law, could impose additional obligations on First Communications.

Wireless Tower Regulation

Federal Regulations

Both the FCC and the Federal Aviation Administration (the “FAA”) regulate antenna towers and structures that support wireless communications and radio or television antennas. Many FAA requirements are implemented in FCC regulations. These regulations govern the construction, lighting and painting or other marking of towers and structures and may, depending on the characteristics of particular towers or structures, require prior approval and registration of towers or structures. Wireless communications equipment and radio or television stations operating on towers or structures are separately regulated and may require independent licensing depending upon the particular frequency or frequency band used.

Pursuant to the Communications Act of 1934, the FCC, in conjunction with the FAA, has developed standards to consider proposals involving new or modified antenna towers or structures. These standards mandate that the FCC and the FAA consider, among other things, the height of the proposed tower or structure, the relationship of the tower or structure to existing natural or man-made structures, and the proximity of the tower or structure to runways and airports. Proposals to construct or to modify existing towers or structures above certain heights must be reviewed by the FAA to ensure the structure will not present a hazard to air navigation. The FAA may condition its issuance of a no-hazard determination upon compliance with specified lighting and/or painting requirements. Antenna towers or structures that meet certain height and location criteria must also be registered with the FCC. Proposals to modify existing towers or structures above certain heights or widths may also require FCC approval. A tower or structure that requires FAA clearance will not be registered by the FCC until it is cleared by the FAA. Upon registration, the FCC may also require special lighting and/or painting. Owners of antenna towers and structures may have an obligation to maintain painting and lighting or other marking in conformance with FAA and FCC standards. Antenna tower and structure owners and licensees that operate on those towers or structures also bear the responsibility of monitoring any lighting systems and notifying the FAA of any lighting outage or malfunction. First Communications generally indemnify its customers against any failure to comply with applicable regulatory standards relating to the construction, modification, or placement of antenna towers or structures. Failure to comply with the applicable requirements may lead to civil penalties.

The Telecommunications Act of 1996 amended the Communications Act of 1934 by preserving state and local zoning authorities’ jurisdiction over the construction, modification and placement of towers. The law, however, limits local zoning authority by prohibiting any action that would discriminate among different providers of personal wireless services or ban altogether the construction, modification or placement of radio communication towers. Finally, the Telecommunications Act of 1996 requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

Owners and operators of antenna towers and structures may be subject to, and therefore must comply with, environmental laws. Any licensed radio facility on an antenna tower or structure is subject to environmental review pursuant to the National Environmental Policy Act of 1969, among other statutes, which requires federal agencies to evaluate the environmental impact of their decisions under certain circumstances. The FCC has issued regulations implementing the National Environmental Policy Act. These regulations place responsibility on applicants to investigate potential environmental effects of their operations and to disclose any potential significant effects on the environment in an environmental assessment prior to constructing or implementing certain modifications to an antenna tower or structure and prior to commencing certain operation of wireless communications or radio or television stations from the tower or structure. In the event the FCC determines the proposed structure, modification or operation would have a significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement, which will be subject to public comments. This process could significantly delay the registration of a particular tower or structure.

As an owner and operator of real property, First Communications is subject to certain environmental laws that govern tower or structure placement, including the need to conduct pre-construction environmental studies. Operators of towers or structures must also take into consideration certain radio frequency (“RF”) emissions regulations that impose a variety of procedural and operating requirements. Certain proposals to operate wireless communications and radio or television stations from antenna towers and structures are also reviewed by the FCC to ensure compliance with requirements relating to human exposure to RF emissions. Exposure to high levels of RF energy can produce negative health effects. The potential connection between the exposure to low-level RF energy and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. First Communications believes that it is in substantial compliance with, and it has no material liability under, any applicable environmental laws. The costs of compliance with existing or future environmental laws and liability related thereto may have a material adverse effect on its prospects, financial condition or results of operations.

State and Local Regulations

Most states regulate certain aspects of real estate acquisition, leasing activities and construction activities. Where required, First Communications conducts the site acquisition portions of its site development services business through licensed real estate brokers’ agents, who may be its employees or hired as independent contractors, and conduct the construction portions of its site development services through licensed contractors, who may be its employees or independent contractors. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly from jurisdiction to jurisdiction, but typically require tower and structure owners to obtain approval from local officials or community standards organizations or certain other entities prior to tower or structure construction and establish regulations regarding maintenance and removal of towers or structures. In addition, many local zoning authorities require tower and structure owners to post bonds or cash collateral to secure their removal obligations. Local zoning authorities often have been unreceptive to construction of new antenna towers and structures in their communities because of, among other things, the height and visibility of the towers or structures, and have, in some instances, instituted moratoria.

Other Domestic Regulation

First Communications is subject to a variety of federal, state, local, and foreign environmental, safety and health laws and governmental regulations. These laws and regulations govern matters such as the generation, storage, handling, use and transportation of hazardous materials, the emission and discharge of hazardous materials into the atmosphere, the emission of electromagnetic radiation, the protection of wetlands, historic sites and endangered species and the health and safety of employees. First Communications also may be subject to laws requiring the investigation and cleanup of contamination at sites it owns or operates or at third-party waste disposal sites. Such laws often impose liability even if the owner or operator did not know of, or was not responsible for, the contamination. First Communications operates numerous sites in connection with its operations. First Communications is not aware of any liability or alleged liability at any operated sites or third-party waste disposal sites that would be expected to have a material adverse effect on its business, financial condition or results of operations. Although First Communications monitors its compliance with environmental, safety and health laws and regulations, it cannot give assurances that it has been or will be in complete compliance with these laws and regulations. First Communications may be subject to fines or other sanctions by federal, state and local governmental authorities if it fails to obtain required permits or violate applicable laws and regulations.

COMPARISON OF RIGHTS OF RENAISSANCE AND FIRST COMMUNICATIONS STOCKHOLDERS

Renaissance and First Communications are both incorporated under the laws of the State of Delaware. If the Merger is completed, First Communications stockholders, whose rights are currently governed by the DGCL, First Communications’ amended and restated certificate of incorporation and the First Communications’ amended and restated bylaws, will become stockholders of Renaissance, and their rights as such will be governed by the DGCL and Renaissance’s amended and restated certificate of incorporation (in the form presented to the Renaissance stockholders at the special meeting) and Renaissance’s amended and restated bylaws. The material differences between the rights of holders of First Communications common stock and the rights of holders of Renaissance common stock are summarized below.

This summary does not purport to be a complete statement of the rights of holders of Renaissance common stock under Renaissance’s amended and restated certificate of incorporation or its amended and restated bylaws. In addition, this summary does not purport to be a complete description of the specific provisions referred to herein and is qualified entirely by reference to the governing corporate documents of First Communications and Renaissance. You are urged to read those documents carefully in their entirety. A copy of Renaissance’s amended and restated certificate of incorporation as will be in effect if the charter amendment proposal is approved is attached as Annex B to this proxy statement/prospectus. A copy of Renaissance’s amended and restated bylaws is included with Renaissance’s Form S-1 Registration Statement filed with the SEC (SEC File No. 333-13444) on May 24, 2006.

	Rights of Renaissance’s Stockholders	Rights of First Communications’ Stockholders
Capitalization:
Renaissance’s amended and restated certificate of incorporation authorizes it to issue 201,000,000 shares, of which 200,000,000 are common stock, par value $0.0001 per share, and 1,000,000 are preferred stock, par value $0.0001. Renaissance’s board of directors is expressly granted the power to issue shares of the preferred stock in one or more series and to fix the rights and preferences, including voting powers, of each series of preferred stock.

First Communications’ amended and restated certificate of incorporation authorizes it to issue 70,000,000 shares, consisting of 59,165,000 shares of common stock, par value $0.001 per share, 835,000 shares of Class B common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. First Communications’ board of directors is authorized to provide for the issuance of shares of preferred stock and may establish from time to time the number of shares to be included in such series, and to fix the rights and preferences, including voting powers, of each series of preferred stock.

	Rights of Renaissance’s Stockholders	Rights of First Communications’ Stockholders
Voting Rights:
Except as otherwise required by law or as otherwise provided in the terms of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, the holders of Renaissance common stock shall exclusively possess all voting power, and each share of common stock shall have one vote.

Except as required by law or by a preferred stock designation, First Communications’ amended and restated certificate of incorporation provides that the holders of First Communications common stock shall exclusively possess all voting power, and that each share of common stock will have one vote. Except as otherwise required by law, the holders of Class B Common Stock shall have no right to vote and shall not be included in determining the number of shares voting or entitled to vote.

So long as an aggregate of more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock are held collectively by Gores FC Holdings, LLC or any affiliate thereof, at any annual or other meeting of the stockholders at which members of the board of directors are to be elected or whenever directors are to be elected by written consent, the holders of a majority of the Series A Preferred Stock shall be entitled to elect one less than a majority of the members of the board where the total number of directors is an odd number, or two less than a majority of the board where the total number of directors is an even number, provided, that the holders of a majority of the Series A Preferred Stock shall be entitled to elect at least one director.

	Rights of Renaissance’s Stockholders	Rights of First Communications’ Stockholders

Upon receipt of all necessary governmental and regulatory consents and approvals required in order for the holders of shares of Series A Preferred Stock to be entitled to elect a majority of the members of the board of directors, and so long as an aggregate of more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock are held collectively by Gores FC Holdings, LLC or any affiliate thereof, at any annual or other meeting of the stockholders at which members of the board of directors are to be elected or whenever directors are to be elected by written consent, the holders of a majority of the shares of Series A Preferred Stock shall be entitled to elect a majority of the members of the board of directors.

Conversion Rights:	Shares of Renaissance common stock are not subject to conversion rights.
Shares of First Communications’ Series A Preferred Stock are not subject to conversion rights. Subject to certain limitations, holders of shares of Class B Common Stock are entitled to convert any and all shares of Class B Common Stock into the same number of shares of First Communications common stock.

Number of Directors:
Pursuant to Renaissance’s amended and restated certificate of incorporation and amended and restated bylaws, the board of directors shall consist of three (3) classes and each such class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The number of directors shall be fixed from time to time by a vote of a majority of the entire board of directors and shall be not less than one (1) director and no more than (15) fifteen directors.

Pursuant to First Communications’ amended and restated bylaws, the board of directors shall consist of at least three (3) directors and no more than nine (9) directors. The exact number shall be determined by the board of directors or the stockholders from time to time.

	Rights of Renaissance’s Stockholders	Rights of First Communications’ Stockholders
Removal of Directors:
Renaissance’s amended and restated bylaws provide that any director may be removed, only for cause, by the affirmative vote of the holders of a majority of all the shares of the stock of the company outstanding and entitled to vote for the election of directors.

First Communications’ amended and restated bylaws provide that, except as otherwise required by the laws of the State of Delaware or the amended and restated certificate of incorporation, a director may be removed only for cause by the affirmative vote or consent of more than fifty percent (50%) of the shares entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors:
Renaissance’s amended and restated bylaws provide that any newly created directorships resulting from an increase in the number of directors or vacancies occurring in the board of directors for any reason whatsoever shall be filled by vote of the board of directors. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a vote of a majority of the directors then in office.

First Communications’ amended and restated bylaws provide that except as otherwise required by the certificate of incorporation, any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled for the remainder of the unexpired term by the affirmative vote of a majority of the remaining directors then in office, even if there is less than a quorum of the board of directors.

Amendments to Certificate of Incorporation:
The DGCL prescribes that any amendment to Renaissance’s certificate of incorporation must be approved by the board of directors in a resolution recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment. The DGCL also provides that restrictions on transfers of securities may not be amended without the consent of each holder thereof.

The DGCL prescribes that any amendment to First Communications’ certificate of incorporation must be approved by the board of directors in a resolution recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment. The DGCL also provides that restrictions on transfers of securities may not be amended without the consent of each holder thereof.

	Rights of Renaissance’s Stockholders	Rights of First Communications’ Stockholders

Renaissance’s amended and restated certificate of incorporation provides that except as otherwise set forth in the amended and restated certificate of incorporation, Renaissance reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation, in the manner now or hereafter prescribed by statute or therein, and all rights conferred upon stockholders therein are granted subject to this reservation.

First Communications’ amended and restated certificate of incorporation provides that, in order to cancel the admission of First Communications common stock trading on the AIM or to amend the provisions of Seventeenth Article (concerning such cancellation of trading), the company must first obtain the approval of the holders of at least seventy-five percent (75%) of the issued and outstanding shares of common stock present and voting at a general meeting of the stockholders called for that purpose.

Eighteenth Article (relating to the obligation to notify First Communications and comply with any requests to purchase outstanding shares of First Communications common stock and Class B Common Stock by a person or entity that is the beneficial owner of more than ninety percent (90%) of the issued and outstanding shares of First Communications common stock) may be amended only by a resolution made at a duly called meeting of the stockholders and approved by the stockholders of record of at least ninety percent (90%) of the issued and outstanding common stock.

Amendments to Bylaws:
Renaissance’s amended and restated bylaws provide that the bylaws may be altered, amended or repealed at any meeting of the board of directors or at any meeting of the stockholders by the vote of the holders of a majority of the stock issued and outstanding and entitled to vote at such a meeting.

First Communications’ amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the company as provided in the bylaws and new bylaws may be adopted by the affirmative vote of a majority of the shares of stock of each class of First Communications’ capital stock.

	Rights of Renaissance’s Stockholders	Rights of First Communications’ Stockholders
Special Meetings of the Board of Directors:
Renaissance’s amended and restated bylaws provide that special meetings of the board of directors may be called by the chairman of the board, chief executive officer, the president or the secretary upon the written request of a majority of the directors. Such request shall state the date, time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

First Communications’ amended and restated bylaws provide that special meetings of the board of directors may be called by any of the directors then in office. Notice of special meetings need not state the purpose of such meeting, unless otherwise required by the DGCL and shall be given to each director either in person, by telephone, by overnight courier service, by facsimile transmission, by first-class mail or by electronic mail transmission.

Special Stockholders Meetings:
Renaissance’s amended and restated bylaws provide that special meetings of stockholders may be called by a majority of the board of directors, the chairman of the board, the chief executive officer or the president and shall be called by the president or the secretary upon the written request of the holders of a majority of the outstanding shares of the Renaissance common stock. Any such request shall state the date, time, place and the purpose or purposes of the meeting. At such meetings the only business which may be transacted is that relating to the purpose or purposes set forth in the notice or waivers of notice thereof.

First Communications’ amended and restated bylaws provide that special meetings of stockholders may be called, unless otherwise prescribed by the DGCL or the certificate of incorporation, by the board of directors, the chairman of the board or the chief executive officer. Written notice of any such special meeting, stating the place, date, hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed present in person and vote, and the purpose or purposes of such special meeting, shall be given not less than ten (10) but not more than sixty (60) days prior to the meeting.

	Rights of Renaissance’s Stockholders	Rights of First Communications’ Stockholders

With respect to special meetings of stockholders, notice must be delivered to the secretary of the company not more than ninety (90) days prior to a special meeting and not later than the later of (i) sixty (60) days prior to such meeting, or (ii) ten (10) days following the date on which public announcement of the date of such meeting is made by the Company. Such stockholder notice shall set forth as to each matter the stockholders propose to bring before the meeting (a) a brief description of, and reasons for, the business to be brought before the meeting, (b) the name and address of the stockholder, (c) a statement regarding the stockholder’s beneficial ownership of the stock of the company and (d) a description of the stockholder’s material interest, and all arrangements and understandings between such stockholder and any other person, in connection with such business.

Action by Consent of the Stockholders:
Renaissance’s amended and restated certificate of incorporation provides that any action required or permitted to be taken by stockholders pursuant to the certificate of incorporation or under applicable law may be effected only at a duly called annual or special meeting of stockholders and with a vote thereat, and may not be effected by consent in writing.

First Communications’ amended and restated bylaws provide that, unless otherwise indicated in the certificate of incorporation, any action required to be taken or that may be taken at any annual or special meeting of stockholders of the company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by persons entitled to vote stock representing not less than the number of shares necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

	Rights of Renaissance’s Stockholders	Rights of First Communications’ Stockholders
Requirements for Timely Stockholder Notification:
Renaissance’s amended and restated bylaws provide that, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the company not less than 120 days nor more than 150 days prior to the first anniversary of the date that the company’s proxy statement is delivered to stockholders in connection with the preceding year’s annual meeting, or if the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary, or if no proxy was delivered in connection with the preceding year’s annual meeting, then such notice must be delivered not earlier than ninety (90) days prior to such annual meeting and no later than the later of (i) sixty (60) days prior to the annual meeting and (ii) ten (10) days following the date on which public announcement of the date of such annual meeting is first made by the company.

First Communications’ amended and restated certificate of incorporation and amended and restated bylaws do not list the requirements that must be fulfilled in order for a stockholder to raise a matter at a stockholder general meeting.


	Rights of Renaissance’s Stockholders	Rights of First Communications’ Stockholders
Limitation of Personal Liability of Directors:
Renaissance’s amended and restated certificate of incorporation provides that no director shall be personally liable to the company or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any other laws of Delaware, a director may be held personally liable (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payment or dividend or unlawful stock purchase or redemption), (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when the referenced article becomes effective.

First Communications’ amended and restated certificate of incorporation provides that a director shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payment or dividend or unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived an improper personal benefit. In addition, upon any amendment of the DGCL further eliminating or limiting the personal liability of directors, such personal liability shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.


	Rights of Renaissance’s Stockholders	Rights of First Communications’ Stockholders
Indemnification of Directors and Officers:
Renaissance’s amended and restated certificate of incorporation provides that Renaissance shall indemnify, to the fullest extent permitted by Section 145(b) of the DGCL, each person who was or is party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal or otherwise, formal or informal, by reason of the fact that he or she is or was a director, officer employee or agent of the company or is or was serving at the request of the company as a director, officer or employee of another entity, whether the basis of such proceeding is alleged action in an official capacity as such a director or officer of the company or in any other capacity while serving as such other director or officer, against all judgments, penalties, fines and expenses incurred or paid (including attorneys’ fees), except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

First Communications’ amended and restated certificate of incorporation and amended and restated bylaws provide that First Communications shall to the maximum extent and in the manner permitted by the DGCL indemnify each of its directors and officers against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, arising by reason of the fact that such person is or was an agent of the company. A “director” or “officer” of the company includes any person (a) who is or was a director or officer of the company, (b) who, while serving as a director or officer of the company, is or was serving at the request of the company as a director or officer of another entity, or (c) who was a director or officer of a predecessor corporation of the company or of another enterprise at the request of such predecessor corporation.

BENEFICIAL OWNERSHIP OF SECURITIES


The following table sets forth information regarding the beneficial ownership of the common stock of Renaissance as of December 1, 2008 and the beneficial ownership of the common stock of the post-merger combined company by:

•	each person known by Renaissance to be the beneficial owner of more than 5% of its outstanding shares of common stock either on December 1, 2008 or after the consummation of the Merger;
•	each of Renaissance’s current executive officers and directors;

•	each of the executive officers and directors upon consummation of the Merger;

•	all of Renaissance’s current executive officers and directors as a group; and

•	all of Renaissance’s executive officers and directors as a group after the consummation of the Merger.


This table is based on an exchange ratio in the Merger of 0.57361 shares of Renaissance common stock per share of First Communications common stock and includes shares of Renaissance common stock issuable to holders of First Communications’ T1 warrants who make an irrevocable cashless exercise of such warrants immediately prior to and contingent upon the consummation of the Merger. This table assumes that (1) no holder of shares of Renaissance common stock issued in its IPO converts such shares into cash and that no holder of shares of First Communications common stock exercises its appraisal rights and (2) approximately 18,460,000 shares are issued to First Communications stockholders in the Merger and that 40,573,917 shares of common stock will be outstanding upon consummation of the Merger (which does not include those shares which will be placed in escrow upon the closing of the Merger and which could be released to First Communications stockholders upon the satisfaction of the Warrant Condition and the EBITDA Condition). In addition, for purposes of the table below, Renaissance has deemed shares subject to warrants that are exercisable within 60 days of December 1, 2008 or within 60 days of the Merger, as applicable, to be outstanding and to be beneficially owned by the person holding the warrants for the purpose of computing the percentage ownership of that person but does not treat them as outstanding for the purposes of computing the percentage ownership of any other person.

	Beneficial Ownership of Renaissance Common Stock on December 1, 2008			Beneficial Ownership of Common Stock After the Consummation of the Merger
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class	Number of Shares		Percent of Class
RAC Partners LLC	4,376,069	(2)	20.04%	8,823,736	(2)(3)	19.60%
Barry W. Florescue	4,411,069	(4)	20.20%	8,858,736	(3)(4)	19.68%
Logan D. Delany, Jr.	30,000	(5)	*	30,000	(5)	*
Richard A. Bloom	—	(6)	*	—	(6)	*
Stanley Kreitman	30,000	(7)	*	30,000		*
Charles W. Miersch	122,600	(7)	*	232,100	(7)	*
Morton Farber	117,600	(7)	*	227,100	(7)	*
Integrated Core Strategies (US) LLC(8)	1,460,631	(8)	6.69%	1,460,631		3.60%
QVT Financial LP(9)	1,273,750	(9)	5.83%	1,273,750		3.14%
Jeffrey Thorp(10)	1,214,443	(10)	5.56%	1,214,443		2.99%
Raymond Hexamer	—		*	345,105	(11)	*
Joseph R. Morris	—		*	345,105	(12)	*
Richard J. Buyens	—		*	—		*
David Johnson, II	—		*	286,490	(13)	*
Theodore V. Boyd(14)	—		*	354,392	(14)	*
Marshall B. Belden Jr. (15)	—		*	2,976,895	(15)	7.34%
Mark T. Clark(16)	—		*	—		*
Scott M. Honour(17)	—		*	6,268,422		14.79%

	Beneficial Ownership of Renaissance Common Stock on December 1, 2008		Beneficial Ownership of Common Stock After the Consummation of the Merger
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Class	Number of Shares		Percent of Class
Mark R. Stone(17)	—	*	6,268,422		14.79%
Rockledge Limited(18)	—	*	354,392		*
Gores FC Holdings LLC(19)	—	*	6,268,422	(19)	14.79%
Marbel Investments LLC(20)	—	*	2,976,895		7.34%
First Energy Corp(21).	—	*	2,213,215		5.45%
All pre-merger Renaissance directors and officers as a group (6 individuals)	4,711,269	21.57%	9,377,936		23.11%
All post-merger Renaissance directors and officers as a group (11 individuals)	4,711,269	21.57%	19,954,345		49.18%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following is c/o Renaissance Acquisition Corp., 50 East Sample Road, Pompano Beach, Florida 33064 and the business address for Messrs. Hexamer, Morris, Buyens and Johnson is c/o First Communications, Inc., 33340 West Market Street, Akron, Ohio 44333.

(2)	Barry W. Florescue is the managing member of RAC Partners and has sole voting and dispositive power with respect to these shares. Certain of Renaissance’s other officers and directors and certain of Renaissance’s special advisors are members of RAC Partners.

(3)	Includes 4,447,667 shares of common stock issuable upon exercise of warrants held by RAC Partners, an entity which Mr. Florescue controls. Such warrants will be exercisable 30 days after the closing of the Merger.

(4)	Includes 4,376,069 shares held by RAC Partners, an entity which Mr. Florescue controls.

(5)	Does not include any securities held by RAC Partners.

(6)	All of Mr. Bloom’s interest in shares of common stock of Renaissance is held through RAC Partners.

(7)	Includes 109,500 shares of common stock issuable upon exercise of warrants held by such director. Such warrants will be exercisable 30 days after the closing of the Merger.

(8)	The business address for Integrated Core Strategies (US) LLC (“Integrated”) is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103. The number of shares held by Integrated, as of October 24, 2008, is derived from a Schedule 13G filed by Integrated, Millennium Management LLC (“Millennium Management”), Millenco LLC (“Millenco”) and Israel A. Englander on November 3, 2008. Each of Integrated, Millennium Management and Israel A. Englander may be deemed to be the beneficial owner of 1,460,631 shares of Renaissance common stock held by Integrated. Millennium Management, is the general partner of Integrated Holding Group LP, which is the managing member of Integrated, and consequently may be deemed to have shared voting control and investment discretion over securities owned by Integrated. Israel A. Englander is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to have shared voting control and investment discretion over securities deemed to be beneficially owned by Millennium Management.

(9)	The business address for QVT Financial LP (“QVT Financial”) is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The number of shares held by QVT Financial is derived from a Schedule 13G/A filed by QVT Financial and QVT Financial GP LLC on October 8, 2008. QVT Financial is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 1,017,426 shares of Renaissance common stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 111,732 shares of Renaissance common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 144,592 shares of Renaissance common stock. QVT Financial has the power to direct the vote and disposition of the shares of Renaissance common stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may

be deemed to be the beneficial owner of an aggregate amount of 1,273,750 shares of Renaissance common stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of Renaissance common stock reported by QVT Financial.

(10)	The business address for Jeffrey Thorp is 954 Third Avenue, No. 705, New York, New York 10022. The number of shares held by Jeffrey Thorp, as of November 21, 2008, is derived from a Schedule 13G filed by (i) Jeffrey Thorp, (ii) Sonoma Capital, LP, (iii) Sonoma Capital, LLC, (iv) Sonoma Capital Management, LLC, (v) Jeffrey Thorp IRA, Merrill Lynch, Pierce, Fenner & Smith, Inc., as custodian (the “Merrill Lynch IRA”), (vi) Jeffrey Thorp IRA, Charles Schwab & Co., Inc., as custodian (the “Charles Schwab IRA”) and (vii) Jeffrey Thorp IRA, Delaware Charter Guarantee & Trust Company, as custodian (the “Delaware Charter IRA”), on December 1, 2008. Each of Sonoma Capital, LP, Sonoma Capital Management, LLC, Sonoma Capital LLC and Jeffrey Thorp may be deemed to be the beneficial owner of 475,000 shares of Renaissance common stock held by Sonoma Capital, LP. Sonoma Capital, LLC is the general partner of Sonoma Capital, LP. Jeffrey Thorp is the managing member of Sonoma Capital, LLC. Sonoma Capital Management, LLC is the investment manager of Sonoma Capital, LP. Jeffrey Thorp is the managing member of Sonoma Capital Management, LLC. As a result, Sonoma Capital, LP, Sonoma Capital Management, LLC, Sonoma Capital LLC and Jeffrey Thorp may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares of common stock owned by Sonoma Capital, LP. In addition to the 475,000 shares of Renaissance common stock held by Sonoma Capital, LP, Jeffrey Thorp may be deemed to be the beneficial owner of the following: (a) 493,443 shares of Renaissance common stock held by Merrill Lynch IRA, (b) 60,000 shares of Renaissance common stock held by Charles Schwab IRA and (c) 186,000 shares of Renaissance common stock held by Delaware Charter IRA. Jeffrey Thorp is the controlling person of each of the Merrill Lynch IRA, Charles Schwab IRA and the Delaware Charter IRA. As a result, Jeffrey Thorp may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares of common stock owned by each of the Merrill Lynch IRA, Charles Schwab IRA and the Delaware Charter IRA.
(11)	Includes 40,500 restricted shares of Renaissance common stock to be awarded under the 2008 Plan upon the closing of the Merger.

(12)	Includes 40,500 restricted shares of Renaissance common stock to be awarded under the 2008 Plan upon the closing of the Merger.

(13)	Includes 30,500 restricted shares of Renaissance common stock to be awarded under the 2008 Plan upon the closing of the Merger.

(14)	Mr. Boyd’s business address is P.O. Box 20590, Canton, Ohio 44701. Mr. Boyd may be deemed to be the beneficial owner of 354,392 shares held by Rockledge Limited, a company in which Mr. Boyd is a general partner.

(15)	Mr. Belden’s business address is 612 Market Avenue South, Canton, Ohio 44702. Mr. Belden may be deemed to be the beneficial owner of 2,976,895 shares held by Marbel Investments LLC, of which Mr. Belden is a member.

(16)	Mr. Clark’s business address is c/o FirstEnergy, 76 South Main Street, Akron, Ohio 44308.

(17)	Messrs. Honour’s and Stone’s business address is c/o The Gores Group, 10877 Wilshire Boulevard, 18th Floor, Los Angeles, California 90024. Represents shares held by Gores FC Holdings LLC. Messrs. Honour and Stone are Senior Managing Directors of The Gores Group, LLC, which is the manager of Gores FC Holdings, LLC. Each of Messrs. Honour and Stone disclaims beneficial ownership of the securities of Renaissance owned by Gores FC Holdings, LLC, except to the extent of any pecuniary interest therein

(18)	The business address for Rockledge Limited is P.O. Box 20590, Canton, Ohio 44701.

(19)	The business address for Gores FC Holdings LLC is 10877 Wilshire Boulevard, 18th Floor, Los Angeles, California 90024. Includes 1,800,000 shares of common stock issuable upon exercise of warrants that are immediately exercisable. Does not include 720,000 shares of common stock issuable upon exercise of warrants that will be exercisable if the Warrant Condition is met.

(20)	The business address for Marbel Investments LLC is 612 Market Avenue South, Canton, Ohio 44702.

(21)	The business address for FirstEnergy Corp. is 76 South Main Street, Akron, Ohio 44308.

All 3,900,0000 shares of Renaissance common stock owned by its stockholders prior to its IPO have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, pursuant to an escrow agreement described below under the section entitled “Transactions With Related Persons — Renaissance Transactions With Related Persons.”

TRANSACTIONS WITH RELATED PERSONS

Renaissance Transactions With Related Persons

In April 2006, Renaissance issued 3,900,000 shares (as adjusted for a 5,000-for-1 stock split effected in May 2006, a 1-for-1.1153846 reverse stock split effected in July 2006, the transfer on July 12, 2006 by RAC Partners of 3,103 shares to each of the other stockholders at a purchase price of $0.0064 per share, the withdrawal of certain of its directors as members of RAC Partners in January 2007 described below and a stock dividend of one share for every five shares issued in January 2007) of its common stock to the individuals set forth below for an aggregate of $25,000 in cash, at an average purchase price of approximately $0.0064 per share, as follows:

Name	Number of Shares	Relationship to Renaissance
RAC Partners LLC	3,574,800	Entity controlled by Barry W. Florescue
Barry W. Florescue	30,000	Chairman and Chief Executive Officer
Logan D. Delany, Jr.	30,000	Executive Vice President and Director
Stanley Kreitman	30,000	Director
Charles W. Miersch	117,600	Director
Morton Farber	117,600	Director

Mr. Miersch and Mr. Farber were originally members of RAC Partners, but each of them withdrew as members and as a consequence received his pro rata shares of common stock that RAC Partners held (87,600 shares each) and assumed the obligation of RAC Partners to purchase 109,500 Insider Warrants. The holders of the majority of these shares are entitled to make up to two demands that Renaissance register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Renaissance will bear the expenses incurred in connection with the filing of any such registration statements.

On April 30, 2006, Renaissance issued a $150,000 unsecured promissory note to Barry W. Florescue. The note was non-interest bearing and was payable on the earlier of April 30, 2007 or the consummation of the IPO and was repaid with the proceeds of the IPO on February 1, 2007.

In connection with the closing of the IPO, Renaissance sold 4,666,667 Insider Warrants to the individuals set forth below for $2,100,000 in cash, at a purchase price of $0.45 per warrant as follows:

Name	Number of Insider Warrants	Relationship to Renaissance
RAC Partners	4,447,667	Entity controlled by Barry W. Florescue, Renaissance’s Chairman of the Board and Chief Executive Officer
Morton Farber	109,500	Director
Charles W. Miersch	109,500	Director

All the Original Shares and the Insider Warrants were placed into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. The Original Shares will not be released from escrow until 30 days after the consummation of a business combination.


Barry W. Florescue entered into a share purchase plan prior to the IPO pursuant to which RAC Partners, an entity controlled by him, would place a limit order for $12 million of Renaissance common stock which commenced ten business days after Renaissance filed its Current Report on Form 8-K announcing its execution of a definitive agreement for the Merger and will end on the business day immediately preceding the record date for the meeting of stockholders at which this Merger is to be voted upon. Since the placement of the limit order, as of December 1,



2008, RAC Partners had purchased 801,269 shares of Renaissance common stock for an aggregate purchase price of $4,537,832 and at an average purchase price per share of $5.66.

Barry W. Florescue has personally agreed, pursuant to an agreement with Renaissance and Ladenburg Thalmann, the representative of the underwriters of the IPO, that if Renaissance liquidates prior to the consummation of a business combination, he will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by Renaissance for services rendered or contracted for or products sold to Renaissance in excess of the net proceeds of the IPO not held in the Trust Account. Renaissance cannot assure you that he would be able to satisfy those obligations. Pursuant to the underwriting agreement between Renaissance and Ladenburg Thalmann, Renaissance agreed not to commence its due diligence investigation of any operating business which it sought to acquire or obtain the services of any vendor without obtaining an agreement pursuant to which such party would waive any claims against the Trust Account. As of the date of this proxy statement/prospectus, Renaissance has received waiver agreements from each of its vendors other than its independent registered accounting firm. There is currently an outstanding balance to Renaissance’s independent registered accounting firm of approximately $52,000 and Renaissance intends to pay such fees in full in accordance with its past practices.


BMD Management Company, Inc., an affiliate of Barry W. Florescue, makes available to Renaissance a small amount of office space and certain office and secretarial services, as Renaissance may require from time to time. Renaissance pays BMD Management Company $8,000 per month for these services. Mr. Florescue is the chairman of the board and president of BMD Management Company, Inc. and, as a result, benefits from the transaction to the extent of his interest in BMD Management Company, Inc. However, this arrangement is solely for Renaissance’s benefit and is not intended to provide Mr. Florescue compensation in lieu of a salary. Renaissance believes, based on rents and fees for similar services in the Miami-Ft. Lauderdale, Florida metropolitan area, that the fee charged by BMD Management Company, Inc. is at least as favorable as Renaissance could have obtained from an unaffiliated person.

Renaissance engages in ordinary course banking relationships on customary terms with Century Bank including the investment of excess operating funds in short term certificates of deposit. Barry W. Florescue is the chairman and owner of the bank and two of Renaissance’s directors are directors of the bank. Such amounts at December 31, 2006 and 2007 total $60,165 and $1,410,028, respectively.

Code of Ethics and Related Person Policy

Renaissance’s written Code of Ethics requires it to avoid, wherever possible, all transactions with related persons that could result in actual or potential conflicts of interest, except under guidelines approved by its board of directors (or the audit committee). SEC rules generally define transactions with related persons as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Renaissance or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Renaissance common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Upon consummation of the Merger, Renaissance’s audit committee, pursuant to its written charter, will be responsible for reviewing and approving transactions with related persons to the extent Renaissance enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a transaction with a related person, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related person, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Renaissance will require each of its directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about transactions with related persons. These written policies and procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

First Communications Transactions With Related Persons


First Communications derived 5.6% of its revenues for the year ended December 31, 2007 from sales of telecommunications services to FirstEnergy Corp., a stockholder that held 14.34% of First Communications’ capital stock as of September 30, 2008. First Communications provides these services on an arms’ length basis at market rates.


Additionally, First Communications and FirstEnergy Corp. have entered into a right of negotiations agreement, expiring in 2015, which provides First Communications with a first and last look at all telecommunications services provided by FirstEnergy Corp.

In March 2008, First Communications purchased substantially all of the assets of FE Telecom from FirstEnergy Corp. for total consideration of $45.0 million in cash together with the assumption of certain liabilities relating to the assets acquired.


In April 2008, First Communications purchased call center equipment from SER for a total purchase price of $221,073. SER is wholly owned by The Gores Group, which owned 13% of First Communications’ capital stock as of September 30, 2008. This transaction was negotiated on an arms’ length basis.


Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Renaissance directors, officers and persons owning more than 10% of Renaissance common stock to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Renaissance, or representations from certain reporting persons that no other reports were required, Renaissance believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2007.

DESCRIPTION OF RENAISSANCE COMMON STOCK AND OTHER SECURITIES

General

On February 1, 2008, Renaissance closed its initial public offering of 15,600,000 Units, and on February 16, 2007, Renaissance completed the sale of and additional 2,340,000 Units that were subject to the underwriter’s over-allotment option. Each Unit consists of one share of its common stock and two warrants, each to purchase one share of its common stock at an exercise price of $5.00 per share. The Units were sold at an offering price of $6.00 per Unit, generating total gross proceeds of $107,640,000. Renaissance’s Units, common stock and warrants are traded on the American Stock Exchange under the symbols RAK.U, RAK, and RAK.WS, respectively. The closing price for each Unit, share of common stock and warrant on September 12, 2008 the last trading day before announcement of the execution of the Merger Agreement, was $6.00, $5.80 and $0.10, respectively.

The amended and restated certificate of incorporation of Renaissance authorizes the issuance 72,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the record date, shares of common stock are outstanding, held by stockholders of record and no shares of preferred stock were outstanding. The number of authorized shares of common stock will be increased to 200,000,000 upon approval of the merger proposal and the charter amendment proposal and the filing of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

Common Stock

The holders of Renaissance common stock are entitled to one vote for each share held of record on all matters to be voted on by Renaissance stockholders. In connection with the vote required for any business combination, all of the existing stockholders, including all officers and directors of Renaissance, have agreed to vote their respective shares of common stock owned by them immediately prior to the IPO in accordance with the vote of the holders of a majority of the Public Shares present in person or represented by proxy and entitled to vote at the special meeting. This voting arrangement does not apply to shares included in Units purchased in the IPO or purchased following the IPO in the open market by any of Renaissance’s stockholders, officers and directors. Renaissance’s stockholders, officers and directors may vote their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of Renaissance stockholders.

Renaissance will proceed with the Merger only if stockholders who own at least a majority of the Public Shares present at the Special Meeting in person or by proxy and entitled to vote thereon in favor of the Merger and stockholders owning fewer than 20% of the Public Shares exercise their conversion rights discussed below.

Renaissance’s board of directors is currently divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. Directors are elected based on a plurality of the votes cast.

If Renaissance is required to liquidate, the holders of the Public Shares will be entitled to share ratably in the Trust Account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Holders of common stock issued prior to Renaissance’s IPO have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the IPO if Renaissance is forced to liquidate.

Holders of Renaissance common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that the holders of the Public Shares have the right to have their Public Shares converted to cash equal to their pro rata share of the Trust Account if they vote against the merger proposal, properly demand conversion and the Merger is approved and completed. Holders of common stock who convert their stock into a share of the Trust Account still have the right to exercise the warrants that they received as part of the Units if the Merger is completed.

Preferred Stock

The amended and restated certificate of incorporation of Renaissance authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by Renaissance’s board of directors. Accordingly, Renaissance’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although Renaissance has entered into an underwriting agreement which prohibits Renaissance, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the common stock on a business combination. Renaissance may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Renaissance. There are no shares of preferred stock outstanding and Renaissance does not currently intend to issue any preferred stock.

Warrants

Renaissance currently has outstanding 40,546,667 warrants. Each warrant entitles the registered holder to purchase one share of its common stock at a price of $5.00 per share and in the case of the Insider Warrants, $6.00 per share, subject to adjustment as discussed below, at any time during which, other than in the case of the Insider Warrants, a registration statement relating to the common stock issuable upon the exercise is effective and a prospectus with respect thereto current, commencing on the later of (i) the completion of a business combination; and (ii) January 29, 2008. The warrants will expire on January 28, 2011, at 5:00 p.m., New York City time.

We may call the warrants for redemption (including the Insider Warrants and any warrants issued upon exercise of the unit purchase option issued to Ladenburg Thalmann),

•	in whole and not in part;

•	at a price of $.01 per warrant at any time while the warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The right to exercise a warrant will be forfeited unless the warrant is exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for Renaissance warrants was established at a price which was intended to provide warrant holders a reasonable premium to the initial exercise price and to provide a sufficient degree of liquidity to cushion the market reaction to Renaissance’s redemption call.

Renaissance has agreed to allow the purchasers of the Insider Warrants, including RAC Partners and its affiliates, to exercise the Insider Warrants on a “cashless basis.” If the holders take advantage of this option, they would pay the exercise price by surrendering their Insider Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Insider Warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” is the average reported last sale price of the common stock for the five trading days ending on the day prior to the date on which the warrant is exercised. The reason that Renaissance has agreed that the Insider Warrants will be exercisable on a cashless basis so long as they are held by the purchasers of the Insider Warrants, including RAC Partners or its affiliates, is because it was not known at the time of the IPO whether the purchasers would be affiliated with Renaissance following a business combination. If they are, their ability to sell Renaissance securities in the open market will be significantly limited. If they remain insiders, Renaissance will put policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time, an insider cannot trade in Renaissance’s securities if he is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Renaissance believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent and Renaissance. You should review a copy of the warrant agreement, which has been filed as an exhibit to Renaissance’s registration statement on Form S-1 (Reg. No. 333-134444) that became effective on January 29, 2007, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Renaissance’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Renaissance, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Renaissance has agreed to meet these conditions and use its best efforts to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, Renaissance cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and Renaissance will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, Renaissance will not be required to net cash settle or cash settle the disallowed warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Renaissance will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

Renaissance has issued to the underwriters of its IPO an option to purchase up to a total of 650,000 units at $7.50 per unit. The units issuable upon exercise of this option are identical to those offered in the IPO. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying warrants and the market price of the units and underlying securities) to exercise the unit purchase option without the payment of any cash. Renaissance has no obligation to cash settle or net cash settle the exercise of the unit purchase option or the warrants underlying the unit purchase option. The holders of the unit purchase option will not be entitled to exercise the unit purchase option or the warrants underlying the unit purchase options unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying warrants, the unit purchase option or warrants, as applicable, will expire worthless.

Transfer Agent and Warrant Agent


The transfer agent for Renaissance’s securities and the warrant agent for Renaissance warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004; telephone (212) 509-4000.


PRICE RANGE OF FIRST COMMUNICATIONS SECURITIES AND DIVIDENDS

First Communications common stock is listed on AIM as regulated by the London Stock Exchange under the symbol “FCOM.” There have been no sales on AIM since First Communications’ initial public offering of its shares of common stock on that market for $5.00 per share on July 2, 2007.

Holders of First Communications common stock should obtain current market quotations for their securities. The market price of First Communications common stock could vary at any time before the Merger.

Holders


As of September 30, 2008, there were 48 holders of record of First Communications common stock.


Dividends

First Communications has not paid any dividends on its common stock to date and does not intend to pay dividends in the foreseeable future.

PRICE RANGE OF RENAISSANCE SECURITIES AND DIVIDENDS

Renaissance Units, which consist of one share of Renaissance common stock, par value $.0001 per share, and two warrants, each to purchase an additional share of Renaissance common stock, trade on the American Stock Exchange under the symbol “RAK.U.” Renaissance common stock has traded separately on the American Stock Exchange under the symbol “RAK” since February 15, 2007. Renaissance warrants have traded separately on the American Stock Exchange under the symbol “RAK.WS” since February 15, 2007. Each warrant entitles the holder to purchase from Renaissance one share of common stock at an exercise price of $5.00 commencing the later of (a) one year from the effective date of the IPO; or (b) the completion of a business combination. Renaissance warrants will expire at 5:00 p.m., New York City time, on January 28, 2011.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low sale prices for Renaissance’s Units, common stock and warrants, respectively, as reported on the American Stock Exchange.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2008:
Third Quarter	$6.35	$5.70	$5.82	$5.55	$.18	$.03
Second Quarter	6.00	5.70	5.80	5.60	.25	.05
First Quarter	6.26	5.79	6.62	5.50	.40	.13
2007:
Fourth Quarter	6.40	6.10	5.65	5.52	.50	.35
Third Quarter	6.79	6.15	5.85	5.45	.60	.40
Second Quarter	6.90	6.09	5.62	5.42	.65	.38
First Quarter(1)	6.74	6.00	5.51	5.31	.45	.38

(1)	Represents the high and low sale prices for Renaissance Units and warrants from February 15, 2007, the date that Renaissance warrants and Units first became separately tradable, through March 31, 2007.


The closing price for each share of common stock, warrant and Unit of Renaissance on September 12, 2008, the last trading day before announcement of the execution of the Merger Agreement, was $5.80, $0.10 and $6.00, respectively. As of                     , the record date for the Renaissance special meeting, the closing price for each share of common stock, warrant and Unit of Renaissance was $          , $          and $         , respectively.


Holders of Renaissance common stock, warrants and Units should obtain current market quotations for their securities. The market price of Renaissance common stock, warrants and Units could vary at any time before the Merger.

Holders


As of                     , there were            holders of record of Renaissance Units,           holders of record of Renaissance common stock and           holders of record of Renaissance warrants.


Dividends

Renaissance has not paid any dividends on its common stock to date and does not intend to pay dividends in the foreseeable future.

APPRAISAL RIGHTS

Renaissance

Renaissance stockholders do not have appraisal rights under the DGCL in connection with the Merger.

First Communications

Holders of record of First Communications common stock who do not vote in favor of adopting the Merger, and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights under Section 262 of the DGCL.

STOCKHOLDER PROPOSALS

The Renaissance 2009 annual meeting of stockholders will be held on or about           , 2009 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement/prospectus for the 2009 annual meeting, you need to provide it to Renaissance by no later than          , 2009. You should direct any proposals to Renaissance’s secretary at its principal office which will be located at 3340 West Market Street, Akron, OH 44333. If you want to present a matter of business to be considered at the 2009 annual meeting, under Renaissance’s by-laws you must give timely notice of the matter, in writing, to Renaissance’s secretary. To be timely, the notice has to be given between          , 2009 and          , 2009. If Renaissance is liquidated as a result of not consummating a business combination transaction prior to January 29, 2009, there will be no annual meeting in 2009.

LEGAL MATTERS

Dechert LLP will pass upon the validity of the common stock issued in connection with the Merger and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of First Communications, Inc. and its subsidiaries as of December 31, 2007 and for the period from July 2, 2007 (inception) to December 31, 2007, included in this proxy statement/prospectus have been so included in reliance on a report of Frazier & Deeter, LLC, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of First Communications, LLC as of July 1, 2007 and for the period from January 1, 2007 to July 1, 2007, included in this proxy statement/prospectus have been so included in reliance on a report of Bober, Markey, Fedorovich & Company, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of First Communications, LLC as of December 31, 2006, and 2005 and for the years ended December 31, 2006, 2005 and 2004, included in this proxy statement/prospectus have been so included in reliance on a report of Bober, Markey, Fedorovich & Company, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of Xtension Services, Inc. as of July 1, 2007 and for the period from January 1, 2007 to July 1, 2007, included in this proxy statement/prospectus have been so included in reliance on a report of Bober, Markey, Fedorovich & Company, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of Xtension Services, Inc. as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2006, 2005 and 2004, included in this proxy statement/prospectus have been so included in reliance on a report of RubinBrown LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The consolidated financial statements of GCI Globalcom Holdings, Inc. as of December 31, 2007 and for the year ended December 31, 2007, included in this proxy statement/prospectus have been so included in reliance on a report of Plante & Moran, PLLC, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of Renaissance Acquisition Corp. as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and the period from April 17, 2006 (inception) to December 31, 2006 and the period from April 17, 2006 (inception) to December 31, 2007, included in this proxy statement/prospectus have been so included in the reliance on a report of Eisner LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

Representatives of Frazier & Deeter, LLC and Eisner LLP will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements, if so desired, and to respond to appropriate questions.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Renaissance and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Renaissance’s annual report to stockholders and Renaissance’s proxy statement/prospectus. Upon written or oral request, Renaissance will deliver a separate copy of the annual report to stockholder and/or proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Renaissance deliver single copies of such documents in the future. Stockholders may notify Renaissance of their requests by calling or writing Renaissance at its principal executive offices at 50 East Sample Road, Pompano Beach, FL 33064, telephone (954) 784-3031.

WHERE YOU CAN FIND MORE INFORMATION

Renaissance files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Renaissance with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Renaissance at the SEC web site containing reports, proxy statement/prospectus and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the relevant contract or other document included as an annex to this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger, you should contact via phone or in writing:

Mark Seigel Secretary Renaissance Acquisition Corp. 50 East Sample Road, Suite 400 Pompano Beach, FL 33064 (954) 784-3031



Page

GCI Globalcom Holdings, Inc.
Independent Auditors’ Report	F-83
Consolidated Balance Sheets as of September 30, 2008 and 2007 (unaudited) and December 31, 2007	F-84
Consolidated Statement of Operations for the nine months ended September 30, 2008 and 2007 (unaudited) and year ended December 31, 2007	F-85
Consolidated Statement of Stockholders’ Equity (Deficit) for the nine months ended September 30, 208 and 2007 (unaudited) and year ended December 31, 2007	F-86
Consolidated Statement of Cash Flows for the nine months ended September 30, 2008 and 2007 (unaudited) and year ended December 31, 2007	F-87
Notes to Consolidated Financial Statements	F-88

Renaissance Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-98
Balance Sheets as of December 31, 2007 and 2006	F-99
Statements of Operations for the for the year ended December 31, 2007 and for the period from April 17, 2006 (inception) to December 31, 2007 and for the period from April 17, 2006 (inception) to December 31, 2006
F-100
Statements of Stockholders’ Equity for the year ended December 31, 2007 and for the period from April 17, 2006 (inception) to December 31, 2007 and the period from April 17, 2006 (inception) to December 31, 2006
F-101
Statements of Cash Flows for the year ended December 31, 2007 and for the period from April 17, 2006 (inception) to December 31, 2007 and for the period from April 17, 2006 (inception) to December 31, 2006
F-102
Notes to Financial Statements	F-103

Condensed Balance Sheets as of September 30, 2008 and December 31, 2007	F-110
Condensed Statements of Operations for the nine and three months ended September 30, 2008 and 2007 and for the period from April 17, 2006 (inception) to September 30, 2008	F-111
Condensed Statements of Stockholders’ Equity for the nine months ended September 30, 2008 and 2007 and the period from April 17, 2006 (inception) to September 30, 2008	F-112
Condensed Statements of Cash Flows for the nine months ended September 30, 2008 and 2007 and for the period from April 17, 2006 (inception) to September 30, 2008	F-113
Notes to Unaudited Condensed Financial Statements	F-114

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007 AND
FOR THE PERIOD FROM INCEPTION (JULY 2, 2007) TO DECEMBER 31, 2007

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheet of First Communications, Inc. and Subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, changes in redeemable stock and shareholders’ equity, and cash flows for the period from inception (July 2, 2007) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2007, and the consolidated results of its operations and its cash flows for the period from inception (July 2, 2007) to December 31, 2007 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 14 to the consolidated financial statements, the 2007 consolidated financial statements have been restated to correct misstatements.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

September 21, 2008

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2007
(in thousands)
(Restated)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$9,300
Accounts receivable — trade, less allowance for doubtful accounts of $661	13,793
Accounts receivable — related party	945
Inventory	136
Prepaid expenses	823

TOTAL CURRENT ASSETS	24,997

PROPERTY AND EQUIPMENT
Switches	2,750
Technical equipment	1,922
Leasehold improvements	28
Office equipment	232
Furniture and fixtures	561
Software	1,500
Software development in progress	823
7,816
Less: Accumulated depreciation	(593)

NET PROPERTY AND EQUIPMENT	7,223

OTHER ASSETS
Goodwill	88,079
Other intangible assets, net	63,280
Deposits and other assets	1,357

TOTAL OTHER ASSETS	152,716

TOTAL ASSETS	$184,936

See accompanying notes.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2007
(in thousands, except share data)
(Restated)

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$625
Accounts payable — trade	13,220
Federal income tax payable	362
Accrued expenses	2,600
Deferred tax liability, net — current	213
Deferred revenue — current	3,244

TOTAL CURRENT LIABILITIES	20,264

NON-CURRENT LIABILITIES
Deferred tax liability, net — long term	4,064
Deferred revenue — long term	170
TOTAL NON-CURRENT LIABILITIES	4,234

TOTAL LIABILITIES	24,498

Redeemable Preferred Stock, $0.001 par value; 10,000,000 shares authorized, 40,000 shares issued and outstanding (liquidation preference $1,000 per share)	40,000

SHAREHOLDERS’ EQUITY
Series A Common Stock, $0.001 par value; 59,165,000 shares authorized, 26,067,000 shares issued and outstanding	26
Series B Non-Voting Common Stock, $0.001 par value; 835,000 shares authorized, issued and outstanding	1
Additional paid in capital	119,482
Retained earnings	929

TOTAL SHAREHOLDERS’ EQUITY	120,438

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$184,936

See accompanying notes.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
For the Period from Inception (July 2, 2007) through December 31, 2007
(in thousands, except per share amounts)
(Restated)

REVENUES, NET
Revenues, net	$61,200
Revenues, net — related party	4,353

TOTAL REVENUES, NET	65,553

COST OF FACILITIES, exclusive of depreciation and amortization stated below	44,560

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	15,706

DEPRECIATION AND AMORTIZATION	3,712

OPERATING INCOME	1,575

OTHER EXPENSES, NET	58

INCOME BEFORE INCOME TAXES	1,517

PROVISION FOR INCOME TAXES	588

NET INCOME	$929

EARNINGS PER SHARE
Numerator:
Net income	$929
Preferred stock accretion	(12,548)
Net loss attributable to common shareholders	$(11,619)
Per share amounts:
Basic earnings per share	$(0.43)
Diluted earnings per share	$(0.43)

See accompanying notes.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE STOCK
AND SHAREHOLDERS’ EQUITY
For the period from inception (July 2, 2007) through December 31, 2007
(in thousands, except share data)
(Restated)

			Common Stock
	Redeemable Preferred Stock Series A		Series A		Series B
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid In Capital	Retained Earnings	Total Shareholders’ Equity
Balances at July 2, 2007 (date of inception)	—	$—	—	$—	—	$—	$—	$—	$—
Management shares			1,326,000	1			(1)		—
Issuance of common stock, preferred stock and warrants, net of issuance costs	40,000	27,452	9,165,000	9	835,000	1	54,167		54,177
Shares issued to acquire FC LLC and Xtensions			15,576,000	16			77,864		77,880
Accretion of preferred stock to redemption value		12,548					(12,548)		(12,548)
Net income								929	929
Balances at December 31, 2007	40,000	$40,000	26,067,000	$26	835,000	$1	$119,482	$929	$120,438

See accompanying notes.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period from Inception (July 2, 2007) through December 31, 2007
(in thousands)
(Restated)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$929
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,712
Bad debt expense	917
Deferred taxes	225
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable — trade, net	(839)
Inventory	93
Prepaid expenses	(243)
Deposits and other assets	(281)
Accounts payable — trade	(4,536)
Federal income tax payable	363
Accrued expenses	(2,853)
Deferred revenue	196
NET CASH USED IN OPERATING ACTIVITIES	(2,317)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,605)
Acquisition of assets and assumption of liabilities, net of cash acquired	(72,250)
Net change in accounts receivable — related party	45
NET CASH USED IN INVESTING ACTIVITIES	(73,810)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock issuance, net of issuance and transaction costs	81,631
Net borrowings on line of credit	625
Bank overdraft liability	3,171
NET CASH PROVIDED BY FINANCING ACTIVITIES	85,427

NET INCREASE IN CASH AND CASH EQUIVALENTS	9,300

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,300

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest paid	$708
Income taxes paid	—
Non-cash investing and financing activities:
Stock issued in exchange for assets acquired and liabilities assumed	$77,880

See accompanying notes.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

First Communications, Inc. and its subsidiaries are publicly traded on the London Stock Exchange’s Alternative Investment Market (“AIM”). Unless the context requires otherwise or unless otherwise noted, when we use the terms “we,” “us,” “our,” or the “Company,” we are referring to First Communications, Inc. and its subsidiaries.

The Company was formed on April 4, 2007; however, we did not have any material activity until July 2, 2007, the completion of our listing on the AIM.

First Communications, Inc. and its subsidiaries provide local and long-distance telephone and other telecommunications related services to commercial and residential customers throughout the United States. Certain subsidiaries are subject to regulation by state public service commissions of applicable states for intrastate telecommunications services. For applicable interstate matters related to telephone service, certain subsidiaries are subject to regulation by the Federal Communications Commission.

Restatement

Our previously issued financial statements for the period from inception (July 2, 2007) to December 31, 2007 have been restated to reflect adjustments which lowered income before income taxes by $4.3 million primarily due to amounts recorded in the statement of operations which should be purchase price adjustments and $350 of aborted financing costs. Net income was lowered by the changes above offset by the income taxes on the adjustments and corrections of other income tax expense misstatements. See Note 14 for further information.

Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements reflect the accounts of First Communications, Inc. and its wholly owned subsidiaries, First Communications, LLC and Xtension Services, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

We operate in one reportable segment, the telecommunications industry. Our operations are conducted entirely in the United States.

On July 2, 2007, we completed the acquisitions of First Communications, LLC (“FC LLC”) and Xtension Services, Inc. (“Xtensions”). The financial position and results of operations for FC LLC and Xtensions are included in our consolidated financial statements since the date of acquisition.

Cash and Cash Equivalents

We consider all short-term securities purchased with an original maturity of three months or less to be cash equivalents.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

Allowance for Doubtful Accounts

The allowance for doubtful accounts represents our best estimate of probable losses in the accounts receivable balance. The allowance is based on known troubled accounts, historical experience and other currently available evidence. Accounts are written off when we determine that the accounts are uncollectible. Activity in the allowance for doubtful accounts for the period from inception (July 2, 2007) through December 31, 2007 is as follows:

Beginning balance	$—
Charged to expense	917
Uncollectible amounts written-off, net of recoveries	256
Ending balance	$661

Inventory

Inventory consists of cellular telephones and is valued at the lower of cost or market.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Major additions and improvements are charged to the property accounts while replacements and maintenance and repairs, which do not improve or extend the life of the assets, are expensed currently. When property is retired or otherwise disposed of, the cost of the property is removed from the asset accounts, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the associated gain or loss is recorded in cost of facilities in the accompanying consolidated statement of operations.


Software included in property and equipment includes amounts paid for purchased software and implementation services and direct internal payroll for software used internally that has been capitalized in accordance with the Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Accordingly, internal and external costs incurred during the preliminary project stage are expensed as incurred. Qualifying costs incurred during the application development stage are capitalized. The application development stage is characterized by software design and configuration activities, coding, testing and installation. Training costs and maintenance are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Once the project is substantially complete and ready for its intended use, capitalized costs are amortized on a straight-line basis over the technology’s estimated useful life.


Depreciation is computed using the straight-line method over the useful lives of the assets as follows:

Years
Switches	7
Technical equipment	3–5
Leasehold improvements	5
Office equipment	3
Furniture and fixtures	5
Software	6
Software development in progress	6

Depreciation expense for the period from inception (July 2, 2007) through December 31, 2007 amounted to $593.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

Valuation of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying amount of the asset. No impairments were recorded in the period from inception (July 2, 2007) through December 31, 2007.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of an acquired entity over the net fair value of assets acquired and liabilities assumed. We account for our goodwill in accordance with Statement of Financial Accounting Standard No. (“SFAS”) 142, “Goodwill and Other Intangible Assets.” Under this pronouncement, goodwill is not amortizable, but requires us to test goodwill and other indefinite lived intangibles for impairment annually or if certain impairment indicators arise. We perform our annual impairment test on a recurring basis in the fourth quarter of each year. Impairments, if any, will be expensed in the year incurred. As of December 31, 2007, there was no impairment to goodwill.

Other intangible assets primarily consist of trademarks, customer lists and Local Multipoint Distribution System (“LMDS”) licenses. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not being amortized and have been tested for impairment. There was no impairment of trademarks at December 31, 2007. LMDS is an authorized fixed broadband wireless service that may be used to provide high-speed data transfer, telephone service, telecommunications network transmission, internet access, video broadcasting, video conferencing, and other services. Customer lists and LMDS licenses are being amortized on a straight-line basis over their estimated economic lives of eight and 25 years, respectively, and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as described above.

The straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained by us in each reporting period.

Income Taxes

We account for income taxes in accordance with SFAS 109, “Accounting for Income Taxes.” Deferred income taxes are determined based upon enacted tax laws and the rates applied to the differences between the financial statements and tax basis of assets and liabilities.

We utilize the liability method of accounting for income taxes, as set forth in SFAS 109. Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax benefit or expense represents the change in the deferred tax asset and liability balances.

On July 2, 2007, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and it requires increased disclosures. At the date of adoption, and as of December 31, 2007, our unrecognized tax benefit for uncertain tax positions was immaterial.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

Accounts Payable

We perform periodic bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examining of bills, comparing billed rates with contracted rates, evaluating the trends of invoice amounts by vendors, and reviewing the types of charges being assessed. If we conclude that we have been billed inaccurately, we will dispute the charge with the vendor and begin resolution procedures. Although dispute charges may relate to several periods, in accordance with industry standards dispute resolutions are recognized in the period of resolution. Disputes of this nature occur in the ordinary course of business within the telecommunications industry. As of December 31, 2007, the offset to accounts payable as a result of the unresolved disputes was $1,471. Included in accounts payable is a bank overdraft liability of $3,171, which is not available for netting against other cash accounts.

Financial Instruments

The amounts in the financial statements for cash equivalents, accounts receivable, accounts payable, and line of credit approximate fair value due to the short-term maturities of these instruments.


Asset Retirement Obligations

We have asset retirement obligations associated with our contractual tower leases for cell sites. We record our asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” and FIN 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of SFAS No. 143. In accordance with the provisions of SFAS No. 143, we recognize a retirement obligation (future cost of removal) pertaining to our long-lived assets when a legal obligation exists to remove long-lived assets at some point in the future. As of December 31, 2007, such obligations have been immaterial.

We also have asset retirement obligations related to pole attachment agreements and right of way and easement agreements. We record these obligations in accordance with FIN 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of SFAS No. 143. At December 31, 2007, we have no liability recorded for these asset retirement obligations as they have indeterminate settlement dates due principally to perpetual renewal terms. As a result, we cannot reasonably estimate the fair value of the liability. We will recognize a liability in the period in which sufficient information becomes available to reasonably estimate its fair value in accordance with FIN 47.

Warrants

Warrants (as defined in Note 11) to purchase shares of our common stock have been classified as equity in accordance with Emerging Issues Task Force Issue No. (“EITF”) 00-19: “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The fair value of warrants is determined using the Black-Scholes pricing model. Key assumptions used in the Black-Scholes pricing model include the stock price at the date of issuance, the contractual life of the warrants, the risk free interest rate, the dividend yield, and the estimated volatility of our common stock. The risk free interest rate is based on U.S. treasury yields in effect at the time of issuance for the contractual life of the warrants. The dividend yield is an estimate of the expected dividend yield on our common stock. As we do not have sufficient historical or implied volatility data for our own common stock, we estimate our volatility based on similar public entities in the telecommunications industry.


Sales Taxes

We collect sales taxes from customers and remit these amounts to applicable taxing authorities. Our accounting policy is to exclude these taxes from revenues and cost of facilities.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

Revenue Recognition

We record as revenue the amount of communications services rendered. Revenue is recognized as service is provided to customers, who are billed monthly. Provisions for discounts and credits are recorded when the revenue is recognized. Unbilled receivables (Note 3) represent revenues earned for communications services rendered but not yet billed.

Advertising

We expense all advertising costs when the advertising first takes place. Advertising expenses for the period from inception (July 2, 2007) through December 31, 2007 amounted to $46.

Earnings Per Share

We follow SFAS No. 128, “Earnings Per Share,” which requires the disclosure of basic net income per share and diluted net income per share. Basic net income per share is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share gives effect to all potentially dilutive securities.

Common stock issuable upon the exercise of warrants is excluded from the calculation of diluted earnings per share when the calculation of equivalent shares is anti-dilutive. The calculation of diluted earnings per share for 2007 excludes 5,333,333 shares that were anti-dilutive.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist primarily of accounts receivable and cash depository accounts. We grant credit and perform ongoing credit evaluations of our customers, and generally do not require collateral. We maintain all of our cash in accounts at high credit quality financial institutions. The Federal Deposit Insurance Corporation (“FDIC”) insures these cash accounts up to $100. We periodically assess the financial conditions of the commercial banks and believe the risk of loss is minimal.

Accounting Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. On an on-going basis, we evaluate our estimates, including those related to collectability of accounts receivable, valuation of inventories, useful lives of property, plant and equipment, recoverability of goodwill and intangible assets, income taxes and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. These changes in estimates are recognized in the period they are realized.

New Accounting Pronouncements

In April 2008, FASB Staff Position 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) was issued. This standard amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. FSP 142-3 is effective for consolidated financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We have not yet determined the impact, if any, from the adoption of FSP 142-3 on our consolidated financial statements.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of SFAS 133.” SFAS 161 requires disclosures of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008, with early adoption permitted. We have not yet determined the impact, if any, from the adoption of SFAS 161 on our consolidated financial statements.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin (“ARB”) 51.” SFAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 changes the way the consolidated statement of operations is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. SFAS 160 is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We do not expect the adoption of SFAS 160 to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations.” SFAS 141(R) replaces SFAS 141, “Business Combinations.” SFAS 141(R) retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS 159 to materially effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 is effective for consolidated financial statements issued for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS 157 to materially affect our consolidated financial statements.

NOTE 2 — BUSINESS COMBINATIONS


On July 2, 2007, we acquired all of the issued and outstanding membership units of FC LLC (an Ohio Limited Liability Company) (“FC LLC”) for $61.3 million in cash, which included $29.5 million for the repayment of its debt and the issuance of 13,176,000 shares of common stock having a value, based on the $5 per share IPO price (See Note 11), of approximately $65.9 million.


Concurrently, we acquired all of the issued and outstanding stock of Xtensions (a Delaware Corporation) for $11 million cash and the issuance of 2,400,000 shares of common stock having a value, based on the $5 per share IPO price (See Note 11), of approximately $12 million.

The primary reason for the acquisitions was to increase our market share in certain targeted areas and to position us for further expansion.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)


In accordance with SFAS 141 we applied the purchase method of accounting to record these acquisitions, whereby we determined that First Communications was the accounting acquirer in accordance with SFAS 141 based on the following factors:

•	As a significant portion of the purchase proceeds was comprised of cash compared to the issuance of equity interests.

•	On a fully diluted basis, holders of our stock before we acquired FC LLC held 9,165,000 shares of Series A Common Stock along with 5,333,333 “in-the-money” warrants after the acquisition of FC LLC, whereas the prior owners of FC LLC held 13,176,000 shares of Series A Common Stock after the acquisition.

•	Through our agreement with Gores FC Holdings, LLC as the majority owner of the Series A Redeemable Preferred Stock, Gores FC Holdings, LLC has the ability to elect a majority of the members of our Board of Directors and retains this right for as long as long as it maintains its ownership interest in Series A Redeemable Preferred Stock.

•	We did not retain the President or the CFO of FC LLC, choosing instead to hire a new President and to continue to search for a new CFO.

Based on the above-noted factors, we determined that First Communications is the accounting acquirer for purposes of applying SFAS 141.


The accompanying consolidated financial statements include the operating results of each company from the date of acquisition.

The purchase price allocation to the assets acquired and liabilities assumed are based on their fair values on the date of acquisition and are as follows:

	FC LLC	Xtensions	TOTAL
	(Restated)	(Restated)	(Restated)
Assets Acquired:
Cash and cash equivalents	$33	$460	$493
Accounts receivable — trade, net	11,842	1,503	13,345
Accounts receivable — related party	990	—	990
Inventory	228	—	228
Prepaid expenses	562	20	582
Property and equipment	6,143	33	6,176
Goodwill	71,704	16,375	88,079
Other intangibles, net	55,600	10,800	66,400
Deferred tax assets	86	—	86
Deposits and other assets	1,075	—	1,075
Total assets acquired	148,263	29,191	177,454

Liabilities Assumed:
Accounts payable — trade	13,115	1,470	14,585
Accrued expenses	4,800	583	5,383
Deferred tax liability	—	4,138	4,138
Deferred revenues	3,218	—	3,218
Total liabilities assumed	21,133	6,191	27,324
Net assets acquired	$127,130	$23,000	$150,130

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

Of the $66.4 million of acquired intangible assets, $12.4 million was assigned to trademarks that are not subject to registered trademarks that are not subject to amortization, $48.0 million was allocated to customer lists which have a weighted average useful life of 8 years, and $6.0 million was allocated to LMDS licenses which have a weighted average useful life of 25 years.

Approximately $66.5 million of goodwill arising from prior acquisitions of FC LLC is expected to be deductible for income tax purposes over a period of 15 years from the original acquisition dates.


We have identified certain contingencies related to disputes regarding vendor billing errors and vendor bill-backs from the 24-month preceding period that have not yet been resolved and cannot be reasonably estimated at this time. Our vendors have the right to bill us for errors for a period of two years.


NOTE 3 — ACCOUNTS RECEIVABLE — TRADE

Trade accounts receivable are comprised of billed and unbilled receivables. At December 31, 2007, billed receivables amounted to $9,904. Unbilled receivables amounted to $4,550 as of December 31, 2007. Trade accounts receivable are offset by an allowance for doubtful accounts of $661 at December 31, 2007.

NOTE 4 — OTHER INTANGIBLE ASSETS

The following is a summary of other intangible assets at December 31, 2007:

	Other Intangible Assets	Accumulated Amortization	Net	Weighted Average Amortization Period
Trademarks	$12,400	$—	$12,400	Indefinite
Customer lists	48,000	3,000	45,000	8 years
LMDS licenses	6,000	120	5,880	25 years
	$66,400	$3,120	$63,280

Total amortization expense related to other intangible assets for the period from inception (July 2, 2007) through December 31, 2007 was $3,120.

As of December 31, 2007, future estimated amortization expense related to amortizable other identifiable intangible assets will be:

2008	$6,240
2009	6,240
2010	6,240
2011	6,240
2012	6,240
Thereafter	19,680
$50,880

NOTE 5 — LINE OF CREDIT

In July 2007, we entered into a $6 million unsecured demand line of credit with a bank, with a variable interest rate of one month London Inter-Bank Offered Rate (“LIBOR”) plus 150 basis points (effective rate of 6.345% at December 31, 2007). The balance outstanding on the line of credit was $625 at December 31, 2007. We had $171 in letters of credit outstanding under the line of credit at December 31, 2007 related to three vendors.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

NOTE 6 — OPERATING LEASES

We lease facilities and certain office equipment under operating leases expiring at various dates through February 2013. Certain leases require us to pay specified taxes, insurance, utilities, and repairs and maintenance on the leased items.

Approximate minimum future rental payments under these operating leases are as follows:

2008	$1,405
2009	1,416
2010	975
2011	689
2012	567
Thereafter	95
$5,147

Rental expense under these operating leases was $785 for the period from inception (July 2, 2007) through December 31, 2007.

NOTE 7 — RELATED PARTY TRANSACTIONS

We provide telecommunication services to a shareholder, and also had a management service agreement (the “Agreement”) with the shareholder to provide management services through December 31, 2007 which amounted to $4,353 or 6.7% of revenues, recorded within revenues, net — related party in the accompanying Consolidated Statement of Operations, for the period from inception (July 2, 2007) through December 31, 2007. The Agreement related to the shareholder’s telecommunications subsidiary, which we subsequently acquired on March 6, 2008. In accordance with the Agreement, included in the related party revenue is management fee income of $400. The accounts receivable balance for this shareholder was $945 at December 31, 2007.

We also have an agreement with related parties to provide services to unrelated parties. As a result of this agreement, we recorded deferred revenue of $196 from an unrelated party at December 31, 2007 of which $27 is classified as current. This deferred revenue will be earned ratably over twenty years beginning October 2003.

NOTE 8 — EMPLOYEE BENEFIT PLAN

We have a contributory 401(k) profit-sharing plan covering substantially all employees. Generally, employees must have at least one-half year of service and be twenty-one years of age to be eligible to participate in the plan. Employees are able to contribute up to 15% of their compensation to the plan with employer matching contributions of up to 4% of employee compensation. Total employer contributions made under the plan equaled $49 for the period from inception (July 2, 2007) through December 31, 2007.

NOTE 9 — MAJOR CARRIERS AND CUSTOMERS

We have agreements with various carriers to permit our customers to use their networks. If these carriers decide not to continue those agreements due to a change in ownership or other circumstances, this could cause a loss of service in certain areas and possible loss of customers.

We purchase network access from three major carriers comprising 65.6% (24.3%, 21.6%, and 19.7%) of cost of facilities for the period from inception (July 2, 2007) through December 31, 2007. No individual customer comprised more than 10% of our total revenues for the period from inception (July 2, 2007) through December 31, 2007.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

NOTE 10 — INCOME TAXES (RESTATED)

The income tax provision for the period from inception (July 2, 2007) to December 31, 2007 is comprised of the following:

(Restated)
Current:
Federal	$323
State and local	40
363

Deferred:
Federal	$200
State and local	25
225
$588

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities as of December 31, 2007 are as follows:

Current deferred tax (assets) liabilities:
Allowance for doubtful accounts	$(253)
Vacation accrual	(85)
Prepaid expenses	342
COGS disputes	209
Deferred tax liability, net — current	213

Non-current deferred tax (assets) liabilities:
Non-goodwill intangibles	$3,649
Goodwill	280
Fixed assets	242
Deferred rent	(28)
Unearned revenue	(65)
Other	(14)
Deferred tax liability, net — long-term	4,064
Net deferred tax liability	$4,277

A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the period from inception (July 2, 2007) to December 31, 2007 is as follows:

Statutory federal income tax rate	34.0%
Increases (reductions) in taxes resulting from:
State income taxes, net of federal tax benefit	4.3%
Other, net	1.4%
Effective income tax rate for the period	39.7%

We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2007, we have made no provisions for interest or penalties related to uncertain tax positions.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

We file income tax returns in the U.S. federal jurisdiction, and various state jurisdictions. For federal tax purposes, our 2007 tax year remains open for examination by the tax authorities under the normal three year statute of limitations. Generally, for state tax purposes, our 2007 tax year will remain open for examination by the tax authorities under a four year statute of limitations.

The realization of our deferred tax assets are significant estimates requiring assumptions regarding the sufficiency of future taxable income to realize the future tax deductions from the reversal of deferred tax assets. Our unrecognized tax benefit for uncertain tax positions was immaterial at December 31, 2007.

NOTE 11 — STOCKHOLDERS’ EQUITY AND REDEEMABLE PREFERRED STOCK

Amended Articles of Incorporation

On April 16, 2007, we amended and restated our articles of incorporation to authorize 70,000,000 shares of capital stock that may be issued consisting of 59,165,000 (“Series A common stock”) shares of common stock, par value $0.001 per share, 835,000 shares of Series B nonvoting common stock (“Series B common stock”), par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Management Shares


Prior to the Initial Public Offering (“IPO”) transaction we issued 1,326,000 shares of common stock to certain members of management of FC LLC and Xtensions in exchange for their interests in FCI Investments, Inc. We accounted for this exchange in accordance with SAB No. 48, “Transfers of Nonmonetary Assets by Promoters or Shareholders in Exchange for Common Stock” which required a valuation based upon the historical cost basis of management’s interests in FCI Investments.


Initial Public Offering

On July 2, 2007, in our IPO on the AIM of the London Stock Exchange, we issued 9,165,000 shares of Series A common stock, 835,000 shares of Series B common stock, 40,000 shares of Series A Redeemable Preferred Stock (“Series A Preferred Stock”), and 15,333,333 warrants to purchase common stock for gross proceeds of approximately $81.6 million, net of issuance costs of $8.4 million. We recorded the value of the common stock, preferred stock and warrants issued as part of the IPO at their relative fair values. On July 2, 2007, we issued 16,902,000 shares of common stock in conjunction with the acquisitions of FC LLC and Xtension, see Note 2 for further details. On March 6, 2008, 25,000 shares of the Series A Preferred Stock were redeemed in conjunction with the closing of a new credit facility, see Note 13 for further details.

The aforementioned warrants consist of the following:

Tranche 1 Warrants

We issued Tranche 1 Warrants to the holders of Series A Preferred Stock in conjunction with our IPO, pursuant to which they are entitled to purchase up to 5,333,333 shares of common stock at $0.05 per share. The Tranche 1 Warrants expire on July 2, 2012. The holders of the Tranche 1 Warrants have agreed that, subject to certain exceptions, they will not dispose of any interest in the Tranche 1 Warrants or common stock issued upon the exercise of the warrants before July 2008. The relative fair value of the Tranche 1 Warrants was $19,329 and is included in additional paid in capital.

Tranche 2 Warrants

We issued Tranche 2 Warrants to the holders of Series A Preferred Stock in conjunction with our IPO, pursuant to which they are entitled to purchase up to 8,000,000 shares of common stock at $7.50

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

per share. The Tranche 2 Warrants expire on July 2, 2010. The holders of the Tranche 2 Warrants have agreed that, subject to certain exceptions, they will not dispose of any interest in the Tranche 2 Warrants or common stock issued upon the exercise of the warrants before July 2008. The relative fair value of the Tranche 2 Warrants was $3,909 and is included in additional paid in capital.

IPO Warrants

We issued IPO Warrants to certain holders of common stock and Series A Preferred Stock in conjunction with our IPO, pursuant to which they are entitled to purchase up to 2,000,000 shares of common stock at $7.50 per share. The IPO Warrants expire on July 2, 2010. The holders of the IPO Warrants have agreed that, subject to certain exceptions, they will not dispose of any interest in the IPO Warrants or common stock issued upon the exercise of the warrants before July 2008. The relative fair value of the IPO Warrants was $977 and is included in additional paid in capital.

The following table summarizes the Black-Scholes assumptions used to determine the fair value of the aforementioned warrants:

Warrant	Tranche 1 Warrants	Tranche 2 Warrants	IPO Warrants
Term (years)	5	3	3
Volatility	40.0%	35.0%	35.0%
Risk-free rate	3.6%	3.1%	3.1%
Dividend rate	0.0%	0.0%	0.0%

Based on our articles of incorporation and share purchase agreements the common and preferred shares have the following rights and privileges:

Conversion

The Series B common stock is convertible into common stock on a one to one basis. The Series A Preferred Stock is not convertible.

Dividends

The Series A Preferred Stock is entitled to dividends subsequent to September 2008, which are cumulative and accrue at a 12% annual rate based on the original issue price of $1,000 per share.

Liquidation Preference

The holders of Series A Preferred Stock have liquidation rights equal to the original purchase price of $1,000 per share, plus any declared but unpaid dividends on a pari passu basis. The holders of Series A Preferred Stock have preference over common stockholders. After payment in full to the holders of Series A Preferred Stock, the remaining assets, if available, of the Company shall be distributed ratably to the holders of Series A common stock and Series B common stock.

Redemption

We have the option to redeem the Series A Preferred Stock at any time at the original issue price of $1,000 per share plus all accrued but unpaid dividends. On or after July 2, 2012, at the election of the holders of the majority of the then outstanding Series A Preferred Stock, the holders may redeem part or all of the Series A Preferred Stock at the original issue price of $1,000 per share plus all accrued but unpaid dividends.

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

The Series B common stock had the right to become redeemable if we failed to obtain certain regulatory approvals, as defined in the articles of incorporation, prior to November 2, 2007. We obtained the regulatory approvals in October 2007 thus the Series B common stock redemption feature was terminated.

Voting and Other Rights

The Series A Common stock exclusively possesses all voting power and each share of common stock has one vote. Gores FC Holdings, LLC, as the majority owner of the Series A Preferred Stock, is entitled to elect a majority of the members of the Board of Directors. As long as they hold a majority of the Series A Preferred Stock, they shall have the right at each annual meeting to elect the majority of the members of the Board of Directors or upon written notice a special meeting shall be called to immediately elect the majority of the Board of Directors. In addition, we cannot, without obtaining the approval by vote or written consent of Gores FC Holdings, LLC, take any number of actions, including but not limited to changing the lines of business or exit existing lines of business, incur indebtedness above a leverage level or hire or materially change the terms of employment of any member of senior management.

Stock-Based Compensation

We have reserved 274,000 shares of Series A common stock for the issuance of shares under a stock option incentive plan. The terms of a stock option plan have not been approved by the Board of Directors and none of the reserved shares have been granted as of December 31, 2007.

NOTE 12 — CONTINGENCIES

We are subject to various claims and legal proceedings covering a range of matters that arise in the ordinary course of our business activities. We believe that any liability that may ultimately result from the resolutions of these matters will not have a material effect on our financial position, results of operations or cash flows.


We have identified certain contingencies related to disputes regarding vendor billing errors and vendor bill-backs from the 24-month preceding period that have not yet been resolved and can not be reasonably estimated at this time. Our vendors have the right to bill us for errors for a period of two years.


Disclosure of the potential for changes in other estimates used in determining amounts reported for our vendor billing errors and vendor bill-backs is not required because, given our history of making similar estimates, it is not considered at least reasonably possible that they will change in the near term by amounts that would be material to the consolidated financial statements.

NOTE 13 — SUBSEQUENT EVENTS

On March 6, 2008, we acquired substantially all of the assets and certain assumed liabilities of FirstEnergy Telecom Services, Inc. (“FE Telecom”), a fiber and wireless infrastructure provider, for $45 million and subject to certain working capital adjustments to be determined subject to closing the transaction. FE Telecom was a subsidiary of FirstEnergy Corp., which is a shareholder of the Company. We are still evaluating the allocation of purchase price to the fair value of acquired assets and assumed liabilities.

Concurrently, we closed a $90 million credit facility syndicated by JP Morgan Securities Inc. The financing facility includes a $70 million term loan and a $20 million revolving line of credit (which replaces the line of credit agreement described in Note 5), secured by substantially all of our assets. The proceeds of the new credit facility were used to pay for the acquisition of FE Telecom’s assets, along with the pro-rata redemption of $25 million of our outstanding Preferred Stock, and will be used ongoing for general working capital purposes. The facility is five years, with pricing starting at 375 basis points over US LIBOR (53% of which is fixed under interest rate swaps

FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(in thousands, except per share data or as otherwise specified)
December 31, 2007
(Restated)

for three years at 3.03% and 22% of which is fixed for five years at 3.56%). We also have the ability to increase the term loan by an additional $25 million under an accordion feature.

On March 31, 2008, we merged our joint venture BPL operations, FirstSpeed, LLC with PowerGrid Communications, Inc. (“PowerGrid”), a Delaware based C corporation. We now own a 25% interest in PowerGrid, which is the surviving company. PowerGrid provides utilities and energy users a more efficient, reliable, and responsible power grid through the deployment of BPL and other communication technologies and management software.

On July 21, 2008, we signed a definitive agreement to acquire GCI Globalcom Holdings, Inc., the sole shareholder of Globalcom, Inc. (“Globalcom”), a fiber and wireless infrastructure provider, for $58.5 million in cash.

Concurrently, we closed $50 million in incremental term loan commitments, syndicated by JP Morgan Securities Inc. The proceeds of the debt raise will be used to pay for the acquisition along with $8.5 million under the existing $20 million revolving credit facility.

On August 15, 2008, we signed a letter of intent to transact a reverse merger with Renaissance Acquisition Corp. (“RAK”) in which we will be the surviving company. The purchase price will be approximately $365 million. RAK is listed on the American Stock Exchange and was organized as a special purpose acquisition corporation. RAK will issue $224 million of stock to our current equity holders, assume $130 million of our debt, including the Globalcom transaction, and retire $15 million of our Preferred Stock less $4 million of our cash.

NOTE 14 — RESTATEMENT

Our previously issued consolidated financial statements for the period from inception (July 2, 2007) to December 31, 2007 have been restated to reflect adjustments to purchase accounting entries; cash; accounts receivable — trade; deferred tax assets and liabilities; prepaid expenses; goodwill; deposits and other assets; accounts payable — trade; income tax payable; accrued expenses; deferred revenue; redeemable preferred stock; additional paid in capital; retained earnings; revenues; cost of facilities; selling, general and administrative expenses; other expense, net; provision for income taxes; and cash flows.

The restatement lowered income before income taxes by $4.3 million, which was primarily due to amounts recorded in the consolidated statement of operations, which should be purchase price adjustments and $350 of aborted financing costs. Net income was lowered by the changes above offset by the income taxes on the adjustments and corrections of other income tax expense misstatements.

Earnings per share was not disclosed in the previously reported consolidated financial statements and notes.

Effects on the financial statements are as follows:

	As Previously Reported	Restated
Consolidated Balance Sheet:
Cash and cash equivalents	$11,163	$9,300
Accounts receivable — trade	14,469	13,793
Accounts receivable — related party	502	945
Deferred tax asset — current	215	—
Prepaid expenses	1,256	823
Total current assets	27,740	24,997
Office equipment	278	232
Furniture and fixtures	606	561
Goodwill	103,410	88,079
Deposits and other assets	1,707	1,357
Total other assets	168,397	152,716
Total assets	203,359	184,936
Accounts payable — trade	14,802	13,220
Federal income tax payable	1,466	362
Accrued expenses	2,455	2,600
Deferred tax liability, net — current	—	213
Deferred revenue — current	1,625	3,244
Total current liabilities	20,974	20,264
Deferred tax liability, net — long-term	13,735	4,064
Total non-current liabilities	13,905	4,234
Redeemable preferred stock — mezzanine	—	40,000
Redeemable preferred stock — shareholders’ equity	40	—
Common stock	27	—
Series A common stock	—	26
Series B common stock	—	1
Additional paid in capital	164,854	119,482
Retained earnings	3,599	929
Total shareholder’s equity	168,480	120,438
Total liabilities and shareholder’s equity	203,359	184,936

Consolidated Statement of Operations
Revenues, net	$64,286	$61,200
Total revenues, net	68,640	65,553
Cost of facilities	43,683	44,560
Selling, general and administrative expenses	15,384	15,706
Operating income	5,860	1,575
Other expenses, net	7	58
Income before income taxes	5,854	1,517
Provision for income taxes	2,255	588
Net income	3,599	929

Consolidated Statement of Cash Flows:
Net cash flows — operating activities	$8,150	$(2,317)
Net cash flows — investing activities	(82,787)	(73,810)
Net cash flows — financing activities	85,799	85,427
Cash and cash equivalents, end of period	11,163	9,300


FIRST COMMUNICATIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2008
AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008



FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,771	$9,300
Accounts receivable — trade, less allowance for doubtful accounts of $1,123 at September 30, 2008 and $661 at December 31, 2007, respectively	20,473	13,793
Accounts receivable — related party	1,675	945
Federal income tax refund receivable	1,722	—
Inventory	2,888	136
Prepaid expenses	5,915	823

TOTAL CURRENT ASSETS	35,444	24,997

PROPERTY AND EQUIPMENT
Switches	55,676	2,750
Cell towers	723	—
Technical equipment	5,100	1,922
Leasehold improvements	43	28
Office equipment	660	232
Furniture and fixtures	640	561
Software	1,613	1,500
Software development in progress	1,623	823
	66,078	7,816
Less: Accumulated depreciation	(3,446)	(593)

NET PROPERTY AND EQUIPMENT	62,632	7,223

OTHER ASSETS
Goodwill	123,527	88,079
Other intangible assets, net	96,383	63,280
Deposits and other assets	8,107	1,357

TOTAL OTHER ASSETS	228,017	152,716

TOTAL ASSETS	$326,093	$184,936

See accompanying notes.


FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2008	December 31, 2007
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$12,000	$—
Revolver and line of credit	10,000	625
Accounts payable — trade	13,628	13,220
Federal income tax payable	—	362
Accrued expenses	10,742	2,600
Deferred tax liability, net — current	645	213
Deferred revenue — current	7,277	3,244
TOTAL CURRENT LIABILITIES	54,292	20,264

NON-CURRENT LIABILITIES
Long-term debt, net of current maturities	104,500	—
Deferred tax liability, net — long term	12,948	4,064
Deferred revenue — long term	14,965	170

TOTAL NON-CURRENT LIABILITIES	132,413	4,234

TOTAL LIABILITIES	186,705	24,498

Redeemable Preferred Stock, $0.001 par value; 10,000,000 shares authorized, 15,000 and 40,000 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively (liquidation preference $1,000 per share)	15,000	40,000

SHAREHOLDERS’ EQUITY
Series A Common Stock, $0.001 par value; 59,165,000 shares authorized, 26,067,000 shares issued and outstanding	26	26
Series B Non-Voting Common Stock, $0.001 par value; 835,000 shares authorized, 835,000 shares issued and outstanding	1	1
Additional paid in capital	119,482	119,482
Retained earnings	4,879	929

TOTAL SHAREHOLDERS’ EQUITY	124,388	120,438

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$326,093	$184,936

See accompanying notes.


FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2008
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
REVENUES, NET
Revenues, net	$37,500	$107,538
Revenues, net — related party	2,211	5,947

TOTAL REVENUES, NET	39,711	113,485

COST OF FACILITIES, exclusive of depreciation and amortization stated below	23,741	69,838

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	8,596	26,169

DEPRECIATION AND AMORTIZATION	3,231	8,475

OPERATING INCOME	4,143	9,003

OTHER INCOME (EXPENSE)
Interest expense	(1,544)	(2,552)
Other	167	156

OTHER INCOME (EXPENSE), NET	(1,377)	(2,396)

INCOME BEFORE INCOME TAXES	2,766	6,607

PROVISION FOR INCOME TAXES	1,205	2,657

NET INCOME	$1,561	$3,950

Basic weighted average shares outstanding	26,902	26,902
Effect of dilutive securities — Stock options and awards	5,280	5,280
Diluted weighted average shares outstanding	32,182	32,182
Basic earnings per share	$0.06	$0.15
Diluted earnings per share	$0.05	$0.12

See accompanying notes.


FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2008
(in thousands)
(unaudited)

Nine Months Ended September 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,475
Bad debt expense	708
Deferred taxes	2,641
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable — trade, net	778
Prepaid expenses	(3,934)
Inventory	18
Deposits and other assets	(1,085)
Accounts payable — trade	99
Federal income tax payable	(1,325)
Accrued expenses	4,080
Deferred revenue	(3,008)
NET CASH PROVIDED BY OPERATING ACTIVITIES	11,397

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(3,265)
Acquisition of assets and assumption of liabilities, net of cash acquired	(105,750)
Investment in equity method investee	(134)
Net change in accounts receivable — related party	(730)
NET CASH USED IN INVESTING ACTIVITIES	(109,879)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from term note	120,000
Proceeds from revolver	10,000
Proceeds from stock issuance, net of issuance and transaction costs	—
Redemption of preferred stock	(25,000)
Payment of deferred financing costs	(5,751)
Repayment of long-term note	(3,500)
Repayment of line of credit	(625)
Change in bank overdraft	(3,171)
NET CASH PROVIDED BY FINANCING ACTIVITIES	91,953

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,529)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	9,300

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,771

Cash paid during the period for:
Interest	$2,695
Income taxes, net of refunds	1,724

See accompanying notes.


FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in thousands of dollars except share and per share data)
September 30, 2008

NOTE 1 — BASIS OF PRESENTATION

Unless the context requires otherwise or unless otherwise noted, when we use the terms “we,” “us,” “our” or the “Company,” we are referring to First Communications, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the U.S. (“GAAP”) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008. The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date, but does not include all of the information and notes required by GAAP for complete financial statements. For further information, refer to our audited consolidated financial statements and footnotes for the period ended December 31, 2007.

Our Series A Common stock exclusively possesses all voting power and each share of common stock has one vote. Gores FC Holdings, LLC, as the majority owner of the Series A Preferred Stock, is entitled to elect a majority of the members of the Board of Directors. As long as they hold a majority of the Series A Preferred Stock, they shall have the right at each annual meeting to elect the majority of the members of the Board of Directors or upon written notice a special meeting shall be called to immediately elect the majority of the Board of Directors. In addition, we cannot, without obtaining the approval by vote or written consent of Gores FC Holdings, LLC, take any number of actions, including but not limited to changing the lines of business or exit existing lines of business, incur indebtedness above a leverage level or hire or materially change the terms of employment of any member of senior management.

On September 15, 2008, we entered into a definitive agreement to transact a reverse merger with Renaissance Acquisition Corp. (“RAK”) in which we will be the surviving company. The purchase price would be up to approximately $369 million. RAK is listed on the American Stock Exchange and was organized as a special purpose acquisition company. RAK will issue approximately 18,459,917 shares of common stock to our current equity holders at closing, assume our debt and $1.9 million of cash and retire $15 million of our Series A Preferred Stock. Our equity holders may also receive up to 18,450,000 shares of additional RAK common stock upon satisfaction of the Warrant Condition and the EBITDA Condition.

NOTE 2 — ACQUISITIONS

On September 30, 2008, we acquired GCI Globalcom Holdings, Inc., the sole shareholder of Globalcom, Inc. (“Globalcom”), a fiber and wireless infrastructure provider, for $59 million in cash including $0.5 million in transaction costs. The final purchase price is subject to certain working capital adjustments which are still to be determined. Accordingly we have not finalized the allocation of purchase price and it is at least reasonably possible that allocated values will change in the near term. The preliminary purchase price allocation has been recorded in our September 30, 2008 consolidated balance sheet. We began consolidating Globalcom’s results of operations in our October 2008 consolidated financial statements.

The Globalcom preliminary purchase price is estimated at $59 million and is comprised of:

Purchase Price Calculation:
Cash	$58,500
Acquisition related transaction costs	500
Total Preliminary Purchase Price	$59,000


FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(unaudited, in thousands of dollars except share and per share data)
September 30, 2008

Preliminary Allocation of Purchase Price
Cash	$1,070
Goodwill	33,549
Identifiable intangible assets	20,000
Accounts receivable	5,615
Property and equipment	13,343
Prepaid and other assets	1,422
Tangible liabilities assumed	(9,324)
Net deferred tax liabilities	(6,675)
Total Preliminary Purchase Price Allocation	$59,000

Following are the unaudited pro forma results of operations as if the acquisition had occurred at the beginning of 2008 (in thousands):

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Revenues	$53,722	$158,982
Net income	1,129	3,614
Earnings per share:
Basic	$0.04	$0.13
Diluted	$0.04	$0.11

On March 31, 2008, we merged our joint venture BPL operations, FirstSpeed, LLC with PowerGrid Communications, Inc. (“PowerGrid”), a Delaware based C corporation and an un-related party. We now own a 25% interest in PowerGrid which is the surviving company. PowerGrid provides utilities and energy users a more efficient, reliable, and responsible power grid through the deployment of BPL and other communication technologies and management software. We account for our remaining investment in PowerGrid under the equity method. Results of operations were immaterial to our three and nine months ended September 30, 2008 consolidated results of operations and our net investment is immaterial to our consolidated balance sheet.

On March 6, 2008, we acquired certain identified assets and assumed liabilities of FirstEnergy Telecom Services, Inc. (“FE Telecom”), a fiber and wireless infrastructure provider, for $45 million in cash. The final purchase price is subject to certain working capital adjustments which are still to be determined. Accordingly we have not finalized the allocation of purchase price and it is at least reasonably possible that allocated values will change in the near term. FE Telecom was a subsidiary of FirstEnergy Corp., which is a shareholder of the Company.

NOTE 3 — CONTINGENCIES

We are subject to various claims and legal proceedings covering a range of matters that arise in the ordinary course of our business activities. Management believes that any liability that may ultimately result from the resolutions of these matters will not have a material effect on our consolidated financial position, results of operations or cash flows.

In an attempt to settle disputes with one of our suppliers, we were notified by the supplier that they billed us incorrectly for interstate and intrastate calls for the past seven years. As of September 30, 2008, we have not received any bills for these claims and we believe that we have a reasonable basis to dispute any bills, should they arrive. As of September 30, 2008, we can not reasonably estimate the potential loss, if any, and have not recorded a contingent liability. This matter, if decided adversely through litigation or settled by us, may result in a liability material to the consolidated financial condition or results of operations.



FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(unaudited, in thousands of dollars except share and per share data)
September 30, 2008

We have identified certain contingencies related to disputes regarding vendor billing errors and vendor bill-backs from the 24-month preceding period that have not yet been resolved and can not be reasonably estimated at this time. Our vendors have the right to bill us for errors for a period of two years.

Disclosure of the potential for changes in other estimates used in determining amounts reported for our vendor billing errors and vendor bill-backs is not required because, given our history of making similar estimates, it is not considered at least reasonably possible that they will change in the near term by amounts that would be material to the financial statements.

NOTE 4 — DEBT

On September 30, 2008, concurrently with the Globalcom acquisition, we entered into a $50 million incremental term loan syndicated by JP Morgan Securities Inc. The proceeds from the new debt along with an additional $10 million of borrowings on the existing $20 million Revolving Credit Facility were used to pay for the acquisition and the associated debt financing costs. The facility term is coterminous with the existing facility, with pricing starting at 425 basis points, currently 375 basis points, over US London Inter-Bank Offered Rate (“LIBOR”) (75% of which is fixed under interest rate swap for three years at 3.77%).

On March 6, 2008, concurrently with the FE Telecom acquisition, we entered into a $90 million credit facility (the “Facility”), syndicated by JP Morgan Securities Inc. The Facility includes a $70 million term loan and a $20 million revolving line of credit (which replaces the line of credit agreement described below), secured by substantially all of our assets. The proceeds of the Facility were used to pay for the acquisition of FE Telecom, along with the pro-rata redemption of $25 million of our outstanding Preferred Stock, and will be used for general working capital purposes. The Facility is five years, with pricing starting at 425 basis points, currently 375 basis points, over US LIBOR (53% of which is fixed under interest rate swaps for three years at 3.03% and 22% of which is fixed under interest rate swaps for five years at 3.56%) (weighted average rate of 6.78% and 6.81% for the three and nine months ended September 30, 2008). We also had the ability to increase the term loan by an additional $25 million under an accordion feature.

In July 2007, we entered into a $6 million unsecured demand line of credit with a bank, with variable interest rate at one month US LIBOR plus 150 basis points. On March 6, 2008, the outstanding balance on the line of credit of $625 was repaid and replaced by the Facility.

NOTE 5 — INTEREST RATE SWAPS

At September 30, 2008, we had interest rate swaps in place for a total notional amount of $90.0 million of Facility. A notional amount of $36.75 million is fixed at an interest rate of 3.03% for three years maturing in March 2011, a notional amount of $15.75 million is fixed at an interest rate of 3.56% for five years maturing in March 2013 and a notional amount of $37.5 million is fixed at an interest rate of 3.77% for three years maturing in September 2011. The fair value of the interest rate swaps resulted in a loss of $279 and a gain of $383 for the three and nine months ended September 30, 2008, respectively, and are included as an adjustment to interest expense. The fair value of the interest rate swaps of $383 at September 30, 2008 is recorded on our consolidated balance sheet in other assets.

NOTE 6 — GOODWILL AND OTHER INTANGIBLE ASSETS

Other intangible assets primarily consist of trademarks, customer lists and Local Multipoint Distribution System (“LMDS”) licenses. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not being amortized and have been tested for impairment. LMDS is an authorized fixed broadband wireless service that may be used to provide high-speed data transfer, telephone service, telecommunications network transmission, internet access, video broadcasting, video conferencing, and other services. Customer lists and LMDS licenses are being amortized on a straight-line basis over their estimated economic lives of eight to 16 years and



FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(unaudited, in thousands of dollars except share and per share data)
September 30, 2008

25 years, respectively. The straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained by us in each reporting period.

The following is a summary of other intangible assets at September 30, 2008:

	Other Intangible Assets	Accumulated Amortization	Net	Weighted Average Amortization Period
Trademarks	$12,400	$—	$12,400	Indefinite
Customer lists	85,803	7,520	78,283	8–16 years
LMDS licenses	6,000	300	5,700	25 years
	$104,203	$7,820	$96,383

Total amortization expense related to other intangible assets for the three and nine months ended September 30, 2008 was $1,780 and $4,960, respectively.

NOTE 7 — INCOME TAXES

As of September 30, 2008, we did not have any significant unrecognized tax benefits. We do not anticipate significant changes to our total unrecognized tax benefits through the end of the third quarter of 2009. In October 2008, our subsidiary Globalcom received notice that it is subject to an Internal Revenue Service audit for the 2006 tax year.

NOTE 8 — CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject us to concentration of credit risk consist primarily of accounts receivable and cash depository accounts. We grant credit and perform ongoing credit evaluations of our customers, and generally do not require collateral. We maintain all of our cash in accounts at high credit quality financial institutions. The Federal Deposit Insurance Corporation (“FDIC”) insures these cash accounts up to $100. As of October 3, 2008, the FDIC coverage was raised temporarily to $250 which will revert back to the earlier limit of $100 on January 1, 2010 unless further government action is taken. We periodically assess the financial conditions of the commercial banks and believe the risk of loss is minimal.

Also, on Oct. 3, President Bush signed a bill that temporarily increases FDIC coverage of individual accounts to $250,000, up from $100,000. Unless the government changes the provisions, the deposit insurance reverts back to the earlier limits on Jan. 1, 2010.

NOTE 9 — FAIR VALUE

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. SFAS 157 does not require any new fair value measurements. In February 2008, the FASB amended SFAS 157 to exclude SFAS 13, “Accounting for Leases.” In addition, the FASB delayed the effective date of SFAS 157 for non-financial assets and liabilities to fiscal years beginning after November 15, 2008. We adopted the provisions of SFAS 157 related to our financial assets and liabilities on January 1, 2008. The adoption of SFAS 157 did not materially affect our financial statements.



FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(unaudited, in thousands of dollars except share and per share data)
September 30, 2008

The following table provides a summary of the fair values of assets and liabilities under SFAS 157:

	Fair Value Measurements at September 30, 2008 Using
Description	Carrying Value at June 30, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap	$383	$—	$383	$—

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We adopted this statement as of January 1, 2008 and elected not to apply the fair value option to any of our financial instruments.

NOTE 10 — NEW ACCOUNTING PRONOUNCEMENTS

In April 2008, Financial Accounting Standards Board (“FASB”) Staff Position 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) was issued. This standard amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We have not yet determined the impact, if any, from the adoption of SFAS 142-3 on our financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133.” SFAS 161 requires disclosures of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008, with early adoption permitted. We have not yet determined the impact, if any, from the adoption of SFAS 161 on our financial statements.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin (”ARB“) 51. SFAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. SFAS 160 is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We do not expect the adoption of SFAS 160 to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS 141 (revised 2007), ”Business Combinations.“ SFAS 141(R) replaces SFAS 141, ”Business Combinations.“ SFAS 141(R) retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited.



FIRST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(unaudited, in thousands of dollars except share and per share data)
September 30, 2008

NOTE 11 — RELATED PARTY TRANSACTIONS

We provide telecommunication services to a shareholder which amounted to $2,211 and $5,947 or 5.6% and 5.2% of revenues, recorded within revenues, net — related party in the Consolidated Statement of Income, for the three and nine months ended September 30, 2008, respectively. The accounts receivable balance for this shareholder was $910 at September 30, 2008.


FIRST COMMUNICATIONS, LLC
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006 AND 2005 AND
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

INDEPENDENT AUDITORS’ REPORT

To the Members
First Communications, LLC
Fairlawn, Ohio

We have audited the balance sheets of First Communications, LLC as of December 31, 2006 and 2005, and the statements of income, changes in members’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of First Communications, LLC as of December 31, 2006 and 2005, and the results of its operations, and its cash flows for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 4 to the financial statements, a certain error resulting in the overstatement of previously reported intangible assets and deferred revenues as of December 31, 2006, were discovered by management of the Company during March 2007. Accordingly, the 2006 financial statements have been restated to correct the error.

/s/ BOBER, MARKEY, FEDOROVICH & COMPANY

Akron, Ohio
March 29, 2007

FIRST COMMUNICATIONS, LLC
BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$502,252	$941,490
Accounts receivable — trade, less allowance for doubtful accounts of $625,000 and $800,000 as of December 31, 2006 and 2005, respectively	9,309,320	9,706,595
Accounts receivable — related party	1,200,350	1,094,685
Inventory	240,112	53,258
Prepaid expenses	974,500	311,763

TOTAL CURRENT ASSETS	12,226,534	12,107,791

PROPERTY AND EQUIPMENT
Switches	2,429,691	1,910,184
Technical equipment	4,482,576	3,261,668
Leasehold improvements	105,210	43,561
Office equipment	1,154,358	960,885
Furniture and fixtures	245,798	204,696
Vehicles	71,472	71,472

	8,489,105	6,452,466
Less: Accumulated depreciation	(3,595,534)	(2,384,791)

NET PROPERTY AND EQUIPMENT	4,893,571	4,067,675

OTHER ASSETS
Goodwill	11,494,007	9,788,007
Other intangibles, net, as restated (Note 4)	1,891,595	4,230,800
Deposits and other assets	641,260	322,996
	14,026,862	14,341,803

TOTAL ASSETS	$31,146,967	$30,517,269

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNICATIONS, LLC
BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$3,922,000	$—
Current maturities of long-term debt	6,168,254	557,143
Accounts payable — trade	4,773,884	5,443,350
Accounts payable — related party	—	171,041
Accrued expenses	1,562,484	1,926,521
Accrued distributions	—	1,577,037
Deferred revenue — current, as restated (Note 4)	1,616,312	2,998,315

TOTAL CURRENT LIABILITIES	18,042,934	12,673,407

NON-CURRENT LIABILITIES
Long-term debt, net of current maturities	4,035,318	8,203,571
Deferred revenue — long term, as restated (Note 4)	195,699	2,125,320

TOTAL NON-CURRENT LIABILITIES	4,231,017	10,328,891

TOTAL LIABILITIES	22,273,951	23,002,298

MEMBERS’ EQUITY
Member units, 1,000 units outstanding	8,881,672	8,881,672
Accumulated deficit	(31,096)	(1,364,308)
Accumulated other comprehensive gain (loss)	22,440	(2,393)
	8,873,016	7,514,971

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$31,146,967	$30,517,269

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNICATIONS, LLC
STATEMENTS OF INCOME
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
REVENUES, NET
Revenues, net	$67,812,190	$52,886,942	$36,750,341
Revenues, net — related party	4,881,754	5,086,303	3,780,830

TOTAL REVENUES, NET	72,693,944	57,973,245	40,531,171

COST OF FACILITIES, exclusive of depreciation and amortization shown below	50,589,448	41,396,736	25,624,400

DEPRECIATION AND AMORTIZATION	2,377,515	1,139,882	534,546

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	17,400,416	14,078,408	12,367,869

INCOME FROM OPERATIONS	2,326,565	1,358,219	2,004,356

OTHER INCOME (EXPENSE)	(388,431)	(61,751)	370,599

NET INCOME	$1,938,134	$1,296,468	$2,374,955

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNICATIONS, LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
For the Years Ended December 31, 2006, 2005 and 2004

	Member Units		Accumulated Deficit	Accumulated Other Comprehensive Gain (Loss)	Total Members’ Equity	Comprehensive Income
Beginning balance, January 1, 2004	1,000	$8,881,672	$(2,452,580)	$(308,802)	$6,120,290

Net income			2,374,955	—	2,374,955	$2,374,955

Net gain on cash flow hedging instruments	—	—	—	134,560	134,560	134,560

Ending balance, December 31, 2004	1,000	$8,881,672	$(77,625)	$(174,242)	$8,629,805	$2,509,515

Net income	—	—	1,296,468	—	1,296,468	$1,296,468

Distributions			(2,583,151)	—	(2,583,151)

Net gain on cash flow hedging instruments	—	—	—	171,849	171,849	171,849

Ending balance, December 31, 2005	1,000	8,881,672	(1,364,308)	(2,393)	7,514,971	$1,468,317

Net income	—	—	1,938,134		1,938,134	$1,938,134

Distributions	—	—	(604,922)	—	(604,922)

Net gain on cash flow hedging instruments	—	—	—	24,833	24,833	24,833

Ending balance, December 31, 2006	1,000	$8,881,672	$(31,096)	$22,440	$8,873,016	$1,962,967

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNICATIONS, LLC
STATEMENTS OF CASH FLOWS
For the Years Ended December 31 2006, 2005 and 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,938,134	$1,296,468	$2,374,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,377,515	1,139,882	534,546
Gain on sale of property and equipment	(220,573)	—	—
Changes in operating assets and liabilities:
Accounts receivable — trade, net	1,530,519	(4,295,506)	(1,048,673)
Prepaid expenses	14,308	(231,564)	(1,927)
Inventory	(186,854)	(37,570)	(15,688)
Deposits and other assets	(27,882)	62,924	—
Accounts payable — trade	(669,466)	1,824,055	222,874
Accrued expenses	(339,204)	516,226	(31,930)
Deferred revenue	(2,086,624)	1,546,965	667,471
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,329,873	1,821,880	2,701,628

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property and equipment	(2,074,632)	(988,248)	(365,665)
Deposits on property and equipment	(190,382)	(190,382)	(14,424)
Business acquisitions	(3,910,290)	(4,263,000)	—
Proceeds from sale of property and equipment	500,000	—	—
Net change in accounts receivable — related party	(105,665)	(351,747)	(445,626)
NET CASH USED IN INVESTING ACTIVITIES	(5,780,969)	(5,793,377)	(825,715)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings (payments) due to cash overdraft, funded by line of credit	—	(911,877)	911,877
Net borrowings on line of credit	3,922,000	—	—
Proceeds from issuance of long-term notes payable	2,000,000	3,900,000	—
Payments on notes payable	(557,142)	(139,286)	(406,504)
Distributions paid	(2,181,959)	(1,006,114)	—
Net change in accounts payable — related party	(171,041)	171,041	(92,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,011,858	2,013,764	413,373

NET (DECREASE) INCREASE IN CASH CASH EQUIVALENTS	(439,238)	(1,957,733)	2,289,286

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	941,490	2,899,223	609,937

CASH AND CASH EQUIVALENTS, END OF YEAR	$502,252	$941,490	$2,899,223

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNICATIONS, LLC
STATEMENTS OF CASH FLOWS
For the Years Ended December 31 2006, 2005 and 2004

	2006	2005	2004
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$910,587	$188,296	$324,712
SUPPLEMENTARY DISCLOSURES OF NONCASH ACTIVITIES:
Fair market value adjustment for derivatives
Accrued liabilities — other	$24,833	$171,849	$134,560
Accumulated comprehensive loss	(24,833)	(171,849)	(134,560)
	$—	$—	$—

During 2006, the Company ceased pursuing the customers under the agreement which gave rise to the intangible assets and deferred revenue. Other intangible assets and related deferred revenues were restated (Note 4) to $0 as of December 31, 2006.

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

First Communications, LLC (the “Company”), is a limited liability company that provides local and long-distance telephone and other telecommunications related services throughout the United States. The Company’s long distance customer base is composed primarily of commercial and residential consumers located in Ohio, Michigan, Pennsylvania, Indiana, Illinois and Florida. During 2004, the Company began providing cellular telephone services.

Cash and Cash Equivalents

The Company considers all short-term securities purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company makes sales on credit to customers in the ordinary course of business and carries its accounts receivable at cost less allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based on its history of past write-offs, collections and current credit conditions. Accounts are written off when the Company determines that the accounts are uncollectible.

Inventory

Inventory consists of cellular telephones and is valued using the lower of cost or market.

Property and Equipment

Property and equipment are stated at cost. Major additions and improvements are charged to the property accounts while replacements, maintenance and repairs, which do not improve or extend the life of the assets, are expensed currently. When property is retired or otherwise disposed of, the cost of the property is removed from the asset accounts, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference is charged or credited to income for the period.

Depreciation is computed using the straight-line method over the assets’ estimated useful lives, which are as follows:

Years
Switches	5–10
Technical equipment	3–10
Leasehold improvements	3–5
Office furniture, fixtures and equipment	3–10
Vehicles	5

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 amounted to $1,263,311, $829,365 and $534,546, respectively.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. The Company accounts for its goodwill in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142 — Goodwill and Other Intangible Asset. Under this pronouncement, goodwill is not amortizable, but requires the Company to test goodwill for impairment annually. Impairments, if

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

any, will be expensed in the year incurred. As of December 31, 2006, 2005 and 2004, there was no impairment to goodwill.

Other intangible assets primarily consist of trademarks, customer lists and other intangible assets obtained through business acquisitions. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not being amortized and have been tested for impairment. There was no impairment of trademarks at December 31, 2006, 2005 and 2004. Other intangible assets are being amortized on a straight-line basis over their estimated economic lives. The useful life of other intangible assets as of December 31, 2006 and 2005 is as follows:

Years
Customer lists:
Commercial Customers	7
Residential Customers	5
Other intangible assets	3

The straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. Total amortization expense related to other intangible assets during the years ended December 31, 2006, 2005, and 2004 were $1,114,204, $310,517, and $0, respectively. As of December 31, 2006, future estimated amortization expense related to amortizable other identifiable intangible assets will be:

2007	$414,204
2008	$414,204
2009	$414,204
2010	$331,157
2011	$179,898

Income Taxes

The Company has elected to be taxed as a partnership and, accordingly, the Company is not a taxpaying entity for federal or state income tax purposes. Consequently, federal and state income taxes are not payable by, or provided for, the Company. Rather, such taxes are the responsibility of the Members.

The Company accrued distributions of $1,577,037 for member income taxes at December 31, 2005. There were no accrued distributions at December 31, 2006.

Accounts Payable

The Company performs periodic bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with contracted rates, evaluating the trends of invoices amounts by vendors, and reviewing the types of charges being assessed. If the Company concludes that it has been billed inaccurately, it will dispute the charge with the vendor and begin resolution procedures. Although dispute charges may relate to several periods, in accordance with industry standards dispute resolutions are taken in the period.

Revenue Recognition

The Company records as revenue the amount of communications services rendered. Revenue is recognized as service is provided to customers, who are billed monthly. Provisions for discounts and credits are recorded as revenue is recognized. Unbilled receivables (see Note 2) represent revenues earned for communications services rendered but not yet billed.

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Asset Retirement Obligations

The Company has asset retirement obligations associated with its contractual tower leases for cell sites. The Company records its asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” and FIN 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of SFAS No. 143. In accordance with the provisions of SFAS No. 143, the Company recognizes a retirement obligation (future cost of removal) pertaining to its long-lived assets when a legal obligation exists to remove long-lived assets at some point in the future. As of December 31, 2006, such obligations have been immaterial.


Advertising

The Company expenses all advertising costs when the advertising first takes place. Advertising expenses for the years ended December 31, 2006, 2005 and 2004 amounted to $92,464, $612,277 and $1,332,984, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and cash depository accounts. The Company grants credit and performs ongoing credit evaluations of its customers, generally not requiring collateral. The Company maintains all of its cash accounts in commercial banks located in Ohio. The Federal Deposit Insurance Corporation (“FDIC”) insures these cash accounts up to $100,000.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

During 2006, 2005 and 2004, the Company received $0, $103,215 and $87,734, respectively, in credits from a service provider pertaining to disputes on prior years’ invoicing, which increased miscellaneous income and net income. While a portion of these credits was estimated in prior years, in accordance with accounting principles generally accepted in the United States of America, no gain contingency was recorded.

Reclassifications

For comparability, certain amounts in the 2005 and 2004 financial statements have been reclassified to conform to the 2006 financial statement presentation.

NOTE 2 — ACQUISITIONS

In July 2006, the Company acquired certain assets of Acceris Management and Acquisition LLC (Acceris Management and Acquisition LLC is a wholly owned subsidiary of North Central Equity LLC), a long distance, data and other communications services provider, through a transaction accounted for as a purchase. The fair value assigned to assets acquired and intangibles totaled $2,000,000. The acquired assets of Acceris Management Acquisitions LLC are reflected in the Company’s balance sheet at December 31, 2006, and Acceris Management and Acquisition LLC’s results of operations are included in the Company’s statement of income from July 1, 2006. The purchase price was allocated to specific assets based on an estimated fair market value of property and equipment, with $294,000 classified as property and equipment and $1,706,000 classified as goodwill. See Note 5 for detail of debt.

In June 2005, the Company acquired certain assets of Akron Canton Communications, Inc., a telecommunications provider, through a transaction accounted for as a purchase. The fair value assigned to assets

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

acquired and intangibles totaled $363,000. The assets of Akron Canton Communications, Inc. are reflected in the Company’s balance sheet at December 31, 2005, and Akron Canton Communications, Inc.’s, results of operations are included in the Company’s statement of income from June 9, 2005. The purchase price was allocated to specific assets based on the asset purchase agreement, with $10,000 classified as property and $353,000 classified as intangible assets (customer lists). See Note 4 for detail of other intangible assets.

In September 2005, the Company acquired certain assets of CoreComm, Inc. (CoreComm, Inc. is a subsidiary company of ATX Communications, Inc.), a long-distance, local, wireless, and internet access telecommunications provider, through a transaction accounted for as a purchase. The fair value assigned to assets acquired and intangibles totaled $3,900,000. The assets and liabilities of CoreComm, Inc. are reflected in the Company’s balance sheet at December 31, 2005, and CoreComm, Inc.’s results of operations are included in the Company’s statement of income from September 20, 2005. The purchase price was allocated to specific assets and liabilities based on the appraisal, with $2,077,817 classified as intangible assets (customer lists), $1,822,183 classified as property and equipment, $2,100,000 of other intangible assets and $2,100,000 of deferred revenue. See Note 4 for detail of other intangible assets and Note 5 for detail of debt.

During 2004, the Company acquired certain assets of Skylan, Ltd., a wireless internet provider through a transaction accounted for as a purchase. The purchase price is to be calculated based on 7.5% of monthly billed revenue of Skylan’s embedded base of customers and 10% of monthly billed revenue of new customers sold on Skylan’s network equipment. The purchase price is paid by the Company on a monthly basis and continues for the shorter of three years or as long as the Company generates revenue from Skylan’s customers as identified in the agreement. The purchase price was estimated to be $108,000 as of December 31, 2004. During 2005, the purchase price was determined to be $78,754. The Company paid in full the purchase price and the $78,754 was allocated to property and equipment.

NOTE 3 — ACCOUNTS RECEIVABLE — TRADE

Accounts receivable are comprised of billed receivables and unbilled receivables. At December 31, 2006 and 2005, billed receivables amounted to $9,777,058 and $9,673,757, respectively. Unbilled receivables amounted to $157,263 and $832,838 as of December 31, 2006 and 2005, respectively. Accounts receivable are offset by an allowance for doubtful accounts of $625,000 and $800,000 at December 31, 2006 and 2005, respectively.

NOTE 4 — OTHER INTANGIBLES

The following is a summary of other intangible assets at:

	Other Intangible Assets	Accumulated Amortization	Net
December 31, 2006:
Trademarks	$10,500	$—	$10,500
Customer lists:
Akron Canton Communication	353,000	105,900	247,100
CoreComm, Inc. — commercial customers	1,259,283	232,368	1,026,915
CoreComm, Inc. — residential customers	818,534	211,454	607,080
	$2,441,317	$549,722	$1,891,595

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

	Other Intangible Assets	Accumulated Amortization	Net
December 31, 2005:
Trademarks	$10,500	$—	$10,500
Customer lists:
Akron Canton Communication	353,000	35,300	317,700
CoreComm, Inc. — commercial customers	1,259,283	52,470	1,206,813
CoreComm, Inc. — residential customers	818,534	47,747	770,787
Other intangible assets	2,100,000	175,000	1,925,000
	$4,541,317	$310,517	$4,230,800

Other intangible assets and related deferred revenues were restated to $0 as of December 31, 2006. During 2006, the Company ceased pursuing the customers under the agreement which gave rise to the intangible assets and deferred revenue. Below is a summary of the effect of the restatement on the Company’s balance sheet as of December 31, 2006. The effect of the changes to the Company’s balance sheet had no cumulative net impact on the Company’s members’ equity, statements of income and statements of cash flows for the years ended 2006, 2005 and 2004.

	As Previously Reported	Adjustments	As Restated
Balance Sheet — December 31, 2006:
Other intangibles, net	$3,116,595	$(1,225,000)	$1,891,595
Deferred revenue:
Current	$2,316,312	$(700,000)	$1,616,312
Long term	$720,699	(525,000)	$195,699
Total		$(1,225,000)

As part of the CoreComm Inc. acquisition in September 2005, the Company acquired A-Block LMDS licenses covering 15 markets in Ohio with a total of 10,573,982 POPs (estimated population of a market), representing 95% of the POPs in Ohio. LMDS is an authorized fixed broadband wireless service that may be used to provide high-speed data transfer, telephone service, telecommunications network transmission, internet access, video broadcasting, video conferencing, and other services. There is no carrying value on the balance sheet related to these intangibles in accordance with generally accepted accounting principles.

In March 2005, the Company entered into an agreement with FirstEnergy Telecom Services, Inc. for Indefeasible Right of Use (IRU) of Dark Fibers. FirstEnergy Telecom Services, Inc. owns and/or controls certain unlit Fiber within their network which the Company has the right to use up to 6,000 fiber miles for a term of 20 years, which approximates its useful life. The Company must pay an annual maintenance fee for fiber miles used. There is no carrying value on the balance sheet related to these intangibles in accordance with generally accepted accounting principles.

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 — DEBT

Debt consists of the following at December 31:

	2006	2007
Note payable to a bank, monthly interest payments at 6.26%, principal payment in one installment on December 24, 2007, secured by all assets of the Company and a guaranty from a member.	$5,000,000	$5,000,000

Note payable to a bank, monthly principal payments of $55,555, plus interest at one month LIBOR plus 150 basis (6.82% at December 31, 2006) commencing February, 2007 through January, 2010, secured by all assets of the Company.	2,000,000

Note payable to a bank, monthly principal payments of $46,429, plus interest at the lower of one month LIBOR plus 175 basis (7.07% and 6.14% at December 31, 2006 and 2005, respectively) or prime, (8.25% December 31, 2006 and 7.25% at December 31, 2006 and 2005, respectively) through September, 2012, secured by all assets of the Company.	3,203,572	3,760,714
	10,203,572	8,760,714
Less: Current maturities	6,168,254	557,143
	$4,035,318	$8,203,571

The Company has a $6,000,000 ($4,000,000 at December 31, 2005) demand line of credit with a bank, with interest at one month LIBOR plus 150 basis (6.82% and 5.89% at December 31, 2006 and 2005, respectively). The weighted average interest rate for the line of credit was 6.63% for 2006. The outstanding balance in the line of credit at December 31, 2006 was $3,922,000. There was no outstanding balance on the line of credit at December 31, 2005. The Company’s debt is subject to certain financial covenants which were either achieved or waived for the year ended December 31, 2006.

In addition, the Company has a $600,000 letter of credit with a bank issued in connection with its acquisition of Acceris Management and Acquisition LLC described in Note 2. On March 6, 2007, the Company utilized the letter of credit to finalize this acquisition.

Aggregate future maturities of long-term debt for the years ending December 31, are as follows:

2007	$6,168,254
2008	1,223,810
2009	1,223,810
2010	612,698
2011	557,143
Thereafter	417,857
$10,203,572

NOTE 6 — DERIVATIVE INSTRUMENTS

The Company holds a derivative financial instrument for the purpose of hedging the risks associated with interest rate fluctuations on its Commercial Note. The derivative instrument is accounted for in accordance with SFAS No. 133 — Accounting for Derivative Instruments and Hedging Activities, as amended by FASB 138 — Accounting for Certain Derivative Instruments and Certain Hedging Activities. These regulations require the Company to recognize all derivatives on the balance sheet at fair value and establish criteria for the designation and effectiveness of hedging relationships.

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The interest rate swap agreement qualifies as a cash flow hedge. The fair value of the interest rate swap agreement of $22,440 and ($2,393) as of December 31, 2006 and 2005 respectively, is recorded in the “accrued expenses” line of the financial statements. The effective and ineffective portion of any gain or loss must be determined and are treated differently for financial statement purposes. A gain or loss on the effective portion of the derivative instrument must be reported as a component of accumulated comprehensive income and reclassified into earnings in the period or periods during which the hedged transaction affects earnings. The gain or loss related to an ineffective portion is recognized in current earnings during the period of change.

At December 31, 2006 and 2005, respectively, the Company had unrecognized gain of ($22,440) and an unrecognized loss of $2,393 from cash flow hedges. All hedging activity was effective, and the loss has been included in accumulated other comprehensive income. On the date the note is paid in full, the fair value of the hedge is expected to be transferred into earnings.

The following is an analysis of the net gain (loss) on cash flow hedges included in accumulated other comprehensive income at December 31:

	2006	2005
Balance beginning of year	$(2,393)	$(174,242)
Net gain for the year	24,833	171,849
Balance, end of year	$22,440	$(2,393)

NOTE 7 — OPERATING LEASES

The Company leases facilities and certain office equipment under operating leases expiring at various dates through July 2011. Certain leases require the Company to pay specified taxes, insurance, utilities, repairs and maintenance on the leased items.

Approximate minimum future rental payments under these operating leases are as follows:

2007	$512,809
2008	370,664
2009	165,875
2010	57,480
2011	38,320
$1,145,148

Net rental expense under these operating leases aggregated $600,667, $579,672 and $579,324 for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE 8 — RELATED PARTY TRANSACTIONS

The Company provides telecommunication services to a member, which amounted to $4,881,754 or 6.8%, $5,086,303 or 9.0% and $3,780,830 or 9.6% of revenues for the years ended December 31, 2006, 2005 and 2004, respectively. The accounts receivable balance for this member was $1,200,350 and $1,094,685 as of December 31, 2006 and 2005, respectively. The accounts payable balance for this member was $– and $171,041 as of December 31, 2006 and 2005, respectively.

The Company has an agreement with a related party to provide services to unrelated parties using, in part, assets owned by yet another related party. As a result of this agreement, the Company has recorded deferred revenue of $253,148 and $262,364 from an unrelated party as of December 31, 2006 and 2005, respectively. This deferred revenue will be earned ratably over twenty years beginning October 2003.

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 — COMMITMENTS AND CONTINGENCIES

The Company had a commitment to purchase certain services from another service provider in the telecommunications industry. A commitment agreement that began in March 2001 requires purchases of $220,000 per month through May 2001, $250,000 per month from June 2001 through March 2004 and $50,000 per month from October 2004 through September 2006. The commitment is subject to a 50% shortfall penalty for any month in which the minimum is not met. For the years ended December 31, 2006, 2005 and 2004, the Company paid $983,132, $1,646,630 and $2,404,962 under the agreement. Total cumulative payments amounted to $10,922,276 as of December 31, 2006. This commitment was met during 2006.

During 2003, the Company entered a commitment to purchase certain services from a service provider in the telecommunications industry. The commitment agreement began in July 2003 and requires minimum monthly purchases of $500,000 for thirty-six months, for a total of $18,000,000 in purchases. If the Company fails to meet this commitment, the service provider can assess a shortfall penalty equal to the difference between actual billings and the required commitment or the service provider can increase the rates it charges. For the years ended December 31, 2006, 2005 and 2004, the Company had paid approximately $10,317,803, $6,879,776 and $6,585,699 under the commitment agreement. Total cumulative payments amounted to $27,929,278 as of December 31 2006. This commitment was met during 2006.

During 2004, the Company entered another commitment to purchase certain services from a service provider in the telecommunications industry. Effective November 2005, the commitment agreement requires minimum monthly purchases of $50,000 for twenty-four months, for a total of $1,200,000 in purchases. If the Company fails to meet this commitment, the service provider can assess a shortfall penalty equal to the difference between actual billings and the required commitment. For the years ended December 31, 2006 and 2005, the Company had paid approximately $747,785 and $85,717, respectively, under the commitment agreement. The cumulative payments amounted to $833,502 as of December 31, 2006.


Management has estimated that there are no liabilities for unmet commitments. It is reasonably possible that actual results could differ from this estimate in the near term.


During 2004, three telephone companies filed complaints against the Company seeking an order to compel the Company to incorporate a telephone service provider’s proposed amendment to their interconnection agreements. As of the date of this report, retroactive liabilities, if any, for rate increases resulting from these complaints were not determinable.

NOTE 10 — MAJOR SUPPLIERS

Purchases from three major suppliers comprised 53.9%, 17.1%, and 11.7% of the cost of goods sold for the year ended December 31, 2006, 53.0%, 18.7% and 10.5% of the cost of goods sold for the year ended December 31, 2005, 41.1%, 25.3% and 9.0% of the cost of goods sold for the year ended December 31, 2004, respectively.


The Company resolved a dispute during 2005 that resulted in a credit from a major supplier for $1,182,025. The Company began recognizing the credit as a reduction to cost of goods sold in 2005 over a period of three years which coincided with the term of a renegotiated supplier contract to resell certain of the supplier’s products. During 2006, the Company determined the products could not be resold competitively to the same extent as in previous years based on increased costs charged by the supplier under the term of the supplier’s contract and as such stopped selling them. As of December 31, 2006 the Company recognized the remaining unrecognized deferred credit of $788,017 as a reduction to cost of goods sold as purchases from the supplier in 2006 were sufficient to utilize the credit.


NOTE 11 — PROFIT SHARING PLAN

The Company has a contributory 401(k) profit-sharing plan covering substantially all employees. Generally, employees must have at least one-half year of service and be twenty-one years of age to be eligible to participate in the plan. Employees are able to contribute up to 15% of their compensation to the plan. Employer contributions

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

in 2003 were not to exceed 100% of the employee’s first 3% of compensation plus 50% of the employee’s next 2% of compensation. In August 2004, the plan was amended and the employer contributions were not to exceed 100% of the employee’s first 4% of deferred compensation. Total employer contributions made under the plan equaled $106,438, $93,056 and $91,648 for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE 12 — SUBSEQUENT EVENTS

On March 6, 2007, the Company acquired certain other assets of Acceris Management and Acquisition LLC, Choicetel LLC, and New Access Communications LLC (Acceris Management and Acquisition LLC, Choicetel LLC, and New Access Communications LLC are wholly owned subsidiaries of North Central Equity LLC), long distance and local telecommunications, data and other communications services providers, through a transaction accounted for as a purchase. The purchase price was $15,082,100 (cash payment of $14,686,000 plus working capital surplus of $82,100), plus $314,000 to an escrow agent, subject to a net working capital adjustment within 120 days after closing. The purchase price included all personal property, all customer contracts, customer lists and information relating to current and former customers, all rights under contracts, and all intellectual property. The Company assumed liabilities that are included in the computation of the working capital amount. The Company financed this acquisition through a $15,000,000 note payable to a bank with interest only payments from April 2007 through September 2007, beginning October 2007, monthly principal payments of $416,667, plus interest at the lower of one month LIBOR plus 175 basis points or the prime rate through September 2010.


During 2006, the Company entered into a non-binding letter of intent with First Communications, Inc. (FCI), a Delaware Corporation not affiliated with the Company, whereby FCI is expected to acquire 100% of the Company membership units. The acquisition is conditioned upon FCI’s concurrent acquisition of one other telecommunication company. These transactions are expected to close no later than April 16, 2007, but there is no assurance that such transactions will close. The Company has employment agreements with certain members of management. These employment agreements provide for incentive compensation to be paid out of the net proceeds of a sale, in the event of the Company selling 50% or greater ownership interest and achieving certain agreed-upon thresholds with regards to a selling price.


FIRST COMMUNICATIONS, LLC
FINANCIAL STATEMENTS AS OF JULY 1, 2007 AND
FOR THE PERIOD JANUARY 1, 2007 TO JULY 1, 2007

INDEPENDENT AUDITORS’ REPORT

To the Audit Committee
First Communications, Inc.
Akron, Ohio

We have audited the balance sheet of First Communications, LLC (the “Company”) as of July 1, 2007, and the statements of income, changes in members’ equity and cash flows for the period January 1, 2007 to July 1, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of First Communications, LLC as of July 1, 2007, and the results of its operations, and its cash flows for the period January 1, 2007 to July 1, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ BOBER, MARKEY, FEDOROVICH & COMPANY

Akron, Ohio
September 22, 2008

FIRST COMMUNICATIONS, LLC
BALANCE SHEET
July 1, 2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$33,298
Accounts receivable — trade, less allowance for doubtful accounts of $740,000	12,381,207
Accounts receivable — related party	843,825
Inventory	228,194
Prepaids and other assets	989,174

TOTAL CURRENT ASSETS	14,475,698

PROPERTY AND EQUIPMENT
Switches	2,429,691
Technical equipment	5,693,584
Leasehold improvements	152,340
Office equipment	1,244,378
Furniture and fixtures	245,798
Vehicles	71,472
Software development in progress	331,239

10,168,502
Less: Accumulated depreciation	(4,519,422)

NET PROPERTY AND EQUIPMENT	5,649,080

OTHER ASSETS
Goodwill	13,924,126
Other intangibles, net	15,469,851
Deposits and other assets	3,622,877
33,016,854

TOTAL ASSETS	$53,141,632

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNICATIONS, LLC
BALANCE SHEET
July 1, 2007

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$4,003,038
Debt	25,194,281
Accounts payable — trade	6,725,378
Accrued expenses	2,516,600
Deferred revenue — current	3,068,334

TOTAL CURRENT LIABILITIES	41,507,631

NON-CURRENT LIABILITIES
Deferred revenue — long term	185,266

TOTAL NON-CURRENT LIABILITIES	185,266

TOTAL LIABILITIES	41,692,897

MEMBERS’ EQUITY
Member units, 1,000 units outstanding	8,881,672
Accumulated income	2,553,454
Accumulated other comprehensive gain	13,609
11,448,735

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$53,141,632

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNICATIONS, LLC
STATEMENT OF INCOME
For the Period January 1, 2007 to July 1, 2007

REVENUES, NET
Revenues, net	$48,153,990
Revenues, net — related party	3,275,214

TOTAL REVENUES, NET	51,429,204

COST OF FACILITIES, exclusive of depreciation and amortization shown below	33,797,971

DEPRECIATION AND AMORTIZATION	2,268,510

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,327,950

INCOME FROM OPERATIONS	3,034,773

OTHER EXPENSE (INCOME)
Interest expense	725,419
Miscellaneous income	(275,198)

TOTAL OTHER EXPENSE (INCOME)	450,221

NET INCOME	$2,584,552

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNICATIONS, LLC
STATEMENT OF CHANGES IN MEMBERS’ EQUITY
For the Period January 1, 2007 to July 1, 2007

	Member Units		Accumulated Income	Accumulated Other Comprehensive Gain (Loss)	Total Members’ Equity	Comprehensive Income
Beginning balance, January 1, 2007	1,000	$8,881,672	$(31,098)	$22,440	$8,873,014

Net income			2,584,552	—	2,584,552	$2,584,552

Net loss on cash flow hedging instruments	—	—	—	(8,831)	(8,831)	(8,831)

Ending balance, July 1, 2007	1,000	$8,881,672	$2,553,454	$13,609	$11,448,735	$2,575,721

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNICATIONS, LLC
STATEMENT OF CASH FLOWS
For the Period January 1, 2007 to July 1, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,584,552
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,268,510
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable — trade, net	1,693,664
Prepaid expenses	(14,674)
Inventory	11,918
Deposits and other assets	(1,341,435)
Accounts payable — trade	(2,956,049)
Accrued expenses	(1,009,969)
Deferred revenue	1,092,112

NET CASH USED IN OPERATING ACTIVITIES	2,328,629

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(754,334)
Acquisition of assets and assumption of liabilities	(16,456,119)
Net change in accounts receivable — related party	356,525

NET CASH USED IN INVESTING ACTIVITIES	(16,853,928)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on line of credit	81,038
Proceeds from issuance of debt	15,000,000
Payments on debt	(9,291)
Payments of transaction costs related to sale of Company	(2,959,354)
Bank overdraft liability	1,943,952

NET CASH PROVIDED BY FINANCING ACTIVITIES	14,056,345

NET DECREASE IN CASH AND CASH EQUIVALENTS	(468,954)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	502,252

CASH AND CASH EQUIVALENTS, END OF PERIOD	$33,298
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$466,706

SUPPLEMENTARY DISCLOSURES OF NONCASH ACTIVITIES:
Fair market value adjustment for derivatives
Accrued liabilities — other	$(8,831)
Accumulated comprehensive loss	$8,831

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

First Communications, LLC (the “Company”), is a limited liability company that provides local and long-distance telephone and other telecommunications related services to commercial and residential customers throughout the United States.

Cash and Cash Equivalents

The Company considers all short-term securities purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company makes sales on credit to customers in the ordinary course of business and carries its accounts receivable at cost less allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based on its history of past write-offs, collections and current credit conditions. Accounts are written off when the Company determines that the accounts are uncollectible.

Inventory

Inventory consists of cellular telephones and is valued using the lower of cost or market.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Major additions and improvements are charged to the property accounts while replacements, maintenance and repairs, which do not improve or extend the life of the assets, are expensed currently. When property is retired or otherwise disposed of, the cost of the property is removed from the asset accounts, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and associated gain or loss recorded in cost of facilities in the Statement of Income.


Software included in property and equipment includes amounts paid for purchased software and implementation services and direct internal payroll for software used internally that has been capitalized in accordance with the Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Accordingly, internal and external costs incurred during the preliminary project stage are expensed as incurred. Qualifying costs incurred during the application development stage are capitalized. The application development stage is characterized by software design and configuration activities, coding, testing and installation. Training costs and maintenance are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Once the project is substantially complete and ready for its intended use, capitalized costs are amortized on a straight-line basis over the technology’s estimated useful life.


Depreciation is computed using the straight-line method over the assets’ estimated useful lives, which are as follows:

Years
Switches	5–10
Technical equipment and software	3–10
Leasehold improvements	3–5
Office furniture, fixtures and equipment	3–10
Vehicles	5

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Depreciation expense for the period January 1 to July 1, 2007 amounted to $924,823.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of an acquired entity over the net fair value of assets acquired and liabilities assumed. The Company accounts for its goodwill in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142 — Goodwill and Other Intangible Asset. Under this pronouncement, goodwill is not amortizable, but requires the Company to test goodwill for impairment annually. Impairments, if any, will be expensed in the year incurred. As of July 1, 2007, there was no impairment to goodwill.

Other intangible assets primarily consist of trademarks and customer lists. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not being amortized and have been tested for impairment. There was no impairment of trademarks at July 1, 2007. Customer lists are being amortized on a straight-line basis over their estimated economic lives ranging from 5 to 7 years.

The straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period.

Income Taxes

The Company has elected to be taxed as a partnership and, accordingly, the Company is not a taxpaying entity for Federal or state income tax purposes. Consequently, Federal and state income taxes are not payable by, or provided for, the Company. Rather, such taxes are the responsibility of the members.

Accounts Payable

The Company performs periodic bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with contracted rates, evaluating the trends of invoices amounts by vendors, and reviewing the types of charges being assessed. If the Company concludes that it has been billed inaccurately, it will dispute the charge with the vendor and begin resolution procedures. Disputes of this nature occur in the ordinary course of business within the telecommunications’ industry. As of July 1, 2007, the offset to accounts payable as a result of the unresolved disputes was $4,174,741. Also, included in accounts payable in the Balance Sheet is a liability for outstanding checks of $1,943,952.

Sales Taxes

The Company collects sales taxes from customers and remits these amounts to applicable taxing authorities. The Company’s accounting policy is to exclude these taxes from revenues and cost of sales.

Revenue Recognition

The Company records as revenue the amount of communications services rendered. Revenue is recognized as service is provided to customers, who are billed monthly. Provisions for discounts and credits are recorded as revenue is recognized. Unbilled receivables (see Note 2) represent revenues earned for communications services rendered but not yet billed.


Asset Retirement Obligations

The Company has asset retirement obligations associated with its contractual tower leases for cell sites. The Company records its asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” and FIN 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of SFAS No. 143. In accordance with the provisions of SFAS No. 143, the Company recognizes a retirement


FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)


obligation (future cost of removal) pertaining to its long-lived assets when a legal obligation exists to remove long-lived assets at some point in the future. As of July 1, 2007, such obligations have been immaterial.


Advertising

The Company expenses all advertising costs when the advertising first takes place. Advertising expenses for the period January 1 to July 1, 2007 amounted to $63,916.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and cash depository accounts. The Company grants credit and perform ongoing credit evaluations of its customers, and generally does not require collateral. The Company maintains all of its cash in accounts at high credit quality financial institutions. The Federal Deposit Insurance Corporation (“FDIC”) insures these cash accounts up to $100,000. The Company periodically assessed the financial conditions of the commercial banks and believes the risk of loss is minimal.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 — ACQUISITION

On March 6, 2007, the Company entered into an agreement to acquire certain other assets of Acceris Management and Acquisition LLC, Choicetel LLC, and New Access Communications LLC (wholly owned subsidiaries of North Central Equity LLC), long distance and local telecommunications, data and other communications services providers, through a transaction accounted for as a purchase. The purchase price was $16,456,119, including a working capital adjustment of $88,452. The purchase price includes all personal property, all customer contracts, customer lists and information relating to current and former customers, all rights under contracts, and all intellectual property. The Company assumes liabilities that are included in the computation of the working capital liability amount. The Company is financing this acquisition through a bank obligation. The purchase price allocation to the assets acquired and liabilities assumed are based on their fair values on the date of acquisition and are as follows:

Assets Acquired:
Accounts receivable — trade, net	$4,765,551
Property and equipment	48,000
Other intangibles, net	12,700,000
Goodwill	3,308,119
Deposits and other assets	902,771
Total assets acquired	21,724,441
Liabilities Assumed:
Accounts payable — trade	2,963,591
Accrued expenses	1,955,254
Deferred revenues	349,477
Total liabilities assumed	5,268,322
Net assets acquired	$16,456,119

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The following unaudited pro forma results of operations assume that the above acquisitions had been completed as of January 1, 2007:

(Unaudited) Pro forma
Revenue
Revenues, net	$55,304,287
Revenues, net — related party	3,275,214
Total revenue, net	58,579,501
Cost of facilities	38,308,074
Depreciation and amortization	2,456,903
Selling, general and administrative expenses	14,227,968
Income from operations	3,586,556
Other expense	(535,086)
Net Income	$3,051,470

The unaudited pro forma information presents the combined operating results of Acceris Management and Acquisition LLC, Choicetel LLC, and New Access Communications LLC, with the results prior to the acquisition date adjusted to include the pro forma impact of: the adjustment of amortization of intangible assets and depreciation of fixed assets based on purchase price allocation; the adjustment of interest expense reflecting the acquired debt of $15 million issued in April 2007 at the Company’s stated borrowing interest rate; and the elimination of loss on the disposal of fixed assets.

NOTE 3 — ACCOUNTS RECEIVABLE — TRADE

Trade accounts receivable are comprised of billed receivables and unbilled receivables. At July 1, 2007 billed receivables amounted to $12,913,313 and unbilled receivables amounted to $1,051,719. Trade accounts receivable are offset by an allowance for doubtful accounts of $740,000 at July 1, 2007.

NOTE 4 — OTHER INTANGIBLES

The following is a summary of other intangible assets at July 1, 2007:

	Other Intangible Assets	Accumulated Amortization	Net
Trademarks	$10,500	$—	$10,500
Other assets	2,238,715	306,689	1,932,026
Customer lists	15,130,816	1,603,491	13,527,325
	$17,380,031	$1,910,180	$15,469,851

Total amortization expense related to other intangible assets for the period January 1 to July 1, 2007 was $1,343,687.

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

As of July 1, 2007, future estimated amortization expense related to amortizable other identifiable intangible assets will be:

2007	$1,761,811
2008	$3,511,121
2009	$3,481,956
2010	$3,286,607
2011	$2,867,096
2012	$550,760

NOTE 5 — DEBT

Debt consists of the following at July 1, 2007:

Note payable to a bank, monthly interest payments at 6.26%, principal payment in one installment on December 24, 2007, secured by all assets of the Company and a guaranty from a member. In conjunction with sale of Company this note was paid in full on July 2, 2007, see Note 13.	$5,000,000

Note payable to a bank, monthly principal payments of $55,555, plus interest at one month LIBOR plus 150 basis (6.82% at July 1, 2007) commencing February, 2007 through January, 2010, secured by all assets of the Company. In conjunction with sale of Company this note was paid in full on July 2, 2007, see Note 13.	2,269,281

Note payable to a bank, monthly principal payments of $416,667 commencing October, 2007 through September, 2010, plus interest at one month LIBOR plus 175 basis (7.07% at July 1, 2007), payments of interest only from April through September 2007, secured by all assets of the Company. In conjunction with sale of Company this note was paid in full on July 2, 2007, see Note 13.	15,000,000

Note payable to a bank, monthly principal payments of $46,429, plus interest at the lower of one month LIBOR plus 175 basis (7.07% July 1, 2007) or prime, (8.25% July 1, 2007) through September, 2012, secured by all assets of the Company. In conjunction with sale of Company this note was paid in full on July 2, 2007, see Note 13.	2,925,000
$25,194,281

The Company has a $6,000,000 demand line of credit with a bank, with interest at one month LIBOR plus 150 basis (6.82% at July 1, 2007). The outstanding balance in the line of credit at July 1, 2007 was $4,003,038. In conjunction with sale of the Company this line of credit was paid in full on July 2, 2007, see Note 13.

NOTE 6 — DERIVATIVE INSTRUMENTS

The Company holds a derivative financial instrument for the purpose of hedging the risks associated with interest rate fluctuations on its Commercial Note. The derivative instrument is accounted for in accordance with SFAS No. 133 — Accounting for Derivative Instruments and Hedging Activities, as amended by FASB 138 — Accounting for Certain Derivative Instruments and Certain Hedging Activities. These regulations require the Company to recognize all derivatives on the balance sheet at fair value and establish criteria for the designation and effectiveness of hedging relationships.

The interest rate swap agreement qualifies as a cash flow hedge. The fair value of the interest rate swap agreement of $13,609 as of July 1, 2007, is recorded in the “accrued expenses” line of the financial statements. The effective and ineffective portion of any gain or loss must be determined and are treated differently for financial

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

statement purposes. A gain or loss on the effective portion of the derivative instrument must be reported as a component of accumulated comprehensive income and reclassified into earnings in the period or periods during which the hedged transaction affects earnings. The gain or loss related to an ineffective portion is recognized in current earnings during the period of change.

At July 1, 2007, the Company had unrecognized loss of $13,609 from cash flow hedges. All hedging activity was effective, and the loss has been included in accumulated other comprehensive income. On the date the note is paid in full, the fair value of the hedge is expected to be transferred into earnings.

The following is an analysis of the net gain (loss) on cash flow hedges included in accumulated other comprehensive income at July 1:

Balance beginning of period	$22,440
Net loss for the period	(8,831)
Balance, end of period	$13,609

NOTE 7 — OPERATING LEASES

The Company leases facilities and certain office equipment under operating leases expiring at various dates through July 2011. Certain leases require the Company to pay specified taxes, insurance, utilities, repairs and maintenance on the leased items.

Approximate minimum future rental payments under these operating leases are as follows:

2007	$484,081
2008	871,053
2009	870,302
2010	467,153
2011	116,533
$2,809,122

Net rental expense under these operating leases aggregated $631,796 for the period January 1 to July 1, 2007.

NOTE 8 — RELATED PARTY TRANSACTIONS

The Company provides telecommunication services to a member, which amounted to $3,275,214 or 6.5% of revenues for the period January 1 to July 1, 2007. The accounts receivable balance for this member was $843,825 as of July 1, 2007.

The Company has an agreement with a related party to provide services to unrelated parties using, in part, assets owned by yet another related party. As a result of this agreement, the Company has recorded deferred revenue of $231,412 from an unrelated party as of July 1, 2007. This deferred revenue is earned ratably over twenty years beginning October 2003.

NOTE 9 — CONTINGENCIES

The Company is subject to various claims and legal proceedings covering a range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolutions of these matters will not have a material effect on the Company’s financial position, results of operations or cash flows.

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 — MAJOR CARRIERS

The Company has agreements with various carriers to permit the Company’s customers to use their networks. If these carriers decide not to continue those agreements due to a change in ownership or other circumstances, this could cause a loss of service in certain areas and possible loss of customers.

The Company purchases network access from three major carriers comprised 65.4% (35.1%, 19.4%, and 10.8%) of cost of facilities for the period January 1 to July 1, 2007.

NOTE 11 — PROFIT SHARING PLAN

The Company has a contributory 401(k) profit-sharing plan covering substantially all employees. Generally, employees must have at least one-half year of service and be twenty-one years of age to be eligible to participate in the plan. Employees are able to contribute up to 15% of their compensation to the plan with employer matching contributions of up to 4% of employee compensation. Total employer contributions made under the plan equaled $56,800 for period January 1 to July 1, 2007.

NOTE 12 — ACCOUNTING CHANGES


During 2007, the Company detected an error on the calculations of its deferred revenues. Revenues associated with certain commercial non-local telephone lines had not been deferred due to an error in the coding within the Company’s billing system. The error occurred as a result of certain system codes not having been included in the initial calculations of deferred revenue. The Company subsequently corrected the coding error and began deferring revenues consistent with the terms of the contracts with each commercial customer in accordance with U.S. generally accepted accounting principles consistently applied. Also, on January 1, 2007, the Company changed its method of accounting for customer installation costs in order to conform to industry standards. These customer installation costs, which were previously expensed when incurred, are now amortized on a straight-line basis over the estimated average customer lifecycle. The Company believes that capitalizing these costs results in a closer matching of costs and revenues. The impacts of the above accounting changes on the financial statements are as follows:


STATEMENT OF INCOME
For the Period of January 1, 2007 to July 1, 2007

	As Computed Under Old Method	As Reported Under New Method	Effect of Change
Cost of Facilities	$34,220,701	$33,797,971	$(422,730)
Depreciation and Amortization	1,961,821	2,268,510	306,689
Income from Operations	2,918,732	3,034,773	116,041
Net Income	2,468,511	2,584,552	116,041

BALANCE SHEET
July 1, 2007

	As Computed Under Old Method	As Reported Under New Method	Effect of Change
Other Assets	$31,084,828	$33,016,854	$1,932,026
Current Liabilities	41,507,631	43,439,657	1,932,026
Members’ Equity	11,332,694	11,448,735	116,041

FIRST COMMUNICATIONS, LLC
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

BALANCE SHEET
January 1, 2007

	As Computed Under Old Method	As Reported Under New Method	Effect of Change
Other Assets	$14,026,862	$15,842,847	$1,815,985
Current Liabilities	4,231,017	6,047,002	1,815,985
Members’ Equity	8,873,016	8,873,016	—

NOTE 13 — SUBSEQUENT EVENT


On July 2, 2007, First Communications, Inc. acquired all of the issued and outstanding membership units of the Company for $59.2 million in cash which included $29.5 million for the repayment of its debt and the issuance of 13,176,000 shares of common stock having a value, based on the $5 per share IPO price, of approximately $65.9 million.


XTENSION SERVICES, INC.
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006, 2005 AND 2004 AND
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Independent Auditors’ Report

Board of Directors
Xtension Services, Inc.
Tampa, Florida

We have audited the accompanying balance sheet of Xtension Services, Inc. (the Company) as of December 31, 2006, 2005 and 2004 and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xtension Services, Inc. as of December 31, 2006, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ RubinBrown LLP

St. Louis, Missouri
March 28, 2007


BALANCE SHEET

Assets

	December 31,
	2006	2005	2004
Current Assets
Cash and cash equivalents	$2,283,597	$1,172,484	$773,643
Accounts receivable — net of allowance for doubtful accounts of $90,354, $25,865, and $40,070 in 2006, 2005 and 2004, respectively (Note 5)	2,063,257	1,933,443	1,352,519
Other assets	73,596	4,889	—
Total Current Assets	4,420,450	3,110,816	2,126,162

Property And Equipment (Note 2)	39,183	63,614	79,855

	$4,459,633	$3,174,430	$2,206,017

Liabilities And Stockholders’ Equity

Current Liabilities
Accounts payable (Note 4)	$1,973,946	$1,718,668	$1,212,898
Accrued expenses	1,312,635	264,616	415,145
Customer deposits	324,736	159,771	156,104
Total Current Liabilities	3,611,317	2,143,055	1,784,147

Commitments And Contingencies (Note 3)

Stockholders’ Equity
Common stock (1,500 shares, no par value, authorized, 1,000 shares issued and outstanding)	1,000	1,000	1,000
Retained earnings	847,316	1,030,375	420,870
Total Stockholders’ Equity	848,316	1,031,375	421,870

	$4,459,633	$3,174,430	$2,206,017

STATEMENTS OF INCOME AND RETAINED EARNINGS

Statement Of Income

	For The Years Ended December 31,
	2006	2005	2004
Net Revenue (Note 5)	$34,382,017	$19,305,038	$15,662,835

Cost Of Revenue (Note 4)	24,210,619	13,787,860	9,638,083
Gross Profit	10,171,398	5,517,178	6,024,752

Operating Expenses
Selling, general and administrative	5,082,863	3,347,615	3,270,810
Depreciation	29,823	31,727	28,809
Total Operating Expenses	5,112,686	3,379,342	3,299,619

Income From Operations	5,058,712	2,137,836	2,725,133

Other Income
Interest income	208,229	61,669	104,677

Net Income	$5,266,941	$2,199,505	$2,829,810

Statement Of Retained Earnings

Retained Earnings — Beginning Of Year	$1,030,375	$420,870	$811,063

Net Income	5,266,941	2,199,505	2,829,810

Distributions	(5,450,000)	(1,590,000)	(3,220,003)

Retained Earnings — End Of Year	$847,316	$1,030,375	$420,870

STATEMENT OF CASH FLOWS

	For The Years Ended December 31,
	2006	2005	2004
Cash Flows From Operating Activities
Net income	$5,266,941	$2,199,505	$2,829,810
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	29,823	31,727	28,809
Change in assets and liabilities:
(Increase) decrease in accounts receivable	(129,814)	(580,924)	427,925
(Increase) decrease in other assets	(68,707)	(4,889)	377
Increase in accounts payable	255,278	505,770	232,601
Increase (decrease) in accrued expenses	1,048,019	(150,529)	(131,864)
Increase (decrease) in customer deposits	164,965	3,667	(13,592)
Net Cash Provided By Operating Activities	6,566,505	2,004,327	3,374,066

Net Cash Used In Investing Activities
Purchases of equipment	(5,392)	(15,486)	(19,689)

Net Cash Used In Financing Activities
Cash distributions to stockholders	(5,450,000)	(1,590,000)	(3,220,003)

Net Increase In Cash And Cash Equivalents	1,111,113	398,841	134,374

Cash And Cash Equivalents — Beginning Of Year	1,172,484	773,643	639,269

Cash And Cash Equivalents — End Of Year	$2,283,597	$1,172,484	$773,643

XTENSION SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

1.	Summary Of Accounting Policies

Organization

Xtension Services, Inc. (the Company) is a Delaware corporation incorporated March 1, 2000. The Company is a full service, nationwide reseller of comprehensive voice, internet and data communication services.

Revenue Recognition

The Company records as revenue the amount of communications services rendered. Revenue is recognized as service is provided to customers.

Use Of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Financial Instruments And Credit Risk Concentration

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of accounts receivable. Concentrations of credit risk with respect to receivables are limited due to generally short payment terms.

Not all customers are required to post deposits. The Company requires customers to provide a cash deposit to secure payment for services provided under the telecommunications services agreement between the customer and the Company. Upon termination of the telecommunications services agreement, the deposit or any unused portion of the deposit, is returned to the customer.

The Company’s customers are located throughout the United States.

Cash And Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Federal Deposit Insurance Corporation (FDIC) guarantees balances up to $100,000 per bank. The Company had cash with various institutions in excess of this amount throughout the year.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.

Property And Equipment

Property and equipment are recorded at cost and depreciated over the estimated useful life of the asset (ranging from three to five years) using the straight-line method.

XTENSION SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Income Taxes

The Company is an electing S Corporation; accordingly, liability for income taxes is the obligation of the individual stockholders.

2.	Property And Equipment

Major classes of property and equipment at December 31 consists of the following:

	2006	2005	2004
Software	$44,872	$44,872	$44,872
Office equipment	98,409	93,017	77,531
	143,281	137,889	122,403
Less: Accumulated depreciation	104,098	74,275	42,548

Net property and equipment	$39,183	$63,614	$79,855

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 amounted to $29,823, $31,727, and $28,809, respectively.

3.	Commitments

During April 2006, the Company entered into a three-year, $36,000,000 agreement with its major provider. The agreement requires the Company to purchase $12,000,000, $24,000,000 and $36,000,000 of telecommunication services, cumulatively, by April 30, 2007, 2008 and 2009, respectively. The provider can terminate the contract and cease providing services if the Company fails to meet the purchase commitments. At December 31, 2006, the Company had fulfilled $10,700,000 of its commitment under the agreement.

The Company entered into a carrier services agreement with a telecommunications services provider in February 2002. The agreement provides for automatic monthly renewals beyond the expiration of the initial terms in February 2004. The agreement can be terminated by either party, upon providing 90-days notice. There are no minimum purchase requirements and the Company has provided the provider with a security interest in the Company’s contract rights, accounts receivable and general intangibles.

In August 2004, the Company entered into a services agreement with a telecommunications services provider. The agreement can be terminated by either party, upon providing 30-days notice. Minimum purchase requirements under the agreement require the Company to maintain switched services measured usage charges per T1 circuit of not less than an average of $500.

4.	Major Supplier

Approximately 75%, 82% and 94% of the Company’s cost of revenue for the years ended December 31, 2006, 2005 and 2004, respectively, was generated from a single telecommunication provider. As of December 31, 2006, 2005 and 2004, the Company owed this provider approximately $1,076,000 $1,037,000 and $1,000,000, respectively.

5.	Major Customers

During the years ended December 31, 2006, 2005 and 2004, two customers accounted for approximately 36%, 33% and 30%, respectively, of total net revenue. At December 31, 2006, 2005 and 2004, the total amount due from these customers was approximately $485,000, $547,000 and $357,000, respectively.

XTENSION SERVICES, INC.
FINANCIAL STATEMENTS AS OF JULY 1, 2007 AND
FOR THE PERIOD JANUARY 1, 2007 TO JULY 1, 2007

INDEPENDENT AUDITORS’ REPORT

To the Audit Committee
First Communications, Inc.
Akron, OH

We have audited the balance sheet of Xtension Services, Inc. (the “Company”) as of July 1, 2007, and the statements of income and retained earnings, and cash flows for the period January 1, 2007 to July 1, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xtension Services, Inc. as of July 1, 2007, and the results of its operations and its cash flows for the period January 1, 2007 to July 1, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ BOBER, MARKEY, FEDOROVICH & COMPANY

Akron, Ohio
September 15, 2008

XTENSION SERVICES, INC.
BALANCE SHEET
July 1, 2007

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$460,392
Accounts receivable — net of allowance for doubtful accounts of $25,500	1,502,738
Other assets	19,962

TOTAL CURRENT ASSETS	1,983,092

PROPERTY AND EQUIPMENT
Software	44,872
Office equipment	102,570
147,442
Less: Accumulated depreciation	112,927

NET PROPERTY AND EQUIPMENT	34,515

TOTAL ASSETS	$2,017,607

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,680,680
Accrued expenses	168,187
Customer deposits	144,825

TOTAL CURRENT LIABILITIES	1,993,692

SHAREHOLDERS’ EQUITY
Common Stock, no par value; 1,500 shares authorized, 1,000 shares issued and outstanding	1,000
Retained earnings	22,915

TOTAL SHAREHOLDERS’ EQUITY	23,915

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,017,607

The accompanying notes are an integral part of these financial statements.

STATEMENT OF INCOME AND RETAINED EARNINGS
For the Period January 1, 2007 to July 1, 2007

REVENUES, NET	$15,723,325

COST OF FACILITIES, exclusive of depreciation and amortization stated below	12,628,595

GROSS PROFIT	3,094,730

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,931,507

DEPRECIATION AND AMORTIZATION	8,828

OPERATING INCOME	1,154,395

INTEREST INCOME, NET	58,204

NET INCOME	1,212,599

RETAINED EARNINGS — JANUARY 1, 2007	847,316

DISTRIBUTIONS TO SHAREHOLDERS	(2,037,000)

RETAINED EARNINGS — JULY 1, 2007	$22,915

The accompanying notes are an integral part of these financial statements.

XTENSION SERVICES, INC.
STATEMENT OF CASH FLOWS
For the Period January 1, 2007 to July 1, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,212,599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,828
Changes in operating assets and liabilities:
Accounts receivable, net	560,519
Other assets	53,634
Accounts payable	(293,266)
Accrued expenses	(1,144,448)
Customer deposits	(179,911)

NET CASH PROVIDED BY OPERATING ACTIVITIES	217,955

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(4,160)

NET CASH USED IN INVESTING ACTIVITIES	(4,160)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash distributions to owners	(2,037,000)

NET CASH USED IN FINANCING ACTIVITIES	(2,037,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,823,205)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,283,597

CASH AND CASH EQUIVALENTS, END OF PERIOD	$460,392

The accompanying notes are an integral part of these financial statements.

XTENSION SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Xtension Services, Inc (the “Company”) is a full service, nationwide reseller of comprehensive voice, internet and data communication services.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Federal Deposit Insurance Corporation (FDIC) guarantees balances up to $100,000 per bank. The Company had cash with various institutions in excess of this amount throughout the year.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.

Property and Equipment

Property and equipment are recorded at cost and depreciated over the estimated useful life of the asset (ranging from three to five years) using the straight-line method.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for both Federal and state income tax reporting. Accordingly, taxable income of the Company will be reported at the shareholder level for Federal and state income tax purposes.

Revenue Recognition

The Company records as revenue the amount of communications services rendered. Revenue is recognized as service is provided to customers.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of accounts receivable. Concentrations of credit risk with respect to receivables are limited due to generally short payment terms. Not all customers are required to post deposits. The Company requires customers to provide a cash deposit to secure payment for services provided under the telecommunications services agreement between the customer and the Company. Upon termination of the telecommunications services agreement, the deposit or any unused portion of the deposit is returned to the customer.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

XTENSION SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 — MAJOR CARRIERS AND CUSTOMERS

Approximately 74% or $10,392,000 of the Company’s cost of facilities for the period ended July 1, 2007 was generated from two telecommunication providers. As of July 1, 2007, the Company owed these providers approximately $820,000.

During the period ended July 1, 2007 one customer accounted for approximately 36% or $5,629,000 of total net revenue. At July 1, 2007, the total amount due from this customer was approximately $584,000.

NOTE 3 — COMMITMENTS

During April 2006, the Company entered into a three-year, $36,000,000 agreement with its major provider. The agreement requires the Company to purchase $12,000,000, $24,000,000 and $36,000,000 of telecommunication services, cumulatively, by April 30, 2007, 2008 and 2009, respectively. The provider can terminate the contract and cease providing services if the Company fails to meet the purchase commitments. At July 1, 2007, the Company had fulfilled $18,900,000 of its cumulative commitment under the agreement.

NOTE 4 — SUBSEQUENT EVENTS

On July 2, 2007, the Company was acquired by First Communications, Inc. for $11 million cash and the issuance of 2,400,000 shares of common stock having a value, based on the $5 IPO price, of approximately $12 million.


GCI GLOBALCOM HOLDINGS, INC.
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007 AND
FOR THE YEAR ENDED DECEMBER 31, 2007
AND AS OF SEPTEMBER 30, 2008 AND 2007
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007


Independent Auditor’s Report

To the Board of Directors
GCI Globalcom Holdings, Inc.

We have audited the accompanying consolidated balance sheet of GCI Globalcom Holdings, Inc. as of December 31, 2007 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GCI Globalcom Holdings, Inc. at December 31, 2007 and the consolidated results of its operations, stockholders’ deficit, and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14 to the consolidated financial statements, on September 30, 2008, the Corporation executed an agreement and plan of merger to sell all of the Corporation’s outstanding stock.

/s/ Plante & Moran, PLLC

Chicago, Illinois
October 17, 2008



GCI GLOBALCOM HOLDINGS, INC.
Consolidated Balance Sheet

	September 30, 2008	September 30, 2007	December 31, 2007
	(unaudited)	(unaudited)
Assets
Current Assets
Cash	$1,069,712	$961,965	$2,450,530
Accounts receivable:
Trade	4,672,745	4,250,185	3,249,722
Unbilled	942,581	1,205,688	1,689,657
Other current assets
Income tax receivable	710,804	885,804	710,804
Deferred tax assets	1,060,227	909,470	757,705
Other current assets	710,994	441,412	465,804
Total current assets	9,167,063	8,654,524	9,324,222
Property and Equipment — Net	13,342,718	10,994,539	12,102,070
Total assets	$22,509,781	$19,649,063	$21,426,292

Liabilities, Redeemable Preferred Stock, and Stockholders’ Deficit
Current Liabilities
Trade accounts payable	$3,149,342	$3,261,285	$4,466,284
Revolving credit facility	3,625,000	4,150,000	4,150,000
Current portion of notes payable	2,437,000	627,750	1,237,000
Accrued and other current liabilities:
Accrued compensation and commissions	1,038,294	316,131	362,021
Deferred revenue	920,836	910,230	686,796
Accrued telecommunications taxes	813,613	999,929	644,204
Accrued telecommunications expense	684,875	426,296	461,350
Accrued related party management service expense	1,225,806	—	—
Other accrued liabilities	1,017,913	854,173	776,098
Total current liabilities	14,912,679	11,545,794	12,783,753
Notes Payable — Long-term portion	5,909,628	5,231,182	5,273,718
Deferred Rent Liability	472,663	350,389	390,498
Deferred Income Taxes	95,495	486,436	565,301
Total liabilities	21,390,465	17,613,801	19,013,270

Redemption Value of Preferred Stock — Class A, $.001 par value, 25,000,000 shares authorized; 3,030,303 shares issues and outstanding at September 30, 2008, September 30, 2007, and December 31, 2007 (liquidation preference of $8,100,000, $7,700,000, and $7,800,000 at September 30, 2008, September 30, 2007, and December 31, 2007, respectively)	8,100,000	7,700,000	7,800,000

Stockholders’ Equity (Deficit)
Common stock — $0.001 par value:	55,500	55,500	55,500
100,000,000 shares authorized; 55,500,000 shares issued and outstanding at September 30, 2008, September 30, 2007, and December 31, 2007
Accumulated deficit	(7,036,184)	(5,720,238)	(5,442,478)
Total stockholders’ deficit	(6,980,684)	(5,664,738)	(5,386,978)
Total liabilities, redeemable preferred stock and stockholders’ deficit	$22,509,781	$19,649,063	$21,426,292

See Notes to Consolidated Financial Statements.


GCI GLOBALCOM HOLDINGS, INC.
Consolidated Statement of Operations

	Nine Months Ended
	September 30, 2008	September 30, 2007	Year Ended December 31, 2007
	(unaudited)	(unaudited)
Net Revenue	$41,829,723	$41,484,819	$55,918,480
Cost of Revenue
Network carrier charges	18,949,584	19,193,886	25,107,572
Salaries and benefits — Sales representatives	2,543,660	2,149,482	3,065,002
Commissions — Outside sales representatives	3,185,951	2,510,834	3,410,916
Depreciation	1,638,958	1,597,646	2,159,261
Total cost of revenue	26,318,153	25,451,848	33,742,751

Gross Profit	15,511,570	16,032,971	22,175,729

Operating Expenses
Sales, general and administrative	15,048,933	14,182,236	19,475,966
Related party management service expense	1,225,806	—	—
Depreciation	754,942	252,681	471,437
Total operating expenses	17,029,681	14,434,917	19,947,403

Operating (Loss) Income	(1,518,111)	1,598,054	2,228,326

Nonoperating Expenses
Interest expense	(529,577)	(707,699)	(928,006)
Other (expense) income	—	(89,158)	113,526
Total nonoperating expenses	(529,577)	(796,857)	(814,480)

(Loss) Income — Before income tax expense	(2,047,688)	801,197	1,413,846

Income Tax (Recovery) Expense	(753,982)	311,311	546,200

Net (Loss) Income	$(1,293,706)	$489,886	$867,646

See Notes to Consolidated Financial Statements.


GCI GLOBALCOM HOLDINGS, INC.
Consolidated Statement of Stockholders’ Equity (Deficit)

	Common Stock	Accumulated Deficit	Total
Balance — January 1, 2007	$55,500	$(5,910,124)	$(5,854,624)
Net Income — Unaudited	—	489,886	489,886
Accreted dividends on redeemable preferred stock	—	(300,000)	(300,000)

Balance — September 30, 2007	55,500	(5,720,238)	(5,664,738)
Net income	—	377,760	377,760
Accreted dividends on redeemable preferred stock	—	(100,000)	(100,000)

Balance — December 31, 2007	55,500	(5,442,478)	(5,386,978)
Net loss — Unaudited	—	(1,293,706)	(1,293,706)
Accreted dividends on redeemable preferred stock	—	(300,000)	(300,000)

Balance — September 30, 2008 — Unaudited	$55,500	$(7,036,184)	$(6,980,684)

See Notes to Consolidated Financial Statements.


GCI GLOBALCOM HOLDINGS, INC.
Consolidated Statement of Cash Flows

	Nine Months Ended
	September 30, 2008	September 30, 2007	Year Ended December 31, 2007
	(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net (loss) income	$(1,293,706)	$489,886	$867,646
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation	2,393,900	1,831,061	2,630,698
Bad debt expense	1,045,480	336,066	735,095
Deferred income tax provision	(772,328)	310,579	541,209
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	(1,721,427)	127,706	245,171
Other current assets	(245,190)	(549,278)	(398,670)
Trade accounts payable	(1,316,942)	(634,982)	570,017
Accrued and other current liabilities	2,770,868	580,357	4,067
Deferred rent liability	82,165	205,492	245,601
Net cash provided by operating activities	942,820	2,696,887	5,440,834

Cash Flows from Investing Activities — Purchase of property and equipment	(3,634,548)	(2,490,471)	(4,397,639)

Cash Flows from Financing Activities
Proceeds from notes payable	2,463,660	5,859,000	1,150,000
Payments on notes payable	(627,750)	(7,003,642)	(1,117,856)
Payments on revolving credit facility	(525,000)	—	(525,000)
Net cash provided by (used in) financing activities	1,310,910	(1,144,642)	(492,856)

Net (Decrease) Increase in Cash	(1,380,818)	(938,226)	550,339

Cash — Beginning of period	2,450,530	1,900,191	1,900,191

Cash — End of period	$1,069,712	$961,965	$2,450,530

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$571,554	$727,302	$925,818
Income taxes	20,727	340,000	340,000

See Notes to Consolidated Financial Statements.


GCI GLOBALCOM HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 (unaudited), September 30, 2007 (unaudited) and December 31, 2007

NOTE 1 — NATURE OF BUSINESS AND BASIS OF PRESENTATION

GCI Globalcom Holdings, Inc. (the “Corporation”) is the parent and sole stockholder of Globalcom, Inc. (the “Company”), which is primarily engaged as a provider of local, long-distance, data, and internet access services to customers throughout the United States. The Corporation maintains its corporate headquarters in Chicago, Illinois.

Principles of Consolidation — The consolidated financial statements include the accounts of GCI Globalcom Holdings, Inc. and its wholly owned subsidiary, Globalcom, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

As discussed in Note 14, 100 percent of the Corporation’s stock was sold to First Communications, Inc. on September 30, 2008. The consolidated financial statements of GCI Globalcom Holdings, Inc. as of September 30, 2008, included herein, are presented pre-close and do not reflect any adjustments resulting from the sale transaction.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition — End user revenue is recognized in the month in which service is provided and is recorded net of federal, state, and local taxes. The Company bills certain charges in advance of when the actual service is provided. Charges billed in advance are recorded as deferred revenue until the service is provided.

Usage charges are billed in arrears on a monthly basis. Accrued usage revenue was approximately $943,000, $1,206,000, and $1,690,000 at September 30, 2008, September 30, 2007, and December 31, 2007, respectively. Service expenses are recognized when incurred.

The Company makes claims to other carriers for recovery of certain amounts related to other carrier access. Realization of these claims is not reasonably assured until cash collection occurs. As a result of this uncertainty, the Company recognizes this revenue in the period in which collection occurs. Accordingly, there are no accounts receivable related to carrier access at September 30, 2008, September 30, 2007, and December 31, 2007.

When the Company bills customers for installation revenues, fees received are deferred and amortized into revenue over the expected customer relationship period of three years. Third-party installation costs are deferred to the extent of the related deferred revenue. These costs are amortized over the expected customer relationship period of three years. Costs incurred in excess of the up-front fees are recorded as an expense in the period incurred.

Universal Service Fund Revenue Recognition — The Company participates as a contributor to the Federal Universal Service Fund (USF). The USF is administered by the Universal Service Administrative Company, an independent, not-for-profit corporation designated as the administrator of the USF by the Federal Communications Commission. The USF collects surcharges from telecommunications providers and uses the proceeds to promote telecommunications services to rural areas and low-income subscribers.

The Company recognizes USF amounts collected and remitted on a gross basis as a component of revenue and expense. The gross USF revenues and expenses were approximately $1,678,000 for the nine months ended September 30, 2008, $1,629,000 for the nine months ended September 30, 2007, and $2,064,000 for the year ended December 31, 2007, respectively.

Accounts Receivable — Accounts receivable are stated at net invoice amount. The Company maintains a reserve against end-user accounts receivable that is estimated based on customer aging, analysis of historical collections, and identification of accounts that the Company determines are not collectible. The allowance for



GCI GLOBALCOM HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2008 (unaudited), September 30, 2007 (unaudited) and December 31, 2007 doubtful accounts was approximately $1,100,000, $276,000, and $477,000 at September 30, 2008, September 30, 2007, and December 31, 2007, respectively.

Property and Equipment — Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the useful lives of the assets, generally three to eight years. Leasehold improvements are depreciated over the shorter of the life of the asset or the life of the associated lease.

Income Taxes — A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial reporting and tax accounting. Deferred tax assets and liabilities are classified as current or noncurrent based on the classification of the related asset or liability. Deferred tax assets related to income tax carryforwards are classified according to the expected reversal date.

Effective January 1, 2008, the Company adopted FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the guidance for the recognition and measurement of income tax benefits related to uncertain tax positions in accordance with SFAS No. 109, Accounting for Income Taxes. Management has assessed the impact of this interpretation and has determined that there is no significant impact of adopting FIN 48 on the consolidated financial statements.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. There were no interest or penalties related to income tax matters recognized in the accompanying consolidated financial statements as of September 30, 2008, September 30, 2007, and December 31, 2007.

Redeemable Preferred Stock — The Company accounts for redeemable preferred stock in accordance with Emerging Issues Task Force (EITF) Topic D-98, Classification and Measurement of Redeemable Securities. In accordance with EITF D-98, the value of preferred stock with redemption features outside of the Company’s control are classified outside of permanent equity at its redemption value. The preferred stock was initially recorded at its fair value at the date of issuance of $5,000,000. Increases to the redemption value are primarily related to accrued but undeclared dividends and are reflected as charges to retained earnings (accumulated deficit).

Stock Option Plan — The Company accounts for stock options under FAS 123(R), Share-based Payment. The standard was adopted using the prospective-transition method whereby only new or modified awards are accounted for under the provisions of FAS 123(R). No options were granted or modified during the nine months ended September 30, 2008 and September 30, 2007 or the year ended December 31, 2007; therefore, no compensation expense was recognized in relation to the stock option plan.

Severance Agreement — The Company entered into a severance arrangement with a former employee and stockholder during the period ended September 30, 2008. Under the terms of the arrangement, the former employee will receive $155,777 to be paid through March 2009. Included in administrative salaries expense on the consolidated financial statements is a provision for the full severance cost related to this arrangement.

Reclassification — Certain 2007 amounts have been reclassified to conform to the 2008 presentation.



GCI GLOBALCOM HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2008 (unaudited), September 30, 2007 (unaudited) and December 31, 2007

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2008, September 30, 2007, and December 31, 2007 are summarized as follows:

	September 30, 2008	September 30, 2007	December 31, 2007
	(unaudited)	(unaudited)
Fiber network	$370,177	$370,177	$370,177
Network equipment	20,574,935	17,525,425	18,993,901
Transportation equipment	44,912	44,912	44,912
Furniture and fixtures	669,866	666,803	669,866
Computer equipment and software	6,827,957	4,505,189	4,933,790
Leasehold improvements	538,220	317,033	355,943
Total cost	29,026,067	23,429,539	25,368,589
Accumulated depreciation	15,683,349	12,435,000	13,266,519
Net property and equipment	$13,342,718	$10,994,539	$12,102,070

Depreciation and amortization expense was approximately $2,394,000 and $1,850,000 for the nine months ended September 30, 2008 and September 30, 2007, respectively, and $2,631,000 for the year ended December 31, 2007.

NOTE 4 — REVOLVING CREDIT FACILITY

The Company has a revolving credit facility with a financial institution that matures and is due on June 30, 2009. The facility had an original maximum available amount of $4,325,000, is collateralized by substantially all assets of the Company and is subject to certain financial covenants (see Note 5). Beginning October 1, 2007, the maximum amount available is reduced by $175,000 each quarter until the maximum amount available is reduced to $2,700,000. At September 30, 2008, September 30, 2007, and December 31, 2007, the maximum available amount on the revolving note is $3,625,000, $4,325,000 and $4,150,000, respectively. The interest rate is prime (5.00 percent, 7.75 percent, and 7.25 percent at September 30, 2008, September 30, 2007, and December 31, 2007, respectively) . This facility was paid in full in connection with the sale of the Corporation’s common stock on September 30, 2008 (see Note 14).



GCI GLOBALCOM HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2008 (unaudited), September 30, 2007 (unaudited) and December 31, 2007

NOTE 5 — NOTES PAYABLE

Notes payable at September 30, 2008, September 30, 2007, and December 31, 2007 are as follows:

	September 30, 2008	September 30, 2007	December 31, 2007
	(unaudited)	(unaudited)
Term note payable to a financial institution due in quarterly repayment amounts of $209,250, plus accrued interest, with a balloon payment of $1,534,968 due on September 30, 2012. The interest rate is prime plus an applicable margin, as defined in the agreement (6.75%, 9.5%, and 9% at September 30, 2008, September 30, 2007, and December 31, 2007, respectively). The note is collateralized by substantially all assets of the Company. The term note was paid in full in connection with the sale of the Corporation’s common stock on September 30, 2008	$4,882,968	$5,858,932	$5,510,718

CapEx facility payable to a financial institution due in quarterly principal payments beginning October 1, 2008 calculated on the outstanding balance at that date. The facility is due on September 30, 2012. The interest rate is split with LIBOR plus an applicable margin, as defined in the agreement for $1,000,000 of the outstanding balance (8.97% and 8.3% at September 30, 2008 and December 31, 2007, respectively) and prime plus an applicable margin, as defined in the agreement for the remaining outstanding balance (6.75% and 7.88% at September 30, 2008 and December 31, 2007, respectively). Accrued interest is payable quarterly. The note is collateralized by substantially all assets of the Company. The CapEx facility note was paid in full in connection with the sale of the Corporation’s common stock on September 30, 2008
	3,463,660	—	$1,000,000
Total	8,346,628	5,858,932	6,510,718
Less current portion	2,437,000	627,750	1,237,000
Long-term portion	$5,909,628	$5,231,182	$5,273,718


GCI GLOBALCOM HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2008 (unaudited), September 30, 2007 (unaudited) and December 31, 2007

The balance of the above debt matures as follows:

Years Ending September 30	Amount
2009	$2,437,000
2010	2,437,000
2011	1,100,660
2012	2,371,968
Total	$8,346,628

Interest expense was approximately $530,000, $708,000, and $968,000 for the nine months ended September 30, 2008, September 30, 2007, and the year ended December 31, 2007, respectively.

Under the agreements with the financial institution, the Company is subject to various financial covenants. At September 30, 2007, the Company was in compliance with the covenants. At December 31, 2007, certain covenants were not met by the Company. On May 16, 2008, the Company further amended its credit agreement with the bank, including a modification of certain covenant terms and a retroactive waiver of the debt covenant violations as of December 31, 2007.

All debt was paid in full in connection with the sale of the Corporation’s common stock on September 30, 2008 (see Note 14).

NOTE 6 — LEASE COMMITMENTS

The Company leases certain facilities under operating lease agreements that expire at various dates through 2017. Total rent expense under these leases was approximately $897,000 and $775,000 for the nine months ended September 30, 2008, and September 30, 2007, respectively, and approximately $1,085,000 for the year ended December 31, 2007. The leases require fixed incremental annual rent payments over the lease terms. The Company recognizes rent expense on the straight-line basis over the terms of the leases. The deferred rent liability of $472,663, $350,389, and $390,498 at September 30, 2008, September 30, 2007, and December 31, 2007, respectively, represents the difference between the rent expense recognized on the straight-line basis and amounts paid in accordance with the lease agreements.

The future annual minimum lease payments under the various lease commitments are as follows:

Years Ending September 30	Amount
2009	$969,564
2010	1,115,606
2011	1,144,646
2012	1,175,365
2013	1,172,175
Thereafter	1,796,184
Total	$7,373,540

As of September 30, 2008, the Company was contingently liable for letters of credit under these leases totaling $404,703.


GCI GLOBALCOM HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2008 (unaudited), September 30, 2007 (unaudited) and December 31, 2007

NOTE 7 — INCOME TAXES

The components of the September 30, 2008 interim, September 30, 2007 interim, and December 31, 2007 year end income tax provision benefit included in the consolidated statement of operations are as follows:

	September 30, 2008	September 30, 2007	December 31, 2007
	(unaudited)	(unaudited)
Federal income taxes	$(2,381)	$(6,909)	$(6,909)
State income taxes	20,727	7,641	11,900
Deferred income taxes	(772,328)	310,579	541,209
Total income tax (recovery) expense	$(753,982)	$311,311	$546,200

The interim 2008 and 2007 income tax expense differs from the expense that would result from applying the federal statutory rate of 34 percent to income before income taxes due to certain nondeductible expenses, state income taxes, and changes in estimates from prior years.

The details of the net deferred tax asset are as follows at September 30, 2008, September 30, 2007, and December 31, 2007:

	September 30, 2008	September 30, 2007	December 31, 2007
	(unaudited)	(unaudited)
Deferred tax assets:
Accounts receivable	$433,159	$809,755	$580,067
Net operating loss carryforwards	1,652,301	1,061,165	1,067,300
Accrued liabilities	627,068	99,715	92,638
Total	2,712,528	1,970,635	1,740,005
Deferred tax liabilities — Property and equipment	(1,747,796)	(1,547,601)	(1,547,601)
Net deferred tax asset	$964,732	$423,034	$192,404

The details of the deferred tax assets and liabilities at September 30, 2008 are as follows:

	Deferred Tax Assets	Deferred Tax Liabilities	Total
Current	$1,060,227	$—	$1,060,227
Long term	1,652,301	(1,747,796)	(95,495)
Total	$2,712,528	$(1,747,796)	$964,732

The details of the deferred tax assets and liabilities at September 30, 2007 are as follows:

	Deferred Tax Assets	Deferred Tax Liabilities	Total
Current	$909,470	$—	$909,470
Long term	1,061,165	(1,547,601)	(486,436)
Total	$1,970,635	$(1,547,601)	$423,034


GCI GLOBALCOM HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2008 (unaudited), September 30, 2007 (unaudited) and December 31, 2007

The details of the deferred tax assets and liabilities at December 31, 2007 are as follows:

	Deferred Tax Assets	Deferred Tax Liabilities	Total
Current	$757,705	$—	$757,705
Long term	982,300	(1,547,601)	(565,301)
Total	$1,740,005	$(1,547,601)	$192,404

Realization of deferred tax assets is primarily dependent on generating sufficient taxable income prior to the expiration of loss carryforwards. The Company has loss carryforwards for tax purposes of approximately $4,000,000 (unaudited) that expire through 2026. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could change in the near term if estimates of future taxable income during the carryforward period are reduced.

At September 30, 2008, September 30, 2007, and December 31, 2007, there were no significant unrecognized tax benefits.

NOTE 8 — SERIES A REDEEMABLE PREFERRED NONVOTING STOCK

In 2000, the Corporation issued 3,030,303 shares of $0.001 par value, 8 percent cumulative, Series A Redeemable Preferred Nonvoting Stock to Nortel Networks (Nortel) at an original issue price of $5,000,000. These shares are redeemable at the option of the holder, subject to limitations based on the legal availability of funds to finance such redemptions, or upon certain events of liquidation or a change in control of the Corporation.

The preferred shares are convertible into common stock on a 1:1 basis and have a conversion value of $1.65 per share. Dividends accrue at 8 percent ($400,000) per year and are accrued to the redemption value of the shares. Series A holders have certain additional rights, preferences, and restrictions as set forth in the certificate of designations, Series A certificates, stockholders’ agreement dated December 29, 2000, and securities purchase agreement dated December 29, 2000. Those rights, preferences, and restrictions include liquidation preferences and restrictions on transfers.

As part of the Nortel securities purchase agreement, Nortel received common stock warrants to purchase 650,376 shares of GCI Globalcom Holdings, Inc.’s common stock at $0.01 each. These warrants expire in 2010.

A summary of the changes in redemption value of preferred stock is as follows:

	Par Value	Dividends	Redemption Value	Total Redemption Value
Balance January 1, 2007	$3,030	$2,400,000	$4,996,970	$7,400,000
Accretion (unaudited)	—	300,000		300,000
Balance September 30, 2007	3,030	2,700,000	4,996,970	7,700,000
Accretion (unaudited)	—	100,000	—	100,000
Balance December 31, 2007	3,030	2,800,000	4,996,970	7,800,000
Accretion (unaudited)	—	300,000	—	300,000
Balance September 30, 2008 (unaudited)	$3,030	$3,100,000	$4,996,970	$8,100,000

On September 30, 2008, the Corporation sold all of its common stock. The preferred stockholder’s were paid approximately $8,100,000 which represents the redemption value of the preferred stock and all unpaid dividends through September 30, 2008.


GCI GLOBALCOM HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2008 (unaudited), September 30, 2007 (unaudited) and December 31, 2007

NOTE 9 — STOCK OPTION PLAN

The Company has a nonqualified stock option plan available to all employees. Under this plan, the Company may grant options for the purchase of up to 4,500,000 shares of common stock through December 28, 2010. The options vest at the end of five years from the date of grant and expire in 2010 if not exercised. No new options were granted during the nine months ended September 30, 2008, September, 30, 2007, and the year ended December 31, 2007 and all options were fully vested as of December 31, 2006. The exercise price of the options range from $.01 to $5.00 and may be exercised on a 1:1 basis for new issuances of common stock. Options may only be exercised upon the initial public offering of the Company’s common stock or upon a discretionary act of the board of directors and the option holders have no interest until such time. The number of options outstanding at September 30, 2008, September 30, 2007, and December 31, 2007 was 1,354,550. No options were forfeited during the nine months ended September 30, 2008.

On September 30, 2008, the Corporation sold all of its common stock and cancelled all of the outstanding stock options (see Note 14).

NOTE 10 — RETIREMENT PLANS

The Company sponsors a 401(k) plan for substantially all employees. The plan provides for the Company to make a discretionary matching contribution. There were no employer contributions during the nine months ended September 30, 2008, September 30, 2007, and the year ended December 31, 2007.

During 2008, the Company filed with the Internal Revenue Service under the Employees Plan Compliance Resolution System (EPCRS) to correct certain operational failures of the plan. The costs related to this correction are the responsibility of the Company, therefore, management has estimated the liability at approximately $55,000, which is included in the other accrued liabilities on the consolidated balance sheet at September 30, 2008.

NOTE 11 — RELATED PARTY TRANSACTIONS

The Company is party to an agreement with Nortel to purchase equipment from Nortel through December 31, 2011. The Company purchased approximately $169,000, $198,000, and $750,000 of equipment during the nine months ended September 30, 2008, September 30, 2007, and the year ended December 31, 2007, respectively. The remaining purchase commitment outstanding as of September 30, 2008 was approximately $4,880,000. The Company anticipates financing these purchases through use of its CapEx debt facility (see Note 5). In connection with the merger (see Note 14), Nortel agreed to waive any future purchase commitments and liability associated with this agreement.

As of September 30, 2008, September 30, 2007, and December 31, 2007, the Company had, respectively, approximately $25,000, $35,000, and $169,000 of accounts payable outstanding with Nortel.

The company entered into a management services agreement in connection with the sale of the Company’s stock (see Note 13).

NOTE 12 — LITIGATION

The Company is a defendant in a lawsuit filed by a former employee requesting enforcement of the former employee’s right to exercise stock options granted to the employee in April 2000. The suit demands damages totaling $60,000 and the exercise of 450,000 options. Effective with the sale of the Corporation’s stock on September 30, 2008 (see Note 14), this matter was settled with no material impact on the consolidated financial statements of the Company. The 450,000 options are included in the outstanding stock options disclosed in Note 9.

The Company is in disputes with AT&T over pricing for unbundled loops and transport network elements. The Company is currently negotiating to resolve the disputes and does not expect the resolution to have



GCI GLOBALCOM HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2008 (unaudited), September 30, 2007 (unaudited) and December 31, 2007 aretrospective impact on the consolidated financial statements, as any pricing adjustments are expected to be prospective.

The Company is named a party to a number of lawsuits in the normal course of business. In the opinion of management, the resolution of these lawsuits will not have a material adverse effect on the Company’s financial position or results of operations.

NOTE 13 — MANAGEMENT SERVICE AGREEMENT

Effective with the merger agreement on July 18, 2008, the company entered into a Management Service Agreement, whereby the buyer provided management services to the Company for the period from July 18, 2008 to the period of the closing of the merger agreement at a cost of $500,000 per month. In the nine-month period ended September 30, 2008, the Company accrued approximately $1,250,000 for the management services. The amounts have not been paid as of September 30, 2008 and are included in the September 30, 2008 consolidated statement of operations.

NOTE 14 — SALE OF CORPORATION STOCK

On September 30, 2008, the Corporation closed an agreement and plan of merger to sell 100 percent of the Corporation’s stock to First Communications, Inc. The agreement and plan of merger includes the following provisions:

In accordance with the certificate of designations of the Corporation’s preferred stock, the holders of the Corporation’s preferred stock received the conversion value of the Corporation’s preferred stock ($5,000,000), plus all accrued and unpaid dividends of approximately $3,100,000. The Corporation’s preferred stock was allocated a percentage share of the remaining merger consideration (after payment of funded debt and other transaction-related expenses) on an as converted to common share basis at a rate of 1:1. The preferred stockholder also cancelled its warrants in exchange for $333,110 of merger consideration.

All current employee holders (as of the date of the merger agreement) of employee stock options forfeited their stock option agreements and any rights, if any, thereto, in exchange for a cash bonus payment equal to the number of common shares underlying such stock option agreement multiplied by the closing per common share amount subject to certain adjustments, as further set forth in the merger agreement.

Debt under the long-term credit facility of approximately $12,000,000 was paid from merger consideration by the buyer at closing from the total merger consideration.


GCI GLOBALCOM HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2008 (unaudited), September 30, 2007 (unaudited) and December 31, 2007

RENAISSANCE ACQUISITION CORP.
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007 AND 2006
AND FOR THE YEAR ENDED DECEMBER 31, 2007,
THE PERIOD FROM APRIL 17, 2006 (INCEPTION) TO DECEMBER 31, 2006,
AND THE PERIOD FROM APRIL 17, 2006 (INCEPTION) TO DECEMBER 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Renaissance Acquisition Corp.

We have audited the accompanying balance sheet of Renaissance Acquisition Corp. (a development stage company) (the “Company”) as of December 31, 2006 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from April 17, 2006 (inception) to December 31, 2006, the year ended December 31, 2007 and the period from April 17, 2006 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renaissance Acquisition Corp. as of December 31, 2006 and 2007, and the results of its operations and its cash flows for the period from April 17, 2006 (inception) to December 31, 2006, the year ended December 31, 2007 and the period from April 17, 2006 (inception) to December 31, 2007 in conformity with United States generally accepted accounting principles.

/s/ Eisner LLP

New York, New York
March 28, 2008

RENAISSANCE ACQUISITION CORP.
(A Development Stage Company)
BALANCE SHEETS

	December 31, 2006	December 31, 2007
ASSETS
Current assets:
Cash	$60,165	$1,410,028
Prepaid expenses	—	19,213
Investment income receivable	—	8,374
Total current assets	60,165	1,437,615
Deferred offering costs	327,727
Cash equivalents held in trust account		105,364,922
Fixed assets, net of accumulated depreciation		1,097
Total assets	$387,892	$106,803,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$42,078
Accrued expenses	1,917	80,250
Accrued offering costs	212,493	—
Notes payable to stockholder	150,000	—
Total current liabilities	364,410	122,328
Long-term obligations:
Accrued underwriting costs	—	3,051,240
Total liabilities	364,410	3,173,568
Common stock subject to possible conversion, 3,586,206 shares at conversion value		20,819,153
Interest income attributable to common stock subject to conversion		245,203
Commitments and contingencies (Note C, E and F):
Stockholders’ equity:
Preferred stock — $.0001 par value, none authorized at December 31, 2006; 1,000,000 shares authorized and none outstanding at December 31, 2007	—	—
Common stock — $.0001 par value, 6,000,000 shares authorized; 3,900,000 issued and outstanding as of December 31, 2006; 72,000,000 shares authorized, 21,840,000 issued and outstanding (including 3,586,206 shares subject to possible conversion) as of December 31, 2007	390	2,184
Additional paid-in capital	24,610	80,508,869
(Deficit) earnings accumulated during the development stage	(1,518)	2,054,657
Total stockholders’ equity	23,482	82,565,710
	$387,892	$106,803,634

See notes to the financial statements.

RENAISSANCE ACQUISITION CORP.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	April 17, 2006 (inception) to December 31, 2006	For the year ended December 31, 2007	April 17, 2006 (inception) to December 31, 2007
General and administrative expenses	$1,998	$847,558	$849,556

Operating loss	(1,998)	(847,558)	(849,556)
Other income (expense):
Interest expense	—	(5,263)	(5,263)
Interest income	480	53,108	53,588
Interest income trust account	—	4,113,933	4,113,933

(Loss) income before provision for income taxes	(1,518)	3,314,220	3,312,702
Provision for income taxes	—	(1,012,842)	(1,012,842)

Net (loss) income	$(1,518)	2,301,378	2,299,860
Less: interest attributable to common stock subject to possible conversion	—	(245,203)	(245,203)

Net income attributable to common stock not subject to possible conversion	(1,518)	2,056,175	2,054,657

Total net (loss) income per share:
Basic	$(0.00)	$0.11
Diluted	$(0.00)	$0.10

Total weighted average shares outstanding:
Basic	3,900,000	20,220,164
Diluted	3,900,000	23,294,978

Net (loss) income per share attributable to common stock not subject to conversion:
Basic	$(0.00)	0.12
Diluted	$(0.00)	0.11
Weighted average shares outstanding:
Basic	3,900,000	16,957,763
Diluted	3,900,000	19,417,922

Shares subject to possible conversion:
Weighted average number of shares		3,262,401

Income per share amount:		$0.18

See notes to the financial statements.

RENAISSANCE ACQUISITION CORP.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid-In Capital	(Deficit)/Earnings Accumulated During the Development Stage	Total Stockholders’ Equity
Balance at April 17, 2006 (inception)	—	$—	$—	$—	$—
Sale of common stock to founding stockholders (April 17, 2006 at $0.006 per share)	3,900,000	390	24,610	—	25,000
Net loss for the period	—	—	—	(1,518)	(1,518)
Balance as of December 31, 2006	3,900,000	390	24,610	(1,518)	23,482
Sale of private placement warrants (1)	—	—	2,100,000	—	2,100,000
Sale of 15,600,000 units, net of offering expenses (2)	15,600,000	1,560	86,005,946	—	86,007,506
Sale of 2,340,000 units for over-allotment (3)	2,340,000	234	13,197,366	—	13,197,600
Proceeds subject to possible conversion of 3,586,206 shares	—	—	(20,819,153)	—	(20,819,153)
Sale of unit purchase option (February 1, 2007)	—	—	100	—	100
Accretion of trust account relating to common stock subject to possible conversion				(245,203)	(245,203)
Net income for the year	—	—	—	2,301,378	2,301,378
Balance as of December 31, 2007	21,840,000	$2,184	$80,508,869	$2,054,657	$82,565,710

(1)	(January 29, 2007 at $0.45 per warrant)

(2)	(February 1,2007 at $6.00 per unit)

(3)	(February 16,2007 at $6.00 per unit)

See notes to the financial statements.

RENAISSANCE ACQUISITION CORP.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	April 17, 2006 (inception) to December 31, 2006	For the year ended December 31, 2007	April 17, 2006 (inception) to December 31, 2007
Cash flows from operating activities:
Net (loss) income	$(1,518)	$2,301,378	$2,299,860
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization		219	219
Changes in operating assets and liabilities:
Prepaid expenses		(19,213)	(19,213)
Interest income receivable		(8,374)	(8,374)
Accounts payable and accrued liabilities	1,917	120,411	122,328
Net cash provided by operating activities	399	2,394,421	2,394,820
Cash flows from investing activities:
Proceeds invested in trust account		(105,364,922)	(105,364,922)
Acquisition of fixed assets		(1,316)	(1,316)
Net cash used by investing activities	–0–	(105,366,238)	(105,366,238)
Cash flows from financing activities:
Proceeds from (repayment of) note payable to stockholder	150,000	(150,000)	–0–
Proceeds from sale of units, net		102,371,680	102,256,446
Proceeds from issuance of warrants		2,100,000	2,100,000
Proceeds from sale of common stock to initial stockholder	25,000	—	25,000
Payment of accrued offering costs	(115,234)	—	—
Net cash provided by financing activities	59,766	104,321,680	104,381,446
Net increase in cash	60,165	1,349,863	1,410,028
Cash at beginning of period	–0–	60,165	–0–
Cash at end of period	60,165	$1,410,028	$1,410,028
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$–0–	$5,263	$5,263
Income taxes	$–0–	$1,022,000	$1,022,000
Supplemental disclosures of noncash operating and financing activity:
Accrual of deferred offering costs	$212,493	—	(212,493)
Accrued deferred underwriting fees	—	$3,051,240	$3,051,240
Accrued insurance installment loan	—	$47,282	$47,282

RENAISSANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note A. Organization and Business Operations; Going Concern Consideration

Renaissance Acquisition Corp. (the “Company”) was incorporated in Delaware on April 17, 2006. The Company was formed to serve as a vehicle for the acquisition of an operating company through a merger, capital stock exchange, asset acquisition and/or other similar transaction. As of December 31, 2007, the Company has not commenced any operations. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. As such, the Company’s operating results through December 31, 2007 relate to early stage organizational activities, and its ability to begin planned operations is dependent upon the completion of a financing. The Company has selected December 31 as its fiscal year end.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the initial public offering of its Units (as described in Note C — Initial Public Offering), although substantially all of the net proceeds of the Offering are intended to be generally applied toward acquiring an operating company (“Acquisition”). Furthermore, there is no assurance that the Company will be able to successfully effect an Acquisition. At closing of the Offering, approximately $5.82 per Unit sold in the Offering is held in a trust account (“Trust Account”) and invested in “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Acquisition or (ii) the distribution of the Trust Account as described below. The remaining proceeds, along with up to $1,875,000 of interest income on the Trust Account has been released to the Company, is being used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the Acquisition, will submit such transaction for stockholder approval. In the event that holders of 20% or more of the shares issued in the Offering vote against the Acquisition and exercise their conversion rights, the Acquisition will not be consummated.

The Company’s Amended and Restated Certificate of Incorporation provides that the Company will continue in existence only until 24 months from the Effective Date of the Offering (the “Acquisition Period”). If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs and the proceeds held in the Trust Account will be distributed to the Company’s stockholders, excluding the persons who were stockholders prior to the Offering (the “Founding Stockholders”) to the extent of their common stock held prior to the Offering. However, the Founding Stockholders will participate in any liquidation distribution with respect to any shares of the Company’s common stock (the “Common Stock”) acquired in connection with or following the Offering. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the IPO (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note C).

Note B. Summary of Significant Accounting Policies

[1] Cash equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. Cash equivalents held in the Trust Account (see Note A) are to be held to maturity, and accordingly, are stated at cost. Funds held in the Trust Account are restricted (see Note A).

[2] Net (loss) income per share

Net (loss) income per share is computed by dividing net income or loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. The per share effects of net potential shares of Common Stock such as warrants and options, aggregating 3,074,814 (after application of the treasury stock method), have been included in the year ended December 31, 2007. Potential shares of Common Stock in connection with the underwriters’ purchase option (see Note C) aggregating 1,950,000 and the insider warrants aggregating 4,666,667 have not been included because the effect would be anti-dilutive.

RENAISSANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

[3] Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

[4] Income taxes

Deferred income taxes are provided for the difference between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

[5] Accrued underwriting costs

Underwriting fees of $3,051,240 accrued in connection with the Company’s IPO are payable if and when the Company effects a business combination (see Note C).

[6] Adoption of new accounting pronouncements

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We adopted FIN 48 effective January 1, 2007, which had no material effect on our financial statements. The only year for which we have filed income taxes is 2006, and is open to examination by the major taxing jurisdictions to which we are subject. The Company will account for penalties and interest associated with any tax audits as an operating expense. Any subsequent change in classification of such interest and penalties will be treated as a change in accounting principle subject to the requirements of SFAS No. 154, accounting changes and error connections.

[7] Impact of Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations (Revised 2007)” (“SFAS 141(R)”). SFAS No. 141(R) replaces SFAS No. 141 (Business Combinations) and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This standard is effective for fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal year 2009 and thereafter. Early adoption of SFAS 141(R) is not permitted.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement is effective in fiscal years beginning after November 15, 2007. The Company believes that the adoption of SFAS No. 157 will not have a significant effect on the Company’s financial statements.

In February 2007, FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 provides a “Fair Value Option” under which a company may

RENAISSANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. SFAS No. 159 will be available on a contract-by-contract basis with changes in fair value recognized in earnings as those changes occur. SFAS No. 159 is effective for fiscal years after November 15, 2007. SFAS No. 159 also allows early adoption provided that the entity also adopts the requirements of SFAS No. 157. The Company does not believe the adoption of SFAS No. 159 will have a material impact, if any, on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (“FAS 160”). This standard establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of the Company’s fiscal year beginning after December 15, 2008. The Company is currently assessing what the impact of the adoption of FAS 160 will be on the Company’s financial position and results of operations.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Note C. Initial Public Offering

On February 1, 2007, the Company issued and sold 15,600,000 units (“Units”) in its IPO, and on February 16, 2007, the Company issued and sold an additional 2,340,000 Units that were subject to the underwriters’ over-allotment option. Each Unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of (a) one year from the effective date of the IPO or (b) the completion of an acquisition. The Warrants will expire four years from the effective date of the IPO. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

The public offering price of each Unit was $6.00, and the gross proceeds of the IPO were $107,640,000 (including proceeds from the exercise of the over-allotment option). Of the gross proceeds: (i) $102,047,840 was deposited into the Trust Account, which amount included $3,051,240 of deferred underwriting fees; (ii) the underwriters received $4,811,160 as underwriting fees (excluding the deferred underwriting fees); and (iii) the Company retained $781,000 for offering expenses. In addition, the Company deposited into the Trust Account the $2,100,000 that it received from the issuance and sale of 4,666,667 Warrants (exercisable at $6.00 per share) to RAC Partners LLC, an entity controlled by Barry Florescue, our Chairman and Chief Executive Officer, and to Charles Miersch and Morton Farber, two of our Directors, on February 1, 2007.

In connection with the IPO, the Company sold to the representative of the underwriters for $100 an option to purchase 650,000 units for $7.50 per Unit. These units are identical to the Units issued in the IPO. This option may be exercised for cash or on a “cashless basis” and expires February 1, 2012.

Barry W. Florescue, chairman and chief executive officer of the Company, has entered into an agreement with Ladenburg Thalmann & Co. Inc., the representative of the underwriters in the IPO, which is intended to comply with Rule 10b5-1 under the Exchange Act, pursuant to which he, or an entity or entities he controls, will place limit orders for $12 million of the Company’s common stock commencing ten business days after the Company files its Current Report on Form 8-K announcing its execution of a definitive agreement for a business combination and ending on the business day immediately preceding the record date for the meeting of stockholders at which such business combination is to be approved. Mr. Florescue has agreed that he will not sell or transfer any shares of common stock purchased by him pursuant to this agreement until one year after the Company has completed an Acquisition. It is intended that these purchases will comply with Rule 10b-18 under the Exchange Act. These purchases will be made at a price equal to the per share amount held in the Company’s trust account as reported in such Form 8-K and will be made by Ladenburg Thalmann or another broker dealer mutually agreed upon by Mr. Florescue and Ladenburg Thalmann in such amounts and at such times as Ladenburg Thalmann or such

RENAISSANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

other broker dealer may determine, in its sole discretion, so long as the purchase price does not exceed the above-referenced per share purchase price. Mr. Florescue has agreed to make available to Ladenburg Thalmann monthly statements confirming that Mr. Florescue has sufficient funds to satisfy these transactions.

All shares of common stock owned by the Founding Stockholders prior to the closing of the IPO (the “Initial Shares”) and the Insider Warrants were placed into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. The Initial Shares will not be released from escrow until 30 days after the consummation of an Acquisition.

The foregoing restrictions are subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, upon death of an escrow depositor, transfers to an estate or beneficiaries, or other specified transfers. Even if transferred under these circumstances, the Initial Shares or Insider Warrants will remain in the escrow account. The Initial Shares and Initial Warrants are releasable from escrow prior to the above dates only if, following an Acquisition, the Company consummates a transaction in which all of the stockholders of the combined entity have the right to exchange their shares of common stock for cash, securities or other property or if the Company liquidates or dissolves

Note D. Note Payable to Founding Stockholder

On April 30, 2006, the Company issued a $150,000 unsecured promissory note to Barry W. Florescue, the Company’s Chairman and Chief Executive Officer (the “Note”). The Note was non-interest bearing and was payable on the earlier of April 30, 2007 or the consummation of the Offering. The Note was repaid with the proceeds of the IPO on February 1, 2007.

Note E. Related Party Transactions

The Company pays BMD Management Company, Inc., an affiliate of the Company, Chairman, Chief Executive Officer and Secretary, a fee of $8,000 per month for office space and general and administrative services pursuant to an agreement between the Company and BMD Management Company with a term beginning on January 29, 2007 and ending on the effective date of the acquisition of a target business. Through December 31, 2007, $88,774 had been incurred with respect to this agreement.

The Company engages and proposes to continue to engage in ordinary course banking relationships on customary terms with Century Bank including the investment of excess operating funds in short term certificates of deposit. The Company’s Chairman and Chief Executive Officer is the Chairman and owner of the bank and two of the Company’s Directors are directors of the bank. Such amounts at December 31, 2006 and 2007 total $60,165 and $1,410,028, respectively.

The Company’s Chairman and Chief Executive Officer, pursuant to an agreement with the Company and the underwriter, has agreed that if the Company liquidates prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company in excess of the net proceeds of the IPO not held in the trust account.

The Company’s Chairman and Chief Executive Officer has also entered into an agreement with Ladenburg Thalmann, the lead underwriter for the IPO, pursuant to which he, or an entity or entities he controls, will place limit orders for $12 million of the Company’s common stock commencing ten business days after the Company files its Current Report on Form 8-K announcing its execution of a definitive agreement for a business combination and ending on the business day immediately preceding the record date for the meeting of stockholders at which such business combination is to be approved.

RENAISSANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note F. Commitments and Other Matters

The underwriting fee in connection with the IPO was 6% of the gross proceeds of the Initial Offering and a non-accountable expense allowance of 1.5% of the gross proceeds of the IPO (the underwriting fee, but not the non-accountable expense allowance, includes the proceeds from the over-allotment units). However, the underwriters have agreed that a 1.60% portion of the underwriting discounts and commissions and $1,329,000 of the non-accountable expense allowance will not be payable unless and until the Company completes an Acquisition and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete an Acquisition (see Note B[5]).

The Company issued on February 1, 2007, a five-year unit purchase option, for $100, to Ladenburg Thalmann & Co. Inc. (“Ladenburg”), the representative of the underwriters in the IPO, to purchase 650,000 units at an exercise price of $7.50 per unit. The units issuable upon exercise of this purchase option are identical to the Units to be sold in the IPO. The Company is accounting for the fair value of the unit purchase option, inclusive of the receipt of the $100 cash payment, as an expense of the IPO resulting in a charge directly to stockholders’ equity. Accordingly, there is no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The option was valued at the date of issuance, at approximately $2,333,500 ($3.59 per unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to Ladenburg is estimated as of the date of grant using the following assumptions: (1) expected volatility of 73.53%, (2) risk-free interest rate of 4.59% and (3) expected life of 5 years. However, because the units do not have a trading history, the volatility assumption is based on information currently available to management. The volatility calculation of 73.53% is based on a sample of blank check companies that completed a business combination and have a subsequent trading history because the Company’s management believes that this volatility is a reasonable benchmark to use in estimating the expected volatility for its common stock. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying warrants and the market price of the Units and underlying securities) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to cash settle or net cash settle the exercise of the unit purchase option or the warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Note G. Capital Stock

On May 16, 2006, the Board of Directors approved a change in the Company’s authorized shares and par value from 1,000 shares with a par value of $.01 per share to 6,000,000 shares with a par value of $.0001 per share, and the Company effected a 5,000-for-1 stock split of the Company’s common stock. On July 11, 2006, the Company effected a 1-for-1.1153846 reverse stock split of the Company’s common stock. The accompanying financial statements give retroactive effect to these stock splits for the period presented. On January 29, 2007, the Company effected a stock dividend of one share for every five shares outstanding. The accompanying financial statements have been retroactively restated to reflect this transaction. The Company also approved a change in its authorized shares of common stock from 6,000,000 shares to 72,000,000 shares.

Note H. Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash balances. The Company did have cash on deposit exceeding the insured limit as of December 31, 2007. The balance is held in a money market fund account.

RENAISSANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note I. Installment Loan

The Company has an installment loan from First Insurance Funding Corp. of N.Y. for the sole purpose of financing its insurance policy for directors’ and officers’ liability. The loan requires 21 installment payments of $4,898 beginning on February 28, 2007. As of December 31, 2007, $47,282 was outstanding, excluding accrued interest.

The installment loan bears interest at 7.75% per annum and is payable from operating funds, including the funds transferred from earnings of the Trust Account, which funds will be distributed to the Public Stockholders if the Company does not consummate the initial Business Combination within the required time periods (see Note A).

Note J. Preferred Stock

As of January 29, 2007, the Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note K. Income Taxes

The Company’s provision for income taxes consists of:

Current
Federal	$794.963
State	217,879
Total current	$1,012,842

The variance between the Company’s effective income tax rate and the 34% federal statutory rate is as follows:

December 31, 2007
Statutory federal income tax rate	34.0%
Increase in valuation allowance	8.7%
State taxes	5.5%
Impact of permanent differences	(17.7%)
Other	.1%
Effective income tax rate	30.6%

The Company is considered in the development stage for income tax reporting purposes. Federal income tax regulations require that the Company defer certain expenses for tax purposes. Therefore, the Company has recorded a deferred income tax asset of $288,652. The Company concluded that it is not more likely than not that the Company will be able to utilize the benefit of the deferred tax asset; it has recorded a valuation allowance for the full amount.

Note L. Summarized Quarterly Data (unaudited)

Following is a summary of the quarterly results of operations for the periods from January 1, 2007 through December 31, 2007.

	Fiscal Quarter Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Net income	$486,782	$671,121	$274,894	$868,581
Net (loss) income per share
Basic	$.03	$.03	$.01	$.04
Diluted	$.03	$.03	$.01	$.03


RENAISSANCE ACQUISITION CORP.
UNAUDITED FINANCIAL STATEMENTS FOR SEPTEMBER 30, 2008 AND
FOR THE PERIOD OF THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008



RENAISSANCE ACQUISITION CORP.
(A Development Stage Company)
CONDENSED BALANCE SHEETS

	December 31, 2007	September 30, 2008
		(unaudited)
ASSETS
Current assets:
Cash	$1,410,028	$870,793
Prepaid expenses	19,213	89,857
Investment income receivable	8,374	—
Total current assets	1,437,615	960,650
Cash equivalents held in trust account	105,364,922	106,407,992
Fixed assets, net of accumulated depreciation	1,097	3,397
	$106,803,634	$107,372,039

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,078	$855,375
Accrued expenses	80,250	69,000
Total current liabilities	122,328	924,375
Long-term obligations:
Accrued underwriting costs	3,051,240	3,051,240
Total liabilities	3,173,568	3,975,615
Common stock subject to possible conversion, 3,586,206 shares at conversion value	20,819,153	20,819,153
Interest income attributable to common stock subject to conversion, net of tax	245,203	453,705

Commitments and contingencies (Note 3 and 7):		—
Stockholders’ equity:
Preferred stock — $.0001 par value, 1,000,000 shares authorized and none outstanding at December 31, 2007 and September 30, 2008		—
Common stock — $.0001 par value, 72,000,000 shares authorized, 21,840,000 issued and outstanding (including 3,586,206 shares subject to possible conversion) as of December 31, 2007 and September 30, 2008	2,184	2,184
Additional paid-in capital	80,508,869	80,508,869
Earnings accumulated during the development stage	2,054,657	1,612,513
Total stockholders’ equity	82,565,710	82,123,566
	$106,803,634	$107,372,039

See notes to the financial statements.



RENAISSANCE ACQUISITION CORP.
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2008	April 17, 2006 (inception) to September 30, 2008

General and administrative expenses	$466,888	$994,357	$761,264	$1,323,749	$2,173,305
Operating loss	(466,888)	(994,357)	(761,264)	(1,323,749)	(2,173,305)
Other income (expense)
Interest expense	(1,352)	(281)	(4,175)	(1,664)	(6,927)
Interest income	20,263	6,073	33,234	29,690	83,279
Interest income trust account	1,268,684	407,398	2,788,458	1,676,380	5,790,312
Income (loss) before provision for income taxes	820,707	(581,167)	2,056,253	380,657	3,693,359
Provision for income taxes	(542,803)	(146,783)	(623,456)	(614,299)	(1,627,141)
Net income (loss)	$277,904	$(727,950)	$1,432,797	$(233,642)	$2,066,218
Less: Interest attributable to common stock subject to possible conversion, net of tax	(57,972)	(48,993)	(57,972)	(208,502)	(453,705)
Net income (loss) attributable to common stock not subject to possible conversion	$219,932	$(776,943)	$1,374,825	$(442,144)	$1,612,513
Maximum number of shares subject to possible conversion:
Weighted average shares outstanding subject to possible conversion	3,586,206	3,586,206	3,153,280	3,586,206
Income per share amount:
Basic and diluted	$.02	$.01	$.02	$.06
Weighted average shares outstanding not subject to possible conversion:
Basic and diluted	18,253,794	18,253,794	16,521,006	18,253,794
Pro forma diluted	21,999,710	23,037,729	19,468,103	22,601,153
Net income (loss) per share attributable to common stock not subject to conversion:
Basic and diluted	$.01	$(.04)	$.08	$(.02)
Pro forma diluted	$.01	$(.03)	$.07	$(.02)

See notes to the financial statements.



RENAISSANCE ACQUISITION CORP.
(A Development Stage Company)
CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid-In Capital	(Deficit)/Earnings Accumulated During the Development Stage	Total Stockholders’ Equity
Balance at April 17, 2006 (inception)	—	$—	$—	$—	$—
Sale of common stock to founding stockholders at $.0064 per share (April 17, 2006)	3,900,000	390	24,610	—	25,000
Net loss for the period	—	—	—	(1,518)	(1,518)
Balance as of December 31, 2006	3,900,000	390	24,610	(1,518)	23,482
Sale of private placement warrants at $0.45 per warrant	—	—	2,100,000	—	2,100,000
Sale of 17,940,000 units net of offering expenses at $6.00 per unit (February 1, 2007)	17,940,000	1,794	99,203,312	—	99,205,106
Proceeds subject to possible conversion of 3,586,206 shares	—	—	(20,819,153)	—	(20,819,153)
Sale of unit purchase option	—	—	100	—	100
Accretion of trust account relating to common stock subject to possible conversion, net of tax				(245,203)	(245,203)
Net income for the year	—	—	—	2,301,378	2,301,378
Balance as of December 31, 2007	21,840,000	2,184	80,508,869	2,054,657	82,565,710
Accretion of trust account relating to common stock subject to possible conversion, net of tax				(208,502)	(208,502)
Net loss for the nine months ending September 30, 2008				(233,642)	(233,642)
Balance as of September 2008 (unaudited)	21,840,000	$2,184	$80,508,869	$1,612,513	$82,123,566

See notes to the financial statements.



RENAISSANCE ACQUISITION CORP.
(A Development Stage Company)
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2008	April 17, 2006 (inception) to September 30, 2008
Cash flows from operating activities:
Net income (loss)	$1,432,797	$(233,642)	$2,066,218
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	142	376	596
Changes in operating assets and liabilities:
Prepaid expenses	(9,843)	(70,644)	(704,156)
Interest income receivable	(9,360)	8,374	—
Accounts payable and accrued liabilities	985,029	802,047	1,538,674
Net cash provided by operating activities	2,398,765	506,511	2,901,332

Cash flows from investing activities:
Proceeds invested in trust account	(105,061,449)	(1,043,070)	(106,407,992)
Acquisition of fixed assets	(1,316)	(2,676)	(3,993)
Net cash used by investing activities	(105,062,765)	(1,045,746)	(106,411,985)

Cash flows from financing activities:
Proceeds from/(repayment of) note payable to stockholder	(150,000)	—	—
Proceeds from sale of units, net	102,371,680		102,256,446
Proceeds from issuance or warrants	2,100,000		2,100,000
Proceeds from sale of common stock to initial stockholder	—	—	25,000
Net cash provided by financing activities	104,321,680	–0–	104,381,446
Net increase (decrease) in cash	1,657,680	(539,235)	870,793
Cash at beginning of period	60,165	1,410,028	–0–
Cash at end of period	$1,717,845	$870,793	$870,793

Supplemental cash flow disclosures:
Cash paid for:
Interest	$(4,175)	$(1,664)	$(6,927)
Income taxes	$–0–	$632,810	$1,655,310

Non-cash operating and financing activity:
Accrual of deferred offering costs	$–0–	$–0–	$(212,493)
Accrued deferred underwriting fees	3,051,240	–0–	3,051,240
Accrued insurance installment loan	$60,833	$–0–	$4,864

See notes to the financial statements.



RENAISSANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 2008
(UNAUDITED)

Note 1. Organization and Business Operations

Renaissance Acquisition Corp. (the “Company”) was incorporated in Delaware on April 17, 2006 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more operating businesses. The Company’s fiscal year-end is December 31.

As of September 30, 2008, the Company had not yet commenced any operations. All activity through September 30, 2008 relates to the Company’s formation, its initial public offering of its securities (the “IPO”) which was completed in February 2007, activities to identify an operating business to acquire and negotiating and entering into an agreement to acquire an operating business. See Notes 3 and 9.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared by the Company without audit on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). Pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted or condensed. It is management’s belief that the disclosures made are adequate to make the information presented not misleading and reflect all significant adjustments (consisting primarily of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations for the periods presented. The results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the operating results for the full year. It is recommended that these financial statements be read in conjunction with the financial statements and notes thereto as of December 31, 2007 and for the year ended December 31, 2007 filed with the SEC and included in the Company’s Form 10-K filed with the SEC on March 31, 2008.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Fair Value Measurements

The fair values of the Company’s financial instruments reflect the estimates of amounts that would be received from selling an asset in an orderly transaction between market participants at the measurement date. The fair value estimates presented in this report are based on information available to the Company as of September 30, 2008 and December 31, 2007.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), the Company applies a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The three levels are the following:

• Level I —	Quoted prices in active markets for identical assets or liabilities.

• Level 2 —	Inputs other than Level I that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.


RENAISSANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 2008
(UNAUDITED) (CONTINUED)

• Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value of cash and investments held in the trust account were estimated using Level I inputs and the carrying value approximates the fair value because of their nature and respective duration.

Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. Cash equivalents held in the Trust Account (see Note 3) are to be held to maturity, and accordingly, are stated at cost. Funds held in the Trust Account are restricted (see Note 3).

Accrued Underwriting Fees

Accrued underwriting fees of $3,051,240 accrued in connection with the Company’s IPO are payable if and when the Company effects a business combination (see Note 3).

Deferred Taxes

The Company has recorded a deferred tax asset of $759,846 which arises from the differing book and tax treatments of expenses during the development stage. Because management has determined that it is not more likely than not that the Company will be able to utilize the benefit of the deferred tax asset, it has recorded a valuation allowance for the full amount.

Common Stock Subject to Possible Conversion

Common stock subject to possible conversion represents 19.99% of the proceeds from the IPO placed in trust, interest income earned on the trust, net of tax, in excess of the $1,875,000 that has been released to the Company for operating expenses and due diligence and the estimated tax liability associated with interest income earned on the funds held in trust (see Note 3). Such amount is payable on a pro-rata basis upon consummating a business combination to Public Stockholders (see Note 3) who vote against a business combination and elect conversion.

Derivative Financial Instruments

Potential derivative financial instruments consist of warrants issued as part of the IPO and a unit purchase option that was sold to the representative of the underwriters as described in Note 3. In accordance with the warrant agreements relating to the warrants issued as part of the IPO and the unit purchase option, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the shares underlying the warrants and the unit purchase option. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the warrant holder shall not be entitled to exercise such warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to cash settle or net cash settle the warrant exercise. Consequently, the warrants and unit purchase option may expire unexercised and unredeemed.

Based on Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the issuance of the warrants and the sale of the unit purchase option were not required to be recorded as derivative liabilities and are reported in stockholders’ equity. Accordingly, there is no impact on the Company’s financial position and results of operations, except for the $100 in proceeds from the sale of the unit purchase option. Subsequent changes in the fair value will not be recognized as long as the warrants and unit purchase option continue to be classified as equity instruments.

At the date of issuance, the Company determined the unit purchase option had a fair market value of approximately $2,333,500 using a Black-Scholes pricing model.



RENAISSANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 2008
(UNAUDITED) (CONTINUED)

Net Income (Loss) Per Share

The weighted average number of shares used in the basic and diluted net income (loss) per share for shares outstanding not subject to possible conversion are as follows:

Net income (loss) per share for all periods is computed by dividing the earnings applicable to common stockholders by the weighted average number of common shares outstanding for the period. Warrants issued by the Company in the IPO and sponsor warrants are contingently exercisable upon consummation of a business combination. Hence these are presented in the pro forma diluted net income (loss) per share. Pro forma diluted net income (loss) per share reflects the potential dilution assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the then average market price during the period.

The Company’s statements of operations include a presentation of net income (loss) per share for common stock subject to possible conversion in a manner similar to the two-class method of earnings per share. Basic and diluted net income (loss) per share amount for the maximum number of shares subject to possible conversion is calculated by dividing the net interest income attributable to common shares subject to conversion ($57,972 and $48,993 for the three months ended September 30, 2007 and 2008, respectively, and $57,972 and $208,502 for the nine months ended September 30, 2007 and 2008, respectively) by the weighted average number of shares subject to possible conversion. Basic and diluted net income (loss) per share amount for the shares outstanding not subject to possible conversion is calculated by dividing the net income (loss) exclusive of the net interest income attributable to common shares subject to conversion by the weighted average number of shares not subject to possible conversion.

	For the Three Months Ended September 30, 2007	For the Three Months Ended September 30, 2008	For the Nine Months Ended September 30, 2007	For the Nine Months Ended September 30, 2008
Weighted average number of shares outstanding as used in computation of basic and diluted net income (loss) per share	18,253,794	18,253,794	16,521,006	18,253,794
Effect of diluted securities — warrants	3,745,916	4,783,935	2,947,097	4,347,359
Shares used in computation of pro forma diluted net income (loss) per shares	21,999,710	23,037,729	19,468,103	22,601,153

At September 30, 2007 and 2008, the Company had outstanding warrants to purchase 35,880,000 shares of common stock, which were included in the calculation of pro forma diluted shares. For the nine months ended September 30, 2007 and September 30, 2008, potential common shares in connection with the underwriters’ purchase option (see Note 3) aggregating 1,950,000 and the insider warrants aggregating 4,666,667 have not been included because the effect would be anti-dilutive.

Adoption of New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted FIN 48 effective January 1, 2007, which had no material effect on our financial statements. The only year for which we have filed income tax returns is 2006, and such tax returns are open to examination by the major taxing jurisdiction to which we are subject. The Company has elected to record interest and penalties recognized in accordance with FIN 48 in the financial statements as income taxes. Any subsequent change in



RENAISSANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 2008
(UNAUDITED) (CONTINUED)

classification of such interest and penalties will be treated as a change in accounting principle subject to the requirements of SFAS No. 154, Accounting Changes and Error Corrections.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007. We adopted SFAS 157 effective January 1, 2008, which had no material effect on our financial statements.

In October 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” This FSP clarifies the application of SFAS 157 in a market that is not active and applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS 157. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. Accordingly, the Company adopted this guidance effective July 1, 2008. The Company’s adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We adopted SFAS 159 effective January 1, 2008, which had no material effect on our financial statements.

Impact of Recently Issued Accounting Pronouncements

In December 2007, the FASB, issued SFAS No. 141 (revised 2007), “Business Combinations” (“FAS 141R”). FAS 141R replaces SFAS No. 141, “Business Combinations” (“FAS 141”), although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any non-controlling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines which information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of our 2009 fiscal year. We are currently assessing the potential effect of FAS 141R on our financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (“FAS 160”). This standard establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of the Company’s fiscal year beginning after December 15, 2008. The Company is currently assessing the impact of the adoption of FAS 160 on the Company’s financial position and results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, (“SFAS 162”). SFAS 162 sets forth the sources of accounting principles and the framework, or hierarchy, for selecting principles to be used in financial statement preparation. Prior to the issuance of SFAS 162, the GAAP hierarchy was defined in the American Institute of Certified Public Accountants Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 will be effective following approval by the Securities and Exchange Commission (“SEC”). The FASB does not expect the issuance of SFAS 162 to result in a change in current practice. The Company is currently evaluating the impact, if any, that SFAS 162 will have on its financial position and results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.



RENAISSANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 2008
(UNAUDITED) (CONTINUED)

Note 3. Initial Public Offering

On February 1, 2007, the Company issued and sold 15,600,000 units (“Units”) in its IPO, and on February 16, 2007, the Company issued and sold an additional 2,340,000 Units that were subject to the underwriters’ over-allotment option. Each Unit consists of one share of common stock and two warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of (a) one year from the effective date of the IPO or (b) the completion of an acquisition. The Warrants will expire four years from the effective date of the IPO. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

The public offering price of each Unit was $6.00, and the gross proceeds of the IPO were $107,640,000 (including proceeds from the exercise of the over-allotment option). Of the gross proceeds: (i) $102,047,840 was deposited into a trust account (the “Trust Account”), which amount included $3,051,240 of deferred underwriting fees; (ii) the underwriters received $4,811,160 in underwriting fees (excluding the deferred underwriting fees); and (iii) the Company retained $781,000 for offering expenses. In addition, the Company deposited into the Trust Account $2,100,000 that it received from the issuance and sale of 4,666,667 Warrants (exercisable at $6.00 per share) to RAC Partners LLC, an entity controlled by Barry Florescue, our Chairman and Chief Executive Officer, and Charles Miersch and Morton Farber, two of our Directors, on February 1, 2007.

In connection with the IPO, the Company sold to the representative of the underwriters for $100 an option to purchase 650,000 Units for $7.50 per Unit. These units are identical to the Units issued in the IPO. This option may be exercised for cash or on a “cashless basis” and expires February 1, 2012.

The funds in the Trust Account will be distributed to the Company (subject to stockholder claims described below) upon consummation of a business combination with one or more operating businesses (the “Business Combination”) whose collective market value is at least 80% of the Company’s net assets at the time of the acquisition. The Company may use the funds in the Trust Account to complete the Business Combination or for such purposes as the Company determines following the Business Combination. If the Company does not consummate a Business Combination by January 29, 2009, the funds in the Trust Account will be distributed to the stockholders then holding the shares issued in the IPO (the “Public Stockholders”). Pending distribution to the Company or the Public Stockholders, the funds in the Trust Account may be invested in government securities and certain money market funds. Interest earned on the Trust Account, up to $1,875,000, net of taxes, has been released to the Company for due diligence and general and administrative expenses. Through September 30, 2008, approximately $5,790,000 of interest had been earned on the trust account, of which $1,875,000 has been released to the Company to fund its working capital requirements.

The Company accreted $208,502 of interest to the common stock subject to possible conversion for the nine months ended September 30, 2008, and $453,705 for the period from April 17, 2006 (inception) through September 30, 2008. The interest is derived from the sum of the trust income less the provision for income taxes and working capital allocation, then applying the percent of common shares subject to possible conversion.

The Company has agreed to submit the Business Combination for approval of its stockholders even if the nature of the transaction would not require stockholder approval under applicable state law. The Company will not consummate the Business Combination unless it is approved by a majority of the Public Stockholders, and the Public Stockholders owning less than 20% of the shares issued in the IPO vote against the Business Combination and exercise the conversion rights described below. The Company’s stockholders prior to the consummation of the IPO (the “Pre-IPO Stockholders”) agreed to vote their shares of common stock owned prior to the IPO in accordance with the vote of the majority in interest of the Public Stockholders. These voting provisions will not be applicable after the consummation of the first Business Combination.



RENAISSANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 2008
(UNAUDITED) (CONTINUED)

With respect to a Business Combination that is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares into cash. The per share conversion price will equal the amount in the Trust Account inclusive of any interest subject to the amounts allocable for due diligence, general and administrative expenses and income taxes described above (calculated as of two business days prior to the consummation of the proposed Business Combination), divided by the number of shares of common stock held by Public Stockholders at the consummation of the IPO. Accordingly, a Business Combination may be consummated with Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders converting such shares into cash from the Trust Account. Such Public Stockholders are entitled to receive their per-share interest in the Trust Account computed without regard to the shares held by the Pre-IPO Stockholders.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination prior to January 29, 2009.

Note 4. Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash balances. The Company did have cash on deposit exceeding the insured limit as of September 30, 2008. The balance is held in a money market fund account.

Note 5. Installment Loan

The Company has an installment loan from First Insurance Funding Corp. of N.Y. for the sole purpose of financing its insurance policy for directors’ and officers’ liability. The loan requires 21 installment payments of $4,898 beginning on February 28, 2007. As of September 30, 2008, $4,864 was outstanding, excluding accrued interest.

The installment loan bears interest at 7.75% per annum and is payable from the funds transferred from earnings of the Trust Account, which funds will be distributed to the Public Stockholders if the Company does not consummate the initial Business Combination within the required time periods.

Note 6. Note Payable to Founding Stockholder

On April 30, 2006, the Company issued a $150,000 unsecured promissory note to Barry W. Florescue, the Company’s Chairman and Chief Executive Officer (the “Note”). The Note was non-interest bearing and was payable on the earlier of April 30, 2007 or the consummation of the IPO. The Note was repaid with the proceeds of the IPO on February 1, 2007.

Note 7. Related Party Transactions

The Company pays BMD Management Company, Inc. a fee of $8,000 per month for office space and general and administrative services pursuant to an agreement between the Company and BMD Management Company, Inc. with a term beginning on January 29, 2007 and ending on the effective date of the acquisition of a target business. Through September 30, 2008, $160,774 had been incurred with respect to this agreement. As of September 30, 2008, there were no outstanding management fees payable to BMD Management Company, Inc.

The Company engages and proposes to continue to engage in ordinary course banking relationships on customary terms with Century Bank including the investment of excess operating funds in short term certificates of deposit. The Company’s Chairman and Chief Executive Officer is the Chairman and owner of the bank and two of the Company’s Directors are directors of the bank.

The Company’s Chairman and Chief Executive Officer, pursuant to an agreement with the Company and the underwriter, has agreed that if the Company liquidates prior to the consummation of a business combination, he



RENAISSANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 2008
(UNAUDITED) (CONTINUED)

will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company in excess of the net proceeds of the IPO not held in the Trust Account.

The Company’s Chairman and Chief Executive Officer has also entered into an agreement with Ladenburg Thalmann & Co. Inc., the lead underwriter for the IPO, pursuant to which he, or an entity or entities he controls, will place limit orders for $12 million of the Company’s common stock commencing ten business days after the Company files its Current Report on Form 8-K announcing its execution of a definitive agreement for a business combination and ending on the business day immediately preceding the record date for the meeting of stockholders at which such business combination is to be approved. If he purchases shares of common stock pursuant to this agreement, he will be entitled to vote such shares as he chooses on a proposal to approve a business combination which may influence whether or not a business combination is approved.

Note 8. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note 9. Entry Into Definitive Merger Agreement

On September 13, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) to effect a reverse acquisition of First Communications, Inc. (“First Communications”). If the Merger is consummated, First Communications shareholders will receive an aggregate of 18,460,000 shares of our common stock and the right to receive up to an aggregate of an additional (i) 9,950,000 shares of our common stock if certain conditions relating to EBITDA are satisfied (as further described in the following paragraph) and (ii) 8,500,000 shares of our common stock if the last sales price of our common stock has been at least $8.50 per share on 20 trading days within any 30 trading day period ending on January 28, 2011 (“Warrant Condition”). In addition, holders of First Communications’ preferred stock would receive an aggregate of $15.0 million in cash consideration, together with an accrued dividend of 12% per annum, pro rated and calculated from September 28, 2008, in exchange for their shares. If the Companye does not consummate this transaction by January 29, 2009, it will be required by its governing documents to liquidate.


ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of September 13, 2008

among

RENAISSANCE ACQUISITION CORP.,

FCI MERGER SUB I, INC.,

FCI MERGER SUB II, LLC,

FIRST COMMUNICATIONS, INC.

and

THE STOCKHOLDERS’ REPRESENTATIVE NAMED HEREIN

[THIS PAGE INTENTIONALLY LEFT BLANK]

Page

I.	DEFINITIONS		A-8
II.	THE MERGERS		A-17
	2.1.	Effective Times of the Mergers	A-17
	2.2.	Closing	A-17
	2.3.	Effects of the Mergers	A-17
	2.4	Governing Documents	A-18
	2.5	Directors and Officers	A-18
III.	CONVERSION OF SECURITIES		A-18
	3.1	Effect on Capital Stock; Merger Consideration	A-18
	3.2	Fractional Shares	A-20
	3.3	Appraisal Rights	A-20
	3.4	Payment of Merger Consideration; Surrender of Certificates	A-21
	3.5	Escrow	A-23
IV.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-23
	4.1	Organization, Qualification, and Corporate Power	A-23
	4.2	Subsidiaries	A-23
	4.3	Capitalization	A-23
	4.4	Validity and Execution; Stockholder Approval	A-24
	4.5	Real and Tangible Personal Properties	A-24
	4.6	No Litigation	A-25
	4.7	Noncontravention	A-25
	4.8	Tax Matters	A-25
	4.9	Financial Statements	A-26
	4.10	Undisclosed Liabilities	A-27
	4.11	Material Contracts	A-27
	4.12	Intellectual Property	A-27
	4.13	Insurance	A-28
	4.14	Employees	A-28
	4.15	Employee Benefits	A-28
	4.16	Environmental Matters	A-30

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of this 13th day of September, 2008 by and among RENAISSANCE ACQUISITION CORP., a Delaware corporation (“Parent”), FCI MERGER SUB I, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub I”), FCI MERGER SUB II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”, and, together with the Merger Sub I, collectively, the “Merger Subs”), FIRST COMMUNICATIONS, INC., a Delaware corporation (the “Company”) and The Gores Group LLC, solely in its capacity as the exclusive representative of the stockholders of the Company (“Stockholders’ Representative”).

RECITALS:

A.      The parties hereto desire to effect a business combination of Parent and the Company by means of (i) the merger (the “First Merger”) of Merger Sub I with and into the Company, with the Company continuing as the surviving corporation of the First Merger (the “First Merger Surviving Corporation”), and (ii) immediately following the effectiveness of the First Merger, and as part of the same plan of merger and reorganization, the merger (the “Second Merger” and, together with the First Merger, collectively, the “Mergers”) of the First Merger Surviving Corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity of the Second Merger (the “Second Merger Surviving Entity”).

B.      The boards of directors of each of the parties hereto (or in the case of Merger Sub II, Parent, as its sole managing member) have determined that this Agreement and the Mergers and such other transactions contemplated hereby (collectively, the “Transactions”) are fair to and in the best interests of their respective stockholders or members, as applicable, and have declared it advisable and approved this Agreement and the Transactions on the terms and conditions set forth in this Agreement.

C.      The holders of a majority of the outstanding shares of the Company’s Series A Preferred Stock have approved this Agreement and the Transactions on the terms and conditions set forth in this Agreement.  The holders of T1 Warrants have delivered irrevocable notices of exercise of their warrant contingent upon the consummation of the Transactions and all the holders of the T2 Warrants and certain of the holders of the T3 Warrants have entered into an exchange agreement for the exercise of their warrants in the form attached hereto as Exhibit A (the “Exchange Agreement”).

D.      Simultaneously with the execution and delivery of this Agreement, the Company shall obtain a voting agreement (the “Voting Agreement”) in the form attached hereto as Exhibit B executed by the holders of at least 75% of Company Common Stock whereby each holder irrevocably agrees to vote all of its voting shares of Company Common Stock (as defined herein) held by it in favor of delisting the Company Common Stock from the Alternative Investment Market on the London Stock Exchange (the “AIM”).

E.      Immediately following and within forty-eight (48) hours of the execution and delivery of this Agreement, the Company shall obtain the affirmative written consent of the holders of at least a majority of Company Common Stock (as defined herein) to approve this Agreement and the First Merger.

F.      The Company, First Global Telecom, Inc., GCI Globalcom Holdings, Inc. (“GCI”) and M. Gavin McCarty, as stockholders’ representative, have entered into an Agreement and Plan of Merger, dated July 18, 2008 (the “GCI Merger Agreement”), pursuant to which the Company has agreed to acquire all of the outstanding capital stock of GCI (the “GCI Acquisition”).

G.      The Company shall effect the consummation of the GCI Acquisition prior to the Mergers.

H.      For United States federal income tax purposes, the parties hereto intend that the Mergers qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

NOW, THEREFORE, in exchange for the mutual promises contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I.     DEFINITIONS

“Acquired Companies” means the Company and the Company Subsidiaries.

“Acquisition” means the purchase by the Company or following the Second Merger, the Second Merger Surviving Entity, outside of the ordinary course of business, of another company or any of its assets, securities or business by means of a merger, consolidation, joint venture, exchange offer or purchase or sale of stock or assets.

“Additional Warrant Stock” shall have the meaning set forth in Section 3.1(c)(ii)(2).

“Affiliate” means, with respect to any specified Person: (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person; and (2) any immediate family member of the specified Person.  For these purposes, an immediate family member shall mean a natural Person’s spouse, parents or children.

“Aggregate Consideration” means the total cash amount and other consideration received (which shall be deemed to include amounts paid into escrow) by the target and/or its shareholders upon the consummation of an Acquisition (including payments made in installments), inclusive of cash, securities, notes, consulting agreements and agreements not to compete, plus the total value of liabilities assumed and to the extent such Aggregate Consideration is paid in stock, then the Fair Market Value of such stock.

“Agreement” has the meaning set forth in the preamble.

“AIM” has the meaning set forth in the recitals.

“Businesses” means the business and operations carried out by the Company and the Company Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to remain closed.

“Cash Merger Consideration” shall have the meaning set forth in Section 3.1(a)(ii).

“Certificates” shall have the meaning set forth in Section 3.4(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Form 8-K” shall have the meaning set forth in Section 6.1(g)(ii).

“Closing Press Release” shall have the meaning set forth in Section 6.1(g)(ii).

“Closing Price” for each day shall be the last reported sales price regular way on that day or, in case no such reported sale takes place on such day, the reported closing bid price regular way, in either case as reported on a national securities exchange or other public exchange on which the stock is admitted to trading or listed, or if not so listed or admitted to trading, the last quoted bid price or, if not quoted, the average of the high bid and the low asked prices in the over-the-counter market or such other system then in use.

“Closing Stock Payment” shall have the meaning set forth in Section 3.1(a)(iii)(1)(x).

“Code” has the meaning set forth in the recitals.

“Common Stock Merger Consideration” shall have the meaning set forth in Section 3.1(a)(iii)(1)(2).

“Company” has the meaning set forth in the preamble.

“Company Audit” shall have the meaning set forth in Section 4.9.

“Company Common Stock” shall have the meaning set forth in Section 3.1.

“Company Financial Statements” shall have the meaning set forth in Section 4.9.

“Company Group” shall have the meaning set forth in Section 6.1(i)(ii).

“Company Preferred Stock” shall have the meaning set forth in Section 3.1.

“Company Stock” shall have the meaning set forth in Section 3.1.

“Company Subsidiaries” means all Subsidiaries of the Company.

“Company’s Knowledge” means the actual knowledge of Ray Hexamer, Joe Morris, Jessica Newman, Rick Buyens, Ryan Wiegner and Frank Lomanno, in each case, after a reasonable investigation and inquiry, only with respect to the period of time each such person was employed by the Company.

“Company Third Party Acquisition” means (I) any sale of 15% or more of the consolidated assets of the Company and its subsidiaries, or 15% or more of the equity or voting securities of the Company or any subsidiary whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company (each, a “Material Subsidiary”), (II) any tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of the equity or voting securities of the Company or of any Material Subsidiary, (III) a merger, consolidation, business combination, share exchange, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Material Subsidiary, in each such case in this clause (III) that would result in either (x) a third party beneficially owning 15% or more of any class of equity or voting securities of the Company or any Material Subsidiary, or 15% or more of the consolidated assets of the Company or (y) the stockholders of the Company receiving securities traded in the U.S. on any nationally-recognized exchange or over-the-counter market; “Company Third Party Acquisition” shall not include the GCI Acquisition or any other transaction pursuant to which the Company or a Material Subsidiary is the acquiring party, provided that, except in the case of the GCI Acquisition, such purchase shall not materially impede the consummation of the Acquisition.

“Contract” means with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Credit Agreement” means that certain that certain Amended and Restated Loan and Security Agreement, dated as of March 7, 2008 among the Company and JPMorgan Chase Bank, National Association.

“Debt” means, as at any date of determination thereof (without duplication), all obligations or liabilities (other than intercompany obligations between the Acquired Companies) of the Acquired Companies in respect of: (a) any borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums) including, without limitation, the aggregate principal balance of, and all accrued and unpaid interest on, the loans outstanding under the Credit Agreement as of the Closing Date, together with all other indebtedness, fees, liabilities, obligations, covenants and duties of the Company of every kind, nature and description under or in respect of the Credit Agreement; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) capital lease obligations; (d) any indebtedness guaranteed by the Acquired Companies (excluding intercompany debt and letters of credit and guarantees by one Acquired Company of performance obligations of another Acquired Company); (e) any obligations with respect to any interest rate hedging or swap agreements; (f) any obligations for the deferred purchase price of property or services (including, without limitation, deferred purchase price liabilities from past acquisitions); (g) any commitment by which an Acquired Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (h) any liabilities of an Acquired Company under conditional sale or other title retention agreements; (i) any liabilities of an Acquired Company under or in connection with letters of credit (whether or not drawn), bankers acceptances or similar items; (j) any liabilities with respect to vendor advances or any other advances made to an Acquired Company; (k) any indebtedness or liabilities secured by a Lien on an Acquired Company’s assets; (1) any amounts owed by an Acquired Company to any Person or entity under any noncompetition, consulting or deferred compensation arrangements; and (m) any “success fees” or bonuses, change in control or severance payments arising from or otherwise triggered by the Transactions, and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes.

“Delaware LLC Act” shall have the meaning set forth in Section 2.3(b).

“DGCL” shall have the meaning set forth in Section 2.3(b).

“Disclosing Party” shall have the meaning set forth in Section 6.1(c).

“Dissenting Shares” shall have the meaning set forth in Section 3.3.

“EBITDA” means for the applicable fiscal quarter, using results taken from the unaudited reviewed financial statements of the Second Merger Surviving Entity, the following calculation:  income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus amortization of intangible assets, plus any expenses arising solely from the First Merger and the Second Merger charged to income in such fiscal quarter and any subsequent acquisition or transaction costs expensed in connection with FASB Rule No. 141R charged to income in such fiscal quarter.

“EBITDA Condition” shall have the meaning set forth in Section 3.1(a)(iii)(2).

“EBITDA Escrow Release Date” shall have the meaning set forth in Section 3.5.

“EBITDA Stock” shall have the meaning set forth in Section 3.1(a)(iii)(1)(y).

“EBITDA Target” shall mean $50 million plus the sum of any Target Increases.

“Environmental Laws” shall mean all Laws, including all common law, orders, judgments, and all other provisions having the force or effect of law, concerning occupational health or safety, pollution or the protection of the environment, including any laws governing the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with any of the Acquired Companies as a single employer within the meaning of Section 414 of the Code.

“Escrow Account” shall have the meaning set forth in Section 3.5.

“Escrow Agent” shall have the meaning set forth in Section 3.5.

“Escrow Agreement” shall have the meaning set forth in Section 3.5.

“Escrowed Stock” shall have the meaning set forth in Section 3.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.4(a).

“Exchange Agreement” has the meaning set forth in the recitals.

“Exchange Fund” shall have the meaning set forth in Section 3.4(a).

“Exclusivity Period” shall have the meaning set forth in Section 6.1(i).

“Fair Market Value" means at any date, the average of the daily Closing Prices (as defined below) for such share of stock for the five (5) consecutive Trading Days immediately preceding the date of the closing of the Acquisition or if the stock is not publicly held or so listed or traded, the fair market value per share shall be as determined in good faith by the board of directors of the Second Merger Surviving Entity, whose determination shall be conclusive absent manifest abuse or error, and described in a resolution of the board of directors of the Second Merger Surviving Entity certified by the secretary of the Second Merger Surviving Entity.

“FCC” means the Federal Communications Commission.

“FCC Consents” means the applications, notices, reports, registrations and other filings and/or consents required to be filed with or obtained from the FCC in connection with the consummation of the Transactions.

“First Merger” shall have the meaning set forth in the recitals.

“First Merger Certificate of Merger” shall have the meaning set forth in Section 2.1(a).

“First Merger Effective Time” shall have the meaning set forth in Section 2.1(a).

“First Merger Surviving Corporation” shall have the meaning set forth in the recitals.

“First Merger Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a)(i).

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“GCI” has the meaning set forth in the recitals.

“GCI Acquisition” shall have the meaning set forth in the recitals.

“GCI Merger Agreement” shall have the meaning set forth in the recitals.

“GCI Subsidiaries” means GCI’s two wholly-owned subsidiaries, Globalcom, Inc., an Illinois corporation, and Globalcom Equipment, Inc., a Delaware corporation.

“Governmental Authority” means any federal, state, local or foreign government or any political subdivision thereof or any department, commission, board, bureau, agency, court, panel or other instrumentality of any kind of any of the foregoing.

“Governmental Prohibition” shall have the meaning set forth in Section 7.5.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, the exposure to, presence of, release of, use of, or storage, disposal, treatment or transportation of which may give rise to liability under, is regulated under, or is defined by any Law, including any Environmental Law, including petroleum and petroleum products.

“Intellectual Property” means any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any provisionals, continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) software, data, data bases and documentation thereof; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); and (g) copies and tangible embodiments thereof (in whatever form or medium).

“Interim Company Financial Statements” shall have the meaning set forth in Section 4.9.

“Law” means all applicable laws of any country or any political subdivision thereof, including, without limitation, all foreign, federal, state and local statutes, regulations, ordinances, codes, orders or decrees or any other laws, common law theories or reported decisions of any court thereof.

“Leased Real Property” shall have the meaning set forth in Section 4.5(a).

“Leases” shall have the meaning set forth in Section 4.5(a).

“Lien” means any charge, claim, right of first refusal, restriction on transfer, mortgage, security deed, deed to secure debt, deed of trust, title defect, mechanic’s lien, judgment lien or other similar lien (except for any lien for Taxes not yet due and payable), pledge, assessment, security interest or other encumbrance.

“Material Adverse Effect” means (x) as to any Person, a material adverse effect on the business, assets, results of operations or financial condition of such Person, and (y) as to any Acquired Company, a material adverse effect on the business, assets, results of operations or financial condition of the Acquired Companies taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a “Material Adverse Effect” with respect to any Person (including any Acquired Company): any facts, changes, developments, events, occurrences, actions, omissions or effects (i) generally affecting (A) the economy, or financial or capital markets, in the United States or elsewhere in the world, to the extent that they do not disproportionately affect such Person in relation to other companies in the industry in which such Person primarily operates or (B) the industry in which such Person operates to the extent that they do not disproportionately affect such Person in relation to other companies in the industry in which such Person primarily operates, or (ii) arising out of, resulting from or attributable to (1) changes (after the date of this Agreement) in Law or in generally accepted accounting principles or in accounting standards or (2) any decline in the market price, or change in trading volume, of the capital stock of such Person or any failure to meet publicly announced revenue or earnings projections or internal projections (it being understood that, without limiting the applicability of the provisions contained in clause (i) or (ii) above, the cause or causes of any such decline, change or failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred).

“Material Contract” means the agreements of the following types to which any Person is a party (which is effective and binding on such Person) or by which any material assets of any Person is bound or are subject:

(a)       Contracts or group of related Contracts which involve commitments to make capital expenditures or which provide for the purchase of assets, goods or services by such Person from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of $300,000 in any consecutive twelve (12) month period after the date hereof or which are not terminable by such Person without a penalty;

(b)       Contracts or group of related Contracts which provide for the sale of goods or services by such Person and under which the undelivered balance of such goods or services has a sale price in excess of $150,000 in any consecutive twelve (12) month period after the date hereof or which are not terminable by such Person without penalty;

(c)       joint venture agreements, partnership agreements, and limited liability company agreements and each similar type of Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person;

(d)       Contracts that involve the material acquisition or disposition, directly or indirectly, by merger, consolidation or acquisition of stock or assets, between such Person and any another Person;

(e)       employment, non-competition, non-solicitation and profit-sharing plan agreements with any officer or director of such Person;

(f)       Contracts which presently limit in any material respect the freedom of any Acquired Company to engage in any business anywhere in the world or compete with any Person;

(g)       Contracts pursuant to which such Person is a lessor or a lessee of any personal or real property (including the Leases), or holds or operates any tangible personal property owned by another Person, except for any such Leases under which the aggregate annual rent or lease payments do not exceed $50,000 or which are terminable by such Person without penalty;

(h)       Contracts not included in subsection (e) providing for severance (including contractual notice of termination or pay in lieu thereof), retention, deferred compensation, change in control or other similar payments;

(i)       Contracts with any stockholder, officer or director of such Person, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing;

(j)       Contracts with material dealers, distributors or sales representatives;

(k)       Contracts under which such Person has made material advances or loans to any other Person, other than expense re-imbursement done in the Ordinary Course of Business;

(l)       Contracts regarding interconnection and carrier agreements with telecommunication and data service providers;

(m)       Contracts relating to material Debt; or

(n)       any settlement or similar agreements relating to any material litigation to which an Acquired Company was a party.

“Merger Consideration” means the Cash Merger Consideration and the Common Stock Merger Consideration.

“Mergers” shall have the meaning set forth in the recitals.

“Merger Sub I” has the meaning set forth in the preamble.

“Merger Sub II” has the meaning set forth in the preamble.

“Merger Subs” has the meaning set forth in the preamble.

“Most Recent Company Balance Sheet” shall have the meaning set forth in Section 4.9.

“New Warrant” shall have the meaning set forth in Section 3.1(c)(ii)(1).

“Ordinary Course of Business” means the ordinary course of business of an applicable Person consistent with past custom and practice (including with respect to quantity and frequency).

“Other Filings” shall have the meaning set forth in Section 6.1(e)(i).

“Outside Date” shall have the meaning set forth in Section 11.1(b).

“Owned Intellectual Property” shall have the meaning set forth in Section 4.12.

“Owned Real Property” shall have the meaning set forth in Section 4.5(a).

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Group” shall have the meaning set forth in Section 6.1(i)(i).

“Parent Knowledge” means the actual knowledge of Barry Florescue, Mark Seigel and Richard Bloom, in each case after a reasonable investigation and inquiry.

“Parent Preferred Stock” shall have the meaning set forth in Section 5.8(a).

“Parent SEC Documents” shall have the meaning set forth in Section 5.7.

“Parent Stock Options” shall have the meaning set forth in Section 5.8(b).

“Parent Stockholder Approval” shall have the meaning set forth in Section 6.1(e)(i).

“Parent Stockholders’ Meeting” shall have the meaning set forth in Section 4.27.

“Parent Third Party Acquisition” means: (I) any purchase of 15% or more of the consolidated assets of a third party and its subsidiaries, or 15% or more of the equity or voting securities of a third party or a Material Subsidiary (as defined in Company Third Party Acquisition definition) thereof, (II) any tender offer or exchange offer that, if consummated, would result in Parent beneficially owning 15% or more of a third party’s equity or voting securities or any Material Subsidiary thereof, (III) a merger, consolidation, business combination, share exchange, purchase of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Parent and any third party, in each such case in this clause (III) that would result in Parent beneficially owning 15% or more of any class of equity or voting securities of such third party or any Material Subsidiary thereof, or 15% or more of the consolidated assets of such third party.

“Parent Warrants” shall have the meaning set forth in Section 5.8(b).

“Permit” means a license, permit or other authorization or registration required by any Governmental Authority or applicable Law to carry out a Business, other than those licenses, permits or other authorizations or registrations the absence of which would not cause a Material Adverse Effect with respect to such Business.

“Permitted Liens” shall mean (a) liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves are reflected in the Company Financial Statements in accordance with GAAP, (b) with respect to any Acquired Company asset, encumbrances, imperfections of title and title defects that will not materially interfere with the use of such asset or materially impair the value thereof, including mechanics’ liens, materialmen’s liens and other inchoate liens, provided that the obligations in respect of which such encumbrances were created are not delinquent, (c) all rights-of-way, licenses, easements, encroachments, covenants, reservations, restrictions, conditions, Leases, tenancies and other encumbrances of record that do not materially interfere with the existing use of the Businesses or materially impair the value thereof, provided that the obligations in respect of which such encumbrances are not delinquent, (d) unrecorded easements, Leases, tenancies, license agreements, covenants, rights-of-way and other encumbrances and similar restrictions on the Real Property that do not materially interfere with the existing use thereof, provided that the obligations in respect of which such encumbrances were created are not delinquent, (e) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations, and (f) all zoning, building, subdivision and other statutory or regulatory conditions and restrictions relating to the use of real property.

“Person” means any individual, corporation, proprietorship, joint venture, firm, partnership, trust, limited liability company, association or other entity.

“Plans” shall have the meaning set forth in Section 4.15(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proxy Statement” shall have the meaning set forth in Section 4.27.

“Real Property” shall have the meaning set forth in Section 4.5(a).

“Receiving Party” shall have the meaning set forth in Section 6.1(c).

“Registration Statement” shall have the meaning set forth in Section 4.27.

“Replacement Company Financial Statements” shall have the meaning set forth in Section 6.2(e).

“Company Audit” shall have the meaning set forth in Section 4.9.

“Schedule Update” shall have the meaning set forth in Section 6.2(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” shall have the meaning set forth in the recitals.

“Second Merger Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Second Merger Effective Time” shall have the meaning set forth in Section 2.1(b).

“Second Merger Surviving Entity” shall have the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Form 8-K” shall have the meaning set forth in Section 6.1(g)(i).

“Signing Press Release” shall have the meaning set forth in Section 6.1(g)(i).

“State PUC” means any state or local public service or public utilities commission having regulatory authority over the Acquired Companies, in any given jurisdiction.

“State PUC Consents” means the applications, notices, reports, registrations and other filings and/or consents to be filed with or obtained from any State PUC in connection with the consummation of the Transactions or the Credit Agreement.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Stockholders’ Representative” shall have the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, any other Person of which equity securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person.

“Target Increase” with respect to any Acquisition is equal to 1/7 of the Aggregate Consideration paid by the Company or the Second Merger Surviving Entity, as applicable, for any Acquisition consummated between the date hereof and June 30, 2011, other than the GCI Acquisition, provided, however, for determining whether the EBITDA Condition has been satisfied for the fiscal quarter during which such Acquisition is consummated the Target Increase shall be 1/7 of such Aggregate Consideration multiplied by a fraction (A) the numerator of which shall be the number of days beginning on the date of the consummation of such Acquisition and ending on the last day of such fiscal quarter and (B) the denominator of which shall be the total number of days in such fiscal quarter.  By way of example, if the Company purchases a target company for $70 million, the Target Increase with respect to such Acquisition shall be $10 million ($70 million divided by 7).  If such Acquisition is consummated on the 30th day of a 90-day fiscal quarter, the Target Increase for such quarter will be $6.7 million ($10 million multiplied by 2/3) and for all subsequent quarters will be $10 million.

“T1 Warrant” shall mean the warrants to purchase a total of 5,333,333 shares of the Company Common Stock at an exercise price of $0.05 per share and with an expiration date of five years from the date of issuance.

“T2 Warrant” shall mean the warrants to purchase a total of 8,000,000 shares of the Company Common Stock at an exercise price of $7.50 per share and with an expiration date of three years following the redemption of all the Series A Preferred Stock held by the holder of such warrant.

“T3 Warrant” shall mean the warrants to purchase a total of 2,000,000 shares of the Company Common Stock at an exercise price of $7.50 per share and with an expiration date of three years following the redemption of all the Series A Preferred Stock.

“Tax” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, workers’ compensation, real property, personal property, sales, use, transfer, registration, value added, alternative, or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any report, return, declaration or other information required to be supplied to any Governmental Authority in connection with Taxes (including any attached schedules thereto and any amendments thereof), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means any domestic, foreign, federal, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

“Trading Day” shall be any day on which the principal national securities exchange on which the stock is admitted to trading or listed is open or, if the stock is not so admitted to trading or so listed, any day except Saturday, Sunday, a legal holiday or any day on which banking institutions in the City of New York are obligated or authorized to close.

“Transactions” shall have the meaning set forth in the recitals.

“Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.

“Trust Fund” shall have the meaning set forth in Section 5.8.

“Voting Agreement” has the meaning set forth in the recitals.

“Warrants” shall have the meaning set forth in Section 3.1(a)(iii)(3).

“Warrant Agreement” shall have the meaning set forth in Section 3.1(a)(iii)(3).

“Warrant Condition” shall have the meaning set forth in Section 3.1(a)(iii)(3).

“Warrant Escrow Release Date” shall have the meaning set forth in Section 3.5.

“Warrant Stock” shall have the meaning set forth in Section 3.1(a)(iii).

II.     THE MERGERS

2.1.          Effective Times of the Mergers.

(a)       On the terms and subject to the conditions of this Agreement, the parties hereto shall cause the First Merger to be consummated at the Closing by the filing of a certificate of merger (the “First Merger Certificate of Merger”) in a form mutually acceptable to Parent and the Company with the Secretary of State of Delaware as required by, and executed in accordance with, the relevant provisions of the DGCL.  The

First Merger shall become effective at the time of the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter which the parties hereto shall have agreed upon as is provided in the Certificate of Merger (the “First Merger Effective Time”).

(b)       Immediately following the First Merger Effective Time, Parent shall cause the Board of Directors of the First Merger Surviving Corporation to adopt this Agreement and approve the Second Merger (and shall adopt this Agreement and approve the Second Merger as sole shareholder of the Second Merger Surviving Entity).  Immediately following such approval, the parties hereto shall cause the Second Merger to be effected by the filing of a certificate of merger (the “Second Merger Certificate of Merger”) in a form that is mutually acceptable to Parent and the Company with the Secretary of State of Delaware as required by, and executed in accordance with, the relevant provisions of the Delaware LLC Act.  The Second Merger shall become effective at the time of the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter which the parties hereto shall have agreed upon as is provided in the Second Certificate of Merger (the “Second Merger Effective Time”).

2.2.          Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) will take place remotely via the exchange of documents and signatures on the date that is two (2) Business Days following the satisfaction or waiver of all conditions to the Closing set forth in Articles VII, VIII and IX (such date, the “Closing Date”).

2.3.          Effects of the Mergers.

(a)       Upon the terms and subject to the conditions of this Agreement, at the First Merger Effective Time, Merger Sub I shall be merged with and into the Company and the separate existence of Merger Sub I shall cease and the Company shall continue as the First Merger Surviving Corporation  Upon the terms and subject to the conditions of this Agreement, at the Second Merger Effective Time and as part of the same plan of merger and reorganization, the First Merger Surviving Corporation shall be merged with an into Merger Sub II, the separate corporate existence of the First Merger Surviving Corporation shall cease and Merger Sub II shall continue as the Second Merger Surviving Entity under a name that shall be mutually agreeable to Parent and the Company.

(b)       The First Merger shall have the effects set forth in this Agreement, the First Merger Certificate of Merger and the applicable provisions of the Delaware General Corporation Law (“DGCL”).  The Second Merger shall have the effects set forth in this Agreement, the Second Merger Certificate of Merger and the applicable provisions of the Delaware Limited Liability Company Act (“Delaware LLC Act”).

2.4.          Governing Documents.  The certificate of incorporation of the Company as in effect immediately prior to the First Merger Effective Time shall be the certificate of incorporation of the First Merger Surviving Corporation.  The initial certificate of formation and limited liability company operating agreement of Merger Sub II shall be the certificate of formation and limited liability company operating agreement of the Second Merger Surviving Entity.

2.5.          Directors and Officers.  The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the First Merger Surviving Corporation as of the First Merger Effective Time.  Merger Sub II shall take all actions necessary so that the directors and officers of the First Merger Surviving Corporation immediately prior to the Second Merger Effective Time shall be the initial directors and officers of the Second Merger Surviving Entity.

III.     CONVERSION OF SECURITIES

3.1.          Effect on Capital Stock; Merger Consideration.

(a)      First Merger.  At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of the holders of any shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), Series A Preferred Stock of the Company, par value $0.001 per share (“Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”), or any shares of capital stock of Merger Sub I, said shares shall be converted as follows, and the Merger Consideration to be paid to the holders of Company Stock shall be as follows:

(i)      Capital Stock of the Merger Sub.  Each issued and outstanding share of the capital stock of Merger Sub I shall be converted into and become one fully paid and nonassessable share of common stock, $.001 par value per share, of First Merger Surviving Corporation (“First Merger Surviving Corporation Common Stock”), so that after the First Merger Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the First Merger Surviving Corporation.

(ii)      Company Preferred Stock.  Each issued and outstanding share of Company Preferred Stock shall, by virtue of the First Merger and without any action on the part of the holder thereof, be converted into the right to receive, in cash, an amount equal to the Company Redemption Price as set forth in the Certificate of the Designations, Powers, Preferences and Rights of the Company Preferred Stock (the “Cash Merger Consideration”).

(iii)      Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than any Dissenting Shares) shall, by virtue of the First Merger and without any action on the part of the holder thereof, be converted into the right to receive:

(1)       (x) 0.57361 of a single validly issued, fully paid and nonassessable share of Parent Common Stock (“Closing Stock Payment”), plus

(y) the proportionate share amount of 9,950,000 shares of Parent Common Stock issuable pursuant to Section 3.1(a)(iii)(2) below, if any, which such amount shall be deposited into the Escrow Account pursuant to Section 3.5 hereof (“EBITDA Stock”), plus (z) the proportionate share amount of 8,500,000 shares of Parent Common Stock issuable pursuant to Section 3.1(a)(iii)(3) below, if any, which such amount shall be deposited into the Escrow Account pursuant to Section 3.5 hereof (“Warrant Stock”, which, together with the Closing Stock Payment and EBITDA Stock, shall be referred to collectively, as the “Common Stock Merger Consideration”);

(2)       If, for any fiscal quarter from the date hereof through June 30, 2011, the Second Merger Surviving Entity has an annualized adjusted EBITDA (i.e., the actual quarterly EBITDA multiplied by four (4)) equal to or greater than the EBITDA Target, Parent shall cause the Escrow Agent to release from the Escrow Account, in accordance with this Section

3.1(a)(iii)(2), Section 3.5 hereof and the Escrow Agreement, 9,950,000 shares of Parent Common Stock (reduced by the number of shares that would have been issuable to holders of Dissenting Shares in respect of such Dissenting Shares if the stockholder holding such Dissenting Shares had not exercised its appraisal rights pursuant to Section 3.3) (the “EBITDA Condition”).  If the EBITDA Condition is satisfied, the holders of Company Common Stock shall be entitled to receive that number of shares of Parent Common Stock equal to (x) 9,950,000 (reduced by the number of shares that would have been issuable to holders of Dissenting Shares in respect of such Dissenting Shares if the stockholder holding such Dissenting Shares had not exercised its appraisal rights pursuant to Section 3.3).  If the EBITDA Condition is not satisfied by June 30, 2011, then Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to release the remaining shares held in Escrow pursuant to the EBITDA Condition to the Company on August 31, 2011 and such securities shall be cancelled in accordance with Section 3.5.

(3)       If Parent shall have the right to redeem the warrants (the “Warrants”) issued pursuant to its Warrant Agreement dated September 19, 2006, by and between Parent and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), Parent shall cause the Escrow Agent to release from the Escrow Account, in accordance with this Section 3.1(a)(iii)(3), Section 3.5 hereof and the Escrow Agreement, 8,500,000 shares of Parent Common Stock (reduced by the number of shares that would have been issuable to holders of Dissenting Shares in respect of such Dissenting Shares if the stockholder holding such Dissenting Shares had not exercised its appraisal rights pursuant to Section 3.3) (the “Warrant Condition”).  Subject to the terms and conditions of the Warrant Agreement, Parent has the right to redeem the Warrants at any time prior to their exercise and at any time after the Warrants become exercisable if the last sale price of the Parent Common Stock has been at least $8.50 per share, on each of twenty (20) trading days within any thirty (30) trading day period ending on January 28, 2011.  For the avoidance of doubt, even if all Warrants are exercised prior to the date the Warrant Condition is satisfied, Parent remains obligated to pay such 8,500,000 shares of Parent Common Stock (other than any shares that would otherwise be payable in respect of the Dissenting Shares) upon satisfaction of the Warrant Condition.  If the Warrant Condition is not satisfied by January 28, 2011, then on or prior to January 31, 2011, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to release all the shares subject to the Warrant Condition deposited into the Escrow Account to Parent and such securities shall be cancelled in accordance with Section 3.5.

(4)       If either the EBITDA Condition or the Warrant Condition has been met, Parent shall notify the Stockholders’ Representative in writing within five (5) Business Days.

(5)       All such shares of Company Stock (other than any Dissenting Shares (as defined in Section 3.3 hereof)), when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive a portion of the Merger Consideration as determined pursuant to the calculation principles set forth in Section 3.1 payable with respect thereto, when and as provided herein upon the surrender of such certificate in accordance with Section 3.3.

(b)      Second Merger.  Upon the terms and subject to the conditions of this Agreement, at the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any holder of First Merger Surviving Corporation Common Stock or any holder of membership interests of Merger Sub II (the “Merger Sub Interests”):

(i)      First Merger Surviving Corporation Common Stock.  Each share of First Merger Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled and cease to exist and no consideration shall be payable in respect thereof.

(ii)      Merger Sub II Membership Interests.  The issued and outstanding Merger Sub II Interests (all of which shall be held by Parent) shall remain as the membership interests of the Second Merger Surviving Entity.

(c)      Company Warrants.

(i)      T1 Warrants.  Each of the holders of the T1 Warrants has agreed pursuant to a separate agreement irrevocably to make a cashless exercise of their T1 Warrants, immediately prior to the Closing of the Transactions contingent upon the Closing of the Transactions.  The Company Common Stock shall have a fair market value of $5.00 for purposes of such cashless exercise.  Each such share of Company Common Stock received upon the exercise of the T1 Warrant without any further action on the part of the holder thereof shall be converted into the Merger Consideration pursuant to Section 3.1(a)(iii).

(ii)      T2 Warrants and T3 Warrants.  Certain holders of the T2 Warrants and T3 Warrants have entered into Exchange Agreements in the form attached hereto as Exhibit A providing for the exchange of their T2 Warrants and T3 Warrants for:

(1)       for each share of Company Common Stock for which such T2 Warrant or T3 Warrant is currently exercisable (A) a warrant in the form attached hereto as Exhibit C (the “New Warrant”), providing that such holder shall have the right to receive a warrant to acquire 0.25 shares of Parent Common Stock exercisable at $9.00 per share expiring on January 28, 2011 for a total number of New Warrants not to exceed 2,500,000 in the aggregate and (B) the right to receive 1/10th of a share of Parent Common Stock upon the satisfaction of the Warrant Condition for a total number of shares of Parent Common Stock not to exceed 1,000,000 in the aggregate.

(2)       Parent shall deposit into the Escrow Account up to 1,000,000 shares of Parent Common Stock pursuant to Section 3.5 hereof  to satisfy its obligations under (B) above (“Additional Warrant Stock”).  If the Warrant Condition is not satisfied by January 28, 2011, then on January 31, 2011, all the shares of Additional Warrant Stock deposited into the Escrow Account shall be released to Parent and cancelled pursuant to Section 3.5.

(iii)      The Company shall use its reasonable efforts to cause all remaining holders of the T3 Warrants who have not previously exercised their T3 Warrants, to exchange their T3 Warrants on the same terms and conditions as the exchanging holders pursuant to the Exchange Agreement.  To the extent such holders still do not exercise their rights, such T3 Warrants shall remain outstanding in accordance with their terms.

3.2.          Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the First Merger, but in lieu thereof Parent shall pay to each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder (other than those that would be received pursuant to Section 3.1 hereof)), upon surrender of such holder’s Certificate(s), an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) six dollars ($6.00).

3.3.          Appraisal Rights.  Shares of Company Common Stock outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of the Mergers or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into a right to receive Parent Common Stock, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under the DGCL.  If, after the First Merger Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, each such share shall be treated as if it has been converted as of the First Merger Effective Time into a right to receive Parent Common Stock as set forth in Section 3.1(a)(iii)(1).  The Company shall give Parent (i) prompt notice of (A) any demands for appraisal pursuant to the DGCL received by the Company, (B) withdrawals of such demands, and (C) any other instruments served pursuant to the DGCL and received by the Company in connection with such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL prior to the First Merger Effective Time.  The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, or as otherwise required by any applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands and shall not distribute any portion of the Common Stock Merger Consideration to any holder that has not lost its appraisal rights.

3.4.          Payment of Merger Consideration; Surrender of Certificates.

(a)       At or prior to the First Merger Effective Time, Parent shall engage a nationally-recognized financial institution reasonably satisfactory to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”).  At the First Merger Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock immediately prior to the First Merger Effective Time, for exchange in accordance with this Article III, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to the Closing Stock Payment pursuant to Section 3.1(a)(iii)(1)(x) (other than any Dissenting Shares) and for the benefit of the holders of Company Preferred Stock immediately prior to the First Merger Effective Time, for exchange in accordance with Article III, through the Exchange Agent, the Cash Merger Consideration.  In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the First Merger Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 3.2 and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 3.4(c).  All cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b)       Promptly after the First Merger Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the First Merger Effective Time represented outstanding shares of Company Stock (other than any Dissenting Shares) (the “Certificates”), which at the First Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(ii) or (iii) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 3.2 and any dividends or other distributions payable pursuant to Section 3.4(c).  Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor Cash Merger Consideration to which such holder is entitled pursuant to Section 3.1(a)(ii) and a certificate or certificates representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 3.1(a)(iii) (which shall be in uncertificated book entry form unless a physical certificate is requested), payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 3.2 and any dividends or distributions payable pursuant to Section 3.4(c), and the Certificates so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, certificates representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4(b), each Certificate shall be deemed at any time after the First Merger Effective Time to represent only the right to receive the Merger Consideration pursuant to Section 3.1(a)(iii) hereof (and any amounts to be paid pursuant to Section 3.2 or Section 3.4(c)) upon such surrender.  No interest shall be paid or shall accrue on any amount payable pursuant to Section 3.2 or Section 3.4(c).

(c)       No dividends or other distributions with respect to Parent Common Stock with a record date after the First Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2 hereof, until such Certificate has been surrendered in accordance with this Article III.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article III, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2 and the amount of dividends or other distributions with a record date after the First Merger Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Merger Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding Taxes that may be required thereon.

(d)       All shares of Parent Common Stock, issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III and any cash paid pursuant to Section 3.1(a)(ii), Section 3.2 or Section 3.4(c) and all shares of Parent Common Stock placed into Escrow shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Stock previously represented by such Certificates.  At the First Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the First Merger Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the First Merger Effective Time.  If, after the First Merger Effective Time, Certificates are presented to the First Merger Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e)       Any portion of the Exchange Fund (other than any shares of Parent Common Stock held in Escrow) which remains undistributed to the holders of Certificates six months after the First Merger Effective Time shall be delivered to the Second Merger Surviving Entity, upon demand, and any holders of Certificates who have not theretofore complied with this Article III (other than Dissenting Shares) shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.2 and any dividends or distributions pursuant to Section 3.4(c).

(f)       None of Parent, Merger Subs, the Company or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate shall not have been surrendered prior to five years after the First Merger Effective Time, or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, or any dividends or distributions with respect to Parent Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(g)       The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to former stockholders of the Company after the First Merger Effective Time pursuant to this Article III.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article III shall promptly be paid to Parent.

(h)       Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Company Stock immediately prior to the First Merger Effective Time such amounts as Parent or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(i)       In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit (without the posting of a bond) of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 3.4(b), cash for fractional shares pursuant to Section 3.2 and any dividends or distributions payable pursuant to Section 3.4(c); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

3.5.          Escrow.  At the Closing, Parent, the Stockholder’s Representative and the escrow agent (“Escrow Agent”) shall enter into an escrow agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”), pursuant to which the EBITDA Stock and Warrant Stock portions of the Common Stock Merger Consideration (other than portions in respect of the Dissenting Shares) and Additional Warrant Stock  (such amount being defined as the “Escrowed Stock”) shall be deposited into escrow (the “Escrow Account”), shall be subject in all events to the provisions of this Agreement and the Escrow Agreement and shall be distributed to the holders of Company Common Stock as follows:  (i) an amount equal to EBITDA Stock of the Escrowed Stock on or prior to the EBITDA Escrow Release Date (as defined below) shall be distributed to the holders of Company Common Stock in the percentages set forth in Schedule 3.1(a)(iii) hereof within 60 days following the end of a fiscal quarter in which the EBITDA Condition has been satisfied (the “EBITDA Escrow Release Date”), and (ii) an amount equal to Warrant Stock of the Escrowed Stock on or prior to the Warrant Escrow Release Date (as defined below) shall be distributed to the holders of Company Common Stock in the percentages set forth in Schedule 3.1(a)(iii) hereof within 30 days following the satisfaction of the Warrant Condition (the “Warrant Escrow Release Date”), all as more specifically set forth in the Escrow Agreement.

IV.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and the Merger Subs to enter into this Agreement, the Company represents and warrants to Parent and the Merger Subs that:

4.1.          Organization, Qualification, and Corporate Power.  Each of the Acquired Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power and authority to conduct its business as owned and conducted on the date hereof and at the Closing.  Each of the Acquired Companies is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.  Each of the Acquired Companies has all requisite organizational power and authority and all Permits from Governmental Authorities and from all other Persons that are necessary and/or appropriate to carry on its Business and to own and use the properties owned and used by it, except for such Permits the absence of which would not result in a Material Adverse Effect.

4.2.          Subsidiaries.  Except for the Company Subsidiaries, the Company does not have has any subsidiaries nor does it own any securities issued by any other Person except temporary investments in the ordinary course of business.

4.3.          Capitalization.  The authorized capital stock of each of the Acquired Companies and the number and kind of issued and outstanding shares of each of the Acquired Companies and, other than with respect to the Company Common Stock, the holders of record thereof are set forth on Schedule 4.3 and were validly issued, fully paid and nonassessible and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person.  Except as set forth in Schedule 4.3:  (A) to the Company’s

Knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Acquired Companies; (B) there does not exist nor is there outstanding any right or security granted to, issued to, or entered into with, any Person to cause the Acquired Companies to issue, grant or sell any shares of capital stock of the Acquired Companies to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into or exchangeable for stock of the Acquired Companies, or any other similar right, security, instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security; (C) there is no obligation, contingent or otherwise, of the Acquired Companies to:  (1) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Acquired Companies; or (2) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies); and (D) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders are entitled to vote.

4.4.          Validity and Execution; Stockholder Approval.  The Company has the right, power and authority to enter into this Agreement and perform its obligations hereunder.  All necessary corporate action of the Company has been taken to authorize the Company to execute and deliver this Agreement and to consummate the Transactions.  The board of directors (including any required committee or subgroup thereof) and stockholders of the Company have, as of the date of this Agreement, duly approved this Agreement and the Transactions.  This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights.  The execution, delivery and performance by the Company of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby:  (a) do not, and will not, violate or conflict with any provision of the Company’s certificate of incorporation or bylaws; (b) do not, and will not, violate or constitute a default under any Law or any contract to which any Acquired Company is a party, or by which it or any Company Stock or equity interests in any Acquired Company is bound; and (c) do and will not result in the creation of any Lien, other than Permitted Liens.

4.5.          Real and Tangible Personal Properties.

(a)            Schedule 4.5(a) identifies (i) all of the real property, including all, land, buildings, towers, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Acquired Companies (collectively, the “Owned Real Property”); and (ii) all of the real property devised by leases, subleases, licenses, concessions, co-locations and other agreements (written or oral) (collectively, the “Leases”) pursuant to which the Acquired Companies hold any leased real property (collectively, the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”).

(b)            Each Acquired Company (i) has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens, (ii) has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, (iii) has not granted any outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) is not a party to any agreement or option to purchase any real property or interest therein.

(c)            Each applicable Acquired Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein.  Schedule 4.5(a) contains a true and complete listing of all of the Leases, and the Acquired Companies have made available to Parent a complete and accurate copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease, including all amendments, extensions, renewals and other agreements with respect thereto.  With respect to each of the Leases and except as set forth in Schedule 4.5(c):  (i) the applicable Acquired Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (ii) such Lease is legal, valid, binding, enforceable against such Acquired Company and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights Laws; (iii) such Acquired Company is not in breach or default under such Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except to the extent such breach or default would not have a Material Adverse Effect; (iv) such Acquired Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (v) there are no Liens or encumbrances on the estate or interest created by such Lease.

(d)             The Acquired Companies own or have a valid leasehold interest in each of the items of tangible personal property reflected on the Most Recent Balance Sheets, or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheets), free and clear of all Liens, except for Permitted Liens, and such tangible personal property constitutes all material equipment, machinery, fixtures, improvements and other tangible personal property used in or necessary for the conduct of each of the Businesses of the Acquired Companies as it is currently conducted by the Acquired Companies.  All of the tangible personal property, equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) owned by the Acquired Companies are in good condition and repair (ordinary wear and tear excepted).

4.6.          No Litigation.  Except as set forth on Schedule 4.6, there is no litigation, claim, investigation or proceeding pending, or to the Company’s Knowledge, threatened, against or relating to any Acquired Company or its Business, nor to the Company’s Knowledge is there any reasonable basis for any such litigation, claim, investigation or proceeding.  No Acquired Company is named in any order, judgment, decree, stipulation or consent of or with any court or other Governmental Authority that affects or may affect the Company Stock or the Transactions.

4.7.          Noncontravention.  Except for the FCC Consents and PUC Consents and as set forth on Schedule 4.7, neither the execution and the delivery of this Agreement by the Company, nor the consummation of the Transactions by any of the Acquired Companies, will:  (i) violate any material applicable Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Acquired Company or a Business is subject or any provision of any Acquired Company’s certificate of incorporation, bylaws, or other governing instrument, as amended, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any Acquired Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any capital stock or assets of any Acquired Company).  Except as set forth on Schedule 4.7 and except where failure to meet such requirement would not result in a Material Adverse Effect, no Acquired Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the Transactions.

4.8.          Tax Matters.  Except as set forth on Schedule 4.8:

(a)            All income, franchise and all material other Tax Returns required to have been filed by or with respect to the Acquired Companies have been timely filed (taking into account applicable extensions of time to file) and all such Tax Returns (including information provided therewith or with respect thereto) are true, accurate and complete in all material respects.  All income Taxes and all other Taxes of the Acquired Companies, whether or not shown as due on any Tax Returns, have been timely paid, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and are so identified on Schedule 4.8) and for which adequate reserves are reflected in the Company Financial Statements in accordance with GAAP.

(b)            Each of the Acquired Companies has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.  No deficiency for any material amount of Taxes has been assessed with respect to any of the Acquired Companies that has not been abated or paid in full or adequately provided for in the Company Financial Statements.

(c)            There are no Tax claims, audits, examinations, disputes, investigations, administrative or judicial proceedings by any Taxing Authority pending, or threatened in writing, or as to which any of the Acquired Companies has Knowledge in connection with any Taxes due from or with respect to the Acquired Companies, including without limitation, any claim made by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file a particular Tax Return such that it is or may be subject to taxation by that jurisdiction.

(d)            There are not currently in force any (i) waivers of any statute of limitations with respect to Taxes or agreements binding upon any of the Acquired Companies for the extension of time for the assessment, reassessment, deficiency or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending, (ii) any power of attorney with respect to any Tax matter, or (iii) any Tax allocation or Tax sharing agreement, or any similar agreement pursuant to which any Acquired Company could have an obligation with respect to Taxes of another person or entity following the Closing.

(e)            There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith) upon any of the assets of the Acquired Companies.

(f)            None of the Acquired Companies is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)            None of the Acquired Companies has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 or Section 361 of the Code (i) within the three (3)-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(h)            None of the Acquired Companies (1) has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or foreign Law (other than a group the common parent of which was the Company) or (2) has any liability for the Taxes of any Person (other than the Acquired Companies) under Section 1.1502-6 of the Treasury Regulations (or any predecessor or successor thereof or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, assumption, operation of Law or otherwise.

(i)             None of the Acquired Companies nor any other Person on behalf of the Acquired Companies has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method and no Taxing Authority has proposed any such adjustment or change in accounting method, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law that would have continuing effect after the Closing, or (iii) been the subject of a Tax ruling that would have continuing effect after the Closing.

(j)             None of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted in, or in connection with the transactions contemplated by this Agreement or the GCI Merger Agreement could result in, the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law, including without limitation, by reason of (i) the execution and delivery of this Agreement or the GCI Merger Agreement or (ii) the consummation of (y) the Transactions or (z) the transactions contemplated by the GCI Merger Agreement).  None of the Acquired Companies has engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b).

4.9.          Financial Statements.  The Company has previously provided to Parent true and accurate copies of the unaudited consolidated financial statements of the Company as of and for the six (6) month period ended June 30, 2008 (the “Interim Company Financial Statements”) and (b) the balance sheet of the Company as of December 31, 2007 (the “Most Recent Company Balance Sheet”) and the balance sheets of the Company as of December 31, 2006 and December 31, 2005 and the related statements of income and cash flows for the fiscal years then ended, audited and certified by the Company’s Accountants (together with the Interim Financial and including, with respect to the audited balance sheets and related statements of income and cash flows, any notes and schedules thereto, the “Company Financial Statements”).  Except as otherwise indicated in the Company Financial Statements or in Schedule 4.9, the Company Financial Statements (x) have been prepared in accordance with GAAP consistently applied throughout the relevant periods, other than, with respect to the Interim Company Financial Statements, the absence of normal year-end adjustments and the absence of footnotes; and (y) present fairly, in all material respects, the financial position, the results of operations and cash flows of the Company as of the dates and for the periods presented therein,provided, however, that as of the date of this Agreement, the Company is completing an audit of its financial statements as of and for the six month period ended December 31, 2007 (the “Company Audit”) and that the Company Audit may result in the restatement of one or more items in the financial statements as of and for the fiscal year ended December 31, 2007.

4.10.          Undisclosed Liabilities.  There are no material liabilities relating to the Acquired Companies, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes, except for:  (a) liabilities set forth on the face of the Most Recent Balance Sheets, (b) liabilities which have arisen after the date of the Most Recent Balance Sheets in the Ordinary Course of Business, (c) liabilities and obligations not required by GAAP to be reflected on an audited balance sheet, or (d) liabilities and obligations set forth on Schedule 4.10(d).

4.11.          Material Contracts.  The Company has delivered to or otherwise made available to Parent a correct and complete copy of each Material Contract, each of which is listed on Schedule 4.11 hereto.  With respect to each Material Contract:  (a) such Material Contract is legal, valid and binding, enforceable, and in full force and effect, (b) neither the Company nor, to the Company’s Knowledge, any other party to such Material Contract is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default by any Acquired Company or, to the Company’s Knowledge, any other party to such a Material Contract, or permit termination, material modification, or acceleration under the Material Contract, and (c) the Company has not, and to the Company’s Knowledge, no other party to a Material Contract has repudiated any material provision of any Material Contract.  Schedule 4.11 sets forth a list of the Material Contracts which require the prior consent of or require prior notice to the counterparty to such Material Contract to the consummation of the Transactions.  Notwithstanding anything to the contrary contained herein, Schedule 4.11 shall be updated by the Company prior to the Closing Date to reflect any changes required as a result of the passage of time between the date of this Agreement and the First Merger Effective Time, provided that any such changes shall be consistent and in all respects in accordance with Section 6.2.

4.12.          Intellectual Property.

(a)             Schedule 4.12(a) sets forth a listing of all of the following Intellectual Property:  (i) registered or patented Intellectual Property and all pending applications therefor owned by any Acquired Company; (ii) material unregistered trademarks, material unregistered copyrights and material software and (iii) material licenses with respect to the Intellectual Property owned or used by any Acquired Company.

(b)             The Acquired Companies own and possess all right, title and interest in or have a valid right or license to use the Intellectual Property set forth on Schedule 4.12(a) and all the Intellectual Property that is material to any Business.

(c)             Except for the Permitted Liens, the Intellectual Property owned by any Acquired Company (the “Owned Intellectual Property”) is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to the written license agreements disclosed on Schedule 4.11.

(d)             None of the material Owned Intellectual Property is expired or has been cancelled or abandoned.  Each Acquired Company has taken all commercially reasonable actions to maintain and protect all of the Company Intellectual Property.

(e)             Except as set forth on Schedule 4.12(e), none of the Acquired Companies has received in the past three (3) years any notice regarding the infringement, misappropriation or other violation by any Acquired Company of any Intellectual Property of any third party (including any demands or unsolicited offers to license any Intellectual Property from any third party) that has not yet been formally and finally resolved.  To the Company’s Knowledge, neither the conduct of the business of any Acquired Company nor sale of any products or provision of any services by any Acquired Company has infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, any Intellectual Property of any third party.

(f)             To the Company’s Knowledge, no third party is infringing, misappropriating or violating, or has infringed, misappropriated or otherwise violated, any of the Company Intellectual Property.  No such claims have been brought or, to the Company’s Knowledge, threatened against any third party by any of the Acquired Companies.

(g)             To the Company’s Knowledge, all current or former employees, consultants, or contractors who have participated in the creation or development of any Intellectual Property owned or purported to be owned by the Company, including the Intellectual Property listed on Schedule 4.12(a), have executed and delivered to such Acquired Company a valid and enforceable agreement (i) providing for the non-disclosure by such current or former employee, consultant, or contractor of any confidential information of such Acquired Company, and (ii) providing for the assignment by such current or former employee, consultant, or contractor to such Acquired Company of any Intellectual Property arising out of such employee’s, consultant’s, or contractor’s employment by, engagement by, or contract with such Acquired Company.

4.13.          Insurance.  The Company has furnished to Parent true and complete copies of all insurance policies and fidelity bonds covering the Acquired Companies or any Business and the employees of any Business, each of which is listed on Schedule 4.13 hereto.  Except as set forth on Schedule 4.13 hereto, there is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds which are due and payable have been paid and each Acquired Company is otherwise in material compliance with the terms and conditions of all such policies and bonds.  No Acquired Company has received written notice from any underwriter that any such policy of insurance or bond is not in full force and effect.

4.14.          Employees.  Except as disclosed on Schedule 4.14(a), each employee of each Acquired Company is an employee at will and the employment of each employee of each Acquired Company is terminable at will without advance notice.  To the Company’s Knowledge, no officer of any Acquired Company has indicated his or her intent in writing to terminate his or her employment with such Acquired Company.  No Acquired Company is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  To the Company’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any Acquired Company.  No Acquired Company has received written notice of any alleged violation of federal, state, or local labor, employment or health and safety Law, rule, order, regulation or ordinance.  Schedule 4.14(b) sets forth:  (i) all present employees (including any leased or temporary employees) and independent contractors of each Acquired Company; (ii) each employee’s or independent contractor’s current rate of compensation; and (iii) each such employee’s accrued vacation, if applicable.  Schedule 4.14(c) sets forth a list of all employment agreements containing any severance payments.  Except as set forth on Schedule 4.14(d), there are no unpaid wages, bonuses or commissions owed to any employees or independent contractors (other than those not yet due and that have been accrued in the financial books and records of the Company).  Except as set forth on Schedule 4.14(e) there are no written or oral employment agreements with any of the employees.

4.15.       Employee Benefits.

(a)            Schedule 4.15 contains a list of (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) all other pension, retirement, supplemental retirement, equity, equity incentive, severance, change in control, bonus, incentive, retention and deferred compensation plans, programs and arrangements and (iii) all other material plans, programs or arrangements (including vacation, death benefit and fringe benefit plans, programs or arrangements) maintained, contributed to, or required to be contributed to, by any of the Acquired Companies or any ERISA Affiliate for the benefit of any employee, former employee, director, officer or independent contractor of any of the Acquired Companies or under which any of the Acquired Companies or any ERISA Affiliate has any liability with respect to any employee, former employee, director, officer or independent contractor of any of the Acquired Companies (the “Plans”).  The Company has made available to Parent true, complete and correct copies of (i) the current document constituting each Plan, each current summary plan description and each summary of material modifications, if any (or, if a written Plan document does not exist, a written summary of the terms of such Plan), (ii) the most recent annual report on Form 5500 (with all applicable attachments) filed with respect to each Plan (if any such report was required) and (iii) any related trust agreements, investment management contracts, custodial agreements and insurance contracts, as applicable, with respect to each Plan.

(b)            Except as set forth on Schedule 4.15(b):

(i)            none of the Plans is (A) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (C) a “multiple employer plan” to which Section 413(c) of the Code applies, or (D) subject to Title IV of ERISA or Sections 412 or 430 of the Code;

(ii)            none of the Acquired Companies (A) has incurred, or as the result of an ERISA Affiliate will incur, any liability under Title IV of ERISA or Sections 412 or 430 of the Code or (B) is subject to any Lien under ERISA or the Code, and to the Company’s Knowledge, there is no basis for the imposition of any such Lien;

(iii)            each Plan (and its related trust, insurance contract or other funding vehicle, if any) has been maintained, operated and administered in all material respects in compliance with (A) its terms, (B) the terms, if applicable, of any related funding instrument, and (C) all applicable Laws;

(iv)            with respect to each Plan that is intended to be tax-qualified under Section 401(a) of the Code, the Acquired Companies have received a favorable determination letter or opinion letter (which has been made available to Parent) from the Internal Revenue Service that each such Plan is so qualified in form and the related trust is exempt from taxation under Section 501(a) of the Code, and no such determination letter or opinion letter has been revoked (nor, to the Company’s Knowledge, has revocation been threatened), and to the Company’s Knowledge, no event has occurred since the date of the most recent determination letter or application therefore relating to any such Plan or trust (including any amendment to, or failure to amend, any such Plan) that could reasonably be expected to adversely affect the qualification of any such Plan or the exemption of any such trust;

(v)            the Acquired Companies and each ERISA Affiliate have, with respect to each “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that is maintained by any such entity, (A) complied in all material respects with the applicable requirements of Section 4980B of the Code and the regulations thereunder and all similar state Laws, as applicable, and (B) complied with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations issued thereunder;

(vi)            all contributions, premiums or payments under or with respect to each Plan (A) have been made within the time periods prescribed by ERISA, the Code and all other applicable Laws and (B) which are due on or before the Closing Date have been paid;

(vii)            neither the execution and delivery of this Agreement nor the consummation of the Transactions, will:  (A) result in any payment (including, without limitation, severance, unemployment compensation, “parachute payments” (as such term is defined in Section 280G of the Code) or otherwise) becoming due to any director, officer or any employee of the Acquired Companies under any Plan or otherwise (except for payments due under arrangements that become effective on or after the date hereof between any such director, officer or employee and Parent or any of the Merger Subs); (B) increase the amount payable, or trigger any funding (through a grantor trust or otherwise), pursuant to any Plan; or (C) result in any acceleration of the time of payment or vesting of any compensation or benefits;

(viii)            none of the Plans provide, nor do any of the Acquired Companies or any ERISA Affiliate have an obligation to provide (whether through a promise or guarantee or through a policy or otherwise), any post-employment medical benefits or any other post-employment welfare benefits to any employee, former employee, director, officer or independent contractor of any of the Acquired Companies, except as required by applicable Law (including Section 4980B of the Code or applicable state Laws);

(ix)            with respect to each Plan or other arrangement (including employment agreements) to which any of the Acquired Companies is a party that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, each such nonqualified deferred compensation plan has been maintained and operated in good faith compliance with the requirements of Sections 409A of the Code and the applicable Internal Revenue Service guidance issued thereunder; and

(x)            the Acquired Companies have, for purposes of each Plan, correctly classified all individuals performing services for each such Acquired Company as common law employees, independent contractors or agents, as applicable.

4.16.       Environmental Matters.  Except as set forth in Schedule 4.16, with respect to the Acquired Companies:

(a)           There is and has been no generation, treatment, storage, release, disposal or transport of, or exposure to any Hazardous Material at, on, under, or from any of the Real Property or by or relating to any Acquired Companies except in material compliance with all applicable Environmental Laws;

(b)           The Acquired Companies have complied with and are in compliance with all applicable Environmental Laws.  No Acquired Company has received any written notice, order or other communication from any Governmental Authority or other Person claiming that the Acquired Companies are, or may be, liable under, or violated any, Environmental Laws, including any liability or violation relating to any personal injury or property damage or any other costs or expenses or damages or liabilities arising from any release, treatment, storage or disposal transport of, or exposure to, any Hazardous Material;

(c)           The Acquired Companies have not owned or operated any property or facility upon which, to or from there has been a release of any Hazardous Material and to the Company’s Knowledge, none of the Real Property has had a release of any Hazardous Material, in each case as would give rise to any current or future liabilities under Environmental Laws;

(d)             The Acquired Companies have not assumed or undertaken or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws or Hazardous Materials;

(e)             None of the Acquired Companies, nor, to the Company’s Knowledge, any predecessor or affiliate for which any Acquired Company would have liability, has any liability, contingent or otherwise, with respect to the presence or alleged presence of Hazardous Materials in any product or item or at or upon any property or facility; and

(f)             The Company has furnished to Parent all environmental audits, assessment and reports and all other documents materially bearing on environmental, health or safety liabilities, in each case relating to the Acquired Companies or any affiliates or predecessors, including any of their current or prior properties, facilities or operations, to the extent such documents are in the possession or under the reasonable control of the Acquired Companies.

4.17.        Compliance with Laws.  The Acquired Companies have complied with all applicable material Laws and orders of all Governmental Authorities (including, without limitation, Laws and orders relating to Taxes, employee benefits and the environment, the Acquired Companies’ compliance with which, however, is governed exclusively by Sections 4.8, 4.15 and 4.16, respectively) and no Acquired Company is in material default under or in violation of any such applicable Laws and orders of all Governmental Authorities.

4.18.        Accounts Receivable.  All accounts receivable shown on the Company Financial Statements and all such receivables arising after the date of the Most Recent Company Balance Sheets and now held by the Company are valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and, to the Company’s Knowledge, were not and are not subject to any off-set, defense or counterclaim (other than customary bad debt reserves for uncollectible accounts receivable).

4.19.        No Brokers.  None of the Acquired Companies has retained any broker or finder pursuant to any contract or arrangement in connection with the Merger under which such broker or finder could be entitled to a fee or commission from the Company or Parent.

4.20.        No Material Changes.  Except as otherwise disclosed on Schedule 4.20, since December 31, 2007:

(a)             the Acquired Companies have not issued any stock or equity interests, notes or other corporate securities or granted any options, warrants or rights calling for the issue thereof;

(b)             the Acquired Companies have not entered into any contract or agreement other than in the Ordinary Course of Business;

(c)             there has been no theft, damage, destruction or other casualty loss to or forfeiture of any portion of the property or assets of the Acquired Companies, after giving effect to payments under applicable insurance policies, which has had a Material Adverse Effect;

(d)             there has been no increase in, or plan or commitment to increase, the compensation payable or to become payable to any of the Acquired Companies’ officers or employees other than:  (i) increases in the Ordinary Course of Business to non-officer employees; or (ii) increases required by employment contracts disclosed to Parent and listed on Schedule 4.20 nor any increases in benefits provided under any employee benefit plan or arrangement (including, without limitation, any severance policies or practices), and the Acquired Companies have not amended nor terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(e)             there has been no guarantee or any indebtedness incurred or committed to by the Acquired Companies, (i) other than guarantees or indebtedness incurred or committed to in the Ordinary Course of Business under existing credit facilities as set forth on Schedule 4.11or (iii) other than indebtedness in an aggregate amount not exceeding $500,000 and none of the Acquired Companies has canceled any debt owed to it or released any claim possessed by it other than in the Ordinary Course of Business;

(f)             the Acquired Companies have undertaken no capital expenditures or commitments to make capital expenditures, other than capital expenditures or commitments in the Ordinary Course of Business or that have been otherwise disclosed to and approved by, solely with respect to the period beginning on the date of this Agreement and ending on the Closing Date, Parent;

(g)             the Acquired Companies have not entered into or amended any employment, consulting or similar agreement, or any agreement with any labor union or association representing any employee or any material employee benefit plan or arrangement;

(h)             the Acquired Companies have not acquired, nor disposed, nor encumbered (nor has any Acquired Company agreed to acquire, dispose or encumber) any substantial assets or property, real or personal, of an Acquired Company other than in the Ordinary Course of Business, or delivered or paid any dividend on or made any other distribution in respect of its capital stock;

(i)             there has not been any material change in the accounting policies or practices of an Acquired Company, including practices with respect to the payment of accounts payable or the collection of accounts receivable;

(j)             the Acquired Companies have not permitted or allowed any of their assets or properties (real, personal or mixed, tangible or intangible) to become subject to any Liens, other than Permitted Liens;

(k)             the Acquired Companies did not file any amended Tax Return, settle any Tax claim or assessment, enter into any closing agreement with respect to Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company or take any similar action if the effect was to increase the Tax liability of any Acquired Company after the Closing Date; and

(l)             the Acquired Companies have not agreed or offered, in writing or otherwise, to take any of the actions referred to in clauses (a) through (k) above.

4.21.       Permits and Licenses.  The Acquired Companies hold all Permits (each of which is in full force and effect) necessary for the lawful ownership of the Acquired Companies’ assets or the operation of the Businesses as presently conducted, and no other Permits are necessary for the lawful ownership of the Acquired Companies’ assets or the operation of the Businesses as presently conducted by the Acquired Companies.  The Acquired Companies have heretofore conducted the Businesses in compliance in all material respects with the requirements of such Permits, and the Acquired Companies have not received written notice of any default or violation in respect of or under any of such Permits.  No Permit is subject to any requirement or condition that is not generally imposed on a similar license or permit.  The Acquired Companies have not received written notice of termination, revocation or modification of any material Permit and are not delinquent in the filing of any material reports or in the payment of any Taxes or fees with respect to such Permits.  Schedule 4.21 contains a true, accurate and complete list of any Permits which require a third party’s consent for the consummation of the Transactions.  No event has occurred which permits the revocation or termination of any of Permit or the imposition of any restriction thereon, or that would prevent any Permit from being renewed on a routine basis or in the ordinary course.

4.22.       Warranties.  The Acquired Companies do not provide guaranties, warranties or indemnities with respect to the performance or integrity of any of the services sold by the Acquired Companies, except for those written standard warranties that are included in the copies of the Material Contracts that have been previously made available to Parent and similar warranties included in non-Material Contracts that are included in the copies of non-Material Contracts that have previously been made available to Parent.

4.23.       Major Suppliers and Customers.

(a)           Except as set forth on Schedule 4.23(a), to the Company’s Knowledge, no Acquired Company has received written notice that any supplier that in the Acquired Company’s most recently concluded fiscal year accounted for more than $300,000 of supplies purchased annually by the Acquired Company in the conduct of the Businesses or any sole supplier will not sell raw materials, supplies, merchandise and other goods and services to the Acquired Company or to any buyer of a Business within the one (1) year period after the date of this Agreement on terms and conditions substantially similar to those used in its current sales to the Acquired Company, subject only to price increases and/or market conditions, unless comparable supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

(b)           Except as set forth on Schedule 4.23(b), to the Company’s Knowledge, no Acquired Company has received written notice from any customer that in the Acquired Company’s most recently concluded fiscal year accounted for $300,000 or greater of the annual sales of a Business or any single contract with total payments in excess of $500,000 terminating its business relations with the Acquired Company within the one (1) year period after the date of this Agreement.

(c)           Except as set forth on Schedule 4.23(c), to the Company’s Knowledge, no Acquired Company has received written notice that any distributors, sales representatives, sales agents, or other third party sellers that in an Acquired Company’s most recently concluded fiscal year accounted for more than $50,000 of monthly new sales of a Business, will not sell or market the products or services of a Business within the one (1) year period after the date of this Agreement on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Acquired Company.

4.24.       Related Party Transactions. Except as set forth on Schedule 4.24:

(a)             there is no Debt between any Acquired Company and any officer, director or employee of any Former Company Stockholder or its Affiliates;

(b)             no Former Company Stockholder owns, in whole or in part, or provides or causes to be provided, and no Affiliate, officer, director or employee of any Former Company Stockholder owns, in whole or in part, or provides or causes to be provided, to any Acquired Company, any material assets, services or facilities of the Acquired Company; and

(c)             no Acquired Company beneficially owns, directly or indirectly, any investment in or issued by a Former Company Stockholder or such officer, director, employee or Affiliate of a Former Company Stockholder or the Company (other than in another Subsidiary of the Company).

4.25.       Prohibited Payments.  No Acquired Company or any director, officer, employee, or to the Company’s Knowledge, any agent or other Person acting for or on behalf of any Acquired Company has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any other unlawful payment, (d) other than rebates made to customers in the Ordinary Course of Business, made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to obtain favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any of its Affiliates or (e) established or maintained any fund or asset that has not been recorded in the books and records of such Acquired Company and which is required to be so recorded under GAAP.

4.26.          Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors and committees of the boards of directors, of the Company, and no meetings of any such stockholders, board of directors or committees of boards of directors have been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company.

4.27.          Proxy Statement.  The information to be supplied in writing by the Company for inclusion in Parent’s prospectus/proxy statement (such prospectus/proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”), which shall be included in Parent’s Registration Statement on Form S-4 (the “Registration Statement”) shall not at the time the Proxy Statement is first mailed, at the time of the meeting of Parent’s stockholders to consider the approval of this Agreement (the “Parent Stockholders’ Meeting”) and at the time of the filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  If at any time prior to the Closing, any event relating to any Acquired Company or its officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company which is contained in the Proxy Statement.

4.28.          Disclaimer.  Parent and Merger Subs acknowledge and agree that they are entering into and consummating this Agreement and the Transactions without, and are not relying upon, any representation or warranty, express or implied, at Law or in equity, by the Company or any Former Company Stockholder or any of their respective representatives, except as expressly set forth in this Agreement (and subject to such limitations and qualifications as are expressly contained herein and the disclosure schedules hereto).  In furtherance of the foregoing, and not in limitation thereof, Parent and Merger Subs acknowledge and agree that except for the representations and warranties contained in this Agreement, none of the Company or any Former Company Stockholder, any of their respective representatives or any other Person has made any express or implied representation or warranty on behalf of the Company or any Former Company Stockholder or any of their respective representatives, and Parent and Merger Subs hereby waive any and all other representations and warranties, whether express or implied (by statute, common law or otherwise).  Parent and Merger Subs acknowledge and agree that any financial projection or forecast delivered to Parent and Merger Subs with respect to the revenues or profitability that may arise from the Acquired Companies and the Business after the Closing Date, shall not in and of itself form the basis of any claim against the Company, any Former Company Stockholder or any of their respective representatives.  With respect to any projection or forecast delivered by or on behalf of the Company to Parent and Merger Subs, Parent and Merger Subs acknowledge and agree that (w) there are uncertainties inherent in attempting to make such projections and forecasts, (x) the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts, (y) such projections and forecasts have not been independently verified, reflect various assumptions and may not prove to be correct, and (z) they are familiar with each of the foregoing.  The preceding notwithstanding, nothing in this Section 4.30 shall be deemed to limit or affect in any way any of the representations or warranties expressly made by the Acquired Companies under this Agreement.

V.     REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

As an inducement to the Company to enter into this Agreement, Parent and the Merger Subs jointly and severally represent and warrant to the Company as follows:

5.1.          Organization of Parent and the Merger Subs.  Each of Parent and Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and lawful authority to enter into this Agreement and to perform its obligations hereunder.  Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and lawful authority to enter into this Agreement and to perform its obligations hereunder.

5.2.          Validity and Execution.  Each of Parent, Merger Sub I and Merger Sub II has the full corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder.  All necessary corporate or limited liability company action of each of Parent, Merger Sub I and Merger Sub II has been taken to authorize each of Parent, Merger Sub I and Merger Sub II to execute and deliver this Agreement, and this Agreement constitutes the valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights.

5.3.          Noncontravention.  Neither the execution and the delivery of this Agreement by Parent or the Merger Subs, nor the consummation of the Transactions, will:  (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Law or any injunction, judgment, order, decree, ruling change or other restriction of any Governmental Authority to which Parent and/or either Merger Sub is subject or any provision of the certificate of incorporation or bylaws of Parent and/or Merger Sub I, the certificate of formation or limited liability company agreement of Merger Sub II, or any other governing instrument, as amended, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parent and/or either Merger Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets).  Except as set forth on Schedule 5.3, neither Parent nor any Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the Transactions.

5.4.          No Litigation.  There is no litigation or proceeding pending, or to Parent’s Knowledge, threatened to which Parent or either Merger Sub is subject that is material to Parent’s or the Merger Sub’s ability to perform its obligations under this Agreement, or that is reasonably likely to prevent, restrict or materially delay the performance of the Transactions.

5.5.          No Brokers.  Other than Jefferies & Company, Inc., neither Parent nor either Merger Sub has retained any broker or finder pursuant to any contract or arrangement in connection with the Merger under which such broker or finder could be entitled to a fee or a commission from the Company.

5.6.          Disclosure.  No representation or warranty made by Parent, Merger Sub I or Merger Sub II in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

5.7.          SEC Filings.  Parent has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements required to be filed or furnished by it with or to the SEC since May 24, 2006 (collectively, and in each case including all schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent maintains effective disclosure controls and procedures pursuant to Rule 13a-15 under the Exchange Act and such disclosure controls and procedures are designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

5.8.          Capitalization.

(a)             As of the date of this Agreement, the authorized capital stock of Parent consists of 72,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”), of which 21,840,000 shares of Parent Common Stock and no shares of the Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b)             Except as described in the Parent SEC Documents, (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (the “Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (the “Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities. All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with all applicable securities laws.

(c)             The shares of Parent Common Stock to be issued by Parent pursuant to this Agreement have been duly reserved for issuance by Parent from Parent’s authorized but unissued shares of Parent Common Stock or treasury shares and, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

(d)             Except as contemplated by this Agreement or the Parent SEC Documents, there are no registrations rights, and there is no voting trust, proxy, rights plan, agreement to repurchase or redeem, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any equity security of any class of Parent.

(e)             Except as provided for in this Agreement and except as set forth in Schedule 5.8(e), as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

5.9.          Undisclosed Liabilities.  Other than expenses incurred in connection with the negotiation and consummation of the Transactions, there are no material liabilities relating to Parent or Merger Sub, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes, except as otherwise disclosed in Parent SEC Documents.

5.10.        Material Contracts.  Except as set forth on Schedule 5.10, there are no Material Contracts of Parent, other than those that are exhibits to the Parent SEC Documents.  With respect to each Material Contract:  (a) such Material Contract is legal, valid and binding, enforceable, and in full force and effect, (b) neither Parent nor, to Parent’s Knowledge, is any other party to such Material Contract is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default by Parent or, to the Parent’s Knowledge, any other party to such a Material Contract, or permit termination, material modification, or acceleration under the Material Contract, and (c) Parent has not, and to the Parent’s Knowledge, no other party to a Material Contract has repudiated any material provision of any Material Contract.

5.11.        Intellectual Property.  Parent does not own, license or otherwise have any material right, title or interest in any Intellectual Property.

5.12.        Compliance with Laws.  Parent has complied with all applicable material Laws and Parent is not in material default under or in violation of any such applicable Laws.

5.13.        Related Party Transactions.  Except as set forth in the parent SEC Documents filed prior to the date of this Agreement, (a) there is no Debt between Parent and any officer, director, employee or stockholder of Parent and (b) to Parent’s Knowledge, none of such individuals provides or causes to be provided, to Parent, any material assets, services or facilities that will be material to the combined companies following the Transaction.

5.14.        Tax Matters.  Except as set forth on Schedule 5.14:

(a)             all income, franchise and all material other Tax Returns required to have been filed by or with respect to Parent have been timely filed (taking into account applicable extensions of time to file) and all such Tax Returns (including information provided therewith or with respect thereto) are true, accurate and complete in all material respects;

(b)             all income Taxes and all other Taxes of Parent, whether or not shown as due on any Tax Returns, have been timely paid, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and are so identified on Schedule 5.14);

(c)             there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes of Parent;

(d)             Parent has not waived or requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; and

(e)             Parent has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

5.15.       Business Activities.  Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in Parent’s Certificate of Incorporation, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

5.16.       Title to Property.  Parent does not own or lease any real property or personal property.  Except as set forth on Schedule 5.16, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

5.17.       Indebtedness.  Except as set forth on Schedule 5.17, Parent has no Debt.

5.18.       Trust Funds.  As of the date hereof and at the Closing Date, Parent has and will have no less than $104,147,820 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental Stock Transfer & Trust Company (the “Trust Fund”), less such amounts, if any, as Parent is required to pay (i) to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Certificate of Incorporation and By-Laws, (ii) deferred underwriters’ compensation in connection with Parent’s initial public offering and (iii) third parties (e.g., professionals) who have rendered services to Parent in connection with its efforts to effect a business combination, including the Mergers.

5.19.       No Material Changes.

(a)             No conditions, circumstances or facts exist, and since June 30, 2008, there have not been any events, occurrences, changes, developments or circumstances, which would have a Parent Material Adverse Effect.

(b)             Parent and the Merger Subs have not since June 30, 2008 and prior to the date of this Agreement taken any action of the type referred to in Section 6.3(b) except in the Ordinary Course of Business

5.20.       Board Approval.  The board of directors of Parent has, as of the date of this Agreement, unanimously (i) declared the advisability of and approved the Merger in accordance with the terms and conditions of this Agreement, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of Company is equal to at least 80% of Parent’s net assets.

VI.     COVENANTS

6.1.         Mutual Joint Covenants.

(a)           FCC Applications; State PUC Applications.

(i)            Within five (5) Business Days after the date hereof, the parties hereto shall commence preparing the necessary applications (including any notices, reports, registrations and other filings) with the FCC seeking the FCC Consents set forth on Schedule 6.1(a)(i), and such submissions shall be filed with the applicable authorities as soon as reasonably practicable thereafter (but in no event later than thirty (30) days after the date hereof).  Each party shall provide the other party with all information necessary for the preparation of such applications on a timely basis, including those portions of such applications which are required to be completed by each party.

(ii)            Within five (5) Business Days after the date hereof, the parties hereto shall commence preparing the necessary applications (including any notices, reports, registrations and other filings) with the State PUCs seeking the State PUC Consents set forth on Schedule 6.1(a)(ii), and such submissions shall be filed with the applicable authorities as soon as reasonably practicable (but in no event later than thirty (30) days after the date hereof).  Each party shall provide the other parties with all information necessary for the preparation of such applications on a timely basis, including those portions of such applications which are required to be completed by the first party.  In addition, the parties hereto shall cooperate to make any notice or ownership filings required in connection with this matter on a timely basis and to assist in the process of obtaining approvals for the Transactions from the FCC and State PUCs (including any related approvals required in connection with the financing contemplated by the Credit Agreement).

(iii)            Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to prosecute the FCC applications and the State PUC applications in good faith and with due diligence before the FCC and the State PUCs and in connection therewith shall take such actions as may be necessary or reasonably required in connection with the FCC applications and the State PUC applications, including furnishing to the FCC and the State PUCs any documents, materials, or other information requested by the FCC and the State PUCs in order to obtain the FCC Consents and the State PUC Consents as expeditiously as practicable.  In addition, to the extent practicable, the parties hereto shall use their reasonable best efforts to (i) promptly notify the other parties of any material communication to that party from the FCC, any State PUC or any other party with respect to the FCC applications or the State PUC applications, as applicable, (ii) permit a representative of the other parties reasonably acceptable to the first party to attend and participate in substantive meetings (telephonic or otherwise) with the FCC or any State PUC and (iii) permit the other party to review in advance, as reasonable, any proposed written communication to the FCC or any State PUC.  No party hereto shall, without the written consent of the other parties, knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause or materially increase the probability of the FCC or any State PUC not to grant approval of any FCC application or of any State PUC application or materially delay either such approval, to the material detriment of the other parties.  In the event there are any petitions for reconsideration, appeals or similar filings made seeking to overturn the grant of the FCC Consent or grant of any of the State PUC Consents, or if the FCC or a State PUC seeks to reconsider such grant on its own motion, then the parties shall use their reasonable best efforts to defend the applicable grants against such actions.  The filing fees and the Company’s costs and expenses associated with obtaining any such State PUC or FCC Consents (including the Company’s attorneys’ fees) shall be paid by the Company.  Parent shall be responsible for payment of its own attorneys’ fees and related costs and expenses associated with obtaining any such State PUC or FCC Consents.

(b)           Tax Matters; Books and Records.

(i)            The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies that are required to be filed after the Closing Date (taking into account applicable extensions) including, without limitation, the final federal income Tax Return of the consolidated group that includes the Acquired Companies for the taxable period including the Closing Date.  To the extent that such Tax Returns relate to a Pre-Closing Tax Period, Parent shall prepare such Tax Returns consistently with the past practice and custom of the Acquired Companies in filing their Tax Returns unless a different treatment of any item is required by an intervening change in Law.

(ii)            All tax-sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

(iii)            On or prior to the Closing Date, the boards of directors of each of Parent, Merger Sub, and the Company shall adopt this Agreement as a “Plan of Reorganization” within the meaning of Treasury Regulation Section 1.368-3(a).

(iv)            On or prior to the Closing, the Stockholders' Representative shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of permitting Parent not to withhold tax as provided for under the Treasury regulations promulgated under Section 1445 of the Code (it being understood and agreed by the parties that the failure to provide such statement shall result in the Parent and/or the Merger Subs withholding (or causing to be withheld) under Section 1445 of the Code).

(c)            Confidentiality.  From the date hereof until the First Merger Effective Time, the parties hereto, their respective members, directors, officers, employees, agents and representatives (collectively, the “Receiving Party”) shall use reasonable good faith efforts to hold in confidence, and shall not use for their own benefit, any and all proprietary and non-public documents and information concerning the other parties (the “Disclosing Party”), as may be furnished to the Receiving Party by or on behalf of the Disclosing Party or otherwise obtained in connection with the Transactions and that are marked with a “confidential” or similar legend or that should be reasonably understood to be confidential, except that:  (i) the Receiving Party may disclose such documents and information to any Governmental Authority reviewing the Transactions, including in any filing with the SEC such as the Proxy Statement and Registration Statement or otherwise as may be required by applicable Law or the rules of any stock exchange; (ii) the Receiving Party may disclose such documents and information to its respective affiliates; (iii) the Receiving Party may disclose such documents and information to its accountants, attorneys, investment bankers, and permitted assignees and to other individuals or entities, with a genuine need to know of such existence, for reasons including preparation for the consummation of the Transactions, on the condition that such disclosure is effected on a confidential basis; and (iv) the Receiving Party may disclose (A) such information that was, at the time of disclosure, in the public domain, (B) such information that has been disclosed by the Disclosing Party or any of its affiliates to others without any obligation of confidentiality or such information became part of the public domain by publication or otherwise without a breach of the provisions of this Agreement, (C) such information that was known by the Receiving Party at the time of disclosure without any obligation of confidentiality and (D) such information that was disclosed to the Receiving Party by a third party without breach of any obligation of confidentiality.  If the Transactions shall not be consummated, the Receiving Party shall maintain such confidence, and all documents and information provided to the Receiving Party by or on behalf of the Disclosing Party (and all copies thereof or any documents, spreadsheets, analyses, etc. prepared on the basis of such documents or information) shall promptly be returned to the Disclosing Party by the Receiving Party.

(d)            Efforts.  Subject to the terms and conditions herein provided, the Parent and the Company agree to, and the Company shall cause the other Acquired Companies to, use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including, but not limited to (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article XI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authorities, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement.  In furtherance, and not in limitation of the foregoing, the Parent agrees to use its reasonable good faith efforts to obtain the Parent Stockholder Approval and the conversion of less than 20% of the Parent Common Stock.

(e)            Preparation of SEC Documents; Parent Stockholders’ Meeting.

(i)            As promptly as practicable after the execution of this Agreement, Parent will prepare and file the Proxy Statement and Registration Statement with the SEC.  In connection with the Proxy Statement and Registration Statement, the Company shall deliver to Parent requisite annual audited financial statements and interim unaudited financial statements which meet the applicable requirements of Regulation S-X promulgated by the SEC for inclusion in the Proxy Statement and Registration Statement and (ii) provide information reasonably required to prepare the disclosures relating to the Businesses.  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and Registration Statement prior to filing with the SEC.  Parent will respond to any comments of the SEC and Parent will use its reasonable best efforts to obtain an order of effectiveness from the SEC and to mail the Proxy Statement to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file any other filings required under the Securities Act or any other federal, foreign or Blue Sky laws relating to the Transactions (collectively, the “Other Filings”). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement, the Registration Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, the Registration Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and Parent, such amendment or supplement.  The Proxy Statement will be sent to the stockholders of Parent as described in Section 6.1(e)(ii) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the First Merger (“Parent Stockholder Approval”); (ii) the issuance and sale of shares of Parent Common Stock to the extent that such issuance requires stockholder approval; (iii) the amendment to Parent’s charter to, among other things, increase the number of authorized shares; (iv) the adoption of an equity incentive plan; and (v) such other matters as Parent deems reasonably necessary or appropriate in connection with the consummation of the Transactions.

(ii)            As soon as practicable following effectiveness of the Registration Statement by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the First Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders’ Meeting, including, without limitation, the matters described Section 6.1(e)(i).

(iii)            Parent shall comply with all applicable provisions of and rules under the Securities Act, Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement and Registration Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by the Company explicitly for inclusion in the Proxy Statement).

(iv)            Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors (and any committee thereof) that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the First Merger.

(v)            The Company agrees to provide, and will cause its directors, officers and employees to provide, all cooperation reasonably necessary in connection with obtaining the approval of the First Merger by Parent’s stockholders.

(f)            HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Transactions, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be divided equally between the Company and Parent.

(g)            Other Actions.

(i)            As promptly as practicable after execution of this Agreement and in any event within four (4) Business Days, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), which the Company may review and comment upon prior to filing. Any language included in the Signing Form 8-K that reflects the Company’s comments, as well as any text as to which the Company has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the Company and may henceforth be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the Transactions without further review or consent of the Company. Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreeable joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(ii)            At least five (5) days prior to the Closing Date, Parent shall prepare together with the Company a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (the “Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Mergers hereunder (the “Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter and in any event within four (4) Business Days, Parent shall file the Closing Form 8-K with the Commission.

(h)            Required Information.  In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice or application made by or on behalf of Parent and/or the Company to any Governmental Authority or other third party in connection with the Transactions, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Merger. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(i)            No Shop; Non-Solicit.

(i)            From and after the date hereof until the earlier of the (x) termination of this Agreement in accordance with its terms or (y) consummation of this Agreement and the Transactions (“Exclusivity Period”): (A) Parent shall not, and shall cause its stockholders, officers, directors, affiliates, representatives and advisors (collectively, with Parent, the “Parent

Group”) not to enter into any written agreement with any other person or entity (whether or not such written agreement is absolute, contingent or conditional) regarding a Parent Third Party Acquisition other than the transactions contemplated by this Agreement, (B) Parent shall not and shall cause the other members of the Parent Group not to solicit, offer, initiate, knowingly encourage, conduct or engage in any discussions, investigations or negotiations or enter into any agreement with any other person or entity (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) regarding a Parent Third Party Acquisition and (C) Parent agrees that during the Exclusivity Period it shall promptly, after obtaining knowledge thereof, advise the Company of any inquiry or proposal regarding a Parent Third Party Acquisition that is received by any member of the Parent Group, including the terms of the proposal and the identity of the inquirer or offeror; and

(ii)            During the Exclusivity Period: (A) the Company shall not, and shall cause its stockholders, officers, directors, affiliates, representatives and advisors (collectively, with the Company, the “Company Group”) not to enter into any written agreement with any other person or entity (whether or not such written agreement is absolute, contingent or conditional) regarding a Company Third Party Acquisition other than the transactions contemplated by this Agreement; (B) the Company shall not and shall cause the other members of the Company Group not to solicit, offer, initiate, knowingly encourage, conduct or engage in any discussions, investigations or negotiations or enter into any agreement or understanding with any other person or entity (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) regarding a Company Third Party Acquisition, other than the transactions contemplated in this Agreement; and (C) the Company agrees that during the Exclusivity Period it shall promptly, after obtaining knowledge thereof, advise the Parent of any inquiry or proposal regarding a Company Third Party Acquisition that is received by any member of the Company Group, including the terms of the proposal and the identity of the inquirer or offeror.

6.2.          Company’s Covenants.

(a)             Access to Information.  Prior to the Closing, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Acquired Companies relating to the Acquired Companies and the Businesses, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Acquired Companies and the Businesses as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with Parent in its investigation of the Acquired Companies and the Businesses; provided, however, that any investigation pursuant to this section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies.  Any information provided under this Section 6.2(a) shall be deemed confidential information for purposes of Section 6.1(c).  The Company hereby appoints Parent as its authorized representative to access the offices, properties, auditors, books and records of GCI and agrees to use commercially reasonable efforts to assist Parent in obtaining information relating to GCI and the GCI Subsidiaries.

(b)             Restrictions.  Prior to the Closing, except as required by Law, as contemplated by the GCI Merger Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), (i) the Company shall, and shall cause each Acquired Company to (A) conduct the Businesses only in the Ordinary Course of Business, in substantially the manner in which the Businesses and operations have been previously conducted during the period covered by the Company Financial Statements and consistently with those practices, policies, customs and usages which were in effect from time to time throughout that period and (B) upon request, report periodically to Parent concerning the status of the business, operations, and finances of the Acquired Companies, and (ii) the Company shall not, and shall not permit any Acquired Company to:

(A)     make, amend or rescind any election relating to Taxes, settle any litigation, audit or controversy relating to Taxes in excess of amounts reserved therefor in the Financial Statements, file any amended Tax Return or claim for refund, change any method of accounting or make any other change in its accounting or Tax policies or procedures, agree to an extension of any statute of limitations related to any Tax, enter into a closing agreement related to any Tax, or surrender any right to claim a Tax refund, except as required by applicable Law or GAAP;

(B)      enter into any new line of business;

(C)      fail to pay any Taxes when they become due and payable, other than Taxes being contested in good faith through appropriate proceedings and for which adequate reserves are reflected in the Company Financial Statements in accordance with GAAP;

(D)      issue any additional shares of capital stock (other than shares of Company Stock issued in connection with existing warrants or upon exercise of outstanding options by persons who are stockholders of the Company as of the date of this Agreement) or any options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of stock in the Company;

(E)      declare, set aside or pay any dividends or other distribution in respect of any Company Stock;

(F)      split, combine or reclassify any shares of its capital stock;

(G)      amend or propose to amend its certificate of incorporation or bylaws;

(H)      adopt a plan or effect any complete or partial liquidation or adopt resolutions providing for or authorizing such liquidation or adopt a plan of or effect any dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(I)      (1) create, incur, assume, forgive or make any changes to the terms or collateral of any debt or receivables (other than trade payables and receivables in the Ordinary Course of Business consistent in type and amount with prior practice), or any employee or officer loans or advances, except incurrences that constitute a refinancing of existing obligations on terms that are no less favorable to the Acquired Company than the existing terms; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person except to the extent permitted by the Credit Agreement; (3) make any capital expenditures other than in accordance with the Acquired Company’s budgeted capital expenditures and to the extent permitted by the Credit Agreement; (4) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary travel, relocation or business advances to employees consistent with past practices); (5) acquire stock or assets of, or merge or consolidate with, any other Person; (6) incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than trade payables except to the extent permitted by the Credit Agreement; (7) sell, transfer, mortgage, pledge, lease, encumber or otherwise dispose of, or agree to sell, transfer, mortgage, pledge, lease, encumber or otherwise dispose of, any assets or properties (real, personal or mixed, tangible or intangible) other than inventory held for sale or the disposition and replacement of obsolete personal property in the Ordinary Course of Business, or to secure debt permitted under subclause (1) of this clause (I) or (8) incur any indebtedness other than under existing credit facilities as set forth on Schedule 4.11 or other Ordinary Course of Business indebtedness except to the extent permitted by the Credit Agreement;

(J)      (1) increase the wages, salaries, bonus, compensation or other benefits of any of its officers or employees (other than non-material increases granted to retain employees, other than officers, who have been offered employment by another Person) or enter into, establish, amend or terminate any Plan or other employment, consulting, retention, change in control, collective bargaining, bonus or incentive compensation, profit sharing, health, welfare, stock option, equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or other arrangement with, for or in respect of any officer, director or employee other than as required by applicable Law or pursuant to the terms of agreements in effect on the date of this Agreement or in the Ordinary Course of Business with employees (other than officers) of such Acquired Company, (2) hire any employees except in the Ordinary Course of Business or (3) fail to make contributions to any Plan in accordance with the terms thereof or with past practice;

(K)      (1) commence or settle any litigation or other proceedings with any Governmental Authority or other Person in excess of amounts reserved for such litigation on the Most Recent Balance Sheet or excess of $2 million, (2) make, amend or rescind any election relating to Taxes, settle any litigation, audit or controversy relating to Taxes in excess of amounts reserved therefor in the Financial Statements, file any amended Tax Return or claim for refund, change any method of accounting or make any other change in its accounting or Tax policies or procedures, agree to an extension of any statute of limitations related to any Tax, enter into a closing agreement related to any Tax, or surrender any right to claim a Tax refund, except as required by applicable Law or GAAP or (3) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which an Acquired Company is a party or of which an Acquired Company is a beneficiary outside the Ordinary Course of Business;

(L)      (1) enter into or amend any contract or agreement with any Affiliate of the Company or (2) unless such actions would not reasonably be expected to have a Material Adverse Effect on the Company, enter into any agreement or group of related agreements which would be considered a Material Contract, modify, amend or terminate any Material Contract, or waive, release or assign any rights or claims thereunder, or enter into any agreement that if entered into prior to the date hereof would be a Material Contract;

(M)      knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations and warranties of the Company hereunder being untrue in any material respect or any condition in Article VII, VIII and IX not to be satisfied;

(N)      take or omit to take any action, the taking or omission of which could reasonably be expected to have a Material Adverse Effect; or

(O)      agree to do, or take any action in furtherance of, any of the foregoing.

Nothing in this Section 6.2(b) shall be interpreted as prohibiting or restricting the Company in any way from complying with the terms and conditions of any Material Contracts as such exist as of the date hereof.

(c)            Maintenance of Insurance.  The Company shall use reasonable efforts to continue to carry its existing insurance upon substantially similar terms with substantially similar coverage.

(d)            Notification of Certain Matters.

(i)            The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (A) there has been a material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (B) receipt of any notice or other communication in writing from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (C) receipt of any notice or other written communication from any Governmental Authority which relates to the consummation of the Transactions, (D) the occurrence of an event which could reasonably be expected to have a Material Adverse Effect, or (E) the commencement or threat, in writing, of any litigation against any Acquired Companies which relates to the consummation of the Transactions.

(ii)            Parent shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (A) there has been a material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (B) receipt of any notice or other communication in writing from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (C) receipt of any notice or other written communication from any Governmental Authority which relates to the consummation of the Transactions, (D) the occurrence of an event which could reasonably be expected to have a Material Adverse Effect, or (E) the commencement or threat, in writing, of any litigation against Parent which relates to the consummation of the Transactions.

(e)            Update of Schedules.  From time to time prior to the Closing, subject to the reasonable approval of Parent, the Acquired Companies shall be entitled to update, amend or supplement the disclosure schedules attached hereto (each, a “Schedule Update”) (x) to reflect the GCI Acquisition or (y) to the extent information contained therein, which was true, complete and accurate as of the date of this Agreement, becomes untrue, incomplete or inaccurate after the date of this Agreement as a result of occurrences after the date of this Agreement but prior to the Closing (provided that such occurrences do not constitute or were not caused by a violation by an Acquired Company of Section 6.2(b)), by delivering such Schedule Update to the Buyer; provided further, that any such Schedule Update delivered to Parent shall be deemed to be amended unless Parent provides written notice to the Company within ten (10) Business Days after delivery to Parent of such Schedule Update that such Schedule Update is not reasonably satisfactory to Parent.  Parent shall not be obligated to approve any change or changes to the disclosure schedules attached hereto made pursuant to subsection (x) above that materially differs from the final schedules to the GCI Merger Agreement, to the Company’s material detriment, or pursuant to subsection (y) above that would have, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies following the Closing.  Any such Schedule Update, to the extent practicable, shall be marked to show changes from the disclosure schedules attached hereto, as updated by any prior Schedule Updates.  If the Company delivers to Parent one or more Schedule Updates, all references in this Agreement to the disclosure schedules attached hereto shall thereafter mean the disclosure schedules attached hereto as updated by each such Schedule Update to the extent such Schedule Updates have been consented to by Parent. Notwithstanding anything in this section to the contrary, upon completion of the Company Audit, the Company shall have the right to deliver a replacement version of the financial statements as of and for the fiscal year ended December 31, 2007 delivered on the date of this Agreement (the “Replacement Company Financial Statements”); unless Parent terminates this Agreement pursuant to Section 11.1(h), the disclosure schedules attached hereto, shall be deemed to be amended by the Replacement Company Financial Statements.

(f)             Sarbanes-Oxley Act Compliant.  The Acquired Companies shall use their reasonable good faith efforts to become complaint with all applicable provisions of and rules under the Securities Act, Exchange Act, and Sarbanes-Oxley Act of 2002 within the time frame and waiver periods permitted by the SEC with respect to all its SEC filings and system of internal accounting controls.

(g)             No Claim Against Trust Fund.  Notwithstanding anything else in this Agreement, the Company acknowledges that it has read Parent’s final prospectus dated January 29, 2007 and understands that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that, subject to the limited exceptions described therein, Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s certificate of incorporation and/or the liquidation of Parent or (b) to Parent after it consummates a business combination.  The Company further acknowledges that, if the Transactions, or, upon termination of this Agreement, another business combination, are not consummated by January 29, 2009, Parent shall be obligated to return to its stockholders the amounts being held in the Trust Fund.  Accordingly, the Company, for itself and each of its subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and shall not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph shall survive this Agreement and shall not expire and may not be altered in any way without the express written consent of Parent.

(h)             AIM Delisting.  The Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the AIM to enable the delisting by the Company of the Company Common Stock.

6.3.          Parent Covenants.

(a)             Access to Information.  Prior to the Closing, Parent shall (i) give the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Parent, (ii) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Parent as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of Parent to cooperate with the Company in its investigation of Parent; provided, however, that any investigation pursuant to this section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent.  Any information provided under this Section 6.3(a) shall be deemed confidential information for purposes of Section 6.1(c).

(b)             Restrictions.  Prior to the Closing, except as required by Law or with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), (i) Parent shall conduct its business and operations only in the Ordinary Course of Business, in substantially the manner in which its business and operations have been previously conducted during the period covered by the Parent Financial Statements and consistently with those practices, policies, customs and usages which were in effect from time to time throughout that period, and (ii) Parent shall not (A) make or change any election, change an annual accounting period, adopt or change any material accounting principle, method or practice, file any amended Tax Return, settle any Tax claim or assessment, enter into any closing agreement with respect to Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Parent or take any similar action if the effect would be to increase Parent’s Tax liability after the Closing Date, (B) enter into any new line of business, (C) fail to pay any Taxes when they become due and payable, other than Taxes being contested in good faith, (D) issue any additional shares of capital stock (other than shares of Parent Common Stock or Parent Preferred Stock issued in connection with existing warrants or upon exercise of outstanding options by persons who are stockholders of Parent as of the date of this Agreement) or any options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of stock in Parent, (E) declare, set aside or pay any dividends or other distribution in respect of any shares of its capital stock, (F) split, combine or reclassify any shares of its capital stock, (G) knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations and warranties of Parent hereunder being untrue in any material respect or any condition in Article VII, VIII and IX not to be satisfied, (H) take or omit to take any action, the taking or omission of which could reasonably be expected to have a

Material Adverse Effect, or (I) agree to do, or take any action in furtherance of, any of the foregoing.  Nothing in this Section 6.3(b) shall be interpreted as prohibiting or restricting Parent in any way from complying with the terms and conditions of any Material Contracts as such exist as of the date hereof.

(c)             Registration of Shares.  Parent shall file as soon as possible after the Closing, and use its best efforts to become effective within 12 months after the Closing Date, a registration statement under the Securities Act with respect to shares of Parent Common Stock issued pursuant to this Agreement prior to the expiration of such 12-month period, including EBITDA Stock issued pursuant to Section 3.1(c)(ii) and Warrant Stock issued pursuant to Section 3.1(c)(iii), to those stockholders of the Company who are listed on Schedule 6.3(c).

(d)           Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(i)            For six (6) years after the First Merger Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former officer, director, employee and representative of the Company and Parent in respect of acts and omissions occurring prior to the First Merger Effective Time to the fullest extent permitted by the DGCL or any other Law or provided under the Company’s or Parent’s certificate of incorporation and bylaws, as applicable, in effect immediately prior to the First Merger Effective Time; provided that such indemnification shall be subject to any limitation imposed by such certificate of incorporation or bylaws (as in effect immediately prior to the First Merger Effective Time) or from time to time by Law.

(ii)            For six (6) years after the First Merger Effective Time, the Surviving Corporation shall provide each present and former officer, director, employee and representative of the Company and Parent with “tail” insurance in respect of acts or omissions occurring prior to the First Merger Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount not materially less favorable than those of such policy in effect on the date hereof.  Without limiting the generality of the foregoing (and not withstanding any other provision of this Agreement), prior to the First Merger Effective Time, and with the prior consent of Parent, Company and Parent shall be entitled to obtain prepaid insurance policies providing for the coverage contemplated by this Section 6.3(d).  If such prepaid policies are obtained prior to the First Merger Effective Time, Parent shall not cancel such policies or permit such policies to be cancelled.

(iii)            The certificate of formation and the operating agreement of the Second Merger Surviving Entity shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company’s and Parent’s certificate of incorporation and bylaws, as applicable, in effect immediately prior to the First Merger Effective Time.  For six (6) years after the First Merger Effective Time, the Surviving Corporation shall maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification of such persons with respect to the facts or circumstances occurring at or prior to the First Merger Effective Time to the fullest extent permitted from time to time under the DGCL, which provisions shall not be amended except as required by changes in Law or except to make changes permitted by Law that would enlarge the scope of such persons’ indemnification rights thereunder.

(iv)            The provisions of this Section 6.3(d) (x) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (y) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  It is the intention of the parties to constitute the Company as trustee for the indemnified parties of the rights and benefits of this Section 6.3(d) and the Company agrees to accept such trust and to hold the rights and benefits of this Section 6.3(d) in trust for and on behalf of the indemnified parties.  The obligations of Parent and the Surviving Corporation under this Section 6.3(d) shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party to whom this Section 6.3(d) applies unless (x) such termination or modification is required by applicable Law or (y) the affected indemnified party shall have consented in writing to such termination or modification.

(e)            Prior to the Effective Time, Parent shall (i) adopt an equity incentive plan in form and substance reasonably satisfactory to the Company, (ii) reserve 3,000,000 shares of Parent Common Stock for issuance pursuant to such equity incentive plan and (iii) contingent upon the approval of such equity incentive plan by the holders of Parent Common Stock, approve each of the option grants set forth on Schedule 6.3(e).

6.4.          Proxies and Dissent Rights.  Parent shall advise the Company, as reasonably requested, and on a daily basis on each of the last seven (7) Business Days prior to the Parent Stockholders meeting, as to the aggregate tally of proxies and votes received in respect of such special meeting and the number of shares of Parent Common Stock for which notices of conversion have been delivered to Parent.

6.5.          Stock Symbol.  As of and after the First Merger Effective Time, Parent shall (i) change the name of Parent to “First Communications, Inc.” and (ii) cause the symbol under which the Parent Common Stock and any warrants to purchase Parent Common Stock are traded on the NASDAQ to change to a symbol as determined by the Company that, if available, is reasonably representative of the corporate name or business of the Company.

6.6.          Further Assurances.  The parties shall execute such further documents, and perform such further acts, as may be necessary to effect the Merger on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the Transactions.

VII.     CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction prior to the Closing Date of the following conditions:

7.1.          Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained by Parent in accordance with the DGCL and Parent’s certificate of incorporation. An executed copy of an amendment to Parent’s certificate of incorporation shall have been filed with the Secretary of State of the State of Delaware to be effective as of the Closing.  The Trust Fund containing at least $81,000,000 shall have been disbursed to Parent.

7.2.          Parent Common Stock.  Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s certificate of incorporation.

7.3.          Effectiveness of Registration Statement.  The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

7.4.          NASDAQ Listing Approval.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Stock Market, subject to official notice of issuance.

7.5.          No Litigation.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, injunction, judgment, order, decree, ruling or charge (whether temporary, preliminary or permanent) that is in effect and (a) restrains, enjoins or otherwise prohibits or challenges the validity or legality of the Transactions, (b) limits or otherwise adversely affects the right of Parent to own and control the Acquired Companies, or to operate all or any material portion of either the business or the assets of the Acquired Companies or any material portion of the business or the assets of Parent or (c) compels Parent or any of its Affiliates to dispose of all or any material portion of either the Business or the assets of any Acquired Company

(each, a “Governmental Prohibition”), and no Person shall have instituted or overtly threatened any action, suit or proceeding that would be reasonably expected to, result in any Governmental Prohibition.

7.6.          Hart-Scott-Rodino Act; Governmental Approvals.  All applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or otherwise been terminated and all notices, reports, registrations and other filings with, and all consents, approvals and authorizations set forth on Schedule 6.1(a)(i) or Schedule 6.1(a)(ii) shall have been made or obtained, as the case may be.

7.7.          Board Composition and Parent Officers.  The stockholders of Parent shall have voted to elect to Parent's board of directors the individuals named on Schedule 7.7 in the classes set forth opposite their names, effective immediately after the Closing, and Parent shall have appointed the individuals named on Schedule 7.7 to the offices set forth opposite their names, effective immediately after the Closing.

7.8.          Frustration of Closing Conditions.  None of the Company, Parent or the Merger Sub may rely on the failure of any condition set forth in Articles VII, VIII or IX, as the case may be, to be satisfied if such failure was caused by such party’s breach of Section 6.1(d) or any other provision of this Agreement.

VIII.     ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND THE MERGER SUB

The obligations of Parent and Merger Sub to effect the Mergers are subject to satisfaction of the following conditions at or prior to the date indicated (any of which may be waived in whole or in part by Parent in writing):

8.1.          Representations True.  The Company’s representations and warranties set forth in this Agreement and the exhibits and schedules attached hereto and any certificates delivered pursuant to this Agreement shall be true and correct in all material respects (except representations which, as written, are already qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, as of the First Merger Effective Time as if made at the First Merger Effective Time.

8.2.          Consents Obtained.  All necessary third party approvals or consents shall have been obtained from all foreign, local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other Person or entity whose approval or consent is necessary to consummate the Transactions including, without limitation, the approval of the Company’s board of directors and stockholders, State PUC Consents and FCC Consents.

8.3.          Performance of Obligations.  The Company shall have performed in all material respects all obligations, covenants and agreements undertaken by the Company in this Agreement and shall have complied in all material respects with all terms and conditions applicable to it under this Agreement to be performed and complied with on or before the Closing Date.

8.4.          Dissenting Stockholders.  Stockholders holding not more than ten percent (10%) of the outstanding shares of Company Common Stock shall have exercised or shall have continuing rights to exercise dissenters’ rights under the DGCL with respect to the transactions contemplated by this Agreement.

8.5.          Receipt of Documents by Parent.  Parent shall have received:

(a)             a certificate, dated the Closing Date, signed by the President and Secretary of the Company, certifying as to the fulfillment of the matters contained in Sections 8.1, 8.2 and 8.3;

(b)             certified copies of resolutions duly adopted by the board of directors and stockholders of the Company approving this Agreement and the Transactions;

(c)             certificates of good standing dated within five Business Days of the Closing Date certifying the due incorporation or formation, good standing and continued corporate existence of each of the Acquired Companies issued by the jurisdiction of incorporation of such Acquired Company and by each jurisdiction where such Acquired Company is required to qualify to do business as a foreign corporation; and

(d)             the Escrow Agreement attached hereto as Exhibit D, executed by the Stockholders’ Representative and the Escrow Agent.

8.6.          No Material Adverse Effect.  Since the date of this Agreement there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on the Company.

8.7.          Credit Agreement Amendment.  The Company shall have obtained an amendment to the JPMorgan Credit Agreement waiving the change of control provision.

8.8.          GCI Merger.  The Company shall have consummated the GCI Acquisition substantially on the terms and conditions set forth in the GCI Merger Agreement.

IX.     CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY

The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions at or prior to the date indicated (any of which may be waived in whole or in part by the Company in writing):

9.1.          Representations True.  Parent and the Merger Subs’ representations and warranties set forth in this Agreement and the exhibits and schedules attached hereto and any certificates delivered pursuant to this Agreement shall be true and correct in all material respects (except representations which, as written, are already qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, as of the First Merger Effective Time as if made at the First Merger Effective Time.

9.2.          Performance of Obligations.  Parent and each Merger Sub shall have duly performed in all material respects all obligations, covenants and agreements undertaken by them in this Agreement and shall have complied in all material respects with all the terms and conditions applicable to them under this Agreement to be performed or complied with on or before the Closing Date.

9.3.          Consents Obtained.  All necessary third party approvals or consents, assuming the Acquired Companies’ compliance with Section 6.2 with respect to those third party consents that are the subject of such section, shall have been obtained from all foreign, local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other Person or entity whose approval or consent is necessary to consummate the Transactions including, without limitation, the approval of the board of directors of each of Parent and the Merger Subs, State PUC Consents and FCC Consents.

9.4.          Merger Consideration.  Parent shall have confirmed that it is prepared to deposit the Merger Consideration with the Exchange Agent and the Escrow Agent, as applicable.

9.5.          Parent Stockholder Consent.  Parent shall have received approval from the stockholders of Parent in a manner consistent with Parent’s final prospectus dated January 29, 2007 and delivered such approval to the Company; provided, however, if Parent fails to obtain such stockholder approval and all of the other foregoing conditions in Sections 7.3-7.6 and 8.1-8.8 shall have been satisfied, then Parent shall pay the Company all of its excess working capital funds available outside of the Trust Fund which remain after Parent’s expenses are paid or accrued for and reasonable liquidation reserves are established.

9.6.          Receipt of Documents.  The Company shall have received:

(a)             a certificate, dated the Closing Date, signed by the President and Secretary of each of Parent and each Merger Sub certifying as to the fulfillment of the matters contained in Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.7 and 9.8;

(b)             certified copies of resolutions duly adopted by the board of directors of each of Parent and each Merger Sub approving this Agreement and the Transactions; and

(c)             the Escrow Agreement duly executed by the Parent and the Escrow Agent.

9.7.          SEC Compliance.  Immediately prior to the Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

9.8.          No Material Adverse Effect.  Since the date of this Agreement there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on Parent.

X.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1.        Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any certificate or instruments delivered pursuant to this Agreement shall survive the Closing.  This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

XI.     TERMINATION

11.1.        Termination.  This Agreement may be terminated at any time prior to Closing, as follows:

(a)             By mutual written consent of Parent and the Company;

(b)             By either Parent or the Company, if the Transactions shall not have been consummated on or before January 29, 2009 (the “Outside Date”);

(c)             By either Parent or the Company, if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order, in each case which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the Transactions;

(d)             By either Parent or the Company, if within forty-eight (48) hours of the execution and delivery of this Agreement, the Company does not obtain the affirmative written consent of a majority of the stockholders of the Company approving this Agreement and the Transactions;

(e)             By either Parent or the Company, if, at the Parent Stockholders’ Meeting (including any adjournments thereof), this Agreement and the Transactions shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the record date of the Parent Stockholders’ Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation;

(f)             By Parent, if it is not in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 8.1 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.1(f)); or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 8.3 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.1(f)), and, in both cases (i) and (ii), such breach has not been cured within thirty (30) days after written notice to the Company, if curable; or

(g)            By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of Parent herein become untrue or inaccurate such that Section 9.1 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.1(g)); or (ii) there has been a breach on the part of Parent of any of its covenants or agreements contained in this Agreement such that Section 9.2 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.1(g)), and, in both cases (i) and (ii), such breach has not been cured within thirty (30) days after written notice to Parent, if curable.

(h)            By Parent within forty-eight (48) hours of the delivery by the Company to Parent of Replacement Company Financial Statements, if such Replacement Company Financial Statements contain restated items that adversely affect the Company’s financial results as of and for the fiscal year ended December 31, 2007.

11.2.       Effect of Termination.  If this Agreement is terminated as permitted by Section 11.1, this Agreement shall have no further force and effect, except that the provisions of Sections 6.1(c), 6.2(g), 12.1, 12.2, 12.5, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13 and this Section 11.2 shall survive any such termination and except for any breach by a party of its obligations hereunder prior to the time of such termination.

XII.     MISCELLANEOUS

12.1.          Applicable Law.  This Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of Delaware.

12.2.          Construction; Entire Agreement; Amendment.  The captions preceding the Articles and Sections in this Agreement have been inserted for convenience only and shall not be used to modify, expand or construe any of the provisions of this Agreement.  This Agreement, which includes the exhibits and schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, constitutes the entire Agreement between the parties hereto with respect to the subject matter contained herein, and it supersedes all prior and contemporaneous agreements, representations and understandings of the parties, express or implied, oral or written.  This Agreement may not be amended or modified in any way except in a writing signed by each of the parties hereto and except as provided in Section 6.2(e).

12.3.          Assignment.  The rights and obligations of a party under this Agreement shall not be assignable by such party without prior, express written consent of all other parties.

12.4.          Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the legal representatives, heirs, successors and permitted assigns of the respective parties.

12.5.          Interpretation.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

12.6.          Waiver.  Any provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefit of such provision.  Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

12.7.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties to this Agreement.  Electronic or facsimile signatures shall be deemed to be original signatures.

12.8.          Severability.  The parties agree that if any part, term, or provision of this Agreement shall be found illegal and unenforceable by any court of law, the remaining provisions shall be severable, valid, and enforceable in accordance with their terms.

12.9.          Notices.  Notice from a party to another party hereto relating to this Agreement shall be deemed effective if made in writing and delivered to the recipient’s address or facsimile number set forth below by any of the following means:  (i) hand delivery, (ii) registered or certified mail, postage prepaid, with return receipt requested, (iii) Federal Express, Airborne Express, or like overnight courier service, or (iv) facsimile showing the date of transmission thereon and followed by regular mail delivery of a copy thereof.  Notice made in accordance with this Section 12.9 shall be deemed delivered on receipt if delivered by hand or transmission if sent by facsimile on the third Business Day after mailing if mailed by registered or certified mail, or the next Business Day after deposit with an overnight courier service if delivered for next day delivery.

(a)           If to the Company or the Stockholders’ Representative prior to the Closing, as follows:

First Communications, Inc.
3340 West Market Street
Akron, Ohio 44333
Attn:  Joseph Morris

Fax: (330) 835-2330

With a copy to:

Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Attn:  John J. Concannon III, Esq.

Fax:  (617) 951-8736

(b)           If to Parent or the Merger Sub or following the Closing, the Company, as follows:

Renaissance Acquisition Corp.
50 East Sample Road
Pompano Beach, Florida
Attn:  Barry W. Florescue

Fax: (954) 784-0534

and

Renaissance Acquisition Corp.

15652 Woodvale Road
Encino, California 91436
Attn:  Richard Bloom
Fax: (818) 995-7191

With a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attn:  Charles I. Weissman, Esq.

Fax: (212) 698-3599

(c)           If to the Stockholders’ Representative following the Closing, as follows:

The Gores Group LLC

10877 Wilshire Boulevard

18th Floor

Los Angeles, California 90024

Attn: Scott Honour
Fax:  (310) 209-3310

Any party may, from time to time, by written notice to the other party, designate a different address, which shall be substituted for the one specified above for such party.

12.10.          Consent to Jurisdiction.  The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in New Castle County, Delaware for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereto brought by any other party hereto.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each party hereto, to the extent permitted by applicable Law, hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.9 above.  Nothing in this Section 12.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

12.11.          WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH, THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF.

12.12.          Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

12.13.          Expenses.  Except as otherwise provided in this Agreement, whether or not the Closing takes place, each party shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of representatives, counsel, accountants, brokers and finders.

12.14.          Stockholders’ Representative.  Subject to the penultimate sentence of this Section 12.14, the Stockholders’ Representative shall serve as the exclusive agent of the Former Company Stockholders and the holders of T2 Warrants and T3 Warrants for all purposes of this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, the Stockholders’ Representative shall be authorized (a) to execute all certificates, documents and agreements on behalf of and in the name of any of the Former Company Stockholders and the holders of T2 Warrants and T3 Warrants necessary to effectuate the transactions contemplated hereby, and (b) to negotiate, execute and deliver all amendments, modifications and waivers to this Agreement or any other agreement, document or instrument contemplated by this Agreement.  The Stockholders’ Representative also shall be exclusively authorized to take all actions on behalf of the Former Company Stockholders and holders of T2 Warrants and T3 Warrants in connection with any claims made under this Agreement or in respect of the Transactions contemplated hereby, to bring, prosecute, defend or settle such claims, and to make and receive payments in respect of such claims on behalf of the Former Company Stockholders and holders of T2 Warrants and T3 Warrants, and no Former Company Stockholder or holders of T2 Warrants and T3 Warrants shall take any such action without the Stockholders’ Representative’s prior written approval.  The Stockholders’ Representative is serving in the capacity as exclusive agent of the Former Company Stockholders and holders of T2 Warrants and T3 Warrants hereunder solely for purposes of administrative convenience.  The Stockholders’ Representative shall not be liable to any Person for any act done or omitted hereunder as the Stockholders’ Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The holders of shares of Company Stock outstanding immediately prior to the First Effective Time shall indemnify the Stockholders’ Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.  The person serving as Stockholders’ Representative may resign or be replaced from time to time by the holders of a majority in interest of the Escrowed Stock held in the Escrow Account upon not less than ten (10) days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement and Plan of Merger on the date first above written.

PARENT:

RENAISSANCE ACQUISITION CORP

By:	/s/ Barry W. Florescue
Name: Barry W. Florescue
Title: Chairman and Chief Executive Officer

MERGER SUB I:

FCI MERGER SUB I, INC.

By:	/s/ Barry W. Florescue
Name: Barry W. Florescue
Title: President

MERGER SUB II:

FCI MERGER SUB II, LLC

By:	RENAISSANCE ACQUISITION CORP.,
as Sole Member

By:	/s/ Barry W. Florescue
Name: Barry W. Florescue
Title: Chairman and Chief Executive Officer

THE COMPANY:

FIRST COMMUNICATIONS, INC.

By:	/s/ Joseph R. Morris
Name: Joseph R. Morris
Title: Chief Operating Officer

STOCKHOLDERS’ REPRESENTATIVE:

THE GORES GROUP, LLC

By:	/s/ Steven G. Eisner
Name: Steven G. Eisner
Title: Vice President

Index of Schedules

Schedule 4.3	Capitalization
Schedule 4.5	Real Property
Schedule 4.6	Litigation
Schedule 4.7	Noncontravention
Schedule 4.8	Taxes
Schedule 4.9	Financial Statements
Schedule 4.10	Undisclosed Liabilities
Schedule 4.11	Material Contracts
Schedule 4.12	Intellectual Property
Schedule 4.13	Insurance
Schedule 4.14	Employees
Schedule 4.15	Employee Benefits
Schedule 4.16	Environmental Matters
Schedule 4.20	Material Changes
Schedule 4.21	Permits and Licenses
Schedule 4.23	Major Suppliers and Customers
Schedule 4.24	Related Party Transactions
Schedule 6.1	FCC and State PUC Consents
Schedule 6.3(c)	Registration of Shares
Schedule 6.3(e)	Proposed Initial Option Grants Under New Incentive Plan
Schedule 7.7	Directors and Officers

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RENAISSANCE ACQUISITION CORP.

[now known as First Communications, Inc.]

RENAISSANCE ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the "Corporation"), by its Chief Executive Officer, hereby certifies as follows:

1.      The name of the Corporation is “Renaissance Acquisition Corp.”

2.      The Corporation's original Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on April 17, 2006, the Certificate of Amendment of Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on May 16, 2006, an additional Certificate of Amendment of Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on July 11, 2006, and an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on January 29, 2007.

3.      This Amended and Restated Certificate of Incorporation restates, integrates and amends the original Certificate of Incorporation as amended by the Certificate of Amendment of Certificate of Incorporation.

4.      This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law by the directors and stockholders of the Corporation.

5.      The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST.   Name. The name of this corporation is FIRST COMMUNICATIONS, INC. (the "Corporation").

SECOND.   Registered Office and Agent. The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19808. The name of the Corporation's registered agent at such address is Corporation Service Company.

THIRD.  Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the "DGCL").

FOURTH.   Capital Stock.

Section 4.1.      Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 201,000,000, 200,000,000 of which shall be shares of Common Stock with a par value of $.0001 per share and 1,000,000 of which shall be shares of Preferred Stock with a par value of $.0001 per share.

Section 4.2.      Common Stock. Except as otherwise required by law or as otherwise provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

Section 4.3.      Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding and not above the number of authorized shares of Preferred Stock. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. In all cases, the foregoing provisions of this Section 4.3 shall be subject to any other applicable provisions contained herein.

FIFTH.   Elimination of Certain Liability of Directors. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when this Article Fifth becomes effective. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article Fifth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such repeal or modification.

SIXTH.   Indemnification.

Section 6.1.      Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution procedure, whether (a) civil, criminal, administrative, investigative or otherwise, (b) formal or informal or (c) to the fullest extent permitted by Section 145(b) of the DGCL, as it may be amended from time to time, by or in the right of the Corporation (collectively, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee or agent of the Corporation or in any other capacity while serving as such other director, manager, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Corporation against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys' fees) and settlement amounts actually and reasonably incurred or paid, in connection with any such proceeding, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Until such time as there has been a final judgment to the contrary, a person shall be presumed to be entitled to be indemnified under this Section 6.1. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, either rebut such presumption or create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person's conduct was unlawful or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein. If the DGCL is hereafter amended to provide for indemnification rights broader than those provided by this Section 6.1, then the persons referred to in this Section 6.1 shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as so amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader  indemnification rights than permitted prior to such amendment).

Section 6.2.      Determination of Entitlement to Indemnification. A determination as to whether a person who is a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under Section 6.1 shall be made (a) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. A determination as to whether a person who is not a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under Section 6.1 shall be made by or as directed by the Board of Directors of the Corporation.

Section 6.3.      Mandatory Advancement of Expenses. The right to indemnification conferred in this Article Sixth shall include the right to require the Corporation to pay the expenses (including attorneys' fees) actually and reasonably incurred in defending any such proceeding in advance of its final disposition; provided, however, that an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (but not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall be finally determined that such indemnitee is not entitled to be indemnified for such expenses under Section 6.1 or otherwise.

Section 6.4.      Non−Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article Sixth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any provision of this Amended and Restated Certificate of Incorporation or of any bylaw, agreement, or insurance policy or arrangement, or any vote of stockholders or disinterested directors, or otherwise. The Board of Directors is expressly authorized to adopt and enter into indemnification agreements with, and obtain insurance for, directors and officers.

Section 6.5.      Effect of Amendment. Neither any amendment, repeal, or modification of this Article Sixth, nor the adoption or amendment of any other provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation inconsistent with this Article Sixth, shall adversely affect any right or protection provided hereby with respect to any act or omission occurring prior to the date when such amendment, repeal, modification, or adoption became effective.

SEVENTH.   Stockholder Action. Any action required or permitted to be taken by stockholders pursuant to this Amended and Restated Certificate of Incorporation or under applicable law may be effected only at a duly called annual or special meeting of stockholders and with a vote thereat, and may not be effected by consent in writing. Except as otherwise required by law and subject to the rights of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called by the Board of Directors pursuant to a resolution approved by a majority of the members of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President and shall be called by the President or the Secretary upon the written request of the holders of a majority of the outstanding shares of Common Stock of the Corporation.

EIGHTH.   Miscellaneous. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating powers of the Corporation and its directors and stockholders:

Section 8.1.      Classification, Election and Term of Office of Directors.

(a)       The Board of Directors shall consist of such number of directors as is determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors; provided, however, that in no event shall the number of directors be less than one nor more than fifteen.

(b)       The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors shall designate the initial class of each director currently serving. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the initial Class I directors shall expire and successors to the initial Class I directors shall be elected for a three-year term. At the second annual meeting of stockholders following such initial classification, the term of office of the initial Class II directors shall expire and successors to the initial Class II directors shall be elected for a three-year term. At the third annual meeting of stockholders following such initial classification, the term of office of the initial Class III directors shall expire and successors to the initial Class III directors shall be elected for a three-year term. At each succeeding annual meeting of shareholders thereafter, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify. Any vacancy on the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors of the Board of Directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, such directors so elected shall not be divided into classes pursuant to this Article Eighth, Section 8.1., and the number of such directors shall not be counted in determining the maximum number of directors permitted under the provisions of Article Eighth, Section 8.1, in each case unless expressly provided by such terms.

Section 8.2.      Manner of Election of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

Section 8.3.      Severability. In the event any provision (or portion thereof) of this Amended and Restated Certificate of Incorporation shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions thereof) of this Amended and Restated Certificate of Incorporation shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Amended and Restated Certificate of  Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, notwithstanding any such finding.

Section 8.4.      Reservation of Right to Amend Certificate of Incorporation. Except as otherwise set forth in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute or herein, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated

Certificate of Incorporation to be signed by Barry W. Florescue, Chairman of the Board of Directors and Chief Executive Officer, as of the day of                    .

By:	Barry W. Florescue
Title:	Chairman of the Board of Directors
and Chief Executive Officer

Signature Page to Amended and Restated Certificate of Incorporation

ANNEX C

RENAISSANCE ACQUISITION CORP.

2008 EQUITY INCENTIVE PLAN

1.	Purpose	C-3

2.	Definitions	C-3

3.	Term of the Plan	C-6

4.	Stock Subject to the Plan	C-6

5.	Administration	C-6

6.	Authorization of Grants	C-7

7.	Specific Terms of Awards	C-7

8.	Adjustment Provisions	C-11

9.	Change of Control	C-13

10.	Settlement of Awards	C-14

11.	Reservation of Stock	C-16

12.	Limitation of Rights in Stock; No Special Service Rights	C-16

13.	Unfunded Status of Plan	C-16

14.	Nonexclusivity of the Plan	C-16

15.	Termination and Amendment of the Plan	C-16

16.	Notices and Other Communications	C-17

17.	Governing Law	C-17

RENAISSANCE ACQUISITION CORP.

2008 Equity Incentive Plan

1.             Purpose

This Plan is intended to encourage ownership of Stock by employees, consultants and directors of the Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business through the grant of Awards of or pertaining to shares of the Company’s Stock.  The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code, but not all Awards are required to be Incentive Options.

2.             Definitions

As used in this Plan, the following terms shall have the following meanings:

2.1.          Accelerate, Accelerated, and Acceleration, means: (a) when used with respect to an Option or Stock Appreciation Right, that as of the time of reference the Option or Stock Appreciation Right will become exercisable with respect to some or all of the shares of Stock for which it was not then otherwise exercisable by its terms; (b) when used with respect to Restricted Stock or Restricted Stock Units, that the Risk of Forfeiture otherwise applicable to the Stock or Units shall expire with respect to some or all of the shares of Restricted Stock or Units then still otherwise subject to the Risk of Forfeiture; and (c) when used with respect to Performance Units, that the applicable Performance Goals shall be deemed to have been met as to some or all of the Units.

2.2.          Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

2.3.          Award means any grant or sale pursuant to the Plan of Options, Stock Appreciation Rights, Performance Units, Restricted Stock, or Restricted Stock Units.

2.4.          Award Agreement means an agreement between the Company and the recipient of an Award, setting forth the terms and conditions of the Award.

2.5.          Board means the Company’s Board of Directors.

2.6.          Cause means, unless otherwise provided in an Award Agreement, (i) the continued failure to follow the instructions of the Board or written Company policies, (ii) willful misconduct or gross negligence resulting in material injury to the Company or any of its Affiliates, or (iii) conviction (including a plea of guilty or nolo contendere) of (A) a felony or (B) any crime involving fraud or dishonesty, including any such offense that relates to the Company’s, or any of its Affiliates’, assets or business or the theft of the Company’s, or any of its Affiliates’, property.  However, in the case of any Participant who has entered into any employment or other agreement with the Company or an Affiliate that is in effect at the relevant time and that defines “cause”, “Cause” for that Participant shall mean “cause” as defined under such agreement.

2.7.          Change of Control means the occurrence of any of the following after the date of the approval of the Plan by the Board:

(a)             a Transaction (as defined in Section 8.4), unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction, or

(b)             any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 20% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders that the Board does not recommend such stockholders accept, other than (i) the Company or an Affiliate, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or

(c)             over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board.

2.8.          Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

2.9.          Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 5 of this Plan.  For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

2.10.          Company means Renaissance Acquisition Corp., a corporation organized under the laws of the State of Delaware.

2.11.          Covered Employee means an employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.12.          Grant Date means the date as of which an Option is granted, as determined under Section 7.1(a).

2.13.          Incentive Option means an Option which by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.14.          Market Value means the value of a share of Stock on a particular date determined by such methods or procedures as may be established by the Committee.  Unless otherwise determined by the Committee, the Market Value of Stock as of any date is the closing price for the Stock as reported on the New York Stock Exchange (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.  For purposes of Awards effective as of the effective date of the Company’s initial public offering, Market Value of Stock shall be the price at which the Company’s Stock is offered to the public in its initial public offering.

2.15.          Nonstatutory Option means any Option that is not an Incentive Option.

2.16.          Option means an option to purchase shares of Stock.

2.17.          Optionee means a Participant to whom an Option shall have been granted under the Plan.

2.18.          Participant means any holder of an outstanding Award under the Plan.

2.19.          Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period.  The Performance Criteria used to establish Performance Goals are limited to:  (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income,

(xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses and (xxv) customer service.

2.20.          Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria.  The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. The Committee will, in the manner and within the time prescribed by Section 162(m) of the Code in the case of Qualified Performance-Based Awards, objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for such Participant.  To the extent consistent with Section 162(m) of the Code (in the case of Qualified Performance-Based Awards), the Committee may appropriately adjust any evaluation of performance against a Performance Goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

2.21.          Performance Period means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to, and the payment of, a Qualified Performance-Based Award.

2.22.          Performance Unit means a right granted to a Participant under Section 7.5, to receive cash, Stock or other Awards, the payment of which is contingent on achieving Performance Goals or other business objectives established by the Committee.

2.23.          Plan means this 2008 Equity Incentive Plan of the Company, as amended from time to time, and including any attachments or addenda hereto.

2.24.          Qualified Performance-Based Awards means Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

2.25.          Restricted Stock means a grant or sale of shares of Stock to a Participant subject to a Risk of Forfeiture.

2.26.          Restricted Stock Units means rights to receive shares of Stock at the close of a Restriction Period, subject to a Risk of Forfeiture.

2.27.          Restriction Period means the period of time, established by the Committee in connection with an Award of Restricted Stock or Restricted Stock Units, during which the shares of Restricted Stock or Restricted Stock Units are subject to a Risk of Forfeiture described in the applicable Award Agreement.

2.28.          Risk of Forfeiture means a limitation on the right of the Participant to retain Restricted Stock or Restricted Stock Units, including a right of the Company to reacquire shares of Restricted Stock at less than their then Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.

2.29.          Stock means common stock, par value $0.0001 per share, of the Company, and such other securities as may be substituted for Stock pursuant to Section 8.

2.30.          Stock Appreciation Right means a right to receive any excess in the Market Value of shares of Stock (except as otherwise provided in Section 7.2(c)) over a specified exercise price.

2.31.          Stockholders’ Agreement means any agreement by and among the holders of at least a majority of the outstanding voting securities of the Company and setting forth, among other provisions, restrictions upon the transfer of shares of Stock or on the exercise of rights appurtenant thereto (including but not limited to voting rights).

2.32.          Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code).  Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Grant Date of the Option.

3.             Term of the Plan

Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under this Plan at any time in the period commencing on the date of approval of the Plan by the Board and ending immediately prior to the tenth anniversary of the earlier of the adoption of the Plan by the Board and approval of the Plan by the Company’s stockholders.  Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan.  Awards of Incentive Options granted prior to stockholder approval of the Plan are expressly conditioned upon such approval, but in the event of the failure of the stockholders to approve the Plan shall thereafter and for all purposes be deemed to constitute Nonstatutory Options.

4.             Stock Subject to the Plan

At no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan (including pursuant to Incentive Options), nor the number of shares of Stock issued pursuant to Incentive Options, exceed 3,000,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan.  For purposes of applying the foregoing limitation, (a) if any Option or Stock Appreciation Right expires, terminates, or is cancelled for any reason without having been exercised in full, or if any other Award is forfeited by the recipient or repurchased at less than its Market Value, the shares not purchased by the Optionee or which are forfeited by the recipient or repurchased shall again be available for Awards to be granted under the Plan and (b) if any Option is exercised by delivering previously owned shares in payment of the exercise price therefor, only the net number of shares, that is, the number of shares issued minus the number received by the Company in payment of the exercise price, shall be considered to have been issued pursuant to an Award granted under the Plan.  In addition, settlement of any Award shall not count against the foregoing limitations except to the extent settled in the form of Stock.  Shares of Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

5.             Administration

The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder.  Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the employee, consultant or director to receive the Award and the form of Award.  In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, consultants, and directors, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant.  Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan.  The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.

6.             Authorization of Grants

6.1.          Eligibility.  The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any employee of or consultant to one or more of the Company and its Affiliates or to any non-employee member of the Board or of any board of directors (or similar governing authority) of any Affiliate. However, only employees of the Company, and of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option.  Further, in no event shall the number of shares of Stock covered by Options or other Awards granted to any one person in any one calendar year exceed 500,000 shares of Stock (subject to the provisions of Section 8 of the Plan, but only to the extent consistent with Section 162(m) of the Code).

6.2.          General Terms of Awards.  Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Award set out in the following Section), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe.  No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award (including if applicable delivering a fully executed copy of any agreement evidencing an Award to the Company).

6.3.          Effect of Termination of Employment, Etc. Unless the Committee shall provide otherwise with respect to any Award, if the Participant’s employment or other association with the Company and its Affiliates ends for any reason other than for Cause, including because of the Participant’s employer ceasing to be an Affiliate, (a) any outstanding Option or Stock Appreciation Right of the Participant shall cease to be exercisable in any respect not later than 90 days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event, and (b) any other outstanding Award of the Participant shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Award Agreement.  Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or by contract.  If the Participant’s employment or other association with the Company and its Affiliates ends for Cause, (a) any outstanding Option or Stock Appreciation Right of the Participant shall cease to be exercisable in any respect immediately upon termination, and (b) any other outstanding Award of the Participant shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Award Agreement

6.4.          Non-Transferability of Awards.  Except as otherwise provided in this Section 6.4, Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  All of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative.  However, the Committee may, at or after the grant of an Award of a Nonstatutory Option, or shares of Restricted Stock, provide that such Award may be transferred by the recipient to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer shall be valid unless first approved by the Committee, acting in its sole discretion.  For this purpose, “family member” means any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which the foregoing persons have more than fifty (50) percent of the beneficial interests, a foundation in which the foregoing persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50) percent of the voting interests.

7.             Specific Terms of Awards

7.1.           Options.

(a)            Date of Grant.  The granting of an Option shall take place at the time specified in the Award Agreement.  Only if expressly so provided in the applicable Award Agreement shall the Grant Date be the date on which the Award Agreement shall have been duly executed and delivered by the Company and the Optionee.

(b)            Exercise Price.  The price at which shares of Stock may be acquired under each Option shall be not less than 100% of the Market Value of Stock on the Grant Date, or not less than 110% of the Market Value of Stock on the Grant Date in the case of an Incentive Option granted to a Ten Percent Owner.

(c)            Option Period.  No Incentive Option may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner.  The Option period under each Nonstatutory Option shall not be so limited solely by reason of this Section.

(d)             Exercisability.  An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine.  In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time.

(e)            Method of Exercise.  An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 16, specifying the number of shares with respect to which the Option is then being exercised.  The notice shall be accompanied by payment in the form of cash or check payable to the order of the Company in an amount equal to the exercise price of the shares to be purchased or, subject in each instance to the Committee’s approval, acting in its sole discretion, and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company,

(i)    by delivery to the Company of shares of Stock having a Market Value equal to the exercise price of the shares to be purchased, or

(ii)    by surrender of the Option as to all or part of the shares of Stock for which the Option is then exercisable in exchange for shares of Stock having an aggregate Market Value equal to the difference between (1) the aggregate Market Value of the surrendered portion of the Option, and (2) the aggregate exercise price under the Option for the surrendered portion of the Option, or

(iii)    unless prohibited by applicable law, by delivery to the Company of the Optionee’s executed promissory note in the principal amount equal to the exercise price of the shares to be purchased and otherwise in such form as the Committee shall have approved.

If the Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company).  Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option.  Within thirty (30) days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates for the number of shares then being purchased.  Such shares shall be fully paid and nonassessable.

(f)            Limit on Incentive Option Characterization.  An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Stock for which the Option first becomes exercisable in a calendar year do not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the “current limit”.  The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee under any other incentive stock option plan of the Company and its Affiliates, after December 31, 1986.  Any shares of Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option.

(g)            Notification of Disposition.  Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.

7.2.          Stock Appreciation Rights.

(a)            Tandem or Stand-Alone.  Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Nonstatutory Option, after, the award of the Option), or alone and unrelated to an Option.  Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised.

(b)            Exercise Price.  Stock Appreciation Rights shall have an exercise price of not less than one hundred percent (100%) of the Market Value of the Stock on the date of award.

(c)            Other Terms.  Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to a Nonstatutory Option.

7.3.           Restricted Stock.

(a)            Purchase Price.  Shares of Restricted Stock shall be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee.

(b)            Issuance of Certificates.  Each Participant receiving a Restricted Stock Award, subject to subsection (c) below, shall be issued a stock certificate in respect of such shares of Restricted Stock.  Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:

The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions of the Renaissance Acquisition Corp. 2008 Equity Incentive Plan and an Award Agreement entered into by the registered owner and Renaissance Acquisition Corp.  Copies of such Plan and Agreement are on file in the offices of Renaissance Acquisition Corp.

(c)            Escrow of Shares.  The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.

(d)             Restrictions and Restriction Period.  During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement.  Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.

(e)            Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award.  Except as otherwise provided in the Plan or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the Participant shall have all of the rights of a stockholder of the Company, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock.  The Committee, as determined at the time of Award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares are available under Section 4.

(f)            Lapse of Restrictions.  If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.

7.4.          Restricted Stock Units.

(a)            Character.  Each Restricted Stock Unit shall entitle the recipient to a share of Stock at a close of such Restriction Period as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement.  Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.

(b)            Form and Timing of Payment.  Payment of earned Restricted Stock Units shall be made in a single lump sum following the close of the applicable Restriction Period.  At the discretion of the Committee, Participants may be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Restricted Stock Units but only following the close of the applicable Restriction Period and then only if the underlying Stock shall have been earned.  Unless the Committee shall provide otherwise, any such dividend equivalents shall be paid, if at all, without interest or other earnings.

7.5.          Performance Units.

(a)            Character. Each Performance Unit shall entitle the recipient to the value of a specified number of shares of Stock, over the initial value for such number of shares, if any, established by the Committee at the time of grant, at the close of a specified Performance Period to the extent specified business objectives, including but not limited to Performance Goals, shall have been achieved.

(b)            Earning of Performance Units. The Committee shall set Performance Goals or other business objectives in its discretion which, depending on the extent to which they are met within the applicable Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant.  After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payout on the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other business objectives have been achieved.

(c)            Form and Timing of Payment.  Payment of earned Performance Units shall be made in a single lump sum following the close of the applicable Performance Period.  At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Stock which have been earned in connection with grants of Performance Units which have been earned, but not yet distributed to Participants.  The Committee may permit or, if it so provides at grant require, a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Stock that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or goals with respect to Performance Units.  If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals.

7.6.          Qualified Performance-Based Awards.

(a)            Purpose.  The purpose of this Section 7.6 is to provide the Committee the ability to qualify Awards as “performance-based compensation” under Section 162(m) of the Code.  If the Committee, in its discretion, decides to grant an Award as a Qualified Performance-Based Award, the provisions of this Section 7.6 will control over any contrary provision contained in the Plan.  In the course of granting any Award, the Committee may specifically designate the Award as intended to qualify as a Qualified Performance-Based Award.  However, no Award shall be considered to have failed to qualify as a Qualified Performance-Based Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Section 7.6 and the requirements of Section 162(m) of the Code and the regulations promulgated thereunder applicable to “performance-based compensation.”

(b)            Authority.  All grants of Awards intended to qualify as Qualified Performance-Based Awards and determination of terms applicable thereto shall be made by the Committee or, if not all of the members thereof qualify as “outside directors” within the meaning of applicable IRS regulations under Section 162 of the Code, a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify.  Any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan.

(c)            Applicability.  This Section 7.6 will apply only to those Covered Employees, or to those persons who the Committee determines are reasonably likely to become Covered Employees in the period covered by an Award, selected by the Committee to receive Qualified Performance-Based Awards.  The Committee may, in its discretion, grant Awards to Covered Employees that do not satisfy the requirements of this Section 7.6.

(d)            Discretion of Committee with Respect to Qualified Performance-Based Awards.  Options may be granted as Qualified Performance-Based Awards in accordance with Section 7.1, except that the exercise price of any Option intended to qualify as a Qualified Performance-Based Award shall in no event be less that the Market Value of the Stock on the date of grant.  Each Award intended to qualify as a Qualified Performance-Based Award, such as Restricted Stock, Restricted Stock Units, or Performance Units, shall be subject to satisfaction of one or more Performance Goals.  The Committee will have full discretion to select the length of any applicable Restriction Period or Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, a subsidiary of the Company or any division or business unit or to the individual.  Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than the earlier of ninety (90) days after the beginning of any applicable Performance Period or the date on which 25% of the Performance Period shall have elapsed and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.

(e)            Payment of Qualified Performance-Based Awards.  A Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals period are achieved within the applicable Performance Period, as determined by the Committee.  In determining the actual size of an individual Qualified Performance-Based Award, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

(f)            Maximum Award Payable.  The maximum Qualified Performance-Based Award payment to any one Participant under the Plan for a Performance Period is the number of shares of Stock set forth in Section 4 above, or if the Qualified Performance-Based Award is paid in cash, that number of shares multiplied by the Market Value of the Stock as of the date the Qualified Performance-Based Award is granted.

(g)            Limitation on Adjustments for Certain Events.  No adjustment of any Qualified Performance-Based Award pursuant to Section 8 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.

7.7.          Awards to Participants Outside the United States.  The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States.  The Committee may establish supplements to, or amendments, restatements, or alternative versions of the Plan for the purpose of granting and administrating any such modified Award.  No such modification, supplement, amendment, restatement or alternative version may increase the share limit of Section 4.

8.            Adjustment Provisions

8.1.          Adjustment for Corporate Actions.  All of the share numbers set forth in the Plan reflect the capital structure of the Company as of October 20, 2008.  If subsequent to that date the outstanding shares of Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Stock, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Stock, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 4, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Options and Stock Appreciation Rights (without change in the aggregate purchase price as to which such Options or Rights remain exercisable), and (iv) the repurchase price of each share of Restricted Stock then subject to a Risk of Forfeiture in the form of a Company repurchase right.

8.2.          Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  In the event of any corporate action not specifically covered by the preceding Section, including but not limited to an extraordinary cash distribution on Stock, a corporate separation or other reorganization or liquidation, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

8.3.          Related Matters.  Any adjustment in Awards made pursuant to Section 8.1 or 8.2  shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Option exercise prices, rates of vesting or exercisability, Risks of Forfeiture, applicable repurchase prices for Restricted Stock, and Performance Goals and other financial objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8.  No fraction of a share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of shares covered by an Award shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares.  No adjustment of an Option exercise price per share pursuant to this Section 8 shall result in an exercise price which is less than the par value of the Stock.

8.4.          Transactions.

(a)            Definition of Transaction.  In this Section 8.4, “Transaction” means (1) any merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (2) any sale or exchange of all of the Stock of the Company for cash, securities or other property, (3) any sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (4) any liquidation or dissolution of the Company.

(b)            Treatment of Options and Share Appreciation Rights.  In a Transaction, the Committee may take any one or more of the following actions as to all or any (or any portion of) outstanding Options and Share Appreciation Rights (“Rights”).

(1)    Provide that such Rights shall be assumed, or substantially equivalent rights shall be provided in substitution therefore, by the acquiring or succeeding entity (or an affiliate thereof).

(2)    Upon written notice to the holders, provide that the holders’ unexercised Rights will terminate immediately prior to the consummation of such Transaction unless exercised within a specified period following the date of such notice.

(3)    Provide that outstanding Rights shall become exercisable in whole or in part prior to or upon the Transaction.

(4)    Provide for cash payments, net of applicable tax withholdings, to be made to holders equal to the excess, if any, of (A) the acquisition price times the number of shares of Stock subject to a Right (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price for all such shares of Stock subject to the Right, in exchange for the termination of such Right.  For this purpose, “acquisition price” means the amount of cash, and market value of any other consideration, received in payment for a share of Stock surrendered in a Transaction.

(5)    Provide that, in connection with a liquidation or dissolution of the Company, Rights shall convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings.

(6)    Any combination of the foregoing.

For purposes of paragraph (1) above, a Right shall be considered assumed, or a substantially equivalent right shall be considered to have been provided in substitution therefore, if following consummation of the Transaction the Right confers the right to purchase or receive the value of, for each share of Stock subject to the Right immediately prior to the consummation of the Transaction, the consideration (whether cash, securities or other property) received as a result of the Transaction by holders of Stock for each share of Stock held immediately prior to the consummation of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if the consideration received as a result of the Transaction is not solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof), the Committee may provide for the consideration to be received upon the exercise of Right to consist of or be based on solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof) equivalent in value to the per share consideration received by holders of outstanding shares of Stock as a result of the Transaction.

(c)            Treatment of Restricted Stock.  As to outstanding Awards other than Options or Share Appreciation Rights, upon the occurrence of a Transaction other than a liquidation or dissolution of the Company which is not part of another form of Transaction, the repurchase and other rights of the Company under each such Award shall inure to the benefit of the Company’s successor and shall, unless the Committee determines otherwise, apply to the cash, securities or other property which the Stock was converted into or exchanged for pursuant to such Transaction in the same manner and to the same extent as they applied to the Award. Upon the occurrence of a Transaction involving a liquidation or dissolution of the Company which is not part of another form of Transaction, except to the extent specifically provided to the contrary in the instrument evidencing any Award or any other agreement between a Participant and the Company, all Risks of Forfeiture and Performance Goals, where otherwise applicable to any such Awards, shall automatically be deemed terminated or satisfied, as applicable.

(d)             Related Matters.  In taking any of the actions permitted under this Section 8.4, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Any determinations required to carry out the foregoing provisions of this Section 8.4, including but not limited to the market value of other consideration received by holders of Stock in a Transaction and whether substantially equivalent Rights have been substituted, shall be made by the Committee acting in its sole discretion.  The Committee shall not take an action permitted under the provisions of this Section 8.4 (i) with respect to an Award if specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges or (ii) with respect to a Qualified Performance-Based Award specifically designated as such by the Committee at the time of grant except to the extent allowed by Section 162(m) of the Code.

9.           Change of Control

Except as otherwise provided below, upon the occurrence of a Change of Control:

(a)            any and all Options and Stock Appreciation Rights not already exercisable in full shall Accelerate with respect to 100% of the shares for which such Options or Stock Appreciation Rights are not then exercisable;

(b)            any Risk of Forfeiture applicable to Restricted Stock and Restricted Stock Units which is not based on achievement of Performance Goals shall lapse with respect to 100% of the Restricted Stock and Restricted Stock Units still subject to such Risk of Forfeiture immediately prior to the Change of Control; and

(c)            all outstanding Awards of Restricted Stock and Restricted Stock Units conditioned on the achievement of Performance Goals or other business objectives and the target payout opportunities attainable under outstanding Performance Units shall be deemed to have been satisfied as of the effective date of the Change of Control as to a pro rata number of shares based on the assumed achievement of all relevant Performance Goals or objectives and the length of time within the Performance Period which has elapsed prior to the Change of Control.  All such Awards of Performance Units and Restricted Stock Units shall be paid to the extent earned to Participants in accordance with their terms within thirty (30) days following the effective date of the Change of Control.

None of the foregoing shall apply, however, (i) in the case of a Qualified Performance-Based Award specifically designated as such by the Committee at the time of grant (except to the extent allowed by Section 162(m) of the Code), (ii) in the case of any Award pursuant to an Award Agreement requiring other or additional terms upon a Change of Control (or similar event), or (iii) if specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges.

10.           Settlement of Awards

10.1.          In General.  Options and Restricted Stock shall be settled in accordance with their terms.  All other Awards may be settled in cash, Stock, or other Awards, or a combination thereof, as determined by the Committee at or after grant and subject to any contrary Award Agreement.  The Committee may not require settlement of any Award in Stock pursuant to the immediately preceding sentence to the extent issuance of such Stock would be prohibited or unreasonably delayed by reason of any other provision of the Plan.

10.2.          Violation of Law.  Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Stock covered by an Award may constitute a violation of law, then the Company may delay such issuance and the delivery of a certificate for such shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:

(a)             the shares are at the time of the issue of such shares effectively registered under the Securities Act of 1933; or

(b)             the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares or such beneficial interest, as the case may be, does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws.

The Company shall make all reasonable efforts to bring about the occurrence of said events.

10.3.          Corporate Restrictions on Rights in Stock.  Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company.  Whenever Stock is to be issued pursuant to an Award, if the Committee so directs at or after grant, the Company shall be under no obligation to issue such shares until such time, if ever, as the recipient of the Award (and any person who exercises any Option, in whole or in part), shall have become a party to and bound by the Stockholders’ Agreement, if any.  In the event of any conflict between the provisions of this Plan and the provisions of the Stockholders’ Agreement, the provisions of the Stockholders’ Agreement shall control except as required to fulfill the intention that this Plan constitute an incentive stock option plan within the meaning of Section 422 of the Code, but insofar as possible the provisions of the Plan and such Agreement shall be construed so as to give full force and effect to all such provisions.

10.4.          Investment Representations.  The Company shall be under no obligation to issue any shares covered by any Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act of 1933, as amended, or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations, including but not limited to that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.

10.5.          Registration.  If the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended or other applicable statutes any shares of Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, then the Company shall take such action at its own expense.  The Company may require from each recipient of an Award, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.  In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or the managing underwriter in any public offering of shares of Stock, he or she will not sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any shares of Stock during the 180 day period commencing on the effective date of the registration statement relating to the underwritten public offering of securities. Without limiting the generality of the foregoing provisions of this Section 10.5, if in connection with any underwritten public offering of securities of the Company the managing underwriter of such offering requires that the Company's directors and officers enter into a lock-up agreement containing provisions that are more restrictive than the provisions set forth in the preceding sentence, then (a) each holder of shares of Stock acquired pursuant to the Plan (regardless of whether such person has complied or complies with the provisions of clause (b) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company's directors and officers are required to adhere; and (b) at the request of the Company or such managing underwriter, each such person shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company's directors and officers.

10.6.          Placement of Legends; Stop Orders; etc.  Each share of Stock to be issued pursuant to Awards granted under the Plan may bear a reference to the investment representation made in accordance with Section 10.4 in addition to any other applicable restriction under the Plan, the terms of the Award and if applicable under the Stockholders’ Agreement and to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such shares of Stock.  All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10.7.          Tax Withholding.  Whenever shares of Stock are issued or to be issued pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates for such shares.  The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the recipient of an Award.  However, in such cases Participants may elect, subject to the approval of the Committee, acting in its sole discretion, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares to satisfy their tax obligations.  Participants may only elect to have Shares withheld having a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.  All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee deems appropriate.

11.           Reservation of Stock

The Company shall at all times during the term of the Plan and any outstanding Awards granted hereunder reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and the Awards and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

12.           Limitation of Rights in Stock; No Special Service Rights

A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock subject to an Award, unless and until a certificate shall have been issued therefor and delivered to the Participant or his agent.  Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the Certificate of Incorporation and the By-laws of the Company.  Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other association with the Company and its Affiliates.

13.           Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Options, Stock Appreciation Rights and other Awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

14.           Nonexclusivity of the Plan

Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

15.           Termination and Amendment of the Plan

15.1.          Termination or Amendment of the Plan.  The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable.  Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.

15.2.          Termination or Amendment of Outstanding Awards.  The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan.  Also within the limitations of the Plan, the Committee may modify, extend or assume outstanding Awards or may accept the cancellation of outstanding Awards or of outstanding stock options or other equity-based compensation awards granted by another issuer in return for the grant of new Awards for the same or a different number of shares and on the same or different terms and conditions (including but not limited to the exercise price of any Option).  Furthermore, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Award previously granted or (b) authorize the recipient of an Award to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

15.3.          Limitations on Amendments, Etc.  No amendment or modification of the Plan by the Board, or of an outstanding Award by the Committee, shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification or such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if (i) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated.  Notwithstanding anything contained in the Plan to the contrary, no amendment or modification of the Plan by the Board, or of an outstanding Award by the Committee shall (i) increase the number of shares subject to the Plan or (ii) result in the “repricing” of any Option or Stock Appreciation Right, in either case, unless approved by the Company’s stockholders.

16.           Notices and Other Communications

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor.  All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.

17.           Governing Law

The Plan and all Award Agreements and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

ANNEX D

September 8, 2008	CONFIDENTIAL

The Board of Directors

Renaissance Acquisition Corp.

50 East Sample Road, Suite 400

Pompano Beach, Florida 33064

Re:  Fairness Opinion – Opinion of Renaissance Acquisition Corp.’s

Acquisition of First Communications, Inc.

Gentlemen:

We understand that Renaissance Acquisition Corp. (“Renaissance” or the “Purchaser”), a Delaware corporation, proposes to acquire (the “Potential Transaction”) all of the outstanding equity of First Communications, Inc. and its subsidiaries (collectively, “FCI” or the “Target”).  The Purchaser’s proposed purchase price (inclusive of contingent consideration) for the Potential Transaction is $368.1 million (“Merger Consideration”) on a debt-free basis.  The Potential Transaction is contingent upon FCI’s pending acquisition of Globalcom, Inc. (“Globalcom”).  The Merger Consideration assumes that Renaissance will assume the Target’s indebtedness of $130 million (pro forma for the completion of the acquisition of Globalcom) and repay its current $15 million preferred securities with the $4.4 million of cash currently on the Target’s balance sheet and cash from Purchaser.  Renaissance will issue $227.5 million consisting of 37.91 million shares of Renaissance common stock (“Common Stock”) to all of the current equity holders of the Target in exchange for their common stock and options in the Target.  Of the 37.91 million shares of Common Stock, 9.95 million shares shall be deferred and placed in a mutually acceptable account with a reputable escrow agent until the Target achieves an annualized adjusted EBITDA of $50 million in any fiscal quarter through June 30, 2011 (“EBITDA Target”), and 9.5 million shares shall be deferred and placed in a mutually acceptable account with a reputable escrow agent until such time as Renaissance has the right to call its publicly traded warrants pursuant to the redemption terms described in its prospectus.  In addition, the Target’s warrant holders will also receive 2.5 million warrants with exercise price of $9.00 and an expiration of January 28, 2011 (collectively, “Contingent Consideration”).  Based upon the Merger Consideration outlined above, upfront consideration consists of $251.4 million ("Upfront Consideration"), and Contingent Consideration consists of $116.7 million.

Houlihan Smith & Company, Inc. (“Houlihan”) has been engaged by the Board of Directors (the “Board”) of the Purchaser to render an opinion (“Opinion”) as to whether, on the date of such Opinion, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Renaissance.  In addition, Houlihan opined on whether the fair market value of the Target is at least equal to 80% of net assets of the Renaissance at the time of the Potential Transaction.

In performing our analyses and for purposes of our Opinion set forth herein, we have, among other things:

•      Reviewed a draft of the Agreement and Plan of Merger, dated September 7, 2008;

•      Reviewed and analyzed Target’s audited Annual Report for 2007;

•      Reviewed and analyzed Target’s audited historical financial statements for the fiscal years ending 2004 through 2006;

•     Reviewed and analyzed financial projections (pro forma for the completion of the Globalcom acquisition) for the years ending December 31, 2008 through December 31, 2012 for the Target provided by Renaissance management;

•      Reviewed Globalcom’s audited financial statements for the fiscal years ending 2004 through 2007;

•     Reviewed publicly available financial information and other data with respect to Renaissance, including the Annual Report on Form 10-K for the year ended December 31, 2007 and Form     10-Q for the three months ended June 30, 2008;

•     Reviewed a Confidential Information Memorandum for Private Investors regarding a term loan commitment increase prepared by JP Morgan, dated June 18, 2008;

•     Held discussions with Renaissance management and FCI management regarding, among other items, the telephone communications and communication services industries, generally, and the competitive local exchange carrier (“CLEC”) and communication tower (“Tower”) industries, specifically; the Purchaser’s decision to form a business combination with Target;

•     Reviewed the financial terms of certain recent business combinations in the telephone communications, communications services and wireless communication industries specifically, and in other industries generally;

•      Reviewed certain Board materials regarding FCI, dated August 5, 2008;

•      Reviewed financial and operating information with respect to certain publicly-traded companies in the telecommunication services, wireless communications, information technology and infrastructure industries which we believe to be generally comparable to the business of the Target, as well as other research related to the size and growth of markets in which the Target operates or may operate;

•      Reviewed a company overview presentation for Target, dated July 2008;

•     Reviewed a confidential information memorandum prepared by Jefferies & Company, Inc. regarding certain senior secured credit facilities, dated November 2007;

•      Reviewed a summary of the capital structures of Target on both a pre-transaction and post-transaction basis regarding the Potential Transaction prepared by Jefferies & Company, Inc.;

•      Reviewed a current FCI organizational chart; and

•     Performed other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering our Opinion.  We have further relied upon the assurances and representations from management of the Purchaser that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of our Opinion.  We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information.

Further, our Opinion is necessarily based upon information made available to us, as well as the economic, monetary, market, financial and other conditions as they exist as of the date of this letter.  We disclaim any obligation to advise the management of the Purchaser or any person of any change in any fact or matter affecting our Opinion, which may come or be brought to our attention after the date of this Opinion.

Each of the analyses conducted by Houlihan was carried out to provide a particular perspective of the purchase.  Houlihan did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion as to the fairness of the Merger Consideration to the Purchaser.  Houlihan does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses taken as a whole, supports its conclusion and Opinion.  Accordingly, Houlihan believes that its analyses must be considered in its entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Houlihan in connection with the preparation of the Opinion.

Our Opinion does not constitute a recommendation to proceed with the Potential Transaction.  This Opinion relates solely to the question of the fairness of the Merger Consideration to the Purchaser, from a financial point of view.  We are expressing no opinion as to the income tax consequences of the Potential Transaction to the Purchaser.

Houlihan, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes.  Houlihan has no prior investment banking relationships with the buyer or the sellers.  Houlihan has received a non-contingent fee from the Purchaser relating to its services in providing the Opinion.  In an engagement letter dated August 26, 2008, the Purchaser has agreed to indemnify Houlihan with respect to Houlihan’s services relating to the Opinion.

Therefore, it is Houlihan’s opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the shareholders of Renaissance.  Furthermore, it is our opinion that the fair market value of Target is at least equal to 80% of the net assets of Renaissance at the time of the Potential Transaction.

Very truly yours,

/s/ Houlihan Smith & Company, Inc.

Houlihan Smith & Company, Inc.

ANNEX E

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of                , by and among:  Renaissance Acquisition Corp., a Delaware corporation (“Parent”); and The Gores Group LLC, as representative (the “Stockholders’ Representative”), of the Persons identified from time to time on Schedule 1 hereto; and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

RECITALS

WHEREAS, Parent, FCI Merger Sub I, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”), FCI Merger Sub II, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II”), First Communications Inc., a Delaware corporation (the “Company”), and the Stockholders’ Representative have entered into an Agreement and Plan of Merger dated as of September 13, 2008 (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub I is merging with and into the Company, and the surviving company is then merging with and into Merger Sub II, with Merger Sub II surviving, and (ii) certain stock issuances are to be made to the Company Securityholders (as defined below).  A copy of the Merger Agreement is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement contemplates the establishment of an escrow fund to secure certain rights of the Company Securityholders to compensation as provided in the Merger Agreement; and

WHEREAS, pursuant to Section 12.14 of the Merger Agreement and Section 4.1 of the Securities Exchange Agreement, the Stockholders’ Representative has been irrevocably appointed by the Company Securityholders to serve as their exclusive representative in connection with all matters under this Agreement and the Merger Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1.         Defined Terms.

1.1     Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

1.2      As used in this Agreement, the term “Company Securityholders” refers to the Persons who were holders of the Company Common Stock immediately prior to the Effective Time, all the holders of T2 Warrants and certain of the holders of the T3 Warrants immediately prior to the Effective Time, or their respective Affiliates to which the rights under this Agreement have been assigned as set forth herein.

Section 2.         Escrow.

2.1     Shares and Stock Powers Placed in Escrow.  At the Effective Time, in accordance with the Merger Agreement, (a) Parent shall issue certificates for the Warrant Stock, the EBITDA Stock and the Additional Warrant Stock registered in the names of each of the Company Securityholders evidencing the shares of Parent Common Stock to be held in escrow under this Agreement in the amounts set forth on Schedule 1 (collectively, such shares of Parent Common Stock, the “Escrowed Shares”), and shall cause such certificates to be delivered to the Escrow Agent, together with the appropriate amount of cash, in lieu of a fractional share that each Company Stockholder is entitled to receive (if applicable) pursuant to the terms of the Merger Agreement  and (b) each of the Company Securityholders shall deliver to the Escrow Agent one “assignment separate from certificate” (a “Stock Power”) endorsed in blank with respect to each certificate registered in the name of such Company Securityholder.

2.2      Escrow Fund.  The Escrowed Shares being held in escrow pursuant to this Agreement, together with any cash received in respect of fractional shares and other distributions on the Escrowed Shares, shall collectively constitute an escrow fund (the “Escrow Fund”) securing the compensation rights of the Company Securityholders under the Merger Agreement.  The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in a separate escrow account (such account, the “Escrow Account”), subject to the terms and conditions of this Agreement and the Merger Agreement.

2.3      Voting of Escrow Shares.  Each Company Securityholder shall deliver to Parent a proxy in the form attached hereto as Exhibit B with respect to such Company Securityholder’s Escrowed Shares.  All voting rights of the Escrowed Shares held by the Escrow Agent shall be exercised by the Parent in accordance with such proxies.  The Escrow Agent is not obligated to distribute to the Company Securityholders or to the Stockholders’ Representative any proxy materials or other documents relating to the Escrowed Shares received by the Escrow Agent from Parent.

2.4      Investments.  The Escrow Agent shall invest and reinvest the cash (if any) held in the Escrow Account from time to time in (a) short-term securities issued or guaranteed by the United States Government, its agencies or instrumentalities; and/or (b) repurchase agreements relating to such securities.  Upon the request of either Parent or the Stockholders’ Representative, the Escrow Agent shall provide a statement to the requesting party that describes any deposit, distribution or investment activity or deductions with respect to any funds held in the Escrow Account in addition to quarterly account statements from the Escrow Agent.

2.5      Interest, Etc.  Parent and the Stockholders’ Representative, on behalf of each of the Company Securityholders, agree that any interest accruing on or income otherwise earned (including any ordinary cash dividends paid in respect to the Escrowed Shares) on any investment of any funds in the Escrow Account shall be held by the Escrow Agent in the Escrow Account.  The aggregate amount of all interest and other income earned on any investment of any funds in the Escrow Account shall be distributed by the Escrow Agent with the Escrowed Shares to which it relates.

2.6      Dividends, Etc.  Parent and the Stockholders’ Representative, on behalf of each of the Company Securityholders, agree that any shares of Parent Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall be distributed to, or issued in the name of the beneficial owners of such Escrowed Shares and held by, the Escrow Agent in the Escrow Account as part of the Escrow Fund in connection with such Escrowed Shares to which it relates.  Any securities or other property received by the Escrow Agent in respect of any Escrowed Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock, or change of Parent Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as part of the Escrow Fund in connection with such Escrowed Shares to which it relates.

2.7      Transferability.  Except as provided for herein or by operation of law, the interests of the Company Securityholders in the Escrow Fund and in the Escrowed Shares shall not be assignable or transferable.

2.8      Trust Fund.  The Escrow Fund shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Company Securityholder or of any party hereto.  The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined in Section 6) or earlier distribution in accordance with this Agreement.

Section 3.         Release of Escrowed Shares.

3.1      General.  Within 5 Business Days after receiving either (a) joint written instructions from Parent and the Stockholder Representative (“Joint Instructions”) or (b) an order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any Escrowed Shares from the Escrow Fund, the Escrow Agent shall release or cause to be released any such Escrowed Shares and any other amounts from the Escrow Fund in the amounts, to the Persons and in the manner set forth in such Joint Instructions or Court Order.

3.2      Distributions.  Whenever a distribution of a number of shares of Parent Common Stock is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Parent’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective Stock Powers, together with the specific instructions, as appropriate.  Within 5 Business Days prior to the date the Escrow Agent is required to make a distribution of shares of Parent Common Stock or other property (including ordinary cash dividends) to the Company Securityholders pursuant to the terms of this Agreement, the Escrow Agent shall provide the Stockholders’ Representative with a notice specifying that a distribution will be made and requesting that the Stockholders’ Representative update the addresses set forth in the then current Schedule 1 to this Agreement.  The Escrow Agent shall make the corresponding distributions to the Persons listed on such updated Schedule 1 in accordance with the terms hereof, to their respective addresses as set forth therein.  Notwithstanding anything to the contrary set forth herein, the Escrow Agent shall not be obligated to make any distribution under this Agreement to the Company Securityholders unless it has received from the Stockholders’ Representative an updated Schedule 1 to this Agreement as provided herein.  Any distributions to Parent pursuant to the terms of this Agreement shall be made to the address set forth in Section 9.2 hereof.

3.3      Delinquent Holders.  Notwithstanding the foregoing, no distribution of Parent Common Stock shall be made to any Company Securityholder (each, a “Delinquent Holder”) who has not complied with the terms of Section 3.4 of the Merger Agreement for receiving Merger Consideration.  With respect to any amount withheld from distribution to a Delinquent Holder, such amount shall be held and invested by the Escrow Agent in accordance with Section 2.4 hereof, as if such amount were part of the Escrow Fund, until the earlier of (i) such time as the Delinquent Holder has complied with the terms of the Merger Agreement for receiving payments of Merger Consideration thereunder or (ii) the date on which the Escrow Agent receives joint written instructions to distribute all other amounts remaining in the Escrow Fund (the “Final Release Date”).  Any amounts not distributed to a Delinquent Holder on or prior to the Final Release Date shall be distributed to Parent thereon, and the Escrow Agent shall have no further obligations with respect to any such amounts.  To the extent permitted by applicable law, Parent shall not have any obligation to segregate, or pay Delinquent Holders interest on, funds held for the benefit of the Delinquent Holders pursuant to the preceding sentence, and such amounts owing shall be unsecured general obligations of the Parent.

Section 4.         Fees and Expenses.

The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 2.  In accordance with Schedule 2, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement.  All such fees and expenses shall be paid by Parent.

Section 5.         Limitation of Escrow Agent’s Liability.

5.1      The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.  The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct.  In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone.  In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2      Parent and the Stockholders’ Representative, acting on behalf of the Company Securityholders hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder.  This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 6.         Termination.

This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Fund in accordance with Section 3 (the date of such release being referred to as the “Termination Date”).

Section 7.         Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement.  Such resignation shall take effect not less than 45 days after it is given to all the other parties hereto.  In such event, Parent may appoint a successor Escrow Agent (acceptable to the Stockholders’ Representative, acting reasonably).  If Parent fails to appoint a successor Escrow Agent within 20 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.  The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein.  The Escrow Agent shall act in accordance with written instructions from Parent and the Stockholders’ Representative as to the transfer of the Escrow Fund to a successor Escrow Agent.

Section 8.         Stockholders’ Representative.

8.1      Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor Stockholders’ Representative in accordance with the terms of the Merger Agreement, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Stockholders’ Representative to act on behalf of the Company Securityholders.

Section 9.         Miscellaneous.

9.1      Attorneys’ Fees.  In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.2      Notices.  Notice from a party to another party hereto relating to this Agreement shall be deemed effective if made in writing and delivered to the recipient’s address, or facsimile number set forth below by any of the following means:  (i) hand delivery, (ii) registered or certified mail, postage prepaid, with return receipt requested, (iii) Federal Express, Airborne Express, or like overnight courier service, or (iv) facsimile or other wire transmission showing the date of transmission thereon and followed by regular mail delivery of a copy thereof.  Notice made in accordance with this Section 9.2 shall be deemed delivered on receipt if delivered by hand or transmission if sent by facsimile or wire transmission, on the third Business Day after mailing if mailed by registered or certified mail, or the next Business Day after deposit with an overnight courier service if delivered for next day delivery.  Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt.

if to Parent:

Renaissance Acquisition Corp.
50 East Sample Road
Pompano Beach, Florida
Attn:  Barry W. Florescue
Fax: (954) 784-0534

with a copy, which shall not constitute notice, to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attn:  Charles I. Weissman, Esq.
Fax: (212) 698-3599

if to the Stockholders’ Representative:

The Gores Group LLC

10877 Wilshire Boulevard
18th Floor

Los Angeles, California 90024
Attn: Scott Honour

Fax: (310) 209-3310

with a copy, which shall not constitute notice, to:

Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Attn:  John J. Concannon III, Esq.
Fax:  (617) 951-8736

if to the Escrow Agent:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attn: Compliance Department
Fax:

9.3      Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.4      Counterparts and Exchanges by Facsimile or Other Electronic Transmission.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5      Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in New Castle County, Delaware for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any other party hereto.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each party hereto, to the extent permitted by applicable Law, hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2 above.  Nothing in this Section 9.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

9.6      Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.  The rights of a Company Securityholder under this Agreement may be assigned, delegated or transferred, in whole or in part, by each of the Company Securityholders to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of such Company Securityholder, or any other Person, managed fund or managed client account over which such Company Securityholder or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights.

9.7      Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.8      Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Stockholders’ Representative and the Escrow Agent; provided, however, that any amendment executed and delivered by the Stockholders’ Representative shall be deemed to have been approved by and duly executed and delivered by all of the Company Securityholders.

9.9      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.10      Parties in Interest.  Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

9.11      Entire Agreement.  This Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

9.12      Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH, THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF.

9.13      Tax Reporting Information.  Parent agrees to provide the Escrow Agent with a certified tax identification number for Parent and each of the Company Securityholders by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof.  The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.  For tax reporting purposes, all income earned from the investment of cash held in the Escrow Account in any tax year shall be allocated to the Company Securityholders.

9.14      Cooperation.  The Stockholders’ Representative, on behalf of the Company Securityholders, and Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, the Stockholders’ Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.15      Construction.

(a)      For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b)      The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)      As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)      Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

RENAISSANCE ACQUISITION CORP.,
a Delaware corporation

By:
Name:	Barry W. Florescue
Title:	Chief Executive Officer

THE GORES GROUP LLC,
solely in its capacity as Stockholders’ Representative

By:
Name:	Steven G. Eisner
Title:	Vice President

CONTINENTAL STOCK TRANSFER & TRUST
COMPANY, a New York corporation

By:
Name:	Mark B. Zimkind
Title:	Vice President

SCHEDULE 1

COMPANY SECURITYHOLDERS

Holder	Warrant Stock		EBITDA Stock		Additional Warrant Stock
	# of Shares	Cash for Fractional Shares	# of Shares	Cash for Fractional Shares	# of Shares	Cash for Fractional Shares
[Name] [Address]

SCHEDULE 2

ESCROW AGENT’S FEES AND EXPENSES

Monthly Fee for holding securities and/or cash:                                          $________ per month

Additional out of pocket expenses including postage and stationary:     Additional

EXHIBIT A

MERGER AGREEMENT

EXHIBIT B

FORM OF IRREVOCABLE PROXY

The undersigned stockholder of Renaissance Acquisition Corp., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes [any executive officer of the Company], and each of them, the attorneys and proxy of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of Common Stock, par value $0.0001 per share of the Company (the “Company Common Stock”) owned by the undersigned as of the date of this proxy or acquired after the date hereof that are held in escrow by Continental Stock Transfer & Trust Company (the “Escrowed Shares”), until such time as this Proxy terminates in accordance with its terms.  Upon the execution hereof, all prior proxies, if any, given by the undersigned with respect to any of the Escrowed Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Escrowed Shares.

This proxy is irrevocable and is coupled with an interest and is granted in connection with the Escrow Agreement, dated as of _________, 2009, by and among the Company, [The Gores Group LLC], in its capacity as Stockholders’ Representative, and the Escrow Agent.  Capitalized terms used but not otherwise defined in this proxy have the meanings ascribed to such terms in the Escrow Agreement.

The proxy named above will be empowered, and may exercise this proxy, to vote the shares of the Escrowed Shares on any matter on which the holders of Company Common Stock are entitled to vote, in the same proportion for or against such matter as all other shares voting on such matter.

Any obligation of the undersigned hereunder shall be binding upon the heirs, successors and assigns of the undersigned.

The undersigned agrees to execute and deliver at any time all such further instruments (including, without limitation, additional irrevocable proxies) as may be necessary or appropriate to carry out the intent of this proxy.

If any term, provision, covenant or restriction of this proxy is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this proxy shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

This proxy shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

         This proxy shall terminate with respect to each of the Escrowed Shares upon the date such Escrowed Share is released from the Escrow Account.

Dated:  _______________, 200__

Holder:

By:
Name:
Title:

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Renaissance’s amended and restated certificate of incorporation provides as follows:

“Section 8.1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution procedure, whether (a) civil, criminal, administrative, investigative or otherwise, (b) formal or informal or (c) to the extent permitted by Section 145(b) of the DCGL, by or in the right of the Corporation (collectively, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee or agent of the Corporation or in any other capacity while serving as such other director, manager, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Corporation against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys’ fees) and settlement amounts incurred or paid, in connection with any such proceeding, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Until such time as there has been a final judgment to the contrary, a person shall be presumed to be entitled to be indemnified under this Section 8.1. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, either rebut such presumption or create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein. If the DGCL is hereafter amended to provide for indemnification rights broader than those provided by this Section 8.1 then the persons referred to in this Section 8.1 shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as so amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment).”

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving company as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Renaissance’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, Renaissance has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Renaissance will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated as of September 13, 2008 by and among Renaissance Acquisition Corp., FCI Merger Sub I, Inc., FCI Merger Sub II, LLC, First Communications, Inc. and the Gores Group, LLC. (included as Annex A to the proxy statement/prospectus).**+

3.1	Amended and Restated Certificate of Incorporation of Renaissance Acquisition Corp. (post merger) (included as Annex B to the proxy statement/prospectus).**
3.2	Amended and Restated Certificate of Incorporation of Renaissance Acquisition Corp.*
3.3	Amended and Restated By-laws of Renaissance Acquisition Corp. (post merger).**
4.1	Specimen Unit Certificate.*
4.2	Specimen Common Stock Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Unit Purchase Option to be granted to Ladenburg Thalmann & Co. Inc.*
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
4.6	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant dated September 13, 2008.**
5.1	Form of Opinion of Dechert LLP.
10.1	Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and Barry W. Florescue.*

Exhibit No.	Description
10.2	Form of Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and Logan D. Delany, Jr.*
10.3	Form of Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and Stanley Kreitman.*
10.4	Form of Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and Charles W. Miersch.*
10.5	Form of Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and Morton Farber.*
10.6	Form of Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and RAC Partners LLC.*
10.7	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.8	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Renaissance Inside Stockholders.*
10.9	Form of Warrant Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Warrant Purchaser.*
10.10	Form of Letter Agreement between BMD Management Company, Inc. and Registrant regarding administrative support.*
10.11	Promissory Note, dated as of April 30, 2006, issued to Barry W. Florescue.*
10.12	Form of Registration Rights Agreement among the Registrant and the Renaissance Insider Stockholders.*
10.13	Subscription Agreement among the Registrant, RAC Partners LLC and Graubard Miller.*
10.14	Securities Exchange Agreement between the Registrant and certain holders of First Communications’ T2 and T3 warrants.
10.15	Voting Agreement among the Registrant, FCI Merger Sub I, Inc., FCI Merger Sub II, LLC, First Communications, Inc. and certain holders of the outstanding shares of First Communications, Inc.**
10.16	Form of Escrow Agreement among the Registrant, the Gores Group, LLC and the Escrow Agent named therein (included as Annex E to the proxy statement/prospectus).**
10.17	Side Letter between Barry W. Florescue and First Communications, Inc.**
10.18	Form of 2008 Equity Incentive Plan (included as Annex C to the proxy statement/prospectus).**
10.19	Employment Agreement among First Communications, Inc., First Communications, LLC and David Johnson, II.**
10.20	Employment Agreement among First Communications, Inc., First Communications, LLC and Joseph R. Morris.**
10.21	Employment Agreement among First Communications, Inc., First Communications, LLC and Raymond Hexamer.**
10.22	Employment Agreement among First Communications, Inc., First Communications, LLC and Richard J. Buyens.**
21.1	List of Subsidiaries of the Registrant.**
21.2	List of Subsidiaries of First Communications, Inc.**
23.1	Consent of Eisner LLP.
23.2	Consent of Frazier & Deeter, LLC.
23.3	Consent of Bober, Markey, Fedorovich & Company.
23.4	Consent of RubinBrown LLP.
23.5	Consent of Plante & Moran, PLLC.
23.6	Consent of Dechert LLP (incorporated by reference from Exhibit 5.1).
23.7	Consent of Houlihan Smith & Company, Inc.
24	Power of Attorney (included on signature page of this Registration Statement).**
99.1	Consent of Theodore V. Boyd (Director nominee).
99.2	Consent of Joseph R. Morris (Director nominee).

Exhibit No.	Description
99.3	Consent of Raymond Hexamer (Director nominee).
99.4	Consent of Marshall B. Belden Jr. (Director nominee).
99.5	Consent of Mark R. Stone (Director nominee).
99.6	Consent of Richard A. Bloom (Director nominee).**
99.7	Consent of Mark T. Clark (Director nominee).
99.8	Consent of Scott M. Honour (Director nominee).
99.9	Form of Post-Merger Compensation Committee Charter of Renaissance Acquisition Corp.**
99.10	Form of Audit Committee Charter.*
99.11	Form of Nominating Committee Charter.*
99.12	Form of Code of Ethics.*
99.13	Form of Proxy Card.

*	Incorporated by reference to Renaissance Acquisition Corp.’s Registration Statement on Form S-1 or amendments thereto (SEC File No. 333-134444).

**	Previously filed.

+	The schedules to the foregoing Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A list of the omitted schedules appears on page A-58 of Exhibit 2.1. The Registrant hereby agrees to furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the

applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(2)	The registrant undertakes that every prospectus:

(i)that is filed pursuant to paragraph (1) the immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1)	The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pompano Beach, state of Florida, on December 5, 2008.

Renaissance Acquisition Corp.
By: /s/ Barry W. Florescue
     Chief Executive Officer
 (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Position	Date
/s/ Barry W. Florescue	Chairman and Chief Executive Officer	December 5, 2008
Barry W. Florescue	(Principal Executive Officer Principal Financial and Accounting Officer)

*	Director	December 5, 2008
Logan D. Delany, Jr.

*	Director	December 5, 2008
Stanley Kreitman

*	Director	December 5, 2008
Morton Farber

*	Director	December 5, 2008
Charles W. Miersch

*By: /s/ Barry W. Florescue Name: Barry W. Florescue Title: Attorney-in-fact


EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated as of September 13, 2008 by and among Renaissance Acquisition Corp., FCI Merger Sub I, Inc., FCI Merger Sub II, LLC, FirstCommunications, Inc. and the Gores Group, LLC. (included as Annex A to the proxy statement/prospectus).**+

3.1	Amended and Restated Certificate of Incorporation of Renaissance Acquisition Corp. (post merger) (included as Annex B to the proxy statement/prospectus).**
3.2	Amended and Restated Certificate of Incorporation of Renaissance Acquisition Corp.*
3.3	Amended and Restated By-laws of Renaissance Acquisition Corp. (post merger).**
4.1	Specimen Unit Certificate.*
4.2	Specimen Common Stock Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Unit Purchase Option to be granted to Ladenburg Thalmann & Co. Inc.*
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
4.6	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant dated September 13, 2008.**
5.1	Form of Opinion of Dechert LLP.
10.1	Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and Barry W. Florescue.*
10.2	Form of Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and Logan D. Delany, Jr.*
10.3	Form of Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and Stanley Kreitman.*
10.4	Form of Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and Charles W. Miersch.*
10.5	Form of Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and Morton Farber.*
10.6	Form of Letter Agreement among the Registrant, Ladenburg Thalmann & Co. Inc. and RAC Partners LLC.*
10.7	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.8	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Renaissance Inside Stockholders.*
10.9	Form of Warrant Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Warrant Purchaser.*
10.10	Form of Letter Agreement between BMD Management Company, Inc. and Registrant regarding administrative support.*
10.11	Promissory Note, dated as of April 30, 2006, issued to Barry W. Florescue.*
10.12	Form of Registration Rights Agreement among the Registrant and the Renaissance Insider Stockholders.*
10.13	Subscription Agreement among the Registrant, RAC Partners LLC and Graubard Miller.*
10.14	Securities Exchange Agreement between the Registrant and certain holders of First Communications’ T2 and T3 warrants.
10.15	Voting Agreement among the Registrant, FCI Merger Sub I, Inc., FCI Merger Sub II, LLC, First Communications, Inc. and certain holders of the outstanding shares of First Communications, Inc.**
10.16	Form of Escrow Agreement among the Registrant, the Gores Group, LLC and the Escrow Agent named therein (included as Annex E to the proxy statement/prospectus).**
10.17	Side Letter between Barry W. Florescue and First Communications, Inc.**
10.18	Form of 2008 Equity Incentive Plan (included as Annex C to the proxy statement/prospectus).**

Exhibit No.	Description
10.19	Employment Agreement among First Communications, Inc., First Communications, LLC and David Johnson, II.**
10.20	Employment Agreement among First Communications, Inc., First Communications, LLC and Joseph R. Morris.**
10.21	Employment Agreement among First Communications, Inc., First Communications, LLC and Raymond Hexamer.**
10.22	Employment Agreement among First Communications, Inc., First Communications, LLC and Richard J. Buyens.**
21.1	List of Subsidiaries of the Registrant.**
21.2	List of Subsidiaries of First Communications, Inc.**
23.1	Consent of Eisner LLP.
23.2	Consent of Frazier & Deeter, LLC.
23.3	Consent of Bober, Markey, Fedorovich & Company.
23.4	Consent of RubinBrown LLP.
23.5	Consent of Plante & Moran, PLLC.
23.6	Consent of Dechert LLP (incorporated by reference from Exhibit 5.1).
23.7	Consent of Houlihan Smith & Company, Inc.
24	Power of Attorney (included on signature page of this Registration Statement).**
99.1	Consent of Theodore V. Boyd (Director nominee).
99.2	Consent of Joseph R. Morris (Director nominee).
99.3	Consent of Raymond Hexamer (Director nominee).
99.4	Consent of Marshall B. Belden Jr. (Director nominee).
99.5	Consent of Mark R. Stone (Director nominee).
99.6	Consent of Richard A. Bloom (Director nominee).**
99.7	Consent of Mark T. Clark (Director nominee).
99.8	Consent of Scott M. Honour (Director nominee).
99.9	Form of Post-Merger Compensation Committee Charter of Renaissance Acquisition Corp.**
99.10	Form of Audit Committee Charter.*
99.11	Form of Nominating Committee Charter.*
99.12	Form of Code of Ethics.*
99.13	Form of Proxy Card.

*	Incorporated by reference to Renaissance Acquisition Corp.’s Registration Statement on Form S-1 or amendments thereto (SEC File No. 333-134444).

**	Previously filed.

+	The schedules to the foregoing Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A list of the omitted schedules appears on page A-58 of Exhibit 2.1. The Registrant hereby agrees to furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.